Exhibit 4.1

                         Pooling and Servicing Agreement


==============================================================================


                DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION,
                                   Depositor,

                   KEYCORP REAL ESTATE CAPITAL MARKETS, INC.,
                               a Master Servicer,

                              CAPMARK FINANCE INC.,
                               a Master Servicer,

                               LNR PARTNERS, INC.,
                                Special Servicer,

                             WELLS FARGO BANK, N.A.,
                             Trustee and Custodian,

                                       and

                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
                   Certificate Administrator and Paying Agent

                  --------------------------------------------

                         POOLING AND SERVICING AGREEMENT

                           Dated as of August 1, 2007

                  --------------------------------------------

                                  COMM 2007-C9
                  Commercial Mortgage Pass-Through Certificates

                                TABLE OF CONTENTS


                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Defined Terms................................................
Section 1.02  Certain Calculations.........................................
Section 1.03  Certain Constructions........................................


                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01  Conveyance of Mortgage Loans; Assignment of Mortgage Loan
               Purchase Agreements.........................................
Section 2.02  Acceptance by Custodian and the Trustee......................
Section 2.03  Representations, Warranties and Covenants of the
               Depositor; Repurchase and Substitution of Mortgage Loans....
Section 2.04  Representations, Warranties and Covenants of the Master
               Servicers, the Special Servicer, the Certificate
               Administrator and the Trustee...............................
Section 2.05  Execution and Delivery of Certificates; Issuance of 135
               East 57th Street Loan REMIC Regular Interests and
               Lower-Tier Regular Interests................................
Section 2.06  Miscellaneous REMIC and Grantor Trust Provisions.............


                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF THE TRUST FUND

Section 3.01  Each Master Servicer to Act as a Master Servicer; Special
               Servicer to Act as Special Servicer; Administration of
               the Mortgage Loans and the Serviced Companion Loans.........
Section 3.02  Liability of each Master Servicer and the Special Servicer...
Section 3.03  Collection of Mortgage Loan and Serviced Companion Loan
               Payments....................................................
Section 3.04  Collection of Taxes, Assessments and Similar Items;
               Escrow Accounts.............................................
Section 3.05  Collection Accounts; Excess Liquidation Proceeds Account;
               Distribution Accounts; Class AM-FL Floating Rate
               Account; Class AJ-FL Floating Rate Account; Interest
               Reserve Account and Serviced Whole Loan Collection
               Accounts....................................................
Section 3.06  Permitted Withdrawals from the Collection Accounts, the
               Serviced Whole Loan Collection Accounts, the
               Distribution Accounts, the Class AM-FL Floating Rate
               Account and the Class AJ-FL Floating Rate Account; Trust
               Ledger......................................................
Section 3.07  Investment of Funds in the Collection Accounts, the
               Serviced Whole Loan Collection Accounts, the
               Distribution Accounts, the REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve
               Accounts....................................................
Section 3.08  Maintenance of Insurance Policies and Errors and
               Omissions and Fidelity Coverage.............................
Section 3.09  Enforcement of Due-on-Sale Clauses; Assumption
               Agreements; Defeasance Provisions...........................
Section 3.10  Appraisals; Realization upon Defaulted Mortgage Loans........
Section 3.11  Trustee to Cooperate; Release of Mortgage Files..............
Section 3.12  Servicing Fees, Trustee/Certificate Administrator Fees
               and Special Servicing Compensation..........................
Section 3.13  Reports to the Certificate Administrator; Collection
               Account Statements..........................................
Section 3.14  [Reserved]...................................................
Section 3.15  [Reserved]...................................................
Section 3.16  Access to Certain Documentation..............................
Section 3.17  Title and Management of REO Properties and REO Accounts......
Section 3.18  Sale of Specially Serviced Loans and REO Properties..........
Section 3.19  Additional Obligations of Each Master Servicer and the
               Special Servicer; Inspections...............................
Section 3.20  Authenticating Agent.........................................
Section 3.21  Appointment of Custodians....................................
Section 3.22  [Reserved]...................................................
Section 3.23  Lock-Box Accounts, Cash Collateral Accounts, Escrow
               Accounts and Reserve Accounts...............................
Section 3.24  Property Advances............................................
Section 3.25  Appointment of Special Servicer..............................
Section 3.26  Transfer of Servicing Between Each Master Servicer and
               the Special Servicer; Record Keeping; Asset Status Report...
Section 3.27  [Reserved]...................................................
Section 3.28  Limitations on and Authorizations of the Applicable
               Master Servicer and Special Servicer with Respect to
               Certain Mortgage Loans......................................
Section 3.29  Certain Rights and Obligations of the Special Servicer.......
Section 3.30  Modification, Waiver, Amendment and Consents.................
Section 3.31  Matters Relating to Certain Mortgage Loans...................
Section 3.32  Certain Intercreditor Matters Relating to the Serviced
               Whole Loans.................................................
Section 3.33  Rights of the Holders of the 60 Wall Street Whole Loan
               and the 85 Tenth Avenue Whole Loan..........................
Section 3.34  Rights of the Holders of the Ritz Carlton Key Biscayne
               Whole Loan..................................................
Section 3.35  Rights of the Holders of the USFS Industrial Distribution
               Portfolio Whole Loan........................................
Section 3.36  Rights of the Holders of the Georgian Towers Whole Loan......
Section 3.37  Rights of the Holders of the Mission Mayfield Downs Whole
               Loan and the Western Plaza Whole Loan.......................
Section 3.38  Certain Matters Related to the 135 East 57th Street
               Mortgage Loan...............................................
Section 3.39  Litigation Control...........................................
Section 3.40  Swap Agreements..............................................


                                   ARTICLE IV

                       DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01  Distributions................................................
Section 4.01A Distributions on the Class E57 Certificates..................
Section 4.02  Statements to Certificateholders; Reports by Certificate
               Administrator; Other Information Available to the
               Holders and Others..........................................
Section 4.03  Compliance with Withholding Requirements.....................
Section 4.04  REMIC Compliance.............................................
Section 4.05  Imposition of Tax on the Trust Fund..........................
Section 4.06  Remittances..................................................
Section 4.07  P&I Advances.................................................
Section 4.08  Grantor Trust Reporting......................................


                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates.............................................
Section 5.02  Registration, Transfer and Exchange of Certificates..........
Section 5.03  Mutilated, Destroyed, Lost or Stolen Certificates............
Section 5.04  Appointment of Paying Agent..................................
Section 5.05  Access to Certificateholders' Names and Addresses............
Section 5.06  Actions of Certificateholders................................


                                   ARTICLE VI

         THE DEPOSITOR, THE MASTER SERVICERS AND THE SPECIAL SERVICER

Section 6.01  Liability of the Depositor, the Master Servicers and the
               Special Servicer............................................
Section 6.02  Merger or Consolidation of either the Master Servicer, the Special Servicer or the Depositor.......................
Section 6.03  Limitation on Liability of the Depositor, the Master
               Servicers and Others........................................
Section 6.04  Limitation on Resignation of either Master Servicer and the Special Servicer; Termination of either Master
               Servicer and the Special Servicer...........................
Section 6.05  Rights of the Depositor and the Trustee in Respect of
               each Master Servicer and the Special Servicer...............
Section 6.06  The Master Servicers or Special Servicer as Owners of a
               Certificate.................................................
Section 6.07  Certain Matters Relating to the Non-Serviced Mortgage Loan...


                                   ARTICLE VII

                                     DEFAULT

Section 7.01  Events of Default............................................
Section 7.02  Trustee to Act; Appointment of Successor.....................
Section 7.03  Notification to Certificateholders and Other Persons.........
Section 7.04  Other Remedies of Trustee....................................
Section 7.05  Waiver of Past Events of Default; Termination................
Section 7.06  Trustee as Maker of Advances.................................


                                  ARTICLE VIII

             CONCERNING THE TRUSTEE AND CERTIFICATE ADMINISTRATOR

Section 8.01  Duties of Trustee and Certificate Administrator..............
Section 8.02  Certain Matters Affecting the Trustee and the Certificate
               Administrator...............................................
Section 8.03  Trustee Not Liable for Certificates or Mortgage Loans........
Section 8.04  Trustee and Certificate Administrator May Own Certificates...
Section 8.05  Payment of Trustee's and Certificate Administrator's Fees
               and Expenses; Indemnification...............................
Section 8.06  Eligibility Requirements for Trustee and Certificate
               Administrator...............................................
Section 8.07  Resignation and Removal of Trustee and Certificate
               Administrator...............................................
Section 8.08  Successor Trustee and Certificate Administrator..............
Section 8.09  Merger or Consolidation of Trustee or Certificate
               Administrator...............................................
Section 8.10  Appointment of Co-Trustee or Separate Trustee................


                                   ARTICLE IX

                                   TERMINATION

Section 9.01  Termination..................................................


                                    ARTICLE X

             EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 10.01 Intent of the Parties; Reasonableness........................
Section 10.02 Notification Requirements and Deliveries in Connection
               with securitization of a Serviced Companion Loan............
Section 10.03 Information to be Provided by each Master Servicer and the Special Servicer........................................
Section 10.04 Information to be Provided by the Trustee....................
Section 10.05 Filing Obligations...........................................
Section 10.06 Form 10-D Filings............................................
Section 10.07 Form 10-K Filings............................................
Section 10.08 Sarbanes-Oxley Certification.................................
Section 10.09 Form 8-K Filings.............................................
Section 10.10 Form 15 Filing; Incomplete Exchange Act Filings;
               Amendments to Exchange Act Reports..........................
Section 10.11 Annual Compliance Statements.................................
Section 10.12 Annual Reports on Assessment of Compliance with Servicing
               Criteria....................................................
Section 10.13 Annual Independent Public Accountants' Servicing Report......
Section 10.14 Exchange Act Reporting Indemnification.......................
Section 10.15 Amendments...................................................
Section 10.16 Exchange Act Report Signatures; Delivery of Notices;
               Interpretation of Grace Periods.............................
Section 10.17 Termination of the Certificate Administrator.................


                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

Section 11.01 Counterparts.................................................
Section 11.02 Limitation on Rights of Certificateholders...................
Section 11.03 Governing Law................................................
Section 11.04 Notices......................................................
Section 11.05 Severability of Provisions...................................
Section 11.06 Notice to the Depositor and Each Rating Agency...............
Section 11.07 Amendment....................................................
Section 11.08 Confirmation of Intent.......................................
Section 11.09 No Intended Third-Party Beneficiaries........................
Section 11.10 [Reserved]...................................................
Section 11.11 Entire Agreement.............................................
Section 11.12 Third Party Beneficiaries....................................


                                TABLE OF EXHIBITS

Exhibit A-1       Form of Class A-1 Certificate
Exhibit A-2       Form of Class A-2 Certificate
Exhibit A-3       Form of Class A-3 Certificate
Exhibit A-4       Form of Class A-AB Certificate
Exhibit A-5       Form of Class A-4 Certificate
Exhibit A-6       Form of Class A-1A Certificate
Exhibit A-7       Form of Class XP Certificate
Exhibit A-8       Form of Class XS Certificate
Exhibit A-9       Form of Class AM Certificate
Exhibit A-10      Form of Class AM-FL Certificate
Exhibit A-11      Form of Class AJ Certificate
Exhibit A-12      Form of Class AJ-FL Certificate
Exhibit A-13      Form of Class B Certificate
Exhibit A-14      Form of Class C Certificate
Exhibit A-15      Form of Class D Certificate
Exhibit A-16      Form of Class E Certificate
Exhibit A-17      Form of Class F Certificate
Exhibit A-18      Form of Class G Certificate
Exhibit A-19      Form of Class H Certificate
Exhibit A-20      Form of Class J Certificate
Exhibit A-21      Form of Class K Certificate
Exhibit A-22      Form of Class L Certificate
Exhibit A-23      Form of Class M Certificate
Exhibit A-24      Form of Class N Certificate
Exhibit A-25      Form of Class O Certificate
Exhibit A-26      Form of Class P Certificate
Exhibit A-27      Form of Class Q Certificate
Exhibit A-28      Form of Class S Certificate
Exhibit A-29      Form of Class E57-1 Certificate
Exhibit A-30      Form of Class E57-2 Certificate
Exhibit A-31      Form of Class E57-3 Certificate
Exhibit A-32      Form of Class T Certificate
Exhibit A-33      Form of Class R Certificate
Exhibit A-34      Form of Class LR Certificate
Exhibit B-1       Mortgage Loan Schedule
Exhibit B-2       Servicing Fee Rate Schedule
Exhibit C-1       Form of Transferee Affidavit
Exhibit C-2       Form of Transferor Letter
Exhibit D-1       Form of Investment Representation Letter
Exhibit D-2       Form of ERISA Representation Letter
Exhibit E         Form of Request for Release
Exhibit F         Securities Legend
Exhibit G         Form of Regulation S Transfer Certificate
Exhibit H         Form of Transfer Certificate for Exchange or Transfer from
                  Rule 144A Global Certificate to Regulation S Global
                  Certificate during the Restricted Period
Exhibit I         Form of Transfer Certificate for Exchange or Transfer from
                  Rule 144A Global Certificate to Regulation S Global
                  Certificate after the Restricted Period
Exhibit J         Form of Transfer Certificate for Exchange or Transfer from
                  Regulation S Global Certificate to Rule 144A Global
                  Certificate
Exhibit K         Form of Distribution Date Statement
Exhibit L         Form of Investor Certification
Exhibit M         Form of Sub-Servicer Backup Certification
Exhibit N         Form of Purchase Option Notice
Exhibit O         Form of Trustee Backup Certification
Exhibit P         Form of Certificate Administrator Backup Certification
Exhibit Q         Form of Master Servicer Backup Certification
Exhibit R         Form of Special Servicer Backup Certification
Exhibit S         Form of Notification from Custodian
Exhibit T-1       Form of Closing Date Trustee Certification
Exhibit T-2       Form of Post-Closing Trustee Certification
Exhibit U         Form of Notice to the Trustee from a Master Servicer
                  Regarding Defeasance of a Mortgage Loan
Exhibit V-1       Information Request Form
Exhibit V-2       Confidentiality Agreement
Exhibit W         Additional Disclosure Notification
Exhibit X         Loan Seller Sub-Servicers
Exhibit Y         Loans with Earnout/Holdback Provisions
Exhibit Z         Form of Depositor Certification

                               TABLE OF SCHEDULES

Schedule I        Class A-AB Planned Principal Balance Schedule
Schedule II       Servicing Criteria to be Addressed in Assessment of
                  Compliance
Schedule III      Additional Form 10-D Disclosure
Schedule IV       Additional Form 10-K Disclosure
Schedule V        Form 8-K Disclosure Information
Schedule VI       Class XP Reference Rates
Schedule VII      Directing Certificateholders
Schedule VIII     Capmark/GACC Mortgage Loans

            Pooling and Servicing Agreement, dated as of August 1, 2007, among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, KeyCorp Real Estate Capital Markets, Inc., as KRECM Master Servicer, Capmark Finance Inc., as Capmark Master Servicer, LNR Partners, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee and Custodian, and Deutsche Bank Trust Company Americas, as Certificate Administrator and Paying Agent.


                             PRELIMINARY STATEMENT:

      (Terms used but not defined in this Preliminary Statement shall have the meanings specified in Article I hereof)

            The Depositor intends to sell pass-through certificates to be issued hereunder in multiple Classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans.

            The segregated pool of assets consisting of the pooled and non-pooled components of the Mortgage Loan identified as Loan No. 10 on the Mortgage Loan Schedule (the "135 East 57th Street Mortgage Loan") and certain other related assets subject to this Agreement will be designated as the "135 East 57th Street Loan REMIC." The 135 East 57th Street Loan REMIC Pooled Regular Interest, the Class E57-1-NP Regular Interest, the Class E57-2-NP Regular Interest and the Class E57-3-NP Regular Interest will be the "regular interests" in the 135 East 57th Street Loan REMIC, will not be certificated and will be held by the Lower-Tier REMIC. The Class LR Certificates will represent the Class E57-R Interest, which is the sole class of "residual interests" in the 135 East 57th Street Loan REMIC.

            The Lower-Tier REMIC will hold the Mortgage Loans (other than the 135 East 57th Street Mortgage Loan) (exclusive of any Excess Interest), the 135 East 57th Street Loan REMIC Pooled Regular Interest, the Class E57-1-NP Regular Interest, the Class E57-2-NP Regular Interest and the Class E57-3-NP Regular Interest and certain other related assets subject to this Agreement, and will issue (i) the Lower-Tier Regular Interests set forth in the table below (the "Lower-Tier Regular Interests"), as classes of regular interests in the Lower-Tier REMIC, and (ii) the Class LTR Interest, which is the sole class of residual interests in the Lower-Tier REMIC and which will be represented by the Class LR Certificates.

            The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and certain other related assets subject to this Agreement and will issue the following Classes: the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AJ, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2 and Class E57-3 Certificates (the "Regular Certificates"), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest, which are designated as classes of regular interests, and the Class R Certificates, which are designated as the sole class of residual interests, in the Upper-Tier REMIC.

            The ownership interest in the 135 East 57th Street Mortgage Loan, as part of the 135 East 57th Street Loan REMIC related to the 135 East 57th Street Mortgage Loan, will be split into a senior undivided ownership interest in the portion of the 135 East 57th Street Loan REMIC (the "135 East 57th Street Pooled Trust Component") and three subordinate undivided ownership interests in the portion of the 135 East 57th Street Loan REMIC related to the 135 East 57th Street Loan, as set forth in the table below (the "135 East 57th Street Non-Pooled Trust Components" and together with the 135 East 57th Street Pooled Trust Component, the "135 East 57th Street Loan Components").

            The portion of the Trust Fund consisting of the Excess Interest and proceeds thereof in the Grantor Trust Distribution Account will be treated as a grantor trust (the "Class T Grantor Trust") for federal income tax purposes. The Class T Certificates will represent undivided beneficial interests in the Excess Interest and proceeds thereof.

            The portion of the Trust Fund consisting of the Class AM-FL Grantor Trust Assets and the proceeds thereof in the Class AM-FL Floating Rate Account shall be treated as a grantor trust (the "Class AM-FL Grantor Trust") for federal income tax purposes. The Class AM-FL Certificates will represent undivided beneficial interest in the Class AM-FL Grantor Trust. The portion of the Trust Fund consisting of the Class AJ-FL Grantor Trust Assets and the proceeds thereof in the Class AJ-FL Floating Rate Account shall be treated as a grantor trust (the "Class AJ-FL Grantor Trust") for federal income tax purposes. The Class AJ-FL Certificates will represent undivided beneficial interest in the Class AJ-FL Grantor Trust. As provided herein, the Certificate Administrator shall take all actions necessary to ensure that the portions of the Trust Fund consisting of the Grantor Trusts will each maintain its status as a "grantor trust" under federal income tax law and will not be treated as part of the Upper-Tier REMIC, Lower-Tier REMIC or 135 East 57th Street Loan REMIC.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 1 on the Mortgage Loan Schedule (the "60 Wall Street Mortgage Loan") also secures three companion mortgage loans to the same Borrower which are pari passu in right of payment to the 60 Wall Street Mortgage Loan (the "60 Wall Street Pari Passu Loans" and together with the 60 Wall Street Mortgage Loan, the "60 Wall Street Whole Loan"). The 60 Wall Street Whole Loan will be serviced pursuant to this Agreement and the 60 Wall Street Intercreditor Agreement, as and to the extent provided herein. Amounts attributable to the 60 Wall Street Pari Passu Loans will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the related Serviced Companion Loan Noteholders.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 2 on the Mortgage Loan Schedule (the "DDR Portfolio Mortgage Loan") also secures two companion loans to the same Borrower, which are pari passu in right of payment to the DDR Portfolio Mortgage Loan (the "DDR Portfolio Pari Passu Loans" and together with the DDR Portfolio Mortgage Loan, the "DDR Portfolio Whole Loan"). The DDR Portfolio Whole Loan will be serviced pursuant to (i) a separate pooling and servicing agreement (the Citigroup Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2007-C6 (the "CGCMT 2007-C6 Pooling and Servicing Agreement")), dated as of July 1, 2007, among Citigroup Commercial Mortgage Securities Inc., as depositor, Wachovia Bank, National Association, as master servicer no. 1 (in such capacity, such initial servicer or any successor thereto, the "CGCMT 2007-C6 Servicer"), Midland Loan Services, Inc., as master servicer no. 2, CWCapital Asset Management LLC, as initial special servicer (in such capacity, such initial special servicer or any successor thereto, the "CGCMT 2007-C6 Special Servicer") and Wells Fargo Bank, N.A., as initial trustee (in such capacity, such initial trustee or any successor thereto, the "CGCMT 2007-C6 Trustee") and (ii) the DDR Portfolio Intercreditor Agreement. Amounts attributable to the DDR Portfolio Pari Passu Loan will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the respective Companion Loan Noteholders.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 4 on the Mortgage Loan Schedule (the "Ritz Carlton Key Biscayne Mortgage Loan") also secures one separate mortgage loan to the related Borrower (the "Ritz Carlton Key Biscayne B Loan" or the "Ritz Carlton Key Biscayne Companion Loan" and together with the Ritz Carlton Key Biscayne Mortgage Loan, the "Ritz Carlton Key Biscayne Whole Loan") which is subordinate to the Ritz Carlton Key Biscayne Mortgage Loan. The Ritz Carlton Key Biscayne Whole Loan will be serviced pursuant to this Agreement and the Ritz Carlton Key Biscayne Intercreditor Agreement, as and to the extent provided herein and therein. Amounts attributable to the Ritz Carlton Key Biscayne Companion Loan will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the related Serviced Companion Loan Noteholder.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 5 on the Mortgage Loan Schedule (the "85 Tenth Avenue Mortgage Loan") also secures one companion mortgage loan to the same Borrower which is pari passu in right of payment to the 85 Tenth Avenue Mortgage Loan (the "85 Tenth Avenue Pari Passu Loan" and together with the 85 Tenth Avenue Mortgage Loan, the "85 Tenth Avenue Whole Loan"). The 85 Tenth Avenue Whole Loan will be serviced pursuant to this Agreement and the 85 Tenth Avenue Intercreditor Agreement, as and to the extent provided herein. Amounts attributable to the Serviced Companion Loans will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the related Serviced Companion Loan Noteholders.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 9 on the Mortgage Loan Schedule (the "USFS Industrial Distribution Portfolio Mortgage Loan") also secures five companion mortgage loans to the same Borrower which are pari passu in right of payment to the USFS Industrial Distribution Portfolio Mortgage Loan (the "USFS Industrial Distribution Portfolio Pari Passu Loans" and together with the USFS Industrial Distribution Portfolio Mortgage Loan, the "USFS Industrial Distribution Portfolio Whole Loan"). The USFS Industrial Distribution Portfolio Whole Loan will be serviced pursuant to this Agreement and the USFS Industrial Distribution Portfolio Intercreditor Agreement, as and to the extent provided herein. Amounts attributable to the USFS Industrial Distribution Portfolio Pari Passu Loans will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the related Serviced Companion Loan Noteholders.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 13 on the Mortgage Loan Schedule (the "Georgian Towers Mortgage Loan") also secures two separate mortgage loans to the related Borrower, one mortgage loan which is pari passu in right of payment to the Georgian Towers Mortgage Loan (the "Georgian Towers Pari Passu Loan") and one mortgage loan which is subordinate in right of payment to the Georgian Towers Mortgage Loan and Georgian Towers Pari Passu Loan (the "Georgian Towers B Loan" or the "Georgian Towers Companion Loan" and together with the Georgian Towers Mortgage Loan and the Georgian Towers Pari Passu Loan, the "Georgian Towers Whole Loan"). The Georgian Towers Whole Loan will be serviced pursuant to this Agreement and the Georgian Towers Intercreditor Agreement, as and to the extent provided herein and therein. Amounts attributable to the Georgian Towers Pari Passu Loan and the Georgian Towers B Loan will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the related Serviced Companion Loan Noteholder.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 42 on the Mortgage Loan Schedule, (the "Mission Mayfield Downs Mortgage Loan") also secures one separate mortgage loan to the related Borrower (the "Mission Mayfield Downs B Loan" or the "Mission Mayfield Downs Companion Loan" and together with the Mission Mayfield Downs Mortgage Loan, the "Mission Mayfield Downs Whole Loan") which is subordinate to the Mission Mayfield Downs Mortgage Loan. The Mission Mayfield Downs Whole Loan will be serviced pursuant to this Agreement and the Mission Mayfield Downs Intercreditor Agreement, as and to the extent provided herein and therein. Amounts attributable to the Mission Mayfield Downs B Loan will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the related Serviced Companion Loan Noteholder.

            The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 75 on the Mortgage Loan Schedule (the "Western Plaza Mortgage Loan") also secures one separate mortgage loan to the related Borrower (the "Western Plaza B Loan" or the "Western Plaza Companion Loan" and together with the Western Plaza Mortgage Loan, the "Western Plaza Whole Loan") which is subordinate to the Western Plaza Mortgage Loan. The Western Plaza Whole Loan will be serviced pursuant to this Agreement and the Western Plaza Intercreditor Agreement, as and to the extent provided herein and therein. Amounts attributable to the Western Plaza B Loan will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the related Serviced Companion Loan Noteholder.

            The following table sets forth the Certificate Balance or Notional Amount of each Class of Regular Certificates, the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest (collectively, the "Corresponding Certificates"), and the corresponding Lower-Tier Regular Interest (the "Corresponding Lower-Tier Regular Interest").

                                 Corresponding      Lower-Tier   Corresponding
                  Certificate     Lower-Tier          REMIC      Components of
Corresponding      Balance or       Regular         Principal       Class X
Certificates    Notional Amount  Interests(1)        Balance     Certificates(1)
------------- ------------------ -------------- --------------- ----------------
Class A-1        $26,500,000        LA-1-1         $23,050,000       XA-1-1
                                    LA-1-2          $1,311,000       XA-1-2
                                    LA-1-3          $2,139,000       XA-1-3
Class A-2       $160,400,000        LA-2-1         $43,117,000       XA-2-1
                                    LA-2-2         $58,641,000       XA-2-2
                                    LA-2-3         $51,598,000       XA-2-3
                                    LA-2-4          $7,044,000       XA-2-4
Class A-3        $55,700,000         LA-3          $55,700,000        XA-3
Class A-AB       $64,794,000         LA-AB         $64,794,000       XA-AB
Class A-4     $1,454,915,000         LA-4       $1,454,915,000        XA-4
Class A-1A      $257,556,000         LA-1A        $257,556,000       XA-1A
Class XP        $694,066,000                      $694,066,000
Class XS      $2,885,522,796                    $2,885,522,796
Class AM        $103,553,000          LAM         $103,553,000        XAM
Class
AM-FL(2)        $185,000,000        LAM-FL        $185,000,000       XAM-FL
Class AJ         $50,000,000          LAJ          $50,000,000        XAJ
AJ-FL(3)        $144,773,000        LAJ-FL        $144,773,000       XAJ-FL
Class B          $32,462,000          LB           $32,462,000         XB
Class C          $28,855,000          LC           $28,855,000         XC
Class D          $32,462,000          LD           $32,462,000         XD
Class E          $25,248,000          LE           $25,248,000         XE
Class F          $21,642,000          LF           $21,642,000         XF
Class G          $25,248,000          LG           $25,248,000         XG
Class H          $36,069,000          LH           $36,069,000         XH
Class J          $36,069,000          LJ           $36,069,000         XJ
Class K          $32,462,000          LK           $32,462,000         XK
Class L          $21,642,000         LL-1          $10,228,000        XL-1
                                     LL-2          $11,414,000        XL-2
Class M          $14,427,000          LM           $14,427,000         XM
Class N          $10,821,000         LN-1          $10,462,000        XN-1
                                     LN-2             $359,000        XN-2
Class O           $7,214,000          LO            $7,214,000         XO
Class P          $10,821,000          LP           $10,821,000         XP
Class Q           $7,213,000          LQ            $7,213,000         XQ
Class S          $39,676,796          LS           $39,676,796         XS
Class E57-1       $4,767,000        LE57-1          $4,767,000         NA
Class E57-2       $2,374,000        LE57-2          $2,374,000         NA
Class E57-3       $8,359,000        LE57-3          $8,359,000         NA

--------------
(1) The Lower-Tier Regular Interests and the Components of the Class X Certificates that correspond to any particular Class of Regular Certificates or the Class AM-FL Regular Interest or Class AJ-FL Regular Interest also correspond to each other and, accordingly, constitute the
      (i) "Corresponding Lower-Tier Regular Interests" and (ii) "Corresponding Components," respectively, with respect to each other.

(2) Represents the Class AM-FL Regular Interest. The Class AM-FL Certificates will have the same Stated Principal Balance as the Class AM-FL Regular Interest.

(3) Represents the Class AJ-FL Regular Interest. The Class AJ -FL Certificates will have the same Stated Principal Balance as the Class AJ -FL Regular Interest.

            The following table sets forth certain information regarding the 135 East 57th Street Mortgage Loan and the related 135 East 57th Street Loan
Components:

                                                      Original Component
                                   Corresponding     Principal Balance /
                                   135 East 57th      Original 135 East     Component     Corresponding
                                    Street Loan        57th Street Loan        Loan        Lower-Tier
  Corresponding 135 East 57th      REMIC Regular       REMIC Principal      Remittance    REMIC Regular    Related Class
     Street Loan Component            Interest             Balance           Rate(1)        Interest      of Certificates
-------------------------------   ----------------   --------------------   ----------    -------------   ---------------
  135 East 57th Street Pooled       Class E57-P
        Trust Component           Regular Interest            $69,500,000       5.4300%        N/A              N/A
135 East 57th Street Non-Pooled    Class E57-1-NP                                         Class E57-1-L
       Trust Component-1          Regular Interest             $4,767,000       5.4300%     Interest        Class E57-1
135 East 57th Street Non-Pooled    Class E57-2-NP                                         Class E57-2-L
       Trust Component-2          Regular Interest             $2,374,000       5.4300%     Interest        Class E57-2
135 East 57th Street Non-Pooled    Class E57-3-NP                                         Class E57-3-L
       Trust Component-3          Regular Interest             $8,359,000       5.4300%     Interest        Class E57-3

---------------
(1) Represents the Mortgage Rate per annum at which interest will accrue (prior to the application of the related Servicing Fee and Trustee/Certificate Administrator Fee) on the applicable 135 East 57th Street Loan Component based on the actual number of days elapsed and a 360-day year.

            The initial Certificate Balance of each of the Class R and Class LR Certificates is zero. Additionally, the Class R and Class LR Certificates do not have a Notional Balance. The Certificate Balance of any Class of Certificates outstanding at any time represents the maximum amount which holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided, however, that in the event that amounts previously allocated as Realized Losses to a Class of Certificates in reduction of the Certificate Balance thereof are subsequently recovered (including without limitation after the reduction of the Certificate Balance of such Class to zero), such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in
Section 4.01.

            As of the Cut-off Date, the Mortgage Loans (excluding the 135 East 57th Street Non-Pooled Trust Component) have an aggregate Stated Principal Balance equal to approximately $2,885,522,797. As of the Cut-off Date the 135 East 57th Street Non-Pooled Trust Component has a principal balance of $15,500,000.

            In consideration of the mutual agreements herein contained, the Depositor, each Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the other parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            Section 1.01 Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

            "10-K Filing Deadline": As defined in Section 10.7.

            "60 Wall Street Intercreditor Agreement": With respect to the 60 Wall Street Mortgage Loan and the 60 Wall Street Pari Passu Loans, that certain intercreditor agreement, dated as of June 6, 2007, by and among the initial holder of the 60 Wall Street Mortgage Loan and the initial holder of the 60 Wall Street Pari Passu Loans, as from time to time amended, supplemented or modified.

            "60 Wall Street Mortgage Loan": As defined in the preliminary statement herein.

            "60 Wall Street Pari Passu Loans": As defined in the preliminary statement herein.

            "60 Wall Street Whole Loan": As defined in the preliminary statement herein.

            "85 Tenth Avenue Intercreditor Agreement": With respect to the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu Loan, that certain intercreditor agreement, dated as of July 31, 2007, by and among the initial holder of the 85 Tenth Avenue Mortgage Loan and the 85 Tenth Avenue Pari Passu loan, as from time to time amended, supplemented or modified.

            "85 Tenth Avenue Mortgage Loan": As defined in the preliminary statement herein.

            "85 Tenth Avenue Pari Passu Loan": As defined in the preliminary statement herein.

            "85 Tenth Avenue Service Provider": With respect to the 85 Tenth Avenue Pari Passu Loan that has been deposited into a securitization trust, the related trustee, master servicer, special servicer, sub-servicer and any other Person that makes principal and/or interest advances in respect of such mortgage loan pursuant to the related pooling and servicing agreement.

            "85 Tenth Avenue Whole Loan": As defined in the preliminary statement herein.

            "135 East 57th Street Available Funds": For any Distribution Date with respects to amounts collected on the 135 East 57th Street Mortgage Loan, the sum of (i) all previously undistributed Monthly Payments or other receipts on account of principal and interest (including Unscheduled Payments and any Net REO Proceeds, if any, transferred from an REO Account pursuant to Section 3.17(b), but excluding any Excess Liquidation Proceeds) allocable to the 135 East 57th Street Mortgage Loan, received by or on behalf of the KRECM Master Servicer in the Collection Period relating to such Distribution Date, (ii) all P&I Advances made by the KRECM Master Servicer or the Trustee, as applicable, in respect of the 135 East 57th Street Mortgage Loan as of such Distribution Date,
(iii) all other amounts received by the KRECM Master Servicer in such Collection Period and required to be placed in the related Serviced Whole Loan Collection Account by the KRECM Master Servicer pursuant to Section 3.05 allocable to the 135 East 57th Street Mortgage Loan (and the portion of Loss of Value Payments with respect to the 135 East 57th Street Mortgage Loan deposited into the Collection Account pursuant to Section 3.06(f)), (iv) without duplication, any late Monthly Payments allocable to the 135 East 57th Street Mortgage Loan received after the end of the Collection Period relating to such Distribution Date but prior to the close of business on the Business Day prior to the related Servicer Remittance Date and (v) any Master Servicer Prepayment Interest Shortfalls remitted by the KRECM Master Servicer pursuant to Section 3.19(c) that are allocable to the 135 East 57th Street Mortgage Loan, but excluding the following:

            (a) amounts permitted to be used to reimburse the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, for previously unreimbursed Advances and Workout-Delayed Reimbursement Amounts and interest thereon as described in Section 3.06;

            (b) those portions of each payment of interest which represent the applicable Master Servicing Fee and Trustee/Certificate Administrator Fee and an amount representing any applicable Special Servicing Compensation, to the extent permitted to be withdrawn from funds allocable to the 135 East 57th Street Mortgage Loan pursuant to Section 3.06 hereof;

            (c) all amounts in the nature of late payment fees (to the extent not applied to the reimbursement of the Advance Interest Amount and/or Additional Trust Fund Expenses as provided in Section 3.06 hereof), Net Prepayment Interest Excess, Net Default Interest, extension fees, loan service transaction fees, demand fees, beneficiary statement charges, Assumption Fees and similar fees on the 135 East 57th Street Mortgage Loan, which the KRECM Master Servicer or the Special Servicer is entitled to retain as Servicing Compensation or Special Servicing Compensation, respectively;

            (d) all amounts representing the portion of scheduled Monthly Payments due after the related Due Date;

            (e) that portion of Net Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds which represents any unpaid Master Servicing Fee, Trustee/Certificate Administrator Fee and Special Servicing Compensation with respect to the 135 East 57th Street Mortgage Loan to which the Master Servicer, any sub-servicer, Certificate Administrator, Trustee and/or the Special Servicer are entitled, to the extent such funds with respect to the Mortgage Loan are permitted to be applied to pay such amount pursuant to Section 3.06 hereof;

            (f) all amounts representing certain expenses reimbursable or payable to the KRECM Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee with respect to the 135 East 57th Street Mortgage Loan to the extent permitted to be withdrawn pursuant to
      Section 3.06 hereof, and other amounts permitted to be retained by the KRECM Master Servicer or withdrawn by the KRECM Master Servicer from amounts in the related Serviced Whole Loan Collection Account (including any indemnities provided for herein), including interest thereon as expressly provided in this Agreement;

            (g) any interest or investment income on funds on deposit in the related Serviced Whole Loan Collection Account or any interest on Permitted Investments in which such funds may be invested;

            (h) all amounts received if the 135 East 57th Street Mortgage Loan was previously purchased, repurchased or replaced from the Trust Fund pursuant to Sections 2.03(d), 3.18 or 9.01 during the related Collection Period and subsequent to the date as of which the 135 East 57th Street Mortgage Loan was purchased or repurchased; and

            (i) the amount reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on the 135 East 57th Street Loan REMIC, the Upper-Tier REMIC or the Lower-Tier REMIC under the circumstances and to the extent described in Section 4.05.

            "135 East 57th Street Noteholder Cure Advance": As defined in
Section 3.39(f).

            "135 East 57th Street Noteholder Cure Event": As defined in Section 3.39(f).

            "135 East 57th Street Cure Option Notice": As defined in Section 3.39(f).

            "135 East 57th Street Cure Payment": As defined in Section 3.39(f).

            "135 East 57th Street Cure Rights": As defined in Section 3.39(f).

            "135 East 57th Street Event of Default": shall mean an "Event of Default" as defined in the Loan Documents related to the 135 East 57th Street Mortgage Loan.

            "135 East 57th Street Loan Components": As defined in the Preliminary Statement.

            "135 East 57th Street Loan REMIC": The segregated pool of assets subject hereto constituting a portion of the primary trust created hereby and to be administered hereunder with respect to which a separate REMIC election is to be made and consisting of: (i) the 135 East 57th Street Mortgage Loan as from time to time subject to this Agreement and all payments under and proceeds of the 135 East 57th Street Mortgage Loan received after the Cut-off Date, together with all documents included in the related Mortgage File; (ii) any REO Property related to the 135 East 57th Street Mortgage Loan; and (iii) proceeds of the foregoing in the applicable Collection Account, the Interest Reserve Account, the 135 East 57th Street Loan REMIC Distribution Account and the REO Account.

            "135 East 57th Street Loan REMIC Distribution Account": The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(b), which shall be entitled "Deutsche Bank Trust Company Americas, as Certificate Administrator, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass-Through Certificates, 135 East 57th Street Loan REMIC Distribution Account" and which must be an Eligible Account or a sub-account of an Eligible Account. The 135 East 57th Street Loan REMIC Distribution Account shall be an asset of the 135 East 57th Street Loan REMIC.

            "135 East 57th Street Loan REMIC Non-Pooled Regular Interests":
Collectively, the Class E57-1-NP Regular Interest, the Class E57-2-NP Regular Interest and the Class E57-3-NP Regular Interest.

            "135 East 57th Street Loan REMIC Pooled Regular Interest": The Class E57-P Regular Interest.

            "135 East 57th Street Loan REMIC Principal Balance": The principal amount of each 135 East 57th Street Loan REMIC Regular Interest outstanding as of any date of determination. As of the Closing Date, the 135 East 57th Street Loan REMIC Principal Balance of each 135 East 57th Street Loan REMIC Regular Interest shall equal the original 135 East 57th Street Loan REMIC Principal Balance set forth in the Preliminary Statement hereto. On each Distribution Date, the 135 East 57th Street Loan REMIC Principal Balance of the 135 East 57th Street Loan REMIC Regular Interests shall be permanently reduced by all distributions of principal deemed to have been made in respect of the 135 East 57th Street Loan REMIC Regular Interests on such Distribution Date pursuant to
Section 4.01A(a), and shall be further permanently reduced on such Distribution Date by all Realized Losses and Additional Trust Fund Expenses deemed to have been allocated thereto on such Distribution Date pursuant to Section 4.01A(a).

            "135 East 57th Street Loan REMIC Regular Interests": Collectively, the Class E57-P Regular Interest, the Class E57-1-NP Regular Interest, the Class E57-2-NP Regular Interest and the Class E57-3-NP Regular Interest.

            "135 East 57th Street Major Decisions" shall mean, with respect to the 135 East 57th Street Mortgage Loan, each of the following:

                  (i) consenting to any modification, amendment, workout, or waiver with respect to, the 135 East 57th Street Mortgage Loan that would result in the extension of the Maturity Date thereof, a reduction in the interest rate borne thereby, forgiveness of interest on, principal of, or the amount or timing of any payment due under the 135 East 57th Street Mortgage Loan, or consenting to any other modification or waiver of any other monetary term of the 135 East 57th Street Mortgage Loan;

                  (ii) consenting to any material amendment or modification of a non-monetary term or provision of the 135 East 57th Street Mortgage Loan;

                  (iii) consenting to any modification or amendment of, or
            waiver with respect to, the 135 East 57th Street Mortgage Loan that would result in a discounted pay-off of the 135 East 57th Street Mortgage Loan;

                  (iv) consenting to any proposed or actual foreclosure upon, or comparable conversion of (which may include acquisition of an REO Property), the ownership of any portion of the related Mortgaged Property and any other collateral securing the 135 East 57th Street Mortgage Loan or any acquisition of the related Mortgaged Property and any other collateral securing the 135 East 57th Street Mortgage Loan by deed-in-lieu of foreclosure, if the 135 East 57th Street Mortgage Loan is in default and such default is continuing or becomes subject to any other enforcement action under the related Loan Documents;

                  (v) consenting to any sale, encumbrance, or other transfer, of the related Mortgaged Property or the 135 East 57th Street Mortgage Loan (except as expressly permitted under the related Loan Documents);

                  (vi) making any decision to bring the related Mortgaged
            Property or related REO Property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the related Mortgaged Property or related REO Property;

                  (vii) selling the 135 East 57th Street Mortgage Loan for less than the then outstanding principal balance plus any accrued and unpaid interest;

                  (viii) consenting to any substitution, release or addition of collateral for the 135 East 57th Street Mortgage Loan or any release of the related Borrower or any guarantor under the 135 East 57th Street Mortgage Loan (other than if required in accordance with the terms of the 135 East 57th Street Mortgage Loan with no material discretion by the mortgagee or without the mortgagee's consent or upon satisfaction in full of the 135 East 57th Street Mortgage
            Loan); or any substitution of liens granted under the terms of the related Loan Documents in respect of such collateral;

                  (ix) consenting to any release of the related Borrower, any guarantor or other obligor from any liability with respect to the 135 East 57th Street Mortgage Loan or any modification to, waiver of any provision of, or release of any guaranty or indemnity agreement;

                  (x) making any determination to enforce or not to enforce a
            "due-on-sale" or "due-on-encumbrance" clause, including any transfer of direct or indirect interests in the related Borrower that requires the consent of the mortgagee;

                  (xi) any Transfer (as defined in the related Loan Documents)
            of all or a portion of the related Mortgaged Property and any direct or indirect ownership interest in the related Borrower (except as expressly permitted the related Loan Documents without the mortgagee's consent) or any consent to an assignment and assumption of the 135 East 57th Street Mortgage Loan pursuant to the related Loan Documents;

                  (xii) consenting to any incurrence of additional debt by the related Borrower or any additional mezzanine financing by any beneficial owner of the related Borrower (to the extent that the lender has consent rights pursuant to the related Loan Documents with respect thereto);

                  (xiii) voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related Borrower;

                  (xiv) consenting to any proposed modification or waiver of any material provision of the related Loan Documents governing the types, nature or amount of insurance coverage required to be obtained and maintained by the related Borrower;

                  (xv) approving any renewal or replacement of the then existing insurance policies (to the extent the mortgagee's approval is required under the related Loan Documents);

                  (xvi) approving the termination or replacement of a property manager or execution, termination, renewal or material modification of any property management agreement (or any other management related approvals), to the extent the mortgagee's approval is provided for under the related Loan Documents;

                  (xvii) approving any material releases of reserve funds or related letters of credit or adjustment to the amounts of reserve funds required under the related Loan Agreement with respect to the related Mortgaged Property not expressly required to be released or adjusted pursuant to the related Loan Documents without the consent of the mortgagee;

                  (xviii) consenting to, following an event of default, any
            exercise of remedies, including the acceleration of the 135 East 57th Street Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the related Loan Documents;

                  (xix) approving the settlement of any insurance claim for a cash payment that will be applied to the principal amount of the related Mortgage Loan (instead of rebuilding the related Mortgaged Property) if such repayment would not result in the payment in full of all amounts due and payable to the 135 East 57th Street Controlling Holder;

                  (xx) consenting to any waiver of amounts required to be
            deposited into escrow or reserve accounts under the related Loan Documents, or any modification or amendment of any related Loan Documents that would reduce the amount of funds required to be deposited into the reserve accounts established under the related Loan Documents (other than changes in the ordinary course of business of the amounts required to be deposited into escrow accounts for real estate taxes, insurance premiums or ground rents, if any or as otherwise permitted in the related Loan Documents);

                  (xxi) consenting to any amendment to the special purpose
            entity provisions in the related Loan Agreement;

                  (xxii) consenting to the subordination of the 135 East 57th
            Street Mortgage Loan to any other interest in the related Mortgaged Property; or subordination of any recorded document recorded in connection with the 135 East 57th Street Mortgage Loan;

                  (xxiii) consenting to the waiver of any of the extension
            conditions set forth in the related Loan Agreement; and

                  (xxiv) waiving any 135 East 57th Street Event of Default.

            "135 East 57th Street Monetary Event of Default": shall mean with respect to the 135 East 57th Street Mortgage Loan, any failure of the related Borrower to make any payment of principal or interest when due (taking into account any grace and cure periods) under the related Loan Documents which shall cease to exist when cured. In no event shall a 135 East 57th Street Monetary Event of Default include any imminent 135 East 57th Street Event of Default.

            "135 East 57th Street Mortgage Loan": As defined in the Preliminary Statement herein.

            "135 East 57th Street Non-Monetary Event of Default": shall mean with respect to the 135 East 57th Street Mortgage Loan, any failure of the related Borrower under the related Loan Documents which does not constitute a 135 East 57th Street Monetary Event of Default and which shall cease to exist when cured. In no event shall a 135 East 57th Street Non-Monetary Event of Default include any imminent 135 East 57th Street Event of Default.

            "135 East 57th Street Non-Pooled Component Rate": A per annum rate equal to 5.430%, accruing on an Actual/360 Basis..

            "135 East 57th Street Non-Pooled Trust Component": As defined in the Preliminary Statement.

            "135 East 57th Street Option Assets": As defined in Section 3.38(e).

            "135 East 57th Street Option Trigger": As defined in Section
3.38(e).

            "135 East 57th Street Par Purchase Price": shall mean with respect to each of the 135 East 57th Street Loan Components, the sum of:

                  (i) the Stated Principal Balance of the applicable 135 East
            57th Street Loan Component;

                  (ii) all accrued and unpaid interest on an amount equal to the amount specified in clause (i) above up to (but excluding) the last day of the underlying interest accrual period with respect to the Mortgage Loan in which such purchase occurs (or, if such purchase occurs on a date between the related Due Date and the Distribution Date, all accrued and unpaid interest on an amount equal to the amount specified in clause (i) above up to (but excluding) the last day of the next succeeding interest accrual period);

                  (iii) all related accrued and unpaid Servicing Compensation
            (other than the portion thereof paid from interest collected on the amount specified in clause (i) above) and unreimbursed Advances with interest thereon with respect to the 135 East 57th Street Mortgage Loan; and

                  (iv) if the 135 East 57th Street Par Purchase Price is being paid in connection with the exercise of a 135 East 57th Street Par Purchase Right more than 90 days following the commencement of the applicable 135 East 57th Street Par Purchase Right Period, an amount equal to the applicable Liquidation Fee.

            "135 East 57th Street Par Purchase Right": shall mean with respect to the 135 East 57th Street Mortgage Loan, any right of the Holders of the Class E57 Certificates to purchase the 135 East 57th Street Pooled Trust Component pursuant to Section 3.39.

            "135 East 57th Street Par Purchase Right Period": shall mean with respect to the 135 East 57th Street Mortgage Loan, the period commencing on the first day of the earliest occurring 135 East 57th Street Option Trigger and ending on the earliest of (ii) the date on which the foreclosure or comparable conversion of the related Mortgaged Property is completed and (iii) the 90th day following the purchase of the 135 East 57th Street Pooled Trust Component by a Holder or Holders of the Class E57 Certificates pursuant to Section 3.39.

            "135 East 57th Street Pooled Component Rate": A per annum rate equal to 5.430%, accruing on an Actual/360 Basis.

            "135 East 57th Street Pooled Trust Component": As defined in the Preliminary Statement.

            "135 East 57th Street Principal Distribution Amount": For any Distribution Date and in each case only to the extent of 135 East 57th Street Available Funds, an amount equal to (i) the sum of:

            (a) the principal component of all Monthly Payments due on or before the related Due Date (if received or advanced) with respect to the 135 East 57th Street Mortgage Loan if the 135 East 57th Street Mortgage Loan is delinquent in respect of its Balloon Payment;

            (b) the principal component of all Assumed Scheduled Payments due on or before the related Due Date (if received or advanced) with respect to the 135 East 57th Street Mortgage Loan;

            (c) the principal portion of any amount received if the 135 East 57th Street Mortgage Loan was, during the related Collection Period, repurchased from the Trust Fund in connection with a Breach or Defect pursuant to Section 2.03, purchased pursuant to Section 3.18, or purchased from the Trust Fund pursuant to Section 9.01;

            (d) the principal portion of Unscheduled Payments if the 135 East 57th Street Mortgage Loan was liquidated during the related Collection Period;

            (e) the principal component of all Balloon Payments and any other principal payment on the 135 East 57th Street Mortgage Loan received on or after the Maturity Date of the 135 East 57th Street Mortgage Loan, to the extent received during the related Collection Period;

            (f) all other Principal Prepayments received in the related Collection Period; and

            (g) any other full or partial recoveries in respect of principal, including Insurance Proceeds, Liquidation Proceeds and Net REO Proceeds received in the related Collection Period (including any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Serviced Whole Loan Collection Account pursuant to Section 3.06(f) during the related Collection Period); provided, however, that the Class E57 Principal Distribution Amount shall not include amounts allocated to the reimbursement of cure payments made by a Holder of Class E57 Certificates pursuant to Section 4.01(a);

as reduced by (ii) any (1) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the 135 East 57th Street Mortgage Loan, in a period during which such principal collections would have otherwise been included in the 135 East 57th Street Principal Distribution Amount for such Distribution Date and (2) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the 135 East 57th Street Mortgage Loan, in a period during which such principal collections would have otherwise been included in the 135 East 57th Street Principal Distribution Amount for such Distribution Date (provided, that, in the case of clauses (1) and (2) above, if any of the amounts that were reimbursed from principal collections on the 135 East 57th Street Mortgage Loan are subsequently recovered on the 135 East 57th Street Mortgage Loan, such recovery will increase the 135 East 57th Street Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

            "135 East 57th Street Purchase Notice": As defined in Section
3.38(e).

            "Act": The Securities Act of 1933, as it may be amended from time to time.

            "Actual/360 Basis": The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

            "Actual/360 Mortgage Loans": The Mortgage Loans indicated as such in the Mortgage Loan Schedule and any related Serviced Companion Loan.

            "Additional Form 10-D Disclosure": As defined in Section 10.06.

            "Additional Form 10-K Disclosure": As defined in Section 10.07.

            "Additional Servicer": Each Affiliate of the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Mortgage Loan Sellers or the Underwriters (other than an affiliate of any such party acting in the capacity of a Loan Seller Sub-Servicer), that Services any of the Mortgage Loans, and each Person, other than the Special Servicer, who is not an Affiliate of the Master Servicers, the Certificate Administrator, the Trustee, the Mortgage Loan Sellers or the Underwriters, who Services 10% or more of the Mortgage Loans (based on their Stated Principal Balance).

            "Additional Trust Fund Expense": Any expense incurred with respect to the Trust Fund and not otherwise included in the calculation of a Realized Loss that would result in the Holders of Regular Certificates receiving less than the full amount of principal and/or the Interest Accrual Amount to which they are entitled on any Distribution Date.

            "Advance": Any P&I Advance or Property Advance.

            "Advance Interest Amount": Interest at the Advance Rate on the aggregate amount of P&I Advances and Property Advances for which the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, has not been reimbursed and on Servicing Fees, Trustee/Certificate Administrator Fees or Special Servicing Compensation for which such Master Servicer, the Trustee or the Special Servicer, as applicable, has not been timely paid or reimbursed for the number of days from the date on which such Advance was made or such Servicing Fees, Trustee/Certificate Administrator Fees or Special Servicing Compensation were due to the date of payment or reimbursement of the related Advance or other such amount, less any amount of interest previously paid on such Advance or Servicing Fees, Trustee/Certificate Administrator Fees or Special Servicing Compensation; provided, that if, during any Collection Period in which an Advance was made, the related Borrower makes payment of an amount in respect of which such Advance was made with interest at the Default Rate, the Advance Interest Amount payable to the applicable Master Servicer, the Special Servicer or the Trustee shall be paid first, from the amount of Default Interest on the related Mortgage Loan by such Borrower, second, from late payment fees on the related Mortgage Loan by the related Borrower, and third, upon determining in accordance with the applicable Servicing Standard that such Advance Interest Amount is not recoverable from the amounts described in first or second, from other amounts on deposit in the KRECM Collection Account or Capmark Collection Account, as applicable, and if such funds are insufficient for such reimbursement then from the other Master Servicer's respective Collection Account.

            "Advance Rate": A per annum rate equal to the Prime Rate (as most recently published in the "Money Rates" section of The Wall Street Journal, New York edition, from time to time). Interest at the Advance Rate will accrue from (and including) the date on which the related Advance is made or the related expense incurred to (but excluding) the date on which such amounts are recovered out of amounts received on the Mortgage Loan as to which such Advances were made or servicing expenses incurred or the first Servicer Remittance Date after a determination of non-recoverability, as the case may be, is made, provided that such interest at the Advance Rate will continue to accrue to the extent funds are not available in the Collection Accounts for such reimbursement of such Advance. Notwithstanding the foregoing, with respect to any Mortgage Loan that has a grace period that expires after the Determination Date, such interest shall not begin to accrue until the day succeeding the expiration date of such grace period.

            "Adverse REMIC Event": Any action, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on "net income from foreclosure property").

            "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. The Trustee and the Certificate Administrator may obtain and rely on an Officer's Certificate of the applicable Master Servicer, the Special Servicer or the Depositor to determine whether any Person is an Affiliate of such party.

            "Affiliated Person": Any Person (other than a Rating Agency) involved in the organization or operation of the Depositor or an affiliate, as defined in Rule 405 of the Act, of such Person.

            "Agent Member": Members of, or Depository Participants in, the Depository.

            "Agreement": This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

            "Allocated Loan Amount": With respect to each Mortgaged Property, the portion of the principal amount of the related Mortgage Loan allocated to such Mortgaged Property in the applicable Mortgage, Loan Agreement or the Mortgage Loan Schedule.

            "Annual Compliance Report": A report consisting of an annual statement of compliance required by Section 10.12 hereof and an annual report of an Independent accountant required pursuant to Section 10.13 hereof.

            "Anticipated Repayment Date": With respect to any Mortgage Loan that is indicated on the Mortgage Loan Schedule as having a Revised Rate, the date upon which such Mortgage Loan commences accruing interest at such Revised Rate.

            "Anticipated Termination Date": Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c).

            "Applicable Monthly Payment": As defined in Section 4.06(a).

            "Applicable Procedures": As defined in Section 5.02(c)(ii)(A).

            "Applicable State and Local Tax Law": For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York, the State of California, the State of Minnesota and the State of Maryland and (b) such state or local tax laws whose applicability shall have been brought to the attention of the Certificate Administrator by either (i) an opinion of counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

            "Appraisal": An appraisal prepared by an Independent MAI appraiser with at least five years experience in properties of like kind and in the same area.

            "Appraisal Reduction Amount": For any Distribution Date and for any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or any Serviced Whole Loan, an amount calculated by the Special Servicer on a monthly basis by the first Determination Date following the date the Special Servicer receives the required Appraisal or performs the required Small Loan Appraisal Estimate equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan or the applicable Serviced Whole Loan over (b) the excess of (i) 90% of the sum of the appraised values (net of any prior mortgage liens but including all escrows and reserves (other than escrows and reserves for taxes and insurance)) of the related Mortgaged Properties securing such Mortgage Loan or the applicable Serviced Whole Loan as determined by Updated Appraisals obtained by the Special Servicer (the costs of which shall be paid by the applicable Master Servicer as a Property Advance) minus any downward adjustments the Special Servicer deems appropriate (without implying any duty to do so) based upon its review of the Appraisal and any other information it may deem appropriate (or, in the case of Mortgage Loans or Serviced Whole Loans having a Stated Principal Balance under $2,000,000, 90% of the sum of the Small Loan Appraisal Estimates of the related Mortgaged Properties (as described below)) over (ii) the sum of
(A) to the extent not previously advanced by the applicable Master Servicer or the Trustee, all unpaid interest on such Mortgage Loan or the applicable Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (or with respect to the applicable Serviced Whole Loan, the weighted average of the Mortgage Rate for the related Mortgage Loan(s) and Serviced Companion Loans),
(B) all unreimbursed Property Advances and the principal portion of all unreimbursed P&I Advances, and all unpaid interest on Advances at the Advance Rate, in respect of such Mortgage Loan or the applicable Serviced Whole Loan,
(C) any other unpaid Additional Trust Fund Expenses in respect of such Mortgage Loan or the applicable Serviced Whole Loan (but subject to the provisions of Section 1.02(e)) and (D) all currently due and unpaid real estate taxes, ground rents and assessments and insurance premiums (net of any escrows and reserves therefor) and all other amounts due and unpaid with respect to such Mortgage Loan or the applicable Serviced Whole Loan (which taxes, premiums (net of any escrows and reserves therefor) and other amounts have not been the subject of an Advance by the applicable Master Servicer, the Special Servicer or the Trustee, as applicable); provided, however, without limiting the Special Servicer's obligation to order and obtain such Appraisal, if the Special Servicer has not obtained the Updated Appraisal or Small Loan Appraisal Estimate, as applicable, referred to above within 60 days of the Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within 30 days of such Appraisal Reduction Event), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or the applicable Serviced Whole Loan until such time as such Updated Appraisal or Small Loan Appraisal Estimate referred to above is received and the Appraisal Reduction Amount is calculated. Notwithstanding the foregoing, within 60 days after the Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, 30 days) (A) with respect to Mortgage Loans (other than the Non-Serviced Mortgage Loan) or an applicable Serviced Whole Loan having a Stated Principal Balance of $2,000,000 or higher, the Special Servicer shall obtain an Updated Appraisal or (B) with respect to Mortgage Loans (other than the Non-Serviced Mortgage Loan) or an applicable Serviced Whole Loan having a Stated Principal Balance of less than $2,000,000, the Special Servicer, at its option, shall (i) provide a Small Loan Appraisal Estimate within the same time period as an Appraisal would otherwise be required and such Small Loan Appraisal Estimate shall be used in lieu of an Appraisal to calculate the Appraisal Reduction Amount for such Mortgage Loans or applicable Serviced Whole Loan; or (ii) with the consent of the Controlling Class Representative, obtain an Updated Appraisal. On the first Distribution Date occurring on or after the delivery of such Updated Appraisal or completion of such Small Loan Appraisal Estimate, as applicable, the Special Servicer shall adjust the Appraisal Reduction Amount to take into account such Updated Appraisal (regardless of whether the Updated Appraisal is higher or lower than the Small Loan Appraisal Estimate). Each Appraisal Reduction Amount shall also be adjusted to take into account any subsequent Small Loan Appraisal Estimate or Updated Appraisal, as applicable, and any annual letter updates, as of the date of each such subsequent Small Loan Appraisal Estimate, Updated Appraisal or letter update, as applicable. With respect to each Mortgage Loan that is cross-collateralized with any other Mortgage Loan, the value of each Mortgaged Property that is security for each Mortgage Loan in such cross-collateralized group, as well as the outstanding amounts under each such Mortgage Loan shall be taken into account when calculating such Appraisal Reduction Amount.

            At any time that an Appraisal Reduction Amount exists with respect to any Mortgage Loan (other than the Non-Serviced Mortgage Loan), the Controlling Class Representative (or the Class E57 Controlling Holder with respect to the 135 East 57th Street Mortgage Loan) may request the applicable Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee to obtain an Appraisal satisfactory to the Special Servicer that satisfies the requirements of an "Updated Appraisal" at the expense of the party requesting such Appraisal, and upon the written request of the Controlling Class Representative, the Special Servicer shall, subject to the applicable Servicing Standard, recalculate the Appraisal Reduction Amount in respect of such Mortgage Loan or the applicable Serviced Whole Loan based on such Appraisal (but subject to any downward adjustment by the Special Servicer as provided in the definition of Appraisal Reduction Amount) and shall notify the Certificate Administrator, the Trustee, the applicable Master Servicer, the Controlling Class Representative and the Directing Certificateholder of such recalculated Appraisal Reduction Amount.

            Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan (other than the Non-Serviced Mortgage Loan) or a Serviced Whole Loan or the related REO Property will be reduced to zero as of the date the related Mortgage Loan or Serviced Whole Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund.

            Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the mortgage loans that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced Whole Loan shall be deemed allocated, first, to the related B Loan (if any), up to the outstanding principal balance thereof, if any, and, then, to the Mortgage Loan, or, in the case of a Serviced Whole Loan with one or more Serviced Pari Passu Companion Loan(s), pro rata, to the Mortgage Loan and any related Serviced Pari Passu Companion Loans based on each such loan's outstanding principal balance.

            Any Appraisal Reduction Amount in respect of the 135 East 57th Street Mortgage Loan shall be deemed allocated, first, to Class E57-3 Certificates, up to the Certificate Balance of such Class, second, to the Class E57-2 Certificates, up to the Certificate Balance of such Class, third, to the Class E57-1 Certificates, up to the Certificate Balance of such Class, and, finally, to the Sequential Pay Certificates (other than the Class AM-FL Certificates and the Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest, in reverse sequential order.

            Any Appraisal Reduction Amount in respect of the DDR Portfolio Mortgage Loan shall be calculated by the CGCMT 2007-C6 Special Servicer in accordance with and pursuant to the terms of the CGCMT 2007-C6 Pooling and Servicing Agreement.

            "Appraisal Reduction Event": With respect to any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan, the first Distribution Date following the earliest of (i) the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan, (ii) the 90th day following the occurrence of any uncured Delinquency in Monthly Payments with respect to such Mortgage Loan or Serviced Whole Loan, (iii) receipt of notice that the related Borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or 60 days after the Borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed, (iv) the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes a Serviced REO Property, (v) the 60th day after the third anniversary of any extension of a Mortgage Loan or a Serviced Whole Loan and (vi) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided, however, if (a) the related Borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the applicable Master Servicer, who shall promptly deliver a copy to the Special Servicer and the Controlling Class Representative within 30 days after the default), (b) the related Borrower continues to make its Assumed Scheduled Payment, (c) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan and (d) the Controlling Class Representative consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date; and provided, further, if the related Borrower has delivered to the applicable Master Servicer, who shall promptly deliver a copy to the Special Servicer and the Controlling Class Representative, on or before the 60th day after the related Maturity Date, a refinancing commitment reasonably acceptable to the Special Servicer and the Controlling Class Representative, and the Borrower continues to make its Assumed Scheduled Payments (and no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related Maturity Date and
(2) the termination of the refinancing commitment. The Special Servicer shall notify the applicable Master Servicer promptly upon the occurrence of any of the foregoing events with respect to any Specially Serviced Loan.

            "ARD Loan": Any Mortgage Loan the terms of which provide that if, after an Anticipated Repayment Date, the borrower has not prepaid such Mortgage Loan in full, any principal outstanding on that date will accrue interest at the Revised Rate rather than the Initial Rate.

            "Asset Status Report": As defined in Section 3.26(f).

            "Assignment of Leases, Rents and Profits": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

            "Assignment of Mortgage": An Assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

            "Assumed Scheduled Payment": With respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan (including, in the case of the 135 East 57th Street Mortgage Loan, the 135 East 57th Street Non-Pooled Trust Component) on the related Due Date (or portion thereof not received), based on the constant Monthly Payment that would have been due on such Mortgage Loan on the related Due Date based on the constant payment required by the related Note or the amortization or payment schedule thereof (as calculated with interest at the related Mortgage Rate) (if any), assuming such Balloon Payment had not become due, after giving effect to any prior modification, and (b) interest at the applicable Net Mortgage Pass-Through Rate.

            "Assumption Fees": Any fees collected by the applicable Master Servicer or the Special Servicer in connection with an assumption or modification of a Mortgage Loan or a Serviced Whole Loan or substitution of a Borrower (or an interest therein) thereunder (in each case, as set forth in the related Loan Documents) permitted to be executed under the provisions of this Agreement.

            "Authenticating Agent": Any authenticating agent appointed by the Certificate Administrator pursuant to Section 3.20.

            "Available Funds": For a Distribution Date (and with respect to the 135 East 57th Street Mortgage Loan, only considering amounts allocable to the 135 East 57th Street Pooled Trust Component pursuant to Section 3.38(h)), the sum of (i) all previously undistributed Monthly Payments or other receipts on account of principal and interest (including Unscheduled Payments and any Net REO Proceeds, if any, transferred from an REO Account pursuant to Section 3.17(b), but excluding any Excess Liquidation Proceeds and payments received from the Class AM-FL Swap Counterparty and the Class AJ-FL Swap Counterparty) on or in respect of the Mortgage Loans, received by or on behalf of the applicable Master Servicer in the Collection Period relating to such Distribution Date,
(ii) all P&I Advances made by the applicable Master Servicer or the Trustee, as applicable, in respect of the Mortgage Loans as of such Distribution Date, (iii) all other amounts received by the applicable Master Servicer in such Collection Period (including the portion of Loss of Value Payments deposited into its Collection Account pursuant to Section 3.06(f)) and required to be placed in the applicable Collection Account by the applicable Master Servicer pursuant to
Section 3.05, (iv) without duplication, any late Monthly Payments on or in respect of the Mortgage Loans received after the end of the Collection Period relating to such Distribution Date but prior to the close of business on the Business Day prior to the related Servicer Remittance Date, (v) any Master Servicer Prepayment Interest Shortfalls remitted by the applicable Master Servicer to its Collection Account and (vi) with respect to the Distribution Date in March of each calendar year (or February if the final Distribution Date occurs in such month), the Withheld Amounts deposited in the Interest Reserve Account by the Certificate Administrator in accordance with Section 3.05(g); but excluding the following:

            (a) amounts permitted to be used to reimburse the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, for previously unreimbursed Advances and Workout-Delayed Reimbursement Amounts and interest thereon as described in Section 3.06;

            (b) those portions of each payment of interest which represent the applicable Servicing Fee and Trustee/Certificate Administrator Fee and an amount representing any applicable Special Servicing Compensation;

            (c) all amounts in the nature of late payment fees (to the extent not applied to the reimbursement of the Advance Interest Amount and/or Additional Trust Fund Expenses as provided in Section 3.06 hereof), Net Prepayment Interest Excess, Net Default Interest, extension fees, loan service transaction fees, demand fees, beneficiary statement charges, Assumption Fees and similar fees on the Mortgage Loans, which the applicable Master Servicer or the Special Servicer is entitled to retain as Servicing Compensation or Special Servicing Compensation, respectively;

            (d) all amounts representing scheduled Monthly Payments on Mortgage Loans due after the related Due Date;

            (e) that portion of Net Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds with respect to a Mortgage Loan which represents any unpaid Servicing Fee, Trustee/Certificate Administrator Fee and Special Servicing Compensation, to which the applicable Master Servicer, any sub-servicer, Trustee, Certificate Administrator and/or the Special Servicer are entitled;

            (f) all amounts representing certain fees and expenses, including indemnity amounts, reimbursable or payable to the applicable Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee and other amounts permitted to be retained by the applicable Master Servicer or withdrawn by such Master Servicer from its Collection Account to the extent expressly set forth in this Agreement (including, without limitation, as provided in Section 3.06 and including any indemnities provided for herein), including interest thereon as expressly provided in this Agreement;

            (g) any interest or investment income on funds on deposit in the applicable Collection Account or any interest on Permitted Investments in which such funds may be invested;

            (h) all amounts received with respect to each Mortgage Loan previously purchased, repurchased or replaced from the Trust Fund pursuant to Sections 2.03(d), 3.18 or 9.01 during the related Collection Period and subsequent to the date as of which such Mortgage Loan was purchased, repurchased or replaced;

            (i) the amount reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC or the 135 East 57th Street Loan REMIC under the circumstances and to the extent described in Section 4.05;

            (j) Excess Interest;

            (k) Prepayment Premiums and Yield Maintenance Charges with respect to the Mortgage Loans; and

            (l) with respect to the Distribution Date occurring in (A) January of each calendar year that is not a leap year and (B) February of each calendar year, in each case, unless such Distribution Date is the final Distribution Date, the Withheld Amounts deposited in the Interest Reserve Account by the Certificate Administrator in accordance with Section 3.05(g).

            "B Loan": The Ritz Carlton Key Biscayne B Loan, the Georgian Towers B Loan, the Mission Mayfield Downs B Loan and the Western Plaza B Loan, each of which are identified in the Preliminary Statement, as applicable and as the context may require.

            "Balloon Loan": Any Mortgage Loan or Serviced Whole Loan that requires a payment of principal on the maturity date in excess of its constant Monthly Payment.

            "Balloon Payment": With respect to each Balloon Loan, the scheduled payment of principal due on the Maturity Date (less principal included in the applicable amortization schedule or scheduled Monthly Payment).

            "Base Interest Fraction": With respect to any Principal Prepayment on any Mortgage Loan and any of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AJ, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates, the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest, a fraction (not greater than 1) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the yield rate (as provided by the applicable Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such Principal Prepayment and (b) whose denominator is the amount, if any, by which the (i) Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the applicable Master Servicer) used in calculating the Prepayment Premium or Yield Maintenance Charge, as applicable, with respect to such Principal Prepayment; provided, however, that if such yield rate is greater than or equal to the lesser of (x) the Mortgage Rate on such Mortgage Loan and
(y) the Pass-Through Rate described in clause (a)(i) above, then the Base Interest Fraction shall be zero.

            "Beneficial Owner": With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository) with respect to such Classes. Each of the Trustee, the Certificate Administrator and the applicable Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person provide evidence at its expense of its status as a Beneficial Owner hereunder.

            "Book-Entry Certificate" shall mean any Certificate registered in the name of the Depository or its nominee.

            "Borrower": With respect to any Mortgage Loan, Companion Loan or Serviced Whole Loan, any obligor or obligors on any related Note or Notes.

            "Borrower Account": As defined in Section 3.07(a).

            "Breach": As defined in Section 2.03(d).

            "Business Day": Any day other than (i) a Saturday or a Sunday, (ii) a legal holiday in New York, New York, Columbia, Maryland, Santa Ana, California or the principal cities in which either Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator conduct servicing or trust operations or (iii) a day on which banking institutions or savings associations in New York, New York, Columbia, Maryland, Santa Ana, California or the principal cities in which either Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator conduct servicing or trust operations are authorized or obligated by law or executive order to be closed.

            "Capmark": Capmark Finance Inc., a California corporation.

            "Capmark/GACC Mortgage Loans": Those certain Mortgage Loans set forth on Schedule VIII attached hereto that were originated by Capmark (or an affiliate thereof) and sold to GACC in March 2007, that were then sold to the Depositor pursuant to the GACC Purchase Agreement.

            "Capmark Collection Account": The trust account or accounts created and maintained by the Capmark Master Servicer pursuant to Section 3.05(a), which shall be entitled "Capmark Finance Inc., for the benefit of Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass-Through Certificates, Collection Account" and which must be an Eligible Account.

            "Capmark Indemnification Agreement": The agreement dated as of August 6, 2007 from the Capmark Seller to the Depositor and the Underwriters.

            "Capmark Master Servicer": Capmark, in its capacity as Master Servicer with respect to all of the Mortgage Loans sold to the Depositor by Capmark Finance Inc. (other than the DDR Portfolio Mortgage Loan) and the Capmark/GACC Mortgage Loans, or its successors.

            "Capmark Mortgage Loans": Each Mortgage Loan transferred and assigned to the Depositor pursuant to the Capmark Purchase Agreement.

            "Capmark Purchase Agreement": The Mortgage Loan Purchase Agreement, dated and effective the Closing Date, between the Capmark Seller and the Depositor.

            "Capmark Seller": Capmark, in its capacity as a Mortgage Loan Seller, or its successors.

            "Capmark Servicing Standard": With respect to the Capmark Master Servicer, shall mean to diligently service and administer the applicable Mortgage Loans on behalf of, and in the best interest of, and for the benefit of, the Certificateholders, the related Mortgage Loan documents, the Pooling and Servicing Agreement and applicable law, and, to the extent consistent with the foregoing, further as follows: (a) with the same care, skill and diligence as is normal and usual in the Capmark Master Servicer's servicing activities on behalf of third parties or on behalf of itself, whichever is higher, with respect to comparable mortgage loans, (b) with a view to the timely collection of all scheduled payments of principal and interest on the applicable Mortgage Loans and (c) without regard to: (i) any relationship that the Capmark Master Servicer or any Affiliate thereof may have with a related borrower; (ii) ownership of any Certificate or Serviced Companion Loan or related mezzanine loan by it or any of its affiliates; (iii) its obligations to make Advances or to incur servicing expenses; (iv) the adequacy of its compensation for its services, or its right to receive reimbursement of costs or (v) the obligation of the Capmark Master Servicer or any Affiliate thereof to repurchase or substitute for a Mortgage Loan as Mortgage Loan Seller.

            "Cash Collateral Account": With respect to any Mortgage Loan or Serviced Whole Loan that has a Lock-Box Account, any account or accounts created pursuant to the related Mortgage, Loan Agreement, Cash Collateral Account Agreement or other Loan Document into which the Lock-Box Account monies are swept on a regular basis for the benefit of the Trustee as successor to the related Mortgage Loan Seller. Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon in accordance with the terms of the related Mortgage Loan or Serviced Whole Loan. Each Master Servicer shall be permitted to make withdrawals therefrom for deposit into its Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable. To the extent not inconsistent with the terms of the related Loan Documents, each such Cash Collateral Account shall be an Eligible Account.

            "Cash Collateral Account Agreement": With respect to any Mortgage Loan or Serviced Whole Loan, the cash collateral account agreement, if any, between the related Originator and the related Borrower, pursuant to which the related Cash Collateral Account, if any, may have been established.

            "Certificate": Any Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R or Class LR Certificate issued, authenticated and delivered hereunder.

            "Certificate Administrator": Deutsche Bank Trust Company Americas, a New York banking corporation, in its capacity as Certificate Administrator, or its successor in interest, or any successor Certificate Administrator appointed as herein provided.

            "Certificate Balance": With respect to any Class of Certificates (other than the Class XS, Class XP, Class AM-FL, Class AJ-FL, Class T, Class R and Class LR Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Balance of such Class, as specified in the Preliminary Statement hereto, (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Certificates on the Distribution Date immediately prior to such date of determination less any distributions allocable to principal and any allocations of Realized Losses made thereon on such prior Distribution Date. The Certificate Balance of the Class AM-FL Certificates shall be equal at all times to the Certificate Balance of the Class AM-FL Regular Interest. The Certificate Balance of the Class AJ-FL Certificates shall be equal at all times to the Certificate Balance of the Class AJ-FL Regular Interest.

            "Certificate Custodian": Initially, the Certificate Administrator; thereafter, any other Certificate Custodian acceptable to the Depository and selected by the Certificate Administrator.

            "Certificate Register" and "Certificate Registrar": The register maintained and the registrar appointed pursuant to Section 5.02.

            "Certificateholder": The Person whose name is registered in the Certificate Register subject to the following:

            (a) except as provided in clauses (b) and (d), for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate beneficially owned by the Depositor, each Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, a Manager or a Borrower or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of any thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained;

            (b) for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificates beneficially owned by each Master Servicer or the Special Servicer or an Affiliate thereof shall be deemed to be outstanding, unless such amendment relates to compensation of the applicable Master Servicer or the Special Servicer or benefits such Master Servicer or the Special Servicer (in its capacity as such) or any Affiliate thereof (other than solely in its capacity as Certificateholder) in any material respect, in which case such Certificates shall be deemed not to be outstanding;

            (c) except as provided in clause (d) below, for purposes of obtaining the consent of Certificateholders to any action proposed to be taken by the Special Servicer with respect to a Specially Serviced Loan, any Certificates beneficially owned by the Special Servicer or an Affiliate thereof shall be deemed not to be outstanding;

            (d) for the purpose of exercising its rights as a member of the Controlling Class or as a Controlling Class Representative (if applicable), any Certificate beneficially owned by a Master Servicer, the Special Servicer or an Affiliate thereof will be deemed outstanding; and

            (e) for purposes of providing or distributing any reports, statements or other information required or permitted to be provided to a Certificateholder hereunder, a Certificateholder shall include any Beneficial Owner, or (subject to a confidentiality agreement attached hereto as Exhibit V) any Person identified by a Beneficial Owner as a prospective transferee of a Certificate beneficially owned by such Beneficial Owner, but only if the Certificate Administrator or another party hereto furnishing such report, statement or information has been provided with the name of the Beneficial Owner of the related Certificate or the Person identified as a prospective transferee thereof. For purposes of the foregoing, the Depositor, the applicable Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Paying Agent or other such Person may rely, without limitation, on a Depository Participant listing from the Depository or statements furnished by a Person that on their face appear to be statements from a Depository Participant to such Person indicating that such Person beneficially owns Certificates.

            "Certifying Person": As defined in Section 10.08.

            "Certifying Servicer": As defined in Section 10.11.

            "CGCMT 2007-C6 Pooling and Servicing Agreement": As defined in the preliminary statement.

            "CGCMT 2007-C6 Servicer": As defined in the preliminary statement.

            "CGCMT 2007-C6 Special Servicer": As defined in the preliminary statement.

            "CGCMT 2007-C6 Trustee": As defined in the preliminary statement.

            "Class": With respect to the Certificates, all of the Certificates bearing the same alphabetical and numerical Class designation and each separately designated 135 East 57th Street Loan REMIC Regular Interest, Lower-Tier Regular Interest, the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest.

            "Class A-1 Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-1 hereto.

            "Class A-1 Pass-Through Rate": A per annum rate equal to 5.428%.

            "Class A-1A Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-6 hereto.

            "Class A-1A Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class A-2 Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-2 hereto.

            "Class A-2 Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 5.811% and (ii) the Weighted Average Net Mortgage Pass-Through Rate.

            "Class A-3 Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-3 hereto.

            "Class A-3 Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class A-4 Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-5 hereto.

            "Class A-4 Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class A-AB Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-4 hereto.

            "Class A-AB Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class AJ Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-11 hereto.

            "Class AJ Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 5.650% and (ii) the Weighted Average Net Mortgage Pass-Through Rate.

            "Class AJ-FL Available Funds": With respect to any Distribution Date, will equal (a) the sum of (i) the total amount of all principal and/or interest distributions on or in respect of the Class AJ-FL Regular Interest with respect to such Distribution Date and (ii) the amounts, if any, received from the Class AJ-FL Swap Counterparty pursuant to the Class AJ-FL Swap Contract for such Distribution Date, less (b) with respect to interest distributions, all regularly scheduled fixed interest amounts (prior to the termination of the Class AJ-FL Swap Contract or prior to the occurrence and during the continuance of a Class AJ-FL Swap Default, exclusive of any Yield Maintenance Charges allocated in respect of the Class AJ-FL Regular Interest) required to be paid to the Class AJ-FL Swap Counterparty pursuant to the Class AJ-FL Swap Contract for such Distribution Date.

            "Class AJ-FL Certificate": Any of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-12 hereto.

            "Class AJ-FL Distribution Conversion": With respect to any Distribution Date (i) upon the occurrence and during the continuation of a Class AJ-FL Swap Default while the Certificate Administrator on behalf of the Trust is pursuing remedies under the Class AJ-FL Swap Contract pursuant to Section 3.41 or (ii) immediately upon and following the termination of the Class AJ-FL Swap Contract until a replacement Class AJ-FL Swap Contract is entered into, if any, the conversion of distributions on the Class AJ-FL Certificates from distributions based, in part, on floating interest payments from the Class AJ-FL Swap Counterparty under the Class AJ-FL Swap Contract to distributions based solely on fixed interest distributions in respect of the Class AJ-FL Regular Interest, as specified in Section 4.01(m).

            "Class AJ-FL Fixed Amount": The "Fixed Amount" as defined in the Class AJ-FL Swap Contract.

            "Class AJ-FL Fixed Swap Payment": With respect to any Distribution Date, the Class AJ-FL Fixed Amount required to be paid to the Class AJ-FL Swap Counterparty by the Trust under the Class AJ-FL Swap Contract.

            "Class AJ-FL Floating Amount": The "Floating Amount" as defined in the Class AJ-FL Swap Contract.

            "Class AJ-FL Floating Rate Account": The segregated non-interest bearing trust account or accounts created and maintained as a separate account or accounts (or as a sub-account of the Distribution Account) by the Certificate Administrator pursuant to Section 3.05(d), which shall be entitled "Deutsche Bank Trust Company Americas, as Certificate Administrator, for the benefit of the Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass Through Certificates, Class AJ-FL Floating Rate Account," and which must be an Eligible Account (or a sub-account of an Eligible Account). The Class AJ-FL Floating Rate Account shall not be an asset of any Trust REMIC formed hereunder.

            "Class AJ-FL Floating Swap Payment": With respect to any Distribution Date, the Class AJ-FL Floating Amount required to be paid to the Trust by the Class AJ-FL Swap Counterparty under the Class AJ-FL Swap Contract.

            "Class AJ-FL Grantor Trust": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which are the Class AJ-FL Grantor Trust Assets.

            "Class AJ-FL Grantor Trust Assets": The segregated pool of assets consisting of the Class AJ-FL Regular Interest, the Class AJ-FL Swap Contract, the Class AJ-FL Floating Rate Account and the proceeds thereof, the beneficial ownership of which is represented by the Class AJ-FL Certificates.

            "Class AJ-FL Interest Distribution Amount": With respect to any Distribution Date, an amount equal to (a) the sum of (i) amounts in respect of interest received in respect of the Class AJ-FL Regular Interest for such Distribution Date, (ii) the Class AJ-FL Floating Swap Payment and (iii) any Class AJ-FL Swap Termination Fees, provided no replacement Class AJ-FL Swap Contract has been entered into prior to such Distribution Date, less (b) the Class AJ-FL Fixed Swap Payment for such Distribution Date.

            "Class AJ-FL Net Swap Payment": With respect to the related Interest Accrual Period, the excess, if any of (i) the Class AJ-FL Fixed Swap Payment over (ii) the Class AJ-FL Floating Swap Payment.

            "Class AJ-FL Pass-Through Rate": With respect to any Distribution Date for which a Class AJ-FL Distribution Conversion has not occurred and is not continuing, a per annum rate equal to LIBOR plus 0.690%, and with respect to any Distribution Date on which a Class AJ-FL Distribution Conversion has occurred and is continuing, a per annum rate equal to the Class AJ-FL Regular Interest Pass-Through Rate.

            "Class AJ-FL Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the amount of principal allocated pursuant to Section 4.01 in respect of the Class AJ-FL Regular Interest on such Distribution Date.

            "Class AJ-FL Regular Interest": The uncertificated interest in the Upper-Tier REMIC, designated as "Class AJ-FL," constituting a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

            "Class AJ-FL Regular Interest Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 5.650% and
(ii) the Weighted Average Net Mortgage Pass-Through Rate.

            "Class AJ-FL Swap Contract": The 1992 ISDA Master Agreement (Multi-Currency Cross Border) together with the related schedule, confirmation and any annexes thereto, dated as of August 14, 2007, by and among the Class AJ-FL Swap Counterparty and the Certificate Administrator, solely in its capacity as Certificate Administrator, on behalf of the Trust, or any replacement interest rate swap agreement entered into by the Certificate Administrator in accordance with this Agreement.

            "Class AJ-FL Swap Counterparty": Deutsche Bank AG, New York Branch, or its successor in interest or any Swap Counterparty under a replacement Class AJ-FL Swap Contract.

            "Class AJ-FL Swap Default": Any failure on the part of the Class AJ-FL Swap Counterparty to (i) make a required payment under the Class AJ-FL Swap Contract, as and when due thereunder, or (ii) the occurrence of any early termination date as designated under the Class AJ-FL Swap Contract.

            "Class AJ-FL Swap Termination Fees": Any fees or expenses payable by the Class AJ-FL Swap Counterparty to the Trust in connection with a Class AJ-FL Swap Default, termination of the Class AJ-FL Swap Contract or liquidation of the Class AJ-FL Swap Contract, as specified in the Class AJ-FL Swap Contract.

            "Class AM-FL Available Funds": With respect to any Distribution Date, will equal (a) the sum of (i) the total amount of all principal and/or interest distributions on or in respect of the Class AM-FL Regular Interest with respect to such Distribution Date and (ii) the amounts, if any, received from the Class AM-FL Swap Counterparty pursuant to the Class AM-FL Swap Contract for such Distribution Date, less (b) with respect to interest distributions, all regularly scheduled fixed interest amounts (prior to the termination of the Class AM-FL Swap Contract or prior to the occurrence and during the continuance of a Class AM-FL Swap Default, exclusive of any Yield Maintenance Charges allocated in respect of the Class AM-FL Regular Interest) required to be paid to the Class AM-FL Swap Counterparty pursuant to the Class AM-FL Swap Contract for such Distribution Date.

            "Class AM-FL Certificate": Any of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-10 hereto.

            "Class AM-FL Distribution Conversion": With respect to any Distribution Date (i) upon the occurrence and during the continuation of a Class AM-FL Swap Default while the Certificate Administrator on behalf of the Trust is pursuing remedies under the Class AM-FL Swap Contract pursuant to Section 3.41 or (ii) immediately upon and following the termination of the Class AM-FL Swap Contract until a replacement Class AM-FL Swap Contract is entered into, if any, the conversion of distributions on the Class AM-FL Certificates from distributions based, in part, on floating interest payments from the Class AM-FL Swap Counterparty under the Class AM-FL Swap Contract to distributions based solely on fixed interest distributions in respect of the Class AM-FL Regular Interest, as specified in Section 4.01(l).

            "Class AM-FL Fixed Amount": The "Fixed Amount" as defined in the Class AM-FL Swap Contract.

            "Class AM-FL Fixed Swap Payment": With respect to any Distribution Date, the Class AM-FL Fixed Amount required to be paid to the Class AM-FL Swap Counterparty by the Trust under the Class AM-FL Swap Contract.

            "Class AM-FL Floating Amount": The "Floating Amount" as defined in the Class AM-FL Swap Contract.

            "Class AM-FL Floating Rate Account": The segregated non-interest bearing trust account or accounts created and maintained as a separate account or accounts (or as a sub-account of the Distribution Account) by the Certificate Administrator pursuant to Section 3.05(d), which shall be entitled "Deutsche Bank Trust Company Americas, as Certificate Administrator, for the benefit of the Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass Through Certificates, Class AM-FL Floating Rate Account," and which must be an Eligible Account (or a sub-account of an Eligible Account). The Class AM-FL Floating Rate Account shall not be an asset of any Trust REMIC formed hereunder.

            "Class AM-FL Floating Swap Payment": With respect to any Distribution Date, the Class AM-FL Floating Amount required to be paid to the Trust by the Class AM-FL Swap Counterparty under the Class AM-FL Swap Contract.

            "Class AM-FL Grantor Trust": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which are the Class AM-FL Grantor Trust Assets.

            "Class AM-FL Grantor Trust Assets": The segregated pool of assets consisting of the Class AM-FL Regular Interest, the Class AM-FL Swap Contract, the Class AM-FL Floating Rate Account and the proceeds thereof, the beneficial ownership of which is represented by the Class AM-FL Certificates.

            "Class AM-FL Interest Distribution Amount": With respect to any Distribution Date, an amount equal to (a) the sum of (i) amounts in respect of interest received in respect of the Class AM-FL Regular Interest for such Distribution Date, (ii) the Class AM-FL Floating Swap Payment and (iii) any Class AJ-FL Swap Termination Fees, provided no replacement Class AM-FL Swap Contract has been entered into prior to such Distribution Date, less (b) the Class AM-FL Fixed Swap Payment for such Distribution Date.

            "Class AM-FL Net Swap Payment": With respect to the related Interest Accrual Period, the excess, if any of (i) the Class AM-FL Fixed Swap Payment over (ii) the Class AM-FL Floating Swap Payment.

            "Class AM-FL Pass-Through Rate": With respect to any Distribution Date for which a Class AM-FL Distribution Conversion has not occurred and is not continuing, a per annum rate equal to LIBOR plus 0.640%, and with respect to any Distribution Date on which a Class AM-FL Distribution Conversion has occurred and is continuing, a per annum rate equal to the Class AM-FL Regular Interest Pass-Through Rate.

            "Class AM-FL Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the amount of principal allocated pursuant to Section 4.01 in respect of the Class AM-FL Regular Interest on such Distribution Date.

            "Class AM-FL Regular Interest": The uncertificated interest in the Upper-Tier REMIC, designated as "Class AM-FL," constituting a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

            "Class AM-FL Regular Interest Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 5.650% and
(ii) the Weighted Average Net Mortgage Pass-Through Rate.

            "Class AM-FL Swap Contract": The 1992 ISDA Master Agreement (Multi-Currency Cross Border) together with the related schedule, confirmation and any annexes thereto, dated as of August 14, 2007, by and among the Class AM-FL Swap Counterparty and the Certificate Administrator, solely in its capacity as Certificate Administrator, on behalf of the Trust, or any replacement interest rate swap agreement entered into by the Certificate Administrator in accordance with this Agreement.

            "Class AM-FL Swap Counterparty": Deutsche Bank AG, New York Branch, or its successor in interest or any Swap Counterparty under a replacement Class AM-FL Swap Contract.

            "Class AM-FL Swap Default": Any failure on the part of the Class AM-FL Swap Counterparty to (i) make a required payment under the Class AM-FL Swap Contract, as and when due thereunder, or (ii) the occurrence of any early termination date as designated under the Class AM-FL Swap Contract.

            "Class AM-FL Swap Termination Fees": Any fees or expenses payable by the Class AM-FL Swap Counterparty to the Trust in connection with a Class AM-FL Swap Default, termination of the Class AM-FL Swap Contract or liquidation of the Class AM-FL Swap Contract, as specified in the Class AM-FL Swap Contract.

            "Class AM Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-9 hereto.

            "Class AM Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the lesser of (i) 5.650% and (ii) the Weighted Average Net Mortgage Pass-Through Rate.

            "Class B Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-13 hereto.

            "Class B Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class C Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-14 hereto.

            "Class C Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class D Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-15 hereto.

            "Class D Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class E Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-16 hereto.

            "Class E Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class E57 Available Distribution Amount": The portion of the 135 East 57th Street Available Funds allocated to the Non-Pooled Trust Component pursuant to Section 3.38(h).

            "Class E57 Certificates": Collectively, the Class E57-1, Class E57-2 and Class E57-3 Certificates.

            "Class E57 Control Appraisal Event": With respect to each Class of Class E57 Certificates will be deemed to be occurring at any time if (i) the initial Certificate Balance of such Class of Class E57 Certificates, as reduced by any payments of principal (whether as scheduled amortization, principal prepayments or otherwise) allocated to such Class of Class E57 Certificates and any Appraisal Reduction Amounts and Realized Losses allocated to such Class of Class E57 Certificates, is less than 25% of the initial Certificate Balance of such Class of Class E57 Certificates, as reduced by any payments of principal (whether as scheduled amortization, principal prepayments or otherwise allocated to such Class of E57 Certificates); provided that no Class E57 Control Appraisal Event will be deemed to exist if the holder of the applicable Class E57 Certificates exercises its cure rights pursuant to Section 3.38(f) (subject to the limitations contained therein), or (ii) if the holder of a Class E57 Certificate is an affiliate of the related borrower.

            "Class E57 Controlling Holder": The holder(s) of a majority of the Class E57-3 Certificates except during the occurrence of a Class E57 Control Appraisal Event with respect to the Class E57-3 Certificates, in which case, the holder(s) of a majority of the Class E57-2 Certificates except during the occurrence of a Class E57 Control Appraisal Event with respect to the Class E57-2 Certificates, in which case, the holder(s) of a majority of Class E57-1 Certificates until the occurrence of a Class E57 Control Appraisal Event with respect to the Class E57-1 Certificates, in which case there will be no Class E57 Controlling Holder for the purposes of this Agreement.

            "Class E57 Excess Prepayment Interest Shortfall": As defined in
Section 4.01A(f).

            "Class E57 Interest Accrual Amount": With respect to any Distribution Date and the Class E57 Certificates, an amount equal to interest for the related Interest Accrual Period at the Class E57 Pass-Through Rate on the related Certificate Balance outstanding immediately prior to such Distribution Date minus the amount of the Class E57 Excess Prepayment Interest Shortfall with respect to such Distribution Date. Calculations of interest due in respect of the Class E57 Certificates shall be made on the basis of a 360-day year consisting of twelve 30-day months.

            "Class E57 Lower-Tier Regular Interest": Any of the Class E57-1-L Interest, Class E57-2-L Interest and Class E57-3-L Interest.

            "Class E57 Principal Distribution Amount": For any Distribution Date the portion of the 135 East 57th Street Principal Distribution Amount allocated to the 135 East 57th Street Non-Pooled Trust Component pursuant to Section 3.38(h).

            "Class E57 Realized Loss": In the case of the Class E57 Certificates, the amount, if any, by which (i) the aggregate Certificate Balance of the Class E57 Certificates after giving effect to distributions of principal on such Distribution Date exceeds (ii) the principal balance of the 135 East 57th Street Non-Pooled Trust Component (for purposes of this calculation only, not giving effect to any reductions of the principal balance of the 135 East 57th Street Non-Pooled Trust Component for principal payments allocable to the 135 East 57th Street Non-Pooled Trust Component that were used to reimburse the KRECM Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) immediately following the Determination Date preceding such Distribution Date.

            "Class E57-1 Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-29 hereto and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions entitled to certain payments on the 135 East 57th Street Non-Pooled Trust Component.

            "Class E57-1 Pass-Through Rate": A per annum rate equal to 5.430% (computed on an Actual/360 Basis) (minus the Master Servicing Fee Rate and Trustee/Certificate Administrator Fee Rate), converted to the annualized rate of interest at which interest would have to accrue on the principal balance of such Certificates (on the basis of a 360-day year consisting of twelve 30-day months). The Class E57-1 Pass-Through Rate for the initial Distribution Date shall be a per annum rate equal to 5.5794%.

            "Class E57-1-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01A.

            "Class E57-1-NP Regular Interest": An uncertificated regular interest in the 135 East 57th Street Loan REMIC that (i) corresponds to the 135 East 57th Street Non-Pooled Trust Component-1, (ii) is held as an asset of the Lower-Tier REMIC and (iii) has the original 135 East 57th Street Loan REMIC Principal Balance as set forth in the Preliminary Statement hereto and bears interest at the related Component Loan Remittance Rate (minus the Servicing Fee Rate and the Trustee/Certificate Administrator Fee Rate).

            "Class E57-2 Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-30 hereto and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions entitled to certain payments on the 135 East 57th Street Non-Pooled Trust Component.

            "Class E57-2 Pass-Through Rate": A per annum rate equal to 5.430% (computed on an Actual/360 Basis) (minus the Master Servicing Fee Rate and Trustee/Certificate Administrator Fee Rate), converted to the annualized rate of interest at which interest would have to accrue on the principal balance of such Certificates (on the basis of a 360-day year consisting of twelve 30-day months). The Class E57-2 Pass-Through Rate for the initial Distribution Date shall be a per annum rate equal to 5.5794%.

            "Class E57-2-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01A.

            "Class E57-2-NP Regular Interest": An uncertificated regular interest in the 135 East 57th Street Loan REMIC that (i) corresponds to the 135 East 57th Street Non-Pooled Trust Component-2, (ii) is held as an asset of the Lower-Tier REMIC and (iii) has the original 135 East 57th Street Loan REMIC Principal Balance as set forth in the Preliminary Statement hereto and bears interest at the related Component Loan Remittance Rate (minus the Servicing Fee Rate and the Trustee/Certificate Administrator Fee Rate).

            "Class E57-3 Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-31 hereto and evidencing a "regular interest" in the Upper-Tier REMIC for purposes of the REMIC Provisions entitled to certain payments on the 135 East 57th Street Non-Pooled Trust Component.

            "Class E57-3 Pass-Through Rate": A per annum rate equal to 5.430% (computed on an Actual/360 Basis) (minus the Master Servicing Fee Rate and Trustee/Certificate Administrator Fee Rate), converted to the annualized rate of interest at which interest would have to accrue on the principal balance of such Certificates (on the basis of a 360-day year consisting of twelve 30-day months). The Class E57-1 Pass-Through Rate for the initial Distribution Date shall be a per annum rate equal to 5.5794%.

            "Class E57-3-L Interest": A regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01A.

            "Class E57-3-NP Regular Interest": An uncertificated regular interest in the 135 East 57th Street Loan REMIC that (i) corresponds to the 135 East 57th Street Non-Pooled Trust Component-3, (ii) is held as an asset of the Lower-Tier REMIC and (iii) has the original 135 East 57th Street Loan REMIC Principal Balance as set forth in the Preliminary Statement hereto and bears interest at the related Component Loan Remittance Rate (minus the Servicing Fee Rate and the Trustee/Certificate Administrator Fee Rate).

            "Class E57-P Regular Interest"; An uncertificated regular interest in the 135 East 57th Street Loan REMIC that (i) corresponds to the 135 East 57th Street Pooled Trust Component, (ii) is held as an asset of the Lower-Tier REMIC and (iii) has the original 135 East 57th Street Loan REMIC Principal Balance as set forth in the Preliminary Statement hereto and bears interest at the Net Mortgage Pass-Through Rate of the 135 East 57th Street Pooled Trust Component.

            "Class E57-R Interest": The sole class of "residual interest" in the 135 East 57th Street Loan REMIC, which will be represented by the Class LR Certificates.

            "Class F Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-17 hereto.

            "Class F Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class G Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-18 hereto.

            "Class G Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class H Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-19 hereto.

            "Class H Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class Interest Shortfall": On any Distribution Date for any Class of Certificates, the amount of interest required to be distributed to the Holders of such Class pursuant to Section 4.01(b) on such Distribution Date minus the amount of interest actually distributed to such Holders pursuant to such Section, if any.

            "Class J Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-20 hereto.

            "Class J Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class K Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-21 hereto.

            "Class K Pass-Through Rate": A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

            "Class L Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-22 hereto.

            "Class L Pass-Through Rate": A per annum rate equal to the lesser of 5.239% and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class LA-1A Interest," "Class LA-1 Interest," "Class LA-1-2 Interest," "Class LA-1-3 Interest," "Class LA-2-1 Interest," "Class LA-2-2 Interest," "Class LA-2-3 Interest," "Class LA-2-4 Interest," "Class LA-3 Interest," "Class LA-4 Interest," "Class LA-AB Interest," "Class LAM Interest," "Class LAM-FL Interest," "Class LAJ Interest," "Class LAJ-FL Interest," "Class LB Interest," "Class LC Interest," "Class LD Interest," "Class LE Interest," "Class LF Interest," "Class LG Interest," "Class LH Interest," "Class LJ Interest," "Class LK Interest," "Class LL-1 Interest," "Class LL-2 Interest," "Class LM Interest," "Class LN-1 Interest," "Class LN-2 Interest," "Class LO Interest," "Class LP Interest," "Class LQ Interest," "Class LS Interest," "Class LE57-1 Interest," "Class LE57-2 Interest," "Class LE57-3 Interest": Each, a regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01.

            "Class LR Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-34 hereto. The Class LR Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

            "Class LTR Interest": The sole class of "residual interest" in the Lower-Tier REMIC, which will be represented by the Class LR Certificates.

            "Class M Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-23 hereto.

            "Class M Pass-Through Rate": A per annum rate equal to the lesser of 5.239% and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class N Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-24 hereto.

            "Class N Pass-Through Rate": A per annum rate equal to the lesser of 5.239% and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class O Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-25 hereto.

            "Class O Pass-Through Rate": A per annum rate equal to the lesser of 5.239% and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class P Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-26 hereto.

            "Class P Pass-Through Rate": A per annum rate equal to the lesser of 5.239% and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class Q Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-27 hereto.

            "Class Q Pass-Through Rate": A per annum rate equal to the lesser of 5.239% and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class S Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-28 hereto.

            "Class S Pass-Through Rate": A per annum rate equal to the lesser of 5.239% and the Weighted Average Net Mortgage Pass-Through Rate.

            "Class R Certificate": Any one of the Certificates executed and authenticated by the Certificate Administrator or the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-33 hereto. The Class R Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

            "Class T Certificate": A Certificate designated as "Class T" on the face thereof, in the form of Exhibit A-32 hereto.

            "Class T Grantor Trust": That certain "grantor trust" (within the meaning of the Grantor Trust Provisions), the assets of which are the Class T Grantor Trust Assets.

            "Class T Grantor Trust Assets": The segregated pool of assets consisting of the Excess Interest, the proceeds thereof and the Class T Grantor Trust Distribution Account.

            "Class T Grantor Trust Distribution Account": The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(c), which shall be entitled "Deutsche Bank Trust Company America, as Certificate Administrator, for Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass Through Certificates, Class T Grantor Trust Distribution Account," and which must be an Eligible Account or a sub-account of an Eligible Account. The Class T Grantor Trust Distribution Account shall not be an asset of any Trust REMIC.

            "Class X Certificates": The Class XS and Class XP Certificates, collectively.

            "Class X Notional Amount": The Class XS Notional Amount or the Class XP Notional Amount.

            "Class XP Certificate": Any one of the Certificates with a "Class XP" designation on the face thereof, substantially in the form of Exhibit A-7 attached hereto, and evidencing a "regular interest" in Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class XP Component Crossover Date": With respect to each Class XP Component, the related Class XP Crossover Date as set forth in the table below:

        Class XP Component                Class XP Component Crossover Date
-----------------------------------       -------------------------------------
XA-1-2                                    February2008

XA-1-3 and XA-2-1                         August2008

XA-2-2                                    February2009

XA-2-3 and XN-1                           August2009

XA-2-4, XL-1, XM and XN-2                 February2010

XL-2                                      August2010

XAM, XAM-FL, XAJ, XAJ-FL                  August2014

            "Class XP Components": Each of Component XA-1-2, Component XA-1-3, Component XA-2-1, Component XA-2-2, Component XA-2-3, Component XA-2-4, Component XAM, Component XAM-FL, Component XAJ, Component XAJ-FL, Component XL-1, Component XL-2, Component XM, Component XN-1 and Component XN-2.

            "Class XP Notional Amount": As of any date of determination, the sum of the then Component Notional Amounts of the Class XP Components, excluding the Class XP Components for which the Class XP Crossover Date has previously passed.

            "Class XP Pass-Through Rate": (i) With respect to the initial Distribution Date, 0.322%, (ii) with respect to any Distribution Date subsequent to the initial Distribution Date and on or before the Distribution Date in August 2014, the weighted average of the Class XP Strip Rates for the respective Class XP Components, weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date and (iii) with respect to any Distribution Date beginning with the Distribution Date in August 2014, 0%.

            "Class XP Reference Rate": For any Distribution Date, the rate per annum corresponding to such Distribution Date on Schedule VI attached hereto.

            "Class XP Strip Rate": With respect to each of the Class XP Components (A) for any Distribution Date occurring on or before the related Class XP Component Crossover Date, with respect to each Class XP Component, the excess, if any, of (x) the lesser of (i) the rate per annum corresponding to such Distribution Date as set forth in Schedule VI attached hereto and (ii) the Weighted Average Net Mortgage Pass Through Rate for such Distribution Date over
(y) the Pass Through Rate for the Corresponding Certificates, and (B) for any Distribution Date occurring after the related Class XP Component Crossover Date, equal to zero. In no event will any Class XP Strip Rate be less than zero.

            "Class XS Certificate": Any one of the Certificates with a "Class XS" designation on the face thereof, substantially in the form of Exhibit A-8 attached hereto, and evidencing a "regular interest" in Upper-Tier REMIC for purposes of the REMIC Provisions.

            "Class XS Notional Amount": As of any date of determination, the sum of the then Component Notional Amounts of all of the Components.

            "Class XS Pass-Through Rate": With respect to any Distribution Date, the weighted average of the Class XS Strip Rates for the respective Class XS Components for such Distribution Date, weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution Date. The Class XS Pass-Through Rate for the initial Distribution Date is 0.029% per annum.

            "Class XS Strip Rate": With respect to any Class of Components (other than Components that are also Class XP Components) for any Distribution Date, the (i) the Weighted Average Net Mortgage Pass Through Rate for such Distribution Date over (ii) the Pass Through Rate for the Corresponding Certificate. With respect to each Class of Components that are also Class XP Components (A) for any Distribution Date occurring on or before the related Class XP Component Crossover Date, the excess, if any, of the Weighted Average Net Mortgage Pass Through Rate for such Distribution Date over the greater of
(x) the Pass Through Rate for the Corresponding Certificates and (y) the rate per annum corresponding to such Distribution Date as set forth in Schedule VI attached hereto, and (B) for any Distribution Date occurring after the related Class XP Component Crossover Date, the excess, if any, of (i) the Weighted Average Net Mortgage Pass Through Rate for such Distribution Date over the (ii) Pass Through Rate for the Corresponding Certificates. In no event will any Class XS Strip Rate be less than zero.

            "Clearstream": Clearstream Banking Luxembourg, a division of Clearstream International, societe anonyme.

            "Closing Date": August 14, 2007.

            "CMSA": The Commercial Mortgage Securities Association, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, "CMSA" shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, "CMSA" shall be deemed to refer to such other association or organization as shall be selected by the Master Servicers (or, in the event of a failure of both Master Servicers to agree on an association or organization, as shall be selected by the Certificate Administrator) and reasonably acceptable to the Certificate Administrator (if the Master Servicers make the determination), the Trustee, the Special Servicer and the Controlling Class Representative.

            "CMSA Advance Recovery Report": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Advance Recoverability Report" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Advance Recovery Report" available as of the Closing Date on the CMSA website, is reasonably acceptable to the applicable Master Servicer.

            "CMSA Appraisal Reduction Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Appraisal Reduction Template" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Appraisal Reduction Template" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer.

            "CMSA Bond Level File": The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Bond Level File" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Bond Level File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Certificate Administrator.

            "CMSA Collateral Summary File": The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Collateral Summary File" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Collateral Summary File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Certificate Administrator.

            "CMSA Comparative Financial Status Report": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer.

            "CMSA Comparative Financial Status Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable. In connection with preparing the CMSA Comparative Financial Status Report, each Master Servicer shall process (a) interim financial statements beginning with interim financial statements for the fiscal quarter ending December of 2007, and (b) annual financial statements beginning with annual financial statements for the 2008 fiscal year.

            "CMSA Delinquent Loan Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "CMSA Financial File": The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Financial File" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Financial File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable. The initial data for this report shall be provided by each Mortgage Loan Seller.

            "CMSA Historical Bond/Collateral Realized Loss Reconciliation Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Bond/Collateral Realized Loss Reconciliation Template" available and effective as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Bond/Collateral Realized Loss Reconciliation Template" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Certificate Administrator.

            "CMSA Historical Liquidation Loss Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Loss Template" available and effective as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transactions generally and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Liquidation Loss Template" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Certificate Administrator.

            "CMSA Historical Loan Modification and Corrected Mortgage Loan Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan Modification and Corrected Mortgage Loan Report" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Historical Loan Modification and Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "CMSA Interest Shortfall Reconciliation Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Interest Shortfall Reconciliation Template" available and effective as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transaction generally and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Interest Shortfall Reconciliation Template" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Certificate Administrator.

            "CMSA Investor Reporting Package":

            (a) the following seven electronic files: (i) CMSA Loan Setup File,
      (ii) CMSA Loan Periodic Update File, (iii) CMSA Property File, (iv) CMSA Bond Level File, (v) CMSA Financial File, (vi) CMSA Collateral Summary File and (vii) CMSA Special Servicer Loan File;

            (b) the following ten supplemental reports: (i) CMSA Delinquent Loan Status Report, (ii) CMSA Historical Loan Modification and Corrected Mortgage Loan Report, (iii) CMSA REO Status Report, (iv) CMSA Loan Level Reserve/LOC Report, (v) CMSA Comparative Financial Status Report, (vi) CMSA Servicer Watch List, (vii) CMSA Operating Statement Analysis Report,
      (viii) CMSA NOI Adjustment Worksheet, (ix) CMSA Total Loan Report and (x) CMSA Advance Recovery Report;

            (c) the following six templates: (i) CMSA Appraisal Reduction Template, (ii) CMSA Servicer Realized Loss Template, (iii) CMSA Reconciliation of Funds Template, (iv) CMSA Historical Bond/Collateral Realized Loss Reconciliation Template, (v) CMSA Historical Liquidation Loss Template, and (vi) CMSA Interest Shortfall Reconciliation Template; and

            (d) such other reports and data files as CMSA may designate as part of the "CMSA Investor Reporting Package" from time to time generally and, if such file or report increases the duties of the applicable party, as is reasonably acceptable to the Master Servicers, the Special Servicer and the Certificate Administrator.

            "CMSA Loan Level Reserve/LOC Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Level Reserve/LOC Report" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Loan Level Reserve/LOC Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "CMSA Loan Periodic Update File": The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Loan Periodic Update File" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Periodic Update File" available and effective as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable, and the Certificate Administrator and, provided, that each CMSA Loan Periodic Update File shall be accompanied by a CMSA Advance Recovery Report, if such report is required for a particular month, and all references herein to "CMSA Loan Periodic Update File" shall be construed accordingly.

            "CMSA Loan Setup File": The data file substantially in the form of, and containing the information called for in, the downloadable form of the "CMSA Loan Setup File" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Loan Setup File" available and effective as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable, and the Certificate Administrator.

            "CMSA NOI Adjustment Worksheet": A report substantially in the form of, and containing the information called for in, the downloadable form of the "NOI Adjustment Worksheet" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website, is acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "CMSA Operating Statement Analysis Report": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Operating Statement Analysis Report" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "CMSA Property File": The monthly data file substantially in the form of, and containing the information called for, in the downloadable form of the "CMSA Property File" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "CMSA Property File" available and effective as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable.

            "CMSA Reconciliation of Funds Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Reconciliation of Funds Template" available and effective as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CMSA for commercial mortgage securities transaction generally and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Reconciliation of Funds Template" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Certificate Administrator.

            "CMSA REO Status Report": A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "REO Status Report" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "REO Status Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "CMSA Servicer Realized Loss Template": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer Realized Loss Template" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Servicer Realized Loss Template" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer.

            "CMSA Servicer Watch List": A report substantially in the form of, and containing the information called for in, the downloadable form of the "Servicer Watch List" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Servicer Watch List" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer or the Special Servicer, as applicable.

            "CMSA Special Servicer Loan File": The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Special Servicer Loan File" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Special Servicer Loan File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Master Servicers or the Special Servicer, as applicable.

            "CMSA Supplemental Servicer Reports": The CMSA Delinquent Loan Status Report, the CMSA Historical Loan Modification and Corrected Mortgage Loan Report, the CMSA REO Status Report, the CMSA Servicer Watch List, the CMSA NOI Adjustment Worksheet, the CMSA Comparative Financial Status Report, the CMSA Operating Statement Analysis Report, the CMSA Loan Level Reserve/LOC Report, the CMSA Advance Recovery Report and the CMSA Total Loan Report.

            "CMSA Total Loan Report": The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the "Total Loan Report" available and effective as of the Closing Date on the CMSA Website and, subsequent to the Closing Date, insofar as it requires the presentation of information in addition to that called for by the form of the "Total Loan Report" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Master Servicer.

            "CMSA Website": The CMSA's Website located at "www.cmbs.org" or such other primary website as the CMSA may establish for dissemination of its report forms.

            "Code": The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

            "Co-Lender Agreement": (i) With respect to the DDR Portfolio Whole Loan, the DDR Portfolio Intercreditor Agreement, (ii) with respect to the Ritz Carlton Key Biscayne Whole Loan, the Ritz Carlton Key Biscayne Intercreditor Agreement, (iii) with respect to the 60 Wall Street Whole Loan, the 60 Wall Street Intercreditor Agreement, (iv) with respect to the USFS Industrial Distribution Portfolio Whole Loan, the USFS Industrial Distribution Portfolio Intercreditor Agreement, (v) with respect to the Georgian Towers Whole Loan, the Georgian Towers Intercreditor Agreement, in each case, as applicable and as the context may require, (vi) with respect to the 85 Tenth Avenue Whole Loan, the 85 Tenth Avenue Intercreditor Agreement, (vii) with respect to the Mission Mayfield Downs Whole Loan, the Mission Mayfield Downs Intercreditor Agreement and (viii) with respect to the Western Plaza Whole Loan, the Western Plaza Intercreditor Agreement, in each case, as applicable and as the context may require.

            "Collection Account": Collectively the KRECM Collection Account and the Capmark Collection Account.

            "Collection Period": With respect to any Distribution Date and each Mortgage Loan, the period that begins immediately following the Determination Date in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in September 2007, on the day after the Cut-off Date) and ending at the close of business on the Determination Date in the calendar month in which such Distribution Date occurs.

            "Commission": The Securities and Exchange Commission.

            "Companion Loan": Any of the DDR Portfolio Pari Passu Loan, the Ritz Carlton Key Biscayne B Loan, the 60 Wall Street Pari Passu Loans, the 85 Tenth Avenue Pari Passu Loan, the USFS Industrial Distribution Portfolio Pari Passu Loans, the Georgian Towers Pari Passu Loan, the Georgian Towers B Loan, the Mission Mayfield Downs B Loan and the Western Plaza B Loan, as applicable and as the context may require.

            "Companion Loan Noteholder": A holder of a Companion Loan.

            "Component": Each of Component X-A-1-1, Component XA-1-2, Component XA-1-3, Component XA-1A, Component XA-2-1, Component XA-2-2, Component XA-2-3, Component XA-2-4, Component XA-3, Component XA-AB, Component XA-4, Component XAM, Component XAM-FL, Component XAJ, Component XAJ-FL, Component XB, Component XC, Component XD, Component XE, Component XF, Component XG, Component XH, Component XJ, Component XK Component XL-1, Component XL-2, Component XM, Component XN-1, Component XN-2, Component XO, Component XP, Component XQ and Component XS.

            "Component Interest Accrual Amount": With respect to any 135 East 57th Street Loan Component, an amount equal to interest for the related Interest Accrual Period at the related Component Loan Remittance Rate on the related Component Principal Balance (excluding the applicable Servicing Fee Rate and Trustee/Certificate Administrator Fee Rate), outstanding immediately prior to such Distribution Date minus the amount of any Excess Prepayment Interest Shortfall or Class E57 Excess Prepayment Interest Shortfall, as applicable, allocated to such Class with respect to such Distribution Date.

            "Component Loan": The 135 East 57th Street Mortgage Loan.

            "Component Loan Remittance Rate": With respect to any 135 East 57th Street Loan Component, the rate set forth in the Preliminary Statement.

            "Component Notional Amount": With respect to each Component and any date of determination, an amount equal to the then Lower-Tier Principal Balance of its Corresponding Lower-Tier Regular Interest.

            "Component Principal Balance": With respect to a 135 East 57th Street Loan Component, as of any date of determination, an amount (which amount shall not be less than zero) equal to (x) the Cut-Off Date Component Principal Balance of such 135 East 57th Street Loan Component minus (y) the sum of:

                  (i) the principal portion of each Monthly Payment due on the
            135 East 57th Street Mortgage Loan and allocated to such 135 East 57th Street Loan Component in accordance with Section 3.38(h) after the Cut-Off Date, to the extent received from the Borrower or advanced by the KRECM Master Servicer or the Trustee and distributed to Certificateholders on or before such date of determination;

                  (ii) all Principal Prepayments received with respect to the
            135 East 57th Street Mortgage Loan and allocated to such 135 East 57th Street Loan Component in accordance with Section 3.38(h) after the Cut-Off Date, to the extent distributed to Certificateholders on or before such date of determination;

                  (iii) the principal portion of all Insurance Proceeds and
            Liquidation Proceeds received with respect to the 135 East 57th Street Mortgage Loan and allocated to such 135 East 57th Street Loan Component in accordance with Section 3.38(h) after the Cut-Off Date, to the extent distributed to Certificateholders on or before such date of determination; and

                  (iv) the principal portion of any Realized Loss incurred in respect of the 135 East 57th Street Mortgage Loan and allocated to such 135 East 57th Street Loan Component in accordance with Section 3.38(h) during the related Collection Period.

            A 135 East 57th Street Loan Component shall be deemed to be part of the Trust Fund and to have an outstanding Component Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a liquidation event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such liquidation event, would have been) distributed to the applicable Certificateholders. Notwithstanding the foregoing, if any 135 East 57th Street Loan Component is paid in full or liquidated, commencing as of the first Distribution Date following the Collection Period during which such event occurred, the Component Principal Balance of such 135 East 57th Street Loan Component will be zero.

            "Component XA-1-1": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-1-1 as of any date of determination.

            "Component XA-1-2": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-1-2 as of any date of determination.

            "Component XA-1-3": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-1-3 as of any date of determination.

            "Component XA-1A": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-1A as of any date of determination.

            "Component XA-2-1": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-2-1 as of any date of determination.

            "Component XA-2-2": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-2-2 as of any date of determination.

            "Component XA-2-3": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-2-3 as of any date of determination.

            "Component XA-2-4": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-2-4 as of any date of determination.

            "Component XA-3": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-3 as of any date of determination.

            "Component XA-4": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-4 as of any date of determination.

            "Component XA-AB": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-AB as of any date of determination.

            "Component XA-J": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-J as of any date of determination.

            "Component XAJ-FL": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LAJ-FL as of any date of determination.

            "Component XAM": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LAM as of any date of determination.

            "Component XAM-FL": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LAM-FL as of any date of determination.

            "Component XB": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LB as of any date of determination.

            "Component XC": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LC as of any date of determination.

            "Component XD": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LD as of any date of determination.

            "Component XE": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LE as of any date of determination.

            "Component XF": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LF as of any date of determination.

            "Component XG": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LG as of any date of determination.

            "Component XH": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LH as of any date of determination.

            "Component XJ": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LJ-1 as of any date of determination.

            "Component XK": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LK-1 as of any date of determination.

            "Component XL-1": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LL-1 as of any date of determination.

            "Component XL-2": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LL-2 as of any date of determination.

            "Component XM": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LM as of any date of determination.

            "Component XN-1": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LN-1 as of any date of determination.

            "Component XN-2": One of the 33 components of the Class XS Certificates and one of the 16 components of the Class XP Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LN-2 as of any date of determination.

            "Component XO": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LO as of any date of determination.

            "Component XP": One of the 33 components of the Class XS Certificates having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LP as of any date of determination.

            "Component XQ": One of the 33 components of the Class XS Certificates and having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LQ as of any date of determination.

            "Component XS": One of the 33 components of the Class XS Certificates and having a Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LS as of any date of determination.

            "Condemnation Proceeds": Any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property by or to any governmental, quasi-governmental authority or private entity with condemnation powers (other than amounts to be applied to the restoration, preservation or repair of such Mortgaged Property or released to the related Borrower in accordance with the terms of the applicable Mortgage Loan and, if applicable, the terms of the applicable Serviced Whole Loan) or, if applicable, with respect to the Mortgaged Property securing a Serviced Whole Loan, any portion of such amounts payable to the holders of the applicable Serviced Whole Loan.

            "Controlling Class": As of any date of determination, the Class of Sequential Pay Certificates with the latest alphabetical Class designation that has a then-aggregate Certificate Balance at least equal to 25% of the initial aggregate Certificate Balance of such Class of Sequential Pay Certificates as of the Closing Date. As of the Closing Date, the Controlling Class will be the Class S Certificates. For purposes of determining the Controlling Class, the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates collectively will be treated as one Class.

            "Controlling Class Certificateholder": Each holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as certified to the Certificate Administrator from time to time by such holder (or Beneficial Owner).

            "Controlling Class Representative": The Controlling Class Certificateholder or its designee selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as certified by the Certificate Administrator from time to time; provided, however, that (i) absent such selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class will be the Controlling Class Representative; provided, further, that in order for the Certificate Administrator to certify the status of the Controlling Class Representative, the Controlling Class Representative must provide notice and certification of their holdings through the Depository to the Certificate Administrator as to its status as Controlling Class Representative upon which the Certificate Administrator shall use its best efforts to verify such status. Hyperion Brookfield Asset Management, Inc. shall be the initial Controlling Class Representative, without necessity of further notice or selection.

            "Corporate Trust Office": The offices of (a) the Trustee located at 9062 Old Annapolis Road, Columbia Maryland 21045-1951, Attention: Corporate Trust Services, COMM 2007-C9, and (b) the Certificate Administrator located at 1761 East Saint Andrew Place, Santa Ana, California 92705, Attention: Trust Administration - DB07C9 and for purposes of exchange and transfer, Deutsche Bank Trust Company Americas, c/o DB Services Tennessee, 648 Grassmere Park Road, Nashville, TN 37211, Attention: Transfer Unit.

            "Corrected Mortgage Loan": As defined under the definition of Specially Serviced Loan.

            "Corresponding 135 East 57th Street Loan REMIC Regular Interest": As defined in the Preliminary Statement with respect to any 135 East 57th Street Loan Component.

            "Corresponding Certificate": As defined in the Preliminary Statement with respect to any Corresponding Lower-Tier Regular Interest.

            "Corresponding Lower-Tier Regular Interest": As defined in the Preliminary Statement with respect to any Class of Corresponding Certificates.

            "Cross-Collateralized Mortgage Loans": Any two or more Mortgage Loans listed on the Mortgage Loan Schedule that are cross-collateralized with each other.

            "Crossover Date": Means the Distribution Date on which the Certificate Balance of each Class of Certificates other than the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates have been reduced to zero.

            "Custodial Agreement": The Custodial Agreement, if any, from time to time in effect between the Custodian named therein and the Trustee, in the form agreed to by the Trustee and the Custodian, as the same may be amended or modified from time to time in accordance with the terms thereof.

            "Custodian": Any Custodian appointed pursuant to Section 3.21 and, unless the Trustee is Custodian, named pursuant to any Custodial Agreement. If a Custodian is not so appointed, then the Custodian shall be the Trustee. The Custodian may (but need not) be the Certificate Administrator, the Trustee or the applicable Master Servicer or any Affiliate of the Certificate Administrator, the Trustee or such Master Servicer, but may not be the Depositor, any Mortgage Loan Seller or any Affiliate thereof.

            "Cut-off Date": With respect to each Mortgage Loan or Serviced Whole Loan, the related Due Date of such Mortgage Loan in August 2007.

            "DBS": Deutsche Bank Securities Inc.

            "DDR Portfolio Intercreditor Agreement": With respect to the DDR Portfolio Whole Loan, the Agreement Among Noteholders dated as of June 7, 2007 by and between the holders of the DDR Portfolio Mortgage Loan, the DDR Portfolio Pari Passu Note A-1 and the DDR Portfolio Pari Passu Note A-2 relating to the relative rights of such holders, as the same may be further amended from time to time in accordance with the terms thereof.

            "DDR Portfolio Mortgage Loan": As defined in the Preliminary Statement.

            "DDR Portfolio Noteholders": The holder of the Note for the DDR Portfolio Mortgage Loan, the DDR Portfolio Pari Passu Note A-1 and the DDR Portfolio Pari Passu Note A-2.

            "DDR Portfolio Pari Passu Loans": As defined in the Preliminary Statement.

            "DDR Portfolio Pari Passu Note A-1": The Note related to the DDR Portfolio Whole Loan that is not included in the Trust, which is pari passu in right of payment to the DDR Portfolio Pari Passu Note A-2 and the DDR Portfolio Pari Passu Note A-3 to the extent set forth in the DDR Portfolio Intercreditor Agreement.

            "DDR Portfolio Pari Passu Note A-2": The Note related to the DDR Portfolio Whole Loan that is not included in the Trust, which is pari passu in right of payment to the DDR Portfolio Pari Passu Note A-1 and the DDR Portfolio Pari Passu Note A-3 to the extent set forth in the DDR Portfolio Intercreditor Agreement.

            "DDR Portfolio Pari Passu Note A-3": With respect to the DDR Portfolio Mortgage Loan, the related Note that is included in the Trust Fund.

            "DDR Portfolio Service Providers": With respect to the DDR Portfolio Pari Passu Loan that have been deposited into a securitization trust, the related trustee, master servicer, special servicer, sub-servicer and any other Person that makes principal and/or interest advances in respect of such mortgage loan pursuant to the related pooling and servicing agreement.

            "DDR Portfolio Whole Loan": The DDR Portfolio Mortgage Loan together with the DDR Portfolio Pari Passu Note A-3. References herein to the DDR Portfolio Whole Loan shall be construed to refer to the aggregate indebtedness under the DDR Portfolio Pari Passu Note A-1 and the DDR Portfolio Pari Passu Note A-3.

            "Debt Service Coverage Ratio": With respect to any Mortgage Loan or Serviced Whole Loan as of any date of determination and for any period, the ratio calculated by dividing the net operating income or net cash flow, as applicable, of the related Mortgaged Property or Mortgaged Properties, as the case may be, for the most recently ended 12-month trailing or one-year period for which data is available from the related Borrower (or year-to-date until such time that data for the trailing 12-month period is available), before payment of any scheduled payments of principal and interest on such Mortgage Loan or Serviced Whole Loan but after funding of required reserves and "normalized" by the applicable Master Servicer pursuant to Section 3.13, by the annual debt service required by such Mortgage Loan or Serviced Whole Loan. Annual debt service shall be calculated by multiplying the Monthly Payment in effect on such date of determination for such Mortgage Loan or Serviced Whole Loan by 12 (or such fewer number of months for which related information is available).

            "Default Interest": With respect to any Mortgage Loan or Serviced Companion Loan, interest accrued on such Mortgage Loan or Serviced Companion Loan at the excess of (i) the Default Rate over (ii) the related Mortgage Rate.

            "Default Rate": With respect to each Mortgage Loan or Serviced Companion Loan, the per annum rate at which interest accrues on such Mortgage Loan or Serviced Companion Loan following any event of default on such Mortgage Loan or Serviced Companion Loan, including a default in the payment of a Monthly Payment or a Balloon Payment.

            "Defaulted Mortgage Loan": A Mortgage Loan or Serviced Whole Loan which is delinquent at least 60 days in respect of its Monthly Payments or more than 30 days delinquent in respect of its Balloon Payment, if any, in either case such Delinquency to be determined without giving effect to any grace period permitted by the related Loan Documents and without regard to any acceleration of payments under the related Mortgage Loan or Serviced Whole Loan.

            "Defeasance Account": As defined in Section 3.30(j).

            "Delinquency": Any failure of a Borrower to make a scheduled Monthly Payment or Balloon Payment on a Due Date.

            "Denomination": As defined in Section 5.01(a).

            "Depositor": Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation, and its successors and assigns.

            "Depository": The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

            "Depository Participant": A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            "Determination Date": With respect to any Distribution Date, the earlier of (i) the sixth day of the month in which the related Distribution Date occurs, or if such sixth day is not a Business Day, then the immediately preceding business day and (ii) the fourth Business Day prior to the related Distribution Date, commencing in September 2007.

            "Directing Certificateholder": (a) With respect to any Mortgage Loan, other than any Serviced Whole Loan or Non-Serviced Whole Loan, the Controlling Class Representative (or its designee); (b) with respect to the 60 Wall Street Loan Combination, the 85 Tenth Avenue Loan Combination and the USFS Industrial Distribution Portfolio Loan Combination, the Controlling Class Representative (or its designee); (c) with respect to the Ritz Carlton Key Biscayne Whole Loan, as to certain matters set forth in Section 3.34 herein and as provided in the Ritz Carlton Key Biscayne Intercreditor Agreement, unless a Ritz Carlton Key Biscayne Control Appraisal Period (as defined in the Ritz Carlton Key Biscayne Intercreditor Agreement) exists or the holder of the Ritz Carlton Key Biscayne B Loan is the related Borrower or an affiliate thereof, the Ritz Carlton Key Biscayne B Loan Noteholder; provided that if a Ritz Carlton Key Biscayne Control Appraisal Period exists, or the Ritz Carlton Key Biscayne B Loan Noteholder is the related borrower or any affiliate thereof, the holder of the Ritz Carlton Key Biscayne Mortgage Loan, (d) with respect to the 135 East 57th Street Mortgage Loan, (i) the holder of the most subordinate Class E57 Certificate not subject to a Class E57 Control Appraisal Event and (ii) so long as the Class E57 Certificates are each subject to a Class E57 Control Appraisal Event, the Controlling Class Representative; (or its designee); (e) with respect to the Georgian Towers Whole Loan, the holder of the Georgian Towers B Loan unless and until a Georgian Towers Control Appraisal Period has occurred, and thereafter the holder of the Georgian Towers Mortgage Loan; provided that if and so long as at any time prior to the occurrence of a Georgian Towers Control Appraisal Period the holder of the Georgian Towers B Loan is the related borrower or any borrower related party, the Directing Certificateholder with respect to the Georgian Towers Mortgage Loan and related B Loan shall be the holder of the Georgian Towers Mortgage Loan, and (f) with respect to the Mission Mayfield Downs Whole Loan and the Western Plaza Whole Loan, (1) as to certain matters set forth in Section 3.37 herein and as provided in the related Intercreditor Agreement as to which the related B Loan Noteholder is entitled to consent or approve, the related B Loan Noteholder and (2) as to all other matters, the Controlling Class Representative.

            Written notice of the identification of each Directing Certificateholder, as set forth on Schedule VII attached hereto, shall be provided to the applicable Master Servicer and Special Servicer on or prior to the Closing Date and any changes in such Person shall be promptly provided by the Certificate Administrator (to the extent the Certificate Administrator has actual knowledge of such change) in writing to the applicable Master Servicer and Special Servicer.

            "Directly Operate": With respect to any Serviced REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business, or any use of such REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on the REO Property other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate a Serviced REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such Serviced REO Property or takes other actions consistent with Treasury Regulations Section l.856-4(b)(5)(ii).

            "Disqualified Non-U.S. Person": With respect to a Class R or Class LR Certificate, (A) any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Class R or Class LR Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI (or applicable successor Form promulgated by the IRS for the purpose of providing and certifying the information provided on Form W-8ECI as of the Closing Date) or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R or Class LR Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R or Class LR Certificate will not be disregarded for federal income tax purposes,
(B) any domestic partnership for U.S. federal income tax purposes, one or more of the direct or indirect beneficial owners (other than through a U.S. corporation) of which is (or is permitted under the applicable partnership agreement to be) a Non-U.S. Person who is not described in clause (A)(i) or (ii) or (C) a U.S. Person with respect to whom income on the Class R or Class LR Certificate is attributable to a fixed base or foreign permanent establishment, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person.

            "Disqualified Organization": Any of (a) the United States, a State or any political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization (as defined below) or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Code Section 860E(c)(1)) with respect to the Class R or Class LR Certificates (except certain farmers' cooperatives described in Code Section 521), (d) rural electric and telephone cooperatives described in Code Section 1381(a)(2), or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel to the effect that any Transfer to such Person may cause any Trust REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding. For the purposes of this definition, the terms "United States," "State" and "International Organization" shall have the meanings set forth in Code Section 7701 or successor provisions.

            "Distribution Accounts": Collectively, the Upper-Tier Distribution Account, the Lower-Tier Distribution Account, the 135 East 57th Street Loan REMIC Distribution Account, the Class AM-FL Floating Rate Account, the Class AJ-FL Floating Rate Account and the Class T Grantor Trust Distribution Account, all of which may be sub-accounts of a single Eligible Account.

            "Distribution Date": The 10th day of each month, or if such 10th day is not a Business Day, the Business Day immediately following such 10th day, beginning in September 2007.

            "Distribution Date Statement": As defined in Section 4.02(a).

            "Do Not Hire List": The list, as may be updated at any time, provided by the Depositor to the Master Servicers, Special Servicer, the Certificate Administrator and Trustee, which lists certain parties identified by the Depositor as having failed to comply with their respective obligations under
Article X of this Agreement or as having failed to comply with any similar Regulation AB reporting requirements under any pooling and servicing agreement relating to any other series of certificates offered by the Depositor.

            "Due Date": With respect to (i) any Mortgage Loan or Serviced Whole Loan on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment thereon is scheduled to be first due and (ii) any Mortgage Loan or Serviced Whole Loan after the Maturity Date therefore or any REO Loan, the day of the month set forth in the related Note on which each Monthly Payment on such Mortgage Loan or Serviced Whole Loan had been scheduled to be first due.

            "EDGAR": The Commission's Electronic Data Gathering, Analysis and Retrieval system.

            "Early Termination Notice Date": Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

            "Eligible Account": Any of (i) (A) an account or accounts maintained with a depository institution or trust company the short-term unsecured debt obligations or commercial paper of which are rated at least "A-1" by S&P and "P-1" by Moody's, in the case of accounts in which funds are held for 30 days or less or, in the case of accounts in which funds are held for more than 30 days, the long-term unsecured debt obligations of which are rated at least "AA-" by S&P (or "A+" if the related short-term rating is at least "A-1") and "Aa3" by Moody's, or (B) as to which the Certificate Administrator has received written confirmation from each of the Rating Agencies that holding funds in such account would not cause any Rating Agency to qualify, withdraw or downgrade any of its then-current ratings on the Certificates, (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. ss. 9.10(b), and subject to supervision or examination by federal and state authority, (iii) any other account that, as evidenced by a written confirmation from each Rating Agency would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates, which may be an account maintained with the Certificate Administrator, the Trustee or the applicable Master Servicer or
(iv) an account or accounts maintained with KeyBank National Association so long as (A) KeyBank National Association's long-term unsecured debt rating shall be at least "A-" from S&P and "A-1" from Moody's and its short-term unsecured debt rating is at least "A-1" from S&P and "P-1" from Moody's (if the deposits are to be held in the account for more than 30 days) or (B) KeyBank National Association's short-term deposit or short-term unsecured debt rating shall be at least "A-1" from S&P and "P-1" from Moody's (if the deposits are to be held in the account for 30 days or less). Eligible Accounts may bear interest.

            "Eligible Investor": Any of (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) an Institutional Accredited Investor.

            "Environmental Report": The environmental audit report or reports with respect to each Mortgaged Property delivered to the Mortgage Loan Sellers in connection with the related Mortgage Loan.

            "ERISA": The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

            "Escrow Account": As defined in Section 3.04(b). Any Escrow Account may be a sub-account of the related Cash Collateral Account.

            "Escrow Payment": Any payment made by any Borrower to the applicable Master Servicer pursuant to the related Mortgage, Cash Collateral Account Agreement, Lock-Box Agreement, Loan Agreement or other Loan Document for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments, environmental remediation and similar items in respect of the related Mortgaged Property or related to the satisfaction of closing conditions for the related Mortgage Loan or Serviced Whole Loan.

            "Euroclear": The Euroclear System and its successors.

            "Event of Default": A Master Servicer Event of Default or Special Servicer Event of Default, as applicable.

            "Environmental Insurance Policy" shall mean, with respect to any Mortgaged Property or REO Property, any insurance policy covering pollution conditions and/or other environmental conditions that is maintained from time to time in respect of such Mortgaged Property or REO Property, as the case may be, for the benefit of, among others, the Trustee on behalf of the Certificateholders.

            "Excess Interest": With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, interest accrued on and allocable to such Mortgage Loan after the Anticipated Repayment Date allocable to the Excess Rate, including all interest accrued thereon. The Excess Interest shall not be an asset of any Trust REMIC formed hereunder.

            "Excess Liquidation Proceeds": With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, the excess of (i) Net Liquidation Proceeds of such Mortgage Loan or Serviced Companion Loan or related Serviced REO Property, over (ii) the amount that would have been received if a principal payment and all other amounts due in full had been made with respect to such Mortgage Loan or Serviced Companion Loan on the Due Date immediately following the date on which such proceeds were received.

            "Excess Liquidation Proceeds Account": The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(k) in trust for the Certificateholders and, in the case of the Serviced Companion Loans, the Serviced Companion Loan Noteholders, which shall be entitled "Deutsche Bank Trust Company Americas, as Certificate Administrator, for the benefit of Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass-Through Certificates and, if applicable, Serviced Companion Loan Noteholders, Excess Liquidation Proceeds Account." The Excess Liquidation Proceeds Account must be an Eligible Account or a sub-account of an Eligible Account and will be an asset of the Lower-Tier REMIC.

            "Excess Prepayment Interest Shortfall": With respect to the Mortgage Loans in the Mortgage Pool, the aggregate Prepayment Interest Shortfalls with respect to the Mortgage Pool in excess of the Master Servicer Prepayment Interest Shortfall with respect to the Mortgage Pool.

            "Excess Rate": With respect to each of the Mortgage Loans indicated on the Mortgage Loan Schedule as having a Revised Rate, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

            "Excess Servicing Strip": The excess of the Servicing Fee Rate over 0.01% (1 basis point) per annum, subject to reduction by the Certificate Administrator pursuant to Section 3.12(d).

            "Exchange Act": The Securities Exchange Act of 1934, as amended.

            "Exchange Act Report": A monthly Distribution Date Statement, Comparative Financial Status Report, Delinquent Loan Status Report, Historical Liquidation Report, Historical Loan Modification and Corrected Mortgage Loan Report, REO Status Report, Operating Statement Analysis Report, NOI Adjustment Worksheet, Watch List, or Annual Compliance Report to be filed with the Commission, under cover of the related form required by the Exchange Act.

            "FASB": The Financial Accounting Standards Board's Statement No. 140, entitled "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," issued in September 2002.

            "FDIC": The Federal Deposit Insurance Corporation or any successor thereto.

            "FHLMC": The Federal Home Loan Mortgage Corporation, or any successor thereto.

            "Final Recovery Determination": With respect to any Specially Serviced Loan, Serviced REO Loan or any Mortgage Loan subject to repurchase by the related Mortgage Loan Seller pursuant to Section 2.03(d) or, in the case of a Whole Loan, subject to a purchase pursuant to the applicable Co-Lender Agreement or any Mortgage Loan or Whole Loan subject to purchase pursuant to any related mezzanine intercreditor agreement, the recovery of all Insurance Proceeds, Liquidation Proceeds, the related Repurchase Price and other payments or recoveries (including proceeds of the final sale of any Serviced REO Property) which the applicable Master Servicer (or in the case of a Specially Serviced Loan or Serviced REO Loan, the Special Servicer), in its reasonable judgment as evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Certificate Administrator and the Custodian (and the applicable Master Servicer, if the certificate is from the Special Servicer), expects to be finally recoverable. Each Master Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination until the earlier of (i) its termination as a Master Servicer hereunder and the transfer of such records to a successor servicer and (ii) five years following the termination of the Trust Fund.

            "Financial Market Publisher": Bloomberg Financial Service.

            "Fitch": Fitch, Inc., or any successor thereto.

            "Floating Rate Account": Either of the Class AM-FL Floating Rate Account or the Class AJ-FL Floating Rate Account, as applicable.

            "FNMA": The Federal National Mortgage Association or any successor thereto.

            "Form 8-K": A current report on Form 8-K under the Exchange Act or such successor form as the Commission may specify from time to time.

            "Form 8-K Disclosure Information": As defined in Section 10.09.

            "GACC": German American Capital Corporation, in its capacity as a Mortgage Loan Seller, and its successors.

            "GACC Defeasance Rights and Obligations": As defined in Section 3.30(m).

            "GACC Indemnification Agreement": The agreement dated as of August 6, 2007 from GACC to the Depositor and the Underwriters.

            "GACC Mortgage Loans": Each Mortgage Loan transferred and assigned to the Depositor pursuant to the GACC Purchase Agreement.

            "GACC Purchase Agreement": The Mortgage Loan Purchase Agreement dated and effective the Closing Date, between GACC and the Depositor.

            "Georgian Towers B Loan": As defined in the Preliminary Statement.

            "Georgian Towers B Loan Noteholder": The holder of the Note for the Georgian Towers B Loan.

            "Georgian Towers Companion Loan": As defined in the Preliminary Statement.

            "Georgian Towers Control Appraisal Period": A period which shall exist with respect to the Georgian Towers Mortgage Loan and Georgian Towers B Loan, if and for so long as:

            (a) (1) the initial principal balance of the Georgian Towers B Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to and received on the Georgian Towers B Loan, (y) any appraisal reduction amounts allocated to the Georgian Towers B Loan and (z) any realized losses with respect to either the Georgian Towers Mortgage Loan or the Georgian Towers B Loan under the Pooling and Servicing Agreement then in effect, is less than

            (b) 25% of the excess of (1) the initial principal balance of the Georgian Towers B Loan over (2) any payments of principal (whether as principal prepayments or otherwise) allocated to and received on the Georgian Towers B Loan.

            "Georgian Towers Controlling Holder": Unless a Georgian Towers Control Appraisal Period exists or the Georgian Towers B Loan Noteholder is the related Borrower or an affiliate thereof, the Georgian Towers B Loan Noteholder; provided that if a Georgian Towers Control Appraisal Period exists or the Georgian Towers B Loan Noteholder is the related Borrower or an affiliate thereof, the holder of the Georgian Towers Mortgage Loan.

            "Georgian Towers Intercreditor Agreement": That certain intercreditor agreement among note holders, dated as of July 31, 2007 by and between German American Capital Corporation and German American Capital Corporation, as from time to time amended, supplemented or modified.

            "Georgian Towers Mortgage Loan": As defined in the Preliminary Statement.

            "Georgian Towers Whole Loan": As defined in the Preliminary
Statement.

            "Global Certificates": The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XP, Class XS, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2 and Class E57-3 Certificates.

            "Grantor Trust": Any of the Class AM-FL Grantor Trust, the Class AJ-FL Grantor Trust or the Class T Grantor Trust, as applicable, the assets of which are the related Grantor Trust Assets.

            "Grantor Trust Assets": The three segregated pools of assets consisting of the Class AM-FL Grantor Trust Assets, the Class AJ-FL Grantor Trust Assets and the Class T Grantor Trust Assets.

            "Grantor Trust Provisions": Subpart E of Part I of subchapter J of the Code and Treasury Regulations Section 301.7701-4(c).

            "Group 1 Mortgage Loan" shall mean any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 1.

            "Group 2 Mortgage Loan" shall mean any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 2.

            "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory," "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

            "Holder": With respect to any Certificate, a Certificateholder; with respect to any Lower-Tier Regular Interest, the Trustee.

            "Indemnification Agreements": Each of the GACC Indemnification Agreement, KeyBank Indemnification Agreement and Capmark Indemnification Agreement.

            "Indemnified Party": As defined in Section 8.05(d), or Section 8.05(h), as the context requires.

            "Indemnifying Party": As defined in Section 8.05(d), or Section 8.05(h), as the context requires.

            "Independent": When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Depositor, the Trustee, the Certificate Administrator, the applicable Master Servicer, the Special Servicer, the Directing Certificateholder, any Borrower or Manager or any Affiliate thereof, and (ii) is not connected with any such Person thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

            "Independent Contractor": Either (i) any Person that would be an "independent contractor" with respect to the Trust Fund within the meaning of
Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that the Trust Fund does not receive or derive any income from such Person and the relationship between such Person and the Trust Fund is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master Servicers nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the applicable Master Servicer or the Special Servicer, as applicable, the Certificate Administrator and the Trustee has been delivered to the Certificate Administrator to that effect) or
(ii) any other Person (including the applicable Master Servicer and the Special Servicer) if such Master Servicer or the Special Servicer, as applicable, on behalf of itself, the Certificate Administrator and the Trustee has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any Serviced REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such Serviced REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of such Serviced REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

            "Individual Certificate": Any Certificate in definitive, fully registered physical form without interest coupons.

            "Initial Purchasers": DBS, and its respective successors in interest.

            "Initial Rate": The stated Mortgage Rate with respect to an ARD
Loan.

            "Initial Resolution Period": As defined in Section 2.03(d).

            "Institutional Accredited Investor": An entity meeting the requirements of Rule 501(a)(l), (2), (3) or (7) of Regulation D promulgated under the Act, or an entity in which all the equity owners meet such requirements.

            "Insurance Proceeds": Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan or Serviced Whole Loan (including any amounts paid by the applicable Master Servicer pursuant to Section 3.08).

            "Interest Accrual Amount": With respect to any Distribution Date and any Class of Certificates (other than the Class AM-FL, Class AJ-FL, Class T, Class R and Class LR Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest, an amount equal to interest for the related Interest Accrual Period at the Pass-Through Rate for such Class on the related Certificate Balance or Notional Balance, as applicable, outstanding immediately prior to such Distribution Date minus the amount of any Excess Prepayment Interest Shortfall, allocated to such Class with respect to such Distribution Date. Calculations of interest due in respect of the Certificates (other than the Class E57-1, Class E57-2 and Class E57-3 Certificates) shall be made on the basis of a 360-day year consisting of twelve 30-day months. Calculations of interest due in respect of the Class E57-1, Class E57-2 and Class E57-3 Certificates shall be computed on an Actual/360 Basis and shall be converted to the annualized rate of interest at which interest would have to accrue on the principal balance of such Certificates on the basis of a 360-day year consisting of twelve 30-day months.

            "Interest Accrual Period": With respect to any Class of Regular Certificates, the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest and any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. With respect to the Class AM-FL Certificates and the Class AJ-FL Certificates, interest shall be calculated on an Actual/360 Basis and, for any Distribution Date, shall be deemed to accrue during the period from and including the Distribution Date in the month preceding the month in which the related Distribution Date occurs (or, in the case of the first Distribution Date, from the Closing Date to September 9, 2007) to but excluding the related Distribution Date; provided, however, that if a Class AM-FL Distribution Conversion has occurred, the Interest Accrual Period with respect to the Class AM-FL Certificates shall be the same as the Interest Accrual Period for the Class AM-FL Regular Interest, and if a Class AJ-FL Distribution Conversion has occurred, the Interest Accrual Period with respect to the Class AJ-FL Certificates shall be the same as the Interest Accrual Period for the Class AJ-FL Regular Interest.

            "Interest Reserve Account": The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(g), which shall be entitled "Deutsche Bank Trust Company Americas, the Certificate Administrator, for the benefit of Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Mortgage Pass-Through Certificates, Interest Reserve Account" and which must be an Eligible Account or a sub-account of an Eligible Account. The Interest Reserve Account shall be an asset of the Lower-Tier REMIC.

            "Interested Person": As of any date of determination, the Depositor, the applicable Master Servicer, Special Servicer, the Certificate Administrator, the Trustee, any Holder of a Certificate, any Borrower, any Manager, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.17, or any Person known to a Responsible Officer of the Trustee or the Certificate Administrator to be an Affiliate of any of them.

            "Investment Account": As defined in Section 3.07(a).

            "Investment Representation Letter": As defined in Section 5.02(c)(i)(A).

            "IRS": The Internal Revenue Service.

            "KeyBank": KeyBank National Association, a national banking association, in its capacity as Mortgage Loan Seller, and its successors.

            "KeyBank Indemnification Agreement": The agreement dated as of August 6, 2007 from KeyBank to the Depositor and the Underwriters.

            "KeyBank Mortgage Loans": Each Mortgage Loan transferred and assigned to the Depositor pursuant to the KeyBank Purchase Agreement.

            "KeyBank Purchase Agreement": The Mortgage Loan Purchase Agreement, dated and effective the Closing Date, between KeyBank and the Depositor.

            "KRECM": KeyCorp Real Estate Capital Markets, Inc., an Ohio corporation.

            "KRECM Collection Account": The trust account or accounts created and maintained by the KRECM Master Servicer pursuant to Section 3.05(a), which shall be entitled "KeyCorp Real Estate Capital Markets, Inc., for the benefit of Wells Fargo Bank, N.A., as Trustee, in trust for Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass-Through Certificates, Collection Account" and which must be an Eligible Account.

            "KRECM Master Servicer": KRECM, in its capacity as Master Servicer with respect to all of the Mortgage Loans sold to the Depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the DDR Portfolio Mortgage Loan) and KeyBank National Association, or its successors.

            "KRECM/Special Servicer Servicing Standard": With respect to the KRECM Master Servicer or the Special Servicer, shall mean to diligently service and administer the applicable Mortgage Loans (other than the Non-Serviced Mortgage Loan) and the applicable Serviced Whole Loans for which each is responsible in the best interests of and for the benefit of all of the Certificateholders and, with respect to each Serviced Whole Loan, for the benefit of the Serviced Companion Loan Noteholders (as a collective whole, but giving due consideration to the subordinate nature of any B Loan, as determined by the KRECM Master Servicer or the Special Servicer, as the case may be, in the exercise of its reasonable judgment) in accordance with applicable law, the terms of this Agreement, the terms of the related Co-Lender Agreement, as applicable, and the applicable Mortgage Loans or applicable Serviced Whole Loans, as applicable, and to the extent not inconsistent with the foregoing, in accordance with the higher of the following standards of care:

            (a) the same manner in which, and with the same care, skill, prudence and diligence with which the KRECM Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial and multifamily mortgage lenders servicing their own mortgage loans with a view to the timely recovery of all payments of principal and interest under the applicable Mortgage Loans or, in the case of defaulted Mortgage Loans, the maximization of timely recovery of principal and interest on a net present value basis on the applicable Mortgage Loans, and the best interests of the Trust and the Certificateholders and, with respect to any applicable Serviced Whole Loan, the Certificateholders and the related Serviced Companion Loan Noteholders (as a collective whole, but giving due consideration to the subordinate nature of any B Loan, as determined by the applicable Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment); and

            (b) the same care, skill, prudence and diligence with which such Master Servicer or the Special Servicer, as the case may be, services and administers commercial and multifamily mortgage loans owned by such Master Servicer or the Special Servicer, as the case may be, with a view to the timely recovery of all payments of principal and interest under the applicable Mortgage Loans or, in the case of defaulted Mortgage Loans, the maximization of timely recovery of principal and interest on a net present value basis on the applicable Mortgage Loans, and the best interests of the Trust and the Certificateholders and, with respect to any applicable Serviced Whole Loan, the Certificateholders and the related Serviced Companion Loan Noteholders (as a collective whole, but giving due consideration to the subordinate nature of any B Loan, as determined by the applicable Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment), but without regard to (a) any relationship that such Master Servicer or the Special Servicer, as the case may be, or any Affiliate of such Master Servicer or the Special Servicer, may have with the related Borrower, any Mortgage Loan Seller, any other party to this Agreement or any Affiliate of the foregoing; (b) the ownership of any Certificate, any Non-Serviced Mortgage Loan or any Serviced Companion Loan by such Master Servicer or the Special Servicer, as the case may be, or any Affiliate of such Master Servicer or the Special Servicer; (c) such Master Servicer's obligation to make Advances; (d) such Master Servicer's or the Special Servicer's, as the case may be, right to receive compensation for its services hereunder or with respect to any particular transaction; (e) the ownership, servicing or management for others of any other mortgage loans or mortgaged properties by such Master Servicer or the Special Servicer or any Affiliate of such Master Servicer or the Special Servicer, as applicable; (f) any debt that such Master Servicer or the Special Servicer or any Affiliate of such Master Servicer or the Special Servicer, as applicable, has extended to any Borrower or an Affiliate of any Borrower (including, without limitation, any mezzanine financing); and (g) any obligation of such Master Servicer or any Affiliate thereof, to repurchase or substitute for a Mortgage Loan as Mortgage Loan Seller.

            "Late Collections": With respect to any Mortgage Loan or Serviced Whole Loan, all amounts received thereon during any Collection Period (or the related grace period), whether as payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan or Serviced Whole Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date in a previous Collection Period and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property during any Collection Period (including any grace period applicable under the original Mortgage Loan or Serviced Whole Loan), whether as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Proceeds or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan or Serviced Whole Loan (without regard to any acceleration of amounts due under the predecessor Mortgage Loan or Serviced Whole Loan by reason of default) on a Due Date in a previous Collection Period and not previously recovered. The term "Late Collections" shall specifically exclude Penalty Charges.

            "LIBOR": With respect to the Class AM-FL Certificates, the Class LAM-FL Interest, the Class AJ-FL Certificates and the Class LAJ-FL Interest and each Interest Accrual Period, the rate for deposits in United States dollars for a one-month period which appears on the Dow Jones Market Service (formerly Telerate) Page 3750 as of 11:00 a.m., London time, on the applicable LIBOR Determination Date. If such rate does not appear on Dow Jones Market Service Page 3750, the rate for such Interest Accrual Period will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by any four major reference banks in the London interbank market selected by the Certificate Administrator to provide such bank's offered quotation of such rates at approximately 11:00 a.m., London time, on the related LIBOR Determination Date to prime banks in the London interbank market for a period of one month, commencing on the first day of such Interest Accrual Period and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The Certificate Administrator will request the principal London office of any four major reference banks in the London interbank market selected by the Certificate Administrator to provide a quotation of such rates, as offered by each such bank. If at least two such quotations are provided, the rate for such Interest Accrual Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such Interest Accrual Period will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Certificate Administrator, at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date with respect to such Interest Accrual Period for loans in U.S. Dollars to leading European banks for a period equal to one month, commencing on the LIBOR Determination Date with respect to such Interest Accrual Period and in an amount that is representative for a single such transaction in the relevant market at the relevant time. The Certificate Administrator will determine LIBOR for each Interest Accrual Period and the determination of LIBOR by Certificate Administrator will be binding absent manifest error.

            "LIBOR Determination Date": For any Interest Accrual Period, the second day on which banks are open for dealing in foreign currency and exchange in London and New York preceding the first day of such Interest Accrual Period.

            "Liquidation Expenses": All customary, reasonable and necessary "out of pocket" costs and expenses incurred by the applicable Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in connection with the liquidation of any Mortgage Loan or Serviced Whole Loan or the liquidation of a Serviced REO Property or the sale of any Mortgage Loan pursuant to Section 3.18 or Section 9.01 (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes).

            "Liquidation Fee": A fee payable to the Special Servicer with respect to each Specially Serviced Loan or Serviced REO Loan or with respect to each Mortgage Loan as specified in clause (e) of this definition, in each case as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower or Mortgage Loan Seller, as applicable, or any Liquidation Proceeds with respect thereto (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to the product of the Liquidation Fee Rate and the proceeds of such full or discounted payoff or the net Liquidation Proceeds (net of the related costs and expenses associated with the related liquidation) related to such liquidated or repurchased Mortgage Loan or Specially Serviced Loan, as the case may be; provided, however, that (a) no such fee shall be payable with respect to clauses (iii) or (v) of the definition of Liquidation Proceeds (except, in the case of clause (iii), to the extent a Liquidation Fee is required to be paid pursuant to Section 3.18 hereof); (b) no such fee shall be payable in the case of clause (vi) of the definition of Liquidation Proceeds unless the existing or any future related mezzanine intercreditor agreement requires the purchaser to pay such fee; (c) no such fee shall be payable in the case of the exercise of the 135 East 57th Street Purchase Option pursuant to Section 3.38(e) unless such option is exercised more than 90 days following the commencement of the 135 East 57th Street Par Purchase Right Period; (d) with respect to a Serviced Whole Loan, no such fee shall be payable in the case of clause (vii) of the definition of Liquidation Proceeds except to the extent the related Co-Lender Agreement requires the purchaser to pay such fee; and (e) in the case of a final disposition consisting of the repurchase of a Mortgage Loan (or related REO
Loan) by the applicable Mortgage Loan Seller pursuant to Section 2.03(d), no such fee shall be paid by a Mortgage Loan Seller or be due to the Special Servicer if the applicable Mortgage Loan Seller repurchases such Mortgage Loan within the time period set forth in Section 2.03(d) (and giving effect to any applicable extension period beyond the end of the Initial Resolution Period set forth in Section 2.03(d)) and, with respect to any Serviced Companion Loan that is the subject of an Other Securitization, no such fee shall be due to the Special Servicer under this Agreement in connection with a repurchase of such Serviced Companion Loan under the applicable Serviced Companion Loan Securitization Agreement.

            "Liquidation Fee Rate": A rate equal to 1.0%.

            "Liquidation Proceeds": Cash amounts (other than Insurance Proceeds and Condemnation Proceeds and REO Proceeds) received by or paid to the applicable Master Servicer or the Special Servicer in connection with: (i) the liquidation of a Mortgaged Property or other collateral constituting security for a Defaulted Mortgage Loan, through trustee's sale, foreclosure sale, disposition of REO Property or otherwise, exclusive of any portion thereof required to be released to the related Borrower in accordance with applicable law and the terms and conditions of the related Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the purchase of a Defaulted Mortgage Loan by the Directing Certificateholder or the Special Servicer; (iv) the repurchase of a Mortgage Loan (or related REO Loan) by the applicable Mortgage Loan Seller pursuant to Section 2.03(d); (v) the purchase of all the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the applicable Master Servicer pursuant to Section 9.01; (vi) in connection with any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, the purchase of the related Mortgage Loan by a mezzanine lender; (vii) in the case of the Ritz Carlton Key Biscayne Mortgage Loan, the Georgian Towers Mortgage Loan, the Mission Mayfield Downs Mortgage Loan or the Western Plaza Mortgage Loan, the purchase of such Mortgage Loan by a related Serviced B Loan Noteholder, or the applicable designee, as applicable, pursuant to the related Co-Lender Agreement; (viii) in the case of the 135 East 57th Street Mortgage Loan, the exercise of the 135 East 57th Street Purchase Option pursuant to Section 3.38(e) or (ix) except for purposes of Section 3.12(c) and (d), the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the applicable Collection Account.

            "LNR Partners": LNR Partners, Inc., a Florida corporation, and its successors.

            "Loan Agreement": With respect to any Mortgage Loan or Serviced Whole Loan, the loan agreement, if any, between the related Originator and the Borrower, pursuant to which such Mortgage Loan was made.

            "Loan Documents": With respect to any Mortgage Loan or Serviced Whole Loan, the documents executed or delivered in connection with the origination of such Mortgage Loan or Serviced Whole Loan or subsequently added to the related Mortgage File.

            "Loan Group": Either Loan Group 1 or Loan Group 2.

            "Loan Group 1": Collectively, all of the Mortgage Loans that are Group 1 Mortgage Loans and any successor REO Loans with respect thereto.

            "Loan Group 1 Principal Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to Loan Group 1.

            "Loan Group 2": Collectively, all of the Mortgage Loan that are Group 2 Mortgage Loans and any successor REO Loans with respect thereto.

            "Loan Group 2 Principal Distribution Amount": With respect to any Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to Loan Group 2.

            "Loan Number": With respect to any Mortgage Loan, the loan number by which such Mortgage Loan was identified on the books and records of the Depositor or any sub-servicer for the Depositor, as set forth in the Mortgage Loan Schedule.

            "Loan Seller Sub-Servicer": A Servicing Function Participant or Sub-Servicer required to be retained by either Master Servicer or the Special Servicer by a Mortgage Loan Seller, as listed on Exhibit X hereto, or any successor thereto.

            "Lock-Box Account": With respect to any Mortgaged Property, if applicable, any account created pursuant to the related Loan Documents to receive revenues therefrom. Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan or Serviced Whole Loan and Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon. The applicable Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Accounts in accordance with the terms of the related Mortgage Loan.

            "Lock-Box Agreement": With respect to any Mortgage Loan or Serviced Whole Loan, the lock-box agreement, if any, between the related Originator and the Borrower, pursuant to which the related Lock-Box Account, if any, may have been established.

            "Loss of Value Payment": As defined in Section 2.03(d).

            "Loss of Value Reserve Fund": The "outside reserve fund" (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.05(f) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of any Grantor Trust or any Trust REMIC.

            "Lower-Tier Distribution Account": The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(b), which shall be entitled "Deutsche Bank Trust Company Americas, as Certificate Administrator, for the benefit of Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass-Through Certificates, Lower-Tier Distribution Account" and which must be an Eligible Account or a sub-account of an Eligible Account. The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

            "Lower-Tier Distribution Amount": The sum of the Pooled Lower-Tier Distribution Amount and the Class E57 Available Distribution Amount held in the Lower-Tier REMIC.

            "Lower-Tier Principal Balance": With respect to any Class of Lower-Tier Regular Interest, initially will equal the original principal balance set forth in the Preliminary Statement herein, and from time to time will equal such amount reduced by (i) in the case of any Pooled Lower-Tier Regular Interest, the amount of distributions of the Pooled Lower-Tier Distribution Amount allocable to principal and Realized Losses allocable thereto in all prior periods as described in Section 4.01(a) and 4.01(f) hereof and (ii) in the case of any Class E57 Lower-Tier Regular Interest, the amount of distributions of the Class E57 Available Distribution Amount allocable to principal and Realized Losses allocable thereto in all prior periods as described in Section 4.01A(a) and 4.01A(e) hereof.

            "Lower-Tier Regular Interests": The Class LA-1A Interest, the Class LA-1 Interest, the Class LA-2 Interest, the Class LA-3 Interest, the Class LA-4 Interest, the Class LA-AB Interest, the Class LAJ Interest, the Class LAJ-FL Interest, the Class LAM Interest, the Class LAM-FL Interest, the Class LB Interest, the Class LC Interest, the Class LD Interest, the Class LE Interest, the Class LF Interest, the Class LG Interest, the Class LH Interest, the Class LJ Interest, the Class LK Interest, the Class LL Interest, the Class LM Interest, the Class LN Interest, the Class LO Interest, the Class LP Interest, the Class LQ Interest, the Class LS Interest, the Class E57-1-L Interest, the Class E57-2-L Interest and the Class E57-3-L Interest issued by the Lower-Tier REMIC and held by the Trustee as assets of the Upper-Tier REMIC. Each Lower-Tier Regular Interest (i) relates to a Class of Certificates (other than the Class R, Class LR, Class X and Class T Certificates), (ii) is uncertificated, (iii) has an initial Lower-Tier Principal Balance equal to the original Lower-Tier Principal Balance set forth in the Preliminary Statement herein, (iv) has a Pass-Through Rate (other than in the case of the Class LE57-1 Interest, the Class E57-2-L Interest and the Class E57-3-L Interest, which have the Component Loan Remittance Rate set forth in the Preliminary Statement) equal to the Weighted Average Net Mortgage Pass-Through Rate, (v) has a "latest possible maturity date," within the meaning of Treasury Regulations Section 1.860G-1(a), that is the Rated Final Distribution Date and (vi) is entitled to the distributions in the amounts and at the times specified in Section 4.01(a)(ii),
Section 4.01(c) and Section 4.01A(b), as applicable.

            "Lower-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Mortgage Loans (exclusive of Excess Interest and other than the 135 East 57th Street Mortgage Loan), the 135 East 57th Street Loan REMIC Regular Interests, collections thereon, the Trust's interest in any REO Property acquired in respect thereof, amounts related thereto held from time to time in the applicable Collection Account and the Lower-Tier Distribution Account, the REO Account (to the extent of the Trust Fund's interest therein), related amounts in the Interest Reserve Account, amounts held from time to time and the Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein) in respect thereof, and all other property included in the Trust Fund that is not in the 135 East 57th Street Loan REMIC, the Upper-Tier REMIC or the Grantor Trusts.

            "MAI": Member of the Appraisal Institute.

            "Management Agreement": With respect to any Mortgage Loan or Serviced Whole Loan, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

            "Manager": With respect to any Mortgage Loan or Serviced Whole Loan, any property manager for the related Mortgaged Properties.

            "Master Servicer": The KRECM Master Servicer or the Capmark Master Servicer or any successor master servicer appointed as herein provided.

            "Master Servicer Event of Default": As defined in Section 7.01(a).

            "Master Servicer Prepayment Interest Shortfall": As defined in
Section 3.19(c).

            "Master Servicer Website": Shall mean the internet website maintained by either Master Servicer; initially located at "www.key.com/key2cre" in the case of the KRECM Master Servicer and initially located at www.capmark.com in the case of the Capmark Master Servicer.

            "Master Servicing Fee": With respect to each Mortgage Loan or Serviced Pari Passu Companion Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the respective Master Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan or Serviced Pari Passu Companion Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan or Serviced Pari Passu Companion Loan on such Due Date). For the avoidance of doubt, with respect to any B Loan, no Master Servicing Fee shall accrue or be payable on the principal balance thereof.

            "Master Servicing Fee Rate": With respect to each Mortgage Loan, the rate per annum set forth on Exhibit B-2.

            "Material Breach": As defined in Section 2.03(d).

            "Material Defect": As defined in Section 2.03(d).

            "Maturity Date": With respect to any Mortgage Loan or Serviced Companion Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan or Serviced Companion Loan by reason of default thereunder or (ii) any grace period permitted by the related Note.

            "MERS": Mortgage Electronic Registration Systems, Inc.

            "Mission Mayfield Downs B Loan": As defined in the Preliminary Statement.

            "Mission Mayfield Downs B Loan Noteholder": The holder of the Note for the Mission Mayfield Downs B Loan.

            "Mission Mayfield Downs Companion Loan": As defined in the Preliminary Statement.

            "Mission Mayfield Downs Intercreditor Agreement": That certain intercreditor agreement among note holders, dated as of May 24, 2007 by and between German American Capital Corporation and CBA-Mezzanine Capital Finance, LLC, as from time to time amended, supplemented or modified.

            "Mission Mayfield Downs Mortgage Loan": As defined in the Preliminary Statement.

            "Mission Mayfield Downs Whole Loan": As defined in the Preliminary Statement.

            "Modified Mortgage Loan": Any Specially Serviced Loan which has been modified by the Special Servicer pursuant to Section 3.30 in a manner that:

            (a) affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Monthly Payments with respect to such Mortgage Loan or Serviced Companion
      Loan), including any reduction in the Monthly Payment;

            (b) except as expressly contemplated by the related Mortgage, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as is), as determined by an Appraisal delivered to the Special Servicer (at the expense of the related Borrower and upon which the Special Servicer may conclusively rely), of the property to be released; or

            (c) in the good faith and reasonable judgment of the Special Servicer, otherwise materially impairs the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

            "Monthly Payment": With respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Loan) and any Due Date, the scheduled monthly payment of principal, if any, and interest at the Mortgage Rate, excluding any Balloon Payment (but not excluding any constant Monthly Payment due on a Balloon
Loan), which is payable by the related Borrower on such Due Date under the related Note, excluding any Excess Interest. With respect to an REO Loan, the monthly payment that would otherwise have been payable on the related Due Date had the related Note not been discharged, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

            "Moody's": Moody's Investors Service, Inc., or its successor in interest.

            "Mortgage": The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing a Note.

            "Mortgage File": With respect to any Mortgage Loan or Serviced Companion Loan, collectively, the mortgage documents listed in clauses (i) through (xx) of Section 2.01(a) pertaining to such particular Mortgage Loan or Serviced Companion Loan and any additional documents required to be added to such Mortgage File pursuant to the express provisions of this Agreement.

            "Mortgage Loan": Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 and from time to time held in the Trust Fund, including, without limitation, the 135 East 57th Street Non-Pooled Trust Component. The Mortgage Loans originally so transferred, assigned and held are identified on the Mortgage Loan Schedule as of the Closing Date. Such term shall include any REO Loan, Specially Serviced Loan or any Mortgage Loan that has been defeased in whole or in part. Such term shall not include the Serviced Companion Loans but shall include the Non-Serviced Mortgage Loan.

            "Mortgage Loan Purchase Agreements": Each of the GACC Purchase Agreement, the Capmark Purchase Agreement and the KeyBank Purchase Agreement.

            "Mortgage Loan Schedule": The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached hereto as Exhibit B-1, which list shall set forth the following information with respect to each Mortgage
Loan:

            (a) the loan number;

            (b) the loan name;

            (c) the street address (including city, state and zip code) of the related Mortgaged Property;

            (d) the Mortgage Rate in effect as of the Cut-off Date;

            (e) the original principal balance;

            (f) the Stated Principal Balance as of the Cut-off Date;

            (g) the Maturity Date or Anticipated Repayment Date for each Mortgage Loan;

            (h) the Due Date;

            (i) the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

            (j) the Servicing Fee Rate;

            (k) whether the Mortgage Loan is an Actual/360 Mortgage Loan;

            (l) whether such Mortgage Loan has a hard lock-box, a springing hard lock-box, a soft-at-closing, springing hard lock-box or no lock-box at all;

            (m) identifying any Mortgage Loans with which any such Mortgage Loans are cross-collateralized;

            (n) the applicable Loan Group to which such Mortgage Loan belongs;

            (o) the number of units, pads, rooms or square feet with respect to each Mortgaged Property;

            (p) whether such Mortgage Loan has an Anticipated Repayment Date;
      and

            (q) the Revised Rate of such Mortgage Loan, if any.

Such list may be in the form of more than one list, collectively setting forth all of the information required. A comparable list shall be prepared with respect to each Serviced Companion Loan.

            "Mortgage Loan Sellers": Each of GACC, KeyBank and Capmark Seller.

            "Mortgage Pool": All of the Mortgage Loans and any successor REO Loans, collectively, but excluding the 135 East 57th Street Non-Pooled Trust Component. The Mortgage Pool does not include the Companion Loans or any related REO Loans.

            "Mortgaged Property": The underlying property securing a Mortgage Loan including any REO Property, consisting of a fee simple estate, and, with respect to certain Mortgage Loans, a leasehold estate or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

            "Mortgage Rate": With respect to each Mortgage Loan (or related 135 East 57th Street Loan Component), Serviced Companion Loan and any Interest Accrual Period, the annual rate at which interest accrues on such Mortgage Loan or Serviced Companion Loan during such period (in the absence of a default and excluding any Excess Interest), as set forth in the related Note from time to time. The "Mortgage Rate" for purposes of calculating the Net Mortgage Pass-Through Rate and the Weighted Average Net Mortgage Pass-Through Rate shall be the Mortgage Rate of such Mortgage Loan or Serviced Companion Loan without giving effect to any Default Rate or any Excess Interest and without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a reduction in interest or principal due to a modification pursuant to Section 3.32 hereof, as applicable.

            "Net Condemnation Proceeds": Condemnation Proceeds, to the extent such proceeds are not to be applied to the restoration, preservation or repair of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Mortgage or Note or other documents included in the Mortgage File or in accordance with the applicable Servicing Standard.

            "Net Default Interest": With respect to any Distribution Date, an amount equal to the sum of (i) the amount of the aggregate collected Default Interest allocable to the Mortgage Loans received during the preceding Collection Period, minus (ii) any portions thereof withdrawn (A) from the applicable Collection Account pursuant to Section 3.06(b)(ix) for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses incurred during or prior to such Collection Period and (B) from each Serviced Whole Loan Collection Account pursuant to Section 3.06(c)(ix) for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses incurred during such Collection Period.

            "Net Insurance Proceeds": Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Mortgage or Note or other documents included in the Mortgage File or in accordance with prudent and customary servicing practices.

            "Net Liquidation Proceeds": The Liquidation Proceeds received with respect to any Mortgage Loan or Serviced Whole Loan net of the amount of (i) Liquidation Expenses incurred with respect thereto and, (ii) with respect to proceeds received in connection with the taking of a Mortgaged Property (or portion thereof) by the power of eminent domain in condemnation, amounts required to be applied to the restoration or repair of the related Mortgaged Property.

            "Net Mortgage Pass-Through Rate": (i) With respect to any Mortgage Loan (in the case of the 135 East 57th Street Mortgage Loan, the 135 East 57th Street Pooled Trust Component only) or Serviced Companion Loan and any Distribution Date, the per annum rate equal to the Mortgage Rate for such Mortgage Loan (or 135 East 57th Street Pooled Component Rate) or Serviced Companion Loan, minus, for any such Mortgage Loan or Serviced Companion Loan, the aggregate of the applicable Servicing Fee Rate and the Trustee/Certificate Administrator Fee Rate or (ii) with respect to the DDR Portfolio Mortgage Loan, the applicable Servicing Fee Rate and the servicing fee rate pursuant to the CGCMT 2007-C6 Pooling and Servicing Agreement; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Pass-Through Rate for any Mortgage Loan or Serviced Companion Loan will be determined without regard to any modification, waiver or amendment of the terms of such Mortgage Loan or Serviced Companion Loan, whether agreed to by the applicable Master Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the Borrower.

            Notwithstanding the foregoing, if any such Mortgage Loan (or the 135 East 57th Street Pooled Trust Component) does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then the "Net Mortgage Pass-Through Rate" of such Mortgage Loan for any Interest Accrual Period will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan (or the 135 East 57th Street Pooled Trust Component) on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan at the related Mortgage Rate (or the 135 East 57th Street Pooled Trust Component at the 135 East 57th Street Pooled Component Rate), less the Servicing Fee Rate and the Trustee/Certificate Administrator Fee Rate during such Interest Accrual Period; provided, however, that with respect to each such Mortgage Loan (or 135 East 57th Street Pooled Component), the Mortgage Rate (or 135 East 57th Street Pooled Component Rate) for the one-month period (i) preceding the Due Dates in
(a) January and February in each year that is not a leap year or (b) February only in each year that is a leap year will be determined exclusive of the amounts withheld from that month (in either case, unless the related Distribution Date is the final Distribution Date) and (ii) preceding the Due Date in March (or February if the related Distribution Date is the final Distribution Date), will be determined inclusive of the Withheld Amounts, if applicable, from the immediately preceding January and February.

            "Net Prepayment Interest Excess": The excess amount, if any, that the aggregate of all Prepayment Interest Excess for all Mortgage Loans that the applicable Master Servicer is servicing exceeds the aggregate of all Prepayment Interest Shortfalls for such Mortgage Loans as of any Distribution Date.

            "Net Prepayment Interest Shortfall": With respect to the Mortgage Loans that the applicable Master Servicer is servicing, the aggregate Prepayment Interest Shortfalls on such Mortgage Loans in excess of the Master Servicer Prepayment Interest Shortfall on such Mortgage Loans.

            "Net REO Proceeds": With respect to each Serviced REO Property, REO Proceeds with respect to such REO Property net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to Section 3.17(b) of this Agreement.

            "New Lease": Any lease of a Serviced REO Property entered into on behalf of the 135 East 57th Street Loan REMIC or the Lower-Tier REMIC, as applicable, if such REMIC has the right to renegotiate the terms of such lease, including any lease renewed or extended on behalf of such REMIC.

            "Non-Pooled Trust Component": Any of the 135 East 57th Street Non-Pooled Trust Component-1, the 135 East 57th Street Non-Pooled Trust Component-2 or the 135 East 57th Street Non-Pooled Trust Component-3.

            "Non-Serviced Mortgage Loan": The DDR Portfolio Mortgage Loan.

            "Non-Serviced Mortgage Loan Service Providers": The DDR Portfolio Service Providers.

            "Non-Serviced Pari Passu Loan": The DDR Portfolio Pari Passu Loans.

            "Non-Serviced Whole Loans": The DDR Portfolio Whole Loan.

            "Non-U.S. Person": A person that is not a U.S. Person.

            "Nonrecoverable Advance": Any Nonrecoverable P&I Advance, Nonrecoverable Property Advance or Nonrecoverable Workout-Delayed Reimbursement Amounts.

            "Nonrecoverable P&I Advance": Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which, in the reasonable judgment of the applicable Master Servicer, the Special Servicer, in each case in accordance with the applicable Servicing Standard, or the Trustee, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan or REO Loan, which shall be evidenced by an officer certificate as provided by Section 4.07(c). In the case of a Cross-Collateralized Mortgage Loan, such recoverability determination shall take into account the cross collateralization of the related Cross-Collateralized Mortgage Loan.

            "Nonrecoverable Property Advance": Any Property Advance previously made or proposed to be made in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or the Serviced Whole Loan or any Serviced REO Property that, in the reasonable judgment of the applicable Master Servicer, the Special Servicer, in each case in accordance with the applicable Servicing Standard, or the Trustee, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan, Serviced REO Loan or Serviced Whole Loan, which shall be evidenced by an officer certificate as provided by Section 3.24(d). The determination as to the recoverability of any property advance previously made or proposed to be made in respect of the DDR Portfolio Whole Loan shall be made by the CGCMT 2007-C6 Servicer, CGCMT 2007-C6 Special Servicer or CGCMT 2007-C6 Trustee pursuant to the CGCMT 2007-C6 Pooling and Servicing Agreement. Any such determination made by the CGCMT 2007-C6 Servicer, CGCMT 2007-C6 Special Servicer or CGCMT 2007-C6 Trustee shall be conclusive and binding on the Certificateholders and may, in all cases, be conclusively relied upon by the applicable Master Servicer, the Special Servicer and the Trustee, as applicable. In the case of a Cross-Collateralized Mortgage Loan, such recoverability determination shall take into account the cross collateralization of the related Cross-Collateralized Mortgage Loan.

            "Nonrecoverable Workout-Delayed Reimbursement Amounts": Any Workout-Delayed Reimbursement Amounts when the Person making such determination in accordance with the procedures specified for Nonrecoverable Property Advances or Nonrecoverable P&I Advances, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from late payments or any other recovery on or in respect of the related Mortgage Loan or Serviced Loan or REO Loans or (b) has determined that such Workout-Delayed Reimbursement Amounts would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on all of the Mortgage Loans and REO Properties, from general principal collections in the Collection Account.

            "Note": With respect to any Mortgage Loan or Serviced Companion Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Mortgage Loan or Serviced Companion Loan including any amendments or modifications, or any renewal or substitution notes, as of such date.

            "Notice of Termination": Any of the notices given to the Trustee, the Certificate Administrator, the Class AM-FL Swap Counterparty, the Class AJ-FL Swap Counterparty and the applicable Master Servicer by the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the applicable Master Servicer pursuant to Section 9.01(c).

            "Notional Amount" or "Notional Balance": As of any date of determination: (i) with respect to all of the Class XS or Class XP Certificates as a Class, the related Class X Notional Amount as of such date of determination and (ii) with respect to any Class X Certificate, the product of the Percentage Interest evidenced by such Certificate and the related Class X Notional Amount as of such date of determination.

            "Officer's Certificate": A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated) and by the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Trust Officer or other officer of the applicable Master Servicer, Special Servicer or Additional Servicer customarily performing functions similar to those performed by any of the above designated officers, any Servicing Officer and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Trustee, the Certificate Administrator, the Special Servicer or the applicable Master Servicer, as the case may be.

            "Opinion of Counsel": A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Special Servicer or the applicable Master Servicer, as the case may be, acceptable to the Certificate Administrator and the Trustee, except that any opinion of counsel relating to (a) qualification of the 135 East 57th Street Loan REMIC, the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of any Trust REMIC, (b) compliance with the REMIC Provisions (including application of the definition of "Independent Contractor"), (c) qualification of any Grantor Trust as a grantor trust or (d) a resignation of the applicable Master Servicer or the Special Servicer pursuant to Section 6.04, must be an opinion of counsel who is Independent of the Depositor and such Master Servicer.

            "Originator": Any of (i) the Mortgage Loan Sellers and (ii) with respect to any Mortgage Loan acquired by a Mortgage Loan Seller, the originator of such Mortgage Loan.

            "Ownership Interest": Any record or beneficial interest in a Class R or Class LR Certificate.

            "Other Depositor": With respect to each Other Pooling and Servicing Agreement, the related depositor thereunder.

            "Other Indemnified Parties": As defined in Section 6.07.

            "Other Pooling and Servicing Agreement": The CGCMT 2007-C6 Pooling and Servicing Agreement and any other pooling and servicing agreement entered into in connection with an Other Securitization as from time to time amended, supplemented or modified.

            "Other Securitization": Any commercial mortgage securitization trust that holds a Serviced Companion Loan or Non-Serviced Pari Passu Loan or any successor REO Loan with respect thereto.

            "Other Servicer": With respect to the Other Pooling and Servicing Agreement, the related master servicer thereunder.

            "Other Special Servicer": With respect to the Other Pooling and Servicing Agreement, the related special servicer thereunder.

            "Other Trustee": With respect to the Other Pooling and Servicing Agreement, the related trustee thereunder.

            "P&I Advance": As to any Mortgage Loan, any advance made by the applicable Master Servicer or the Trustee pursuant to Section 4.07. Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to and without duplication, payment or reimbursement of interest thereon at the Advance Rate from and including the later of the date of the making of such P&I Advance or the expiration of any applicable grace period on the related Mortgage Loan to and including the date of payment or reimbursement.

            "P&I Advance Determination Date": With respect to any Distribution Date, the second Business Day prior to such Distribution Date.

            "Pass-Through Rate": With respect to each Class of Certificates (other than the Class T, Class R and Class LR Certificates), the rate for such Class as set forth below:

       Class              Pass-Through Rate
------------------- ----------------------------------
Class A-1           Class A-1 Pass-Through Rate
Class A-2           Class A-2 Pass-Through Rate
Class A-3           Class A-3 Pass-Through Rate
Class A-AB          Class A-AB Pass-Through Rate
Class A-4           Class A-4 Pass-Through Rate
Class A-1A          Class A-1A Pass-Through Rate
Class XP            Class XP Pass-Through Rate
Class XS            Class XS Pass-Through Rate
Class AM            Class AM Pass-Through Rate
Class AM-FL         Class AM-FL Pass-Through Rate
Class AJ            Class AJ Pass-Through Rate
Class AJ-FL         Class AJ-FL Pass-Through Rate
Class B             Class B Pass-Through Rate
Class C             Class C Pass-Through Rate
Class D             Class D Pass-Through Rate
Class E             Class E Pass-Through Rate
Class F             Class F Pass-Through Rate
Class G             Class G Pass-Through Rate
Class H             Class H Pass-Through Rate
Class J             Class J Pass-Through Rate
Class K             Class K Pass-Through Rate
Class L             Class L Pass-Through Rate
Class M             Class M Pass-Through Rate
Class N             Class N Pass-Through Rate
Class O             Class O Pass-Through Rate
Class P             Class P Pass-Through Rate
Class Q             Class Q Pass-Through Rate
Class S             Class S Pass-Through Rate
Class E57-1         Class E57-1 Pass-Through Rate
Class E57-2         Class E57-2 Pass-Through Rate
Class E57-3         Class E57-3 Pass-Through Rate

            With respect to each Class of Lower-Tier Regular Interests (other than the Class E57 Lower-Tier Regular Interests), the Weighted Average Net Mortgage Pass-Through Rate. With respect to each of the Class E57-1-L, Class E57-2-L and Class E57-3-L Interests, the Pass-Through Rate for the Class E57-1, Class E57-2 and Class E57-3 Certificates, respectively, and with respect to the Class E57-P Regular Interest, the Net Mortgage Pass-Through Rate for the corresponding 135 East 57th Street Loan Component. With respect to the Class E57-1-NP Regular Interest, the Class E57-2-NP Regular Interest and the Class E57-3-NP Regular Interest, the Component Loan Remittance Rate for the corresponding 135 East 57th Street Loan Component. With respect to each of the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest, a per annum rate equal to the lesser of (i) 5.430% and (ii) the Weighted Average Net Mortgage Pass-Through Rate.

            "Paying Agent": The paying agent appointed pursuant to Section 5.04.

            "PCAOB": The Public Company Accounting Oversight Board.

            "Penalty Charges": With respect to any Mortgage Loan or Serviced Companion Loan (or successor REO Loan), any amounts collected thereon that represent late payment charges or Default Interest, other than a Yield Maintenance Charge or Excess Interest.

            "Percentage Interest": As to any Certificate (other than the Class E57 and Class T Certificates), the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (except the Class E57, Class T, Class R and Class LR Certificates), the percentage interest is equal to the initial denomination of such Certificate divided by the initial Certificate Balance or Notional Balance, as applicable, of such Class of Certificates. With respect to any Class E57, Class T, Class R or Class LR Certificate, the percentage interest is set forth on the face thereof.

            "Performing Loan": A Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan or REO Loan.

            "Permitted Investments": Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn, regardless of whether issued by the Depositor, the applicable Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency (and Fitch, to the extent that a Serviced Pari Passu Companion Loan has been deposited into a commercial mortgage securitization that is rated by Fitch, as applicable, and the particular related investment relates solely to the related Serviced Whole Loan, provided, however, if any of the following obligations or securities is not rated by Fitch, as applicable, then no confirmation will be required from Fitch so long as such obligation or security has the required ratings, if any, by two nationally-recognized statistical rating organizations) shall have confirmed in writing to such Master Servicer that a lower rating would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates or Serviced Companion Loan
Securities:

            (a) direct obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

            (b) Federal Housing Administration debentures;

            (c) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change,
      (B) if bearing a variable rate of interest, its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

            (d) federal funds, unsecured certificates of deposit, time or similar deposits, bankers' acceptances and repurchase agreements, with maturities of not more than 365 days, of any bank, the short term obligations of which are rated in the highest short term rating category by each Rating Agency (and Fitch, to the extent that a Serviced Pari Passu Companion Loan has been deposited into a commercial mortgage securitization that is rated by Fitch, and the particular related investment relates solely to the related Serviced Whole Loan) or, if not rated by any Rating Agency and/or Fitch, as applicable (to the extent that a Serviced Companion Loan has been deposited into a commercial mortgage securitization that is rated by Fitch, and the particular related investment relates solely to the related Serviced Whole Loan), otherwise acceptable to Moody's and S&P and acceptable to Fitch, with respect to Serviced Companion Loan Securities that are rated by Fitch, and in each case as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates or Serviced Companion Loan Securities; provided, however, that the investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and
      (C) not be subject to liquidation prior to its maturity;

            (e) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers' acceptances issued by, any bank or trust company, savings and loan association or savings bank, and, if such demand and time deposits in, or certificates of deposit of, or bankers' acceptances are not fully insured by the Federal Deposit Insurance Corporation, the short term obligations of such bank or trust company, savings and loan association or savings bank are rated in the highest short term rating category by each Rating Agency (and Fitch, to the extent that a Serviced Companion Loan has been deposited into a commercial mortgage securitization that is rated by Fitch, and the particular related investment relates solely to the related Serviced Whole
      Loan) or, if not rated by any Rating Agency and/or Fitch, as applicable (to the extent that a Serviced Companion Loan has been deposited into a commercial mortgage securitization that is rated by Fitch, and the particular related investment relates solely to the related Serviced Whole
      Loan), otherwise acceptable to Moody's and S&P and acceptable to Fitch, with respect to Serviced Companion Loan Securities that are rated by Fitch, and in each case as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates or Serviced Companion Loan Securities; provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

            (f) debt obligations with maturities of not more than 365 days rated in the highest long-term unsecured rating category by each Rating Agency (and Fitch, to the extent that a Serviced Companion Loan has been deposited into a commercial mortgage securitization that is rated by Fitch, and the particular related investment relates solely to the related Serviced Whole Loan) or, if not rated by any Rating Agency and/or Fitch (to the extent that a Serviced Companion Loan has been deposited into a commercial mortgage securitization that is rated by Fitch, and the particular related investment relates solely to the related Serviced Whole
      Loan), otherwise acceptable to Moody's and S&P and acceptable to Fitch, with respect to Serviced Companion Loan Securities that are rated by Fitch, and in each case as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates or Serviced Companion Loan Securities; provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

            (g) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that is rated in the highest short-term unsecured debt rating by each Rating Agency (and Fitch, to the extent that a Serviced Companion Loan has been deposited into a commercial mortgage securitization that is rated by Fitch and the particular related investment relates solely to the related Serviced Whole Loan) or, if not rated by any Rating Agency (including Fitch to the extent that a Serviced Companion Loan has been deposited into a commercial mortgage securitization that is rated by Fitch, and the particular related investment relates solely to the related Serviced Whole Loan), otherwise acceptable to Moody's and S&P and acceptable to Fitch, with respect to Serviced Companion Loan Securities that are rated by Fitch, and in each case as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates or Serviced Companion Loan Securities; provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and
      (C) not be subject to liquidation prior to their maturity;

            (h) units of taxable money market mutual funds, issued by regulated investment companies, which seek to maintain a constant net asset value per share (including the Federated Prime Obligation Money Market Fund (the "Fund")) so long as any such fund is rated in the highest short-term unsecured debt ratings category by each Rating Agency (and Fitch, to the extent that a Serviced Companion Loan has been deposited into a commercial mortgage securitization that is rated by Fitch, as applicable, and the particular related investment relates solely to the related Serviced Whole
      Loan) or, if not rated by any Rating Agency and/or Fitch, as applicable (to the extent that a Serviced Companion Loan has been deposited into a commercial mortgage securitization that is rated by Fitch, and the particular related investment relates solely to the related Serviced Whole
      Loan), otherwise acceptable to Moody's and S&P and acceptable to Fitch, with respect to Serviced Companion Loan Securities that are rated by Fitch, and in each case as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates or Serviced Companion Loan Securities; and

            (i) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, provided that each Rating Agency (and Fitch, to the extent that a Serviced Companion Loan has been deposited into a commercial mortgage securitization that is rated by Fitch, and the particular related investment relates solely to the related Serviced Whole Loan) has confirmed in writing to the applicable Master Servicer, Special Servicer or Certificate Administrator, as applicable, that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates or Serviced Companion Loan Securities;

provided, however, that no instrument or security shall be a Permitted Investment (a) unless such instrument is a "cash flow investment" earning a passive return in the nature of interest pursuant to Code Section 860G(a)(6) or
(b) if (i) such instrument or security evidences a right to receive only interest payments or (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment or (c) if it may be redeemed of a price below the purchase price. No Permitted Investment may be purchased at a price in excess of par or sold prior to maturity if such sale would result in a loss of principal or a tax on a prohibited transaction under
Section 860F of the Code.

            "Permitted Transferee": With respect to a Class R or Class LR Certificate, any Person or agent thereof that is a Qualified Institutional Buyer, an Affiliated Person or an Institutional Accredited Investor, other than
(a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R or Class LR Certificate to such Person will not cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Person and (d) a Plan or any Person investing the assets of a Plan.

            "Person": Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Plan": As defined in Section 5.02(k).

            "Pooled Lower-Tier Distribution Amount": As defined in Section 4.01(a).

            "Pooled Lower-Tier Regular Interests": All Lower-Tier Regular Interests other than the Class E57 Lower-Tier Regular Interests.

            "Pooled Regular Certificates": All Classes of Regular Certificates (other than the Class E57 Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest.

            "Prepayment Assumption": The assumption that (i) each Mortgage Loan (other than an ARD Loan) does not prepay prior to its respective Maturity Date and (ii) each ARD Loan prepays on its Anticipated Repayment Date.

            "Prepayment Interest Excess": With respect to any Distribution Date, the aggregate amount, with respect to all Mortgage Loans, serviced by the applicable Master Servicer that were subject to Principal Prepayment in full or in part, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the applicable Master Servicer or Special Servicer for application to such Mortgage Loans, in each case after the Due Date in the month of such Distribution Date and on or prior to the related Determination Date, the amount of interest accrued at the Mortgage Rate for such Mortgage Loans on the amount of such Principal Prepayments, Insurance Proceeds, Liquidation Proceeds and Condemnation Proceeds after the Due Date relating to such Collection Period and accruing in the manner set forth in the related Loan Documents, to the extent such interest is collected by the applicable Master Servicer or the Special Servicer (without regard to any Prepayment Premium, Yield Maintenance Charge or Excess Interest actually collected).

            "Prepayment Interest Shortfall": With respect to any Distribution Date, for each Mortgage Loan serviced by the applicable Master Servicer that was subject to a Principal Prepayment in full or in part and which did not include a full month's interest, or as to which Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were received by the applicable Master Servicer or Special Servicer for application to such Mortgage Loan, in each case after the Due Date in the calendar month preceding such Distribution Date but prior to the Due Date in the related Collection Period, the amount of interest that would have accrued at the Net Mortgage Pass-Through Rate for such Mortgage Loan on the amount of such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds during the period commencing on the date as of which such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were applied to the unpaid principal balance of the Mortgage Loan and ending on (and including) the day immediately preceding such Due Date (without regard to any Prepayment Premium, Yield Maintenance Charge or Excess Interest actually collected). For purposes of calculating any Prepayment Interest Shortfall that is otherwise allocable to the Class E57 Certificates, such shortfall shall only consist of any Prepayment Interest Shortfall that resulted from a Principal Prepayment on the 135 East 57th Street Mortgage Loan that was not offset by any related payment deposited by the KRECM Master Servicer pursuant to Section 3.19(c) of this Agreement in connection therewith. For purposes of allocating any Prepayment Interest Shortfall for the 135 East 57th Street Mortgage Loan, if any, for each Distribution Date, such amount shall be allocated to the Class E57 Certificates (and to the Corresponding Lower-Tier Regular Interests and the 135 East 57th Street Loan REMIC Non-Pooled Regular Interests) up to an amount equal to the lesser of (i) any such Prepayment Interest Shortfall and (ii) the Component Interest Accrual Amount in respect of the Class E57 Certificates (or the 135 East 57th Street Loan REMIC Non-Pooled Regular Interests or the corresponding Lower-Tier Regular Interests), and, thereafter, if and to the extent that any portion of such Prepayment Interest Shortfall remains unallocated, among the Pooled Regular Certificates (as described in Section 3.38(h)) and to the Lower-Tier Regular Interests (other than the Class E57 Lower-Tier Regular Interests) as set forth in Section 4.01(a)(ii) and Section 4.01A(d).

            "Prepayment Premium": Any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable on a Mortgage Loan or Serviced Companion Loan by a Borrower as the result of a Principal Prepayment thereon, not otherwise due thereon, in respect of principal or interest, which is intended to compensate the holder of the related Note for prepayment.

            "Primary Servicing Fee Rate": With respect to each Mortgage Loan or Serviced Companion Loan, the rate per annum set forth on Exhibit B-2.

            "Prime Rate": The "Prime Rate" as published in the "Money Rates" section of The Wall Street Journal, Eastern edition (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the "Prime Rate" no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time. The Certificate Administrator shall notify in writing each Master Servicer and the Special Servicer with regard to any determination of the Prime Rate in accordance with the parenthetical in the preceding sentence.

            "Principal Distribution Amount": For any Distribution Date, an amount equal to (i) the sum of:

            (a) the principal component of all scheduled Monthly Payments (other than Balloon Payments) due on the Mortgage Loans (other than the 135 East 57th Street Mortgage Loan) on the related Due Date (if received during the related Collection Period or advanced);

            (b) the principal component of all Assumed Scheduled Payments due on the related Due Date (if received during the related Collection Period or advanced) with respect to any Mortgage Loan (other than the 135 East 57th Street Mortgage Loan) that is delinquent in respect of its Balloon Payment;

            (c) the Stated Principal Balance of each Mortgage Loan (other than the 135 East 57th Street Mortgage Loan) that was, during the related Collection Period, repurchased from the Trust Fund in connection with a Breach or Defect pursuant to Section 2.03, purchased pursuant to Section 3.18, or purchased from the Trust Fund pursuant to Section 9.01;

            (d) the portion of Unscheduled Payments allocable to principal of any Mortgage Loan (other than the 135 East 57th Street Mortgage Loan) that was liquidated during the related Collection Period;

            (e) the principal component of all Balloon Payments and any other principal payment on any Mortgage Loan (other than the 135 East 57th Street Mortgage Loan) received on or after the Maturity Date thereof, to the extent received during the related Collection Period;

            (f) all other Principal Prepayments on Mortgage Loans (other than the 135 East 57th Street Mortgage Loan) received in the related Collection Period;

            (g) any other full or partial recoveries in respect of principal of Mortgage Loans (other than the 135 East 57th Street Mortgage Loan), including Insurance Proceeds, Liquidation Proceeds and Net REO Proceeds received in the related Collection Period (including any amount related to the Loss of Value Payments to the extent that such amount was transferred into the applicable Collection Account pursuant to Section 3.06(f) during the related Collection Period); and

            (h) the portion of the 135 East 57th Street Available Funds allocated to the 135 East 57th Street Pooled Trust Component under Sections 3.38(h)(i)(B) and 3.38(h)(ii)(B),

as reduced by (ii) any (1) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Mortgage Loans (other than the 135 East 57th Street Mortgage Loan) or, with respect to Property Advances, the Serviced Whole Loans, in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (2) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans (other than the 135 East 57th Street Mortgage Loan) or, with respect to Property Advances, the Serviced Whole Loans, in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided, that, in the case of clauses (1) and (2) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (other than the 135 East 57th Street Mortgage Loan) or, with respect to Property Advances, the Serviced Whole Loans, are subsequently recovered on the related Mortgage Loan or, with respect to Property Advances, the Serviced Whole Loan, such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 hereof.

            "Principal Prepayment": Any payment of principal made by a Borrower on a Mortgage Loan or Serviced Companion Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            "Private Global Certificate": Each of the Regulation S Global Certificates or Rule 144A Global Certificates with respect to the Class XS, Class AM-FL, Class G, Class AJ-FL, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2 and Class E57-3 Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

            "Private Placement Memorandum": Means the Private Placement Memorandum, dated August 8, 2007, pursuant to which the Class XS, Class AM-FL, Class AJ-FL, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates will be offered for sale.

            "Privileged Person": Means a party to this Agreement, a Rating Agency, a designee of the Depositor (including any financial market publisher), the initial Controlling Class Representative, each Underwriter and any other person who delivers to the Certificate Administrator in the form attached hereto as Exhibit L (which form may be provided by the Certificate Administrator upon request), a certification that such person is a Certificateholder, a Certificate Owner of a Certificate or a prospective purchaser of a Certificate.

            "Prohibited Party": Any proposed Servicing Function Participant (i) that is listed on the Depositor's Do Not Hire List or (ii) for which either Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee that seeks to retain such Servicing Function Participant has actual knowledge obtained by written notice or through actual experience that such party at any point prior to such hiring, assignment or transfer failed to comply with the Servicing Function Participant's obligations under Regulation AB with respect to any other securitization.

            "Property Advance": As to any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan, any advance made by the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, in respect of Property Protection Expenses or any expenses incurred to protect, preserve and enforce the security for a Mortgage Loan or a Serviced Whole Loan or to pay taxes and assessments or insurance premiums with respect to the related Mortgaged Property, to the extent the making of any such advance is specifically provided for in this Agreement, including, but not limited to, as provided in Section 3.04 and Section 3.24, as applicable. Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate from and including the date of the making of such Advance to and including the date of payment or reimbursement. Notwithstanding anything to the contrary, "Property Advance" shall not include allocable overhead of the applicable Master Servicer or the Special Servicer, as applicable, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.

            "Property Protection Expenses": With respect to any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Companion Loan, any costs and expenses incurred by the applicable Master Servicer or the Special Servicer pursuant to Sections 3.04, 3.08(a), 3.10(b), 3.10(e), 3.10(f), 3.10(h),
3.10(i), 3.10(k), 3.11, 3.12(e), 3.17(a), 3.17(b), 3.17(c), 3.18(g) or 3.28(a)
or indicated herein as being payable as a Property Advance or as a cost or expense of the Trust Fund (and, in the case of the Serviced Whole Loans, the Serviced Companion Loan Noteholders but subject to the provisions of Section 1.02(e)) or the 135 East 57th Street Loan REMIC, Lower-Tier REMIC, or Upper-Tier REMIC to be paid out of the Collection Account.

            "Prospectus": The Depositor's Prospectus dated August 8, 2007, as supplemented by the Prospectus Supplement dated August 8, 2007, relating to the offering of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AJ, Class B, Class C, Class D, Class E and Class F Certificates.

            "PTCE": Prohibited Transaction Class Exemption.

            "Qualified Institutional Buyer": A qualified institutional buyer within the meaning of Rule 144A.

            "Qualified Insurer": As used in Section 3.08, (i) an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction which shall have an insurance financial strength rating of "A-" or better by S&P and "A3" or better by Moody's and (ii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(d), shall have a claims paying ability rated by each Rating Agency no lower than two ratings categories (without regard to pluses or minuses or numeric qualifications) lower than the highest rating of any outstanding Class of Certificates or Serviced Companion Loan Securities from time to time, but in no event lower than "A2" by Moody's (or if such company is not rated by Moody's, is rated at least A:IX by A.M. Best's Key Rating Guide) and in the case of S&P, a financial strength rating of "A" or better, unless in any such case each of the Rating Agencies has confirmed in writing that obtaining the related insurance from an insurance company that is not rated by each of the Rating Agencies (subject to the foregoing exceptions) or that has a lower claims-paying ability than such requirements shall not result, in and of itself, in a downgrade, qualification or withdrawal of the then-current ratings by such Rating Agency to any Class of Certificates or Serviced Companion Loan Securities.

            "Qualified Mortgage": A Mortgage Loan that is a "qualified mortgage" within the meaning of Code Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

            "Qualifying Substitute Mortgage Loan": A mortgage loan which must, on the date of substitution: (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and/or interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the Removed Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the Removed Mortgage Loan;
(iii) have the same Due Date as the Removed Mortgage Loan; (iv) accrue interest on the same basis as the Removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the Removed Mortgage Loan; (vi) have an original loan to value ratio not higher than that of the Removed Mortgage Loan and a current loan to value ratio not higher than the then current loan-to-value ratio of the Removed Mortgage Loan; (vii) materially comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an Environmental Report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Servicing File; (ix) have an original Debt Service Coverage Ratio of not less than the original Debt Service Coverage Ratio of the Removed Mortgage Loan and a current Debt Service Coverage Ratio of not less than the current Debt Service Coverage Ratio of the Removed Mortgage Loan; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller's expense) to be a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date after the date that is three years prior to the Rated Final Distribution Date; (xii) not be substituted for a Removed Mortgage Loan unless the Certificate Administrator and the Trustee has received prior confirmation in writing by each Rating Agency that such substitution will not in and of itself result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any Class of Certificates then rated by the Rating Agency (the cost, if any, of obtaining such confirmation to be paid by the applicable Mortgage Loan Seller) (provided that no such confirmation from any Rating Agency shall be required with respect to any Companion Loan Securities); (xiii) have been approved by the Controlling Class Representative in its sole discretion; (xiv) prohibit defeasance within two years after the Closing Date; (xv) not be substituted for a Removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any of such REMICs other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel; and (xvi) if the Removed Mortgage Loan is part of Loan Group 2, have the same property type designation as the Removed Mortgage Loan. In the event that one or more mortgage loans are substituted for one or more Removed Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no individual Mortgage Rate shall be lower than the highest Pass-Through Rate (that is a fixed rate not subject to a cap equal to the Weighted Average Net Mortgage Pass-Through Rate) of any Class of Sequential Pay Certificates (other than the Class AM-FL Certificates and the Class AJ-FL Certificates) the Class AM-FL Regular Interest or the Class AJ-FL Regular Interest having an outstanding Certificate Balance. When a Qualified Substitute Mortgage Loan is substituted for a Removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Certificate Administrator and the Trustee.

            "Rated Final Distribution Date": The Distribution Date in December 2049.

            "Rating Agency": means any of S&P and Moody's; provided, that with respect to any matter affecting the Non-Serviced Mortgage Loan or any Serviced Whole Loan with a Serviced Companion Loan, "Rating Agency" shall also refer to any rating agency rating Serviced Companion Loan Securities or securities related to such Non-Serviced Mortgage Loan.

            "Real Property": Land or improvements thereon such as buildings or other inherently permanent structures thereon (including items that are structural components of the buildings or structures), in each such case as such terms are used in the REMIC Provisions.

            "Realized Loss": With respect to any Distribution Date, the amount, if any, by which (i) the aggregate Certificate Balance of the Sequential Pay Certificates after giving effect to distributions of principal on such Distribution Date exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for principal payments received on the Mortgage Loans in the Mortgage Pool that were used to reimburse the applicable Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) immediately following the Determination Date preceding such Distribution Date.

            "Reassignment of Assignment of Leases, Rents and Profits": As defined in Section 2.0l(a)(viii).

            "Record Date": With respect to each Distribution Date, the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date.

            "Regular Certificates": The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AJ, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2 and Class E57-3 Certificates.

            "Regulation AB": Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss. 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Regulation D": Regulation D under the Act.

            "Regulation S": Regulation S under the Act.

            "Regulation S Global Certificate": Each of the Class XS, Class AM-FL, Class AJ-FL, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2 and Class E57-3 Certificates issued as such on the Closing Date.

            "Regulation S Investor": With respect to a transferee of an interest in a Regulation S Global Certificate, a transferee that acquires such interest pursuant to Regulation S.

            "Regulation S Transfer Certificate": As defined in Section 5.02(c)(i)(B).

            "Relevant Servicing Criteria": The Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to each Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, on Schedule II attached hereto). For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers. With respect to a Servicing Function Participant engaged by the Trustee, the Certificate Administrator, either Master Servicer or the Special Servicer, the term "Relevant Servicing Criteria" refers to the items of the Relevant Servicing Criteria applicable to the Trustee, the Certificate Administrator, the applicable Master Servicer or the Special Servicer that engaged such Servicing Function Participant that are applicable to such Servicing Function Participant based on the functions it has been engaged to perform.

            "REMIC": A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code and the REMIC Provisions.

            "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

            "Removed Mortgage Loan": A Mortgage Loan which is repurchased from the Trust Fund pursuant to the terms hereof or as to which one or more Qualifying Substitute Mortgage Loans are substituted.

            "Rents from Real Property": With respect to any Serviced REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

            (a) except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such Serviced REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

            (b) any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

            (c) any amount received or accrued, directly or indirectly, with respect to such Serviced REO Property if any Person Directly Operates such Serviced REO Property;

            (d) any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such Serviced REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

            (e) rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such Serviced REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

            "REO Account": As defined in Section 3.17(b).

            "REO Loan": Any Mortgage Loan, Non-Serviced Mortgage Loan or Serviced Whole Loan as to which the related Mortgaged Property has become an REO Property.

            "REO Proceeds": With respect to any Serviced REO Property and the related Serviced REO Loan, all revenues received by the Special Servicer with respect to such Serviced REO Property or Serviced REO Loan which do not constitute Liquidation Proceeds.

            "REO Property": A Mortgaged Property title to which has been acquired by the Special Servicer on behalf of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise, or in the case of the Non-Serviced Mortgage Loan, the Trust Fund's beneficial interest in the Mortgaged Property acquired by the Other Trustee pursuant to the Other Pooling Agreement.

            "Replacement Mortgage Loan": Any Qualifying Substitute Mortgage Loan that is substituted for one or more Removed Mortgage Loans.

            "Reportable Event": As defined in Section 10.09.

            "Reporting Servicer": Each Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator, the Trustee and each Servicing Function Participant.

            "Repurchase Price": With respect to any Mortgage Loan to be repurchased or purchased pursuant to Sections 2.03(d) or 9.01, or any Specially Serviced Loan or any Serviced REO Loan to be sold pursuant to Section 3.18, an amount, calculated by the applicable Master Servicer or the Special Servicer, as applicable, equal to:

            (a) the outstanding principal balance of such Mortgage Loan as of the date of purchase; plus

            (b) all accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time to but not including the Due Date in the month of purchase, but excluding any yield maintenance or other prepayment penalty; plus

            (c) all related unreimbursed Property Advances plus accrued and unpaid interest on related Advances at the Advance Rate, and Special Servicing Fees and Workout Fees allocable to such Mortgage Loan (and, in the case of the Non-Serviced Mortgage Loan, unpaid fees payable to the Other Servicer, the Other Special Servicer or the Other Trustee allocable to such Mortgage Loan); plus

            (d) any Liquidation Fee due pursuant to Section 3.12 hereunder allocable to such Mortgage Loan; plus

            (e) if such Mortgage Loan (or related REO loan) is being purchased by a Mortgage Loan Seller pursuant to Section 2.03(d), to the extent not otherwise included in the amount described in clause (c) of this definition, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any expenses arising out of the enforcement of the repurchase obligation, including, without duplication, any amounts previously reimbursed from any Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, plus accrued and unpaid interest thereon at the Advance Rate, to the extent payable to each Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee.

            For purposes of this Agreement, (i) the "Repurchase Price" in respect of a Serviced Companion Loan that is purchased by the related Mortgage Loan Seller shall be the repurchase price paid by the related Mortgage Loan Seller under the related Serviced Companion Loan Securitization Agreement and
(ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan shall be construed to include any related Companion Loans.

            "Request for Release": A request for a release signed by a Servicing Officer, substantially in the form of Exhibit E hereto.

            "Reserve Accounts": With respect to any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan, reserve accounts, if any, established pursuant to the Mortgage or the Loan Agreement and any Escrow Account. Any Reserve Account may be a sub-account of a related Cash Collateral Account. Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07, which Person shall be taxed on all reinvestment income or gain thereon. The applicable Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Account, if applicable, or its Collection Account or for the purposes set forth under the related Mortgage Loan or Serviced Whole Loan.

            "Residual Certificates": The Class R and Class LR Certificates, collectively.

            "Resolution Extension Period" shall mean:

            (a) for purposes of remediating a Material Breach with respect to any Mortgage Loan, the 90-day period following the end of the applicable Initial Resolution Period;

            (b) for purposes of remediating a Material Defect with respect to any Mortgage Loan that is not a Specially Serviced Loan at the commencement of, and does not become a Specially Serviced Loan during, the applicable Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the earlier of (i) the 90th day following the end of such Initial Resolution Period and (ii) the 45th day following the applicable Mortgage Loan Seller's receipt of written notice from the applicable Master Servicer or the Special Servicer of the occurrence of any Servicing Transfer Event with respect to such Mortgage Loan subsequent to the end of such Initial Resolution Period;

            (c) for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a not a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, but as to which a Servicing Transfer Event occurs during such Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the 90th day following the earlier of the end of such Initial Resolution Period and the applicable Mortgage Loan Seller's receipt of written notice from the applicable Master Servicer or the Special Servicer of the occurrence of such Servicing Transfer Event; and

            (d) for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, zero (-0-) days; provided that, if the applicable Mortgage Loan Seller did not receive written notice from the applicable Master Servicer or the Special Servicer of the relevant Servicing Transfer Event as of the commencement of the applicable Initial Resolution Period, then such Servicing Transfer Event shall be deemed to have occurred during such Initial Resolution Period and clause
      (c) of this definition will be deemed to apply.

            The applicable Mortgage Loan Seller shall have an additional 90 days beyond any cure period specified above to cure such Material Defect or Material Beach; provided that, the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach and such failure to cure is solely the result of a delay in the return of documents from the local filing or recording authorities.

            "Responsible Officer": (a) When used with respect to the Trustee, any officer of the Trustee assigned to the Corporate Trust Office of the Trustee and (b) when used with respect to the Certificate Administrator, any officer of the Certificate Administrator assigned to the Corporate Trust Office of the Certificate Administrator; in each case, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Responsible Officer, such an officer whose name and specimen signature appears on a list of corporate trust officers furnished to the applicable Master Servicer by the Trustee and the Certificate Administrator, as such list may from time to time be amended.

            "Restricted Certificate": As defined in Section 5.02(k).

            "Restricted Period": The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which the Certificates are first offered to persons other than the Initial Purchasers and any other distributor (as defined in Regulation S) of the Certificates and (b) the Closing Date.

            "Revised Rate": With respect to those Mortgage Loans on the Mortgage Loan Schedule indicated as having a revised rate, the increased interest rate after the Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

            "Ritz Carlton Key Biscayne B Loan": As defined in the Preliminary Statement.

            "Ritz Carlton Key Biscayne B Loan Noteholder": The holder of the Note for the Ritz Carlton Key Biscayne B Loan.

            "Ritz Carlton Key Biscayne Companion Loan": As defined in the Preliminary Statement.

            "Ritz Carlton Key Biscayne Control Appraisal Period": As defined in the Ritz Carlton Key Biscayne Intercreditor Agreement.

            "Ritz Carlton Key Biscayne Controlling Holder": Unless a Ritz Carlton Key Biscayne Control Appraisal Period exists or the Ritz Carlton Key Biscayne B Loan Noteholder is the related Borrower or an affiliate thereof, the Ritz Carlton Key Biscayne B Loan Noteholder; provided that if a Ritz Carlton Key Biscayne Control Appraisal Period exists or the Ritz Carlton Key Biscayne B Loan Noteholder is the related Borrower or an affiliate thereof, the holder of the Ritz Carlton Key Biscayne Mortgage Loan.

            "Ritz Carlton Key Biscayne Intercreditor Agreement": That certain intercreditor agreement among note holders, dated as of July 9, 2007 by and between German American Capital Corporation and German American Capital Corporation, as from time to time amended, supplemented or modified.

            "Ritz Carlton Key Biscayne Mortgage Loan": As defined in the Preliminary Statement.

            "Ritz Carlton Key Biscayne Whole Loan": As defined in the Preliminary Statement.

            "Rule 144A": Rule 144A under the Act.

            "Rule 144A Global Certificate": Each of the Class XS, Class AM-FL, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2 and Class E57-3 Certificates issued as such on the Closing Date.

            "S&P": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successor in interest.

            "Sarbanes-Oxley Act": The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff).

            "Sarbanes-Oxley Certification": As defined in Section 10.08.

            "Securities Legend": With respect to each Residual Certificate or any Individual Certificate, the legend set forth in, and substantially in the form of, Exhibit F hereto.

            "Sequential Pay Certificate": The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates.

            "Serviced B Loan": Each of the Ritz Carlton Key Biscayne B Loan, the Georgian Towers B Loan, the Mission Mayfield Downs B Loan and/or the Western Plaza B Loan, as applicable and as the context may require.

            "Serviced B Loan Noteholder": A holder of a Serviced B Loan.

            "Serviced Companion Loan": Each of the Ritz Carlton Key Biscayne Companion Loan, the USFS Industrial Distribution Portfolio Pari Passu Loans, the 60 Wall Street Pari Passu Loans, the 85 Tenth Avenue Pari Passu Loan, the Georgian Towers Companion Loan, the Mission Mayfield Downs Companion Loan and/or the Western Plaza Companion Loan, as applicable and as the context may require.

            "Serviced Companion Loan Noteholder": A holder of a Serviced Companion Loan.

            "Serviced Companion Loan Noteholder Register": As defined in Section 3.32(b).

            "Serviced Companion Loan Securities": For so long as the Mortgage Loan related thereto or any successor Serviced REO Loan thereof is part of the Mortgage Pool, any class of securities backed by a Serviced Companion Loan. Any reference herein to a "series" of Serviced Companion Loan Securities shall refer to separate securitizations of one or more of the Serviced Companion Loans.

            "Serviced Companion Loan Securitization Agreement": With respect to any Serviced Companion Loan, any agreement under which any securities evidencing interests in such Serviced Companion Loan are issued, as from time to time amended, supplemented or modified.

            "Serviced Companion Loan Service Provider": With respect to any Serviced Pari Passu Companion Loan that has been deposited into a securitization trust, the related trustee, master servicer, special servicer, sub servicer and any other Person that makes principal and/or interest advances in respect of such mortgage loan pursuant to the related pooling and servicing agreement.

            "Serviced Companion Loan Trustee": With respect to any Serviced Companion Loan, the trustee with respect to such Serviced Companion Loan appointed and acting under the related Serviced Companion Loan Securitization Agreement, if any.

            "Serviced Mortgage Loan": Each of the Ritz Carlton Key Biscayne Mortgage Loan, the USFS Industrial Distribution Portfolio Mortgage Loan, the 60 Wall Street Mortgage Loan, the 85 Tenth Avenue Mortgage Loan, the Georgian Towers Mortgage Loan, the Mission Mayfield Downs Mortgage Loan and/or the Western Plaza Mortgage Loan, as applicable and as the context may require.

            "Serviced Pari Passu Companion Loan": The 60 Wall Street Pari Passu Loans, the 85 Tenth Avenue Pari Passu Loan, the USFS Industrial Distribution Portfolio Pari Passu Loans and the Georgian Towers Pari Passu Loan.

            "Serviced Pari Passu Companion Loan Noteholder": Any holder of a Serviced Pari Passu Companion Loan.

            "Serviced REO Loan": Any REO Loan that is serviced by the Special Servicer pursuant to this Agreement.

            "Serviced REO Property": Any REO Property that is serviced by the Special Servicer pursuant to this Agreement.

            "Serviced Whole Loan": Each of the Ritz Carlton Key Biscayne Whole Loan, the USFS Industrial Distribution Portfolio Whole Loan, the 60 Wall Street Whole Loan, the 85 Tenth Avenue Whole Loan, the Georgian Towers Whole Loan, the Mission Mayfield Downs Whole Loan and/or the Western Plaza Whole Loan, as applicable and as the context may require.

            "Serviced Whole Loan Collection Account": With respect to each Serviced Whole Loan, the separate account or sub-account created and maintained by each Master Servicer pursuant to Section 3.05(i) on behalf of the Certificateholders and the related Serviced Companion Loan Noteholders, which shall be entitled (i) in the case of KRECM, "KeyCorp Real Estate Capital Markets, Inc., as Master Servicer for the Certificateholders and the Companion Loan Noteholders relating to, and for the benefit of Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of, Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass-Through Certificates, Serviced Whole Loan Collection Account" and (ii) in the case of Capmark, "Capmark Finance Inc., as Master Servicer for the Certificateholders and the Companion Loan Noteholders relating to, and for the benefit of Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of, Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass-Through Certificates, Serviced Whole Loan Collection Account," Amounts in any Serviced Whole Loan Collection Account applicable to the related Serviced Companion Loans shall not be assets of the Trust Fund, but instead shall be held by the applicable Master Servicer on behalf of the Trust Fund (in respect of amounts reimbursable therefrom) and, the related Serviced Companion Loan Noteholders. Any such account or sub-account shall be an Eligible Account.

            "Serviced Whole Loan Remittance Amount": For each distribution date that a Master Servicer is required to make a distribution to a Serviced Companion Loan Noteholder pursuant to Section 3.05(j) and with respect to each Serviced Whole Loan and related Mortgaged Property (if it becomes a Serviced REO Property), any amount received by such Master Servicer (or, with respect to a Serviced REO Property, the Special Servicer) during the related Collection Period that is payable to the Serviced Companion Loan Noteholder pursuant to the related Co-Lender Agreement or to be remitted to the Collection Account.

            "Serviced Whole Loan REO Account": As defined in Section 3.17(b).

            "Service(s)(ing)": In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of "servicer" set forth in Item 1101 of Regulation AB and is referenced in the disclosure requirements set forth in Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

            "Servicer Remittance Date": With respect to any Distribution Date, the Business Day preceding such Distribution Date.

            "Servicing Compensation": With respect to any Collection Period, the related Servicing Fee, Net Prepayment Interest Excess, if any, and any other fees, charges or other amounts payable to each Master Servicer under this Agreement for such period.

            "Servicing Criteria": The criteria set forth in paragraph (d) of
Item 1122 of Regulation AB as such may be amended from time to time.

            "Servicing Fee": With respect to each Mortgage Loan or Serviced Pari Passu Companion Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the respective Servicing Fee Rate and
(ii) the Stated Principal Balance of such Mortgage Loan or Serviced Pari Passu Companion Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan or Serviced Pari Passu Companion Loan on such Due Date). The Servicing Fee shall be calculated in accordance with the provisions of Section 1.02(a). For the avoidance of doubt, with respect to any B Loan, unless otherwise agreed upon with the holder of the related B Loan, no Servicing Fee shall accrue or be payable on the principal balance thereof, and with respect to the 135 East 57th Street Mortgage Loan, the Servicing Fee will also accrue on the 135 East 57th Street Non-Pooled Trust Component.

            "Servicing Fee Rate": With respect to each Mortgage Loan or Serviced Pari Passu Companion Loan, the sum of the Master Servicing Fee Rate, the Trustee/Certificate Administrator Fee Rate and the related Primary Servicing Fee Rate, if any, which rates per annum are set forth on Exhibit B-2 to this Agreement.

            "Servicing File": As defined in the related Mortgage Loan Purchase Agreement.

            "Servicing Function Participant": Any Person, other than the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, that, within the meaning of Item 1122 of Regulation AB, is performing activities that address the Servicing Criteria, unless such Person's activities relate only to 5% or less of the Mortgage Loans (based on their Stated Principal Balance) or the applicable Master Servicer has assumed responsibility for the servicing activity, as provided for under Regulation AB.

            "Servicing Officer": Any officer or employee of the Master Servicers or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or Serviced Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's or employee's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Certificate Administrator and the Trustee by such Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

            "Servicing Standard": Either the Capmark Servicing Standard or the KRECM/Special Servicer Servicing Standard, as the context may require.

            "Servicing Transfer Event": An event specified in the definition of Specially Serviced Loan.

            "Similar Law": As defined in Section 5.02(k) hereof.

            "Small Loan Appraisal Estimate": With respect to any Mortgage Loan having a Stated Principal Balance of less than $2,000,000, the Special Servicer's good faith estimate of the value of such Mortgage Loan, as certified to the applicable Master Servicer by the Special Servicer.

            "Sole Certificateholder": Any Holder (or Holders, provided they act in unanimity) holding 100% of the then outstanding Class XS, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2 and Class E57-3 Certificates or an assignment of the Voting Rights thereof; provided, however, that the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero.

            "Special Servicer": LNR Partners, or its successor in interest, or any successor special servicer appointed as provided in Section 3.25, including without limitation any successor special servicer appointed with respect to a specific Serviced Whole Loan pursuant to Section 3.25. In the event that a Master Servicer is also the Special Servicer hereunder, and such Master Servicer is terminated or resigns as a Master Servicer hereunder, that Master Servicer shall be terminated as the Special Servicer hereunder. In the event there is more than one Special Servicer administering Specially Serviced Loans hereunder, each reference in this Agreement to the "Special Servicer" shall be construed to apply to the Special Servicer then servicing that particular Mortgage Loan or Serviced Whole Loan.

            "Special Servicer Event of Default": As defined in Section 7.01(b).

            "Special Servicing Compensation": With respect to any Mortgage Loan, any of the Special Servicing Fee, Workout Fee, Liquidation Fee and any other fees, charges or other amounts which shall be due to the Special Servicer.

            "Special Servicing Fee": With respect to each Specially Serviced Loan (or Serviced REO Loan) for each calendar month (or portion thereof), the fraction of the Special Servicing Fee Rate applicable to such month, or portion thereof (determined using the same interest accrual methodology that is applied with respect to the Mortgage Rate for such Mortgage Loan for such month) multiplied by the Stated Principal Balance of such Specially Serviced Loan as of the Due Date (without giving effect to all payments of principal on such Specially Serviced Loan or Serviced REO Loan on such Due Date) in the Collection Period prior to such Distribution Date (or, in the event that a Principal Prepayment in full or an event described in clauses (i)-(vii) under the definition of Liquidation Proceeds shall occur with respect to any such Specially Serviced Loan or Serviced REO Loan on a date that is not a Due Date, on the basis of the actual number of days to elapse from and including the most recently preceding related Due Date to but excluding the date of such Principal Prepayment or Liquidation Proceeds event in a month consisting of 30 days).

            "Special Servicing Fee Rate": A rate equal to 0.25% per annum.

            "Specially Serviced Loan": Subject to Section 3.26, any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan with respect to which:

            (a) either (i) with respect to such Mortgage Loan or Serviced Companion Loan other than a Balloon Loan, a payment default shall have occurred on such Mortgage Loan or Serviced Companion Loan at its Maturity Date or, if the Maturity Date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance herewith, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended Maturity Date or (ii) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided, however, that if (a) the related Borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the Special Servicer and the Controlling Class Representative within 30 days after such default), (b) the related Borrower continues to make its Assumed Scheduled Payment, (c) no other Servicing Transfer Event shall have occurred with respect to such Mortgage Loan or Serviced Companion Loan and
      (d) the Controlling Class Representative consents, a Servicing Transfer Event will not occur until 60 days beyond the related Maturity Date; and provided, further, if the related Borrower delivers to the Special Servicer and the Controlling Class Representative, on or before the 60th day after the related Maturity Date, a refinancing commitment reasonably acceptable to the Special Servicer and the Controlling Class Representative, and such Borrower continues to make its Assumed Scheduled Payments (and no other Servicing Transfer Event shall have occurred with respect to that Mortgage), a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related Maturity Date and (2) the termination of the refinancing commitment;

            (b) any Monthly Payment (other than a Balloon Payment) is 60 days or more delinquent;

            (c) the date upon which the applicable Master Servicer or Special Servicer (with the consent of the Controlling Class Representative in the case of a determination by the Special Servicer) determines that a payment default or any other default under the applicable Loan Documents that (with respect to such other default) would materially impair the value of the Mortgaged Property as security for the Mortgage Loan and, if applicable, Serviced Companion Loan or otherwise would materially adversely affect the interests of Certificateholders and, if applicable, the holder of the related Serviced Companion Loan and would continue unremedied beyond the applicable grace period under the terms of the related Loan Documents (or, if no grace period is specified for 60 days and provided that a default that would give rise to an acceleration right without any grace period will be deemed to have a grace period equal to zero) is imminent and is not likely to be cured by the related Borrower within 60 days or, except as provided in clause (a)(ii) above, in the case of a Balloon Payment, for at least 30 days;

            (d) the date upon which the related Borrower has become a subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, provided that if such decree or order has been dismissed, discharged or stayed within 60 days thereafter, such Mortgage Loan or Serviced Whole Loan shall no longer be a Specially Serviced Loan and no Special Servicing Fees shall be payable with respect thereto;

            (e) the date on which the related Borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Borrower of or relating to all or substantially all of its property;

            (f) the date on which the related Borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

            (g) a default, of which the applicable Master Servicer or Special Servicer has notice (other than a failure by such related Borrower to pay principal or interest) and which in the opinion of such Master Servicer or Special Servicer (in the case of the Special Servicer, with the consent of the Controlling Class Representative) materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Loan Documents for such Mortgage Loan or Serviced Whole Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

            (h) the date of which the applicable Master Servicer or Special Servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property;

provided, however, that such Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a "Corrected Mortgage Loan") (i) with respect to the circumstances described in clauses (a) and (b) above, when the related Borrower thereunder has brought such Mortgage Loan or Serviced Whole Loan current and thereafter made three consecutive full and timely Monthly Payments, including pursuant to any workout of such Mortgage Loan or Serviced Whole Loan, (ii) with respect to the circumstances described in clauses (c),
(d), (e), (f) and (h) above, when such circumstances cease to exist in the good faith judgment of the Special Servicer, and (iii) with respect to the circumstances described in clause (g) above, when such default is cured; provided, in each case, that at that time no circumstance exists (as described above) that would cause such Mortgage Loan or Serviced Whole Loan to continue to be characterized as a Specially Serviced Loan.

            If a Servicing Transfer Event exists with respect to any Mortgage Loan included in a Serviced Whole Loan, then it will also be deemed to exist with respect to the related Serviced Companion Loans, and vice versa. If any Mortgage Loan in a group of Cross-Collateralized Mortgage Loans becomes a Specially Serviced Loan, each other Mortgage Loan in such group of Cross-Collateralized Mortgage Loans shall also become a Specially Serviced Loan.

            The right of the holder of the related Serviced B Loan to cure an event of default under the Ritz Carlton Key Biscayne Intercreditor Agreement or the Georgian Towers Intercreditor Agreement, as applicable, is subject to the limitations set forth in such Co-Lender Agreement. Any such cure deposit by the holder of the applicable Serviced B Loan shall be treated as an "outside reserve fund" for purposes of the REMIC Provisions, and the holder of such Serviced B Loan shall be treated as the beneficial owner thereof or of any reimbursement from the Trust Fund, and shall be taxable on any reinvestment income thereon.

            "Startup Day": In the case of the 135 East 57th Street Loan REMIC, Upper-Tier REMIC and Lower-Tier REMIC, the day designated as such pursuant to
Section 2.06(a) hereof.

            "Stated Principal Balance": With respect to any Mortgage Loan, 135 East 57th Street Loan Component or Serviced Whole Loan, on any date of determination, the principal balance as of the Cut-off Date of such Mortgage Loan, 135 East 57th Street Loan Component or Serviced Whole Loan (or in the case of a Replacement Mortgage Loan, the outstanding principal balance as of the related date of substitution and after application of all scheduled payments of principal and interest due on or before the related Due Date in the month of substitution, whether or not received), as reduced on each Distribution Date (to not less than zero) by (i) all payments (or P&I Advances in lieu thereof) of, and all other collections allocated as provided in Section 1.02 to, principal of or with respect to such Mortgage Loan, 135 East 57th Street Loan Component or Serviced Whole Loan that are distributed to Certificateholders or Serviced Companion Loan Noteholder on such Distribution Date or applied to any other payments required under this Agreement on or prior to such date of determination, and (ii) any principal forgiven by the Special Servicer (or with respect to the Non-Serviced Mortgage Loan, by the Other Special Servicer) and other principal losses realized in respect of such Mortgage Loan, 135 East 57th Street Loan Component or Serviced Whole Loan during the related Collection Period (or with respect to the Non-Serviced Mortgage Loan, other principal losses realized in respect of the Non-Serviced Mortgage Loan during the related Collection Period as determined in accordance with the terms of the Other Pooling and Servicing Agreement).

            A Mortgage Loan or any related REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which Liquidation Proceeds, if any, are to be (or, if no such Liquidation Proceeds are received, would have been) distributed to Certificateholders. The Stated Principal Balance of any Mortgage Loan, 135 East 57th Street Loan Component or Serviced Whole Loan with respect to which the applicable Master Servicer or Special Servicer has made a Final Recovery Determination is zero.

            "Subcontractor": Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the applicable Master Servicer or a Servicing Function Participant.

            "Substitution Shortfall Amount": In connection with the substitution of one or more Replacement Mortgage Loans for one or more Removed Mortgage Loans, the amount, if any, by which the Repurchase Price or aggregate Repurchase Price, as the case may be, for such Removed Mortgage Loan(s) exceeds the initial Stated Principal Balance or aggregate initial Stated Principal Balance, as the case may be, of such Replacement Mortgage Loan(s).

            "Sub-Servicer": Any Person engaged by either Master Servicer or the Special Servicer to perform Servicing with respect to one or more Mortgage Loans or REO Loans.

            "Sub-Servicing Agreement": The written contract between either Master Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of the Mortgage Loans as provided in Section 3.01(c).

            "Sub-Servicing Entity": As defined in Section 7.01(a)(ix).

            "Swap Contract": The Class AM-FL Swap Contract and/or the Class AJ-FL Swap Contract, as applicable, or any replacement interest rate swap agreement entered into by the Trustee in accordance with this Agreement.

            "Swap Counterparty": The Class AM-FL Swap Counterparty and/or the Class AJ-FL Swap Counterparty, as the context may require.

            "Swap Default": A Class AM-FL Swap Default and/or the Class AJ-FL Swap Default, as applicable.

            "Swap Termination Fees": The Class AM-FL Swap Termination Fees and/or the Class AJ-FL Swap Termination Fees as the context may require.

            "Tax Returns": The federal income tax returns on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed by the Certificate Administrator on behalf of each of the 135 East 57th Street Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions and the federal income tax return to be filed by the Certificate Administrator on behalf of the Class T Grantor Trust, the Class AM-FL Grantor Trust or the Class AJ-FL Grantor Trust due to its classification as a grantor trust under subpart E, Part I of subchapter J of the Code, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal law or Applicable State and Local Tax Law.

            "Terminated Party": As defined in Section 7.01(d).

            "Terminating Party": As defined in Section 7.01(d).

            "Termination Date": The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01.

            "Third Party Appraiser": A Person performing an Appraisal.

            "Transfer": Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R or Class LR Certificate.

            "Transferee Affidavit": As defined in Section 5.02(l)(ii).

            "Transferor Letter": As defined in Section 5.02(l)(ii).

            "Trust" or "Trust Fund": The corpus of the trust created hereby and to be administered hereunder, consisting of (in each case, to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein): (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans;
(vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts; (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, any REO Account, including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests. the Lower-Tier Regular Interests, the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).

            "Trust Ledger": Amounts deposited in any Collection Account attributable to the Mortgage Loans, which are maintained pursuant to Section 3.05(a) and held on behalf of the Trustee on behalf of the Certificateholders.

            "Trust REMICs": The 135 East 57th Street Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC.

            "Trustee": Wells Fargo Bank, N.A., a national banking association, in its capacity as Trustee, or its successor in interest, or any successor Trustee appointed as herein provided.

            "Trustee/Certificate Administrator Fee": With respect to each Mortgage Loan and for any Distribution Date, an amount per Interest Accrual Period equal to the product of (i) the Trustee/Certificate Administrator Fee Rate multiplied by (ii) the Stated Principal Balance of such Mortgage Loan as of the Due Date in the immediately preceding Collection Period (without giving effect to payments of principal on such Mortgage Loan on such Due Date). The Trustee/Certificate Administrator Fee shall be calculated in accordance with the provisions of Section 1.02(a).

            "Trustee/Certificate Administrator Fee Rate": A rate equal to 0.00061% per annum.

            "Underwriters": DBS, KeyBanc Capital Markets Inc., Capmark Securities Inc., Citigroup Global Capital Markets Inc., Morgan Stanley & Co. Incorporated or their respective successors in interest.

            "Unliquidated Advance": Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to Section 3.06(b) or Section 3.06(c), as applicable, but that has not been recovered from the related Borrower or otherwise from collections on or the proceeds of the Mortgage Loan or the applicable Serviced Whole Loan or Serviced REO Property in respect of which the Advance was made.

            "Unscheduled Payments": With respect to a Mortgage Loan and a Collection Period, all Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds payable under such Mortgage Loan, the Repurchase Price of any Mortgage Loan that is repurchased or purchased pursuant to Sections 2.03(d),
3.18 or 9.01, the Substitution Shortfall Amount with respect to any substitution pursuant to Section 2.03(f) and any other payments under or with respect to such Mortgage Loan not scheduled to be made, including Principal Prepayments received by the applicable Master Servicer (but excluding Prepayment Premiums or Yield Maintenance Charges, if any) during such Collection Period.

            "Updated Appraisal": An Appraisal of a Mortgaged Property or Serviced REO Property, as the case may be, conducted subsequent to any appraisal performed on or prior to the Cut-off Date and in accordance with Appraisal Institute standards, the costs of which shall be paid as a Property Advance by the applicable Master Servicer or, on an emergency basis in accordance with
Section 3.24(b), the Special Servicer, as applicable. Updated Appraisals shall be conducted by an Independent MAI appraiser selected by the Special Servicer.

            "Updated Valuation": With respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, an Updated Appraisal. With respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, an updated Small Loan Appraisal Estimate.

            "Upper-Tier Distribution Account": The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(h), which shall be entitled "Deutsche Bank Trust Company Americas, as Certificate Administrator, for the benefit of Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass-Through Certificates, Upper-Tier Distribution Account" and which must be an Eligible Account or a sub-account of an Eligible Account. The Upper-Tier Distribution Account shall be an asset of the Upper-Tier REMIC.

            "Upper-Tier REMIC": A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests, the Upper-Tier Distribution Account and amounts held therein from time to time.

            "U.S. Person": A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which have elected to be treated as U.S. Persons).

            "USFS Industrial Distribution Portfolio Intercreditor Agreement":
With respect to the USFS Industrial Distribution Portfolio Mortgage Loan and the USFS Industrial Distribution Portfolio Pari Passu Loans, that certain intercreditor agreement, dated as of the Closing Date, by and among German American Capital Corporation, as the initial holder of the USFS Industrial Distribution Portfolio Pari Passu Note A-1, Goldman, Sachs & Company, as the initial holder of the USFS Industrial Distribution Portfolio Pari Passu Note A-2, J.P. Morgan Chase Bank, N.A., as the initial holder of the USFS Industrial Distribution Portfolio Pari Passu Note A-3, Citigroup Global Markets Realty Group, as the initial holder of the USFS Industrial Distribution Portfolio Pari Passu Note A-4, Morgan Stanley Mortgage Capital Inc,. as the initial holder of the USFS Industrial Distribution Portfolio Pari Passu Note A-5 and Greenwich Capital Financial Products, Inc., as the initial holder of the USFS Industrial Distribution Portfolio Pari Passu Note A-6, as from time to time amended, supplemented or modified.

            "USFS Industrial Distribution Portfolio Mortgage Loan": As defined in the preliminary statement herein.

            "USFS Industrial Distribution Portfolio Pari Passu Loans": As defined in the preliminary statement herein.

            "USFS Industrial Distribution Portfolio Pari Passu Note A-1": With respect to the USFS Industrial Distribution Portfolio Mortgage Loan, the related Note that is included in the Trust Fund.

            "USFS Industrial Distribution Portfolio Pari Passu Note A-2": The Note related to the USFS Industrial Distribution Portfolio Whole Loan that is not included in the Trust, which is pari passu in right of payment to the USFS Industrial Distribution Portfolio Pari Passu Note A-1, the USFS Industrial Distribution Portfolio Pari Passu Note A-3, the USFS Industrial Distribution Portfolio Pari Passu Note A-4, the USFS Industrial Distribution Portfolio Pari Passu Note A-5 and the USFS Industrial Distribution Portfolio Pari Passu Note A-6, to the extent set forth in the USFS Industrial Distribution Portfolio Intercreditor Agreement.

            "USFS Industrial Distribution Portfolio Pari Passu Note A-3": The Note related to the USFS Industrial Distribution Portfolio Whole Loan that is not included in the Trust, which is pari passu in right of payment to the USFS Industrial Distribution Portfolio Pari Passu Note A-1, the USFS Industrial Distribution Portfolio Pari Passu Note A-2, the USFS Industrial Distribution Portfolio Pari Passu Note A-4, the USFS Industrial Distribution Portfolio Pari Passu Note A-5 and the USFS Industrial Distribution Portfolio Pari Passu Note A-6, to the extent set forth in the USFS Industrial Distribution Portfolio Intercreditor Agreement.

            "USFS Industrial Distribution Portfolio Pari Passu Note A-4": The Note related to the USFS Industrial Distribution Portfolio Whole Loan that is not included in the Trust, which is pari passu in right of payment to the USFS Industrial Distribution Portfolio Pari Passu Note A-1, the USFS Industrial Distribution Portfolio Pari Passu Note A-2, the USFS Industrial Distribution Portfolio Pari Passu Note A-3, the USFS Industrial Distribution Portfolio Pari Passu Note A-5 and the USFS Industrial Distribution Portfolio Pari Passu Note A-6, to the extent set forth in the USFS Industrial Distribution Portfolio Intercreditor Agreement.

            "USFS Industrial Distribution Portfolio Pari Passu Note A-5": The Note related to the USFS Industrial Distribution Portfolio Whole Loan that is not included in the Trust, which is pari passu in right of payment to the USFS Industrial Distribution Portfolio Pari Passu Note A-1, the USFS Industrial Distribution Portfolio Pari Passu Note A-2, the USFS Industrial Distribution Portfolio Pari Passu Note A-3, the USFS Industrial Distribution Portfolio Pari Passu Note A-4 and the USFS Industrial Distribution Portfolio Pari Passu Note A-6, to the extent set forth in the USFS Industrial Distribution Portfolio Intercreditor Agreement.

            "USFS Industrial Distribution Portfolio Pari Passu Note A-6": The Note related to the USFS Industrial Distribution Portfolio Whole Loan that is not included in the Trust, which is pari passu in right of payment to the USFS Industrial Distribution Portfolio Pari Passu Note A-1, the USFS Industrial Distribution Portfolio Pari Passu Note A-2, the USFS Industrial Distribution Portfolio Pari Passu Note A-3, the USFS Industrial Distribution Portfolio Pari Passu Note A-4 and the USFS Industrial Distribution Portfolio Pari Passu Note A-5, to the extent set forth in the USFS Industrial Distribution Portfolio Intercreditor Agreement.

            "USFS Industrial Distribution Portfolio Service Provider": With respect to each USFS Industrial Distribution Portfolio Pari Passu Loan that has been deposited into a securitization trust, the related trustee, master servicer, special servicer, sub-servicer and any other Person that makes principal and/or interest advances in respect of such mortgage loan pursuant to the related pooling and servicing agreement.

            "USFS Industrial Distribution Portfolio Whole Loan": As defined in the preliminary statement herein.

            "Voting Rights": The portion of the voting rights of all of the Certificates that is allocated to any Certificateholder or Class of Certificateholders. At all times during the term of this Agreement, the percentage of Voting Rights assigned to each Class shall be: (a) 98% to be allocated among the Certificateholders of the respective Classes of Sequential Pay Certificates in proportion to the Certificate Balances of their Certificates, (b) 2% to be allocated among the Certificateholders of the Class XS and Class XP Certificates (allocated to the Class XS and Class XP Certificates on a pro rata basis based on their respective outstanding Notional Amounts at the time of determination) and (c) 0%, in the case of the Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates. Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests in such Class evidenced by their respective Certificates.

            "Waterview Mortgage Loan": The Mortgage Loan identified as Loan No. 3 on the Mortgage Loan Schedule.

            "Weighted Average Net Mortgage Pass-Through Rate": With respect to any Distribution Date, a per annum rate equal to the fraction (expressed as a percentage) the numerator of which is the sum for all Mortgage Loans (including the 135 East 57th Street Pooled Trust Component but excluding the 135 East 57th Street Non-Pooled Trust Component) of the product of (i) the Net Mortgage Pass-Through Rate for each such Mortgage Loan (including the 135 East 57th Street Pooled Trust Component but excluding the 135 East 57th Street Non-Pooled Trust Component) as of the immediately preceding Distribution Date and (ii) the Stated Principal Balance of each such Mortgage Loan (including the 135 East 57th Street Pooled Trust Component but excluding the 135 East 57th Street Non-Pooled Trust Component) and the denominator of which is the sum of the Stated Principal Balances of all such Mortgage Loans (including the 135 East 57th Street Pooled Trust Component but excluding the 135 East 57th Street Non-Pooled Trust Component) as of the immediately preceding Distribution Date.

            "Western Plaza B Loan": As defined in the Preliminary Statement.

            "Western Plaza B Loan Noteholder": The holder of the Note for the Western Plaza B Loan.

            "Western Plaza Companion Loan": As defined in the Preliminary Statement.

            "Western Plaza Intercreditor Agreement": That certain intercreditor agreement among note holders, dated as of July 22, 2007 by and between German American Capital Corporation and CBA-Mezzanine Capital Finance, LLC, as from time to time amended, supplemented or modified.

            "Western Plaza Mortgage Loan": As defined in the Preliminary Statement.

            "Western Plaza Whole Loan": As defined in the Preliminary Statement.

            "Whole Loan": Each of the DDR Portfolio Whole Loan, the Ritz Carlton Key Biscayne Whole Loan, the USFS Industrial Distribution Portfolio Whole Loan, the 60 Wall Street Whole Loan, the 85 Tenth Avenue Whole Loan and the Georgian Towers Whole Loan, as the context may require and as applicable.

            "WHFIT": shall mean a "Widely Held Fixed Investment Trust" as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

            "WHFIT Regulations": shall mean Treasury Regulations section 1.671-5, as amended.

            "WHMT": A "Widely Held Mortgage Trust" as that term is defined in Treasury Regulations Section 1.671-5(b)(23) or successor provisions.

            "Withheld Amount": With respect to each Distribution Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, unless in either case such Distribution Date is the final Distribution Date, an amount equal to one day's interest at the Mortgage Rate as of the Due Date (less the Servicing Fee Rate) on the respective Stated Principal Balance of each Mortgage Loan (or, in the case of the 135 East 57th Street Mortgage Loan, the Stated Principal Balance of the 135 East 57th Street Pooled Trust Component) that does not accrue interest on the basis of a 360-day year of 12 30-day months as of the Due Date in the month preceding the month in which such Distribution Date occurs, to the extent that a Monthly Payment or a P&I Advance is made in respect thereof. The Withheld Amount for each applicable Distribution Date for each Mortgage Loan that does not accrue interest on a 30/360 basis and the 135 East 57th Street Pooled Trust Component will be equal to 1/31 of the interest accrued in respect of the immediately preceding Due Date, to the extent a Monthly Payment or P&I Advance is made in respect thereof.

            "Workout-Delayed Reimbursement Amounts": With respect to any Mortgage Loan or, with respect to Property Advances, any Serviced Whole Loan, the amount of any Advance made with respect to such Mortgage Loan or Serviced Whole Loan on or before the date such Mortgage Loan or Serviced Whole Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan or Serviced Whole Loan, as the case may be, becomes a Corrected Mortgage Loan and (ii) the amount of such Advance becomes an obligation of the related Borrower to pay such amount under the terms of the modified Loan Documents.

            "Workout Fee": An amount equal to 1.0% of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a Mortgage Loan Seller of a Mortgage Loan due to a Material Defect or a Material Breach shall not be considered a prepayment for purposes of this definition), Balloon Payments and payments at maturity, but excluding Excess Interest) received on a Specially Serviced Loan that becomes a Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan, pursuant to Section 3.12(c). For the avoidance of doubt, the Mortgage Loan Seller will be required to pay a Workout Fee in connection with a repurchase or substitution to the extent the Special Servicer was entitled to such a fee and such fee was unpaid immediately prior to such repurchase or substitution or was previously paid by the Trust and was not reimbursed by the related Borrower immediately prior to such repurchase or substitution.

            "Yield Maintenance Charge": With respect to any Mortgage Loan or Serviced Whole Loan, the yield maintenance charge set forth in the related Loan Documents; provided that, no amounts shall be considered Yield Maintenance Charges until there has been a full recovery of all principal, interest and other amounts due under the related Mortgage Loan.

            Section 1.02 Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

            (a) All calculations of interest with respect to the Mortgage Loans and Serviced Companion Loans (other than the Actual/360 Mortgage Loans) and of Advances in respect thereof provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months. All calculations of interest with respect to the Actual/360 Mortgage Loans and of Advances provided in respect thereof provided for herein shall be made as set forth in such Mortgage Loans and, if applicable, Serviced Companion Loans, with respect to the calculation of the related Mortgage Rate. The Servicing Fee for each Mortgage Loan or Serviced Whole Loan, as applicable, shall accrue on the same basis as interest accrues on such Mortgage Loan or Serviced Whole Loan, as applicable.

            (b) Any Mortgage Loan or Serviced Whole Loan payment is deemed to be received on the date such payment is actually received by the applicable Master Servicer or the Certificate Administrator; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan or Serviced Whole Loan are deemed to be received on the date they are applied in accordance with
      Section 3.01(b) to reduce the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan on which interest accrues.

            (c) Except as otherwise provided in the related Loan Documents or Co-Lender Agreement, any amounts received in respect of a Mortgage Loan or Serviced Whole Loan as to which a default has occurred and is continuing in excess of Monthly Payments shall be applied to Default Interest and other amounts due on such Mortgage Loan or Serviced Whole Loan prior to the application to late fees.

            (d) Allocations of payments between a Mortgage Loan and the related Serviced Companion Loan(s) in a Whole Loan shall be made in accordance with the related Co-Lender Agreement.

            (e) If an expense under this Agreement relates in the reasonable judgment of the applicable Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Paying Agent, as applicable, primarily to the administration of the Trust Fund, any Trust REMIC or any Grantor Trust or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, or Grantor Trust tax or expense or this Agreement states that any expense is solely "an expense of the Trust Fund" or words of similar import, then such expense shall not be allocated to, deducted or reimbursed from, or otherwise charged against any Serviced Companion Loan Noteholder and such Serviced Companion Loan Noteholder shall not suffer any adverse consequences as a result of the payment of such expense.

            (f) All amounts collected on any Mortgage Loan or Serviced Whole Loan in the form of payments from the related Borrower, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds shall be applied to amounts due and owing under the related Note and Mortgage (including, without limitation, for principal and accrued and unpaid interest) in accordance with the express provisions of the related Note and Mortgage (and, with respect to any Serviced Whole Loan, the related Co-Lender Agreement) and, in the absence of such express provisions, shall (after provision for amounts to be applied to the payment of, or to be reimbursed to the applicable Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee for the reimbursement of any outstanding unreimbursed Advances on such Mortgage Loan or Serviced Whole Loan and interest thereon) be applied: first, as a recovery of principal then due and owing, in an amount equal to the Workout-Delayed Reimbursement Amounts or Nonrecoverable Advances, in each case, that were paid from collections on the Mortgage Loans or the Serviced Whole Loans, as applicable, and resulted in principal distributed to the Certificateholders being reduced as a result of clause (ii) in the definition of "Principal Distribution Amount"; second, as a recovery of accrued and unpaid interest on such Mortgage Loan or Serviced Whole Loan, as applicable, at the related Mortgage Rate in effect from time to time to but not including the Due Date in the related Collection Period of receipt; third, as a recovery of any remaining principal of such Mortgage Loan or Serviced Whole Loan including by reason of acceleration of the Mortgage Loan or the Serviced Whole Loan following a default thereunder (or, if any Liquidation Proceeds are received upon the liquidation of such Mortgage Loan or any Serviced Whole Loan, as a recovery of principal to the extent of its entire remaining Stated Principal Balance) or if the related Co-Lender Agreement, if any, so requires; fourth, in accordance with the applicable Servicing Standard, as a recovery of any Penalty Charges, Prepayment Premiums and Yield Maintenance Charges; and fifth, as a recovery of any other amounts then due and owing under such Mortgage Loan or Serviced Whole Loan, as applicable. Notwithstanding the preceding, such provisions shall not be deemed to affect the priority of distributions of payments set forth in the related Co-Lender Agreement. To the extent that such amounts are paid by a party other than a Borrower, unless otherwise specified in this Agreement, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds) and then paid by the Borrower under the related Mortgage Loan and Serviced Whole Loan, as applicable, in accordance with the second preceding sentence. Amounts collected on any REO Loan shall be deemed to be applied as provided in Section 1.02(g).

            (g) Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances with respect to an REO Loan, in each case, that were paid from collections on the Mortgage Loans or the Serviced Whole Loans, as applicable, and resulted in principal distributed to the Certificateholders being reduced as a result of clause (ii) in the definition of "Principal Distribution Amount" shall be deemed outstanding until recovered. Collections in respect of each REO Loan (exclusive of the amounts to be applied to the payment of, or to be reimbursed to the applicable Master Servicer or the Special Servicer for the payment of, the costs of operating, managing, selling, leasing and maintaining the related Serviced REO Property) shall (after provision for amounts to be applied to the payment of, or to be reimbursed (1) to the applicable Master Servicer or the Special Servicer for the payment of, the costs of operating, managing and maintaining the related Serviced REO Property and (2) to the applicable Master Servicer, the Special Servicer or the Trustee for the reimbursement of any outstanding unreimbursed Advances on such REO Loan (and predecessor Loan) and interest thereon) be treated: first, to principal, in an amount equal to the Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the Mortgage Loans or the Serviced Whole Loans, as applicable, and resulted in principal distributed to the Certificateholders being reduced as a result of clause (ii) in the definition of "Principal Distribution Amount"; second, as a recovery of accrued and unpaid interest on such REO Loan at the related Mortgage Rate in effect from time to time to, but not including, the Due Date in the related Collection Period of receipt; third, as a recovery of any remaining principal of such REO Loan to the extent of its entire Stated Principal Balance; and fourth, in accordance with the applicable Servicing Standard, as a recovery of any other amounts due and owing in respect of such REO Loan, including, without limitation, (i) Penalty Charges, (ii) Yield Maintenance Charges and (iii) any other amounts, in that order. With respect to the Serviced Whole Loans, the foregoing shall be subject to the terms of the related Co-Lender Agreement.

            (h) For purposes of calculations required herein, Excess Interest shall not be added to the outstanding principal balance of the Mortgage Loans notwithstanding that the related loan documents may provide otherwise.

            Section 1.03 Certain Constructions. For purposes of this Agreement, references to the most or next most subordinate Class of Certificates outstanding at any time shall mean the most or next most subordinate Class of Certificates then outstanding as among the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AJ, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q and Class S Certificates, the Class AM-FL Regular Interest or the Class AJ-FL Regular Interest, except when such reference is expressly made with respect to the Class E57 Certificates, in which case it shall mean the most or next most subordinate Class of Certificates then outstanding among the Class E57-1, Class E57-2 and Class E57-3 Certificates. For such purposes, the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates collectively shall be considered to be one Class, the Class AM Certificates and the Class AM-FL Regular Interest collectively shall be considered to be one Class and the Class AJ Certificates and the Class AJ-FL Regular Interest collectively shall be considered to be one Class. For purposes of this Agreement, each Class of Certificates (other than the Class LR and Class R Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest, shall be deemed to be outstanding only to the extent its respective Certificate Balance has not been reduced to zero. For purposes of this Agreement, the Class T, Class R and Class LR Certificates shall be outstanding so long as the Trust Fund has not been terminated pursuant to Section 9.01 or any other Class of Certificates, the Class AM-FL Regular Interest or the Class AJ-FL Regular Interest remains outstanding. For purposes of this Agreement, each of the Class XS and Class XP Certificates shall be deemed to be outstanding until their respective Notional Balances have been reduced to zero.

            Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, each reference to any action by the Master Servicers or Special Servicer that is subject to the consent or approval of the Directing Certificateholder or the Controlling Class Representative shall in each case be further subject to the determination by the applicable Master Servicer or Special Servicer that taking or refraining from taking the action as proposed by the Directing Certificateholder or Controlling Class Representative, or not taking such action as proposed by the applicable Master Servicer or Special Servicer if the Directing Certificateholder or Controlling Class Representative fails to grant its consent or approval to any action proposed to be taken by the applicable Master Servicer or Special Servicer, in each case, is consistent with the applicable Servicing Standard. In each case, (a) if the response by the Directing Certificateholder or Controlling Class Representative hereunder is inconsistent with the applicable Servicing Standard, the applicable Master Servicer or the Special Servicer shall take such action as is consistent with the applicable Servicing Standard, and (b) if the applicable Master Servicer or Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholder and any related Companion Loan Noteholder (as a collective whole), it may take such action without waiting for a response from the Directing Certificateholder or Controlling Class Representative.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                        ORIGINAL ISSUANCE OF CERTIFICATES

            Section 2.01 Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreements. (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust designated as "COMM 2007-C9 Mortgage Trust," appoint the Trustee as trustee of the Trust Fund and sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) all the right, title and interest of the Depositor in and to the Mortgage Loans, including all rights to payment in respect thereof, except as set forth below, and any security interest thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Depositor, and a security interest in all Reserve Accounts, Lock-Box Accounts, Cash Collateral Accounts and all other assets to the extent included or to be included in the Trust Fund for the benefit of the Certificateholders and the Serviced Companion Loan Noteholders. Such transfer and assignment includes all interest and principal due on or with respect to the Mortgage Loans after the Cut-off Date and in a case of a Mortgage Loan included in a Whole Loan, is subject to the related Co-Lender Agreement. Such transfer and assignment of the Non-Serviced Mortgage Loan and the right to service the Non-Serviced Mortgage Loan is further subject to the terms and conditions of the Other Pooling and Servicing Agreement and the related Co-Lender Agreement. The Depositor, concurrently with the execution and delivery hereof, does also hereby transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent provided herein) all the right, title and interest of the Depositor in, to and under the Mortgage Loan Purchase Agreements as provided therein (excluding the representations, warranties and covenants in favor of the Depositor set forth in clauses (viii) and (ix) of Section 4(b) of each Mortgage Loan Purchase Agreement and the Depositor's rights and remedies with respect to a breach thereof, and excluding the Depositor's rights and remedies under the Indemnification Agreements) to the extent related to any Mortgage Loan. The Depositor shall cause the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts relating to the Mortgage Loans to be transferred to and held in the name of the applicable Master Servicer on behalf of the Trustee as successor to the Mortgage Loan Sellers.

            In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with, the Custodian, with copies to the applicable Master Servicer and the Special Servicer, the following documents or instruments with respect to each Mortgage Loan, and each Serviced Companion Loan (which except for the Note referred to in clause (i) below, relate to the Whole
Loan) so assigned (provided, however, the documents specified in items (x),
(xix) and (xx) shall be delivered only to the applicable Master Servicer):

            (i) (A) the original Note, endorsed by the most recent endorsee prior to the Trustee or, if none, by the Originator, without recourse, either in blank or to the order of the Trustee in the following form: "Pay to the order of Wells Fargo Bank, N.A., as Trustee for the registered holders of COMM 2007-C9 Commercial Mortgage Pass-Through Certificates, without recourse"; and (B) in the case of each Serviced Companion Loan, a copy of the executed Note for such Serviced Companion Loan;

            (ii) the original or a copy of the Mortgage and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

            (iii) an original assignment of the Mortgage, in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity); provided, if the related Mortgage has been recorded in the name of MERS or its designee, no assignment of Mortgage in favor of the Trustee will be required to be recorded or delivered and instead, the Mortgage Loan Seller shall take all actions as are necessary to cause the Trustee, on behalf of the Certificateholders, to be shown as (and the Trustee shall take all necessary actions to confirm that it is shown as) the owner of the related Mortgage Loan on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS;

            (iv) (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the Trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause
      (iii) above; provided, if the related security agreement has been recorded in the name of MERS or its designee, no assignment of security agreement in favor of the Trustee will be required to be recorded or delivered and instead, the Mortgage Loan Seller shall take all actions as are necessary to cause the Trustee, on behalf of the Certificateholders, to be shown as (and the Trustee shall take all necessary actions to confirm that it is shown as) the owner of the related assignment of security agreement on the records of MERS for purposes of the system of recording transfers of beneficial ownership of security agreements maintained by MERS;

            (v) (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the Originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related Mortgage Loan Seller (or its agent) at the time the Mortgage Files were delivered to the Custodian, together with original UCC-2 or UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the Trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related Mortgage Loan Seller, an assignment of UCC financing statement by the most recent assignee of record prior to the Trustee or, if none, by the Originator, evidencing the transfer of such security interest, either in blank or in favor of the Trustee; provided, if the related UCC financing statement has been recorded in the name of MERS or its designee, no UCC financing statement in favor of the Trustee will be required to be recorded or delivered and instead, the Mortgage Loan Seller shall take all actions as are necessary to cause the Trustee, on behalf of the Certificateholders, to be shown as (and the Trustee shall take all necessary actions to confirm that it is shown as) the owner of the related UCC Financing Statement on the records of MERS for purposes of the system of recording transfers of beneficial ownership of UCC financing statements maintained by MERS provided, further, other evidence of filing or recording reasonably acceptable to the Trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

            (vi) the original or a copy of the Loan Agreement relating to such Mortgage Loan, if any;

            (vii) the original or a copy of the lender's title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a "marked up" commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

            (viii) (A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon; and (B) an original assignment of any related Assignment of Leases, Rents and Profits (a "Reassignment of Assignment of Leases, Rents and Profits") (if such item is a document separate from the Mortgage), in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding assignment of Mortgage referred to in clause (iii) above; provided, if the related Assignment of Leases, Rents and Profits has been recorded in the name of MERS or its designee, no Assignment of Leases, Rents and Profits in favor of the Trustee will be required to be recorded or delivered and instead, the Mortgage Loan Seller shall take all actions as are necessary to cause the Trustee, on behalf of the Certificateholders, to be shown as (and the Trustee shall take all necessary actions to confirm that it is shown as) the owner of the related Assignment of Leases, Rents and Profits on the records of MERS for purposes of the system of recording transfers of beneficial ownership of assignment of leases, rents and profits maintained by MERS;

            (ix) the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the Mortgaged Properties required in connection with origination of the Mortgage Loans, if any;

            (x) copies of the original Management Agreements, if any, for the Mortgaged Properties;

            (xi) if the Borrower has a leasehold interest in the related Mortgaged Property, the original ground lease and any related lessor estoppel or a copy thereof;

            (xii) if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof to the Trustee;

            (xiii) if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related Mortgage Loan Seller's security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the Trustee on behalf of the Certificateholders and with respect to any Serviced Whole Loan on behalf of Certificateholders and the related Serviced Companion Loan Noteholders);

            (xiv) originals or copies of all assumption, modification, written assurance and substitution agreements, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

            (xv) the original or a copy of any guaranty of the obligations of the Borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee thereof prior to the Trustee and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator;

            (xvi) the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related Borrower if the Mortgage, Note or other document or instrument referred to above was signed on behalf of the Borrower pursuant to such power of attorney;

            (xvii) with respect to each Whole Loan, a copy of the related Co-Lender Agreement and a copy of the Other Pooling and Servicing Agreement, if applicable;

            (xviii) with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and any transfer documents with respect to any such comfort letter;

            (xix) the original (or copy, if the original is held by the applicable Master Servicer pursuant to Section 2.01(c)) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan; and

            (xx) the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan (or copy thereof, if the original is held by the applicable Master Servicer pursuant to Section 2.01(c)) which entitles such Master Servicer on behalf of the Trust to draw thereon.

            With respect to the Serviced Whole Loans, except for the Note referred to in clause (i)(B) of the preceding paragraph, only a single original set of the Loan Documents specified above is required to be delivered. With respect to the Non-Serviced Mortgage Loan, the preceding document delivery requirements will be met by the delivery by the applicable Mortgage Loan Seller of copies of the documents specified above (other than the Note and intervening endorsements evidencing the Non-Serviced Mortgage Loan, with respect to which the originals shall be required), including a copy of the Mortgage securing the applicable Non-Serviced Mortgage Loan. With respect to any group of Cross-Collateralized Mortgage Loans, if there exists only one original or certified copy of any document referred to in clauses (i) through (xx) of
Section 2.01(a) covering all of the Mortgage Loans in such group of Cross-Collateralized Mortgage Loans, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting a part of such group of Cross-Collateralized Mortgage Loans shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan.

            On or prior to the Closing Date, each Mortgage Loan Seller will retain a third party vendor reasonably satisfactory to the Controlling Class Representative (which may be the Custodian) to complete the assignment and recordation of the related Loan Documents in the name of the Trustee on behalf of the Certificateholders and with respect to a Serviced Whole Loan, the related Serviced Companion Loan Noteholders. On or promptly following the Closing Date, each Mortgage Loan Seller will cause such third party vendor, to the extent possession of recorded copies of each Mortgage and the documents described in Sections 2.01(a)(iii), (v), (viii), (xiii) and (xiv) have been delivered to it at the expense of the Mortgage Loan Seller, (1) to prepare and record (a) each Assignment of Mortgage referred to in Section 2.01(a)(iii) which has not yet been submitted for recording and (b) each Reassignment of Assignment of Leases, Rents and Profits referred to in Section 2.01(a)(viii)(B) (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) to prepare and file each UCC assignment of financing statement referred to in Section 2.01(a)(v) or (xiii) which has not yet been submitted for filing or recording. Each Mortgage Loan Seller will direct the related third party vendor to promptly prepare and submit (and in no event later than 30 Business Days following the receipt of the related documents in the case of clause 1(a) above and 60 days following the receipt of the applicable documents in the case of clauses 1(b) and 2 above) for recording or filing, as the case may be, in the appropriate public recording or filing office, each such document. In the event that any such document is lost or returned unrecorded because of a defect therein, the related Mortgage Loan Seller, at the expense of such Mortgage Loan Seller (as set forth in the related Mortgage Loan Purchase Agreement), will promptly prepare a substitute document for signature by the Depositor or itself, as applicable, and thereafter the related Mortgage Loan Seller will cause each such document to be duly recorded or filed. Each Mortgage Loan Seller will, promptly upon receipt of the original recorded or filed copy (and in no event later than five Business Days following such receipt) deliver such original to the Custodian (in the case of each UCC financing statement or UCC assignment of financing statement, with evidence of filing or recording thereon). Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable, after any has been recorded, the obligations hereunder of the Depositor shall be deemed to have been satisfied upon delivery to the Custodian of a copy of the recorded original of such Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, Rents and Profits, if applicable. Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Trustee or to file any UCC-3 assignment of financing statement in those jurisdictions where, in the written opinion of local counsel (which opinion shall not be an expense of the Trust Fund or any Serviced Companion Loan Noteholder) acceptable to the Depositor and the Trustee, such recordation and/or filing is not required to protect the Trustee's interest in the related Mortgage Loans against sale, further assignment, satisfaction or discharge by the Mortgage Loan Sellers, the applicable Master Servicer, the Special Servicer, any sub-servicer or the Depositor.

            If a Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of the related lender's title insurance policy referred to in Section 2.01(a)(vii) solely because such policy has not yet been issued, the delivery requirements of this Section 2.01 will be deemed to be satisfied as to such missing item, and such missing item will be deemed to have been included in the related Mortgage File by delivery of a binder marked as binding and countersigned by the title insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company) or an acknowledged closing instruction or escrow letter. Copies of recorded or filed Assignments of Mortgage, Reassignments of Assignment of Leases, Rents and Profits and UCC assignments of financing statements shall be held by the Custodian.

            Subject to the third preceding paragraph, all original documents relating to the Mortgage Loans which are not delivered to the Custodian are and shall be held by the Depositor, the Trustee or the applicable Master Servicer (or a sub-servicer on its behalf), as the case may be, in trust for the benefit of the Certificateholders and, insofar as they also relate to the Serviced Companion Loans, on behalf of and for the benefit of the related Serviced Companion Loan Noteholders. In the event that any such original document, or in the case of a Serviced Companion Loan, the original Note, is required pursuant to the terms of this Section to be a part of a Mortgage File in order to effectuate the purposes of this Agreement, such document shall be delivered promptly to the Custodian.

            (b) In connection with the Depositor's assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each of the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with or cause to be delivered to and deposited with, the Custodian, on or before the Closing Date, the Note, for each Mortgage Loan so assigned or a copy of the Note evidencing each related Serviced Companion Loan, the original or a copy of the related Mortgage, the original or a copy of the title policy for each Mortgage Loan, a copy of the related ground lease, if applicable, for each Mortgage Loan and an original (or copy, if the original is held by the related Master Servicer pursuant to Section 2.01(c)) of any letters of credit held by the lender as beneficiary or assigned as security for the Mortgage Loan, and, within 30 days following the Closing Date, the remaining applicable documents referred to in Section 2.01(a) for each such Mortgage Loan or Serviced Companion Loan, in each case with copies to the applicable Master Servicer. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Note, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Note, together with an affidavit certifying that the original thereof has been lost or destroyed and an indemnification in favor of the Trustee.

            If the applicable Mortgage Loan Seller or the Depositor cannot deliver, or cause to be delivered, as to any Mortgage Loan (except for any Mortgage which has been recorded in the name of MERS or its designee), the original or a copy of any of the documents and/or instruments referred to in
Section 2.01(a)(ii), Section 2.01(a)(v), Section 2.01(a)(viii)(A), Section 2.01(a)(xiv) and Section 2.01(a)(xvi) and the UCC financing statements and UCC assignments of financing statements referred to in Section 2.01(a)(xiii), with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded or filed document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of Section 2.01 shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the applicable public recording or filing office, the applicable title insurance company or the related Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to the Custodian within 45 days after the Closing Date, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to the Custodian within 180 days after the Closing Date (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as the related Mortgage Loan Seller has provided the Trustee with evidence of such recording or filing, as the case may be, or has certified to the Trustee as to the occurrence of such recording or filing, as the case may be, and is, as certified to the Trustee no less often than quarterly, in good faith attempting to obtain from the appropriate county recorder's or filing office such original or copy; provided that in no event shall such extension exceed 24 months after the Closing Date).

            (c) Notwithstanding anything herein to the contrary, with respect to the documents referred to in clause (xix) and clause (xx) of Section 2.01(a), the applicable Master Servicer shall hold the original of each such document in trust on behalf of the Trust in order to draw on such letter of credit on behalf of the Trust and the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01 by delivering the original of each such document to the applicable Master Servicer, who shall forward a copy of the applicable document to the Trustee. The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter of credit (which amendment shall change the beneficiary of the letter of credit to the Trust in care of the applicable Master Servicer) required in order for such Master Servicer to draw on such letter of credit on behalf of the Trust. In the event that the documents specified in clause (xx) of Section 2.01(a) are missing because the related assignment or amendment documents have not been completed, the applicable Mortgage Loan Seller shall take all necessary steps to enable the applicable Master Servicer to draw on the related letter of credit on behalf of the Trust including, if necessary, drawing on the letter of credit in its own name pursuant to written instructions from such Master Servicer and immediately remitting such funds (or causing such funds to be remitted) to such Master Servicer.

            Section 2.02 Acceptance by Custodian and the Trustee. By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares that the Custodian holds and will hold such documents and all others delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to the Custodian) for any Mortgage Loan assigned to the Trustee hereunder in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders and Serviced Companion Loan Noteholders.

            The Trustee hereby certifies to each of the Controlling Class Representative, the Depositor, the Certificate Administrator, each Master Servicer, the Special Servicer and each Mortgage Loan Seller that except as identified in the Trustee closing date certification, which shall be delivered no later than two Business Days after the Closing Date, and which is attached hereto as Exhibit T-1, each of the Note, a copy of the Mortgage (whether or not such Mortgage has been recorded), a copy of any related ground leases, the originals of any related letters of credit (or a copy, if the original is held by the applicable Master Servicer), the lender's title policy (original or copy or marked-up title commitment marked as binding and countersigned by the title company or its authorized agent either on its face or by an acknowledged closing instruction or escrow letter) and with respect to hospitality properties, a copy of the franchise agreement, if any, an original copy of the comfort letter and any transfer documents with respect to such comfort letter, for each Mortgage Loan so assigned, with copies to each Master Servicer are in its possession; provided that the Trustee's certification with respect to the Non-Serviced Mortgage Loan shall only include documents specified in clause (i) of the definition of "Mortgage File." With respect to the schedule of exceptions described in the preceding sentence, within thirty (30) calendar days of the Closing Date, the related Mortgage Loan Seller shall cure any such exception listed therein. If such exception is not so cured, the related Mortgage Loan Seller shall be obligated to repurchase such Mortgage Loan in the manner set forth in Section 2.03(d).

            The Custodian agrees to review each Mortgage File within 90 days after the later of the Closing Date or actual receipt, and will certify in, the form attached hereto as Exhibit T-2, that all documents (other than documents referred to in clause (xix) and clause (xx) of Section 2.01(a) which shall be delivered to the applicable Master Servicer and the documents referred to in clauses (iii), (v)(B) and (viii)(B) of Section 2.01(a) and the assignments of financing statements referred to in clause (xiii) of Section 2.01(a) which shall be delivered for filing or recording by the Mortgage Loan Sellers as provided herein) referred to in Section 2.01(a) above (in the case of the documents referred to in Section 2.01(a)(iv), (v), (vi), (vii) (in the case of any endorsement thereto), (viii), (ix) and (x) through (xx), as identified to it in writing by the related Mortgage Loan Seller) and any original recorded documents included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule. In so doing, the Custodian may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon.

            If at the conclusion of such review any document or documents constituting a part of a Mortgage File have not been executed or received, have not been recorded or filed (if required), are unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, appear not to be what they purport to be or have been torn in any materially adverse manner or mutilated or otherwise defaced, the Custodian shall promptly so notify (in the form attached hereto as Exhibit S) the Trustee, the Controlling Class Representative, the Class E57 Controlling Holder (if related to the 135 East 57th Street Mortgage Loan), the Depositor, the Certificate Administrator, the applicable Master Servicer, the Special Servicer and the related Mortgage Loan Seller by providing a written report, setting forth for each affected Mortgage Loan, with particularity, the nature of the defective or missing document. The Depositor shall or shall cause the related Mortgage Loan Seller to deliver an executed, recorded or undamaged document, as applicable, or, if the failure to deliver such document in such form has a material adverse effect on the security provided by the related Mortgaged Property or the ability of the Trustee to timely enforce any rights or remedies in respect of such Mortgaged Property, the Depositor shall cause the related Mortgage Loan Seller to cure, repurchase or substitute for the related Mortgage Loan in the manner provided in Section 2.03. None of the Master Servicers, the Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Mortgage File noted on such a report or for any failure by the Depositor to use its best efforts to deliver any such document.

            Contemporaneously with its execution of this Agreement, the Depositor shall cause each Mortgage Loan Seller to deliver, a power of attorney to each Master Servicer and Special Servicer, at the direction of the Controlling Class Representative or its assignees, to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan which have not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund. Pursuant to the related Mortgage Loan Purchase Agreement, each of the Mortgage Loan Sellers will be required to effect (at the expense of the applicable Mortgage Loan Seller) the assignment and recordation of its respective Loan Documents until the assignment and recordation of all such Loan Documents has been completed.

            In reviewing any Mortgage File pursuant to the second preceding paragraph or Section 2.01, the applicable Master Servicer shall have no responsibility to cause the Custodian or Trustee to, and the Custodian or Trustee will have no responsibility to, examine any opinions or determine whether any document is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

            The Custodian shall hold that portion of the Trust Fund delivered to the Custodian consisting of "instruments" (as such term is defined in Section 9-102 of the Uniform Commercial Code as in effect in Minnesota on the date hereof) in Minnesota and, except as otherwise specifically provided in this Agreement, shall not remove such instruments from Minnesota, as applicable, unless it receives an Opinion of Counsel (obtained and delivered at the expense of the Person requesting the removal of such instruments from Minnesota) that in the event the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

            Section 2.03 Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans. (a) The Depositor hereby represents and warrants that:

            (i) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (ii) The Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

            (iii) This Agreement has been duly and validly executed and delivered by the Depositor and assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors' rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (iv) The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provision of its certificate of incorporation or bylaws, or any law or regulation to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would constitute a default under) any of the terms, conditions or provisions of any agreement or instrument to which the Depositor is a party or by which it is bound, or any law, order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor's assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement;

            (v) The certificate of incorporation of the Depositor provides that the Depositor is permitted to engage in only the following activities:

                  (A) to acquire, own, hold, sell, transfer, assign, pledge and otherwise deal with the following: (I) "fully-modified pass-through" certificates ("GNMA Certificates") issued and guaranteed as to timely payment of principal and interest by the Government National Mortgage Association ("GNMA"), a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development organized and existing under Title III of the National Housing Act of 1934; (II) Guaranteed Mortgage Pass-Through Certificates ("FNMA Certificates") issued and guaranteed as to timely payment of principal and interest by FNMA;
            (III) Mortgage Participation Certificates ("FHLMC Certificates") issued and guaranteed as to timely payment of interest and ultimate or full payment of principal by FHLMC; (IV) any other participation certificates, pass-through certificates or other obligations or interests backed directly or indirectly by mortgage loans and issued or guaranteed by GNMA, FNMA or FHLMC (collectively with the GNMA Certificates, FNMA Certificates and FHLMC Certificates, the "Agency Securities"); (V) mortgage-backed securities, which securities need not be issued or guaranteed, in whole or in part, by any governmental entity, issued by one or more private entities (hereinafter referred to as "Private Securities"); (VI) mortgage loans secured by first, second or more junior liens on one-to-four family residential properties, multifamily properties that are either rental apartment buildings or projects containing five or more residential units or commercial properties, regardless of whether insured or guaranteed in whole or in part by any governmental entity, or participation interests or stripped interests in such mortgage loans ("Mortgage Loans"); (VII) conditional sales contracts and installment sales or loan agreements or participation interests therein secured by manufactured housing ("Contract"); and (VIII) receivables of third-parties or other financial assets of third-parties, either fixed or revolving, that by their terms convert into cash within a finite time period ("Other Assets");

                  (B) to loan its funds to any person under loan agreements and other arrangements which are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

                  (C) to authorize, issue, sell and deliver bonds or other
            evidences of indebtedness that are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

                  (D) to authorize, issue, sell and deliver certificates
            evidencing beneficial ownership interests in pools of Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets; and

                  (E) to engage in any activity and to exercise any powers
            permitted to corporations under the laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

Capitalized terms defined in this clause (v) shall apply only to such clause;

            (vi) There is no action, suit, proceeding or investigation pending or threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of the Depositor to carry out its obligations under this Agreement;

            (vii) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Depositor of or compliance by the Depositor with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date; and

            (viii) The Trustee, if not the owner of the related Mortgage Loan, will have a valid and perfected security interest of first priority in each of the Mortgage Loans and any proceeds thereof.

            (b) The Depositor hereby represents and warrants with respect to each Mortgage Loan that:

            (i) Immediately prior to the transfer and assignment to the Trustee, the Note and the Mortgage were not subject to an assignment or pledge, and the Depositor had good title to, and was the sole owner of, the Mortgage Loan and had full right to transfer and sell the Mortgage Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest, provided, that, in the case of the Non-Serviced Mortgage Loan, the related Mortgage has been assigned to the Other Trustee under the Other Pooling and Servicing Agreement for the benefit of the DDR Portfolio Noteholders;

            (ii) The Depositor is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan;

            (iii) The related Assignment of Mortgage constitutes the legal, valid and binding assignment of such Mortgage from the Depositor to the Trustee, and any related Reassignment of Assignment of Leases, Rents and Profits constitutes the legal, valid and binding assignment from the Depositor to the Trustee; and

            (iv) No claims have been made by the Depositor under the lender's title insurance policy, and the Depositor has not done anything which would impair the coverage of such lender's title insurance policy.

            (c) It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive delivery of the respective Mortgage Files to the Custodian until the termination of this Agreement, and shall inure to the benefit of the Certificateholders, the Serviced Companion Loan Noteholders, the applicable Master Servicer and the Special Servicer.

            (d) If any party hereto discovers that any document constituting a part of a Mortgage File has not been delivered within the time periods provided for in Section 2.01, has not been properly executed, is missing, does not appear to be regular on its face or contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule (each, a "Defect"), or discovers or receives notice of a breach of any representation or warranty of any Mortgage Loan Seller made pursuant to the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan (a "Breach"), such party shall give prompt written notice thereof to each of the Rating Agencies, the related Mortgage Loan Seller, the other parties hereto and the Controlling Class Representative and the Class E57 Controlling Holder (if related to the 135 East 57th Street Mortgage Loan). If any such Defect or Breach materially and adversely affects the value of any Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholders in any Mortgage Loan hereunder, then such Defect shall constitute a "Material Defect" or such Breach shall constitute a "Material Breach," as the case may be; provided, however, that if any of the documents specified in clauses (i), (ii), (vii), (xi), and (xix) of the definition of "Mortgage File" are not delivered as required in Section 2.01(a), it shall be deemed a Material Defect. Promptly upon receiving written notice of any such Material Defect or Material Breach with respect to a Mortgage Loan (including through a written notice given by any party hereto, as provided above), the applicable Mortgage Loan Seller shall, not later than 90 days from the applicable Mortgage Loan Seller's receipt of notice from the Depositor, any Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian of such Material Defect or Material Breach, as the case may be (or, in the case of a Material Defect or Material Breach relating to a Mortgage Loan not being a "qualified mortgage" within the meaning of the REMIC Provisions, not later than 90 days after the Mortgage Loan Seller or any party hereto discovering such Material Defect or Material Breach) (any such 90-day period, the "Initial Resolution Period"), (i) cure the same in all material respects, (ii) repurchase the affected Mortgage Loan at the applicable Repurchase Price or in conformity with the applicable Mortgage Loan Purchase Agreement or (iii) substitute a Qualifying Substitute Mortgage Loan for such affected Mortgage Loan (provided that, in no event shall such substitution occur later than the second anniversary of the Closing Date and no substitution will be permitted with respect to the 135 East 57th Street Mortgage Loan) and pay to the applicable Master Servicer for deposit into its Collection Account (or, with respect to any Serviced Whole Loan, the applicable Serviced Whole Loan Collection Account) any Substitution Shortfall Amount in connection therewith; provided, however, that with respect to any Material Defect arising from a missing document as to which the Trustee closing date certification delivered pursuant to the first sentence of the second paragraph of Section 2.02 stated the Trustee was not in possession of such document on the Closing Date the related Mortgage Loan Seller shall have 30 days to cure such Material Defect; provided, further, that with respect to any Material Defect arising from a missing document as to which the Trustee inadvertently certified its possession of such document (x) as of the Closing Date, in the form of Exhibit T-1 or (y) no later than 45 days following the Closing Date, in the form of Exhibit T-2, the related Mortgage Loan Seller shall have 30 days to cure the Material Defect relating to the missing document; provided, further, that if (i) such Material Defect (other than the one relating to the immediately preceding proviso) or Material Breach is capable of being cured but not within the Initial Resolution Period, (ii) such Material Defect or Material Breach is not related to any Mortgage Loan's not being a "qualified mortgage" within the meaning of the REMIC Provisions and (iii) the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach within the Initial Resolution Period, then the Mortgage Loan Seller shall have an additional period equal to the applicable Resolution Extension Period to complete such cure or, failing such cure, to repurchase the Mortgage Loan or substitute a Qualifying Substitute Mortgage Loan. The applicable Mortgage Loan Seller shall have an additional 90 days (without duplication of the additional 90-day period set forth in the last sentence of the definition of Resolution Extension Period) to cure such Material Defect or Material Beach; provided that, the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach and such failure to cure is solely the result of a delay in the return of documents from the local filing or recording authorities. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a hotel, restaurant (operated by a Borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theatre, mobile home park or fitness center (operated by a Borrower) property, then the failure to deliver to the Trustee copies of the UCC financing statements with respect to such Mortgage Loan shall not be a Material Defect.

            If one or more (but not all) of the Mortgage Loans constituting a cross-collateralized group of Mortgage Loans are to be repurchased or substituted by the applicable Mortgage Loan Seller as contemplated by this
Section 2.03(d), then, prior to the subject repurchase or substitution, the applicable Mortgage Loan Seller or its designee shall use its reasonable efforts, subject to the terms of the related Mortgage Loan(s), to prepare and, to the extent necessary and appropriate, have executed by the related Borrower and record, such documentation as may be necessary to terminate the cross-collateralization between the Mortgage Loan(s) in such cross-collateralized group of Mortgage Loans that are to be repurchased or substituted, on the one hand, and the remaining Mortgage Loan(s) therein, on the other hand, such that those two groups of Mortgage Loans are each secured only by the Mortgaged Properties identified in the Mortgage Loan Schedule as directly corresponding thereto; provided that, no such termination shall be effected unless and until the Controlling Class Representative, if one is then acting, has consented in its sole discretion and the Trustee has received from the applicable Mortgage Loan Seller (i) an Opinion of Counsel to the effect that such termination would not cause an Adverse REMIC Event to occur and (ii) written confirmation from each Rating Agency that the then current rating assigned to any of the Certificates that are currently being rated by such Rating Agency will not be qualified, downgraded or withdrawn by reason of such termination; provided, further, that the Mortgage Loan Seller, in the case of the related Mortgage Loans, may, at its option and within the 90-day cure period (and any applicable extension thereof) described above, purchase or substitute for the entire subject cross-collateralized group of Mortgage Loans in lieu of effecting a termination of the cross-collateralization. All costs and expenses incurred by the Trustee or any Person acting on its behalf pursuant to this paragraph shall be included in the calculation of the Repurchase Price for the Mortgage Loan(s) to be repurchased or substituted. If the cross-collateralization of any cross-collateralized group of Mortgage Loans cannot be terminated as contemplated by this paragraph, then the Seller shall repurchase or substitute the entire subject cross-collateralized group of Mortgage Loans.

            Notwithstanding the foregoing, if there is a Material Breach or Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan or cross-collateralized group of Mortgage Loans, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan or cross-collateralized group of Mortgage Loans if the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Loan Documents (and such Mortgaged Property is, in fact, released) and the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Loan Documents and the Mortgage Loan Seller provides an Opinion of Counsel to the effect that such release would not cause an Adverse REMIC Event to occur.

            In the event that a Mortgage Loan Seller, in connection with a Material Defect or a Material Breach (or an allegation of a Material Defect or a Material Breach) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the Special Servicer, on behalf of the Trust (each such payment, a "Loss of Value Payment") with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.06(f). If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Breach or Material Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Breach or Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Breach or Material Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the Trust, provided, however, that prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the Trustee from exercising any of its rights related to a Material Defect or a Material Breach in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), and provided, further, that such Loss of Value Payment shall not be greater than the Repurchase Price of the affected Mortgage Loan.

            (e) In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 2.03, (A) the Trustee, the applicable Master Servicer (with respect to any such Mortgage Loan other than a Specially Serviced Loan) and the Special Servicer (with respect to any such Mortgage Loan that is a Specially Serviced Loan) shall each tender to the applicable Mortgage Loan Seller, upon delivery (i) to each of the applicable Master Servicer or the Special Servicer, as applicable, of a trust receipt and (ii) to the Trustee by the applicable Master Servicer or the Special Servicer, as applicable, of a Request for Release and an acknowledgement by such Master Servicer or Special Servicer, as applicable, of its receipt of the Repurchase Price or the Substitution Shortfall Amount from the applicable Mortgage Loan Seller, (1) all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by it, and (2) each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned without recourse in the form of endorsement or assignment provided to the Trustee by the applicable Mortgage Loan Seller, as the case may be, to the applicable Mortgage Loan Seller as shall be necessary to vest in the applicable Mortgage Loan Seller the legal and beneficial ownership of such Mortgage Loan to the extent such ownership was transferred to the Trustee (provided, however, that the applicable Master Servicer or Special Servicer, as applicable, shall use reasonable efforts to cooperate in furnishing necessary information to the extent in its possession to the Mortgage Loan Seller in connection with such Mortgage Loan Seller's preparation of such endorsement or assignment) and (B) the Trustee shall release, or cause a release of, any escrow payments and reserve funds held by the Trustee, or on the Trustee's behalf, in respect of such Mortgage Loan to the applicable Mortgage Loan Seller.

            (f) The Special Servicer shall, for the benefit of the Certificateholders and the Trustee, enforce the obligations of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in accordance with the applicable Servicing Standard. The Trustee, the applicable Master Servicer and the Special Servicer, as the case may be, shall be reimbursed for the reasonable costs of such enforcement: first, pursuant to Section 3.06 (with respect to the related Mortgage Loan), out of the related Repurchase Price or Substitution Shortfall Amount, as applicable, to the extent that such expenses are a specific component thereof; and second, if at the conclusion of such enforcement action it is determined that the amounts described in clause first are insufficient, then pursuant to Section 3.06, out of general collections on the Mortgage Loans on deposit in the applicable Collection Account in each case with interest thereon at the Advance Rate from the time such expense was incurred to, but excluding, the date such expense was reimbursed.

            So long as document exceptions are outstanding, on each anniversary of the Closing Date, the Custodian shall prepare and forward to the Depositor, the Trustee, the Certificate Administrator, the applicable Master Servicer, the Special Servicer, the Controlling Class Representative (as identified to the Custodian by the Certificate Administrator) and the applicable Mortgage Loan Seller, a document exception report setting forth the then current status of any Defects related to the Mortgage Files pertaining to the Mortgage Loans sold by such Mortgage Loan Seller in a format mutually agreed upon between the Custodian and the Trustee.

            As to any Qualifying Substitute Mortgage Loan, the Trustee shall direct the related Mortgage Loan Seller to deliver to the Custodian for such Qualifying Substitute Mortgage Loan (with a copy to the applicable Master Servicer), the related Mortgage File with the related Note endorsed as required by Section 2.01(a)(i) hereof. Monthly Payments due with respect to Qualifying Substitute Mortgage Loans in or prior to the month of substitution shall not be part of the Trust Fund and will be retained by the applicable Master Servicer and remitted by such Master Servicer to the related Mortgage Loan Seller on the next succeeding Distribution Date. For the month of repurchase or substitution, distributions to Certificateholders will include the Monthly Payment(s) due on the related Removed Mortgage Loan and received by the applicable Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, as applicable, and such Mortgage Loan Seller shall be entitled to retain all amounts received thereafter in respect of such Removed Mortgage Loan.

            In any month in which a Mortgage Loan Seller substitutes one or more Qualifying Substitute Mortgage Loans for one or more Removed Mortgage Loans, the applicable Master Servicer will determine the applicable Substitution Shortfall Amount. The Trustee shall direct such Mortgage Loan Seller to deposit cash equal to such amount into the applicable Collection Account and/or the applicable Serviced Whole Loan Collection Account, as applicable, concurrently with the delivery of the Mortgage Files for such Qualifying Substitute Mortgage Loans, without any reimbursement thereof. The Trustee shall also direct such Mortgage Loan Seller to give written notice to the Depositor, the Certificate Administrator and the applicable Master Servicer of such deposit. The Trustee shall amend the Mortgage Loan Schedule to reflect the removal of each Removed Mortgage Loan and, if applicable, the substitution of the Qualifying Substitute Mortgage Loan; and, upon such amendment, the Trustee shall deliver or cause the delivery of such amended Mortgage Loan Schedule to the other parties hereto. Upon any such substitution, the Qualifying Substitute Mortgage Loans shall be subject to the terms of this Agreement in all respects.

            It is understood and agreed that Section 6 of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders and the Trustee on behalf of the Certificateholders respecting any Breach (including a Breach with respect to a Mortgage Loan failing to constitute a Qualified Mortgage) or any Defect.

            (g) In the event that any litigation is commenced which alleges facts which, in the judgment of the Depositor, could constitute a breach of any of the Depositor's representations and warranties relating to the Mortgage Loans, the Depositor hereby reserves the right to conduct the defense of such litigation at its expense and shall not be required to obtain any consent from the applicable Master Servicer, the Special Servicer or the Controlling Class Representative.

            (h) If for any reason a Mortgage Loan Seller fails to fulfill its obligations under the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan, the Special Servicer shall use reasonable efforts in enforcing any obligation of such Mortgage Loan Seller to cure, repurchase or substitute for such Mortgage Loan under the terms of the related Mortgage Loan Purchase Agreement all at the expense of such Mortgage Loan Seller.

            Section 2.04 Representations, Warranties and Covenants of the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee.
(a) Each Master Servicer, as Master Servicer, hereby represents and warrants with respect to itself to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, the Certificate Administrator, the Special Servicer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

            (i) Such Master Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio (with respect to the KRECM Master Servicer), or the State of California (with respect to the Capmark Master Servicer), and such Master Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by such Master Servicer, and the performance and compliance with the terms of this Agreement by such Master Servicer, do not (A) violate such Master Servicer's certificate of incorporation and by-laws or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which such Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of such Master Servicer to perform its obligations under this Agreement or its financial condition;

            (iii) Such Master Servicer has the full corporate power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by the Trustee, the Paying Agent, the Certificate Administrator, the Special Servicer and the Depositor, constitutes a valid, legal and binding obligation of such Master Servicer, enforceable against such Master Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) Such Master Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in such Master Servicer's reasonable judgment is likely to materially and adversely affect the financial condition or operations of such Master Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

            (vi) No litigation is pending or, to the best of such Master Servicer's knowledge, threatened against such Master Servicer which would prohibit such Master Servicer from entering into this Agreement or, in such Master Servicer's good faith and reasonable judgment is likely to materially and adversely affect either the ability of such Master Servicer to perform its obligations under this Agreement or the financial condition of such Master Servicer;

            (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by such Master Servicer, or compliance by such Master Servicer with, this Agreement or the consummation of the transactions of such Master Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of such Master Servicer to perform its obligations hereunder;

            (viii) Each officer and employee of such Master Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Serviced Whole Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement.

            (b) The Special Servicer, as Special Servicer, hereby represents and warrants to and covenants with the Trustee, for its own benefit the benefit of the Certificateholders, and to the Depositor, the Certificate Administrator, each Master Servicer and the Serviced Companion Loan Noteholders, as of the Closing Date, that:

            (i) The Special Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, and the Special Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer's articles of organization or operating agreement and by-laws or
      (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

            (iii) The Special Servicer has the full corporate power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

            (iv) This Agreement, assuming due authorization, execution and delivery by the Trustee, the Certificate Administrator, each Master Servicer and the Depositor, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) The Special Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Special Servicer's reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Special Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

            (vi) No litigation is pending or, to the best of the Special Servicer's knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer's good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

            (vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Special Servicer, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder;

            (viii) Each officer and employee of the Special Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans or Serviced Whole Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement.

            (c) It is understood and agreed that the representations and warranties set forth in this Section shall survive delivery of the respective Mortgage Files to the Trustee or the Custodian on behalf of the Trustee until the termination of this Agreement, and shall inure to the benefit of the Trustee, the Depositor, the Certificate Administrator, the Serviced Companion Loan Noteholders and the Master Servicers or Special Servicer, as the case may be. Upon discovery by the Depositor, the Certificate Administrator, either Master Servicer, the Special Servicer or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section which materially and adversely affects the interests of the Certificateholders, the Certificate Administrator, the applicable Master Servicer, Special Servicer or the Trustee in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties hereto and the Mortgage Loan Sellers.

            (d) The Trustee hereby represents and warrants to the Depositor, each Master Servicer, the Special Servicer and the Serviced Companion Loan Noteholders as of the Closing Date, that:

            (i) The Trustee is a national banking association duly organized, validly existing, and in good standing under the laws of the United States and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

            (ii) This Agreement has been duly authorized, executed and delivered by the Trustee and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Trustee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

            (iii) Neither the execution and delivery of this Agreement by the Trustee nor the consummation by the Trustee of the transactions herein contemplated to be performed by the Trustee, nor compliance by the Trustee with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law (subject to the appointment in accordance with such applicable law of any co-Trustee or separate Trustee required pursuant to this Agreement), governmental rule, regulation, judgment, decree or order binding on the Trustee or its properties or the organizational documents of the Trustee or the terms of any material agreement, instrument or indenture to which the Trustee is a party or by which it is bound.

            (iv) The Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Trustee or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Trustee or its properties or impair the ability of the Trust Fund to realize on the Mortgage Loans;

            (v) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date.

            (e) The Certificate Administrator hereby represents and warrants to the Depositor, the Trustee, each Master Servicer, the Special Servicer and the Serviced Companion Loan Noteholders as of the Closing Date, that:

            (i) The Certificate Administrator is a New York banking corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

            (ii) This Agreement has been duly authorized, executed and delivered by the Certificate Administrator and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Certificate Administrator in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

            (iii) Neither the execution and delivery of this Agreement by the Certificate Administrator nor the consummation by the Certificate Administrator of the transactions herein contemplated to be performed by the Certificate Administrator, nor compliance by the Certificate Administrator with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law, governmental rule, regulation, judgment, decree or order binding on the Certificate Administrator or its properties or the organizational documents of the Certificate Administrator or the terms of any material agreement, instrument or indenture to which the Certificate Administrator is a party or by which it is bound.

            (iv) The Certificate Administrator is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Certificate Administrator or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Certificate Administrator or its properties or impair the ability of the Trust Fund to realize on the Mortgage Loans;

            (v) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Certificate Administrator of or compliance by the Certificate Administrator with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date.

            Section 2.05 Execution and Delivery of Certificates; Issuance of 135 East 57th Street Loan REMIC Regular Interests and Lower-Tier Regular Interests. The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery of the Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Section 2.01 and Section 2.02 and, concurrently with such delivery, (i) acknowledges and hereby declares that it holds the 135 East 57th Street Mortgage Loan and the other property comprising the 135 East 57th Street Loan REMIC for the benefit of (y) the Holders of the Class LR Certificates (in respect of the Class E57-R Interest) and (z) the Lower-Tier REMIC as the holder of the 135 East 57th Street Loan REMIC Regular Interests;
(ii) acknowledges the issuance of the 135 East 57th Street Loan REMIC Regular Interests and the Class E57-R Interest and hereby declares that it holds the 135 East 57th Street Loan REMIC Regular Interests on behalf of the Lower-Tier REMIC, the Upper-Tier REMIC and the Holders of the Certificates (other than the Class T Certificates), (iii) acknowledges and hereby declares that it holds the Mortgage Loans (excluding Excess Interest and the 135 East 57th Street Mortgage Loan) and the 135 East 57th Street Loan REMIC Regular Interests on behalf of the Lower-Tier REMIC and the Holders of the Certificates (other than the Class T Certificates); (iv) acknowledges the issuance of the Lower-Tier Regular Interests and the Class LTR Interest represented by the Class LR Certificates and hereby declares that it holds the Lower-Tier Regular Interests on behalf of the Upper-Tier REMIC and the Holders of the Certificates (other than the Class T and Class LR Certificates); (v) in exchange for the Lower-Tier Regular Interests, acknowledges the issuance of the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest and has caused to be executed and caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Regular Certificates and the Class LR Certificates (in respect of the Class E57-R Interest and the Class LTR Interest) and Class R Certificates residual interest in the 135 East 57th Street Loan REMIC and the Lower-Tier REMIC) in authorized denominations, in each case registered in the names set forth in such order or as so directed in this Agreement and duly authenticated by the Authenticating Agent, which Certificates, together with the Class AM-FL Certificates, Class AJ-FL Certificates and Class T Certificates issued below, evidence ownership of the entire Trust Fund.

            The Trustee hereby (i) acknowledges the assignment to it of the Class AM-FL Regular Interest and acknowledges that the Certificate Administrator on behalf of the Trust has executed the Class AM-FL Swap Contract, (ii) acknowledges that it hold and will hold the same in trust on behalf of the Holders of the Class AM-FL Certificates and (iii) has caused to be executed and has caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Class AM-FL Certificates in authorized denominations, in each case registered in the name set forth in such order or as so directed in this Agreement and duly authenticated by the Authenticating Agent, which Class AM-FL Certificates evidence ownership of the Class AM-FL Grantor Trust.

            The Trustee hereby (i) acknowledges the assignment to it of the Class AJ-FL Regular Interest and acknowledges that the Certificate Administrator on behalf of the Trust has executed the Class AJ-FL Swap Contract, (ii) acknowledges that it holds and will hold the same in trust on behalf of the Holders of the Class AJ-FL Certificates and (iii) has caused to be executed and has caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Class AJ-FL Certificates in authorized denominations, in each case registered in the name set forth in such order or as so directed in this Agreement and duly authenticated by the Authenticating Agent, which Class AJ-FL Certificates evidence ownership of the Class AJ-FL Grantor Trust.

            The Trustee hereby (i) acknowledges the assignment to it of the Excess Interest and, concurrently with such assignment, (ii) acknowledges that it holds and will hold the same in trust on behalf of the Holders of the Class T Certificates and (iii) has caused to be executed and authenticated and delivered to, or on the order of the Depositor, or as directed by the terms of this Agreement, the Class T Certificates in authorized denominations, in each case registered in the name set forth in such order or as so directed in this Agreement and duly authenticated by the Authenticating Agent, which Class T Certificates evidence ownership of the Class T Grantor Trust.

            Section 2.06 Miscellaneous REMIC and Grantor Trust Provisions. (a) The 135 East 57th Street Loan REMIC Regular Interests issued hereunder are hereby designated as the "regular interests" in the 135 East 57th Street Loan REMIC within the meaning of Section 860G(a)(1) of the Code and the Class E57-R Interest, represented by the Class LR Certificates, is hereby designated as the sole Class of "residual interest" in the 135 East 57th Street Loan REMIC within the meaning of Section 860G(a)(2) of the Code. The Lower-Tier Regular Interests issued hereunder are hereby designated as the "regular interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LTR Interest, represented by the Class LR Certificates, is hereby designated as the sole class of "residual interests" in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Regular Certificates, the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest are hereby designated as "regular interests" in the Upper-Tier REMIC within the meaning of
Section 860G(a)(1) of the Code and the Class R Certificates are hereby designated as the sole Class of "residual interests" in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code. The Closing Date is hereby designated as the "Startup Day" of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 860G(a)(9) of the Code. The "latest possible maturity date" of (i) the 135 East 57th Street Loan REMIC Regular Interest, the Lower-Tier Regular Interests and the Regular Certificates (other than the Class XP Certificates) for purposes of
Section 860G(a)(l) of the Code is the Rated Final Distribution Date and (ii) the Class XP Certificates is the Distribution Date in August 2014.

            (b) None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicers or the Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

            (c) The assets of the Class T Grantor Trust, consisting of the right to any Excess Interest and amounts held from time to time in the Class T Grantor Trust Distribution Account, shall be held by the Trustee for the benefit of the Holders of the Class T Certificates, which Class T Certificates will evidence 100% beneficial ownership of such assets from and after the Closing Date.

            (d) The assets of the Class AM-FL Grantor Trust, consisting of the Class AM-FL Regular Interest, the Class AM-FL Swap Contract and amounts held from time to time in the Class AM-FL Floating Rate Account, shall be held by the Trustee for the benefit of the Holders of the Class AM-FL Certificates and the Class AM-FL Swap Counterparty, and the Class AM-FL Certificates will evidence 100% beneficial ownership of such assets from and after the Closing Date.

            (e) The assets of the Class AJ-FL Grantor Trust, consisting of the Class AJ-FL Regular Interest, the Class AJ-FL Swap Contract and amounts held from time to time in the Class AJ-FL Floating Rate Account, shall be held by the Trustee for the benefit of the Holders of the Class AJ-FL Certificates and the Class AJ-FL Swap Counterparty, and the Class AJ-FL Certificates will evidence 100% beneficial ownership of such assets from and after the Closing Date.

                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF THE TRUST FUND

            Section 3.01 Each Master Servicer to Act as a Master Servicer; Special Servicer to Act as Special Servicer; Administration of the Mortgage Loans and the Serviced Companion Loans. (a) The Capmark Master Servicer (with respect to the Capmark Mortgage Loans and the Capmark/GACC Mortgage Loans), the KRECM Master Servicer (with respect to the GACC Mortgage Loans (other than the Capmark/GACC Mortgage Loans) and the KeyBank Mortgage Loans) and the Special Servicer, each as an independent contractor servicer, shall service and administer the Mortgage Loans (other than the Non-Serviced Mortgage Loan) and the Serviced Companion Loans on behalf of the Trust Fund and the Trustee (as Trustee for the Certificateholders), and, in the case of the Serviced Companion Loans, on behalf of the Serviced Companion Loan Noteholders, in each case, in accordance with the applicable Servicing Standard and, with respect to any Serviced Companion Loan, as a collective whole with the related Mortgage Loan, giving due regard to the junior nature of the related Serviced B Loan, if any.

            Each Master Servicer's or Special Servicer's liability for actions and omissions in its capacity as Master Servicer or Special Servicer, as the case may be, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.03 hereof). To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement, the applicable Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Notes; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by such Master Servicer or Special Servicer of the collectibility of the Mortgage Loans and the Serviced Companion Loans. Subject only to the applicable Servicing Standard, the applicable Master Servicer and Special Servicer shall have full power and authority, acting alone or through sub-servicers (subject to paragraph (c) of this Section 3.01, to the related sub-servicing agreement with each sub-servicer and to Section 3.02), to do or cause to be done any and all things in connection with such servicing and administration that it may deem consistent with the applicable Servicing Standard and, in its reasonable judgment, in the best interests of the Certificateholders, including, without limitation, with respect to each Mortgage Loan (other than the Non-Serviced Mortgage Loan, and in the case of the Serviced Companion Loans, in the best interests of the Certificateholders and the Serviced Companion Loan Noteholders, as a collective whole) to prepare, execute and deliver, on behalf of the Certificateholders and Serviced Companion Loan Noteholders and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties. Notwithstanding the foregoing, neither the applicable Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan except under the circumstances described in Sections 3.03, 3.09, 3.10, 3.28, 3.30, 3.32, 3.34, 3.35 and 3.36 hereof. The applicable Master Servicer and Special Servicer shall provide to the Borrowers related to the Mortgage Loans that it is servicing any reports required to be provided to them thereby pursuant to the related Loan Documents. Subject to Section 3.11, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the applicable Master Servicer and Special Servicer any powers of attorney and other documents prepared by such Master Servicer and Special Servicer and necessary or appropriate (as certified in such written request) to enable such Master Servicer and Special Servicer to carry out their servicing and administrative duties hereunder. The Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicers and Special Servicer. Notwithstanding anything contained herein to the contrary, none of the Master Servicers or the Special Servicer shall, without the Trustee's written consent:
(i) initiate any action, suit or proceeding solely under the Trustee's name without indicating such Master Servicer's or Special Servicer's, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

            (b) Unless otherwise provided in the related Note or related Co-Lender Agreement, the applicable Master Servicer shall apply any partial Principal Prepayment received on a Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Companion Loan, as applicable, on a date other than a Due Date to the Stated Principal Balance of such Mortgage Loan or Serviced Companion Loan, as applicable, as of the Due Date immediately following the date of receipt of such partial Principal Prepayment. Unless otherwise provided in the related Note or related Co-Lender Agreement, the applicable Master Servicer shall apply any amounts received on U.S. Treasury obligations (which shall not be redeemed by the applicable Master Servicer prior to the maturity thereof) in respect of a Mortgage Loan (other than the Non-Serviced Mortgage Loan) or, Serviced Companion Loan, as applicable, being defeased pursuant to its terms to the Stated Principal Balance of and interest on such Mortgage Loan or Serviced Companion Loan, as applicable, as of the Due Date immediately following the receipt of such amounts.

            (c) Each Master Servicer and, with the consent of the Controlling Class Representative, the Special Servicer, may enter into Sub-Servicing Agreements with third parties with respect to any of its respective obligations hereunder, provided, that (i) any such agreement requires the Sub-Servicer to comply with all of the applicable terms and conditions of this Agreement and shall be consistent with the provisions of this Agreement, the terms of the respective Mortgage Loans and, Serviced Companion Loans and, in the case of a Serviced Companion Loan, the related Co-Lender Agreement, (ii) if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, any such agreement provides that (x) the failure of such Sub-Servicer to comply with any of the requirements under Article X of this Agreement applicable to such Sub-Servicer, including the failure to deliver any reports or certificates at the time such report or certification is required under Article X and (y) the failure of the related Sub-Servicer to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other pooling and servicing agreement relating to any other series of certificates offered by the Depositor shall constitute an event of default by such Sub-Servicer upon the occurrence of which the applicable Master Servicer shall, subject to Section 10.01 hereof (and the Depositor may) immediately terminate the related Sub-Servicer under the related Sub-Servicing Agreement, which termination shall be deemed for cause, (iii) no Sub-Servicer retained by a Master Servicer or the Special Servicer, as applicable, shall grant any modification, waiver or amendment to any Mortgage Loan, or Serviced Companion Loan, as applicable, or foreclose any Mortgage without the approval of such Master Servicer or the Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Sections 3.09, 3.10, 3.28, 3.30, 3.32, 3.34, 3.35 or 3.36 (as applicable), (iv) such agreement shall be consistent with the applicable Servicing Standard and (v) with respect to any Sub-Servicing Agreement entered into after the Closing Date and prior to the date upon which the Trust's Exchange Act reporting obligations are suspended by the filing of a Form 15 as contemplated by Section 10.10, if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party. Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or Subcontractors so long as the related agreements or arrangements with such agents or Subcontractors are consistent with the provisions of this Section 3.01(c) (including, for the avoidance of doubt, that no such agent or Subcontractor is a Prohibited Party, if such agent or Subcontractor would be a Servicing Function Participant, at the time the related sub-servicing agreement is entered into). Any monies received by a Sub-Servicer pursuant to a Sub-Servicing agreement (other than sub-servicing fees) shall be deemed to be received by the applicable Master Servicer on the date received by such Sub-Servicer.

            Any Sub-Servicing Agreement entered into by a Master Servicer or the Special Servicer, as applicable, shall provide that it may be assumed by the Trustee if the Trustee has assumed the duties of such Master Servicer or the Special Servicer, respectively, or any successor Master Servicer or Special Servicer, as applicable, without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations, except to the extent they arose prior to the date of assumption, of such Master Servicer or the Special Servicer, as applicable, pursuant to Section 7.02 (it being understood that any such obligations shall be the obligations of the terminated Master Servicer or Special Servicer, as applicable, only).

            Any Sub-Servicing Agreement, and any other transactions or services relating to the Mortgage Loans or the Serviced Companion Loans involving a Sub-Servicer, shall be deemed to be between the applicable Master Servicer or the Special Servicer, as applicable, and such Sub-Servicer alone, and the Trustee, the Trust Fund and Certificateholders and, if applicable, Serviced Companion Loan Noteholders shall not be deemed parties thereto and shall have no claims, rights (except as specified below), obligations, duties or liabilities with respect to the Sub-Servicer, except as set forth in Section 3.01(c)(ii) and
Section 3.01(d).

            Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.01, in no event shall the Trust Fund, the Depositor or any Serviced Companion Loan Noteholder bear any termination fee required to be paid to any Sub-Servicer as a result of the termination of any Sub-Servicing Agreement.

            (d) If the Trustee or any successor Master Servicer assumes the obligations of either Master Servicer, or if the Trustee or any successor Special Servicer assumes the obligations of the Special Servicer, in each case in accordance with Section 7.02, the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to the extent necessary to permit the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, succeed to all of the rights and obligations of the applicable Master Servicer or the Special Servicer, as applicable, under any Sub-Servicing Agreement entered into by such Master Servicer or the Special Servicer, as applicable, pursuant to Section 3.01(c). In such event, such successor shall be deemed to have assumed all of the applicable Master Servicer's or the Special Servicer's interest, as applicable, therein (but not any liabilities or obligations in respect of acts or omissions of such Master Servicer or the Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the applicable Master Servicer or the Special Servicer, as applicable, as a party to such Sub-Servicing Agreement to the same extent as if such Sub-Servicing Agreement had been assigned to such successor, except that such Master Servicer or the Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such Sub-Servicing Agreement that accrued prior to the succession of such successor.

            If the Trustee or any successor Master Servicer or Special Servicer, as applicable, assumes the servicing obligations of either Master Servicer or the Special Servicer, as applicable, then upon request of such successor, such Master Servicer or Special Servicer, as applicable, shall at its own expense (except (i) in the event that the Special Servicer is terminated pursuant to Section 3.25(b), at the expense of the Certificateholders effecting such termination, as applicable; or (ii) in the event that such Master Servicer or the Special Servicer is terminated pursuant to Section 6.04(c), at the expense of the Trust) deliver to such successor all documents and records relating to any Sub-Servicing Agreement and the Mortgage Loans and/or, if applicable, the Serviced Companion Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and shall otherwise use commercially reasonable efforts to effect the orderly and efficient transfer of any Sub-Servicing Agreement to such successor. Neither Master Servicer shall be required to assume the obligations of the Special Servicer and nothing in this paragraph shall imply otherwise.

            (e) The parties hereto acknowledge that each Whole Loan is subject to the terms and conditions of the related Co-Lender Agreement and, with respect to the Non-Serviced Mortgage Loan, further subject to the servicing under and all other terms and conditions of the Other Pooling and Servicing Agreement. The parties hereto further recognize the respective rights and obligations of (1) the DDR Portfolio Pari Passu Loan Noteholder under the DDR Portfolio Intercreditor Agreement, including, without limitation with respect to (A) the allocation of collections (and all other amounts received in connection with the related Non-Serviced Whole Loan) on or in respect of the DDR Portfolio Mortgage Loan in accordance with Section 1 of the DDR Portfolio Intercreditor Agreement, and (B) the allocation of Default Interest and Penalty Charges on or in respect of the DDR Portfolio Mortgage Loan in accordance with Section 1 of the DDR Portfolio Intercreditor Agreement, (2) the Ritz Carlton Key Biscayne B Loan Noteholder under the Ritz Carlton Key Biscayne Intercreditor Agreement, including, without limitation with respect to (A) the allocation of collections (and all other amounts received in connection with the related Serviced Whole
Loan) on or in respect of the Ritz Carlton Key Biscayne Mortgage Loan in accordance with Sections 3 and 4 of the Ritz Carlton Key Biscayne Intercreditor Agreement, and (B) the allocation of Default Interest and Penalty Charges on or in respect of the Ritz Carlton Key Biscayne Mortgage Loan in accordance with Sections 3 and 4 of the Ritz Carlton Key Biscayne Intercreditor Agreement, (3) the 60 Wall Street Pari Passu Loan Noteholders under the 60 Wall Street Intercreditor Agreement, including, without limitation with respect to (A) the allocation of collections (and all other amounts received in connection with the related Serviced Whole Loan) on or in respect of the 60 Wall Street Whole Loan in accordance with Section 3.2 of the 60 Wall Street Intercreditor Agreement, and (B) the allocation of Default Interest and Penalty Charges on or in respect of the 60 Wall Street Whole Loan in accordance with Section 3.2 of the 60 Wall Street Intercreditor Agreement, (4) the USFS Industrial Distribution Portfolio Pari Passu Loan Noteholders under the USFS Industrial Distribution Portfolio Intercreditor Agreement, including, without limitation with respect to (A) the allocation of collections (and all other amounts received in connection with the related Serviced Whole Loan) on or in respect of the USFS Industrial Distribution Portfolio Whole Loan in accordance with Section 3 of the USFS Industrial Distribution Portfolio Intercreditor Agreement, and (B) the allocation of Default Interest and Penalty Charges on or in respect of the USFS Industrial Distribution Portfolio Whole Loan in accordance with Section 3 of the USFS Industrial Distribution Portfolio Intercreditor Agreement, (5) the Georgian Towers B Loan Noteholder under the Georgian Towers Intercreditor Agreement, including, without limitation with respect to (A) the allocation of collections (and all other amounts received in connection with the related Serviced Whole
Loan) on or in respect of the Georgian Towers Mortgage Loan in accordance with Sections 3 and 4 of the Georgian Towers Intercreditor Agreement, and (B) the allocation of Default Interest and Penalty Charges on or in respect of the Georgian Towers Mortgage Loan in accordance with Sections 3 and 4 of the Georgian Towers Intercreditor Agreement, (6) the 85 Tenth Avenue Pari Passu Loan Noteholder under the 85 Tenth Avenue Intercreditor Agreement, including, without limitation with respect to (A) the allocation of collections (and all other amounts received in connection with the related Serviced Whole Loan) on or in respect of the 85 Tenth Avenue Mortgage Loan in accordance with Section 3.2 of the 85 Tenth Avenue Intercreditor Agreement, and (B) the allocation of Default Interest and Penalty Charges on or in respect of the 85 Tenth Avenue Mortgage Loan in accordance with Section 3.2 of the 85 Tenth Avenue Intercreditor Agreement, (7) the Mission Mayfield Downs B Loan Noteholder under the Mission Mayfield Downs Intercreditor Agreement, including, without limitation with respect to (A) the allocation of collections (and all other amounts received in connection with the related Serviced Whole Loan) on or in respect of the Mission Mayfield Downs Mortgage Loan in accordance with Sections 3 and 4 of the Mission Mayfield Downs Intercreditor Agreement, and (B) the allocation of Default Interest and Penalty Charges on or in respect of the Mission Mayfield Downs Mortgage Loan in accordance with Sections 3 and 4 of the Mission Mayfield Downs Intercreditor Agreement, and (8) the Western Plaza B Loan Noteholder under the Western Plaza Intercreditor Agreement, including, without limitation with respect to (A) the allocation of collections (and all other amounts received in connection with the related Serviced Whole Loan) on or in respect of the Western Plaza Mortgage Loan in accordance with Sections 3 and 4 of the Western Plaza Intercreditor Agreement, and (B) the allocation of Default Interest and Penalty Charges on or in respect of the Western Plaza Mortgage Loan in accordance with 3 and 4 of the Western Plaza Intercreditor Agreement.

            Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that each Master Servicer's and Special Servicer's obligations and responsibilities hereunder and such Master Servicer's and Special Servicer's authority with respect to the Serviced Whole Loans are limited by and subject to the terms of the related Co-Lender Agreement and, with respect to the Non-Serviced Mortgage Loan, the rights of the Other Servicer and the Other Special Servicer under the Other Pooling and Servicing Agreement. Each Master Servicer shall, consistent with the applicable Servicing Standard, enforce the rights of the Trustee (as holder of the Non-Serviced Mortgage Loan) under the related Co-Lender Agreement and the Other Pooling and Servicing Agreement. Each Master Servicer shall take such actions as it shall deem reasonably necessary to facilitate the servicing of the Non-Serviced Mortgage Loan by the Other Servicer and the Other Special Servicer including, but not limited to, delivering appropriate Requests for Release to the Trustee and Custodian (if any) in order to deliver any portion of the related Mortgage File to the Other Servicer or the Other Special Servicer under the Other Pooling and Servicing Agreement. The Trustee, on behalf of the Certificateholders, hereby assumes the obligations of the holder of the Non-Serviced Mortgage Loan under the related Co-Lender Agreement; provided that related Master Servicer, on behalf of the Trustee, will perform any applicable servicing-related obligations set forth therein, and any other obligations will be performed by either the Trustee, the applicable Master Servicer or the Special Servicer, as applicable, as such parties may mutually agree.

            In the event that any Mortgage Loan included in any Serviced Whole Loan is no longer part of the Trust Fund and the servicing and administration of such Whole Loan is to be governed by a separate servicing agreement and not by this Agreement, the applicable Master Servicer and, if such Serviced Whole Loan is then being specially serviced hereunder, the Special Servicer, shall continue to act in such capacities under such separate servicing agreement, which agreement shall be reasonably acceptable to the applicable Master Servicer and/or the Special Servicer, as the case may be, and shall contain servicing and administration, limitation of liability, indemnification and servicing compensation provisions substantially similar to the corresponding provisions of this Agreement, except that such Serviced Whole Loan and the related Mortgaged Property shall be serviced as if they were the sole assets serviced and administered thereunder and the sole source of funds thereunder and except that there shall be no further obligation of any Person to make P&I Advances. All amounts due such Master Servicer (including Advances and interest thereon) pursuant to this Agreement and the applicable Co-Lender Agreement shall be paid to such terminated Master Servicer on the first Servicer Remittance Date following termination. In addition, until such time as a separate servicing agreement with respect to such Serviced Whole Loan and any related Serviced REO Property has been entered into then, notwithstanding that neither such Mortgage Loan nor any related Serviced REO Property is part of the Trust Fund, the Trustee shall continue to hold the Mortgage File and the applicable Master Servicer and, if applicable, the Special Servicer shall (subject to the preceding sentence) continue to service such Serviced Whole Loan or any related Serviced REO Property, as the case may be, under this Agreement as if it were a separate servicing agreement. Nothing herein shall be deemed to override the provisions of a Co-Lender Agreement with respect to the rights of the related noteholders thereunder and with respect to the servicing and administrative duties and obligations with respect to such Whole Loans. In the event of any inconsistency or discrepancy between the provisions, terms or conditions of a Co-Lender Agreement related to a Serviced Whole Loan and the provisions, terms or conditions of this Agreement, except as provided in Section 3.26(f), the related Co-Lender Agreement shall govern, and as to any matter on which such Co-Lender Agreement is silent or makes reference to this Agreement, this Agreement shall govern.

            Section 3.02 Liability of each Master Servicer and the Special Servicer. Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the applicable Master Servicer or Special Servicer and any Person acting as sub-servicer (or its agents or Subcontractors) or any reference to actions taken through any Person acting as sub-servicer or otherwise, such Master Servicer or the Special Servicer, as applicable, shall remain obligated and primarily liable to the Trustee (on behalf of the Certificateholders), the Certificateholders and, with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders, for the servicing and administering of the Mortgage Loans and Serviced Companion Loans in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from the Depositor or any other Person acting as sub-servicer (or its agents or Subcontractors) to the same extent and under the same terms and conditions as if the applicable Master Servicer or the Special Servicer, as applicable, alone were servicing and administering the Mortgage Loans and the Serviced Companion Loans. Each of the Master Servicers and the Special Servicer shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of such Master Servicer or the Special Servicer, as applicable, by such sub-servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

            Section 3.03 Collection of Mortgage Loan and Serviced Companion Loan Payments. (a) The applicable Master Servicer (with respect to all the Mortgage Loans and the Serviced Companion Loans, other than Specially Serviced Loans, that the applicable Master Servicer is Servicing) and the Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than the Non-Serviced Mortgage Loan) and the Serviced Companion Loans each is obligated to service hereunder, and shall follow the applicable Servicing Standard with respect to such collection procedures; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the applicable Master Servicer or the Special Servicer of the collectibility of the Mortgage Loans and the Serviced Companion Loans; provided, further, that with respect to the Mortgage Loans or Serviced Whole Loans, as applicable, that have Anticipated Repayment Dates, so long as the related Borrower is in compliance with each provision of the related Loan Documents, the applicable Master Servicer and Special Servicer (including the Special Servicer in its capacity as a Certificateholder, if applicable) shall not take any enforcement action with respect to the failure of the related Borrower to make any payment of Excess Interest, other than requests for collection, until the maturity date of such Mortgage Loan or Serviced Whole Loan, as applicable, or the outstanding principal balance of such Mortgage Loan or Serviced Whole Loan, as applicable, has been paid in full, however, consistent with the applicable Servicing Standard, the applicable Master Servicer, or the Special Servicer each may in its discretion waive the Excess Interest (even at the maturity date) in connection with any Mortgage Loan it is obligated to service hereunder if taking such action is in the best interest of the Certificateholders as a collective whole. With respect to each Performing Loan (other than the Non-Serviced Mortgage Loan), each Master Servicer shall use its reasonable efforts, consistent with the applicable Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents and the terms hereof. The applicable Master Servicer shall provide at least 90 days' notice (with a copy to the Special Servicer) to the Borrowers of Balloon Payments coming due. Consistent with the foregoing, the applicable Master Servicer (with respect to each Performing Loan) or the Special Servicer (with respect to Specially Serviced Loans) may in their discretion waive any late payment charge in connection with any delinquent Monthly Payment or Balloon Payment with respect to any Mortgage Loan or Serviced Companion Loan that it is servicing. In addition, the Special Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans and the Serviced Companion Loans as are permitted or required under Section 3.28 hereof.

            (b) Each Master Servicer shall, within two Business Days following receipt thereof, deposit into the applicable Serviced Whole Loan Collection Account all amounts received with respect to each Serviced Whole Loan or any related Serviced REO Property.

            Section 3.04 Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) The Special Servicer, in the case of Specially Serviced Loans and Serviced REO Loans and, if applicable, the related Serviced Companion Loans that are Specially Serviced Loans or Serviced REO Loans, and the applicable Master Servicer, in the case of all Performing Loans (other than the Non-Serviced Mortgage Loan) that it is servicing, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto. With respect to each Specially Serviced Loan, the Special Servicer shall use its reasonable efforts, consistent with the applicable Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents. The Special Servicer, in the case of Specially Serviced Loans and Serviced REO Loans, and the applicable Master Servicer, in the case of all Performing Loans that it is servicing, shall use reasonable efforts consistent with the applicable Servicing Standard to, from time to time, (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Mortgage Loan or Serviced Companion Loan. If a Borrower fails to make any such payment on a timely basis or collections from the Borrower are insufficient to pay any such item before the applicable penalty or termination date, the applicable Master Servicer shall advance the amount of any shortfall as a Property Advance unless such Master Servicer determines in accordance with the applicable Servicing Standard that such Advance would be a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments such Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.24(d)). Each Master Servicer shall be entitled to reimbursement of Property Advances, with interest thereon at the Advance Rate, that it makes pursuant to this Section 3.04 from amounts received on or in respect of the related Mortgage Loan or Serviced Whole Loan respecting which such Advance was made or if such Advance has become a Nonrecoverable Advance, to the extent permitted by Section 3.06 of this Agreement. No costs incurred by the applicable Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders or Serviced Companion Loan Noteholders, be added to the amount owing under the related Mortgage Loans or Serviced Companion Loans, notwithstanding that the terms of such Mortgage Loans or Serviced Companion Loans so permit.

            The parties acknowledge that with respect to the Non-Serviced Mortgage Loan, the Other Servicer is obligated to (or any other service provider provided in the Other Pooling and Servicing Agreement may) make property advances with respect to the Non-Serviced Mortgage Loan, pursuant to the Other Pooling and Servicing Agreement. The Other Servicer (or any other service provider provided in the Other Pooling and Servicing Agreement) shall be entitled to reimbursement for nonrecoverable property advances (as such term or similar term may be defined in the Other Pooling and Servicing Agreement) with, in each case, any accrued and unpaid interest thereon provided for under the Other Pooling and Servicing Agreement in the manner set forth in the Other Pooling and Servicing Agreement, the related Co-Lender Agreement and Section 3.06(b)(v).

            (b) Each Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or any Serviced Companion Loan that it is servicing constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an "Escrow Account") into which all Escrow Payments shall be deposited within two (2) Business Days after receipt and maintained in accordance with the requirements of the related Mortgage Loan or Serviced Whole Loan, as applicable, and in accordance with the applicable Servicing Standard. The applicable Master Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments pursuant to Section 3.07(b) and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan or Serviced Whole Loan. Escrow Accounts shall be Eligible Accounts (except to the extent the related Mortgage Loan requires it to be held in an account that is not an Eligible Account); provided, however, in the event that the ratings of the financial institution holding such account are downgraded to a ratings level below that of an Eligible Account (except to the extent the related Mortgage Loan requires it to be held in an account that is not an Eligible Account), the applicable Master Servicer shall have 30 Business Days (or such longer time as confirmed by a written confirmation from the Rating Agencies, obtained at the expense of the applicable Master Servicer, that such longer time shall not result in a downgrade, qualification or withdrawal of the then-current ratings assigned to any of the Certificates or the Serviced Companion Loan Securities) to transfer such account to an Eligible Account. Escrow Accounts shall be entitled, (i) in the case of KRECM, "KeyCorp Real Estate Capital Markets, Inc., as Master Servicer, in trust for Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass-Through Certificates and Various Borrowers and, if applicable, Serviced Companion Loan Noteholders" and (ii) in the case of the Capmark Master Servicer, "Capmark Finance Inc., as Master Servicer, in trust for Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass-Through Certificates and Various Borrowers and, if applicable, Serviced Companion Loan Noteholders." Withdrawals from an Escrow Account may be made by the applicable Master Servicer only:

            (i) to effect timely payments of items constituting Escrow Payments for the related Mortgage;

            (ii) to transfer funds to its Collection Account and/or the applicable Serviced Whole Loan Collection Account (or any sub-account thereof) to reimburse the applicable Master Servicer, the Special Servicer or the Trustee for any Property Advance (with interest thereon at the Advance Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan and/or Serviced Whole Loan, as applicable, which represent late collections of Escrow Payments thereunder;

            (iii) for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and/or Serviced Whole Loan, as applicable, and the applicable Servicing Standard;

            (iv) to clear and terminate such Escrow Account upon the termination of this Agreement or pay-off of the related Mortgage Loan or Serviced Whole Loan, as applicable;

            (v) to pay from time to time to the related Borrower any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Borrower under law or by the terms of the Mortgage Loan or Serviced Whole Loan, or otherwise to the applicable Master Servicer; or

            (vi) to remove any funds deposited in an Escrow Account that were not required to be deposited therein or to refund amounts to Borrowers determined to be overages.

            (c) Each Master Servicer shall, as to each Mortgage Loan (other than the Non-Serviced Mortgage Loan) and each Serviced Companion Loan that it is servicing, (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, for such Mortgage Loans and Serviced Companion Loans that require the related Borrower to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date. For purposes of effecting any such payment for which it is responsible, the applicable Master Servicer shall apply Escrow Payments as allowed under the terms of the related Mortgage Loan and Serviced Companion Loan (or, if such Mortgage Loan or Serviced Companion Loan does not require the related Borrower to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the applicable Master Servicer shall use reasonable efforts consistent with the applicable Servicing Standard to cause the related Borrower to comply with the requirement of the related Mortgage that the Borrower make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items). Subject to Section 3.24, each Master Servicer shall timely make a Property Advance with respect to the Mortgage Loans and Serviced Whole Loans that it is servicing, if any, to cover any such item which is not so paid, including any penalties or other charges arising from the Borrower's failure to timely pay such items.

            Section 3.05 Collection Accounts; Excess Liquidation Proceeds Account; Distribution Accounts; Class AM-FL Floating Rate Account; Class AJ-FL Floating Rate Account; Interest Reserve Account and Serviced Whole Loan Collection Accounts. (a) Each Master Servicer shall establish and maintain a Collection Account, for the benefit of the Certificateholders and the Trustee as the Holder of the 135 East 57th Street Loan REMIC Regular Interests, Lower-Tier Regular Interests, Class AM-FL Regular Interest and Class AJ-FL Regular Interest with respect to the Mortgage Loans that it is servicing. Each such Collection Account shall be established and maintained as an Eligible Account. Amounts attributable to the 135 East 57th Street Mortgage Loan will be assets of the 135 East 57th Street Loan REMIC. Amounts attributable to the Mortgage Loans (other than Excess Interest and other than the 135 East 57th Street Mortgage Loan) and amounts attributable to the 135 East 57th Street Loan REMIC Regular Interests will be assets of the Lower-Tier REMIC. Amounts attributable to the Serviced Companion Loans will not be assets of the Trust Fund.

            Each Master Servicer shall deposit or cause to be deposited in its Collection Account within two Business Days following receipt the following payments and collections received or made by or on behalf of it on or with respect to the Mortgage Loans subsequent to the Cut-off Date:

            (i) all payments on account of principal on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan), including the principal component of all Unscheduled Payments;

            (ii) all payments on account of interest on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan) (net of the related Servicing Fees), including Prepayment Premiums, Default Interest, Yield Maintenance Charges, Excess Interest and the interest component of all Unscheduled Payments;

            (iii) any amounts required to be deposited pursuant to Section 3.07(b), in connection with net losses realized on Permitted Investments with respect to funds held in the applicable Collection Account;

            (iv) all Net REO Proceeds withdrawn from the related REO Account (other than the Serviced Whole Loan REO Account) pursuant to Section 3.17(b);

            (v) any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan), to the extent not permitted to be retained by the applicable Master Servicer as provided herein;

            (vi) all Insurance Proceeds and Liquidation Proceeds received in respect of any Mortgage Loan (other than any Mortgage Loan related to a Serviced Whole Loan) or any Serviced REO Property (other than a Serviced REO Property related to a Serviced Whole Loan), other than Excess Liquidation Proceeds and Liquidation Proceeds that are received in connection with a purchase of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01, together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of Unliquidated Advances, in respect of the related Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan); provided, however, that any Liquidation Proceeds related to a sale pursuant to Section 3.18 hereof or pursuant to the related Co-Lender Agreement of a Mortgage Loan included in a Serviced Whole Loan shall be deposited directly into the applicable Collection Account and applied solely to pay expenses relating to that Mortgage Loan and to Available Funds;

            (vii) Penalty Charges on the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan) to the extent required to offset interest on Advances and Additional Trust Fund Expenses pursuant to
      Section 3.12(d);

            (viii) any amounts required to be deposited by the applicable Master Servicer or the Special Servicer pursuant to Section 3.08(b) in connection with losses resulting from a deductible clause in a blanket or master force-placed policy in respect of the Mortgage Loans (other than any Mortgage Loan related to a Serviced Whole Loan);

            (ix) any other amounts required by the provisions of this Agreement (including without limitation any amounts to be transferred from the Serviced Whole Loan Collection Account pursuant to Section 3.06(c)(i)(B) and, with respect to the B Loans or any mezzanine indebtedness that may exist on a future date, all amounts received pursuant to the cure and purchase rights or reimbursement obligations set forth in the related Co-Lender Agreement or mezzanine intercreditor agreement, as applicable) to be deposited into the related Collection Account by the applicable Master Servicer or Special Servicer;

            (x) any Master Servicer Prepayment Interest Shortfalls in respect of the Mortgage Loans that the applicable Master Servicer is servicing (other than any Non-Serviced Mortgage Loan or any Mortgage Loan related to a Serviced Whole Loan) pursuant to Section 4.01(i); and

            (xi) any Loss of Value Payments, as set forth in Section 3.06(f).

            In the case of Excess Liquidation Proceeds, each Master Servicer shall make appropriate ledger entries received with respect thereto, which such Master Servicer shall hold for (i) the Trustee for the benefit of the Class or Classes of Certificateholders (other than the Class AM-FL. Class AJ-FL and Class T Certificates), the Class AM-FL Regular Interest or the Class AJ-FL Regular Interest and (ii) for the benefit of any Serviced Companion Loan Noteholder entitled thereto; provided, that any Excess Liquidation Proceeds with respect to the 135 East 57th Street Mortgage Loan shall be deemed to be distributed by the 135 East 57th Street Loan REMIC in respect of the Class E57-R Interest to the Holder of the Class LR Certificates and then recontributed in respect of the Class LTR Interest and held by Master Servicer as an asset of the Lower-Tier REMIC for the benefit of the Certificateholders, the Class AM-FL Regular Interest, the Class AJ-FL Regular Interest and the Serviced Companion Loan Noteholders as described in this sentence. Any Excess Liquidation Proceeds shall be identified separately from any other amounts held in each Collection Account (with amounts attributable to each Class or Classes and any Serviced Companion Loan also identified separately).

            The foregoing requirements for deposits in each Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 hereof), Assumption Fees, loan modification fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the applicable Collection Account by the related Master Servicer and, to the extent permitted by applicable law, either Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Mortgage Loans that it is servicing as additional compensation. In the event that a Master Servicer deposits in its Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding.

            Upon receipt of any of the amounts described in clauses (i), (ii),
(v), (vi) and (vii) above with respect to any Specially Serviced Loan which is not a Serviced REO Loan, the Special Servicer shall remit within one Business Day after receipt such amounts to the applicable Master Servicer for deposit into its Collection Account in accordance with the second paragraph of this
Section 3.05, unless the Special Servicer determines, consistent with the applicable Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to a Serviced REO Property (other than any Serviced REO Property related to the Serviced Whole Loans) shall be deposited by the Special Servicer into the REO Account and remitted to the applicable Master Servicer for deposit into its Collection Account pursuant to
Section 3.17(b). With respect to any such amounts paid by check to the order of the Special Servicer, the applicable Special Servicer shall endorse without recourse or warranty such check to the order of the applicable Master Servicer and shall promptly deliver any such check to such Master Servicer by overnight courier.

            (b) The Certificate Administrator shall establish and maintain the 135 East 57th Street Loan REMIC Distribution Account and the Lower-Tier Distribution Account the name of the Trustee (or in the name of the Master Servicers or the Certificate Administrator on behalf of the Trustee) on behalf of the Certificateholders and the Trustee as the Holder of the 135 East 57th Street Loan REMIC Regular Interests, the Lower-Tier Regular Interests, the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest. The 135 East 57th Street Loan REMIC Distribution Account and the Lower-Tier Distribution Account shall each be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

            (c) The Certificate Administrator shall establish and maintain the Class T Grantor Trust Distribution Account with respect to the Excess Interest, which shall be an asset of the Class T Grantor Trust and beneficially owned by the Holders of the Class T Certificates and shall not be an asset of any Trust REMIC, the Class AM-FL Grantor Trust or the Class AJ-FL Grantor Trust. The Class T Grantor Trust Distribution Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account. Following the distribution of Excess Interest to the Class T Certificateholders on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Certificate Administrator shall terminate the Class T Grantor Trust Distribution Account.

            (d) (i) The Certificate Administrator shall establish and maintain the Class AM-FL Floating Rate Account with respect to the Class AM-FL Regular Interest, which shall be an asset of the Class AM-FL Grantor Trust and beneficially owned by the Holders of the Class AM-FL Certificates and shall not be an asset of any Trust REMIC, the Class AJ-FL Grantor Trust or of the Class T Grantor Trust. The Class AM-FL Floating Rate Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

            The Certificate Administrator shall deposit into the Class AM-FL Floating Rate Account all amounts received in respect of distributions on the Class AM-FL Regular Interest as specified in Sections 4.01(b)-(d), and shall immediately deposit into the Class AM-FL Floating Rate Account all amounts received under the Class AM-FL Swap Agreement.

            (ii) The Certificate Administrator shall establish and maintain the Class AJ-FL Floating Rate Account with respect to the Class AJ-FL Regular Interest, which shall be an asset of the Class AJ-FL Grantor Trust and beneficially owned by the Holders of the Class AJ-FL Certificates and shall not be an asset of any Trust REMIC, the Class AM-FL Grantor Trust or of the Class T Grantor Trust. The Class AJ-FL Floating Rate Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

            The Certificate Administrator shall deposit into the Class AJ-FL Floating Rate Account all amounts received in respect of distributions on the Class AJ-FL Regular Interest as specified in Sections 4.01(b)-(d), and shall immediately deposit into the Class AJ-FL Floating Rate Account all amounts received under the Class AJ-FL Swap Agreement.

            (e) With respect to each Distribution Date, the applicable Master Servicer shall deliver to the Certificate Administrator on or before the Servicer Remittance Date the funds then on deposit in its Collection Account after giving effect to withdrawals of funds pursuant to Section 3.06 and deposits from the Serviced Whole Loan Collection Account pursuant to Section
3.06. Upon receipt from the applicable Master Servicer of such amounts held in its Collection Account, the Certificate Administrator shall deposit (A) in the Lower-Tier Distribution Account (i) the amount of Available Funds (other than with respect to the 135 East 57th Street Pooled Trust Component) to be distributed pursuant to Section 4.01 hereof on such Distribution Date and (ii) the amount of Excess Liquidation Proceeds allocable to any Mortgage Loan (other than the 135 East 57th Street Mortgage Loan) to be deposited into the Lower-Tier Distribution Account (which the Certificate Administrator shall then deposit in the Excess Liquidation Proceeds Account) pursuant to Section 3.06, (B) in the 135 East 57th Street Loan REMIC Distribution Account (i) the amount of the 135 East 57th Street Available Funds to be distributed pursuant to Sections 4.01(a) and 4.01A hereof on such Distribution Date and (ii) the amount of Excess Liquidation Proceeds allocable to the 135 East 57th Street Mortgage Loan to be deposited in the 135 East 57th Street Loan REMIC Distribution Account, then deemed distributed in respect of the Class E57-R Interest in the 135 East 57th Street Loan REMIC (which the Certificate Administrator shall then redeposit in respect of the Class LTR Interest in the Excess Liquidation Proceeds Account in the Lower-Tier REMIC) pursuant to Section 3.06, (C) in the Interest Reserve Account as part of the Lower-Tier REMIC, the amount of any Withheld Amounts to be deposited pursuant to Section 3.05(g)) and (D) in the Class T Grantor Trust Distribution Account, the Excess Interest to be distributed to the Class T Certificateholders pursuant to Section 3.06.

            (f) If any Loss of Value Payments are received in connection with a Material Defect or Material Breach, as the case may be, pursuant to or as contemplated by Section 2.03(d), the Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the "Loss of Value Reserve Fund") to be held in trust for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Certificate Administrator and the Special Servicer shall account for the Loss of Value Reserve Fund as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any Trust REMIC or any Grantor Trust. Furthermore, for all federal tax purposes, the Certificate Administrator and the Special Servicer shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the applicable Collection Account to the Certificateholders as contributed to and distributed by the Trust REMICs and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the applicable Collection Account to a Mortgage Loan Seller as distributions by the Trust Fund to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller will be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

            (g) The Certificate Administrator shall establish and maintain the Interest Reserve Account in its own name, in trust for the benefit of the Certificateholders (other than the Class AM-FL, the Class AJ-FL and Class T Certificateholders), the Class AM-FL Regular Interest, the Class AJ-FL Regular Interest and the Trustee as the Holder of the 135 East 57th Street Loan REMIC Pooled Regular Interest and the Pooled Lower-Tier Regular Interests. The Interest Reserve Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

            On each Servicer Remittance Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, unless in either case such Servicer Remittance Date is the final Servicer Remittance Date, the Certificate Administrator shall calculate the Withheld Amounts. On each such Servicer Remittance Date, the Certificate Administrator shall, with respect to each Mortgage Loan that does not accrue interest on the basis of a 360-day year of twelve 30-day months and the 135 East 57th Street Pooled Trust Component, withdraw from the Lower-Tier Distribution Account and deposit in the Interest Reserve Account an amount equal to the aggregate of the Withheld Amounts calculated in accordance with the previous sentence. For the avoidance of doubt, Withheld Amounts with respect to the 135 East 57th Street Pooled Trust Component shall be held in the Interest Reserve Account as assets of the 135 East 57th Street Loan REMIC. If the Certificate Administrator shall deposit in the Interest Reserve Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Interest Reserve Account any provision herein to the contrary notwithstanding. On or prior to the Servicer Remittance Date in March of each calendar year (or in February if the final Distribution Date will occur in such month), the Certificate Administrator shall transfer to the Lower-Tier Distribution Account (or, in the case of the 135 East 57th Street Pooled Trust Component, to the 135 East 57th Street Loan REMIC Distribution Account) the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

            (h) The Certificate Administrator shall establish and maintain the Upper-Tier Distribution Account in its own name, in trust for the benefit of the Certificateholders and the Trustee as holder of the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest. The Upper-Tier Distribution Account shall be established and maintained as an Eligible Account or a sub-account of an Eligible Account. Promptly on each Distribution Date, the Certificate Administrator shall withdraw from the Lower-Tier Distribution Account and deposit in the Upper-Tier Distribution Account on or before such date the Pooled Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date to be distributed in respect of the Pooled Lower-Tier Regular Interests pursuant to Section 4.01(a) and Section 4.01(c) hereof on such date and shall also withdraw from the Lower-Tier Distribution Account and deposit in the Upper-Tier Distribution Account on or before such date the 135 East 57th Street Available Funds and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date to be distributed in respect of the Class E57 Lower-Tier Regular Interests pursuant to Section 4.01A(a) and Section 4.01A(d) hereof on such date.

            (i) With respect to each Serviced Whole Loan, the applicable Master Servicer shall maintain, or cause to be maintained, a Serviced Whole Loan Collection Account in which such Master Servicer shall deposit or cause to be deposited within one Business Day following receipt the following payments and collections received or made by or on behalf of it on such Serviced Whole Loan subsequent to the Cut-off Date:

            (i) all payments on account of principal on such Serviced Whole Loan, including the principal component of Unscheduled Payments;

            (ii) all payments on account of interest on such Serviced Whole Loan (net of the related Servicing Fees), including Prepayment Premiums, Default Interest, Yield Maintenance Charges and the interest component of all Unscheduled Payments;

            (iii) any amounts required to be deposited pursuant to Section 3.07(b), in connection with net losses realized on Permitted Investments with respect to funds held in such Serviced Whole Loan Collection Account;

            (iv) all Net REO Proceeds withdrawn from the related REO Account in respect of such Serviced Whole Loan pursuant to Section 3.17(b);

            (v) any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to such Serviced Whole Loan, to the extent not permitted to be retained by the applicable Master Servicer as provided herein;

            (vi) all Insurance Proceeds and Liquidation Proceeds received in respect of such Serviced Whole Loan or any related Serviced REO Property, other than Excess Liquidation Proceeds and Liquidation Proceeds that are received in connection with a purchase of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01, together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of Unliquidated Advances, in respect of such Serviced Whole Loan; provided, further, however, that any Liquidation Proceeds related to a sale pursuant to Section 3.18 hereof or pursuant to the related Co-Lender Agreement of a Mortgage Loan included in a Serviced Whole Loan shall be deposited directly into the applicable Collection Account and applied solely to pay expenses relating to that Mortgage Loan and to Available Funds and any Liquidation Proceeds related to a sale of a related Companion Loan included in a Serviced Whole Loan shall be deposited into the Serviced Whole Loan Collection Account and applied solely to pay expenses relating to that Companion Loan and to pay amounts due to the related Companion Loan Noteholder;

            (vii) Penalty Charges on such Serviced Whole Loan to the extent required to offset interest on Advances and Additional Trust Fund Expenses pursuant to Section 3.12(d);

            (viii) any amounts required to be deposited by the applicable Master Servicer or the Special Servicer pursuant to Section 3.08(b) in connection with losses resulting from a deductible clause in a blanket or master force-placed policy in respect of the Mortgage Loan included in such Serviced Whole Loan;

            (ix) any other amounts required by the provisions of this Agreement to be deposited into the applicable Serviced Whole Loan Collection Account by the applicable Master Servicer or the Special Servicer;

            (x) any cure payments remitted by any Serviced Companion Loan Noteholder pursuant to the related Co-Lender Agreement; and

            (xi) any Master Servicer Prepayment Interest Shortfalls in respect of the Mortgage Loan included in such Serviced Whole Loan pursuant to
      Section 4.01(i).

            The foregoing requirements for deposits into the applicable Serviced Whole Loan Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12 hereof), Assumption Fees, loan modification fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited into the applicable Serviced Whole Loan Collection Account by the applicable Master Servicer and, to the extent permitted by applicable law, either Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Serviced Whole Loans as additional compensation. In the event that a Master Servicer deposits in the applicable Serviced Whole Loan Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Serviced Whole Loan Collection Account, any provision herein to the contrary notwithstanding.

            Each Serviced Whole Loan Collection Account shall be maintained as a segregated account, separate and apart from any trust fund created for mortgage-backed securities of other series and the other accounts of the Master Servicers; provided, however, that such Serviced Whole Loan Collection Account may be a sub-account of each Master Servicer's Collection Account but shall, for purposes of this Agreement, be treated as a separate account. Each Serviced Whole Loan Collection Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

            Upon receipt of any of the foregoing amounts described in clauses
(i), (ii), (v) and (vi) above with respect to each Serviced Whole Loan for so long as it is a Specially Serviced Loan but is not a Serviced REO Loan, the Special Servicer shall remit within one Business Day such amounts to the applicable Master Servicer for deposit into the applicable Serviced Whole Loan Collection Account in accordance with the first paragraph of this Section 3.05(i), unless the Special Servicer determines, consistent with the applicable Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason. Any such amounts received by the Special Servicer with respect to a Serviced REO Property related to any Serviced Whole Loan shall initially be deposited by the Special Servicer into the Serviced Whole Loan REO Account and remitted to the applicable Master Servicer for deposit into the applicable Serviced Whole Loan Collection Account pursuant to Section 3.17(b). With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse without recourse or warranty such check to the order of the applicable Master Servicer and shall promptly deliver any such check to the applicable Master Servicer by overnight courier.

            In making the foregoing deposits into the Serviced Whole Loan Collection Account with respect to a Serviced Whole Loan that includes a Serviced B Loan and the allocation of amounts received with respect to such Whole Loan among the Mortgage Loan and any related Serviced Pari Passu Companion Loans, if any, on the one hand, and the related Serviced B Loan, on the other hand, if the Special Servicer, in connection with a workout of such Whole Loan, has modified the terms thereof such that (i) the principal balance of the related Notes are decreased, (ii) the Mortgage Rate or scheduled amortization payments are reduced, (iii) payments of interest or principal on such Notes are waived, reduced or deferred or (iv) any other adjustment is made to the economic terms of such Whole Loan, all deposits to the Serviced Whole Loan Collection Account with respect to such Whole Loan and allocations among the Mortgage Loan and any related Serviced Pari Passu Companion Loans, if any, on the one hand, and the related Serviced B Loan, on the other hand, pursuant to this Section 3.05(i) shall be made as though such workout did not occur, with the payment terms of the Mortgage Loan and any related Serviced Pari Passu Companion Loans, if any, remaining the same as they are on the date hereof, and the related Serviced B Loan shall bear the effect of all waivers, reductions or deferrals of amounts due on such Serviced Whole Loan and the related Notes attributable to such workout (up to the amount of the amounts distributable in respect of the related Serviced B Loan from amounts on deposit in the related Serviced Whole Loan Collection Account) other than any waivers, reductions or deferrals of any Prepayment Premiums, exit fees, extension fees, Default Interest or other charges or fees payable by the Borrower resulting from such modification.

            (j) Notwithstanding anything to the contrary contained herein with respect to each Due Date and the Serviced Companion Loans, within one Business Day of receipt from the Borrower (or such later time as set forth in the applicable Co-Lender Agreement), or, from and after a Serviced Companion Loan is deposited into a securitization, on the Business Day before the "servicer remittance date," as such term or a similar term is defined in the pooling and servicing agreement relating to such securitization (as long as such date is at least one Business Day after receipt), the applicable Master Servicer shall remit, from amounts on deposit in the applicable Serviced Whole Loan Collection Account in accordance with Section 3.06(c)(i)(A), to the applicable Serviced Companion Loan Noteholder by wire transfer in immediately available funds to the account of such Serviced Companion Loan Noteholder or an agent therefor appearing on the Serviced Companion Loan Noteholder Register on the related date such amounts as are required to be remitted (or, if no such account so appears or information relating thereto is not provided at least five (5) Business Days prior to the date such amounts are required to be remitted, by check sent by first-class mail to the address of such Serviced Companion Loan Noteholder or its agent appearing on the Serviced Companion Loan Noteholder Register) the portion of the applicable Serviced Whole Loan Remittance Amount allocable to such Serviced Companion Loan Noteholder.

            (k) Prior to the Servicer Remittance Date relating to any Collection Period in which Excess Liquidation Proceeds are received, the Certificate Administrator shall establish and maintain the Excess Liquidation Proceeds Account, which may have one or more sub-accounts, to be held in its own name, in trust for the benefit of the Certificateholders and, with respect to each Serviced Whole Loan, the related Serviced Companion Loan Noteholders. Each account that constitutes an Excess Liquidation Proceeds Account shall be an Eligible Account. On each Servicer Remittance Date, the applicable Master Servicer shall withdraw from the applicable Collection Account or, if allocable to any Serviced Whole Loan, such Master Servicer shall withdraw from the applicable Serviced Whole Loan Collection Account, and remit to the Certificate Administrator (i) in the case of the Mortgage Loans (other than the Serviced Whole Loans), for deposit in the 135 East 57th Street Loan REMIC Distribution Account or the Lower-Tier Distribution Account, as applicable (which the Certificate Administrator shall then deposit in the Excess Liquidation Proceeds Account), and (ii) in the case of the Serviced Whole Loans, for deposit in the Excess Liquidation Proceeds Account, all Excess Liquidation Proceeds received during the Collection Period ending on the Determination Date immediately prior to such Servicer Remittance Date which are allocable to a Mortgage Loan or Serviced Whole Loan; provided that on the Business Day prior to the final Distribution Date, the Certificate Administrator shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Lower-Tier Distribution Account (after allocation to any related Serviced Companion Loan as provided in Section 4.01(e)), for distribution on such Distribution Date, any and all amounts then on deposit in the Excess Liquidation Proceeds Account attributable to the Mortgage Loans.

            (l) Funds in the applicable Collection Account, the Serviced Whole Loan Collection Account, the Distribution Accounts, the Class AM-FL Floating Rate Account, the Class AJ-FL Floating Rate Account the Interest Reserve Account, the Excess Liquidation Proceeds Account and the REO Account may be invested in Permitted Investments in accordance with the provisions of Section 3.07.

            The applicable Master Servicer shall give written notice to the Depositor, the Trustee, the Certificate Administrator, the other Master Servicer and the Special Servicer of the location and account number of its Collection Account and, if applicable, the Serviced Whole Loan Collection Accounts as of the Closing Date and shall notify the Depositor, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, in writing prior to any subsequent change thereof. In addition, the applicable Master Servicer shall provide notice to each affected holder of a Serviced Companion Loan of the location and account number of the relevant Serviced Whole Loan Collection Account as well as notice in writing prior to any subsequent change thereof. The Certificate Administrator shall give written notice to the Depositor, the Trustee, the Special Servicer and each Master Servicer of the location and account number of the Interest Reserve Account and the Distribution Accounts as of the Closing Date and shall notify the Depositor, the Trustee, the Special Servicer and each Master Servicer, as applicable, in writing prior to any subsequent change thereof.

            Section 3.06 Permitted Withdrawals from the Collection Accounts, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, the Class AM-FL Floating Rate Account and the Class AJ-FL Floating Rate Account; Trust Ledger.

            (a) [Reserved];

            (b) Each Master Servicer shall maintain a separate Trust Ledger with respect to the Mortgage Loans that it is servicing on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto. On each Servicer Remittance Date, with respect to each Mortgage Loan (other than any Mortgage Loan related to a Serviced Whole Loan unless otherwise specified in clauses (i), (ii), (v), (vi), (xi), (xii), (xiii), (xiv), (xviii), (xix) and (xxi) of this Section 3.06(b)), each Master Servicer shall make withdrawals from amounts allocated thereto in its Collection Account (and may debit the Trust Ledger) for the purposes listed below (the order set forth below not constituting an order of priority for such withdrawals):

            (i) on or before 2:00 p.m. (New York City time) on each Servicer Remittance Date, to remit to the Certificate Administrator the amounts to be deposited into the 135 East 57th Street Loan REMIC Distribution Account or the Lower-Tier Distribution Account, as applicable (including any amount transferred from the Serviced Whole Loan Collection Account in respect of each Mortgage Loan that is part of a Serviced Whole Loan) (including without limitation the aggregate of the related Available Funds, Class E57 Available Funds, Prepayment Premiums, Yield Maintenance Charges and Excess Liquidation Proceeds) which the Certificate Administrator shall then deposit into the Upper-Tier Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account, pursuant to Sections 3.05(h), 3.05(g) and 3.05(k), respectively;

            (ii) to pay (A) itself, unpaid Servicing Fees (subject to Section 3.12(a)); and the Special Servicer, unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Mortgage Loan, Specially Serviced Loan and Serviced REO Loan (exclusive of each Mortgage Loan or Serviced REO Loan included in a Serviced Whole Loan), as applicable, each Master Servicer's or Special Servicer's, as applicable, rights to payment of Servicing Fees and Special Servicing Fees, Liquidation Fees and Workout Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, Specially Serviced Loan or Serviced REO Loan (exclusive of each Mortgage Loan or Serviced REO Loan included in the Serviced Whole Loan), as applicable, being limited to amounts received on or in respect of such Mortgage Loan, Specially Serviced Loan or Serviced REO Loan, as applicable (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable as recovery of interest thereon, (B) each month to the Special Servicer any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Loan or Serviced REO Loan, as applicable, remaining unpaid out of general collections on the Mortgage Loans, Specially Serviced Loans and REO Properties, but in the case of each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor and (C) each month to the Other Special Servicer the Trust's pro rata portion (based on the related Mortgage Loan's Stated Principal Balance) of any unpaid special servicing fees, liquidation fees and workout fees in respect of the Non-Serviced Whole Loan remaining unpaid, out of general collections on the Mortgage Loans, Specially Serviced Loans and REO Properties;

            (iii) to reimburse itself or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan), for unreimbursed P&I Advances (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (v) below, and exclusive of the Mortgage Loans or Serviced REO Loans included in the Serviced Whole Loans), each Master Servicer's or the Trustee's right to reimbursement pursuant to this clause
      (iii) being limited to amounts received which represent Late Collections for the applicable Mortgage Loan (exclusive of the Mortgage Loan or Serviced REO Loan included in the Serviced Whole Loan) during the applicable period; provided, however, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of all of the Mortgage Loans and REO Properties on deposit in the applicable Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, that amounts with respect to the 135 East 57th Street Non-Pooled Trust Component shall not be available to reimburse any party with respect to this Section 3.06(b)(iii) except in connection with Advances and interest on unreimbursed Advances in respect of the 135 East 57th Street Mortgage Loan;

            (iv) to reimburse itself and the Special Servicer or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or Serviced REO Property) (exclusive of the Mortgage Loans or Serviced REO Loans included in the Serviced Whole Loans or any Serviced REO Property securing any Serviced Whole Loan), for unreimbursed Property Advances, each Master Servicer's, the Special Servicer's or the Trustee's respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan or Serviced REO Property being limited to, as applicable, payments received from the related Borrower which represent reimbursements of such Property Advances, Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds with respect to the applicable Mortgage Loan or Serviced REO Property; provided, however, that if such Property Advance becomes a Workout-Delayed Reimbursement Amount, then such Property Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the applicable Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, that amounts with respect to the 135 East 57th Street Non-Pooled Trust Component shall not be available to reimburse any party with respect to this Section 3.06(b)(iv) except in connection with Advances and interest on unreimbursed Advances in respect of the 135 East 57th Street Mortgage Loan;

            (v) (A)(1) to reimburse itself, and the Special Servicer or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or Serviced REO Property), (x) with respect to Nonrecoverable Advances, first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds received on the related Mortgage Loan and related REO Properties, second, out of the principal portion of general collections on the Mortgage Loans and REO Properties, and then, to the extent the principal portion of general collections is insufficient and with respect to such deficiency only, subject to any election at its sole discretion to defer reimbursement thereof pursuant to this Section 3.06(b), out of other collections on the Mortgage Loans and REO Properties and (y) with respect to the Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to the preceding clause (x) above, but in the case of either clause (x) or (y) above with respect to each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement and (2) to pay itself or the Special Servicer out of general collections on the Mortgage Loans and REO Properties, with respect to any Mortgage Loan or Serviced REO Property any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or Serviced REO Property and the deposit into the applicable Collection Account of all amounts received in connection therewith, but in the case of each Serviced Whole Loan, only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor and (B) to reimburse the Other Servicer, the Other Special Servicer and the Other Trustee, as applicable, out of general collections on the Mortgage Loans and REO Properties for the Trust's pro rata portion (based on the Non-Serviced Mortgage Loan's Stated Principal Balance) of nonrecoverable servicing advances previously made with respect to the Non-Serviced Whole Loan; provided, that amounts with respect to the 135 East 57th Street Non-Pooled Trust Component shall not be available to reimburse any party with respect to this Section 3.06(b)(v) except in connection with Advances and interest on unreimbursed Advances in respect of the 135 East 57th Street Mortgage Loan;

            (vi) (A) at such time as it reimburses itself and the Special Servicer or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or Serviced REO Property), for (1) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) made with respect to a Mortgage Loan pursuant to clause (iii) above, to pay itself or the Trustee, as applicable, any Advance Interest Amounts accrued and payable thereon, (2) any unreimbursed Property Advances (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) made with respect to a Mortgage Loan or Serviced REO Property pursuant to clause (iv) above, to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or (3) any Nonrecoverable P&I Advances made with respect to a Mortgage Loan or Serviced REO Property and any Nonrecoverable Property Advances made with respect to a Mortgage Loan or Serviced REO Property or any Workout-Delayed Reimbursement Amounts pursuant to clause (v) above, to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon, in each case first from Penalty Charges as provided in Section 3.12(d), but in the case of a Serviced Whole Loan only to the extent that such Nonrecoverable Advance has been reimbursed and only to the extent that amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement and (B) at such time as it reimburses the Other Servicer, the Other Special Servicer and the Other Trustee, as applicable, for any nonrecoverable servicing advances made with respect to the Non-Serviced Whole Loan or the related REO Property pursuant to clause (v) above, to pay the Other Servicer, the Other Special Servicer and the Other Trustee, as applicable, any interest accrued and payable thereon; provided, that amounts with respect to the 135 East 57th Street Non-Pooled Trust Component shall not be available to reimburse any party with respect to this Section 3.06(b)(vi) except in connection with Advances and interest on unreimbursed Advances in respect of the 135 East 57th Street Mortgage Loan;

            (vii) to reimburse itself, the Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, together with interest thereon at the Advance Rate, each such Person's right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan (exclusive of any Mortgage Loan included in the Serviced Whole Loan) being limited to that portion of the Repurchase Price paid for such Mortgage Loan that represents such expense in accordance with clause (e) of the definition of Repurchase Price;

            (viii) to pay itself all Prepayment Interest Excesses on the Mortgage Pool (exclusive of any Mortgage Loan or Serviced REO Loan included in the Serviced Whole Loan) not required to be used pursuant to
      Section 3.19(c);

            (ix) (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a), (1) interest and investment income earned in respect of amounts relating to the Trust Fund held in its Collection Account as provided in Section 3.07(b) (but only to the extent of the net investment earnings with respect to such Collection Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance Date) and (2) Penalty Charges on the Mortgage Loans (including Specially Serviced Loans) (exclusive of any Mortgage Loan or Serviced REO Loan included in the Serviced Whole Loan), (but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid and are not needed to pay interest on Advances in accordance with
      Section 3.12 and/or Additional Trust Fund Expenses) (including Special Servicing Fees, Workout Fees or Liquidation Fees); and (B) to pay the Special Servicer, as additional servicing compensation in accordance with
      Section 3.12(c), Penalty Charges on Specially Serviced Loans (exclusive of any Mortgage Loan or Serviced REO Loan included in the Serviced Whole
      Loan) (but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances, all in accordance with Section 3.12);

            (x) [Reserved];

            (xi) to pay itself, the Special Servicer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03(a) (and in the case of a Serviced Whole Loan only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement);

            (xii) to pay for the cost of the Opinions of Counsel contemplated by Sections 3.10(e), 3.10(f), 3.17(a), 3.17(b) and 11.07 (and in the case of a Serviced Whole Loan only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement;

            (xiii) to pay out of general collections on the Mortgage Loans and REO Properties any and all federal, state and local taxes imposed on the 135 East 57th Street Loan REMIC, the Upper-Tier REMIC, the Lower-Tier REMIC or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the applicable Master Servicer, the Special Servicer or the Trustee is liable therefor pursuant to this Agreement, except to the extent such amounts relate solely to the Serviced Whole Loans, in which case, such amounts will be reimbursed first, from the applicable Serviced Whole Loan Collection Account(s) in accordance with Section 3.06(c) and then, out of general collections on the Mortgage Loans;

            (xiv) to reimburse the Trustee or the Certificate Administrator out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund, except to the extent such amounts relate solely to a Serviced Whole Loan, in which case, such amounts will be reimbursed first, from the applicable Serviced Whole Loan Collection Account(s) in accordance with Section 3.06(c) and then, out of general collections on the Mortgage Loans;

            (xv) to pay any Person permitted to purchase a Mortgage Loan under
      Section 3.18 with respect to each Mortgage Loan (exclusive of any Mortgage Loan included in the Serviced Whole Loan), if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

            (xvi) [Reserved];

            (xvii) [Reserved];

            (xviii) to pay to the applicable Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this
      Section 3.06(b) (and in the case of a Serviced Whole Loan only to the extent that such amounts on deposit in the applicable Serviced Whole Loan Collection Account are insufficient therefor after taking into account any allocation set forth in the related Co-Lender Agreement), it being acknowledged that this clause (xviii) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made;

            (xix) to withdraw from the applicable Collection Account any sums deposited therein in error and pay such sums to the Persons entitled thereto (including any amounts relating to a Mortgage Loan that is part of a Serviced Whole Loan);

            (xx) [Reserved];

            (xxi) to pay from time to time to itself in accordance with Section 3.07(b) any interest or investment income earned on funds deposited in its Collection Account;

            (xxii) [Reserved];

            (xxiii) to transfer Excess Liquidation Proceeds allocable to Mortgage Loans to the Lower-Tier Distribution Account for deposit by the Certificate Administrator into the Excess Liquidation Proceeds Account in accordance with Section 3.05(k);

            (xxiv) to pay itself, the Special Servicer or the related Mortgage Loan Seller, as the case may be, with respect to each Mortgage Loan, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualifying Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(f); and

            (xxv) to clear and terminate the applicable Collection Account at the termination of this Agreement pursuant to Section 9.01.

            Each Master Servicer shall pay to the Special Servicer from its Collection Account amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount to which the Special Servicer is entitled. Each Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan and Serviced REO Loan and the related Serviced Companion Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the applicable Collection Account.

            Each Master Servicer shall keep and maintain separate accounting records, on a Mortgage Loan by Mortgage Loan basis, reflecting amounts allocable to each Mortgage Loan, and on a property-by-property basis when appropriate, for the purpose of justifying any withdrawal, debit or credit from its Collection Account or the Trust Ledger. Upon request, the applicable Master Servicer shall provide to the Certificate Administrator such records and any other information in the possession of such Master Servicer to enable the Certificate Administrator to determine the amounts attributable to the 135 East 57th Street Loan REMIC (with respect to 135 East 57th Street Mortgage Loan), the Lower-Tier REMIC (with respect to the Mortgage Loans (other than the 135 East 57th Street Mortgage Loan) and the 135 East 57th Street Loan REMIC Regular Interests) and the Companion Loans.

            Each Master Servicer shall pay to the Trustee, the Certificate Administrator, the other Master Servicer or the Special Servicer from the Collection Account amounts permitted to be paid to the Trustee, the Certificate Administrator, the other Master Servicer or the Special Servicer therefrom, promptly upon receipt of a certificate of a Responsible Officer of the Trustee, a Responsible Officer of the Certificate Administrator or a certificate of a Servicing Officer, as applicable, describing the item and amount to which such Person is entitled. Each Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.

            The Trustee, the Certificate Administrator, the Special Servicer and each Master Servicer and the Non-Serviced Mortgage Loan Service Providers (to the extent specified in Section 11.12) shall in all cases have a right prior to the Certificateholders to any funds on deposit in the applicable Collection Account from time to time for the reimbursement or payment of the Servicing Compensation (including investment income), Trustee/Certificate Administrator Fees, Special Servicing Compensation, Advances, Advance Interest Amounts, their respective indemnification payments (if any) pursuant to Section 6.03, Section
8.05 or Section 11.12, their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the applicable Collection Account pursuant to this Agreement. In addition, the Certificate Administrator, the Trustee, the Special Servicer and each Master Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the applicable Collection Account from time to time for the reimbursement or payment of any federal, state or local taxes imposed on any Trust REMIC.

            Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans (or with respect to Property Advances, the Serviced Whole Loans) deposited in both Collection Accounts (or the applicable Serviced Whole Loan Collection Account) and available for distribution on the next Distribution Date, the applicable Master Servicer, the Special Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(b) or Section 3.06(c) immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the Collection Period ending on the then-current Determination Date for successive one-month periods for a total period not to exceed 12 months (provided, however, that any deferment over six months will require the consent of the Controlling Class Representative). If the applicable Master Servicer (or the Special Servicer or the Trustee) makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion to elect to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the applicable Master Servicer (or the Special Servicer or the Trustee) to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, the applicable Master Servicer (or the Special Servicer or the Trustee) shall further be authorized to wait for principal collections on the Mortgage Loans and Serviced Companion Loans to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance (or portion thereof) until the end of such Collection Period; provided, however, the applicable Master Servicer shall give each Rating Agency at least 15 days notice prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans unless (1) the applicable Master Servicer determines in its sole discretion that waiting 15 days after such a notice could jeopardize such Master Servicer's ability to recover Nonrecoverable Advances,
(2) changed circumstances or new or different information becomes known to the applicable Master Servicer that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) such Master Servicer has not timely received from the Certificate Administrator information requested by such Master Servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause
(1), (2) or (3) apply, the applicable Master Servicer shall give each Rating Agency notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances. Each Master Servicer shall have no liability for any loss, liability or expense resulting from any notice provided to each Rating Agency contemplated by the immediately preceding sentence.

            The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this
Section 3.06(b) or to comply with the terms of this Section 3.06(b) and the other provisions of this Agreement that apply once such an election, if any, has been made. If the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, determines, in its sole discretion, that it should recover the Nonrecoverable Advances without deferral as described above, then such Master Servicer, the Special Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Advance Rate from all amounts in the Collection Accounts for such Distribution Date. Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of interest at the Advance Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The applicable Master Servicer's, the Special Servicer's or the Trustee's, as applicable, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and, as applicable, the Serviced Companion Loan Noteholders and shall not be construed as an obligation on the part of the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, or a right of the Certificateholders or the Serviced Companion Loan Noteholders. Nothing herein shall be deemed to create in the Certificateholders and the Serviced Companion Loan Noteholders a right to prior payment of distributions over the applicable Master Servicer's, the Special Servicer's or the Trustee's, as applicable, right to reimbursement for Advances (deferred or otherwise). In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the applicable Servicing Standard and neither the Master Servicers, the Special Servicer, the Trustee nor the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Serviced Companion Loan Noteholders for any such election that such party makes as contemplated by this Section 3.06(b) or for any losses, damages or other adverse economic or other effects that may arise from such an election.

            None of the Master Servicers, the Special Servicer or the Trustee shall be permitted to reverse any other Person's determination that an Advance is a Nonrecoverable Advance.

            If either Master Servicer, the Special Servicer, or the Trustee or any Non-Serviced Mortgage Loan Service Provider, as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances (together with any interest accrued and payable thereon), then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made: first, out of the Principal Distribution Amount, which, but for its application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in Available Funds for any subsequent Distribution Date and, second, out of other amounts which, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in Available Funds for any subsequent Distribution Date.

            If and to the extent that any payment is deemed to be applied as contemplated in the paragraph above to reimburse a Nonrecoverable Advance or to pay interest thereon, then the Principal Distribution Amount for such Distribution Date shall be reduced, to not less than zero, by the amount of such reimbursement. If and to the extent (i) any Advance is determined to be a Nonrecoverable Advance, (ii) such Advance and/or interest thereon is reimbursed out of the Principal Distribution Amount as contemplated above and (iii) the particular item for which such Advance was originally made is subsequently collected out of payments or other collections in respect of the related Mortgage Loan, then the Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such item was recovered shall be increased by an amount equal to the lesser of (A) the amount of such item and
(B) any previous reduction in the Principal Distribution Amount for a prior Distribution Date as contemplated in the paragraph above resulting from the reimbursement of the subject Advance and/or the payment of interest thereon.

            To the extent a Nonrecoverable Advance with respect to a Mortgage Loan is required to be reimbursed from the principal portion of the general collections on the Mortgage Loans, such reimbursement shall be made first, from the principal collections available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan and if the principal collections in such Loan Group are not sufficient to make such reimbursement in full, then, from the principal collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts related to such other Loan Group). To the extent the Principal Distribution Amount for a Distribution Date is increased due to subsequent recovery of an Advance previously determined to be Nonrecoverable, such increase shall be allocated first, to the principal collections in the Loan Group with respect to which the Mortgage Loan as to which the related Nonrecoverable Advance was made does not belong, and then, to the Loan Group with respect to which the Mortgage Loan as to which the related Nonrecoverable Advance was made does belong. To the extent a P&I Advance in respect of 135 East 57th Street Non-Pooled Trust Component is determined to be a Nonrecoverable Advance and is required to be reimbursed from the principal portion or interest portion of general collections on the Mortgage Loans as described above, such reimbursement will be made first, from the applicable collections in Loan Group 1 and, if the applicable collections in Loan Group 1 are not sufficient to make such reimbursement in full, then from the applicable collections in Loan Group 2 (after giving effect to any reimbursements of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts that are related to Loan Group 2).

            To the extent a Workout-Delayed Reimbursement Amount with respect to a Mortgage Loan is required to be reimbursed from the principal portion of the general collections on the Mortgage Loans, such reimbursement shall be made first, from the principal collections available on the Mortgage Loans included in the same Loan Group as such Mortgage Loan (after giving effect to any reimbursement of Nonrecoverable Advances related to such Loan Group) and, if the principal collections in such Loan Group are not sufficient to make such reimbursement in full, then, from the principal collections available in the other Loan Group (after giving effect to any reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts related to such other Loan Group). To the extent the Principal Distribution Amount for a Distribution Date is increased as set forth in preceding paragraph, such increase shall be allocated first, to the principal collections in the Loan Group with respect to which the Mortgage Loan as to which the related Workout-Delayed Reimbursement Amount was reimbursed does not belong and, then, to the Loan Group with respect to which the Mortgage Loan as to which the related Workout-Delayed Reimbursement Amount was reimbursed does belong.

            (c) Each Master Servicer may (and, with respect to clause (i), shall), from time to time, make withdrawals from the related Serviced Whole Loan Collection Accounts, for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

            (i) to make remittances each month as and when required in an aggregate amount of immediately available funds equal to the allocable portion of the applicable Serviced Whole Loan Remittance Amount to (A) the related Serviced Companion Loan Noteholders in accordance with Section 3.05(j) and (B) the applicable Collection Account for the benefit of the Trust in accordance with Section 4.06(b), in each case in accordance with the related Co-Lender Agreement provided that Liquidation Proceeds relating to the repurchase of any Serviced Companion Loan by the related seller thereof shall be remitted solely to the holder of such Serviced Companion Loan, as the case may be, and Liquidation Proceeds relating to the repurchase of a Mortgage Loan related to a Serviced Whole Loan by the related Mortgage Loan Seller shall be remitted solely to the Collection Account; provided, however, that any Liquidation Proceeds related to a sale pursuant to Section 3.18 hereof or pursuant to the related Co-Lender Agreement of a Mortgage Loan included in a Serviced Whole Loan shall be deposited directly into the Collection Account and applied solely to pay expenses relating to that Mortgage Loan and to Available Funds, and any Liquidation Proceeds related to a sale pursuant to Section 3.18 hereof of a Companion Loan included in a Serviced Whole Loan shall be deposited into the Serviced Whole Loan Collection Account and applied solely to pay expenses relating to that Companion Loan and to pay amounts due to the related Companion Loan Noteholder;

            (ii) to pay (A) to itself unpaid Servicing Fees and to the Special Servicer unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of such Serviced Whole Loan or related REO Loan, as applicable, the Master Servicer's or the Special Servicer's, as applicable, rights to payment of Servicing Fees, Special Servicing Fees, Liquidation Fees and Workout Fees, as applicable, pursuant to this clause (ii)(A) with respect to such Serviced Whole Loan or related REO Loan, as applicable, being limited to amounts received on or in respect of such Serviced Whole Loan (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), or such Serviced REO Loan (whether in the form of REO Proceeds, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds), that are allocable as recovery of interest thereon and (B) to the Special Servicer, each month to the extent not covered by clause
      (ii)(A) above, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of such Serviced Whole Loan or related REO Loan, as applicable, remaining unpaid out of general collections in the applicable Collection Account as provided in Section 3.06(b)(ii);

            (iii) to reimburse itself or the Trustee for unreimbursed P&I Advances with respect to the applicable Mortgage Loan and to reimburse the related Serviced Companion Loan Service Provider for unreimbursed principal and/or interest advances with respect to the applicable Serviced Companion Loan, the applicable Master Servicer's, the Trustee's and the applicable Serviced Companion Loan Service Provider's right to reimbursement pursuant to this clause (iii) being limited to amounts received in the applicable Serviced Whole Loan Collection Account which represent Late Collections received in respect of such Mortgage Loan or Serviced Companion Loan, as applicable (as allocable thereto pursuant to the related Loan Documents and the related Co-Lender Agreement), during the applicable period; provided, however, that to the extent such amounts are insufficient to repay such P&I Advances on any Mortgage Loan as to which there is a related Serviced B Loan, such P&I Advances may be reimbursed from collections on the related Serviced Whole Loan allocable to such B Loan; provided, further, however, that if such P&I Advance on the applicable Mortgage Loan becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in Section 3.06(b)(v) above;

            (iv) to reimburse itself, the Trustee or the Special Servicer, as applicable (in reverse of such order with respect to such Serviced Whole Loan or Serviced REO Property), for unreimbursed Property Advances with respect to such Serviced Whole Loan or related Serviced REO Property, the applicable Master Servicer's, the Trustee's or the Special Servicer's respective rights to receive payment pursuant to this clause (iv) being limited to, as applicable, related payments by the applicable Borrower with respect to such Property Advance, Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds and REO Proceeds with respect to such Serviced Whole Loan; provided, that if such Property Advance becomes a Workout-Delayed Reimbursement Amount, then such Property Advance shall thereafter be reimbursed from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the applicable Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below;

            (v) (A) to reimburse itself, the Special Servicer or the Trustee (in reverse of such order with respect to such Serviced Whole Loan or related REO Property), as applicable (x) with respect to Nonrecoverable Advances, first, out of Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds received on the related Serviced Whole Loan and related REO Properties, and second, out of general collections in the applicable Collection Account as provided in Section 3.06(b) and (y) with respect to the Workout Delayed Reimbursement Amounts, first, out of the principal portion of the general collections on the Serviced Whole Loan and related REO Properties, net of such amounts being reimbursed pursuant to the subclause first in the preceding clause (x) above and second out of general collections in the applicable Collection Account as provided in
      Section 3.06(b); provided that in the case of both clause (x) and clause
      (y) of this clause (v), prior to making any reimbursement from general collections, such reimbursements shall be made first, from collections on, and proceeds of the applicable Serviced B Loan, if any, and then from collections on, and proceeds of the related Mortgage Loan, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the Mortgage Loan and any related Serviced Pari Passu Companion Loans (based on the Mortgage Loan's Stated Principal Balance or related Serviced Companion Loan's principal balance) and if not fully reimbursed from the other trusts into which a Serviced Pari Passu Companion Loan has been deposited, from general collections of the Trust or (B) to pay itself or the Special Servicer out of general collections on such Serviced Whole Loan and related REO Properties, with respect to any Mortgage Loan or Mortgage Loans or Serviced REO Property any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Serviced Whole Loan or related REO Property and the deposit into the applicable Serviced Whole Loan Collection Account of all amounts received in connection therewith, such party's rights to reimbursement pursuant to this clause (v) with respect to any such Nonrecoverable Advance that is a P&I Advance, Servicing Fees, Special Servicing Fees, Liquidation Fees or Workout Fees, as applicable, being limited (except to the extent set forth in Section 3.06(b)) to amounts on deposit in the applicable Serviced Whole Loan Collection Account that were received in respect of the particular Mortgage Loan (as allocable thereto pursuant to the related Loan Documents and the related Co-Lender Agreement) in the related Serviced Whole Loan as to which such Nonrecoverable Advance, Servicing Fees, Special Servicing Fees, Liquidation Fees or Workout Fees, as applicable, were incurred (provided, however, that to the extent such amounts are insufficient to repay such Advances on any Mortgage Loan as to which there is a related Serviced B Loan, such P&I Advances may be reimbursed from collections on the related Serviced Whole Loan allocable to such B Loan);

            (vi) at such time as it reimburses itself, the Special Servicer or the Trustee, as applicable, first, from Penalty Charges pursuant to
      Section 3.12(d), then, from collections on, and proceeds of the applicable Serviced B Loan, if any, and then, from collections on, and proceeds of on a pro rata basis as between the Mortgage Loan and any related other Serviced Pari Passu Companion Loans (based on the Mortgage Loan's Stated Principal Balance or related Serviced Companion Loan's principal balance), for (A) any unreimbursed P&I Advance with respect to the applicable Mortgage Loan (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) or any unreimbursed principal and/or interest advance with respect to the related Serviced Companion Loan pursuant to clause (iii) above, to pay itself, the Trustee or such Serviced Companion Loan Service Provider, as applicable, any Advance Interest Amounts accrued and payable thereon, (B) any unreimbursed Property Advances (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) above, to pay itself, the Special Servicer or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon or (C) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the Special Servicer, the Trustee or any Serviced Companion Loan Service Provider, as the case may be, any Advance Interest Amounts accrued and payable thereon, such party's rights to reimbursement pursuant to this clause (vi) with respect to any such interest on P&I Advances being limited to amounts on deposit in the applicable Serviced Whole Loan Collection Account that were received in respect of the particular Mortgage Loan (as allocable thereto pursuant to the related Loan Documents and the related Co-Lender Agreement) in the related Serviced Whole Loan as to which such advance relates (provided, however, that any Mortgage Loan as to which there is a related Serviced B Loan, such interest on P&I Advances may be reimbursed from collections on the related Serviced Whole Loan allocable to such B Loan);

            (vii) to reimburse itself, the Special Servicer or the Trustee, as the case may be, as applicable, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect with respect to the Mortgage Loan giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement or, with respect to a Serviced Companion Loan, under the related mortgage loan purchase agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, each such Person's right to reimbursement pursuant to this clause (vii) with respect to such Serviced Whole Loan being limited to that portion of the Repurchase Price paid for the related Mortgage Loan that represents such expense in accordance with clause (e) of the definition of Repurchase Price (or, with respect to a Serviced Companion Loan, a comparable expense);

            (viii) to pay itself all Prepayment Interest Excesses on any related Mortgage Loan included in the Serviced Whole Loans not required to be used pursuant to Section 3.19(c);

            (ix) (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a), (1) interest and investment income earned in respect of amounts relating to such Serviced Whole Loan held in the applicable Serviced Whole Loan Collection Account as provided in Section 3.07(b) (but only to the extent of the net investment earnings with respect to such Serviced Whole Loan Collection Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance
      Date) and (2) the pro rata portion of any Penalty Charges, as allocated in the related Co-Lender Agreement, on the related Mortgage Loan (other than Specially Serviced Loans) but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the Serviced Whole Loans have been paid and are not needed to pay interest on Advances and/or Additional Trust Fund Expenses in accordance with Section 3.12 and the related Co-Lender Agreement; and (B) to pay the Special Servicer, as additional servicing compensation in accordance with the second paragraph of Section 3.12, the pro rata portion of any Penalty Charges, as allocated in the related Co-Lender Agreement, on the related Mortgage Loan, and to pay to any Serviced Companion Loan Service Provider the pro rata portion of any Penalty Charges allocable to the related Serviced Companion Loan, as allocated in the related Co-Lender Agreement, during the period it is a Specially Serviced Loan (but only to the extent collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances in accordance with Section 3.12 and/or Additional Trust Fund Expenses and in accordance with the related Co-Lender Agreement);

            (x) to recoup any amounts deposited in such Serviced Whole Loan Collection Account in error;

            (xi) to pay itself, the Special Servicer, the Depositor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Sections 6.03(a) or 6.03(b), to the extent that such amounts relate to such Serviced Whole Loans;

            (xii) to pay for the cost of the Opinions of Counsel contemplated by Sections 3.10(e), 3.10(f), 3.17(a), 3.17(b) and 11.07 to the extent payable out of the Trust Fund as they relate to such Serviced Whole Loans;

            (xiii) to pay out of general collections on such Serviced Whole Loan and related Serviced REO Property any and all federal, state and local taxes imposed on the Upper-Tier REMIC, the Lower-Tier REMIC, the 135 East 57th Street Loan REMIC or any of their assets or transactions, together with all incidental costs and expenses, in each case to the extent that neither the applicable Master Servicer, the Special Servicer, the Certificate Administrator nor the Trustee is liable therefor pursuant to this Agreement and only to the extent that such amounts relate to the related Mortgage Loan or to the Serviced Companion Loans (but only to the extent that any Serviced Companion Loan is included in a REMIC);

            (xiv) to reimburse the Trustee and the Certificate Administrator out of general collections on such Serviced Whole Loan and related REO Properties for expenses incurred by and reimbursable to it by the Trust Fund related to such Serviced Whole Loan;

            (xv) to pay any Person permitted to purchase a Mortgage Loan under
      Section 3.18 with respect to the Mortgage Loan included in such Serviced Whole Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

            (xvi) to deposit in the Interest Reserve Account the amounts with respect to the Mortgage Loan included in such Serviced Whole Loan required to be deposited in the Interest Reserve Account pursuant to Section 3.05(g);

            (xvii) to pay to the applicable Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Depositor, as the case may be, to the extent that such amounts relate to the Mortgage Loan included in such Serviced Whole Loan, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(c), it being acknowledged that this clause (xvii) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made;

            (xviii) to pay the related Mortgage Loan Seller with respect to the Mortgage Loan included in such Serviced Whole Loan, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualifying Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(f); and

            (xix) to clear and terminate such Serviced Whole Loan Collection Account at the termination of this Agreement pursuant to Section 9.01.

            The applicable Master Servicer shall keep and maintain separate accounting records, on a loan by loan and property-by-property basis when appropriate, for the purpose of justifying any withdrawal from any Serviced Whole Loan Collection Account. All withdrawals with respect to any Serviced Whole Loan shall be made first, from the applicable Serviced Whole Loan Collection Account and then, from such Master Servicer's Collection Account to the extent permitted by Section 3.06(b). Upon request, the applicable Master Servicer shall provide to the Certificate Administrator such records and any other information in the possession of the applicable Master Servicer to enable the Certificate Administrator to determine the amounts attributable to the Lower-Tier REMIC and the Companion Loans.

            The applicable Master Servicer shall pay to the Special Servicer from the Serviced Whole Loan Collection Accounts amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of such Special Servicer describing the item and amount to which the Special Servicer is entitled. Such Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan included in the Serviced Whole Loan and related REO Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from any Serviced Whole Loan Collection Account.

            Any permitted withdrawals under this Section 3.06(c) with respect to reimbursement for advances or other amounts payable to a Serviced Companion Loan Trustee shall, if applicable, also be deemed to be a permitted withdrawal for similar amounts owed to the fiscal agent of the Serviced Companion Loan Trustee, if any.

            Notwithstanding anything to the contrary contained herein, with respect to each Serviced Companion Loan, the applicable Master Servicer shall withdraw from the related Serviced Whole Loan Collection Account and remit to the related Serviced Companion Loan Noteholders, within one Business Day of receipt thereof, any amounts that represent Late Collections or Principal Prepayments on such Serviced Companion Loan or any successor REO Loan with respect thereto, that are received by such Master Servicer subsequent to 3:00 p.m. (New York City time) on the related Due Date therefor (exclusive of any portion of such amount payable or reimbursable to any third party in accordance with the related Co-Lender Agreement or this Agreement), unless such amount would otherwise be included in the monthly remittance to the holder of such Serviced Companion Loan for such month.

            In the event that the applicable Master Servicer fails, as of 5:00 p.m. (New York City time) on any Servicer Remittance Date or any other date a remittance is required to be made, to remit to the Certificate Administrator (in respect of the related Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of any related Serviced Companion Loan) any amounts required to be so remitted hereunder by such date (including any P&I Advance pursuant to Section 4.07 and any Excess Liquidation Proceeds allocable to the Serviced Companion Loans pursuant to Section 4.01(e)), such Master Servicer shall pay to the Certificate Administrator (in respect of the Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of the Serviced Companion Loan), for the account of the Certificate Administrator (in respect of the Mortgage Loan) or the Serviced Companion Loan Noteholders (in respect of the Serviced Companion Loans), interest, calculated at the Prime Rate, on such amount(s) not timely remitted, from the time such payment was required to be made (without regard to any grace period) until (but not including) the date such late payment is received by the Certificate Administrator or the Serviced Companion Loan Noteholders, as applicable.

            (d) On each Servicer Remittance Date, all net income and gain realized from investment of funds to which the applicable Master Servicer or the Special Servicer is entitled pursuant to Section 3.07(b) shall be subject to withdrawal by such Master Servicer or the Special Servicer, as applicable.

            (e) With respect to the Serviced Whole Loans, if amounts required to pay the expenses allocable to any related Serviced Companion Loan exceed amounts on deposit in the Serviced Whole Loan Collection Account and the applicable Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, shall have sought reimbursement from the Trust Fund with respect to such expenses allocable to such Serviced Companion Loan, the applicable Master Servicer shall seek (on behalf of the Trust Fund, subject to the related Co-Lender Agreement) payment or reimbursement from the holder of the related Serviced B Loan, if any, and then for the pro rata portion of such expenses allocable to the Serviced Pari Passu Companion Loan from the related Serviced Companion Loan Noteholder or, if such Serviced Companion Loan has been deposited into a securitization, out of general collections in the collection account established pursuant to the related Serviced Companion Loan Securitization Agreement.

            (f) If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related Serviced REO Property, then the Special Servicer shall, promptly when needed, transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the applicable Master Servicer for deposit into its Collection Account for the following purposes:

            (i) to reimburse the applicable Master Servicer, the Special Servicer or the Trustee, in accordance with Section 3.06(b), for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related Serviced REO Property (together with interest thereon);

            (ii) to pay, in accordance with Section 3.06(b), or to reimburse the Trust for the prior payment of, any expense relating to such Mortgage Loan or any related Serviced REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an Additional Trust Fund Expense;

            (iii) to offset any Realized Loss (as calculated without regard to the application of such Loss of Value Payments) incurred with respect to such Mortgage Loan or any related successor REO Loan;

            (iv) following the occurrence of a liquidation event with respect to such Mortgage Loan or any related Serviced REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or Serviced REO Loan; and

            (v) On the final Distribution Date after all distributions have been made as set forth in clause (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any Realized Losses, Additional Trust Fund Expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

            Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (i)-(iii) of the prior paragraph shall, except for purposes of Sections 3.12(c) and (d), be deemed to constitute Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Account pursuant to clause (iv) of the prior paragraph shall, except for purposes of Sections 3.12(c) and (d), be deemed to constitute Liquidation Proceeds received by the Trust in respect of the Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (i)-(iv) of the prior paragraph.

            (g) The Certificate Administrator, may, from time to time, make withdrawals from the 135 East 57th Street Loan REMIC Distribution Account for any of the following purposes (the order set forth below shall not indicate any order of priority):

            (i) to make deposits of the 135 East 57th Street Available Funds and the amount of any Prepayment Premium and Yield Maintenance Charges, with respect to the 135 East 57th Street Mortgage Loan, distributable pursuant to Section 4.01A(a) in the Lower-Tier Distribution Account, and to make distributions on the Class LR Certificates in respect of the Class E57-R Interest pursuant to Section 4.01A(a);

            (ii) to pay itself, the Trustee and the Custodian respective portions of any accrued but unpaid Trustee/Certificate Administrator Fees with respect to the 135 East 57th Street Mortgage Loan;

            (iii) to pay itself an amount equal to all net income and gain realized from investment of funds in the 135 East 57th Street Loan REMIC Distribution Account pursuant to Section 3.07(b);

            (iv) to pay to itself, the Trustee or any of either of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Sections 8.05(b) and 8.05(c);

            (v) to recoup any amounts deposited in the 135 East 57th Street Loan REMIC Distribution Account in error; and

            (vi) to clear and terminate the 135 East 57th Street Loan REMIC Distribution Account at the termination of this Agreement pursuant to
      Section 9.01.

            (h) The Certificate Administrator, may, from time to time, make withdrawals from the Lower-Tier Distribution Account for any of the following purposes (the order set forth below shall not indicate any order of priority):

            (i) to make deposits of the Pooled Lower-Tier Distribution Amount and the Class E57 Available Distribution Amount and the amount of any Prepayment Premium and Yield Maintenance Charges distributable pursuant to Sections 4.01(a) and 4.01A in the Upper-Tier Distribution Account, and to make distributions on the Class LR Certificates in respect of the Class LTR Interest pursuant to Section 4.01(a);

            2(ii) to pay itself, the Trustee and the Custodian respective portions of any accrued but unpaid Trustee/Certificate Administrator Fees;

            (iii) to pay itself an amount equal to all net income and gain realized from investment of funds in the Lower-Tier Distribution Account pursuant to Section 3.07(b);

            (iv) to pay to itself, the Trustee or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Sections 8.05(b) and 8.05(c);

            (v) to recoup any amounts deposited in the Lower-Tier Distribution Account in error; and

            (vi) to clear and terminate the Lower-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01.

            (i) The Certificate Administrator, may make withdrawals from the Upper-Tier Distribution Account for any of the following purposes:

            (i) to make distributions to Certificateholders (other than Holders of the Class T, Class LR, Class AM-FL and Class AJ-FL Certificates) on each Distribution Date pursuant to Section 4.01 or 9.01, as applicable, and to made distributions to the Class AM-FL Floating Rate Account with respect to the Class AM-FL Regular Interest and to made distributions to the Class AJ-FL Floating Rate Account with respect to the Class AJ-FL Regular Interest;

            (ii) to recoup any amounts deposited in the-Upper-Tier Distribution Account in error; and

            (iii) to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01.

            (j) The Certificate Administrator shall make withdrawals from the Class AM-FL Floating Rate Account in the following order of priority and only for the following purposes:

            (i) to withdraw amounts deposited in the Class AM-FL Floating Rate Account in error and pay such amounts to Persons entitled thereto;

            (ii) out of interest amounts to make Class AM-FL Net Swap Payments required to be paid to the Class AM-FL Swap Counterparty under the Class AM-FL Swap Contract as specified in Section 3.41, provided there is no Class AM-FL Swap Default;

            (iii) to make distributions to the Holders of the Class AM-FL Certificates pursuant to Section 4.01; and

            (iv) to clear and terminate the Class AM-FL Floating Rate Account pursuant to Section 9.01.

            (k) The Certificate Administrator shall make withdrawals from the Class AJ-FL Floating Rate Account in the following order of priority and only for the following purposes:

            (i) to withdraw amounts deposited in the Class AJ-FL Floating Rate Account in error and pay such amounts to Persons entitled thereto;

            (ii) out of interest amounts to make Class AJ-FL Net Swap Payments required to be paid to the Class AJ-FL Swap Counterparty under the Class AJ-FL Swap Contract as specified in Section 3.41, provided there is no Class AJ-FL Swap Default;

            (iii) to make distributions to the Holders of the Class AJ-FL Certificates pursuant to Section 4.01; and

            (iv) to clear and terminate the Class AJ-FL Floating Rate Account pursuant to Section 9.01.

            Section 3.07 Investment of Funds in the Collection Accounts, the Serviced Whole Loan Collection Accounts, the Distribution Accounts, the REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts. (a) The applicable Master Servicer (or with respect to any REO Account, the Special Servicer or with respect to the Distribution Accounts, the Certificate Administrator) may direct any depository institution maintaining its Collection Account, any Serviced Whole Loan Collection Account, any Borrower Accounts (as defined below and subject to the second succeeding sentence), any REO Account and the Distribution Accounts (each, for purposes of this Section 3.07, an "Investment Account"), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any investment of funds on deposit in an Investment Account by the applicable Master Servicer, the Special Servicer or the Certificate Administrator shall be documented in writing and shall provide evidence that such investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand. In the case of any Escrow Account, Lock-Box Account, Cash Collateral Account or Reserve Account (the "Borrower Accounts"), the applicable Master Servicer shall act upon the written request of the related Borrower or Manager to the extent that such Master Servicer is required to do so under the terms of the respective Loan Documents, provided that in the absence of appropriate written instructions from the related Borrower or Manager meeting the requirements of this Section 3.07, such Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Certificate Administrator shall have sole control (except with respect to investment direction which shall be in the control of the applicable Master Servicer or the Special Servicer, with respect to any REO Accounts, as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Certificate Administrator or its agent (which shall initially be the applicable Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee. Neither the Certificate Administrator nor the Trustee shall have any responsibility or liability with respect to the investment directions of the applicable Master Servicer, the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. The applicable Master Servicer shall have no responsibility or liability with respect to the investment directions of the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the applicable Master Servicer (or the Special Servicer or the Certificate Administrator, as applicable) shall:

            (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y) demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer (or the Special Servicer or the Certificate Administrator, as applicable) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

            (b) All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the applicable Master Servicer (except with respect to the investment of funds deposited in (i) any Borrower Account, which shall be for the benefit of the related Borrower to the extent required under the Mortgage Loan or applicable law, (ii) any REO Account, which shall be for the benefit of the Special Servicer or (iii) the Distribution Accounts, which shall be for the benefit of the Certificate Administrator) and, if held in its Collection Account, any Serviced Whole Loan Collection Account, REO Account or Distribution Account shall be subject to withdrawal by the applicable Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, in accordance with Section 3.06 or Section 3.17(b), as applicable. The applicable Master Servicer, or with respect to any REO Account, the Special Servicer, or with respect to the Distribution Accounts, the Certificate Administrator, shall deposit from its own funds into its Collection Account, the applicable Serviced Whole Loan Collection Account, any REO Account or the Distribution Accounts, as applicable, the amount of any loss incurred in respect of any such Permitted Investment immediately upon realization of such loss; provided, however, that the applicable Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it. The applicable Master Servicer shall also deposit from its own funds in any Borrower Account immediately upon realization of such loss the amount of any loss incurred in respect of Permitted Investments, except to the extent that amounts are invested at the direction of or for the benefit of the Borrower under the terms of the Mortgage Loan, Serviced Whole Loan or applicable law; provided that neither the applicable Master Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company has satisfied the qualifications set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) 30 days prior to such insolvency.

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee may, and upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. In the event the Trustee takes any such action, (i) the applicable Master Servicer, if such Permitted Investment was for the benefit of such Master Servicer, (ii) the Special Servicer, if such Permitted Investment was for the benefit of the Special Servicer or (iii) the Certificate Administrator, if such Permitted Investment was for the benefit of the Certificate Administrator, shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith.

            Section 3.08 Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage. (a) In the case of each Mortgage Loan or Serviced Whole Loan, as applicable (but excluding any REO Loan and the Non-Serviced Mortgage Loan), each Master Servicer shall use reasonable efforts consistent with the applicable Servicing Standard to cause the related Borrower, with respect to the Mortgage Loans or Serviced Whole Loans that it is servicing, to maintain insurance coverage (including identifying the extent to which such Borrower is maintaining insurance coverage and, if such Borrower does not so maintain, the applicable Master Servicer will itself cause to be maintained with Qualified Insurers) for the related Mortgaged Property (x) except where the Loan Documents permit a Borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Mortgage Loan or Serviced Whole Loan, as applicable, or (ii) the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (y) all other insurance coverage (including, but not limited to, coverage for acts of terrorism) as is required, subject to applicable law, under the related Loan Documents; provided, however, that:

            (i) the applicable Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless (x) such insurance policy was in effect at the time of the origination of the related Mortgage Loan or Serviced Whole Loan, as applicable, or (y) was required by the related Loan Documents and is available at commercially reasonable rates (and if the applicable Master Servicer does not cause the Borrower to maintain or itself maintain such earthquake or environmental insurance policy on any Mortgaged Property, the Special Servicer shall have the right, but not the duty, to obtain (in accordance with the applicable Servicing Standard), at the Trust's expense, earthquake or environmental insurance on any Serviced REO Property so long as such insurance is available at commercially reasonable rates), provided that the applicable Master Servicer shall require the related Borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates;

            (ii) if and to the extent that any Loan Document or Serviced Whole Loan grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related Borrower is to obtain the requisite insurance coverage, the applicable Master Servicer shall (to the extent consistent with the applicable Servicing Standard) require the related Borrower to obtain the requisite insurance coverage from Qualified Insurers taking into account the insurance provided at the closing of such Mortgage Loan, to the extent consistent with the applicable Servicing Standard;

            (iii) the applicable Master Servicer shall have no obligation beyond using its reasonable efforts consistent with the applicable Servicing Standard to cause any Borrower to maintain the insurance required to be maintained under the Loan Documents; provided, however, that this clause shall not limit the applicable Master Servicer's obligation to obtain and maintain a force-placed insurance policy, as provided herein;

            (iv) except as provided below (including under clause (v) below), in no event shall the applicable Master Servicer be required to cause the Borrower to maintain, or itself obtain, insurance coverage that such Master Servicer has determined is either (A) not available at any rate or
      (B) not available at commercially reasonable rates and the related hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which the related Mortgaged Property is located (in each case, as determined by the applicable Master Servicer in accordance with the applicable Servicing Standard and, to the extent consistent with the applicable Servicing Standard, taking into account the insurance coverage provided on the Mortgage Loan at closing, not less frequently than annually, to the extent consistent with the applicable Servicing Standard (but need not be made more frequently) at the approximate date on which such Master Servicer receives notice of the renewal, replacement or cancellation of coverage, and such Master Servicer will be entitled to rely on insurance consultants, retained at its own expense, in making such determination);

            (v) to the extent that a Master Servicer itself is required to maintain insurance that the Borrower does not maintain, such Master Servicer will not be required to maintain insurance other than what is available to such Master Servicer on a force-placed basis at commercially reasonable rates, and only to the extent the Trustee as lender has an insurable interest thereon; and

            (vi) any explicit terrorism insurance requirements contained in the related Loan Documents shall be enforced by the applicable Master Servicer in accordance with the applicable Servicing Standard, unless the Special Servicer and the Directing Certificateholder have consented to a waiver (including a waiver to permit the applicable Master Servicer to accept insurance that does not comply with specific requirements contained in the Loan Documents) in writing of that provision in accordance with the applicable Servicing Standard;

provided, however, that any determination by the applicable Master Servicer that a particular type of insurance is not available at commercially reasonable rates shall be subject to the approval of the Special Servicer and the Directing Certificateholder (subject, however, to Section 3.29(b)); provided, further, that the applicable Master Servicer will not be permitted to obtain insurance on a force-placed basis with respect to terrorism insurance without the consent of the Special Servicer and the Directing Certificateholder and provided, further, that while an approval provided for under Section 3.08 is pending, the applicable Master Servicer will not be in default or liable for any loss.

            Each Master Servicer shall notify the Special Servicer, the Certificate Administrator, the Trustee and the Directing Certificateholder if such Master Servicer determines in accordance with the applicable Servicing Standard that a Borrower has failed to maintain insurance required under the Loan Documents and such failure materially and adversely affects the interests of the Certificateholders or if the Borrower has notified such Master Servicer in writing that the Borrower does not intend to maintain such insurance and that such Master Servicer has determined in accordance with the applicable Servicing Standard that such failure materially and adversely affects the interests of the Certificateholders.

            Subject to Section 3.17(a), with respect to each Serviced REO Property, the Special Servicer shall use reasonable efforts, consistent with the applicable Servicing Standard, to maintain (subject to the right of the Special Servicer to direct the applicable Master Servicer to make a Property Advance for the costs associated with coverage that the Special Servicer determines to maintain, in which case the applicable Master Servicer shall make such Property Advance) with Qualified Insurers, (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Loan Documents (unless such amount is not available or the Directing Certificateholder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1.0 million per occurrence, and (c) to the extent consistent with the applicable Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months; provided, however, that the Special Servicer shall not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a cost customarily acceptable and consistent with the applicable Servicing Standard. With respect to each Specially Serviced Loan (other than an REO Loan) the Special Servicer shall, in accordance with the applicable Servicing Standard, be responsible for pursuing any enforcement action against the related Borrower with respect to such Borrower's failure to maintain the insurance described in the first paragraph of this Section 3.08(a); provided, that if such Borrower fails to maintain such insurance, the Special Servicer may direct the applicable Master Servicer to cause such coverage to be maintained in accordance with and subject to the other provisions of this Section 3.08, to the extent that the identified coverage is available under such Master Servicer's existing force-placed policy.

            All such insurance policies maintained as described above shall contain (if they insure against loss to property) a "standard" mortgagee clause, with loss payable to the applicable Master Servicer (on behalf of the Trustee on behalf of Certificateholders and, with respect to a Serviced Whole Loan the related Serviced Companion Loan Noteholders), or shall name the Trustee as the insured, with loss payable to the Special Servicer on behalf of the Trustee (on behalf of Certificateholders and, with respect to a Serviced Whole Loan the related Serviced Companion Loan Noteholders) (in the case of insurance maintained in respect of a Serviced REO Property). Any amounts collected by the applicable Master Servicer or Special Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or Serviced REO Property or amounts to be released to the related Borrower, in each case in accordance with the applicable Servicing Standard) shall be deposited in the applicable Collection Account (or, in the case of the Serviced Whole Loans, in the applicable Serviced Whole Loan Collection Account), subject to withdrawal pursuant to Section 3.06, in the case of amounts received in respect of a Mortgage Loan or Serviced Whole Loan, or in the applicable REO Account of the Special Servicer, subject to withdrawal pursuant to Section 3.17, in the case of amounts received in respect of a Serviced REO Property. Any cost incurred by the applicable Master Servicer or the Special Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders or Serviced Companion Loan Noteholders, be added to the Stated Principal Balance of the related Mortgage Loan or the Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loan so permit; provided, however, that this sentence shall not limit the rights of the applicable Master Servicer or Special Servicer on behalf of the Trust Fund to enforce any obligations of the related Borrower under such Mortgage Loan or Serviced Whole Loan. Any costs incurred by the applicable Master Servicer in maintaining any such insurance policies in respect of the Mortgage Loans or Specially Serviced Loans (other than REO Properties) (i) if the Borrower defaults on its obligation to do so, shall be advanced by the applicable Master Servicer as a Property Advance and will be charged to the related Borrower and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust Fund (and in the case of the Serviced Whole Loans, first, of the related Serviced B Loan Noteholder, second, to the extent such cost remains unpaid, the Mortgage Loan and the other Serviced Pari Passu Companion Loan Noteholders, if any, on a pro rata basis based on the Mortgage Loan's or Serviced Companion Loan's, as applicable, Stated Principal Balance) payable out of the related REO Account (or Serviced Whole Loan REO Account, as applicable) or, if the amount on deposit therein is insufficient therefor, advanced by the applicable Master Servicer as a Property Advance.

            (b) If either (x) the applicable Master Servicer or Special Servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than the Non-Serviced Mortgage Loan), Serviced Whole Loans or Serviced REO Properties, as applicable, then, to the extent such policy (i) is obtained from a Qualified Insurer, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the applicable Master Servicer or Special Servicer has long-term unsecured debt obligations that are rated not lower than "A2" by Moody's and "A" by S&P and "A" by Fitch, if any Serviced Companion Loan Security is rated by Fitch or, if not rated by Fitch, an equivalent rating such as those listed above by two nationally-recognized statistical rating organizations, and the applicable Master Servicer or Special Servicer self-insures for its obligation to maintain the individual policies otherwise required, then the applicable Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or Serviced REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the applicable Master Servicer or Special Servicer, as the case may be, that maintains such policy shall, if there shall not have been maintained on any Mortgaged Property or Serviced REO Property thereunder a hazard insurance policy complying with the requirements of Section 3.08(a), and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the applicable Collection Account (or, in the case of a Serviced Whole Loan, in the related Serviced Whole Loan Collection Account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan, as applicable (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the applicable Servicing Standard). Each Master Servicer and Special Servicer shall prepare and present, on behalf of itself, the Trustee, Certificateholders and, if applicable the Serviced Companion Loan Noteholders, claims under any such blanket or master force-placed policy maintained by it in a timely fashion in accordance with the terms of such policy. If the applicable Master Servicer or Special Servicer, as applicable, causes any Mortgaged Property or Serviced REO Property to be covered by such "force-placed" insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or Serviced REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or Serviced REO Property is covered thereby) shall be paid as a Property Advance.

            (c) With respect to each Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable, that is subject to an Environmental Insurance Policy, if the applicable Master Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, such Master Servicer shall notify the Special Servicer to such effect and such Master Servicer shall take reasonable actions as are in accordance with the applicable Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. With respect to each Specially Serviced Loan and Serviced REO Property that is subject to an Environmental Insurance Policy, if the Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, such Special Servicer shall take reasonable actions as are in accordance with the applicable Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust, on behalf of the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders (giving due regard to the junior nature of the related B Loan, if any), is entitled thereunder. Any legal fees or other out-of-pocket costs incurred in accordance with the applicable Servicing Standard in connection with any claim under an Environmental Insurance Policy described above (whether by the applicable Master Servicer or Special Servicer) shall be paid by, and reimbursable to, the applicable Master Servicer as a Property Advance.

            (d) Each Master Servicer and Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or Serviced REO Properties as to which it is the Special Servicer are included in the Trust Fund) keep in force with a Qualified Insurer, a fidelity bond in such form and amount as are consistent with the applicable Servicing Standard. The applicable Master Servicer or Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the applicable Master Servicer or Special Servicer, as the case may be. Such fidelity bond shall provide that it may not be canceled without ten days' prior written notice to the Trustee. So long as the long-term unsecured debt obligations of the applicable Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer, as applicable, are rated not lower than "A" by S&P and "A2" by Moody's and "A" by Fitch, if any Serviced Companion Loan Security is rated by Fitch or, if not rated by Fitch, an equivalent rating such as those listed above by two nationally-recognized statistical rating organizations, the applicable Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the fidelity bond coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

            Each Master Servicer and Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or Serviced REO Properties exist as part of the Trust Fund) also keep in force with a Qualified Insurer a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with their servicing obligations hereunder, which policy or policies shall be in such form and amount as are consistent with the applicable Servicing Standard. A Master Servicer or the Special Servicer shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the applicable Master Servicer or Special Servicer, as the case may be. Any such errors and omissions policy shall provide that it may not be canceled without ten days' prior written notice to the Trustee. So long as the long-term unsecured debt obligations of the applicable Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer, as applicable, are rated not lower than "A2" by Moody's and "A" by S&P and "A" by Fitch, if any Serviced Companion Loan Security is rated by Fitch or, if not rated by Fitch, an equivalent rating such as those listed above by two nationally-recognized statistical rating organizations, the applicable Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

            Section 3.09 Enforcement of Due-on-Sale Clauses; Assumption Agreements; Defeasance Provisions. (a) If any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan contains a provision in the nature of a "due-on-sale" clause (including, without limitation, sales or transfers of Mortgaged Properties (in full or part) or the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners), which by its terms:

            (i) provides that such Mortgage Loan or Serviced Whole Loan will (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property (including, without limitation, the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners),

            (ii) provides that such Mortgage Loan or Serviced Whole Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer, or

            (iii) provides that such Mortgage Loan or Serviced Whole Loan may be assumed or transferred without the consent of the mortgagee, provided certain conditions set forth in the Loan Documents are satisfied, then, for so long as such Mortgage Loan is included in the Trust Fund, subject to the rights of the Directing Certificateholder, the KRECM Master Servicer, with respect to the Mortgage Loans master serviced by KRECM, or the Special Servicer, with respect to the Mortgage Loans master serviced by Capmark, on behalf of the Trust Fund, shall not be required to enforce any such due-on-sale clauses; provided, that the KRECM Master Servicer may not, without the consent of the Special Servicer (as set forth in Section 3.09(c)), and in connection therewith shall not be required to (x) accelerate payments thereon or (y) withhold its consent to such an assumption if (1) such provision is not exercisable under applicable law or the enforcement of such provision is reasonably likely to result in meritorious legal action by the Borrower or (2) the KRECM Master Servicer, with respect to the Mortgage Loans master serviced by KRECM, or the Special Servicer, with respect to the Mortgage Loans master serviced by Capmark, determines, in accordance with the applicable Servicing Standard, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Mortgage Rate), than would enforcement of such clause. If the KRECM Master Servicer, with respect to the Mortgage Loans master serviced by KRECM, or the Special Servicer, with respect to the Mortgage Loans master serviced by Capmark, determines that
(A) granting such consent would be likely to result in a greater recovery, (B) such provision is not legally enforceable, or (C) that the conditions described in clause (a)(iii) above relating to the assumption or transfer of Mortgage Loan or Serviced Whole Loan have been satisfied, the KRECM Master Servicer, with respect to the Mortgage Loans master serviced by KRECM, or the Special Servicer, with respect to the Mortgage Loans master serviced by Capmark, is authorized to take or enter into an assumption agreement from or with the Person to whom the related Mortgaged Property has been or is about to be conveyed, and to release the original Borrower from liability upon the Mortgage Loan and substitute the new Borrower as obligor thereon, provided, that (a) the credit status of the prospective new Borrower is in compliance with the KRECM Master Servicer's, with respect to the Mortgage Loans master serviced by KRECM, or the Special Servicer's, with respect to the Mortgage Loans master serviced by Capmark, regular commercial mortgage origination or the applicable Servicing Standard and criteria and the terms of the related Mortgage Loan Documents and (b) the KRECM Master Servicer, with respect to the Mortgage Loans master serviced by KRECM, or the Special Servicer, with respect to the Mortgage Loans master serviced by Capmark, has received written confirmation that such assumption or substitution would not, in and of itself, cause a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates or Serviced Companion Loan Securities from (x) S&P with respect to any Mortgage Loan (other than the Non-Serviced Mortgage Loan) (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) that (1) represents more than 5% of the then-current aggregate Stated Principal Balance of the Mortgage Loans (taking into account for the purposes of this calculation, in the case of any such Mortgage Loan with respect to which the related Borrower or its Affiliate is a Borrower with respect to one or more other Mortgage Loans, such other Mortgage Loans), (2) has a Stated Principal Balance that is more than $35,000,000 or (3) is among the ten largest Mortgage Loans in the Trust (based on its Stated Principal Balance), or (y) Moody's with respect to any Mortgage Loan (together with any Mortgage Loans cross-collateralized with such Mortgage Loans) that represents one of the ten largest Mortgage Loans based on Stated Principal Balance, or the then current ratings assigned to the Serviced Companion Loan Securities by an applicable rating agency with respect to any Mortgage Loan that (together with any Mortgage Loans cross collateralized with such Mortgage Loan) represents one of the ten largest Mortgage Loans in the Trust (based on its Stated Principal Balance). In addition, with respect to each Serviced Companion Loan, none of the Master Servicers nor the Special Servicer, as applicable, shall waive any rights under a due on-sale clause unless it first obtains a written confirmation that such waiver would not cause the downgrade, qualification or withdrawal of the then current rating assigned to any of any class of related Serviced Companion Loan Securities from any rating agencies rating such Serviced Companion Loan Securities. In connection with each such assumption or substitution entered into by the Special Servicer, the Special Servicer shall give prior notice thereof to the applicable Master Servicer. The KRECM Master Servicer or Special Servicer shall notify the Trustee, the Certificate Administrator and the Directing Certificateholder that any such assumption or substitution agreement has been completed by forwarding to the Custodian (with a copy to the applicable Master Servicer, the Special Servicer, the Certificate Administrator and the Directing Certificateholder, as applicable) the original copy of such agreement, which copies shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. To the extent not precluded by the Mortgage Loan documents, the KRECM Master Servicer, with respect to the Mortgage Loans master serviced by KRECM, or the Special Servicer, with respect to the Mortgage Loans master serviced by Capmark, shall not approve an assumption or substitution without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund and, (a) in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan (but no related B Loan), on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance) and (b) in the case of any Serviced Whole Loan with a related B Loan, such expense shall first be allocated (i) first, to the related Serviced B Loan (up to the full principal balance thereof), if any, and, then, (ii) to the related Mortgage Loan (or in the case of the Georgian Towers Loan, from the holder of the related Mortgage Loan and the holder of the related Pari Passu Companion Loan pro rata, based on each such loan's outstanding principal balance).

            Notwithstanding anything in the foregoing paragraph to the contrary, the KRECM Master Servicer, with respect to the Mortgage Loans for which it acts as Master Servicer, will promptly deliver its analysis and recommendation regarding any request for an assumption of any Mortgage Loan or Serviced Whole Loan to the Special Servicer. Such request with respect to a Mortgage Loan master serviced by the KRECM Master Servicer will be processed by the KRECM Master Servicer in the manner described in this Section 3.09(a). With respect to the Mortgage Loans master serviced by the KRECM Master Servicer, after processing the assumption requests as described in this Section 3.09(a), the KRECM Master Servicer will forward such assumption applications to the Special Servicer for final approval, which will be deemed to be granted if not denied within 15 Business Days. Notwithstanding anything in the foregoing paragraph to the contrary, the Capmark Master Servicer, with respect to the Mortgage Loans for which it acts as Master Servicer, will promptly forward any request for an assumption of any Mortgage Loan or Serviced Whole Loan to the Special Servicer for processing in the manner described in this Section 3.09(a). The Special Servicer shall forward copies of the closing binder to the Capmark Master Servicer within 10 Business Days after the closing.

            Notwithstanding anything herein to the contrary, the applicable Master Servicer shall approve and close, without the consent of the Special Servicer or the Directing Certificateholder, all transfers of tenant-in-common ownership interests contemplated by and in accordance with the related Loan Documents for any Performing Loan. Upon completion of any such transfer, the applicable Master Servicer shall promptly (i) provide notice thereof to the Special Servicer and (ii) advise the Special Servicer as to total number of transfers with respect to such Performing Loan that such Master Servicer has approved and closed as of such date and the expiration date (if any) by which any such transfer(s) must occur pursuant to the related Loan Documents.

            (b) If any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan contains a provision in the nature of a "due-on-encumbrance" clause, which by its terms:

            (i) provides that such Mortgage Loan or Serviced Whole Loan shall (or may at the mortgagee's option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property or any direct or indirect ownership interest in the borrower (including, unless specifically permitted, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners),

            (ii) requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), or

            (iii) provides that such Mortgaged Property may be further encumbered without the consent of the mortgagee (including, without limitation, any mezzanine financing of the Borrower or the Mortgaged Property or any sale or transfer of preferred equity in the Borrower or its owners), provided certain conditions set forth in the Loan Documents are satisfied, then the KRECM Master Servicer, with respect to the Mortgage Loans master serviced by KRECM, or the Special Servicer, with respect to the Mortgage Loans master serviced by Capmark, on behalf of the Trust Fund, shall not be required to enforce such due-on-encumbrance clauses; provided, that the KRECM Master Servicer may not, without the consent of the Special Servicer (as set forth in Section 3.09(c)), and in connection therewith, will not be required to (i) accelerate the payments on the related Mortgage Loan or Serviced Whole Loan or
(ii) withhold its consent to such lien or encumbrance, if the KRECM Master Servicer, with respect to the Mortgage Loans master serviced by KRECM, or the Special Servicer, with respect to the Mortgage Loans master serviced by Capmark,
(x) determines, in accordance with the applicable Servicing Standard that such enforcement would not be in the best interests of the Trust Fund or the holder of the related Serviced Companion Loan, if applicable (giving due regard to the junior nature of the related B Loan, if any), or that in the case of a Mortgage Loan or Serviced Whole Loan described in clause (b)(iii) above that the conditions to further encumbrance have been satisfied and (y) as to any Mortgage Loan or Serviced Whole Loan, receives prior written confirmation from S&P and Moody's that granting such consent would not, in and of itself, cause a downgrade, qualification or withdrawal of any of the then-current ratings assigned to the Certificates and, in the case of a Serviced Whole Loan, receives prior written confirmation from each applicable rating agency that the granting of such consent would not cause a downgrade, qualification or withdrawal of any of the then-current ratings assigned to any related Serviced Companion Loan Securities; provided, that in the case of S&P, such confirmation shall only be required with respect to any Mortgage Loan (together with any Mortgage Loans cross-collateralized with such Mortgage Loan) that (1) represents 2% or more of the Stated Principal Balance of all of the Mortgage Loans held by the Trust Fund (or 5% if the aggregate Stated Principal Balance of all of the Mortgage Loans held by the Trust Fund is less than $100,000,000), (2) has a Stated Principal Balance greater than $20,000,000, (3) is one of the ten largest Mortgage Loans based on Stated Principal Balance, (4) has a loan-to-value ratio (which includes additional debt of the related Borrower and any related mezzanine debt, if any) that is greater than or equal to 85% or (5) has a Debt Service Coverage Ratio (which includes additional debt of the related Borrower and any related mezzanine debt, if any) that is less than 1.20x or in the case of Moody's, such confirmation will only be required with respect to any Mortgage Loan which (together with any Mortgage Loans cross collateralized with such Mortgage Loans) represent one of the ten largest Mortgage Loans in the Trust (based on its then Stated Principal Balance). In addition, with respect to each Serviced Companion Loan, none of the Master Servicers or the Special Servicer, as applicable, shall waive any rights under a due on-encumbrance clause unless it first obtains a written confirmation that such waiver would not cause the downgrade, qualification or withdrawal of the then current rating assigned to any of any class of related Serviced Companion Loan Securities from any rating agencies rating such Serviced Companion Loan Securities. To the extent not precluded by the Mortgage Loan documents, the KRECM Master Servicer, with respect to the Mortgage Loans master serviced by KRECM, or the Special Servicer, with respect to the Mortgage Loans master serviced by Capmark, shall not approve an assumption or substitution without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund and, (a) in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan (but no related B Note), on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance) and (b) in the case of any Serviced Whole Loan with a related B Loan, such expense shall (i) first, be allocated to the related Serviced B Loan (up to the full Stated Principal Balance thereof), if any, and, then, (ii) to the related Mortgage Loan (or in the case of the Georgian Towers Loan, from the holder of the related Mortgage Loan and the holder of the related Pari Passu Companion Loan pro rata, based on each such loan's outstanding principal balance).

            Notwithstanding anything in the foregoing paragraph to the contrary, the KRECM Master Servicer, with respect to the Mortgage Loans for which it acts as Master Servicer, will promptly deliver its analysis and recommendation regarding any request for the further encumbrance of any Mortgage Loan or Serviced Whole Loan to the Special Servicer. Such request with respect to a Mortgage Loan master serviced by the KRECM Master Servicer will be processed by the KRECM Master Servicer. With respect to the Mortgage Loans master serviced by KRECM, after processing the requests for further encumbrance as described in this Section 3.09(b), the KRECM Master Servicer will forward such requests for further encumbrance to the Special Servicer for final approval, which will be deemed to be granted if not denied within 15 Business Days. Notwithstanding anything in the foregoing paragraph to the contrary, the Capmark Master Servicer, with respect to the Mortgage Loans for which it acts as Master Servicer, will promptly forward any request for the further encumbrance of any Mortgage Loan or Serviced Whole Loan to the Special Servicer for processing in the manner described in this Section 3.09(b). Special Servicer shall forward copies of the closing binder to the Capmark Master Servicer within 10 Business Days after the closing.

            (c) Any approval required to be obtained by the KRECM Master Servicer from the Special Servicer for any action taken by such Master Servicer pursuant to this Section 3.09 with respect to a Performing Loan master serviced by the KRECM Master Servicer (the giving of which approval shall be subject to the applicable Servicing Standard and Section 3.26) shall be deemed given if not denied in writing within fifteen (15) Business Days after receipt by the Special Servicer of such Master Servicer's written recommendation and analysis and any additional information requested by the Special Servicer or the Directing Certificateholder, as applicable. If any such action taken by the KRECM Master Servicer pursuant to this Section 3.09 requires the approval of the Directing Certificateholder, then such approval shall be deemed given if not denied in writing within fifteen (15) Business Days, which 15-Business Day period shall coincide with the Special Servicer's 15-Business Day period to object set forth in the preceding sentence. Nothing in this Section 3.09 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

            (d) If the Directing Certificateholder objects in writing to the Special Servicer's determination that such conditions have been satisfied, then the applicable Master Servicer or the Special Servicer, as applicable, shall not permit transfer, assumption or further encumbrance of such Mortgage Loan or Serviced Whole Loan.

            (e) Nothing in this Section 3.09 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan (other than the Non-Serviced Mortgage Loan), any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

            (f) In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, the Special Servicer shall not agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) shall contain any terms that are different from, any term of any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan or the related Note, other than pursuant to Section 3.30 or
3.32 hereof, as applicable.

            (g) With respect to any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan which permits release of Mortgaged Properties through defeasance and subject to Section 3.30(m):

            (i) If such Mortgage Loan or Serviced Whole Loan requires that the applicable Master Servicer (on behalf of the Trust) purchase the required government securities, then such Master Servicer shall purchase such obligations, at the related Borrower's expense, in accordance with the terms of such Mortgage Loan; provided, that such Master Servicer shall not accept the amounts paid by the related Borrower to effect defeasance until acceptable government securities have been identified.

            (ii) To the extent not inconsistent with such Mortgage Loan or Serviced Whole Loan, the applicable Master Servicer shall require the related Borrower to provide an Opinion of Counsel (which shall be an expense of the related Borrower) to the effect that the Trustee has a first priority perfected security interest in the defeasance collateral (including the government securities) and the assignment of the defeasance collateral is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to each Rating Agency.

            (iii) To the extent not inconsistent with such Mortgage Loan or Serviced Whole Loan, the applicable Master Servicer shall require a certificate at the related Borrower's expense from an Independent certified public accountant certifying to the effect that the government securities will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Serviced Whole Loan in compliance with the requirements of the terms of the related Loan Documents.

            (iv) Prior to permitting the release of any Mortgaged Properties and, if applicable, assumption of the Mortgage Loan or Serviced Whole Loan by a successor borrower, to the extent not inconsistent with the related Mortgage Loan or Serviced Whole Loan, the applicable Master Servicer or Special Servicer, as applicable, shall obtain, at the related Borrower's expense, written confirmation from each Rating Agency that such release and assumption, if applicable, would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates; provided, however, that such Master Servicer or Special Servicer, as applicable, shall not be required to obtain such written confirmation with respect to any Mortgage Loan that has a Stated Principal Balance that is equal to or less than $35,000,000 or 5% of the aggregate Stated Principal Balance of all of the Mortgage Loans (not including the 135 East 57th Street Non-Pooled Trust Component) (whichever is less), so long as such Mortgage Loan is not one of the ten largest Mortgage Loans by Stated Principal Balance, if the applicable Master Servicer or Special Servicer, as applicable, delivers to the Trustee and the Certificate Administrator a letter or a certificate in the form of Exhibit U attached hereto.

            (v) Prior to permitting release of any Mortgaged Property, if the related Mortgage Loan so requires or permits, and provides for the related Borrower to pay the cost thereof, the applicable Master Servicer shall require an Opinion of Counsel of the related Borrower to the effect that such release will not cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, cause a tax to be imposed on the Trust Fund under the REMIC Provisions or cause any Grantor Trust to fail to qualify as a grantor trust under subpart E, Part I of subchapter J of the Code for federal income tax purposes.

            (vi) No defeasance shall occur on or prior to the second anniversary of the Startup Day of the Trust REMICs.

            (vii) The Trustee shall at the expense of the related Borrower (to the extent permitted by the related Loan Documents) hold the U.S. government obligations as pledgee for the benefit of the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders, and the Certificate Administrator shall apply payments of principal and interest received on the government obligations to the applicable Collection Account in respect of the defeased Mortgage Loan according to the payment schedule existing immediately prior to the defeasance.

            (viii) The applicable Master Servicer shall, in accordance with the applicable Servicing Standard, enforce provisions in the Mortgage Loans that it is servicing requiring Borrowers to pay all reasonable expenses associated with a defeasance.

            (ix) To the extent not inconsistent with such Mortgage Loan, or to the extent the related Loan Documents provide the lender with discretion, the applicable Master Servicer shall require the Borrower to establish a single purpose entity to act as a successor borrower.

            Section 3.10 Appraisals; Realization upon Defaulted Mortgage Loans.
(a) Other than with respect to the Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any (A) modification of the Maturity Date, a Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term of a Mortgage Loan or Serviced Whole Loan, (B) extension of the Maturity Date of a Mortgage Loan or Serviced Whole Loan as described below in Section 3.30 or 3.32, as applicable, or (C) consent to the release of any Mortgaged Property from the lien of the related Mortgage other than pursuant to the terms of the related Mortgage Loan or Serviced Whole Loan, (ii) the occurrence of an Appraisal Reduction Event,
(iii) a default in the payment of a Balloon Payment for which an extension is not granted pursuant to Section 3.26(g), or (iv) the date on which the Special Servicer, consistent with the applicable Servicing Standard, requests an Updated Valuation, the Special Servicer shall obtain an Updated Valuation or Small Loan Appraisal Estimate (or a letter update for an existing appraisal which is less than two years old), the cost of which shall constitute a Property Advance; provided, however, that the Special Servicer shall not be required to obtain an Updated Valuation pursuant to clauses (i) through (iv) above with respect to any Mortgaged Property for which there exists an Appraisal or Small Loan Appraisal Estimate which is less than twelve months old unless the Special Servicer has actual knowledge of a material adverse change in circumstances that, consistent with the applicable Servicing Standard, would call into question the validity of such Appraisal or Small Loan Appraisal Estimate. For so long as such Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the Special Servicer shall obtain letter updates to each Updated Valuation annually and prior to the Special Servicer granting extensions beyond one year or any subsequent extension after granting a one year extension with respect to the same Mortgage Loan or Serviced Whole Loan. The Special Servicer will be required to update, on an annual basis, each Small Loan Appraisal Estimate or Updated Appraisal for so long as the related Mortgage Loan or Serviced Whole Loan remains a Specially Serviced Loan. The Special Servicer shall send all such letter updates and Updated Valuations to the applicable Master Servicer, the Rating Agencies, the Controlling Class Representative and the Directing Certificateholder.

            The Special Servicer shall monitor each Specially Serviced Loan, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related Mortgaged Property, initiate corrective action in cooperation with the Borrower if, in the Special Servicer's judgment, cure is likely, and take such other actions (including without limitation, negotiating and accepting a discounted payoff of a Mortgage Loan or Serviced Whole Loan) as are consistent with the applicable Servicing Standard. If, in the Special Servicer's judgment, such corrective action has been unsuccessful, no satisfactory arrangement can be made for collection of delinquent payments, and the Specially Serviced Loan has not been released from the Trust Fund pursuant to any provision hereof, and except as otherwise specifically provided in Sections 3.09(a) and 3.09(b), the Special Servicer may, to the extent consistent with the Asset Status Report (and with the consent of the Directing Certificateholder) and with the applicable Servicing Standard, accelerate such Specially Serviced Loan and commence a foreclosure or other acquisition with respect to the related Mortgaged Property or Properties, provided, that the Special Servicer determines that such acceleration and foreclosure are more likely to produce a greater recovery to Certificateholders and, if applicable, Serviced Companion Loan Noteholders (as a collective whole) on a present value basis (discounting at the related Mortgage
Rate) than would a waiver of such default or an extension or modification in accordance with the provisions of Section 3.30 or 3.32 hereof, as applicable. The applicable Master Servicer shall or, on an emergency basis, in accordance with Section 3.24(b), the Special Servicer may, pay the costs and expenses in any such proceedings as a Property Advance unless such Master Servicer or the Special Servicer, as applicable, determines, in its good faith judgment, that such Property Advance would constitute a Nonrecoverable Advance; provided, however, if such Property Advance would constitute a Nonrecoverable Advance but the Special Servicer determines that such payment would be in best interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the related Companion Loan Noteholders (as a collective whole)) (with the applicable Master Servicer permitted to conclusively relay upon any such determination by the Special Servicer), the Special Servicer shall direct such Master Servicer to make such payment from its Collection Account (or, if applicable, the applicable Serviced Whole Loan Collection Account). The Trustee shall be entitled to conclusively rely upon any determination of the applicable Master Servicer or Special Servicer that a Property Advance, if made, would constitute a Nonrecoverable Advance. If the applicable Master Servicer does not make such Property Advance in violation of the third preceding sentence, the Trustee shall make such Property Advance, unless the Trustee determines that such Property Advance would be a Nonrecoverable Advance. The applicable Master Servicer and the Trustee, as applicable, shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to this paragraph to the extent permitted by Section 3.06.

            (b) If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer's Certificate delivered to the Trustee and the Certificate Administrator.

            (c) In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, or to its nominee (which shall not include the Special Servicer) or a separate Trustee or co-Trustee on behalf of the Trustee as Holder of the 135 East 57th Street Loan REMIC Regular Interests, the Lower-Tier Regular Interests, the Class AM-FL Regular Interest, the Class AJ-FL Regular Interest and the Certificateholders and, if applicable, the Serviced Companion Loan Noteholders. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan or Serviced Whole Loan, as applicable, such Mortgage Loan or Serviced Whole Loan, as applicable, shall (except for purposes of Section 9.01) be considered to be a Serviced REO Loan until such time as the related Serviced REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such Mortgage Loan or Serviced Companion Loan, as applicable, shall be considered to be an outstanding Mortgage Loan or Serviced Companion Loan, as applicable:

            (i) it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Note shall have been discharged, such Note and, for purposes of determining the Stated Principal Balance thereof, the related amortization schedule in effect at the time of any such acquisition of title shall remain in effect; and

            (ii) subject to Section 1.02(g), Net REO Proceeds received in any month shall be applied to amounts that would have been payable under the related Note(s) in accordance with the terms of such Note(s) and any applicable Co-Lender Agreement. In the absence of such terms, Net REO Proceeds shall, subject to Section 1.02(g), be deemed to have been received first, in payment of the accrued interest that remained unpaid on the date that the related Serviced REO Property was acquired by the Trust Fund; second, in respect of the delinquent principal installments that remained unpaid on such date; and thereafter, Net REO Proceeds received in any month shall be applied to the payment of installments of principal and accrued interest on such Mortgage Loan or Serviced Companion Loan, as applicable, deemed to be due and payable in accordance with the terms of such Note(s) and such amortization schedule until such principal has been paid in full and then to other amounts due under such Mortgage Loan or Serviced Companion Loan, as applicable. If such Net REO Proceeds exceed the Monthly Payment then payable, the excess shall be treated as a Principal Prepayment received in respect of such Mortgage Loan or Serviced Companion Loan, as applicable.

            (d) Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

            (i) such personal property is incident to real property (within the meaning of Section 856(e)(l) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

            (ii) the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the 135 East 57th Street Loan REMIC or Lower-Tier REMIC, as applicable) to the effect that the holding of such personal property by the 135 East 57th Street Loan REMIC or Lower-Tier REMIC, as applicable, will not cause the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (e) Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund; provided that with respect to each Serviced Whole Loan with a related B Loan, such expenses shall be allocated first, to the related Serviced B Loan and, second, to the extent such expense remains unpaid, to the related Mortgage Loan, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance) to the effect that the holding of such partnership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

            (f) Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, have a receiver of rents appointed with respect to, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund, the Certificateholders or Serviced Companion Loan Noteholders, if applicable, would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with the applicable Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

            (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, and

            (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property.

            In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders and, if applicable, the Serviced Companion Loan Noteholders. Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

            (g) The environmental assessment contemplated by Section 3.10(g) shall be prepared within three months (or as soon thereafter as practicable) of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the applicable Servicing Standard. Upon the written direction of the Special Servicer and delivery by the Special Servicer to the applicable Master Servicer of pertinent back-up information such Master Servicer shall advance the cost of preparation of such environmental assessments as a Property Advance unless such Master Servicer determines, in its good faith judgment, that such Property Advance would be a Nonrecoverable Advance. The applicable Master Servicer shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06.

            (h) If the Special Servicer determines pursuant to Section 3.10(f)(i) that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund (and with respect to the Serviced Whole Loans, the Serviced Companion Loan Noteholders), as a collective whole, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(f)(ii) that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund (and with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders), as a collective whole, to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund (and with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders), but only if the Certificate Administrator has mailed notice to the Holders of the Regular Certificates and the related Serviced Companion Loan Noteholders of such proposed action, which notice shall be prepared by the Special Servicer, and only if the Certificate Administrator does not receive, within 30 days of such notification, instructions from the Holders of Regular Certificates entitled to a majority of the Voting Rights and, with respect to Serviced Whole Loans, the applicable Serviced Companion Loan Noteholders directing the Special Servicer not to take such action. Notwithstanding the foregoing, if the Special Servicer reasonably determines that it is likely that within such 30-day period irreparable environmental harm to such Mortgaged Property would result from the presence of such Hazardous Materials and provides a prior written statement to the Trustee and the Certificate Administrator setting forth the basis for such determination, then the Special Servicer may take such action to remedy such condition as may be consistent with the applicable Servicing Standard. None of the Trustee, the Certificate Administrator, the applicable Master Servicer or the Special Servicer shall be obligated to take any action or not take any action pursuant to this Section 3.10(i) at the direction of the Certificateholders or with respect to any Serviced Whole Loan, at the direction of the Certificateholders and the related Serviced Companion Loan Noteholders unless the Certificateholders and, with respect to any Serviced Companion Loan, the Serviced Companion Loan Noteholders agree to indemnify the Trustee, the Certificate Administrator, the applicable Master Servicer and the Special Servicer with respect to such action or inaction. The applicable Master Servicer shall, or, on an emergency basis, in accordance with Section 3.24(b), the Special Servicer may, advance the cost of any such compliance, containment, clean-up or remediation as a Property Advance unless such Master Servicer or the Special Servicer, as applicable, determines, in its good faith judgment, that such Advance would constitute a Nonrecoverable Advance.

            (i) The Special Servicer shall notify the applicable Master Servicer of any Mortgaged Property which is abandoned or foreclosed that requires reporting to the IRS and shall provide such Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or Serviced Whole Loan which is abandoned or foreclosed and such Master Servicer shall report to the IRS and the related Borrower, in the manner required by applicable law, such information and such Master Servicer shall report, via Form 1099C, all forgiveness of indebtedness to the extent such information has been provided to such Master Servicer by the Special Servicer. The applicable Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

            (j) The costs of any Updated Valuation obtained pursuant to this
Section 3.10 shall be paid by the applicable Master Servicer or, on an emergency basis, in accordance with Section 3.24(b), may be paid by the Special Servicer, as applicable, as a Property Advance and shall be reimbursable from the Collection Accounts or, with respect to the Serviced Whole Loans, first, from the applicable Serviced Whole Loan Collection Account and second, to the extent amounts in the Serviced Whole Loan Collection Accounts are insufficient therefore, from the Collection Accounts in accordance with Section 3.06(b).

            Section 3.11 Trustee to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan or Serviced Whole Loan, or the receipt by the applicable Master Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the applicable Master Servicer shall immediately notify the Trustee or the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the applicable Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, pursuant to Section 3.05 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the related Mortgage File. Any expense incurred in connection with any instrument of satisfaction or deed of reconveyance that is not paid by the related Borrower shall be chargeable to the Trust Fund. Each Master Servicer agrees to use reasonable efforts in accordance with the applicable Servicing Standard to enforce any provision in the relevant Loan Documents that require the Borrower to pay such amounts. If an assignment of Mortgage, assignment of Assignment of Leases, Rents and Profits, assignment of security agreement or assignment of UCC financing statement has been recorded in the name of MERS or its designee, the applicable Master Servicer shall take all necessary action to reflect the release of such assignment of Mortgage, assignment of Assignment of Leases, assignment of security agreement or assignment of UCC financing statement on the records of MERS. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be an expense of the Trustee or chargeable to the Collection Account or any Serviced Whole Loan Collection Account.

            From time to time upon request of the applicable Master Servicer or the Special Servicer and delivery to the Trustee and the Custodian of a Request for Release, the Custodian shall promptly release the Mortgage File (or any portion thereof) designated in such Request for Release to the applicable Master Servicer or the Special Servicer, as applicable. Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan or the Serviced Whole Loan into a Serviced REO Property, or in the event of a substitution of a Mortgage Loan pursuant to Section 2.03, or receipt by the Trustee and the Custodian of a certificate of a Servicing Officer stating that such Mortgaged Property was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the applicable Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, have been so deposited, or that such Mortgage Loan or Serviced Whole Loan has become a Serviced REO Property, or that the applicable Master Servicer has received a Qualifying Substitute Mortgage Loan and the applicable Substitution Shortfall Amount, the Custodian shall deliver a copy of the Request for Release to the applicable Master Servicer or the Special Servicer, as applicable. If from time to time, pursuant to the terms of the applicable Co-Lender Agreement or Other Pooling and Servicing Agreement, and as appropriate for enforcing the terms of the DDR Portfolio Mortgage Loan, the Other Servicer or the Other Special Servicer requests delivery to it of the original Note by providing the Trustee a Request for Release, then the Trustee shall release or cause the release of such original Note to the Other Servicer or the Other Special Servicer or its designee.

            Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Special Servicer any court pleadings, requests for Trustee's sale or other documents prepared by the Special Servicer, its agents or attorneys, necessary to the foreclosure or Trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or Trustee's sale.

            Section 3.12 Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation. (a) As compensation for its activities hereunder, each Master Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan and Serviced Pari Passu Companion Loan that it is servicing. Each Master Servicer's rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of such Master Servicer's responsibilities and obligations under this Agreement. In addition, each Master Servicer shall be entitled to receive, as additional Servicing Compensation, to the extent permitted by applicable law and the related Mortgage Loans and Serviced Companion Loans that it is servicing and the related Co-Lender Agreement, (i) all investment income earned on amounts on deposit in its Collection Account (and with respect to each Serviced Whole Loan, the related Serviced Whole Loan Collection Account) and certain Reserve Accounts (to the extent consistent with the related Loan Documents), (ii) any late payment charges and any Net Default Interest collected by the applicable Master Servicer or the Special Servicer during a Collection Period accrued on any Performing Loan, in each case, remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Performing Loan and any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) relating to such Performing Loan incurred during or prior to such Collection Period and, in the case of the Serviced Whole Loans, to the extent allocated to the related Mortgage Loan in the related Co-Lender Agreement, and as further described in Section 3.12(d),
(iii) any amounts collected for checks returned for insufficient funds (with respect to any Performing Loan or Specially Serviced Loan), loan service transaction fees, demand fees, beneficiary statement charges or similar items (but not including Prepayment or Yield Maintenance Charges) and (iv) 100% of any loan modification and extension fees with respect to Performing Loans and Serviced Companion Loans (50% where the consent of the Special Servicer is required), 100% of any defeasance fees with respect to Performing Loans and Serviced Companion Loans, 50% of assumption fees with respect to Performing Loans and Serviced Companion Loans, 100% of assumption application fees with respect to Performing Loans and Serviced Companion Loans serviced by the KRECM Master Servicer, 50% of assumption application fees with respect to Performing Loans serviced by the Capmark Master Servicer, 100% of loan service transaction fees, beneficiary statement charges, or similar items (but not including Prepayment Premiums or Yield Maintenance Charges), in each case to the extent received and not required to be deposited or retained in its Collection Account or Serviced Whole Loan Collection Account, in each case pursuant to Section 3.05; provided, however, that (A) the applicable Master Servicer shall not be entitled to apply or retain as additional compensation, any late payment charges with respect to any Mortgage Loan or Serviced Companion Loan with respect to which a monetary default or monetary event of default thereunder has occurred and is continuing unless and until such monetary default or monetary event of default has been cured and all delinquent amounts (including any Default Interest not waived) due with respect to such Mortgage Loan or Serviced Companion Loan have been paid and (B) with respect to (i) the Ritz Carlton Key Biscayne Loan Combination, in the case of a monetary or material non-monetary event of default, and with respect to the Mission Mayfield Downs Loan Combination and Western Plaza Loan Combination, generally following the occurrence of a "Material Default" (as defined in Section 3(b) of the related Co-Lender Agreement), the related Net Default Interest and late payment charges shall be allocated pro rata between the related Mortgage Loan and the related Companion Loan (after netting out Property Advances and, but only to the extent permitted in the related Co-Lender Agreement, other Additional Trust Fund Expenses described herein), in accordance with the terms of the related Co-Lender Agreement, (ii) the Georgian Towers Whole Loan, the related Net Default Interest and late payment charges shall be allocated first (after netting out Property Advances and other Additional Trust Fund Expenses described herein), to the related Serviced B Loan and then, to the related Mortgage Loan and any related Serviced Pari Passu Companion Loan on a pro rata basis based on their respective Stated Principal Balances, in accordance with the terms of this Agreement and the related Co-Lender Agreement and (iii) the 60 Wall Street Whole Loan, the 85 Tenth Avenue Whole Loan and the USFS Industrial Distribution Portfolio Loan Combination, to the related Mortgage Loan and any related Serviced Pari Passu Companion Loan on a pro rata basis based on their respective Stated Principal Balances, in accordance with the terms of this Agreement and the related Co-Lender Agreement; provided, further, that such Penalty Charges shall be applied to pay the Advance Interest Amount and Additional Trust Fund Expenses to the extent required by Section 3.12(d). Each Master Servicer shall also be entitled pursuant to, and to the extent provided in, Sections 3.06(b)(viii) or 3.07(b), as applicable, to withdraw from its Collection Account and to receive from any Borrower Accounts (to the extent not payable to the related Borrower under the Mortgage Loan or applicable law), Net Prepayment Interest Excess, if any, that accrue on the Mortgage Loans that it is servicing and any interest or other income earned on deposits therein. In addition, the applicable Master Servicer shall be entitled to the portion of Net Default Interest and any late payment fees collected by the Other Servicer servicing the Non-Serviced Mortgage Loan that are allocated to the Non-Serviced Mortgage Loan remaining after application thereof to reimburse interest on related P&I Advances and to reimburse the Trust for certain expenses of the Trust, if applicable, as provided in this Agreement. Except as specified in the preceding sentence and except with respect to clause (i) in this Section 3.12, the applicable Master Servicer will not be entitled to the compensation set forth in clauses (ii), (iii) and (iv) with respect to the Non-Serviced Mortgage Loan.

            Notwithstanding anything herein to the contrary, the KRECM Master Servicer (and its successors and assigns) shall also be entitled to the Excess Servicing Strip with respect to the Mortgage Loans that it is servicing and may at its option assign or pledge to any third party or retain for itself the Excess Servicing Strip; provided, however, that in the event of any resignation or termination of the KRECM Master Servicer, all or any portion of the Excess Servicing Strip may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor Master Servicer (and primary servicer with respect to the Mortgage Loans or Serviced Whole Loans being primarily serviced by the Master Servicer) (which successor may include the Trustee) that meets the requirements of Section
6.4 and that requires market rate servicing compensation that accrues at a per annum rate in excess of 0.01% (1 basis point). The KRECM Master Servicer (or its successor hereunder, if any) shall pay the Excess Servicing Strip to the holder of the Excess Servicing Strip (i.e., KeyCorp Real Estate Capital Markets, Inc. or any such third party) at such time and to the extent such Master Servicer is entitled to receive payment of its Master Servicing Fees hereunder, notwithstanding any resignation or termination of the KRECM Master Servicer hereunder (subject to reduction pursuant to the preceding sentence).

            In the event that the KRECM Master Servicer is terminated or resigns as a Master Servicer, it (and its successors and assigns) will be entitled to retain the Excess Servicing Strip, except to the extent that any portion of such Excess Servicing Strip is needed (as determined by the Trustee in its discretion) to compensate any replacement Master Servicer for assuming the duties of the KRECM Master Servicer under this Agreement.

            As compensation for its activities hereunder on each Distribution Date, the Certificate Administrator shall be entitled with respect to each Mortgage Loan to its portion of the Trustee/Certificate Administrator Fee, which shall be payable from amounts on deposit in the Lower-Tier Distribution Account. The Certificate Administrator shall pay the Trustee the Trustee's portion of the Trustee/Certificate Administrator Fee and the routine fees of the Certificate Registrar, the Paying Agent and the Authenticating Agent. The Certificate Administrator's rights to the Certificate Administrator Fee may not be transferred in whole or in part except in connection with the transfer of all of its responsibilities and obligations under this Agreement.

            Except as otherwise provided herein, each Master Servicer shall pay all of its overhead expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it (but excluding Loan Seller Sub-Servicers). Except as otherwise provided herein, the Trustee and the Certificate Administrator shall each pay all expenses incurred by it in connection with its activities hereunder.

            (b) As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Loan and Serviced REO Loan to the Special Servicing Compensation, which shall be payable from amounts on deposit in the applicable Collection Account as set forth in
Section 3.06. The Special Servicer's rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement. In addition, the Special Servicer shall be entitled to receive, as Special Servicing Compensation, to the extent permitted by applicable law and the related Loan Documents, (i) any late payment charges and any Net Default Interest collected by the applicable Master Servicer or the Special Servicer during a Collection Period accrued on any Specially Serviced Loan remaining after application thereof during such Collection Period (and in the case of the Serviced Whole Loans, as set forth in the related Co-Lender Agreement and
Section 3.12(d) herein) to pay the Advance Interest Amount relating to such Specially Serviced Loan and any unreimbursed Additional Trust Fund Expenses incurred during or prior to such Collection Period (but not NSF check fees and the like, which shall be paid to the applicable Master Servicer) as further described below in this subsection (b), (ii) 50% of any Assumption Fees, due-on-sale fees, due-on-encumbrance fees, loan modification fees, extension fees, and other similar fees relating to any Performing Loan (including any related application fees), but only when approval from the Special Servicer is required and excluding any Prepayment Premiums or Yield Maintenance Charges, 50% of any assumption application fees relating to any Performing Loans serviced by the Capmark Master Servicer, (iii) any interest or other income earned on deposits in the REO Accounts and (iv) 100% of any Assumption Fees, due-on-sale fees, due-on-encumbrance fees, loan modification fees, extension fees, defeasance fees, loan service transaction fees, demand fees, beneficiary statement charges and other similar fees (including any related application fees) relating to any Specially Serviced Loan or Serviced REO Loan; provided, however, that the Special Servicer shall not be entitled to apply or retain as additional compensation, any late payment charges with respect to any Specially Serviced Loan with respect to which a monetary default or monetary event of default thereunder has occurred and is continuing unless and until such monetary default or monetary event of default has been cured and all delinquent amounts (including any Default Interest not waived) due with respect to such Mortgage Loan have been paid.

            Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it.

            (c) In addition, a Workout Fee will be payable to the Special Servicer with respect to each Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan that ceases to be a Specially Serviced Loan pursuant to the definition thereof. As to each such Mortgage Loan or Serviced Whole Loan, the Workout Fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, Balloon Payments and payments at maturity) received on such Mortgage Loan or Serviced Whole Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any such Mortgage Loan (other than the Non-Serviced Mortgage
Loan) or Serviced Whole Loan will cease to be payable if such loan again becomes a Specially Serviced Loan or if the related Mortgaged Property becomes a Serviced REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again ceases to be a Specially Serviced Loan. If the Special Servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it shall retain the right to receive any and all Workout Fees payable with respect to the Mortgage Loans or the Serviced Whole Loans that cease to be a Specially Serviced Loan during the period that it had responsibility for servicing this Specially Serviced Loan and that had ceased being Specially Serviced Loans (or for any Specially Serviced Loan that had not yet become a Corrected Mortgage Loan because as of the time that the Special Servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Mortgage Loan) at the time of such termination or resignation (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence.

            A Liquidation Fee will be payable to the Special Servicer with respect to each Mortgage Loan (other than the Non-Serviced Mortgage Loan) repurchased by a Mortgage Loan Seller after the applicable time period (including any applicable extension thereof) in Section 2.03(d) or Specially Serviced Loan as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower and, except as otherwise described below, with respect to any Specially Serviced Loan or Serviced REO Property as to which the Special Servicer recovered any Liquidation Proceeds. As to each such Mortgage Loan repurchased by a Mortgage Loan Seller after the applicable time period (including any applicable extension thereof) in Section 2.03(d) or Specially Serviced Loan and Serviced REO Property, the Liquidation Fee will be payable from the related payment or proceeds. Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with (i) the purchase of any Defaulted Mortgage Loan by the Special Servicer or the Controlling Class Representative or any of their Affiliates, (ii) the purchase of all of the Mortgage Loans and REO Properties by the applicable Master Servicer, the Special Servicer or the Controlling Class Representative in connection with the termination of the Trust Fund or the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder pursuant to Section 9.01, (iii) a repurchase of a Mortgage Loan by a Mortgage Loan Seller pursuant to Section 2.03(d) prior to the expiration of the time periods (including any applicable extension thereof) set forth therein, (iv) in the case of any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, the purchase of the related Mortgage Loan by a mezzanine lender, to the extent permitted by the related mezzanine intercreditor agreement, unless the related mezzanine intercreditor agreement or other related agreements require the purchaser to pay such Liquidation Fee or similar fee, (v) in the case of any Mortgage Loan with a Serviced B Loan, the purchase of such Mortgage Loan by the holder of the related B Loan pursuant to the related Co-Lender Agreement prior to the expiration of certain time periods set forth in the related Co-Lender Agreement or if such co-lender agreement does not specify a time period, within 60 days after the date the purchase option becomes exercisable or (vi) a Loss of Value Payment by a Mortgage Loan Seller. With respect to any future mezzanine debt, to the extent not prohibited by the Loan Documents, the applicable Master Servicer or Special Servicer, as applicable, shall require that the related mezzanine intercreditor agreement provide that in the event of a purchase of a Mortgage Loan by the related mezzanine lender on a date that is more than 90 days following the date that the related option becomes exercisable, such mezzanine lender shall be required to pay a Liquidation Fee equal to the amount that the Special Servicer would otherwise be entitled to under this Agreement with respect to a liquidation of such Mortgage Loan (provided, however, that such Liquidation Fee shall in all circumstances be payable by the related mezzanine lender and shall not, under any circumstance, by payable out of the Trust). If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or any Specially Serviced Loan. In the event that (i) the Special Servicer resigns or has been terminated, and (ii) either prior or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or modified pursuant to an action plan submitted by the initial Special Servicer and approved (or deemed approved) by the Directing Certificateholder, or (B) a Specially Serviced Loan being monitored by the Special Servicer subsequently became a Corrected Mortgage Loan, then in either such event the Special Servicer shall be paid the related Workout Fee or Liquidation Fee, as applicable.

            The Special Servicer will also be entitled to additional fees in the form of Penalty Charges on Specially Serviced Loans it is responsible for servicing hereunder that accrued during such time as such Mortgage Loan or Serviced Whole Loan was a Specially Serviced Loan, but only to the extent actually paid by the related Borrower and to the extent that all amounts then due and payable with respect to the related Mortgage Loan or Serviced Whole Loan (including interest on Advances) have been paid and are not needed to first, (x) reimburse the Trust Fund for Additional Trust Fund Expenses paid in connection therewith during or prior to the Collection Period in which such Penalty Charges were collected and then, (y) reimburse Advance Interest Amounts paid to the Master Servicer, Trustee or Special Servicer, as applicable, and advance interest to any master servicer or trustee under a related Serviced Companion Loan Securitization Agreement for any debt service advance made by such party with respect to any related Serviced Companion Loan that accrued with respect to the related Mortgage Loan or Serviced Companion Loan during the Collection Period in which such Penalty Charges were collected; provided, that with respect to a Serviced Whole Loan, Penalty Charges with respect to the related Serviced Companion Loan shall be paid to the holder of such Serviced Companion Loan as allocated in the related Co-Lender Agreement. The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its sub-servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the Collection Account or if a Serviced Whole Loan is involved, the applicable Serviced Whole Loan Collection Account or the applicable REO Account or as a Property Advance, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            (d) In determining the compensation of the applicable Master Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan (other than with respect to a Serviced Whole Loan, with regard to which Penalty Charges shall be allocated as set forth in the related Co-Lender Agreement) during the related Collection Period shall be applied (as between Default Interest and late payment changes, in the priority set forth in the definition of "Advance Interest Amount") to reimburse (i) the applicable Master Servicer, the Special Servicer or the Trustee for interest on Advances with respect to such Mortgage Loan that accrued in the period that such Penalty Charges were collected and advance interest to any master servicer or trustee under a related Serviced Companion Loan Securitization Agreement for any debt service advance made by such party with respect to any related Serviced Companion Loan, (ii) the Trust Fund for all interest on Advances with respect to such Mortgage Loan or Serviced Whole Loan previously paid to the applicable Master Servicer, the Special Servicer or the Trustee pursuant to Section 3.06(b)(vi) and (iii) the Trust Fund for any Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan paid in the Collection Period that such Penalty Charges were collected and not previously paid out of Penalty Charges, and any Penalty Charges remaining thereafter shall be distributed pro rata to the applicable Master Servicer and the Special Servicer based upon the amount of Penalty Charges the applicable Master Servicer or the Special Servicer would otherwise have been entitled to receive during such period with respect to such Mortgage Loan without any such application. With respect to the Non-Serviced Mortgage Loan or any related REO Property, the Special Servicer shall not be entitled to any Special Servicing Fees, Workout Fees or Liquidation Fees. For the avoidance of doubt, the portion of Penalty Charges allocated to a Mortgage Loan that is part of a Whole Loan (in accordance with the applicable Co-Lender Agreement and, if applicable, the Other Pooling and Servicing Agreement) shall be allocated in accordance with clauses (i), (ii) and (iii) above (except that with respect to the Non-Serviced Mortgage Loan, Advances in clause (i) shall mean P&I Advances).

            (e) [Reserved.]

            (f) Each Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to reimbursement from the Trust Fund (and, prior to recovery from the Trust Fund, in the case of any Serviced Whole Loans, subject to the related Co-Lender Agreement, first from the related Serviced B Loan, if any, and second, to the extent any such costs and expenses remain unreimbursed, from the related Mortgage Loan, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance)) for the costs and expenses incurred by them in the performance of their duties under this Agreement which are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii). Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Updated Appraisals and appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(b)(xviii). All such costs and expenses shall be treated as costs and expenses of the 135 East 57th Street Loan REMIC in the case of the 135 East 57th Street Loan REMIC and otherwise of the Lower-Tier REMIC (and the related Serviced Whole Loan, if applicable).

            (g) No provision of this Agreement or of the Certificates shall require a Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of such Master Servicer, Special Servicer, Certificate Administrator or Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans, or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

            If a Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee receives a request or inquiry from a Borrower, any Certificateholder or any other Person the response to which would, in such Master Servicer's, the Special Servicer's, the Certificate Administrator's or the Trustee's good faith business judgment require the assistance of Independent legal counsel or other consultant to such Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, the cost of which would not be an expense of the Trust Fund or any Serviced Companion Loan Noteholder hereunder, then such Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless such Borrower, such Certificateholder, or such other Person, as applicable, makes arrangements for the payment of such Master Servicer's, the Special Servicer's, the Certificate Administrator's or the Trustee's expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to such Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, in its sole discretion. Unless such arrangements have been made, each Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

            (h) Notwithstanding anything contained in the related Co-Lender Agreement, any servicing fees received by the KRECM Master Servicer (or a primary or sub-servicer acting on its behalf) with respect to the Western Plaza Loan Combination shall be allocated among the KRECM Master Servicer (or a primary or sub-servicer acting on its behalf) and the Special Servicer in accordance with this Agreement.

            Section 3.13 Reports to the Certificate Administrator; Collection Account Statements. (a) Each Master Servicer shall deliver to the Certificate Administrator no later than 1:00 p.m. (New York City time) one Business Day prior to the Servicer Remittance Date prior to each Distribution Date, the CMSA Loan Setup File (with respect to the first Distribution Date), the CMSA Loan Periodic Update File with respect to all of the Mortgage Loans that it is servicing for the related Distribution Date (which shall include, without limitation, the amount of Available Funds allocable to all of the Mortgage Loans (other than the 135 East 57th Street Available Funds allocable to the 135 East 57th Street Non-Pooled Trust Component) and 135 East 57th Street Available Funds with respect to the 135 East 57th Street Non-Pooled Trust Component, as applicable, and with respect to each Loan Group, to the extent applicable) including information therein that states the anticipated P&I Advances for the related Distribution Date. Each Master Servicer's responsibilities under this
Section 3.13(a) with respect to Serviced REO Loans shall be subject to the satisfaction of the Special Servicer's obligations under Section 3.26. Each Master Servicer shall (no later than the time(s) that it or any portion thereof is made to the Certificate Administrator) make available to each Serviced Companion Loan Noteholder with respect to the related Whole Loan, the CMSA Investor Reporting Package, on a monthly basis.

            (b) For so long as a Master Servicer makes deposits into or credits to and withdrawals or debits from its Collection Account or any Serviced Whole Loan Collection Account, not later than 15 days after each Distribution Date, such Master Servicer shall forward to the Certificate Administrator a statement prepared by such Master Servicer setting forth the status of each of its Collection Account and each Serviced Whole Loan Collection Account as of the close of business on the last Business Day of the prior month and showing the aggregate amount of deposits into and withdrawals from its Collection Account and each Serviced Whole Loan Collection Account of each category of deposit (or credit) specified in Section 3.05 and each category of withdrawal (or debit) specified in Section 3.06 for the related Collection Period, in each case for the Mortgage Loans (including the Non-Serviced Mortgage Loan). The Trustee and the Certificate Administrator and its agents and attorneys may at any time during normal business hours, upon reasonable notice, inspect and copy the books, records and accounts of each Master Servicer solely relating to the Mortgage Loans and the performance of its duties hereunder.

            (c) Beginning in November 2007, no later than 4:00 p.m. (New York City time) on each Servicer Remittance Date, each Master Servicer shall deliver or cause to be delivered to the Certificate Administrator and the Serviced Companion Loan Noteholders the following reports (in electronic form) with respect to the Mortgage Loans that it is servicing (and, if applicable, the related REO Properties), providing the required information as of the immediately preceding Determination Date: (i) to the extent such Master Servicer has received the most recent CMSA Special Servicer Loan File from the Special Servicer at the time required, the most recent CMSA Delinquent Loan Status Report, CMSA Historical Loan Modification and Corrected Mortgage Loan Report and CMSA REO Status Report received from such Special Servicer, (ii) the most recent CMSA Property File, CMSA Financial File, CMSA Comparative Financial Status Report and the CMSA Loan Level Reserve/LOC Report (in each case incorporating the data required to be included in the CMSA Special Servicer Loan File), (iii) the CMSA Watch List with information that is current as of such Determination Date and (iv) the CMSA Advance Recovery Report.

            The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the applicable Master Servicer at least four Business Days prior to the related Servicer Remittance Date in the form required by Section 3.13(f) or shall be provided by means of such reports so delivered by the Special Servicer to the applicable Master Servicer in the form so required. In the absence of manifest error, the applicable Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, the information and reports delivered to it by the Special Servicer, and the Certificate Administrator shall be entitled to conclusively rely upon the applicable Master Servicer's reports and the Special Servicer's reports without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

            (d) Each Master Servicer shall deliver or cause to be delivered to the Trustee, the Certificate Administrator, the Underwriters, the Serviced Companion Loan Noteholders and to any Rating Agency, the following materials, in each case to the extent that such materials or the information on which they are based have been received by such Master Servicer with respect to the Mortgage Loans that such Master Service is servicing:

            (i) At least annually, on or before June 30 of each year, beginning with June 30, 2008, with respect to each Mortgage Loan (other than the Non-Serviced Mortgage Loan) and Serviced REO Loan (to the extent prepared by and received from the Special Servicer (in written format or in electronic media) in the case of any Specially Serviced Loan or Serviced REO Loan), a CMSA Operating Statement Analysis Report for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar year (initially, year-end 2007), together with copies of the related operating statements and rent rolls (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent requested by the Special Servicer) for the current trailing 12 months, if available, or year-to-date. The Master Servicers (or the Special Servicer in the case of Specially Serviced Loans and REO Properties) shall use commercially reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls, which efforts shall include a letter sent to the related Borrower (except with respect to the Non-Serviced Mortgage Loan) (followed up with telephone calls), requesting such annual and other periodic operating statements and related rent rolls until they are received to the extent such action is consistent with applicable law and the terms of the Mortgage Loans. Upon receipt of such annual and other periodic operating statements (including year-to-date statements) and related rent rolls and the applicable Master Servicer shall promptly update the Operating Statement Analysis Report.

            (ii) Within 45 days after receipt by the applicable Master Servicer (or within 60 days of receipt by the Special Servicer in the case of a Specially Serviced Loan or Serviced REO Property) of any annual year-end operating statements with respect to any Mortgaged Property or Serviced REO Property (to the extent prepared by and received from the Special Servicer in the case of any Specially Serviced Loan or Serviced REO Property), a CMSA NOI Adjustment Worksheet for such Mortgaged Property (with the annual year-end operating statements attached thereto as an exhibit). The applicable Master Servicer will use the "Normalized" column from the NOI Adjustment Worksheet to update the full year-end data on any CMSA Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property (other than any Mortgaged Property which is a Serviced REO Property or constitutes security for a Specially Serviced Loan) to update the CMSA Operating Statement Analysis Report for such Mortgaged Property.

            Each Master Servicer shall maintain one CMSA Operating Statement Analysis Report for each Mortgaged Property (other than the Mortgaged Property securing the Non-Serviced Mortgage Loan) and Serviced REO Property (to the extent prepared by and received from the Special Servicer in the case of any Serviced REO Property or any Mortgaged Property constituting security for a Specially Serviced Loan) relating to a Mortgage Loan that it is servicing. The CMSA Operating Statement Analysis Report for each Mortgaged Property (other than the Mortgaged Property securing the Non-Serviced Mortgage Loan and other than any such Mortgaged Property which is a Serviced REO Property or constitutes security for a Specially Serviced Loan) is to be updated with trailing 12-month information, as available (commencing with the quarter ending September 30, 2007), or year-to-date information until 12-month trailing information is available by the applicable Master Servicer and such updated report shall be delivered to the Trustee, the Certificate Administrator and any related Serviced Companion Loan Noteholder in the calendar month following receipt by the applicable Master Servicer of such updated trailing or year-to-date operating statements and related rent rolls for such Mortgaged Property.

            The Special Servicer will be required pursuant to Section 3.13(g) to deliver to the applicable Master Servicer the information required of it pursuant to this Section 3.13(d) with respect to Specially Serviced Loans and Serviced REO Loans commencing in October 2007, in addition to within 45 days after its receipt of any operating statement and related rent rolls for any related Mortgaged Property or Serviced REO Property.

            (e) In connection with their servicing of the Mortgage Loans (other than the Non-Serviced Mortgage Loan), the applicable Master Servicer and the Special Servicer shall provide to each other and to the Trustee and the Certificate Administrator, written notice of any event that comes to their knowledge with respect to a Mortgage Loan or Serviced REO Property that the applicable Master Servicer or the Special Servicer, respectively, determines, in accordance with the applicable Servicing Standard, would have a material adverse effect on such Mortgage Loan or Serviced REO Property, which notice shall include an explanation as to the reason for such material adverse effect.

            (f) At least four Business Days prior to each Servicer Remittance Date, the Special Servicer shall deliver, or cause to be delivered, to the Master Servicers and, upon the request of any of the Trustee, the Certificate Administrator, the Depositor, the Controlling Class, the Class E57 Controlling Holder (with respect to the 135 East 57th Street Mortgage Loan) or any Rating Agency, to such requesting party, the CMSA Specially Serviced Loan File with respect to the Specially Serviced Loans (and, if applicable, the related REO Properties), providing the required information as of the Determination Date (or, upon the reasonable request of any Master Servicer, data files in a form acceptable to such Master Servicer), which CMSA Specially Serviced Loan File shall include data, to enable the applicable Master Servicer to produce the CMSA Supplemental Servicer Reports. Such reports or data shall be presented in writing and on a computer readable magnetic medium or other electronic format acceptable to the applicable Master Servicer.

            (g) The Special Servicer shall deliver or cause to be delivered to the applicable Master Servicer and, upon the request of any of the Trustee, the Certificate Administrator, the Depositor, the Class E57 Controlling Holder (with respect to the 135 East 57th Street Mortgage Loan), the Controlling Class or any Rating Agency, to such requesting party, without charge, the following materials for Specially Serviced Loans, in each case to the extent that such materials or the information on which they are based have been received by the Special
Servicer:

            (i) At least annually, on or before June 1 of each year, commencing with 2008, with respect to each Specially Serviced Loan and Serviced REO Loan, a CMSA Operating Statement Analysis Report for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar year, together with copies of the operating statements and rent rolls for the related Mortgaged Property or Serviced REO Property as of the end of the preceding calendar year (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide, such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent requested by the Special Servicer) and for the current trailing 12 months, if available, or year-to-date. The Special Servicer shall use its best reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls with respect to each Mortgaged Property constituting security for a Specially Serviced Loan and each Serviced REO Property, which efforts shall include a letter sent to the related Borrower or other appropriate party each quarter (followed up with telephone calls) requesting such annual and other periodic operating statements and rent rolls until they are received.

            (ii) Within 45 days of receipt by the Special Servicer of any annual operating statements with respect to any Mortgaged Property relating to a Specially Serviced Loan, a CMSA NOI Adjustment Worksheet for such Mortgaged Property or Serviced REO Property (with the annual operating statements attached thereto as an exhibit); provided, however, that, with the consent of the applicable Master Servicer, the Special Servicer may instead provide data files in a form acceptable to such Master Servicer. The Special Servicer will use the "Normalized" column from the CMSA NOI Adjustment Worksheet to update the full year-end data on any CMSA Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property which is a Serviced REO Property or constitutes security for a Specially Serviced Loan to update the CMSA Operating Statement Analysis Report for such Mortgaged Property.

            The Special Servicer shall maintain one CMSA Operating Statement Analysis Report for each Mortgaged Property securing a Specially Serviced Loan and Serviced REO Property. The Operating Statement Analysis Report for each Mortgaged Property which constitutes security for a Specially Serviced Loan or is an Serviced REO Property is to be updated by the Special Servicer and such updated report delivered to the applicable Master Servicer within 45 days after receipt by the Special Servicer of updated operating statements for each such Mortgaged Property; provided, however, that, with the consent of the applicable Master Servicer, the Special Servicer may instead provide data files in a form acceptable to such Master Servicer. The Special Servicer shall provide each such report to the applicable Master Servicer in the then applicable CMSA format.

            (h) If a Master Servicer or the Special Servicer is required to deliver any statement, report or information under any provision of this Agreement (including Section 3.16), such Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or
(z) making such statement, report or information available on such Master Servicer's Website, unless this Agreement expressly specifies a particular method of delivery or such statement, report or information must be filed with the Commission as contemplated in Article X; provided, that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x) or (y) or, upon request, clause (z).

            (i) Each Master Servicer may, but is not required to, make any of the reports or files it delivers pursuant to this Section 3.13 available each month on such Master Servicer's Website only with the use of a password, in which case such Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person, (ii) the Rating Agencies, and (iii) each Certificateholder and prospective Certificateholder who requests such password, provided that any such Certificateholder or prospective Certificateholder, as the case may be, has delivered a certification substantially in the form of Exhibit V to the Trustee, the Certificate Administrator and the applicable Master Servicer. In connection with providing access to the applicable Master Servicer's Website, such Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent such Master Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to such Master Servicer for any liability or damage that may arise therefrom.

            Section 3.14 [Reserved].

            Section 3.15 [Reserved].

            Section 3.16 Access to Certain Documentation. The applicable Master Servicer and Special Servicer shall provide to any Certificateholders and the Serviced Companion Loan Noteholders (and any registered holder or beneficial owner of Companion Loan Securities) that are federally insured financial institutions, the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder or Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Serviced Companion Loan Securities) is subject, access to the documentation regarding the Mortgage Loans or the Serviced Whole Loans, as applicable, that it is servicing required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable written request and during normal business hours at the offices of the applicable Master Servicer or Special Servicer. In addition, upon reasonable prior written notice to the applicable Master Servicer or the Special Servicer, as the case may be, the Trustee, the Certificate Administrator, the Depositor or their accountants or other representatives shall have access to review the documents, correspondence and records of such Master Servicer or the Special Servicer, as the case may be, as they relate to a Mortgaged Property and any Serviced REO Property during normal business hours at the offices of such Master Servicer or the Special Servicer, as the case may be. Nothing in this Section 3.16 shall detract from the obligation of the applicable Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Borrowers, and the failure of the applicable Master Servicer and Special Servicer to provide access as provided in this Section 3.16 as a result of such obligation shall not constitute a breach of this Section 3.16.

            In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder, Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Companion Loan Securities) or any regulatory authority that may exercise authority over a Certificateholder or Serviced Companion Loan Noteholder, the applicable Master Servicer and the Special Servicer may each require payment from such Certificateholder or Serviced Companion Loan Noteholder (or any registered holder or beneficial owner of Companion Loan Securities) (to the extent permitted in the related Co-Lender Agreement) of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available under applicable law. In connection with providing Certificateholders access to the information described in the preceding paragraph the applicable Master Servicer and the Special Servicer may require (prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to such Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates and will keep such information confidential.

            Upon the reasonable request of any Certificateholder identified to the applicable Master Servicer to such Master Servicer's reasonable satisfaction (or, with respect to any Serviced Companion Loan, any Serviced Companion Loan Noteholder, registered holder or beneficial owner of Serviced Companion Loan Securities), such Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder or Serviced Companion Loan Noteholder, registered holder or beneficial owner of Serviced Companion Loan Securities) copies of any operating statements, rent rolls and financial statements obtained by such Master Servicer or the Special Servicer; provided that, in connection therewith, the applicable Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the applicable Master Servicer or Special Servicer, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates and will keep such information confidential.

            Section 3.17 Title and Management of REO Properties and REO Accounts. (a) In the event that title to any Mortgaged Property (other than with respect to the Non-Serviced Mortgaged Loan) is acquired for the benefit of Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trustee, or its nominee (which shall not include either Master Servicer), or a separate Trustee or co-Trustee, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders). The Special Servicer, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders), shall dispose of any Serviced REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such Serviced REO Property for purposes of Section 860G(a)(8) of the Code, unless (i) the Special Servicer on behalf of the 135 East 57th Street Loan REMIC or the Lower-Tier REMIC, as applicable, has applied for an extension of such period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, in which case the Special Servicer shall sell such Serviced REO Property within the applicable extension period or
(ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund and, (1) in the case of the 135 East 57th Street Mortgage Loan, such expenses shall be allocated first, to the Class E57 Certificates (and corresponding Class E57 Lower-Tier Regular Interests and the 135 East 57th Street Loan REMIC Regular Interests (other than the Class E57-P Regular Interest)) in reverse sequential order and then, to the extent such expense remains unpaid, to the 135 East 57th Street Pooled Trust Component (and the Class E57-P Regular Interest), or (2) in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan (but no related B
Loan), such expenses shall be allocated on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balances), (3) in the case of a Serviced Whole Loan with a Serviced B Loan (other than the Georgian Towers Whole
Loan), such expenses shall be allocated first, to the related Serviced B Loan and then, to the related Mortgage Loan and the related Serviced Pari Passu Companion Loan, pro rata (based on their respective outstanding principal balances) and (4) in the case of the Georgian Towers Whole Loan, such expenses shall be allocated first, to the related Serviced B Loan and then to the Mortgage Loan and the related Serviced Pari Passu Companion Loans pro rata, based on their respective outstanding principal balances, addressed to the Special Servicer, the Certificate Administrator and the Trustee, to the effect that the holding by the Trust Fund of such Serviced REO Property for an additional specified period will not cause such Serviced REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate is outstanding, in which event such period shall be extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel. The Special Servicer, on behalf of the Trust Fund (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders), shall dispose of any Serviced REO Property held by the Trust Fund prior to the last day of such period (taking into account extensions) by which such Serviced REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.18 hereof. In the case of the Trust Fund's beneficial interest in any REO Property acquired by the Other Trustee pursuant to the Other Pooling and Servicing Agreement, the Special Servicer shall coordinate with the Other Special Servicer with respect to any REO extension on behalf of the Trust Fund. The Special Servicer shall manage, conserve, protect and operate each Serviced REO Property for the Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) solely for the purpose of its prompt disposition and sale in a manner which does not cause such Serviced REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a)).

            (b) The Special Servicer shall have full power and authority, subject only to the applicable Servicing Standard and the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any Serviced REO Property as are consistent with the manner in which the Special Servicer manages and operates similar property owned or managed by the Special Servicer or any of its Affiliates, all on such terms and for such period as the Special Servicer deems to be in the best interests of Certificateholders and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders and, in connection therewith, the Special Servicer shall agree to the payment of management fees that are consistent with general market standards. Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such Serviced REO Property any "net income from foreclosure property," within the meanings of Section 860G(c) of the Code, which is subject to tax under the REMIC Provisions, only if it has determined, and has so advised the Trustee and the Certificate Administrator in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders (and, in the case of the Serviced Whole Loans, the related Serviced Companion Loan Noteholders) than an alternative method of operation or rental of such Serviced REO Property that would not be subject to such a tax.

            The Special Servicer shall segregate and hold all revenues received by it with respect to any Serviced REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any Serviced REO Property a segregated custodial account (each, an "REO Account"), each of which shall be an Eligible Account and shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass-Through Certificates REO Account." With respect to a Serviced REO Property securing a Serviced Whole Loan, the Special Servicer shall establish an REO Account solely with respect to such property (each such account, a "Serviced Whole Loan REO Account"), each of which shall be an Eligible Account and shall be entitled "Wells Fargo Bank, N.A., as Trustee, in trust for the Holders of Deutsche Mortgage & Asset Receiving Corporation, COMM 2007-C9 Commercial Mortgage Pass-Through Certificates and the related Serviced Companion Loan Noteholders REO Account," to be held for the benefit of the Certificateholders and the related Serviced Companion Loan Noteholders. The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account or a Serviced Whole Loan REO Account to the extent provided in Section 3.07(b). The Special Servicer shall deposit or cause to be deposited REO Proceeds in the REO Account or the applicable Serviced Whole Loan REO Account within one Business Day after receipt of such REO Proceeds, and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such Serviced REO Property and for other Property Protection Expenses with respect to such Serviced REO Property, including:

            (i) all insurance premiums due and payable in respect of any Serviced REO Property;

            (ii) all real estate taxes and assessments in respect of any Serviced REO Property that may result in the imposition of a lien thereon;

            (iii) all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any Serviced REO Property including, if applicable, the payments of any ground rents in respect of such Serviced REO Property; and

            (iv) any taxes imposed on the 135 East 57th Street Loan REMIC or the Lower-Tier REMIC, as applicable, in respect of net income from foreclosure property in accordance with Section 4.05, and (a) with respect to the 135 East 57th Street Mortgage Loan, such expenses shall be allocated first, to the Class E57 Certificates (and corresponding Class E57 Lower-Tier Regular Interests and the 135 East 57th Street Loan REMIC Regular Interests (other than the Class E57-P Regular Interest)) in reverse sequential order and second, to the extent such expense remains unpaid, to the 135 East 57th Street Pooled Trust Component (and correspondingly, to the Class E57-P Regular Interest) or (b) with respect to a Serviced Whole Loan, such expenses shall be allocated pro rata to the Mortgage Loan and the related Serviced Companion Loan(s) based on each loan's Stated Principal Balance and only to the extent such Serviced Companion Loan is included in a REMIC.

            To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above, the applicable Master Servicer shall or, on an emergency basis, in accordance with Section 3.24(b), the Special Servicer may, make such Advance unless such Master Servicer or the Special Servicer, as applicable, determines, in accordance with the applicable Servicing Standard, that such Property Advance would constitute a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the applicable Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.24(d)) and if such Master Servicer does not make any such Advance, the Trustee, to the extent the Trustee has actual knowledge of such Master Servicer's failure to make such Advance, shall make such Advance, unless in each case, the Special Servicer, the applicable Master Servicer or the Trustee, as applicable, determines that such Advance would be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Special Servicer or the applicable Master Servicer, as applicable, that an Advance, if made, would be a Nonrecoverable Advance. The Trustee, when making an independent determination whether or not a proposed Advance would be a Nonrecoverable Advance, shall be subject to the standards applicable to the applicable Master Servicer hereunder. The Special Servicer, applicable Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent permitted by Section 3.06. The Special Servicer shall withdraw from each REO Account or Serviced Whole Loan REO Account, as applicable, and remit to the applicable Master Servicer for deposit into its Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, on a monthly basis prior to or on the related Due Date the Net REO Proceeds received or collected from each Serviced REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in each REO Account or Serviced Whole Loan REO Account, as applicable, reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

            Notwithstanding the foregoing, the Special Servicer shall not:

            (i) permit any New Lease to be entered into, renewed or extended, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

            (ii) permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

            (iii) authorize or permit any construction on any Serviced REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

            (iv) Directly Operate or allow any Person to Directly Operate any Serviced REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, the Certificate Administrator and the Trustee (which opinion shall be an expense of the Trust Fund and, (1) in the case of the 135 East 57th Street Mortgage Loan, such expenses shall be allocated first, to the Class E57 Certificates (and corresponding Class E57 Lower-Tier Regular Interests and the 135 East 57th Street Loan REMIC Regular Interests (other than the Class E57-P Regular Interest)) in reverse sequential order and second, to the extent such expense remains unpaid, to the 135 East 57th Street Pooled Trust Component (and correspondingly, to the Class E57-P Regular Interest) or (2) in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective Stated Principal Balances)) to the effect that such action will not cause such Serviced REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

            The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of the Serviced Whole Loans, first, of the related Serviced B Loan, if any and, second, to the extent such expense remains unpaid, the related Mortgage Loan, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective Stated Principal Balances)) and payable out of REO Proceeds, for the operation and management of any Serviced REO Property, within 90 days of the Trust Fund's acquisition thereof (unless the Special Servicer shall have provided the Trustee and the Certificate Administrator with an Opinion of Counsel that the operation and management of any Serviced REO Property other than through an Independent Contractor shall not cause such Serviced REO Property to fail to qualify as "foreclosure property" within the meaning of Code
Section 860G(a)(8)) (which opinion shall be an expense of the Trust Fund and,
(1) in the case of the 135 East 57th Street Mortgage Loan, such expenses shall be allocated first, to the Class E57 Certificates (and corresponding Class E57 Lower-Tier Regular Interests and the 135 East 57th Street Loan REMIC Regular Interests (other than the Class E57-P Regular Interest)) in reverse sequential order and second, to the extent such expense remains unpaid, to the 135 East 57th Street Pooled Trust Component (and correspondingly, to the Class E57-P Regular Interest), (2) in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan (but not a Serviced B Loan), on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective Stated Principal Balances), (3) in the case of a Serviced Whole Loan with a Serviced B Loan (other than the Georgian Towers Whole
Loan), first, to the related Serviced B Loan and then, to the related Mortgage Loan and (4) in the case of the Georgian Towers Whole Loan, first, to the related Serviced B Loan and then, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective Stated Principal Balances), provided that:

                  (i) the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

                  (ii) any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such Serviced REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than 30 days following the receipt thereof by such Independent Contractor;

                  (iii) none of the provisions of this Section 3.17(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund, the Trustee on behalf of the Certificateholders or, in the case of a Serviced Whole Loan, the related Companion Loan Noteholders, with respect to the operation and management of any such Serviced REO Property; and

                  (iv) the Special Servicer shall be obligated with respect
            thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such Serviced REO Property.

            The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

            (c) Promptly following any acquisition by the Special Servicer of a Serviced REO Property on behalf of the Trust Fund, the Special Servicer shall notify the applicable Master Servicer thereof, and, upon receipt of such notice, the Special Servicer shall obtain an Updated Valuation thereof, but only in the event that any Updated Valuation with respect thereto is more than 12 months old and the Special Servicer has no actual knowledge of any material adverse change in circumstances that, consistent with the applicable Servicing Standard, would call into question the validity of such Updated Appraisal, in order to determine the fair market value of such Serviced REO Property and shall notify the Depositor and the applicable Master Servicer and with respect to a Serviced Whole Loan, the holder of the related B Loan, if any, of the results of such Appraisal. Any such Appraisal shall be conducted in accordance with Appraisal Institute standards and the cost thereof shall be an expense of the Trust Fund (allocated, to the Sequential Pay Certificates (other than the Class AM-FL and Class AJ-FL Certificates) and the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest in reverse-sequential order) and, (1) in the case of the 135 East 57th Street Mortgage Loan, such expenses shall be allocated first, to the Class E57 Certificates (and corresponding Class E57 Lower-Tier Regular Interests and the 135 East 57th Street Loan REMIC Regular Interests (other than the Class E57-P Regular Interest)) in reverse sequential order and second, to the extent such expense remains unpaid, to the 135 East 57th Street Pooled Trust Component, or (2) in the case of the Serviced Whole Loans, first, to the related Serviced B Loan, if any and, second, to the extent such cost remains unpaid, to the related Mortgage Loan, (3) in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan (but not a Serviced B Loan), on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective Stated Principal Balances), (4) in the case of a Serviced Whole Loan with a Serviced B Loan (other than the Georgian Towers Whole Loan), first, to the related Serviced B Loan and then, to the related Mortgage Loan and (5) in the case of the Georgian Towers Whole Loan, first, to the related Serviced B Loan and then, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective Stated Principal Balances). The Special Servicer shall obtain a new Updated Valuation or a letter update every 12 months thereafter until the Serviced REO Property is sold.

            (d) When and as necessary, the Special Servicer shall send to the Certificate Administrator a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any Serviced REO Property in accordance with Sections 3.17(a) and 3.17(b).

            (e) Upon the disposition of any Serviced REO Property in accordance with this Section 3.17, the Special Servicer shall calculate the Excess Liquidation Proceeds allocable to a Mortgage Loan or the applicable Serviced Whole Loan, if any, realized in connection with such sale.

            Section 3.18 Sale of Specially Serviced Loans and REO Properties.
(a) Each of the Special Servicer and the Controlling Class Representative (in that order) may sell or purchase, or permit the sale or purchase of, a Mortgage Loan only on the terms and subject to the conditions set forth in this Section
3.18 or as otherwise expressly provided in or contemplated by Section 2.03(d) and Section 9.01 or in an applicable Co-Lender Agreement.

            (b) Within 60 days after a Mortgage Loan (other than the Non-Serviced Mortgage Loan) becomes a Defaulted Mortgage Loan (or, in the case of a Balloon Loan, if a payment default shall have occurred with respect to the related Balloon Payment, then after a Servicing Transfer Event shall have occurred with respect to such Balloon Payment default), the Special Servicer shall determine the fair value of such Mortgage Loan in accordance with the applicable Servicing Standard; provided, however, that such determination shall be made without taking into account any effect the restrictions on the sale of such Mortgage Loan contained herein may have on the value of such Defaulted Mortgage Loan; provided, further, that if the Special Servicer is then in the process of obtaining a new Appraisal with respect to the related Mortgaged Property, the Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within 30 days) after its receipt of such new Appraisal. The Special Servicer shall recalculate, from time to time, but not less often than every 90 days, its determination of the fair value of a Defaulted Mortgage Loan based upon changed circumstances, new information or otherwise, in accordance with the applicable Servicing Standard. The Special Servicer shall notify the Trustee, the Certificate Administrator, the applicable Master Servicer, each Rating Agency and the Controlling Class Representative (and with respect to the Serviced Whole Loans, the Directing Certificateholder and each Serviced Companion Loan Noteholder or if such Serviced Companion Loan has been securitized, the applicable Serviced Companion Loan Trustee (who shall promptly notify, in writing, the Directing Certificateholder (as defined in the related Serviced Companion Loan Securitization Agreement) of that securitization or an analogous party) promptly upon its fair value determination and any adjustment thereto. In determining the fair value of any Defaulted Mortgage Loan, the Special Servicer shall take into account, among other factors, the period and amount of the Delinquency on such Mortgage Loan or Serviced Whole Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the expected recovery from the Mortgage Loan if the Special Servicer were to pursue a workout strategy, and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer's reasonable judgment, materially affect the value of the related Mortgaged Property reflected in the most recent related Appraisal. Furthermore, the Special Servicer may consider available objective third party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The Special Servicer may, to the extent it is reasonable to do so in accordance with the applicable Servicing Standard, conclusively rely on any opinions or reports of qualified Independent experts in real estate or commercial mortgage loan matters with at least five years' experience in valuing or investing in loans similar to the subject Specially Serviced Loan, selected with reasonable care by the Special Servicer, in making such determination. All reasonable costs and expenses incurred by the Special Servicer pursuant to this Section 3.18(b) shall constitute, and be reimbursable as, Property Advances. The other parties to this Agreement shall cooperate with all reasonable requests for information made by the Special Servicer in order to allow the Special Servicer to perform its duties pursuant to this Section 3.18(b).

            (c) Subject to the terms set forth in Section 2.03 and with respect to any Whole Loan, subject to the purchase option of the related B Loan holder in accordance with the related Co-Lender Agreement, if any, and with respect to the 135 East 57th Street Mortgage Loan, subject to the 135 East 57th Street Purchase Option and Section 3.38(e), and subject to any purchase option that a mezzanine lender may have in accordance with the related mezzanine intercreditor agreement, in the event a Mortgage Loan (other than the Non-Serviced Mortgage
Loan) becomes a Defaulted Mortgage Loan, the Special Servicer and the Controlling Class Representative (but only if the Special Servicer or the Controlling Class Representative, as applicable, is not an affiliate of the related Mortgage Loan Seller) (in that order) shall have an assignable option (a "Purchase Option") to purchase such Defaulted Mortgage Loan (but not any Serviced Companion Loan) from the Trust Fund at a price (the "Option Price") equal to (i) the Repurchase Price, if the Special Servicer has not yet determined the fair value of the Defaulted Mortgage Loan, or (ii) the fair value of the Defaulted Mortgage Loan as determined by the Special Servicer in the manner described in Section 3.18(b) and in accordance with the applicable Servicing Standard, if the Special Servicer has made such fair value determination. Any holder of a Purchase Option may sell, transfer, assign or otherwise convey its Purchase Option with respect to any Defaulted Mortgage Loan to any party (other than a Person whose purchase of such Defaulted Loan would violate the terms of any related Co-Lender Agreement or mezzanine intercreditor agreement) at any time after the related Mortgage Loan becomes a Defaulted Mortgage Loan. The transferor of any Purchase Option shall notify the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicers of such transfer and such notice shall include the transferee's name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the transferee. Notwithstanding the foregoing, the Special Servicer shall have the right to exercise its Purchase Option prior to any exercise of the Purchase Option by the Controlling Class Representative; provided, however, if the Purchase Option is not exercised by the Special Servicer or any assignee thereof within 60 days after the fair value of the related Mortgage Loan was determined as described in Section 3.18(b), then the Controlling Class Representative shall have the right to exercise its Purchase Option prior to any exercise by the Special Servicer and the Controlling Class Representative or its assignee may exercise such Purchase Option at any time during the 15-day period immediately following the expiration of such 60-day period. Following the expiration of such 15-day period, the Special Servicer shall again have the exclusive right to exercise the Purchase Option. If not exercised earlier, the Purchase Option with respect to any Defaulted Mortgage Loan will automatically terminate (i) once the related Defaulted Mortgage Loan is no longer a Defaulted Mortgage Loan; provided, however, that if such Mortgage Loan subsequently becomes a Defaulted Mortgage Loan, the related Purchase Option shall again be exercisable after a new fair value calculation is made pursuant to clause (b) above, (ii) upon the acquisition, by or on behalf of the Trust Fund, of title to the related Mortgaged Property through foreclosure or deed in lieu of foreclosure, (iii) the modification or pay-off, in full or at a discount, of such Defaulted Mortgage Loan in connection with a workout, (iv) upon a repurchase of a Defaulted Mortgage Loan by the applicable Mortgage Loan Seller due to the Mortgage Loan Seller's breach of a representation or document defect with respect to such Defaulted Mortgage Loan and (v) the purchase of any B Loan holder or mezzanine lender in accordance with the related Co-Lender Agreement, or mezzanine intercreditor agreement, as applicable.

            (d) Upon receipt of notice from the Special Servicer indicating that a Mortgage Loan has become a Defaulted Mortgage Loan, the holder (whether the original grantee of such option or any subsequent transferee) of the Purchase Option may exercise the Purchase Option by providing the applicable Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee at least five days prior written notice thereof (the "Purchase Option Notice"), in the form of Exhibit N attached hereto, which notice shall identify the Person that, on its own or through an Affiliate, will acquire the related Mortgage Loan upon closing and shall specify a cash exercise price at least equal to the Option Price. The Purchase Option Notice shall be delivered in the manner specified in Section 3.18(c). The exercise of any Purchase Option pursuant to this clause (d) shall be irrevocable.

            (e) If the Special Servicer or, if the Controlling Class Representative is an affiliate of the Special Servicer, or any of their respective Affiliates is identified in the Purchase Option Notice as the Person expected to acquire the related Mortgage Loan, the applicable Master Servicer shall determine (or, if the Special Servicer has made such determination, shall confirm) the fair value and must retain a Third Party Appraiser to perform an Appraisal (at the expense of the Trust Fund and, (1) in the case of the 135 East 57th Street Mortgage Loan, such expenses shall be allocated first, to the Class E57 Certificates (and corresponding Class E57 Lower-Tier Regular Interests and the 135 East 57th Street Loan REMIC Regular Interests (other than the Class E57-P Regular Interest)) in reverse sequential order and second, to the extent such expense remains unpaid, to the 135 East 57th Street Pooled Trust Component (and correspondingly, to the Class E57-P Regular Interest), (2) in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan (but not a Serviced B Loan), on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance)), (3) in the case of a Serviced Whole Loan with a Serviced B Loan (other than the Georgian Towers Whole Loan), first, to the related Serviced B Loan and then, to the related Mortgage Loan or (4) in the case of the Georgian Towers Whole Loan, first, to the related Serviced B Loan and then, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective Stated Principal Balances) and obtain from such third party a determination as soon as reasonably practicable after the applicable Master Servicer has received the written notice, of whether the Option Price represents fair value for the Defaulted Mortgage Loan; provided that, if the applicable Master Servicer requests the Third Party Appraiser to perform a new Appraisal with respect to the related Mortgaged Property, then the Third Party Appraiser retained by such Master Servicer shall make its fair value determination with respect to such Mortgage Loan as soon as reasonably practicable (but in any event within forty-five (45) days) after the completion of such new Appraisal. Such fair value determination made by the applicable Master Servicer shall be made in accordance with the applicable Servicing Standard; provided that, absent manifest error, the applicable Master Servicer may conclusively rely on the opinion of the Third Party Appraiser in making such determination; provided that, in choosing such Third Party Appraiser such Master Servicer shall use reasonable care in accordance with the applicable Servicing Standard. In determining the fair value of any Defaulted Mortgage Loan, the Third Party Appraiser retained by the applicable Master Servicer shall take into account, among other factors, the period and amount of the Delinquency on such Mortgage Loan or Serviced Whole Loan, the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the expected recovery from the Mortgage Loan if a workout strategy were pursued and the time and expense associated with a purchaser's foreclosing on the related Mortgaged Property. In addition, the Third Party Appraiser retained by such Master Servicer shall refer to the applicable Servicing Standard and all other relevant information delivered to it by such Master Servicer or otherwise contained in the Mortgage File; provided that the Third Party Appraiser retained by such Master Servicer shall take account of any known change in circumstances regarding the related Mortgaged Property that has occurred subsequent to, and that would, in its reasonable judgment, materially affect the value of the related Mortgaged Property. Furthermore, the Third Party Appraiser retained by the applicable Master Servicer shall consider all available objective third-party information obtained from generally available sources, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located. The Third Party Appraiser retained by the applicable Master Servicer may rely on the opinion and reports of other parties in making such determination and on the most current Appraisal obtained for the related Mortgaged Property pursuant to this Agreement. The costs of the Third Party Appraiser and all appraisals, inspection reports and broker opinions of value, reasonably incurred by such Third Party Appraiser or otherwise incurred pursuant to this subsection shall be advanced by the applicable Master Servicer and shall constitute, and be reimbursable as Property Advances (or if such advance is deemed to be a Nonrecoverable Advance such costs shall be reimbursable as Trust Fund expenses from its Collection Account pursuant to Section 3.06(b)) or the applicable Serviced Whole Loan Collection Account pursuant to Section 3.06(c). The other parties to this Agreement shall cooperate with all reasonable requests for information.

            (f) Unless and until the Purchase Option with respect to a Defaulted Mortgage Loan is exercised, the Special Servicer shall pursue such other resolution strategies available hereunder with respect to such Defaulted Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate consistent with the applicable Servicing Standard; provided, however, the Special Servicer will not be permitted to sell the Defaulted Mortgage Loan other than in connection with the exercise of the related Purchase Option, or in connection with a repurchase under Section 2.03 by the related Mortgage Loan Seller, or, with respect to a Serviced Whole Loan or any Mortgage Loan or Serviced Whole Loan with a related mezzanine loan, the exercise of the purchase option, if any, set forth in the related Co-Lender Agreement or mezzanine intercreditor agreement, as applicable, by the holder of the related B Loan or mezzanine lender. In connection with the foregoing, the Special Servicer may charge prospective bidders, and may retain, fees that approximate the Special Servicer's actual costs in the preparation and delivery of information pertaining to such sales or evaluating bids without obligation to deposit such amounts into the applicable Collection Account or in the case of any Serviced Whole Loan, the applicable Serviced Whole Loan Collection Account or the REO Accounts.

            (g) The Special Servicer shall use reasonable efforts to solicit offers for each Serviced REO Property in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.17(a). The Special Servicer (with the consent of the Directing Certificateholder) shall accept the first (and, if multiple bids are contemporaneously received, highest) cash bid received from any Person that constitutes a fair price for such Serviced REO Property. If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any Serviced REO Property within the time constraints imposed by Section 3.17(a), then the Special Servicer (with the consent of the Directing Certificateholder) shall dispose of such Serviced REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash bid, regardless of from whom received.

            The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicers and the Directing Certificateholder, not less than ten Business Days' prior written notice of its intention to sell any Serviced REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any Serviced REO Property pursuant hereto.

            (h) Whether any cash bid constitutes a fair price for any Serviced REO Property, as the case may be, for purposes of Section 3.18(g), shall be determined by the Special Servicer, if the highest bidder is a Person other than the Special Servicer or an Affiliate of the Special Servicer, and by the Trustee, if the highest bidder is the Special Servicer or an Affiliate of the Special Servicer; provided, however, that no bid from an Interested Person shall constitute a fair price unless (i) it is the highest bid received and (ii) at least two other bids are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Serviced REO Property, the Trustee shall be supplied with and shall rely on the most recent appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 12-month period or in the absence of any such appraisal, on a narrative appraisal prepared by an appraiser selected by the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to a Serviced REO Property (or by the applicable Master Servicer if the Special Servicer is making such an offer). The cost of any such narrative appraisal shall be covered by, and shall be reimbursable as, a Property Advance. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such Serviced REO Property, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 12 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Serviced REO Property, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the occupancy level and physical condition of the Mortgaged Property or Serviced REO Property, the state of the local economy and the obligation to dispose of any Serviced REO Property within the time period specified in Section 3.17(a). The Repurchase Price (which, in connection with the administration of a Serviced REO Property related to a Serviced Whole Loan, shall be construed and calculated as if the loans in such Serviced Whole Loan together constitute a single Mortgage Loan thereunder) for any Serviced REO Property shall in all cases be deemed a fair price.

            (i) Subject to subsections (g) and (h) above, the Special Servicer shall act on behalf of the Trustee in negotiating and taking any other action necessary or appropriate in connection with the sale of any Serviced REO Property, and the applicable collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer's actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the applicable Collection Account or in the case of the Serviced Whole Loans, the applicable Serviced Whole Loan Collection Account. Any sale of a Serviced REO Property shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicers, the Depositor or the Trustee shall have any liability to any Certificateholder or Serviced Companion Loan Noteholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

            (j) Any sale of a Serviced REO Property shall be for cash only.

            (k) Notwithstanding any of the foregoing paragraphs of this Section 3.18, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in its reasonable and good faith judgment, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan, in the best interests of the related Serviced Companion Loan Noteholders, as a collective whole, and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable) and, in the case of any Serviced Whole Loan, in the best interests of the related Serviced Companion Loan Noteholders, as a collective whole.

            (l) Upon receipt of notice that the DDR Portfolio Whole Loan, as applicable, has become a defaulted mortgage loan (in accordance with the CGCMT 2007-C6 Pooling and Servicing Agreement), the Controlling Class Representative shall have the right to purchase only the DDR Portfolio Mortgage Loan from the Trust at a purchase price determined in accordance with Section 3.18 of the CGCMT 2007-C6 Pooling and Servicing Agreement (by the parties set forth therein). Such option shall be exercised in accordance with and shall otherwise be on the same terms as the terms of Section 3.18 of the CGCMT 2007-C6 Pooling and Servicing Agreement.

            (m) (i) With respect to the Ritz-Carlton Key Biscayne Mortgage Loan, if an event enumerated in Section 11 of the related Co-Lender Agreement occurs,
(ii) with respect to the Georgian Towers Mortgage Loan, if an event enumerated in Section 11 of the related Co-Lender Agreement occurs, or (iii) with respect to the Mission Mayfield Downs Mortgage Loan and the Western Plaza Mortgage Loan, if an event of default enumerated in Section 8(a) of the related Co-Lender Agreement occurs, the applicable Master Servicer shall promptly notify, in writing, the holder of the related B Loan. The Purchase Option with respect to each Mortgage Loan with a related B Loan shall be subject to the purchase rights of the holder of the related B Loan in accordance with the terms of and as set forth in the related Co-Lender Agreement. With respect to each Serviced Whole Loan with a Serviced Pari Passu Companion Loan, upon such Mortgage Loan becoming a Defaulted Mortgage Loan, the applicable Master Servicer shall promptly notify, in writing, each related Serviced Pari Passu Companion Loan Noteholder (such notice shall include the option price for such Serviced Pari Passu Companion Loan as determined by the Special Servicer based on the same methodology for determining the fair value of the related Mortgage Loan) or if such Serviced Pari Passu Companion Loan has been securitized, the applicable Serviced Companion Loan Trustee (who shall be instructed to promptly notify, in writing, the "controlling class representative" (as defined in the related Serviced Companion Loan Securitization Agreement) of that securitization or an analogous party). Upon receipt of such notice, the related "controlling class representative" (as defined in the related Serviced Companion Loan Securitization Agreement) or analogous party shall have the right, at its option, to purchase its respective Serviced Pari Passu Companion Loan from the trust established pursuant to the related Serviced Companion Loan Securitization Agreement for a price equal to the Option Price, determined in accordance with
Section 3.18 hereof, with respect to such Serviced Companion Loan. Such Purchase Option shall otherwise be on the same terms as the Purchase Option provided to the Controlling Class Representative in Section 3.18(c) mutatis mutandis.

            Section 3.19 Additional Obligations of Each Master Servicer and the Special Servicer; Inspections. (a) Each Master Servicer (at its own expense) (or, with respect to Specially Serviced Loans and Serviced REO Properties, the Special Servicer shall inspect or cause to be inspected each Mortgaged Property securing a Mortgage Loan that it is servicing at such times and in such manner as is consistent with the applicable Servicing Standard, but in any event shall inspect each Mortgaged Property with an Allocated Loan Amount of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in 2008 (or at such decreased frequency as each Rating Agency shall have confirmed in writing to the applicable Master Servicer will not result a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of the Certificates or Serviced Companion Loan Securities); provided, however, that if any Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan, the Special Servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable but in no event less than 60 days after the Mortgage Loan remains a Specially Serviced Loan; provided, further, that a Master Servicer will not be required to inspect a Mortgaged Property that has been inspected in the previous six months. The cost of each such inspection by the Special Servicer shall be paid by the Master Servicer as a Property Advance; provided, however, that if such Advance would be a Nonrecoverable Advance, then the cost of such inspections shall be an expense of the Trust (and if a Serviced Whole Loan is involved, an expense of the holders of any related Serviced Companion
Loan), which expense shall first be reimbursed to the Trust (and if a Serviced Whole Loan is involved, the holders of any related Serviced Companion Loan, in the following manner: first, to the Trust and any Serviced Companion Loan that is a Serviced Pari Passu Loan and then, to any Serviced B Loan) as an Additional Trust Fund Expense. Each Master Servicer or the Special Servicer, as applicable, will be required to prepare a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property securing a Mortgage Loan that it is servicing and specifying the existence of any material vacancies in such Mortgaged Property, any sale, transfer or abandonment of such Mortgaged Property of which it has actual knowledge, any material adverse change in the condition of the Mortgaged Property, or any visible material waste committed on applicable Mortgaged Property. The applicable Master Servicer or Special Servicer, as applicable, shall send to the Rating Agencies and, upon request, to the Underwriters within 20 days of completion, each inspection report, unless the Rating Agencies and, upon request, the Underwriters, as applicable, notify the applicable Master Servicer or Special Servicer, as applicable, that it does not want such reports.

            (b) With respect to each Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan, the applicable Master Servicer (or the Special Servicer, in the case of a Specially Serviced Loan) shall enforce the Trustee's rights with respect to the Manager under the related Loan Documents and Management Agreement, if any.

            (c) In the event that (i) with respect to any Mortgage Loan (other than a Specially Serviced Loan and the Non-Serviced Mortgage Loan or a previously Specially Serviced Loan with respect to which the Special Servicer has waived or amended the prepayment restrictions) for which the applicable Master Servicer has accepted a voluntary Principal Prepayment (other than (A) in accordance with the terms of the related Loan Documents, (B) in connection with the payment of insurance proceeds or condemnation proceeds, (C) subsequent to a default under the related Loan Documents (provided that the applicable Master Servicer reasonably believes that acceptance of such prepayment is consistent with the applicable Servicing Standard), (D) pursuant to applicable law or a court order, or (E) at the request of or with the consent of the Directing Certificateholder) resulting in a Prepayment Interest Shortfall or (ii) with respect to the Mortgage Loan identified as "Highland Park Office Building" on the Mortgage Loan Schedule, the applicable Master Servicer accepts a voluntary Principal Prepayment in accordance with the terms of the related Loan Documents which nonetheless results in a Prepayment Interest Shortfall, then that Master Servicer shall deliver to the Certificate Administrator on each Servicer Remittance Date for deposit in the Lower-Tier Distribution Account, without any right of reimbursement therefor, a cash payment (a "Master Servicer Prepayment Interest Shortfall"), in an amount equal to the lesser of (x) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with such voluntary Principal Prepayments received in respect of the Mortgage Loans serviced by it during the related Collection Period, and (y) the aggregate of
(A) that portion of its Servicing Fees that is being paid in such Collection Period with respect to the Mortgage Loans (other than a Specially Serviced Loan and the Non-Serviced Mortgage Loan) and (B) all Prepayment Interest Excess received during the related Collection Period on the Mortgage Loans (other than a Specially Serviced Loan and the Non-Serviced Mortgage Loan) serviced by the applicable Master Servicer. The Master Servicers' obligations to pay any Master Servicer Prepayment Interest Shortfall, and the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls against those amounts, shall not be cumulative.

            (d) Each Master Servicer shall, as to each Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan that is secured by the interest of the related Borrower under a ground lease, promptly (and in any event within 60 days) after the Closing Date notify the related ground lessor of the transfer of such Mortgage Loan or Serviced Whole Loan to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the applicable Master Servicer.

            (e) Each Master Servicer shall, to the extent consistent with the applicable Servicing Standard and permitted by the related Loan Documents, not apply any funds with respect to a Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan (whether arising in the form of a holdback, earnout reserve, cash trap or other similar feature) to the prepayment of the related Mortgage Loan or Serviced Whole Loan prior to an event of default or reasonably foreseeable event of default with respect to such Mortgage Loan or Serviced Whole Loan, provided, however, that the KRECM Master Servicer shall retain discretion to apply such funds, in accordance with the related Loan Documents and the applicable Servicing Standard, with respect to any Mortgage Loan sold to the Depositor by KeyBank. Prior to an event of default or reasonably foreseeable event of default any such amounts described in the immediately preceding sentence shall be held by the applicable Master Servicer as additional collateral for the related Mortgage Loan or Serviced Whole Loan.

            Section 3.20 Authenticating Agent. The Certificate Administrator may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Depositor and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Certificate Administrator shall serve as the initial Authenticating Agent.

            Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

            The Authenticating Agent may at any time resign by giving at least 30 days' advance written notice of resignation to the Certificate Administrator, the Trustee, the Depositor and the Master Servicers. The Certificate Administrator may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor and the Master Servicers. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 3.20, the Certificate Administrator may appoint a successor Authenticating Agent, which shall be acceptable to the Master Servicers and the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 3.20.

            The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Certificate Administrator, as applicable.

            Section 3.21 Appointment of Custodians. The Trustee shall be the initial Custodian hereunder. The Trustee may appoint one or more Custodians to hold all or a portion of the Mortgage Files on behalf of the Trustee and otherwise perform the duties set forth in Article II, by entering into a Custodial Agreement with any Custodian who is not the Trustee or the Depositor. The Trustee agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders. The Trustee shall not be liable for any act or omission of the Custodian under the Custodial Agreement. Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least (x) "BBB" from S&P and "Baa2" from Moody's and
(y) to the extent that Fitch is rating any Serviced Companion Loan Securities and such account relates to the related Serviced Whole Loan, "BBB" from Fitch or, if not rated by Fitch, an equivalent rating such as those listed above by two nationally-recognized statistical rating organizations, and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. Each Custodial Agreement may be amended only as provided in Section 11.07. Any compensation paid to the Custodian shall be an unreimbursable expense of the Trustee. If the Custodian is an entity other than the Trustee, the Custodian shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. The Custodian shall be deemed to have complied with this provision if one of its Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian. In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement. All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.21 shall be issued by a Qualified Insurer.

            Section 3.22 [Reserved].

            Section 3.23 Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts. Each Master Servicer shall administer each Lock-Box Account, Cash Collateral Account, Escrow Account and Reserve Account in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock-Box Agreement, if any relating to the Mortgage Loans it is servicing (other than the Non-Serviced Mortgage Loan).

            Section 3.24 Property Advances. (a) Each Master Servicer (or, to the extent provided in Section 3.24(c), the Trustee) to the extent specifically provided for in this Agreement, shall make any Property Advances as and to the extent otherwise required pursuant to the terms hereof with respect to the Mortgage Loans or Serviced Whole Loans that it is servicing. For purposes of distributions to Certificateholders and compensation to the Master Servicers, the Special Servicer or the Trustee, Property Advances shall not be considered to increase the Stated Principal Balance of any Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so provide.

            (b) Notwithstanding anything in this Agreement to the contrary, the Special Servicer shall give the applicable Master Servicer not less than five Business Days' written notice with respect to any Property Advance to be made on any Specially Serviced Loan, before the date on which the applicable Master Servicer is required to make such Property Advance with respect to such Specially Serviced Loan or Serviced REO Loan; provided, however, that the Special Servicer shall be required to provide the applicable Master Servicer with only two Business Days' written notice in respect of Property Advances required to be made on an urgent or emergency basis (which may include, without limitation, Property Advances required to make tax or insurance payments). In addition, in the event that the Property Advance must be made sooner than the two Business Days referred to in the previous sentence, the Special Servicer may make such Property Advances on an emergency basis with respect to any Specially Serviced Loan or Serviced REO Loan.

            (c) The applicable Master Servicer shall notify the Trustee and the Certificate Administrator in writing promptly upon, and in any event within one Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it is to be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five Business Days following such notice, the Trustee, subject to the provisions of Section 3.24(d), shall pay the amount of such Property Advance in accordance with such information and instructions.

            (d) The Special Servicer shall promptly furnish any party required to make Property Advances hereunder with any information in its possession regarding the Specially Serviced Loans and REO Properties as such party required to make Property Advances may reasonably request for purposes of making recoverability determinations. Any request by the Special Servicer that the applicable Master Servicer make a Property Advance shall be deemed to be a determination by the Special Servicer that such requested Property Advance is not a Nonrecoverable Property Advance upon which the applicable Master Servicer may conclusively rely.

            Notwithstanding anything herein to the contrary, no Property Advance shall be required hereunder if the Person otherwise required to make such Property Advance determines that such Property Advance would, if made, constitute a Nonrecoverable Property Advance. In addition, a Master Servicer shall not make any Property Advance to the extent that it has received written notice that the Special Servicer has determined that such Property Advance would, if made, constitute a Nonrecoverable Property Advance. In making such recoverability determination, such Person will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Property Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed and (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the related Serviced Whole Loan, as applicable) as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the applicable Servicing Standard in the case of the applicable Master Servicer or the Special Servicer) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (iv) estimate and consider (consistent with the applicable Servicing Standard in the case of the applicable Master Servicer or the Special Servicer) (among other things) future expenses and (v) estimate and consider (among other things) the timing of recoveries.

            The applicable Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior Property Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed Property Advances. If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 12 month period (and the applicable Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the applicable Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the applicable Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the applicable Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (and, in the case of any Serviced Whole Loan, first of the related Serviced B Loan, if any, and second, to the extent such expense remains unpaid, of the related Mortgage Loan, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based each loan's principal balance).

            Any determination by a Master Servicer, the Special Servicer or the Trustee that it has made a Nonrecoverable Property Advance or that any proposed Property Advance, if made, would constitute a Nonrecoverable Property Advance shall be evidenced in the case of such Master Servicer or the Special Servicer by a certificate of a Servicing Officer delivered to the other, to the other Master Servicer, to the Trustee, to the Certificate Administrator and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Certificate Administrator, the Master Servicers and the Special Servicer, which in each case sets forth such nonrecoverability determination and the considerations of the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, however, that the Special Servicer may, at its option, make a determination in accordance with the applicable Servicing Standard, that any Property Advance previously made or proposed to be made is nonrecoverable and shall deliver to such Master Servicer, the Certificate Administrator and the Trustee notice of such determination. Any such determination shall be conclusive and binding on the applicable Master Servicer, the Special Servicer and the Trustee.

            Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person's determination that a Property Advance is a Nonrecoverable Advance) and (consistent with the applicable Servicing Standard in the case of the applicable Master Servicer or the Special Servicer) may obtain, at the expense of the Trust (and, in the case of any Serviced Whole Loan, first at the expense of any related Serviced B Loan, if any, and second, to the extent such expense remains unpaid, of the related Mortgage Loan, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance)), any analysis, Appraisals or market value estimates or other information for such purposes. Absent bad faith, any such determination as to the recoverability of any Property Advance shall be conclusive and binding on the Certificateholders and the Serviced Companion Loan Noteholders.

            Notwithstanding the above, (i) the Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination by the applicable Master Servicer and shall be bound by any nonrecoverability determination of the Special Servicer, as applicable, that a Property Advance, if made, would be a Nonrecoverable Property Advance and (ii) the applicable Master Servicer will be entitled to rely conclusively on any nonrecoverability determination of the Special Servicer. The Trustee, in determining whether or not a Property Advance previously made is, or a proposed Property Advance, if made, would be, a Nonrecoverable Property Advance shall be subject to the standards applicable to the applicable Master Servicer hereunder.

            With respect to the payment of insurance premiums and delinquent tax assessments, in the event that a Master Servicer determines that a Property Advance of such amounts would constitute a Nonrecoverable Advance, such Master Servicer shall deliver notice of such determination to the Trustee, the Certificate Administrator and the Special Servicer. Upon receipt of such notice, the Special Servicer shall determine (with the reasonable assistance of such Master Servicer) whether the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loans, the related Serviced Companion Loan Noteholders, as a collective whole. If the Special Servicer determines that the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loans, the related Serviced Companion Loan Noteholders, the Special Servicer shall direct the applicable Master Servicer in writing to make such payment and such Master Servicer shall make such payment, to the extent of available funds, from amounts in its Collection Account or, if a Serviced Whole Loan is involved, from amounts in the applicable Serviced Whole Loan Collection Account.

            Notwithstanding anything to the contrary contained in this Section 3.24, a Master Servicer may elect (but shall not be required) to make a payment out of its Collection Account to pay for certain expenses specified in this sentence notwithstanding that such Master Servicer has determined that a Property Advance with respect to such expenditure would be a Nonrecoverable Property Advance (unless, with respect to Specially Serviced Loans or Serviced REO Loans, the Special Servicer has notified the applicable Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or
(ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan; provided that in each instance, the applicable Master Servicer determines in accordance with the applicable Servicing Standard (as evidenced by a certificate of a Servicing Officer delivered to the Trustee and the Certificate Administrator) that making such expenditure is in the best interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the related Serviced Companion Loan Noteholders), all as a collective whole. The applicable Master Servicer may elect to obtain reimbursement of Nonrecoverable Property Advances from the Trust Fund in accordance with Section 3.06.

            (e) Each Master Servicer, the Special Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Property Advances made by any of them to the extent permitted pursuant to Section 3.06, if applicable, of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and each Master Servicer, the Special Servicer and the Trustee each hereby covenants and agrees to promptly seek and effect the reimbursement of such Property Advances from the related Borrowers to the extent permitted by applicable law and the related Loan Documents.

            The parties acknowledge that, pursuant to the CGCMT 2007-C6 Pooling and Servicing Agreement, the CGCMT 2007-C6 Servicer is obligated to make servicing advances with respect to the DDR Portfolio Mortgage Loan. The Other Servicer or, to the extent such party has made an advance, the Other Special Servicer, the Other Trustee or fiscal agent or other Persons making advances under the Other Pooling and Servicing Agreement, shall be entitled to reimbursement (in accordance with Section 3.06(b) of this Agreement) for the pro rata portion (based on Stated Principal Balance) of the related Mortgage Loan (after amounts allocated to the related B Loan, if any) with respect to any Property Advance that is nonrecoverable (with, in each case, any pro rata portion of accrued and unpaid interest thereon provided for under the Other Pooling and Servicing Agreement) in the manner set forth in the Other Pooling and Servicing Agreement and the related Co-Lender Agreement, as applicable.

            Section 3.25 Appointment of Special Servicer. (a) LNR Partners is hereby appointed as the initial Special Servicer to service each Specially Serviced Loan.

            (b) The Directing Certificateholder shall be entitled to remove (at its own expense if such removal is without cause) the Special Servicer with or without cause and to appoint a successor Special Servicer with respect to all of the Specially Serviced Loans (including each Specially Serviced Loan that is a Serviced Whole Loan); provided, that in the event that the Directing Certificateholder is not the Controlling Class Representative, such Directing Certificateholder may only terminate and appoint a replacement Special Servicer with respect to the applicable Serviced Whole Loan. If there is a Special Servicer Event of Default, the Special Servicer shall be removed and replaced pursuant to Sections 7.01(c) and 7.02. The Trustee shall, promptly after receiving any such removal notice, so notify the Certificate Administrator and each Rating Agency. If the replacement designated in such notice is consented to by the Trustee (such consent not to be unreasonably withheld), the termination of the Special Servicer and appointment of a successor Special Servicer pursuant to this Section 3.25(b) shall not be effective until (i) each Rating Agency confirms to the Trustee in writing that such appointment, in and of itself, would not cause a downgrade, qualification or withdrawal of the then-current ratings assigned to any Class of Certificates or, if such successor Special Servicer shall also specially service a Serviced Whole Loan, any class of related Serviced Companion Loan Securities, (ii) the successor special servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing reasonably satisfactory to the Trustee and (iii) receipt by the Trustee of an Opinion of Counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and
(z) this Agreement will be enforceable against such replacement in accordance with its terms. Any successor Special Servicer shall make the representations and warranties provided for in Section 2.04(b) mutatis mutandis. In addition, any replacement Special Servicer that will service any Serviced Whole Loan shall meet any requirements specified in the related Co-Lender Agreement.

            The existing Special Servicer shall be deemed to have been removed simultaneously with such designated Person's becoming the Special Servicer hereunder; provided, however, that the Special Servicer removed pursuant to this Section shall be entitled to receive, and shall have received, all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation and it shall continue to be entitled to any rights that accrued prior to the date of such resignation (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate with respect to any unpaid Property Advances made by such Special Servicer with respect to periods prior to the date of such removal and the right to receive any Workout Fee specified in Section 3.12(c) in the event that the Special Servicer is terminated and any indemnification rights that the Special Servicer is entitled to pursuant to Section 6.03(a)) notwithstanding any such removal. Such removed Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer's responsibilities and rights hereunder, including without limitation the transfer within two Business Days to the successor Special Servicer for administration by it of all cash amounts that are thereafter received with respect to the Mortgage Loans.

            (c) The appointment of any such successor Special Servicer shall not relieve the Master Servicers or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, the Master Servicers shall not be liable for any actions or any inaction of such successor Special Servicer. Any termination fee payable to the terminated Special Servicer (and it is acknowledged that there is no such fee payable in the event of a termination for breach of this Agreement) shall be paid by the Certificateholders or the Directing Certificateholder, as applicable, so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund or any Serviced Companion Loan Noteholder (unless such Serviced Companion Loan Noteholder is the Directing Certificateholder).

            Section 3.26 Transfer of Servicing Between Each Master Servicer and the Special Servicer; Record Keeping; Asset Status Report. (a) Upon the occurrence of any event specified in the definition of Specially Serviced Loan with respect to any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan of which the applicable Master Servicer may have notice, such Master Servicer shall immediately give notice thereof to the Special Servicer, the Certificate Administrator, the Trustee, the related Mortgage Loan Seller, the Controlling Class Certificateholders and, if applicable, the related Serviced Companion Loan Noteholders and shall use efforts in accordance with the applicable Servicing Standard to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan or Serviced Whole Loan, as applicable, and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a sub-servicer. The applicable Master Servicer shall use efforts in accordance with the applicable Servicing Standard to comply with the preceding sentence within five Business Days of the date such Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan and in any event shall continue to act as applicable Master Servicer and administrator of such Mortgage Loan or Serviced Whole Loan until the Special Servicer has commenced the servicing of such Mortgage Loan or Serviced Whole Loan, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence. With respect to each Mortgage Loan or Serviced Whole Loan that becomes a Specially Serviced Loan, the applicable Master Servicer shall instruct the related Borrower to continue to remit all payments in respect of such Mortgage Loan or Serviced Whole Loan to the applicable Master Servicer. The applicable Master Servicer shall forward any notices it would otherwise send to the Borrower of a Specially Serviced Loan to the Special Servicer who shall send such notice to the related Borrower.

            Upon determining that a Specially Serviced Loan has become a Corrected Mortgage Loan, the Special Servicer shall immediately give notice thereof to the applicable Master Servicer, and upon giving such notice, such Mortgage Loan or Serviced Whole Loan shall cease to be a Specially Serviced Loan in accordance with the first proviso of the definition of Specially Serviced Loan, the Special Servicer's obligation to service such Mortgage Loan or Serviced Whole Loan shall terminate and the obligations of the applicable Master Servicer to service and administer such Mortgage Loan or Serviced Whole Loan as a Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan shall resume.

            (b) In servicing any Specially Serviced Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of "Mortgage File" for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the applicable Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

            (c) Not later than two Business Days preceding each date on which the Master Servicers are required to furnish a report under Section 3.13(a) to the Certificate Administrator, the Special Servicer shall deliver to the Certificate Administrator, with a copy to the Trustee and the Master Servicers, a written statement describing, on a loan by loan basis, (i) the amount of all payments on account of interest received on each Specially Serviced Loan, the amount of all payments on account of principal, including Principal Prepayments, on each Specially Serviced Loan, the amount of Net Insurance Proceeds and Net Liquidation Proceeds received with respect to each Specially Serviced Loan, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to the Serviced REO Property relating to each applicable Specially Serviced Loan, in each case in accordance with Section 3.17 (it being understood and agreed that to the extent this information is provided in accordance with Section 3.13(f), this Section 3.26(c) shall be deemed to be satisfied) and (ii) such additional information relating to the Specially Serviced Loans as each Master Servicer, the Certificate Administrator or the Trustee reasonably request, to enable it to perform its duties under this Agreement. Such statement and information shall be furnished to the applicable Master Servicer in writing and/or in such electronic media as is acceptable to such Master Servicer.

            (d) Notwithstanding the provisions of the preceding Section 3.26(c), each Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans relating to a Mortgage Loan that it is servicing and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement. The Special Servicer shall provide the applicable Master Servicer with any information reasonably required by such Master Servicer to perform its duties under this Agreement.

            (e) [Reserved.]

            (f) No later than 30 days after a Mortgage Loan (other than the Non-Serviced Mortgage Loan) or a Serviced Whole Loan becomes a Specially Serviced Loan, the Special Servicer shall deliver to each Rating Agency, the Master Servicers, the Controlling Class Representative, each related Serviced Companion Loan Noteholder, and upon request, the Underwriters, a report (the "Asset Status Report") with respect to such Mortgage Loan or Serviced Whole Loan and the related Mortgaged Property; provided, however, the Special Servicer shall not be required to deliver an Asset Status Report to the Controlling Class Representative if the Special Servicer and the Controlling Class Representative are the same entity. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

            (i) date of transfer of servicing of such Mortgage Loan or Serviced Whole Loan to the Special Servicer;

            (ii) summary of the status of such Specially Serviced Loan and any negotiations with the related Borrower;

            (iii) a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the applicable Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan or Serviced Whole Loan and whether outside legal counsel has been retained;

            (iv) the most current rent roll and income or operating statement available for the related Mortgaged Property;

            (v) the Special Servicer's recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the applicable Master Servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Mortgage Loan or Serviced REO Property);

            (vi) a copy of the last obtained Appraisal of the Mortgaged Property; and

            (vii) such other information as the Special Servicer deems relevant in light of the applicable Servicing Standard.

            If within 10 Business Days of receiving an Asset Status Report, the Controlling Class Representative does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that such Special Servicer may not take any action that is contrary to applicable law, this Agreement, the applicable Servicing Standard (taking into consideration the best interests of all the Certificateholders and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Noteholders, as a collective whole) or the terms of the applicable Loan Documents. If the Controlling Class Representative disapproves such Asset Status Report within such 10 Business Day period, the Special Servicer will revise such Asset Status Report and deliver to the Controlling Class Representative, each related Serviced Companion Loan Noteholder, the Rating Agencies and the applicable Master Servicer a new Asset Status Report as soon as practicable, but in no event later than 30 Business Days after such disapproval. The Special Servicer shall revise such Asset Status Report as described above in this Section 3.26(f) until the Controlling Class Representative fails to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination consistent with the applicable Servicing Standard, that such objection is not in the best interests of all the Certificateholders and the related Serviced Companion Loan Noteholders, if applicable, as a collective whole. In any event, if the Controlling Class Representative does not approve an Asset Status Report within 60 Business Days from the first submission of an Asset Status Report, the Special Servicer may act upon the most recently submitted form of Asset Status Report where required to comply with the applicable Servicing Standard. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section, and in particular, shall modify and resubmit such Asset Status Report to the Controlling Class Representative (with a copy to the Trustee and the Certificate Administrator) if
(i) the estimated sales proceeds, foreclosure proceeds, workout or restructure terms or anticipated debt forgiveness varies materially from the amount on which the original report was based or (ii) the related Borrower becomes the subject of bankruptcy proceedings. Notwithstanding the foregoing, the Special Servicer
(i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a 10 Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of the Certificateholders and, if any Serviced Whole Loan is involved, the related Serviced Companion Loan Noteholders, as a collective whole, and it has made a reasonable effort to contact the Controlling Class Representative and, if any Serviced Whole Loan is involved, the related Serviced Companion Loan Noteholders and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interests of all the Certificateholders and, if any Serviced Whole Loan is involved, the related Serviced Companion Loan Noteholders (as a collective whole) pursuant to the applicable Servicing Standard, and, upon making such determination, shall implement the recommended action outlined in the Asset Status Report. The Asset Status Report is not intended to replace or satisfy any specific consent or approval right which the Controlling Class Representative may have. Notwithstanding the foregoing, with respect to any Serviced Whole Loan, the Directing Certificateholder (excluding, in the case of the Mission Mayfield Downs Whole Loan and the Western Plaza Whole Loan, the holder of the related B
Loan), and not the Controlling Class Representative, shall be entitled to a comparable Asset Status Report and the related approval of this Section 3.26(f) (subject to the limitations contained herein), but the procedure and timing for approval by the Directing Certificateholder of the related Asset Status Report shall be governed by the terms set forth in this Agreement, as applicable to the related Serviced Whole Loan.

            The Special Servicer shall have the authority to meet with the Borrower for any Specially Serviced Loan and take such actions consistent with the applicable Servicing Standard and the related Asset Status Report. The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the applicable Servicing Standard, this Agreement, applicable law or the related Loan Documents.

            No direction of the Directing Certificateholder shall (a) require, permit or cause the Special Servicer to violate the terms of a Specially Serviced Loan, applicable law or any provision of this Agreement, including, but not limited to, Section 3.09, Section 3.18, Section 3.20 and Section 3.29 and the Special Servicer's obligation to act in accordance with the applicable Servicing Standard and to maintain the REMIC status of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC, or (b) result in the imposition of a "prohibited transaction" or "contribution" tax under the REMIC Provisions, or (c) expose the Master Servicers, the Special Servicer, the Depositor, the Mortgage Loan Sellers, the Trust Fund, the Certificate Administrator, the Trustee or their respective officers, directors, employees or agents to any claim, suit or liability or (d) materially expand the scope of the Special Servicer's, Certificate Administrator's, Trustee's or either Master Servicer's responsibilities under this Agreement. The Special Servicer shall not be required to follow any direction of the Directing Certificateholder described in this paragraph.

            (g) The Special Servicer may, subject to the applicable Servicing Standard and with the consent of the Directing Certificateholder, extend the maturity of any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not, at the time of such extension, a Specially Serviced Loan, in each case for up to two years, subject to a limit of a total of four calendar years of extensions; provided that a default on a Balloon Payment with respect to the subject Mortgage Loan or Serviced Whole Loan shall have occurred.

            Section 3.27 [Reserved].

            Section 3.28 Limitations on and Authorizations of the Applicable Master Servicer and Special Servicer with Respect to Certain Mortgage Loans. (a) Prior to taking any action with respect to a Mortgage Loan or a Serviced Whole Loan secured by Mortgaged Properties located in a "one-action" state, the applicable Master Servicer or Special Servicer, as applicable, shall consult with legal counsel, the fees and expenses of which shall be an expense of the Trust Fund (and, in the case of any Serviced Whole Loan, first, of the related Serviced B Loan, if any and, second, to the extent such expense remains unpaid, from the applicable Serviced Whole Loan Collection Account from amounts allocable to the related Mortgage Loan, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance).

            (b) Each Master Servicer shall send written notice to each Borrower and the related Manager and clearing bank relating to a Mortgage Loan that it is servicing that, if applicable, it and/or the Trustee has been appointed as the "Designee" of the "Lender" under any related Lock-Box Agreement.

            (c) [Reserved.]

            (d) [Reserved.]

            (e) Without limiting the obligations of the Master Servicers hereunder with respect to the enforcement of a Borrower's obligations under the related Loan Documents, each Master Servicer agrees that it shall, in accordance with the applicable Servicing Standard, enforce the provisions of the Loan Documents relating to the Mortgage Loans that it is servicing with respect to the collection of Prepayment Premiums and Yield Maintenance Charges.

            (f) In the event that a Rating Agency shall charge a fee in connection with providing confirmation hereunder that a proposed action will not result in the downgrade, withdrawal, or qualification of any rating assigned to any Class of Certificates or class of Serviced Companion Loan Securities (if applicable), the applicable Master Servicer shall require the related Borrower to pay such fee to the full extent permitted under the applicable Loan Documents. In the event that such fee remains unpaid, such fee shall be an expense of the Trust Fund (allocated as an Additional Trust Fund Expense in the same manner as Realized Losses as set forth in Section 4.01(f) and, (1) in the case of the 135 East 57th Street Mortgage Loan, such expenses shall be allocated first, to the Class E57 Certificates (and corresponding Class E57 Lower-Tier Regular Interests and the 135 East 57th Street Loan REMIC Regular Interests (other than the Class E57-P Regular Interest)) in reverse sequential order and second, to the extent such expense remains unpaid, to the 135 East 57th Street Pooled Trust Component (and correspondingly, to the Class E57-P Regular Interest), (2) in the case of any Mortgage Loan other than a Mortgage Loan which is part of a Serviced Whole Loan, the Trust Fund, (3) in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan (but not a Serviced B
Loan), on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance), (4) in the case of a Serviced Whole Loan with a Serviced B Loan (other than the Georgian Towers Whole Loan), first, to the related Serviced B Loan and then, to the related Mortgage Loan or (5) in the case of the Georgian Towers Whole Loan, first, to the related Serviced B Loan and then, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective Stated Principal Balances), the costs of which may be advanced as a Property Advance.

            (g) The applicable Master Servicer shall, in accordance with the applicable Servicing Standard, enforce the right of the Trust to recover any amounts owed by the Serviced Companion Loan Noteholders to the Trust Fund pursuant to the related Co-Lender Agreement (but in the case of any Serviced B Loan, subject to Section 1.02). The cost of such enforcement on behalf of the Trust shall be paid and reimbursable as a Property Advance.

            (h) With respect to a Mortgage Loan or Serviced Whole Loan with a Stated Principal Balance equal to or greater than the lesser of 5% of the Stated Principal Balance of all Mortgage Loans held by the Trust Fund and $35,000,000, or with respect to any Mortgage Loan that is one of the ten largest Mortgage Loans based on Stated Principal Balance, to the extent not inconsistent with the related Mortgage Loan or Serviced Whole Loan, a Master Servicer shall not consent to a change of franchise affiliation with respect to a Mortgaged Property or the property manager with respect to a Mortgaged Property unless such Master Servicer obtains written confirmation from S&P and Moody's (and Fitch, if Fitch is rating any class of Serviced Companion Loan Securities, if applicable) that such consent would not, in and of itself, result in a downgrade, qualification or withdrawal of the then-current ratings assigned to the Certificates and, if applicable, the Serviced Companion Loan Securities.

            Section 3.29 Certain Rights and Obligations of the Special Servicer.
(a) In addition to its rights and obligations with respect to Specially Serviced Loans, the Special Servicer has the right to approve certain modifications, whether or not the applicable Mortgage Loan is a Specially Serviced Loan, to the extent described under Section 3.30 and to approve certain waivers of due-on-sale or due-on-encumbrance clauses as described above under Section 3.09, whether or not the applicable Mortgage Loan is a Specially Serviced Loan. With respect to non-Specially Serviced Loans, each Master Servicer shall notify the Special Servicer of any request for approval (a "Request for Approval") received relating to the Special Servicer's above-referenced approval rights and forward to the Special Servicer its written recommendation and analysis (other than with respect to requests for assumptions and waivers of due-on-sale and due-on-encumbrance clauses related to Mortgage Loans serviced by the Capmark Master Servicer, such requests being processed directly by the Special Servicer) and any other information or documents reasonably requested by the Special Servicer (to the extent such information or documents are in each such Master Servicer's possession). Subject to Section 3.09(c), the Special Servicer shall have 10 Business Days (from the date that the Special Servicer receives the information it requested from the applicable Master Servicer) to analyze and make a recommendation with respect to a Request for Approval with respect to a non Specially Serviced Loan and, prior to the end of such 10 Business Day period, is required to notify the Controlling Class Representative and each Serviced Companion Loan Noteholder of such Request for Approval and its recommendation with respect thereto. Following such notice, the Controlling Class Representative shall have 5 Business Days from the date it receives the Special Servicer recommendation and any other information it may reasonably request (or, with respect to any Serviced Whole Loan, such longer time period as may be provided in the related Co-Lender Agreement) to approve any recommendation of the Special Servicer relating to any Request for Approval; provided that for any Request for Approval concerning the USFS Industrial Distribution Portfolio Loan, the Controlling Class Representative shall consult with the related Pari Passu Companion Loan Noteholders. In any event, if the Controlling Class Representative does not respond to a Request for Approval by 5 p.m. on the 5th Business Days after such request, the Special Servicer or the related Master Servicer, as applicable, may deem its recommendation approved by the Controlling Class Representative and if the Special Servicer does not respond to a Request for Approval within the required 15 Business Days, the applicable Master Servicer may deem its recommendation approved by the Special Servicer. With respect to a Specially Serviced Loan, the Special Servicer must notify the Controlling Class Representative of any Request for Approval received relating to the Controlling Class Representative's above-referenced approval rights and its recommendation with respect thereto. The Controlling Class Representative shall have 10 Business Days (after receipt of all information reasonably requested) to approve any recommendation of the Special Servicer relating to any such Request for Approval provided that for any Request for Approval concerning the USFS Industrial Distribution Portfolio Loan, the Controlling Class Representative shall consult with the related Pari Passu Companion Loan Noteholders. In any event, if the Controlling Class Representative does not respond to any such Request for Approval by 5 p.m. on the 10th Business Day after such request, the Special Servicer may deem its recommendation approved by the Controlling Class Representative. Notwithstanding the foregoing, (i) with respect to any Serviced Whole Loan, the Directing Certificateholder (and not the Controlling Class Representative) shall be entitled to a comparable Request for Approval, but the procedure and timing for approval by the Directing Certificateholder of the related Request for Approval shall be governed by the terms set forth in the related Intercreditor Agreement and (ii) if the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (as a collective whole) it need not wait for a response from the Controlling Class Representative or Directing Certificateholder, as applicable.

            (b) Neither the Master Servicers nor the Special Servicer shall be required to take or refrain from taking any action pursuant to instructions from the Directing Certificateholder that would cause any one of them to violate applicable law, the terms of any Mortgage Loan, this Agreement, including the applicable Servicing Standard, or the REMIC Provisions or that would (i) expose a Master Servicer, the Special Servicer, the Depositor, a Mortgage Loan Seller, the Trust Fund, the Trustee, the Certificate Administrator or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of a Master Servicer's or the Special Servicer's responsibilities, or (iii) cause a Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the best interests of the Certificateholders.

            (c) The applicable Master Servicer and the Special Servicer, as applicable, shall discuss with the Controlling Class Representative, on a monthly basis, the performance of any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a Specially Serviced Loan, which is delinquent, has been placed on a "Watch List" or has been identified by such Master Servicer or the Special Servicer as exhibiting deteriorating performance.

            Section 3.30 Modification, Waiver, Amendment and Consents. (a) Subject to Sections 3.29, 3.30(g), 3.30(n), 3.31 and 3.32, and, if applicable, each Co-Lender Agreement, the Master Servicers or the Special Servicer, as applicable, may agree to any modification, waiver or amendment of any term of, forgive or defer interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Companion Loan and/or permit the release of the Borrower on or any guarantor of any Mortgage Loan and/or permit any change in the management company or franchise with respect to any Mortgaged Property without the consent of the Trustee, any Certificateholder (other than the Directing Certificateholder), subject, however, to each of the following limitations, conditions and restrictions:

            (i) other than as provided in Sections 3.03 and 3.09 and except with respect to any Penalty Charges that the applicable Master Servicer or Special Servicer, as applicable, may be entitled to as additional compensation under this Agreement, neither the applicable Master Servicer nor the Special Servicer shall agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this
      Section 3.30(a) (and, with respect to the Serviced Whole Loans, Section 3.32) with respect to, any Mortgage Loan or Serviced Whole Loan, as applicable, that would affect the amount or timing of any related payment of principal, interest or other amount payable thereunder or, in the applicable Master Servicer's or the Special Servicer's, as applicable, good faith and reasonable judgment, in accordance with the applicable Servicing Standard, materially impair the security for such Mortgage Loan or Serviced Whole Loan, as applicable, or reduce the likelihood of timely payment of amounts due thereon or materially alter, substitute or increase the security for such Mortgage Loan or Serviced Whole Loan, as applicable (other than the alteration or construction of improvements thereon), or any guaranty or other credit enhancement with respect thereto (other than the substitution of a similar commercially available credit enhancement contract or as permissible in the Loan Documents, such as the reduction or removal of a letter of credit or reserve account); provided, however, that the Special Servicer may agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.30(a) (and, with respect to the Serviced Whole Loans, Section 3.32) with respect to a Specially Serviced Loan that would have any such effect, but only if, in the Special Servicer's reasonable and good faith judgment, in accordance with the applicable Servicing Standard, a material default on such Specially Serviced Loan has occurred or a default in respect of payment on such Specially Serviced Loan is reasonably foreseeable, and such modification, waiver, amendment or other action is reasonably likely to produce a greater recovery to Certificateholders (and, in the case of any Serviced Whole Loan, the related Serviced Companion Loan Noteholders), on a present value basis, than would liquidation. Any such action taken by the Special Servicer shall be accompanied by an Officers' Certificate to such effect and to which is attached the present value calculation which establishes the basis for such determination, a copy of which shall be delivered to the Certificate Administrator, the Trustee and to the Rating Agencies;

            (ii) the Special Servicer may not extend the Maturity Date of any Specially Serviced Loan beyond the date that is the date occurring later than the earlier of (A) two years prior to the Rated Final Distribution Date and (B) in the case of a Specially Serviced Loan secured by the related Borrower's interest in a ground lease, the date that is 20 years prior to the expiration date of such ground lease (or 10 years prior to the expiration date of such lease with the consent of the Directing Certificateholder if the Special Servicer gives due consideration to the remaining term of such ground lease);

            (iii) the Special Servicer may permit any material modification, waiver or amendment of any term of any Mortgage Loan or Serviced Whole Loan that is not in default or with respect to which default is not reasonably foreseeable only if it consults with counsel to obtain advice regarding whether an Opinion of Counsel is advisable and if it is determined by the Special Servicer to be necessary, provides the Trustee and the Certificate Administrator with an Opinion of Counsel (at the expense of the related Borrower or such other Person requesting such modification or, if such expense cannot be collected from the related Mortgagor or such other Person, to be paid by the applicable Master Servicer as a Servicing Advance) that the contemplated waiver, modification or amendment (A) would not be a "significant modification" of such Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (B) will not cause (x) any of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC for purposes of the Code or (y) any of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to be subject to any tax under the REMIC Provisions;

            (iv) neither the Master Servicers nor the Special Servicer shall permit any Borrower to add or substitute any collateral for an outstanding Mortgage Loan or Serviced Whole Loan, which collateral constitutes real property, unless (A) the applicable Master Servicer or the Special Servicer, as applicable, shall have first determined, in its reasonable and good faith judgment, in accordance with the applicable Servicing Standard, based upon a Phase I environmental assessment (and such additional environmental testing as the applicable Master Servicer or the Special Servicer, as applicable, deems necessary and appropriate) prepared by an Independent Person who regularly conducts environmental assessments (and such additional environmental testing), at the expense of the related Borrower, that such additional or substitute collateral is in compliance with applicable environmental laws and regulations and that there are no circumstances or conditions present with respect to such new collateral relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then-applicable environmental laws and/or regulations, and (B) such addition and/or substitution would not result in the downgrade, qualification or withdrawal of the rating then assigned by any Rating Agency to any Class of Certificates and, in the case of any Serviced Whole Loan, the related Serviced Companion Loan Securities (as confirmed in writing by each Rating Agency at the expense of the related Borrower); and

            (v) neither the applicable Master Servicer nor the Special Servicer shall release or substitute any collateral securing an outstanding Performing Loan except as provided in Section 3.10(i) and except in the case of a release where (A) the use of the collateral to be released will not, in such Master Servicer's or the Special Servicer's, as applicable, good faith and reasonable judgment, materially and adversely affect the net operating income being generated by or the use of the related Mortgaged Property, (B) except in the case of the release of non-material parcels, there is a corresponding principal paydown of such Mortgage Loan or Serviced Whole Loan in an amount at least equal to, or a delivery of substitute collateral with an appraised value at least equal to, the appraised value of the collateral to be released, (C) the remaining Mortgaged Property and any substitute collateral is, in such Master Servicer's or the Special Servicer's, as applicable, good faith and reasonable judgment, adequate security for the remaining Mortgage Loan or Serviced Whole Loan and (D) such release and/or substitution would not result in the downgrade, qualification or withdrawal of the rating then assigned by any Rating Agency to any Class of Certificates and, in the case of any Serviced Whole Loan, any related Serviced Companion Loan Securities (as confirmed in writing by each Rating Agency and any other rating agency that is then rating any related Serviced Companion Loan Securities);

provided that notwithstanding clauses (i) through (v) above, neither the applicable Master Servicer nor the Special Servicer shall be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Borrower if in its reasonable and good faith judgment such opposition would not ultimately prevent the confirmation of such plan or one substantially similar. Neither the applicable Master Servicer nor the Special Servicer shall extend the Maturity Date on any Mortgage Loan except pursuant to Section 3.26(g) or this
Section 3.30(a) and with respect to a Serviced Whole Loan, Section 3.32, or as otherwise required under the related Loan Documents.

            (b) Neither the applicable Master Servicer nor the Special Servicer shall have any liability to the Trust Fund, the Certificateholders or, if applicable, Serviced Companion Loan Noteholders or any other Person if its analysis and determination that the modification, waiver, amendment or other action contemplated by Section 3.30(a) is reasonably likely to produce a greater recovery to Certificateholders and, if applicable, Serviced Companion Loan Noteholders, as a collective whole, on a present value basis than would liquidation, should prove to be wrong or incorrect, so long as the analysis and determination were made on a reasonable basis in good faith and in accordance with the applicable Servicing Standard by the applicable Master Servicer or the Special Servicer, as applicable, and such Master Servicer or the Special Servicer, as applicable, was not negligent in ascertaining the pertinent facts.

            (c) Any payment of interest, which is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders or, if applicable, Serviced Companion Loan Noteholders, be added to the unpaid principal balance of the related Mortgage Loan or Serviced Whole Loan, notwithstanding that the terms of such Mortgage Loan or Serviced Whole Loan or such modification, waiver or amendment so permit.

            (d) Except for waivers of Penalty Charges and notice periods, all material modifications, waivers and amendments of the Mortgage Loans (other than the Non-Serviced Mortgage Loan) or any Serviced Whole Loan entered into pursuant to this Section 3.30 (and, with respect to the Serviced Whole Loans, Section 3.32) shall be in writing.

            (e) The applicable Master Servicer or the Special Servicer, as applicable, shall notify the Trustee and the Certificate Administrator in writing, of any modification, waiver, material consent or amendment of any term of any Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 Business Days) following the execution thereof.

            (f) The applicable Master Servicer or the Special Servicer may (subject to the applicable Servicing Standard), as a condition to granting any request by a Borrower for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan (other than the Non-Serviced Mortgage Loan) or Serviced Whole Loan and is permitted by the terms of this Agreement and applicable law, require that such Borrower pay to it (i) as additional servicing compensation, a reasonable and customary fee for the additional services performed in connection with such request (provided that the charging of such fee would not constitute a "significant modification" of the related Mortgage Loan or Serviced Whole Loan, within the meaning of Treasury Regulations Section 1.860G-2(b)), and (ii) any related costs and expenses incurred by it. In no event shall the applicable Master Servicer or the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Borrower.

            (g) The Directing Certificateholder shall have the rights set forth in Sections 3.26 and 3.29 hereof with respect to any modification, waiver, amendment or other action contemplated by Section 3.30(a) (and with respect to a Serviced Whole Loan, the rights set forth in Sections 3.32, 3.33, 3.34, 3.35, 3.36, 3.37 and 3.38, as applicable). The Controlling Class Representative shall have no duty to act in the interests of any Class other than the Controlling Class.

            (h) Notwithstanding the foregoing, the Master Servicers shall not permit the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan (other than the Non-Serviced Mortgage Loan) (or any portion thereof) or Serviced Whole Loan, if any, unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8) and satisfies the conditions set forth in Section 3.09(f).

            (i) Notwithstanding anything herein or in the related Loan Documents to the contrary, the applicable Master Servicer may permit the substitution of direct, non-callable "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8) (including U.S. government agency securities if such securities are eligible defeasance collateral under then current guidelines of the Rating Agencies) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan (other than the Non-Serviced Mortgage Loan) (or any portion thereof) or Serviced Whole Loan in lieu of the defeasance collateral specified in the related Loan Documents or, if applicable, the Serviced Whole Loan; provided that, the applicable Master Servicer reasonably determines that allowing their use would not cause a default or event of default under the related Loan Documents to become reasonably foreseeable and such Master Servicer receives an Opinion of Counsel (at the expense of the Borrower to the extent permitted under the Loan Documents) to the effect that such use would not be and would not constitute a "significant modification" of such Mortgage Loan or Serviced Whole Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise endanger the status of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or result in the imposition of a tax upon the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC, the Upper-Tier REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on "net income from foreclosure property") and provided, further, that the requirements set forth in Section 3.09(f) are satisfied.

            (j) If required under the related Loan Documents or if otherwise consistent with the applicable Servicing Standard, the applicable Master Servicer shall establish and maintain one or more accounts (the "Defeasance Accounts"), into which all payments received by such Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Loan Documents. Each Defeasance Account shall at all times be an Eligible Account. Notwithstanding the foregoing, in no event shall the applicable Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of 12 months, unless such amounts are reinvested by such Master Servicer in "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, or any other securities that comply with Treasury Regulations Section 1.860G-2(a)(8). To the extent not required or permitted to be placed in a separate account, the applicable Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into its Collection Account or, if the Serviced Whole Loan is involved, the Serviced Whole Loan Collection Account and treat any such payments as payments made on the Mortgage Loan or Serviced Whole Loan, as applicable, in advance of its Due Date in accordance with clause (a) of the definition of Principal Distribution Amount, and not as a prepayment of the related Mortgage Loan or Serviced Companion Loan. Notwithstanding anything herein to the contrary, in no event shall the applicable Master Servicer permit such amounts to be maintained in its Collection Account or, if the Serviced Whole Loan is involved, the Serviced Whole Loan Collection Account for a period in excess of 365 days.

            (k) Any right to take any action, grant or withhold any consent or otherwise exercise any right, election or remedy afforded the Directing Certificateholder under this Agreement may, unless otherwise expressly provided herein to the contrary, be affirmatively waived by the Directing Certificateholder by written notice given to the Trustee, the Certificate Administrator or Master Servicer, as applicable. Upon delivery of any such notice of waiver given by the Directing Certificateholder, any time period (exclusive or otherwise) afforded the Directing Certificateholder to exercise any such right, make any such election or grant or withhold any such consent shall thereupon be deemed to have expired with the same force and effect as if the specific time period set forth in this Agreement applicable thereto had itself expired. In the event the applicable Master Servicer or Special Servicer determines that a refusal to consent by the Directing Certificateholder or any advice from the Directing Certificateholder would cause such Master Servicer or Special Servicer, as applicable, to violate applicable law, the terms of the applicable Loan Documents, the REMIC Provisions or the terms of this Agreement, including without limitation, the applicable Servicing Standard, the applicable Master Servicer or Special Servicer shall disregard such refusal to consent or advice and notify the Directing Certificateholder, the Trustee, the Certificate Administrator and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor.

            (l) Any modification, waiver or amendment of or consents or approvals relating to a Mortgage Loan or Serviced Whole Loan that is a Specially Serviced Loan or Serviced REO Loan shall be performed by the Special Servicer and not the Master Servicers, and to the extent provided in this Agreement and/or the applicable Co-Lender Agreement, shall be subject to the consent of the Directing Certificateholder or the Controlling Class Representative, as applicable.

            (m) With respect to certain Mortgage Loans originated or acquired by GACC and subject to defeasance, GACC has transferred to a third party, the right to establish or designate the successor borrower and to purchase or cause to be purchased the related defeasance collateral ("GACC Defeasance Rights and Obligations"). In the event the applicable Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan that provides for GACC Defeasance Rights and Obligations, the applicable Master Servicer shall provide, upon receipt of such notice, written notice of such defeasance request to GACC or its assignee. Until such time as GACC provides written notice to the contrary, notice of a defeasance of a Mortgage Loan with GACC Defeasance Rights and Obligations shall be delivered to CDHC, LLC, c/o Defeasance Holding Company, LLC, 11121 Carmel Commons Blvd., Suite 250, Charlotte, North Carolina 28226,
Attention: Legal Department, Tel: (704) 731-6252; Fax: (704) 759-9156.

            With respect to Capmark Mortgage Loans subject to defeasance, Capmark, in its capacity as a Master Servicer, shall have the right to establish or designate the successor borrower and to purchase or cause to be purchased the related defeasance collateral.

            (n) For any Mortgage Loan and Serviced Whole Loan (other than a Specially Serviced Loan and the Non-Serviced Mortgage Loan), subject to the rights of the Special Servicer set forth in this Section 3.30, and further subject to the rights of the Directing Certificateholder set forth herein, including in Section 3.32 and, with respect to any Serviced Whole Loan, further subject to the rights of the related Serviced B Loan Noteholder(s) under the related Co-Lender Agreement, the applicable Master Servicer, without the consent of the Special Servicer (except in the case of clause (vii) below, provided that the Special Servicer shall be deemed to have consented hereto if no response is received from the Special Servicer within 5 Business Days of such request) or the Directing Certificateholder, as applicable, shall be responsible for any request by a Mortgagor for the consent or approval of the mortgagee with respect to:

            (i) approving routine leasing activity with respect to any lease for less than the lesser of (A) 30,000 square feet and (B) 30% of the related Mortgaged Property;

            (ii) approving any waiver affecting the timing of receipt of financial statements from any Borrower; provided that such financial statements are delivered no less than quarterly and within 60 days after the end of the calendar quarter;

            (iii) approving annual budgets for the related Mortgaged Property; provided that no such budget (A) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (B) provides for the payment of any material expenses to any affiliate of the Borrower (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

            (iv) subject to other restrictions herein regarding Principal Prepayments, waiving any provision of a Mortgage Loan requiring a specified number of days notice prior to a Principal Prepayment;

            (v) approving modifications, consents or waivers (except as provided for in Sections 3.30(a)(i)-(v)) in connection with a defeasance permitted by the terms of the related Mortgage Loan or Serviced Whole Loan if the applicable Master Servicer receives an Opinion of Counsel (which Opinion of Counsel shall be an expense of the Borrower) to the effect that such modification, waiver or consent would not cause any Trust REMIC to fail to qualify as a REMIC under the Code or result in a "prohibited transaction" under the REMIC Provisions;

            (vi) approving consents with respect to non-material rights-of-way and non-material easements and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such non-material rights-of-way or easements;

            (vii) granting waivers of minor covenant defaults (other than financial covenants);

            (viii) release of reserves up to $5,000 and termination or reduction of letters of credit and reserves up to $5,000;

            (ix) approving a change of the property manager at the request of the related borrower so long as (a) the successor property manager is not affiliated with the borrower and is a nationally or regionally recognized manager of similar properties, and (b) the subject Mortgage Loan does not have an outstanding principal balance in excess of the lesser of $5,000,000 or 2% of the then aggregate principal balance of the Mortgage Loans;

            (x) subject to the satisfaction of any conditions precedent set forth in the related Loan Documents, approving disbursements of any earnout or holdback amounts or construction reserves (in the case of the Waterview Mortgage Loan) in accordance with the related Loan Documents with respect to certain Mortgage Loans other than those Mortgage Loans identified on Exhibit Y hereto; and

            (xi) any non-material modifications, waivers or amendments not provided for in clauses (i) through (x) above, which are necessary to cure any ambiguities or to correct scrivener's errors in the terms of the related Mortgage Loan.

provided, however, in the case of any Serviced Whole Loan, the applicable Master Servicer shall provide written notice of such action to the related Serviced B Loan Noteholder(s); and provided, further, that the applicable Master Servicer shall promptly notify the Special Servicer of any requests not subject to this
Section 3.30(n) for which the Special Servicer is responsible pursuant to this
Section 3.30 and shall deliver to the Special Servicer (which delivery may be by electronic transmission in a format acceptable to such Master Servicer and Special Servicer) a copy of the request, and all information in the possession of such Master Servicer that the Special Servicer may reasonably request related thereto. For the avoidance of doubt, and without limiting the generality of the foregoing, any request for the disbursement of earnouts or holdback amounts with respect to (i) any Specially Serviced Loan shall be processed by the Special Servicer and (ii) any Mortgage Loan listed on Exhibit Y received by the applicable Master Servicer shall be processed by such Master Servicer and submitted to the Special Servicer for approval (which request shall be deemed approved if the request is not denied by the Special Servicer in writing to the applicable Master Servicer within ten (10) Business Days of the Special Servicer's receipt of such request). For purposes of this Agreement, "disbursement of earnouts or holdback amounts" shall mean the disbursement or funding to a borrower of previously unfunded, escrowed or otherwise reserved portions of the loan proceeds (including construction reserves in the case of the Waterview Mortgage Loan) of the applicable Mortgage Loan until certain conditions precedent thereto relating to the satisfaction of performance-related criteria (i.e., project reserve thresholds, lease-up requirements, sales requirements, etc.), as set forth in the applicable loan documents, have been satisfied.

            Section 3.31 Matters Relating to Certain Mortgage Loans.

            With respect to the Mortgage Loan identified on the Mortgage Loan Schedule as "599 3rd Street," in the event that the related Borrower requests approval to convert the Mortgaged Property to a condominium, the Special Servicer shall be required to determine whether the related Borrower has satisfied the conditions and covenants under the related Mortgaged Loan documents and respond to such request.

            Section 3.32 Certain Intercreditor Matters Relating to the Serviced Whole Loans. (a) With respect to the Serviced Whole Loans, except for those duties to be performed by, and notices to be furnished by, the Trustee under this Agreement, the applicable Master Servicer or the Special Servicer, as applicable, shall perform such duties and furnish such notices, reports and information on behalf of the Trust Fund as may be the obligation of the Trust under the related Co-Lender Agreement.

            (b) Each Master Servicer shall maintain a register (the "Serviced Companion Loan Noteholder Register") on which such Master Servicer shall record the names and addresses of the Serviced Companion Loan Noteholders and wire transfer instructions for such Serviced Companion Loan Noteholders from time to time, to the extent such information is provided in writing to such Master Servicer by a Serviced Companion Loan Noteholder. Each Serviced Companion Loan Noteholder has agreed to inform the applicable Master Servicer of its name, address, taxpayer identification number and wiring instructions (to the extent the foregoing information is not already contained in the related Co-Lender Agreement) and of any transfer thereof (together with any instruments of transfer).

            In no event shall either Master Servicer be obligated to pay any party the amounts payable to a Serviced Companion Loan Noteholder hereunder other than the Person listed as the applicable Serviced Companion Loan Noteholder on the Serviced Companion Loan Noteholder Register. In the event that a Serviced Companion Loan Noteholder transfers the related Serviced Companion Loan without notice to the applicable Master Servicer, the applicable Master Servicer shall have no liability whatsoever for any misdirected payment on such Serviced Companion Loan and shall have no obligation to recover and redirect such payment.

            Each Master Servicer shall promptly provide the names and addresses of any Serviced Companion Loan Noteholder to any party hereto, any related B Loan Noteholder or any successor thereto upon written request, and any such party or successor may, without further investigation, conclusively rely upon such information. The Master Servicers shall have no liability to any Person for the provision of any such names and addresses.

            (c) The Directing Certificateholder shall not owe any fiduciary duty to the Trustee, any Master Servicer, any Special Servicer, any Certificateholder (including the Controlling Class Representative, if applicable) or any noteholder of a Serviced Whole Loan, as applicable. The Directing Certificateholder will not have any liability to the Certificateholders (including the Controlling Class Representative, if applicable) or any other noteholder of a Serviced Whole Loan, as applicable, for any action taken, or for refraining from the taking of any action or the giving of any consent, pursuant to this Agreement, or for errors in judgment. By its acceptance of a Certificate, each Certificateholder will be deemed to have confirmed its understanding that the Directing Certificateholder may take or refrain from taking actions that favor the interests of the Directing Certificateholder over the Certificateholders or such other noteholder of a Serviced Whole Loan, as applicable, and that such Directing Certificateholder may have special relationships and interests that conflict with the interests of the Certificateholders or such other noteholder of a Serviced Whole Loan, as applicable, and will be deemed to have agreed to take no action against such Directing Certificateholder or any of its officers, directors, employees, principals or agents as a result of such a special relationship or conflict, and that such Directing Certificateholder shall not be liable by reason of its having acted or refrained from acting solely in the interests of the Directing Certificateholder.

            (d) With respect to any Serviced Whole Loan, the Directing Certificateholder shall be entitled to exercise the consent rights, cure rights and purchase rights, as applicable, to the extent set forth in the applicable Co-Lender Agreement, in accordance with the terms of the related Co-Lender Agreement and this Agreement.

            (e) The CGCMT 2007-C6 Servicer shall deliver, or cause to be delivered, to the Certificate Administrator, promptly following receipt of any servicing reports from the CGCMT 2007-C6 Servicer, the CGCMT 2007-C6 Special Servicer or the CGCMT 2007-C6 Trustee with respect to the DDR Portfolio Whole Loan.

            Promptly following the Closing Date, the Certificate Administrator shall send written notice, accompanied by a copy of an executed version of this Agreement, with respect to the DDR Portfolio Mortgage Loan, to each of the CGCMT 2007-C6 Servicer, the CGCMT 2007-C6 Special Servicer and the CGCMT 2007-C6 Trustee stating that, as of the Closing Date, the Trustee is the holder of the DDR Portfolio Mortgage Loan and directing each such recipient to remit to the CGCMT 2007-C6 Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the CGCMT 2007-C6 Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of the DDR Portfolio Mortgage Loan under the DDR Portfolio Intercreditor Agreement and the CGCMT 2007-C6 Pooling and Servicing Agreement to the Certificate Administrator. Such notice shall also provide contact information for the Certificate Administrator, the Trustee, the CGCMT 2007-C6 Servicer, the Special Servicer and the Directing Certificateholder.

            In the event that the CGCMT 2007-C6 Servicer, CGCMT 2007-C6 Special Servicer or CGCMT 2007-C6 Trustee shall be replaced in accordance with the terms of the CGCMT 2007-C6 Pooling and Servicing Agreement, promptly upon notice thereof, the CGCMT 2007-C6 Servicer and the Special Servicer shall, upon request, acknowledge its successor as the successor to the related CGCMT 2007-C6 Servicer, CGCMT 2007-C6 Special Servicer or CGCMT 2007-C6 Trustee, as the case may be.

            Section 3.33 Rights of the Holders of the 60 Wall Street Whole Loan and the 85 Tenth Avenue Whole Loan.

            Notwithstanding anything to the contrary contained herein (but subject to this Section 3.33), with respect to the 60 Wall Street Whole Loan or the 85 Tenth Avenue Whole Loan, as applicable, (1) the KRECM Master Servicer and the Special Servicer, as applicable, shall be required to consult with the applicable Directing Certificateholder and the other related pari passu noteholders (at the request of such pari passu noteholders) about a particular course of action (and, if so requested, shall consult with them separately) and
(2) prior to taking any of the actions set forth in Section 3.1(b) of each of the 60 Wall Street Intercreditor Agreement and the 85 Tenth Avenue Intercreditor Agreement, as applicable, the KRECM Master Servicer and the Special Servicer, as applicable, will be required to notify the applicable Directing Certificateholder and the other related pari passu noteholders of any proposal to take any of such actions (and to provide such non-proprietary information as may be reasonably requested by and necessary in the reasonable determination of any such Person in order to make a judgment, the expense of providing such information to be an expense of the requesting Person) and to receive the approval of such Directing Certificateholder in accordance with Section 3.1(b) of each of the 60 Wall Street Intercreditor Agreement and the 85 Tenth Avenue Intercreditor Agreement, as applicable.

            Notwithstanding anything contained in this Agreement to the contrary, no advice, direction or objection from or by any Certificateholder, the Directing Certificateholder or any holder of a loan that is part of a Serviced Whole Loan that is not a Directing Certificateholder may (and the Special Servicer and the KRECM Master Servicer shall ignore and act without regard to any such advice, direction or objection that such Master Servicer or the Special Servicer, as applicable, has determined, in its reasonable, good faith judgment, will) (A) require or cause the KRECM Master Servicer or the Special Servicer, as applicable, to violate the terms of the related Loan Documents, applicable law or any provision of this Agreement or the applicable Co Lender Agreement, including such Master Servicer's obligation or the Special Servicer's obligation to act in accordance with the applicable Servicing Standard and to maintain the REMIC status of each Trust REMIC or (B) result in the imposition of a "prohibited transaction" or "contribution" tax under the REMIC Provisions. In addition, if the KRECM Master Servicer or Special Servicer, as applicable, determines in accordance with the applicable Servicing Standard that immediate action is necessary to protect the interests of the Certificateholders and the Serviced Companion Loan Noteholders (as a collective whole), such Master Servicer or Special Servicer, as applicable, may take any such action without waiting for a response from the Directing Certificateholder, as applicable.

            The Directing Certificateholder shall not owe any fiduciary duty to the Trustee, the Master Servicer, any Special Servicer, any Certificateholder (including the Controlling Class Representative, if applicable) or any noteholder of a Serviced Whole Loan, as applicable. The Directing Certificateholder will not have any liability to the Certificateholders (including the Controlling Class Representative, if applicable) or any other noteholder of a Serviced Whole Loan, as applicable, for any action taken, or for refraining from the taking of any action or the giving of any consent, pursuant to this Agreement, or for errors in judgment. By its acceptance of a Certificate, each Certificateholder will be deemed to have confirmed its understanding that the Directing Certificateholder may take or refrain from taking actions that favor the interests of the Directing Certificateholder over the Certificateholders or such other noteholder of a Serviced Whole Loan, as applicable, and that such Directing Certificateholder may have special relationships and interests that conflict with the interests of the Certificateholders or such other noteholder of a Serviced Whole Loan, as applicable, and will be deemed to have agreed to take no action against such Directing Certificateholder or any of its officers, directors, employees, principals or agents as a result of such a special relationship or conflict, and that such Directing Certificateholder shall not be liable by reason of its having acted or refrained from acting solely in the interests of the Directing Certificateholder.

            Section 3.34 Rights of the Holders of the Ritz Carlton Key Biscayne Whole Loan. The KRECM Master Servicer and Special Servicer acknowledge and agree that the Ritz Carlton Key Biscayne Whole Loan is subject to the terms and provisions of the Ritz Carlton Key Biscayne Intercreditor Agreement and each agrees to service the Ritz Carlton Key Biscayne Whole Loan in accordance with the Ritz Carlton Key Biscayne Intercreditor Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the Ritz Carlton Key Biscayne Intercreditor Agreement and performing the obligations of the "Note A Holder" thereunder. Each of the KRECM Master Servicer and Special Servicer acknowledges and agrees that, notwithstanding anything herein, the Ritz Carlton Key Biscayne B Loan Noteholder has the right to receive the reports and information required in Section 28 of the Ritz Carlton Key Biscayne Intercreditor Agreement. Each of the KRECM Master Servicer and Special Servicer acknowledges and agrees that, notwithstanding anything to the contrary contained herein, the Ritz Carlton Key Biscayne B Loan Noteholder has the right to purchase the related Mortgage Loan pursuant to the terms and conditions of the Ritz Carlton Key Biscayne Intercreditor Agreement. Each of the KRECM Master Servicer and Special Servicer acknowledges and agrees that, notwithstanding anything to the contrary contained herein, the Ritz Carlton Key Biscayne B Loan Noteholder has the right to cure monetary and non-monetary defaults by the related Borrower as provided in the Ritz Carlton Key Biscayne Intercreditor Agreement.

            Notwithstanding anything to the contrary in this Agreement, each of the KRECM Master Servicer and the Special Servicer agrees that with respect to the Ritz Carlton Key Biscayne Whole Loan, the Ritz Carlton Key Biscayne Controlling Holder, in lieu of the Controlling Class Representative, shall be entitled to exercise all rights of the Controlling Class Representative under this Agreement with respect to the Ritz Carlton Key Biscayne Whole Loan and any references to the Controlling Class Representative in this Agreement relating to actions permitted to be taken only with the consent of the Controlling Class Representative with respect to the Ritz Carlton Key Biscayne Whole Loan shall be deemed to be references to the Ritz Carlton Key Biscayne Controlling Holder (including, but not limited to, those actions defined as "Major Decisions" in the Ritz Carlton Key Biscayne Intercreditor Agreement); provided, however, that the Controlling Class Representative shall also have the right to receive all reports and notices under this Agreement (which shall not be an expense of the Ritz Carlton Key Biscayne Controlling Holder). Further, if at any time, with respect to the Ritz Carlton Key Biscayne Whole Loan, an event enumerated in
Section 11 of the related Co-Lender Agreement occurs and the related Mortgage Loan becomes subject to a purchase option, as described under Section 11 of the related Co Lender Agreement, the Ritz Carlton Key Biscayne B Loan Noteholder will have the right to purchase the Ritz Carlton Key Biscayne Mortgage Loan at the defaulted mortgage loan purchase price described therein. In addition, the Ritz Carlton Key Biscayne Controlling Holder shall have any rights, whether or not additional, that are specified in the Ritz Carlton Key Biscayne Intercreditor Agreement (including, but not limited to, the right to terminate the Special Servicer with respect to the Ritz Carlton Key Biscayne Whole Loan and appoint a replacement therefor).

            The Ritz Carlton Key Biscayne Controlling Holder shall not owe any fiduciary duty to the Trustee, the Master Servicer, the Special Servicer or any Certificateholder for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent in good faith pursuant to this Agreement or the Ritz Carlton Key Biscayne Intercreditor Agreement, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. By its acceptance of the related Certificates, each Certificateholder will be deemed to have confirmed its agreement that the Ritz Carlton Key Biscayne Controlling Holder may take or refrain from taking actions, or give or refrain from giving consents, that favor the interests of the Ritz Carlton Key Biscayne Controlling Holder over the Certificateholders, and that the Ritz Carlton Key Biscayne Controlling Holder may have special relationships and interests that conflict with the interests of the holders of such securities and, absent willful misfeasance, bad faith or gross negligence on the part of the Ritz Carlton Key Biscayne Controlling Holder, will be deemed to have agreed to take no action against the Ritz Carlton Key Biscayne Controlling Holder or any of its officers, directors, employees, principals or agents as a result of such special relationships or interests, and that the Ritz Carlton Key Biscayne Controlling Holder will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting, or having given any consent or having failed to give any consent, solely in the interests of the Ritz Carlton Key Biscayne Controlling Holder.

            The Ritz Carlton Key Biscayne Controlling Holder shall not give any direction to, or approve or disapprove of an action of, the Note A Holder that would cause the Note A Holder to take any action or refrain from taking any action that would violate any law of any applicable jurisdiction, be inconsistent with the Servicing Standard, this Agreement, the Ritz Carlton Key Biscayne Intercreditor Agreement or the related Loan Documents. Notwithstanding anything to the contrary in this Agreement, in no event shall the Note A Holder take any action or refrain from taking any action that would violate any law of any applicable jurisdiction, be inconsistent with the applicable Servicing Standard, violate the REMIC Provisions or violate any other provisions of this Agreement or the Ritz Carlton Key Biscayne Intercreditor Agreement. The taking, or refraining from taking, of any action by the Note A Holder contrary to the directions of, or in a manner disapproved by, the Ritz Carlton Key Biscayne Controlling Holder shall not constitute a Master Servicer Event of Default or Special Servicer Event of Default under this Agreement so long as the Note A Holder's taking, or refraining from taking, such action in accordance with the direction of, or with the approval of, the Ritz Carlton Key Biscayne Controlling Holder would have violated any law of any applicable jurisdiction, would have been inconsistent with the applicable Servicing Standard, would have violated the REMIC Provisions or would have violated any other provision of this Agreement or the Ritz Carlton Key Biscayne Intercreditor Agreement.

            Notwithstanding anything contained in this Agreement to the contrary, no advice, direction or objection from or by any Certificateholder, the Directing Certificateholder or any holder of a loan that is part of a Serviced Whole Loan that is not a Directing Certificateholder may (and the Special Servicer and the KRECM Master Servicer shall ignore and act without regard to any such advice, direction or objection that the KRECM Master Servicer or the Special Servicer, as applicable, has determined, in its reasonable, good faith judgment, will) (A) require or cause the KRECM Master Servicer or the Special Servicer, as applicable, to violate the terms of the related Loan Documents, applicable law or any provision of this Agreement or the applicable Co-Lender Agreement, including the Master Servicer's obligation or the Special Servicer's obligation to act in accordance with the applicable Servicing Standard and to maintain the REMIC status of each Trust REMIC or (B) result in the imposition of a "prohibited transaction" or "contribution" tax under the REMIC Provisions. In addition, if the KRECM Master Servicer or Special Servicer, as applicable, determines in accordance with the applicable Servicing Standard that immediate action is necessary to protect the interests of the Certificateholders and the Serviced Companion Loan Noteholder(s) (as a collective whole), the Master Servicer or Special Servicer, as applicable, may take any such action without waiting for a response from the Directing Certificateholder, as applicable.

            The Ritz Carlton Key Biscayne Note B Holder shall be entitled to receive a copy of any reports and information with respect to the Ritz Carlton Key Biscayne Whole Loan required to be provided to Certificateholders within one day of delivery or receipt at no cost or expense to the Ritz Carlton Key Biscayne Note B Holder.

            Pursuant to the Ritz Carlton Key Biscayne Intercreditor Agreement, the Ritz Carlton Key Biscayne Controlling Holder has the right at any time to appoint an operating advisor for the Ritz Carlton Key Biscayne Whole Loan and the Ritz Carlton Key Biscayne Controlling Holder shall have the right in its sole discretion at any time and from time to time to remove and replace such operating advisor. Each of the KRECM Master Servicer and Special Servicer acknowledges and agrees that, notwithstanding anything to the contrary contained herein, in the event that such an operating advisor has been appointed and has not been removed or replaced, then all actions that are permitted to be taken by the Ritz Carlton Key Biscayne Controlling Holder under this Agreement or the Ritz Carlton Key Biscayne Intercreditor Agreement may be taken by the operating advisor acting on behalf of the Ritz Carlton Key Biscayne Controlling Holder.

            Section 3.35 Rights of the Holders of the USFS Industrial Distribution Portfolio Whole Loan. Notwithstanding anything to the contrary contained herein (but subject to this Section 3.35), with respect to the USFS Industrial Distribution Portfolio Loan, (1) the KRECM Master Servicer and the Special Servicer, as applicable, shall be required to consult with the applicable Directing Certificateholder and the other related pari passu noteholders about a particular course of action (and, if so requested, shall consult with them separately) and (2) prior to taking any action that is a "Major Decision" as set forth in the USFS Industrial Distribution Intercreditor Agreement, the KRECM Master Servicer and the Special Servicer, as applicable, will be required to notify the Directing Certificateholder and the other related pari passu noteholders of any proposal to take any of such actions (and to provide such non-proprietary information as may be reasonably requested by and necessary in the reasonable determination of any such Person in order to make a judgment, the expense of providing such information to be an expense of the requesting Person), to consult with the related pari passu noteholders and to receive the approval of such Directing Certificateholder in accordance with
Section 5(d) of the USFS Industrial Distribution Portfolio Intercreditor Agreement.

            Notwithstanding anything contained in this Agreement to the contrary, no advice, direction or objection from or by any Certificateholder, the Directing Certificateholder or any holder of a loan that is part of a Serviced Whole Loan that is not a Directing Certificateholder may (and the Special Servicer and the KRECM Master Servicer shall ignore and act without regard to any such advice, direction or objection that the KRECM Master Servicer or the Special Servicer, as applicable, has determined, in its reasonable, good faith judgment, will) (A) require or cause the KRECM Master Servicer or the Special Servicer, as applicable, to violate the terms of the related Loan Documents, applicable law or any provision of this Agreement or the applicable Co Lender Agreement, including the Master Servicer's obligation or the Special Servicer's obligation to act in accordance with the applicable Servicing Standard and to maintain the REMIC status of each Trust REMIC or (B) result in the imposition of a "prohibited transaction" or "contribution" tax under the REMIC Provisions. In addition, if the KRECM Master Servicer or Special Servicer, as applicable, determines in accordance with the applicable Servicing Standard that immediate action is necessary to protect the interests of the Certificateholders and the Serviced Companion Loan Noteholders (as a collective whole), the KRECM Master Servicer or Special Servicer, as applicable, may take any such action without waiting for a response from the Directing Certificateholder, as applicable.

            The Directing Certificateholder shall not owe any fiduciary duty to the Trustee, the Certificate Administrator, the Master Servicer, any Special Servicer, any Certificateholder (including the Controlling Class Representative, if applicable) or any noteholder of a Serviced Whole Loan, as applicable. The Directing Certificateholder will not have any liability to the Certificateholders (including the Controlling Class Representative, if applicable) or any other noteholder of a Serviced Whole Loan, as applicable, for any action taken, or for refraining from the taking of any action or the giving of any consent, pursuant to this Agreement, or for errors in judgment. By its acceptance of a Certificate, each Certificateholder will be deemed to have confirmed its understanding that the Directing Certificateholder may take or refrain from taking actions that favor the interests of the Directing Certificateholder over the Certificateholders or such other noteholder of a Serviced Whole Loan, as applicable, and that such Directing Certificateholder may have special relationships and interests that conflict with the interests of the Certificateholders or such other noteholder of a Serviced Whole Loan, as applicable, and will be deemed to have agreed to take no action against such Directing Certificateholder or any of its officers, directors, employees, principals or agents as a result of such a special relationship or conflict, and that such Directing Certificateholder shall not be liable by reason of its having acted or refrained from acting solely in the interests of the Directing Certificateholder.

            Section 3.36 Rights of the Holders of the Georgian Towers Whole Loan. The KRECM Master Servicer and Special Servicer acknowledge and agree that the Georgian Towers Whole Loan is subject to the terms and provisions of the Georgian Towers Intercreditor Agreement and each agrees to service the Georgian Towers Whole Loan in accordance with the Georgian Towers Intercreditor Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the Georgian Towers Intercreditor Agreement and performing the obligations of the "Note A-1 Holder" thereunder. Each of the KRECM Master Servicer and Special Servicer acknowledges and agrees that, notwithstanding anything to the contrary contained herein, the Georgian Towers B Loan Noteholder has the right to purchase the related Mortgage Loan pursuant to the terms and conditions of the Georgian Towers Intercreditor Agreement. Each of the KRECM Master Servicer and Special Servicer acknowledges and agrees that, notwithstanding anything to the contrary contained herein, the Georgian Towers B Loan Noteholder has the right to cure monetary and non-monetary defaults by the related Borrower as provided in the Georgian Towers Intercreditor Agreement.

            Notwithstanding anything to the contrary in this Agreement, each of the KRECM Master Servicer and the Special Servicer agrees that with respect to the Georgian Towers Whole Loan, the Georgian Towers Controlling Holder, in lieu of the Controlling Class Representative, shall be entitled to exercise all rights of the Controlling Class Representative under this Agreement with respect to the Georgian Towers Whole Loan and any references to the Controlling Class Representative in this Agreement relating to actions permitted to be taken only with the consent of the Controlling Class Representative with respect to the Georgian Towers Whole Loan shall be deemed to be references to the Georgian Towers Controlling Holder (including, but not limited to, those actions defined as "Major Decisions" in the Georgian Towers Intercreditor Agreement); provided, however, that the Controlling Class Representative shall also have the right to receive all reports and notices under this Agreement (which shall not be an expense of the Georgian Towers Controlling Holder). Further, if at any time, with respect to the Ritz Carlton Key Biscayne Whole Loan, an event enumerated in
Section 11 of the related Co-Lender Agreement occurs and the related Mortgage Loan becomes subject to a purchase option, as described under Section 11 of the related Co Lender Agreement, the Georgian Towers B Loan Noteholder will have the right to purchase the Georgian Towers Mortgage Loan at the defaulted mortgage loan purchase price described therein. In addition, the Georgian Towers Controlling Holder shall have any rights, whether or not additional, that are specified in the Georgian Towers Intercreditor Agreement (including, but not limited to, the right to terminate the Special Servicer with respect to the Georgian Towers Whole Loan and appoint a replacement therefor).

            The Georgian Towers Controlling Holder shall not owe any fiduciary duty to the Trustee, the Master Servicer, the Special Servicer or any Certificateholder for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent in good faith pursuant to this Agreement or the Georgian Towers Intercreditor Agreement, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. By its acceptance of the related Certificates, each Certificateholder will be deemed to have confirmed its agreement that the Georgian Towers Controlling Holder may take or refrain from taking actions, or give or refrain from giving consents, that favor the interests of the Georgian Towers Controlling Holder over the Certificateholders, and that the Georgian Towers Controlling Holder may have special relationships and interests that conflict with the interests of the holders of such securities and, absent willful misfeasance, bad faith or gross negligence on the part of the Georgian Towers Controlling Holder, will be deemed to have agreed to take no action against the Georgian Towers Controlling Holder or any of its officers, directors, employees, principals or agents as a result of such special relationships or interests, and that the Georgian Towers Controlling Holder will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting, or having given any consent or having failed to give any consent, solely in the interests of the Georgian Towers Controlling Holder.

            The Georgian Towers Controlling Holder shall not give any direction to, or approve or disapprove of an action of, the Note A-1 Holder that would cause the Note A-1 Holder to take any action or refrain from taking any action that would violate any law of any applicable jurisdiction, be inconsistent with the applicable Servicing Standard, this Agreement, the Georgian Towers Intercreditor Agreement or the related Loan Documents. Notwithstanding anything to the contrary in this Agreement, in no event shall the Note A-1 Holder take any action or refrain from taking any action that would violate any law of any applicable jurisdiction, be inconsistent with the applicable Servicing Standard, violate the REMIC Provisions or violate any other provisions of this Agreement or the Georgian Towers Intercreditor Agreement. The taking, or refraining from taking, of any action by the Note A-1 Holder contrary to the directions of, or in a manner disapproved by, the Georgian Towers Controlling Holder shall not constitute a Master Servicer Event of Default or Special Servicer Event of Default under this Agreement so long as the Note A-1 Holder's taking, or refraining from taking, such action in accordance with the direction of, or with the approval of, the Georgian Towers Controlling Holder would have violated any law of any applicable jurisdiction, would have been inconsistent with the applicable Servicing Standard, would have violated the REMIC Provisions or would have violated any other provision of this Agreement or the Georgian Towers Intercreditor Agreement.

            Notwithstanding anything contained in this Agreement to the contrary, no advice, direction or objection from or by any Certificateholder, the Directing Certificateholder or any holder of a loan that is part of a Serviced Whole Loan that is not a Directing Certificateholder may (and the Special Servicer and the KRECM Master Servicer shall ignore and act without regard to any such advice, direction or objection that the KRECM Master Servicer or the Special Servicer, as applicable, has determined, in its reasonable, good faith judgment, will) (A) require or cause the KRECM Master Servicer or the Special Servicer, as applicable, to violate the terms of the related Loan Documents, applicable law or any provision of this Agreement or the applicable Co-Lender Agreement, including the Master Servicer's obligation or the Special Servicer's obligation to act in accordance with the applicable Servicing Standard and to maintain the REMIC status of each Trust REMIC or (B) result in the imposition of a "prohibited transaction" or "contribution" tax under the REMIC Provisions. In addition, if the KRECM Master Servicer or Special Servicer, as applicable, determines in accordance with the applicable Servicing Standard that immediate action is necessary to protect the interests of the Certificateholders and the Serviced Companion Loan Noteholder(s) (as a collective whole), the KRECM Master Servicer or Special Servicer, as applicable, may take any such action without waiting for a response from the Directing Certificateholder, as applicable.

            The Georgian Towers Note B Holder shall be entitled to receive a copy of any reports and information with respect to the Georgian Towers Whole Loan required to be provided to Certificateholders within one day of delivery or receipt at no cost or expense to the Georgian Towers Note B Holder.

            Pursuant to the Georgian Towers Intercreditor Agreement, the Georgian Towers Controlling Holder has the right at any time to appoint an operating advisor for the Georgian Towers Whole Loan and the Georgian Towers Controlling Holder shall have the right in its sole discretion at any time and from time to time to remove and replace such operating advisor. Each of the KRECM Master Servicer and Special Servicer acknowledges and agrees that, notwithstanding anything to the contrary contained herein, in the event that such an operating advisor has been appointed and has not been removed or replaced, then all actions that are permitted to be taken by the Georgian Towers Controlling Holder under this Agreement or the Georgian Towers Intercreditor Agreement may be taken by the operating advisor acting on behalf of the Georgian Towers Controlling Holder.

            Section 3.37 Rights of the Holders of the Mission Mayfield Downs Whole Loan and the Western Plaza Whole Loan. The KRECM Master Servicer and Special Servicer each acknowledge and agree that each of the Mission Mayfield Downs Whole Loan and the Western Plaza Whole Loan is subject to the terms and provisions of the related Co-Lender Agreement and each agrees to service each of the Mission Mayfield Downs Whole Loan and the Western Plaza Whole Loan in accordance with the related Co-Lender Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the related Co-Lender Agreement and performing the obligations of the "Note A Holder" thereunder. Notwithstanding anything to the contrary in this Agreement, each of the KRECM Master Servicer and the Special Servicer agrees not to take any action with respect to any of the Mission Mayfield Downs Whole Loan, the Western Plaza Whole Loan or the related Mortgaged Property without the prior consent of the applicable Companion Loan Noteholder to the extent that the related Co-Lender Agreement provides that such Companion Loan Noteholder is entitled or required to consent to such action, to the extent such action or inaction does not cause a violation of the terms of the related Loan Documents, applicable law or the applicable Servicing Standard, and agree to deliver such reports and summaries as required by the related Co-Lender Agreement. Each of the KRECM Master Servicer and Special Servicer acknowledges and agrees that such Companion Loan Noteholder has the right to purchase the related Mortgage Loan pursuant to the terms and conditions of the related Co-Lender Agreement.

            Notwithstanding anything contained in this Agreement to the contrary, no advice, direction or objection from or by any Certificateholder, the Directing Certificateholder or any applicable Companion Loan Noteholder may (and the Special Servicer and the KRECM Master Servicer shall ignore and act without regard to any such advice, direction or objection that the KRECM Master Servicer or the Special Servicer, as applicable, has determined, in its reasonable, good faith judgment, will) (A) require or cause the KRECM Master Servicer or the Special Servicer, as applicable, to violate the terms of the related Loan Documents, applicable law or any provision of this Agreement or the applicable Co-Lender Agreement, including the Master Servicer's obligation or the Special Servicer's obligation to act in accordance with the applicable Servicing Standard and to maintain the REMIC status of each Trust REMIC or (B) result in the imposition of a "prohibited transaction" or "contribution" tax under the REMIC Provisions. In addition, if the KRECM Master Servicer or Special Servicer, as applicable, determines in accordance with the applicable Servicing Standard that immediate action is necessary to protect the interests of the Certificateholders and the Serviced Companion Loan Noteholders (as a collective whole), the KRECM Master Servicer or Special Servicer, as applicable, may take any such action without waiting for a response from the Directing Certificateholder, as applicable.

            Further, pursuant to the terms of the related Co-Lender Agreement, it is contemplated that the related Borrower under each of the Mission Mayfield Downs Mortgage Loan and the Western Plaza Mortgage Loan will remit payments on the Mission Mayfield Downs Whole Loan and the Western Plaza Whole Loan, respectively, to the KRECM Master Servicer, and for the Mission Mayfield Downs B Loan and the Western Plaza B Loan, respectively (regardless of whether it has been securitized or is securitized in the future), the related Borrower will remit payments on the related B Loan directly to the servicer for such B Loan; provided, however, that the related Borrower under the Mission Mayfield Downs B Loan and the Western Plaza B Loan (even after the related B Loan has been securitized) will be required to remit payments on such B Loan directly to the KRECM Master Servicer or the Special Servicer under this Agreement.

            Additionally, if at any time with respect to the Mission Mayfield Downs Whole Loan and the Western Plaza Whole Loan an event of default enumerated in Section 8(a) of the related Co-Lender Agreement occurs and the related Mortgage Loan becomes subject to a purchase option, as described under Section 8 of the related Co-Lender Agreement, the related B Loan Noteholder will have the right to purchase the related Mortgage Loan at the defaulted mortgage loan purchase price described therein.

            Notwithstanding anything to the contrary in this Agreement but subject to the initial paragraph of this Section 3.37, the KRECM Master Servicer or the Special Servicer, as applicable, shall be required to obtain the prior written consent of the Mission Mayfield Downs B Loan Noteholder or the Western Plaza B Loan Noteholder with respect to any amendment, deferral, extension, waiver or other modification of the related Whole Loan enumerated in, and under the circumstances described in, Section 16(a) of the related Co-Lender Agreement.

            With respect to each of the Mission Mayfield Downs Whole Loan and the Western Plaza Whole Loan, the KRECM Master Servicer or Special Servicer, as applicable, shall, when provided or available to it from time to time, deliver to the related B Loan Noteholder (i) a summary of the current status of principal and interest payments on such Serviced Whole Loan, (ii) copies of all financial statements and reports required pursuant to the related Loan Documents, to the extent in the KRECM Master Servicer's or Special Servicer's, as applicable, possession, (iii) current information, if any, as to the value of the related Mortgage Property, to the extent in the KRECM Master Servicer's or Special Servicer's, as applicable, possession, (iv) a copy of any other agreements that govern the administration of such Serviced Whole Loan, (v) copies of any default or acceleration notices sent to the related Borrower, (vi) copies of each other report provided under this Agreement to the Certificateholders, the Certificate Administrator and/or the Trustee, including, without limitation, the applicable CMSA reports, (vii) copies of all requests and material correspondence relating to such Serviced Whole Loan and (viii) other information with respect to the Borrower or such Serviced Whole Loan, reasonably requested by the related B Loan Noteholder, to the extent in the KRECM Master Servicer's or Special Servicer's, as applicable, possession. Notwithstanding anything to the contrary in this paragraph, the KRECM Master Servicer may deliver any information required by this paragraph by making it available on its website.

            Notwithstanding any provision of this Agreement to the contrary, consistent with the applicable Servicing Standard, the servicing rights and obligations of the KRECM Master Servicer and the Special Servicer with respect to the Mission Mayfield Downs B Loan Noteholder or the Western Plaza B Loan Noteholder will be limited pursuant to the terms of the related Co-Lender Agreement prior to, or after the discontinuance of, a "Material Default" (as defined in Section 3(b) of the related Co-Lender Agreement).

            Section 3.38 Certain Matters Related to the 135 East 57th Street Mortgage Loan.

            (a) So long as no Class E57 Control Appraisal Event exists, subject to the terms hereof, (i) the KRECM Master Servicer or the Special Servicer, as the case may be, shall consult with the Class E57 Controlling Holder upon the occurrence of any 135 East 57th Street Event of Default, to consider alternative actions recommended by the Class E57 Controlling Holder, and to consult with the Class E57 Controlling Holder with respect to certain determinations made by the KRECM Master Servicer or the Special Servicer, as the case may be, pursuant to this Agreement, (ii) at any time (whether or not a 135 East 57th Street Event of Default has occurred) the KRECM Master Servicer or the Special Servicer, as the case may be, shall consult with the Class E57 Controlling Holder (1) with respect to proposals by the Special Servicer to take any significant action with respect to the 135 East 57th Street Mortgage Loan and the related Mortgaged Property and to consider alternative actions recommended by the Class E57 Controlling Holder and (2) to the extent that the related Loan Documents grant the lender the right to approve budgets for the related Mortgaged Property, prior to approving any such budget.

            (b) Prior to taking any action with respect to the 135 East 57th Street Mortgage Loan that constitutes a 135 East 57th Street Major Decision, the KRECM Master Servicer or the Special Servicer, as the case may be, will be required to notify in writing the Class E57 Controlling Holder of any proposal to take any of such actions (and to provide the Class E57 Controlling Holder with such information reasonably requested as may be necessary in the reasonable judgment of the Class E57 Controlling Holder in order to make a judgment, the expense of providing such information to be an expense of such requesting party) and to receive the written approval of the Class E57 Controlling Holder (which approval may be withheld in its sole discretion and will be deemed given if notice of approval or disapproval is not delivered within ten Business Days following delivery to the Class E57 Controlling Holder of written notice of the applicable action, together with information reasonably requested by the Class E57 Controlling Holder) with respect to a 135 East 57th Street Major Decision; provided, that in the event that the KRECM Master Servicer or Special Servicer, as the case may be, determines that immediate action is necessary to protect the interests of the holders of the 135 East 57th Street Mortgage Loan (as a collective whole), the KRECM Master Servicer or the Special Servicer, as the case may be, may take any such action constituting a 135 East 57th Street Major Decision or otherwise without waiting for the instruction of the Class E57 Controlling Holder.

            (c) Unless otherwise expressly permitted by the terms of the related Loan Documents, the KRECM Master Servicer or the Special Servicer, as applicable, shall not take any action that constitutes a 135 East 57th Street Major Decision without the prior consent of the Directing Certificateholder (other than a Holder that has been removed as the Directing Certificateholder as a result of a Class E57 Control Appraisal Event, whose approval shall not be required for any 135 East 57th Street Major Decision), which approval may be granted or withheld in the Directing Certificateholder's sole discretion. The Directing Certificateholder shall inform each Holder as to whether such proposed action was approved or not.

            (d) Cure Option.

            (i) In the event that a 135 East 57th Street Event of Default shall occur, then, within one Business Day after receiving knowledge or notice of such 135 East 57th Street Event of Default, the KRECM Master Servicer shall notify each of the Holders of the Class E57 Certificates regarding such 135 East 57th Street Event of Default (a "135 East 57th Street Cure Option Notice"). Any such notice shall be in writing sent by facsimile transmission (if the party to be notified has provided a fax number to the KRECM Master Servicer) followed by notice by overnight courier), shall specify the dollar amount required in order to effectuate a cure (each such cure, a "135 East 57th Street Noteholder Cure Event") with respect to a monetary event of default (such amount, a "135 East 57th Street Noteholder Cure Advance") or the details of a non-monetary default, and shall prominently specify that it relates to the 135 East 57th Street Mortgage Loan. Such 135 East 57th Street Noteholder Cure Advance shall be reimbursable only as provided herein. The following cure rights ("135 East 57th Street Cure Rights") of all of the Holders of the Class E57 Certificates, collectively, shall be subject to the limitations that there be no more than four monetary 135 East 57th Street Noteholder Cure Events for the 135 East 57th Street Mortgage Loan in any twelve calendar month period, that no monetary 135 East 57th Street Noteholder Cure Event may continue for more than four consecutive months and that there be no more than nine monetary and/or non-monetary 135 East 57th Street Noteholder Cure Events over the life of the 135 East 57th Street Mortgage Loan. In the event that any Holder of the Class E57 Certificates elects not to exercise its Class E57 Certificates Cure Rights as provided herein, such Holder shall provide written notice of such election to the other Holders of the Class E57 Certificates.

            If the Holders of the Class E57-3 Certificates comprise the Class E57 Controlling Holder, then such Holders shall have the right, exercisable by giving written notice of their intent to cure a 135 East 57th Street Event of Default within five (5) Business Days of receipt of the 135 East 57th Street Cure Option Notice, to cure such 135 East 57th Street Event of Default; provided that, in the event that the Holders of the Class E57-3 Certificates have elected to cure any default, the default must be cured by the Holders of the Class E57-3 Certificates within, (x) in the case of a 135 East 57th Street Monetary Event of Default, five (5) Business Days from receipt of such 135 East 57th Street Cure Option Notice and (y) in the case of a 135 East 57th Street Non-Monetary Event of Default thirty (30) days from receipt of such 135 East 57th Street Cure Option Notice.

            If the Holders of the Class E57-3 Certificates do not exercise its right to cure any 135 East 57th Street Event of Default, or if the Holders of the Class E57-2 Certificates comprise the Class E57 Controlling Holder, then such Holders shall have the right, exercisable by giving written notice of their intent to cure a 135 East 57th Street Event of Default within five (5) Business Days of receipt of the 135 East 57th Street Cure Option Notice, to cure such 135 East 57th Street Event of Default; provided that, in the event that the Holders of the Class E57-2 Certificates have elected to cure any default, the default must be cured by the Holders of the Class E57-2 Certificates within, (x) in the case of a 135 East 57th Street Monetary Event of Default, five (5) Business Days from receipt of such 135 East 57th Street Cure Option Notice and (y) in the case of a 135 East 57th Street Non-Monetary Event of Default thirty
      (30) days from receipt of such 135 East 57th Street Cure Option Notice.

            If the Holders of the Class E57-2 Certificates do not exercise its right to cure any 135 East 57th Street Event of Default, or if the Holders of the Class E57-1 Certificates comprise the Class E57 Controlling Holder, then such Holders shall have the right, exercisable by giving written notice of their intent to cure a 135 East 57th Street Event of Default within five (5) Business Days of receipt of the 135 East 57th Street Cure Option Notice, to cure such 135 East 57th Street Event of Default; provided that, in the event that the Holders of the Class E57-1 Certificates have elected to cure any default, the default must be cured by the Holders of the Class E57-1 Certificates within, (x) in the case of a 135 East 57th Street Monetary Event of Default, five (5) Business Days from receipt of such 135 East 57th Street Cure Option Notice and (y) in the case of a 135 East 57th Street Non-Monetary Event of Default thirty
      (30) days from receipt of such 135 East 57th Street Cure Option Notice.

            In the event that the Holders of the Class E57 Certificates elect to cure a default that can be cured by the payment of money (each such payment, a "135 East 57th Street Cure Payment"), the Holders of the Class E57 Certificates shall make such Cure Payment as directed by the KRECM Master Servicer.

            Notwithstanding anything herein to the contrary, no Holder of Class E57 Certificates may exercise any cure rights as set forth above if it is an Affiliate of the related Borrower.

            (ii) In connection with the exercise of any cure of a 135 East 57th Street Monetary Event of Default by any Holder of the Class E57 Certificates, such Holder shall (x) solely from the period of time from the expiration of the grace period until the cure payment is made or otherwise effectuated pay all cost, expenses, losses, liabilities, obligations, damages, penalties, costs, and disbursements imposed on, incurred by or asserted against such Holder due to or arising from such 135 East 57th Street Monetary Event of Default cure period and (y) without duplication of the foregoing, reimburse the KRECM Master Servicer or the Trustee, as applicable, for any interest charged by the KRECM Master Servicer or the Trustee on any required advances for monthly payments of principal and/or interest on the 135 East 57th Street Mortgage Loan together with payment of all other amounts then due under the related Loan Documents after giving effect to the 135 East 57th Street Monetary Event of Default. Notwithstanding the foregoing, with respect to a 135 East 57th Street Monetary Event of Default, after delivery of a 135 East 57th Street Cure Option Notice, no Holder shall be required, in order to effect a cure hereunder (other than the reimbursement of interest on Advances) to pay any default interest, yield maintenance or similar charges or late charges under the related Loan Documents (irrespective of any cure of such default by such Holder pursuant to the provisions of this Agreement), and no default interest, yield maintenance or similar charges or late charges shall accrue against such Holder. Any cure made hereunder shall not impact the related Borrower's obligations under the related Loan Documents.

            (iii) If the default is a 135 East 57th Street Non-Monetary Event of Default, each Holder of the Class E57 Certificates shall have the period of time enumerated above to cure such 135 East 57th Street Non-Monetary Event of Default; provided, however, if the non-monetary cure period has expired and such 135 East 57th Street Non-Monetary Event of Default is susceptible of cure but cannot reasonably be cured within such period and if curative action is promptly commenced and continuously and diligently pursued by any Holder of the Class E57 Certificates, such Holder shall be given an additional period of time as is reasonably necessary for such Holder in the exercise of due diligence to cure such 135 East 57th Street Non-Monetary Event of Default for so long as (1) such Holder makes or causes to be made timely payment of the related Borrower's regularly scheduled monthly principal and/or interest payments under the 135 East 57th Street Mortgage Loan and any other amounts due under the related Loan Documents, (2) such additional period of time does not exceed 30 days, (3) such default is not caused by a bankruptcy, insolvency or assignment for the benefit of creditors of the related Borrower and (4) there is no material adverse impact on the value, use or operation of the related Mortgaged Property during such extended non-monetary cure period. Any additional cure period granted to any Holder of the Class E57 Certificates hereunder shall automatically terminate upon the bankruptcy (or similar insolvency) of the related Borrower unless such proceeding is dismissed, in which case the right will be reinstated from and after such dismissal to the extent the other conditions of this Section 3.39 are satisfied.

            (iv) A 135 East 57th Street Cure Payment shall be deemed not to be an Advance for purposes of this Agreement. So long as an 135 East 57th Street Event of Default exists for which the aggregate cure periods enumerated above have not expired, the KRECM Master Servicer shall not treat such default as a default or an 135 East 57th Street Event of Default under the 135 East 57th Street Mortgage Loan (1) for purposes of
      Section 3.26, or (2) for purposes of accelerating the 135 East 57th Street Mortgage Loan, modifying, amending or waiving any provisions of the related Loan Documents or restructuring of the 135 East 57th Street Mortgage Loan or commencing proceedings for foreclosure of the collateral for the 135 East 57th Street Mortgage Loan or the taking of title to such collateral in lieu of foreclosure or similar proceeding or (3) for purposes of treating the 135 East 57th Street Loan as a Specially Serviced Loan; provided that such limitations shall not prevent the Servicer from sending notices of the 135 East 57th Street Event of Default to the related Borrower or any guarantor or making demands on the related Borrower or any guarantor or from collecting interest on the 135 East 57th Street Mortgage Loan or late payment charges from the related Borrower.

            (e) Par Purchase Right. Each Holder of the Class E57 Certificates (so long as such Holder is not an Affiliate of the related Borrower) has certain rights to purchase the 135 East 57th Street Pooled Trust Component, together with the assets related to the 135 East 57th Street Pooled Trust Component (the "135 East 57th Street Option Assets"), during the 135 East 57th Street Par Purchase Right Period at the 135 East 57th Street Par Purchase Price. The Certificate Administrator shall notify each of the Holders of the Class E57 Certificates (so long as such Holders are note Affiliates of the related Borrower) if (1) the 135 East 57th Street Mortgage Loan becomes a Specially Serviced Loan, (2) the Class E57 Certificates are subject to a Class E57 Control Appraisal Event or (3) a 135 East 57th Street Event of Default has occurred (each, a "135 East 57th Street Option Trigger"), within 2 Business Days of receipt of notice thereof and deliver no less than 5 Business Days' written notice to the Certificate Administrator and such Holders of the Class E57 Certificates ("135 East 57th Street Purchase Notice"), and such Holders of the Class E57 Certificates shall have the option, during the 135 East 57th Street Par Purchase Right Period, to purchase, in whole but not in part, the 135 East 57th Street Option Assets at a price equal to the 135 East 57th Street Par Purchase Price provided that:

            (i) If any Holder of the Class E57 Certificates which has elected to purchase the 135 East 57th Street Option Assets fails to complete such purchase within 10 Business Days after delivery of a 135 East 57th Street Purchase Notice as required hereunder, then such 135 East 57th Street Purchase Notice shall be deemed invalid, such defaulting Holder shall cease to have any right to purchase the 135 East 57th Street Option Assets in connection with the applicable 135 East 57th Street Option Trigger, and the remaining Holder of the Class E57 Certificates shall thereafter be entitled to exercise their purchase rights under, and in accordance with, this Section 3.39.

            (ii) In the event that all of the Holders of the Class E57 Certificates have the right, and elect to, purchase the 135 East 57th Street Option Assets in accordance with the terms of this Section 3.39), such Holders shall exercise such right, on a pro rata pari passu basis, based on each Holder's respective Certificate Balances (or any portion of the Holders of the Class E57 Certificates that elect to exercise such right, may do so based on the product of (i) 100% and (ii) a fraction, the numerator of which is the aggregate Certificate Balance of the Class E57 Certificates held by the Holder electing to exercise such right and the denominator of which is the sum of the aggregate Certificate Balance of the Class E57 Certificates held by all the Holders electing to exercise such right).

            (f) On each Distribution Date, the Certificate Administrator shall allocate the 135 East 57th Street Available Funds as follows:

            (i) For so long as no monetary event of default or material non-monetary event of default has occurred and is continuing with respect to the 135 East 57th Street Mortgage Loan:

                  (A) to the 135 East 57th Street Pooled Trust Component, as
            part of the Available Funds for such Distribution Date, up to an amount equal to the Component Interest Accrual Amount of the 135 East 57th Street Pooled Trust Component through the end of the related Interest Accrual Period and, to the extent not previously collected and distributed, for all prior Interest Accrual Periods;

                  (B) to the 135 East 57th Street Pooled Trust Component, as
            part of the Available Funds for such Distribution Date, up to an amount equal to its pro rata share of the 135 East 57th Street Principal Distribution Amount until the Stated Principal Balance of the 135 East 57th Street Pooled Trust Component is reduced to zero;

                  (C) to the 135 East 57th Street Pooled Trust Component, as
            part of the Available Funds for such Distribution Date, as reimbursement for any Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the 135 East 57th Street Pooled Trust Component pursuant to Section 4.01A(e) and for which no reimbursement has previously been received;

                  (D) to the 135 East 57th Street Non-Pooled Trust Component-1,
            as part of the Class E57 Available Distribution Amount, up to an amount equal to the Component Loan Interest Accrual Amount in respect of the 135 East 57th Street Non-Pooled Trust Component-1 through the end of the related Interest Accrual Period and, to the extent not previously collected and distributed, for all prior Interest Accrual Periods;

                  (E) to the 135 East 57th Street Non-Pooled Trust Component-2,
            as part of the Class E57 Available Distribution Amount, up to an amount equal to the Component Loan Interest Accrual Amount in respect of the 135 East 57th Street Non-Pooled Trust Component-2 through the end of the related Interest Accrual Period and, to the extent not previously collected and distributed, for all prior Interest Accrual Periods;

                  (F) to the 135 East 57th Street Non-Pooled Trust Component-3,
            as part of the Class E57 Available Distribution Amount, up to an amount equal to the Component Loan Interest Accrual Amount in respect of the 135 East 57th Street Non-Pooled Trust Component-3 through the end of the related Interest Accrual Period and, to the extent not previously collected and distributed, for all prior Interest Accrual Periods;

                  (G) to the 135 East 57th Street Non-Pooled Trust Component-1,
            as part of the Class E57 Available Distribution Amount, the 135 East 57th Street Principal Distribution Amount until the Stated Principal Balance of the 135 East 57th Street Non-Pooled Trust Component-1 is reduced to zero;

                  (H) to the 135 East 57th Street Non-Pooled Trust Component-2,
            as part of the Class E57 Available Distribution Amount, the 135 East 57th Street Principal Distribution Amount until the Stated Principal Balance of the 135 East 57th Street Non-Pooled Trust Component-2 is reduced to zero;

                  (I) to the 135 East 57th Street Non-Pooled Trust Component-3,
            as part of the Class E57 Available Distribution Amount, the 135 East 57th Street Principal Distribution Amount until the Stated Principal Balance of the 135 East 57th Street Non-Pooled Trust Component-3 is reduced to zero;

                  (J) to the 135 East 57th Street Non-Pooled Trust Component-1,
            as part of the Class E57 Available Distribution Amount, as reimbursement for any Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the 135 East 57th Street Non-Pooled Trust Component-1 pursuant to Section 4.01A(e) and for which no reimbursement has previously been received;

                  (K) to the 135 East 57th Street Non-Pooled Trust Component-2,
            as part of the Class E57 Available Distribution Amount, as reimbursement for any Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the 135 East 57th Street Non-Pooled Trust Component-2 pursuant to Section 4.01A(e) and for which no reimbursement has previously been received;

                  (L) to the 135 East 57th Street Non-Pooled Trust Component-3,
            as part of the Class E57 Available Distribution Amount, as reimbursement for any Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the 135 East 57th Street Non-Pooled Trust Component-3 pursuant to Section 4.01A(e) and for which no reimbursement has previously been received;

                  (M) to the 135 East 57th Street Pooled Trust Component for
            distribution among the Classes of Regular Certificates as set forth in Section 4.01(c) hereof an amount equal to a pro rata share, based on the outstanding Stated Principal Balance, of Yield Maintenance Charges received Yield Maintenance Charges and Prepayment Premiums, if any, in respect of the 135 East 57th Street Mortgage Loan for such Distribution Date;

                  (N) to the 135 East 57th Street Non-Pooled Trust Components
            for distribution to the Class E57 Certificates as set forth in
            Section 4.01A(d) hereof an amount equal to a pro rata share, based on the outstanding Stated Principal Balance, of Yield Maintenance Charges Yield Maintenance Charges and Prepayment Premiums, if any, received in respect of the 135 East 57th Street Mortgage Loan for such Distribution Date;

                  (O) to the Holders of the Class LR Certificates in respect of the Class E57-R Interest, amounts distributable in respect of the 135 East 57th Street Pooled Trust Component and the 135 East 57th Street Non-Pooled Trust Components (and correspondingly, to the Class E57-P Regular Interest) in excess of amounts set forth in clauses (A)-(L) immediately above.

            The amounts to be applied pursuant to clauses (A), (B) and (C) above will be included as part of the Available Funds for the subject Distribution Date and will be applied as described above to make distributions on the Regular Certificates (other than the Class E57 Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest, and the amounts to be applied pursuant to clauses (D)-(L) above will be included as part of the Class E57 Available Distribution Amount for the subject Distribution Date and will be applied as described above to make distributions on the Class E57 Certificates.

            (ii) If a monetary event of default or material non-monetary event of default has occurred and is continuing with respect to the 135 East 57th Street Mortgage Loan or with respect to any amount received on any REO Property related to the 135 East 57th Street Mortgage Loan:

                  (A) to the 135 East 57th Street Pooled Trust Component, as
            part of the Available Funds for such Distribution Date, up to an amount equal to Component Interest Accrual Amount on the 135 East 57th Street Pooled Trust Component through the end of the related Interest Accrual Period and, to the extent not previously collected and distributed, for all prior Interest Accrual Periods;

                  (B) to the 135 East 57th Street Pooled Trust Component, as
            part of the Available Funds for such Distribution Date, the 135 East 57th Street Principal Distribution Amount until the Stated Principal Balance of the 135 East 57th Street Pooled Trust Component is reduced to zero;

                  (C) to the 135 East 57th Street Pooled Trust Component, as
            part of the Available Funds for such Distribution Date, as reimbursement for any Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the 135 East 57th Street Pooled Trust Component pursuant to Section 4.01A(e) and for which no reimbursement has previously been received;

                  (D) to the 135 East 57th Street Non-Pooled Trust Component-1,
            as part of the Class E57 Available Distribution Amount, up to an amount equal to the Component Interest Accrual Amount on the 135 East 57th Street Non-Pooled Trust Component-1 through the end of the related Interest Accrual Period and, to the extent not previously collected and distributed, for all prior Interest Accrual Periods;

                  (E) to the 135 East 57th Street Non-Pooled Trust Component-2,
            as part of the Class E57 Available Distribution Amount, up to an amount equal to the Component Interest Accrual Amount on the 135 East 57th Street Non-Pooled Trust Component-2 through the end of the related Interest Accrual Period and, to the extent not previously collected and distributed, for all prior Interest Accrual Periods;

                  (F) to the 135 East 57th Street Non-Pooled Trust Component-3,
            as part of the Class E57 Available Distribution Amount, up to an amount equal to the Component Interest Accrual Amount on the 135 East 57th Street Non-Pooled Trust Component-3 through the end of the related Interest Accrual Period and, to the extent not previously collected and distributed, for all prior Interest Accrual Periods;

                  (G) to the 135 East 57th Street Non-Pooled Trust Component-1,
            as part of the Class E57 Available Distribution Amount, up to its pro rata share of the 135 East 57th Street Principal Distribution Amount (less any amounts previously paid pursuant to clause (i) above) until the Component Principal Balance of the 135 East 57th Street Non-Pooled Trust Component-1 is reduced to zero;

                  (H) to the 135 East 57th Street Non-Pooled Trust Component-2,
            as part of the Class E57 Available Distribution Amount, up to its pro rata share of the 135 East 57th Street Principal Distribution Amount (less any amounts previously paid pursuant to clause (i) above) until the Component Principal Balance of the 135 East 57th Street Non-Pooled Trust Component-2 is reduced to zero;

                  (I) to the 135 East 57th Street Non-Pooled Trust Component-3,
            as part of the Class E57 Available Distribution Amount, up to its pro rata share of the 135 East 57th Street Principal Distribution Amount (less any amounts previously paid pursuant to clause (i) above) until the Component Principal Balance of the 135 East 57th Street Non-Pooled Trust Component-3 is reduced to zero;

                  (J) to each 135 East 57th Street Non-Pooled Trust Component-1, as part of the Class E57 Available Distribution Amount, as reimbursement for Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the 135 East 57th Street Non-Pooled Trust Component-1 pursuant to Section 4.01A(e) and for which no reimbursement has previously been received;

                  (K) to each 135 East 57th Street Non-Pooled Trust Component-2, as part of the Class E57 Available Distribution Amount, as reimbursement for Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the 135 East 57th Street Non-Pooled Trust Component-2 pursuant to Section 4.01A(e) and for which no reimbursement has previously been received;

                  (L) to each 135 East 57th Street Non-Pooled Trust Component-3, as part of the Class E57 Available Distribution Amount, as reimbursement for Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to the 135 East 57th Street Non-Pooled Trust Component-3 pursuant to Section 4.01A(e) and for which no reimbursement has previously been received;

                  (M) to the 135 East 57th Street Pooled Trust Component for
            distribution among the Classes of Regular Certificates entitled thereto as set forth in Section 4.01(c) hereof, an amount equal to a pro rata share, based on the outstanding Stated Principal Balance, of Yield Maintenance Charges and Prepayment Premiums, if any, received in respect of the 135 East 57th Street Mortgage Loan;

                  (N) to the 135 East 57th Street Non-Pooled Trust Components
            for distribution to the Class E57 Certificates as set forth in
            Section 4.01A(d) hereof, an amount equal to their pro rata share, based on the outstanding Stated Principal Balance, of Yield Maintenance Charges and Prepayment Premiums, if any, received in respect of the 135 East 57th Street Mortgage Loan;

                  (O) to the Holders of the Class LR Certificates in respect of the Class E57-R Interest, amounts distributable in respect of the 135 East 57th Street Pooled Trust Component and the 135 East 57th Street Non-Pooled Trust Components in excess of amounts set forth in clauses (A)-(N) immediately above.

            The amounts to be applied pursuant to clauses (A), (B) and (C) above will be included as part of the Available Funds for the subject Distribution Date and will be applied as described above to make distributions on the Regular Certificates (other than the Class E57 Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest and the amounts to be applied pursuant to clauses (D)-(L) above will be included as part of the Class E57 Available Distribution Amount for the subject Distribution Date and will be applied as described above to make distributions on the Class E57 Certificates.

            Section 3.39 Litigation Control. The Special Servicer shall, (1) direct, manage, prosecute and/or defend any action brought by a Mortgagor against the Trust and (2) represent the interests of the Trust in any litigation relating to the rights and obligations of the Mortgagor or Mortgagee, or the enforcement of the obligations of a Borrower, under the Loan Documents ("Trust-Related Litigation"). To the extent a Master Servicer is named in Trust-Related Litigation, in order to effectuate the role of the Special Servicer, such Master Servicer shall (1) notify the Special Servicer of such Trust Related Litigation within ten (10) days of such Master Servicer receiving notice of such Trust Related Litigation; (2) provide monthly status reports to the Special Servicer regarding such Trust-Related Litigation; (3) seek to have the Trust replace such Master Servicer as the appropriate party to the lawsuit; and (4) act at the direction of the Special Servicer in representing the interests of the Trust with respect to decisions and resolutions related to such Trust-Related Litigation, including but not limited to the selection of counsel, provided however, if there are claims against the applicable Master Servicer and such Master Servicer has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to such Master Servicer. Notwithstanding the foregoing, nothing in this section shall limit the applicable Master Servicer's right to make final and binding determinations relating to claims against such Master Servicer. Further, nothing in this section shall require the applicable Master Servicer to take or fail to take any action which, in such Master Servicer's good faith and reasonable judgment, may
(1) result in an Adverse REMIC Event or (2) subject such Master Servicer to material liability or materially expand the scope of such Master Servicer's obligations under this Agreement. The Special Servicer shall have the right at any time to direct the applicable Master Servicer to settle any claims brought against the Trust, provided that such settlement does not require any admission of liability or wrongdoing on the part of such Master Servicer, the cost of such settlement is paid by the Trust, and such Master Servicer is indemnified pursuant to Section 6.03 hereof for all costs and expenses of the applicable Master Servicer incurred in defending and settling the Trust Related Litigation. The foregoing paragraph shall not apply in the event the Special Servicer authorizes, and the applicable Master Servicer agrees (both authority and agreement to be in writing), to make certain decisions or control certain litigation on behalf of the Trust.

            In the event both the applicable Master Servicer and the Special Servicer or Trust are named in litigation, the applicable Master Servicer and the Special Servicer shall cooperate with each other to afford the applicable Master Servicer and the Special Servicer the rights afforded to such party in this Section 3.39.

            Notwithstanding the foregoing, each of the Special Servicer and the applicable Master Servicer, as applicable, shall consult with and keep the Controlling Class Representative advised of any material development, including, without limitation, (i) any material decision concerning Litigation Control and the implementation thereof and (ii) any decision to agree to or propose any terms of settlement, and shall submit any such development or decision to the Controlling Class Representative for its approval or consent. Subject to the second to last paragraph of this Section 3.39 and the applicable Servicing Standard, the Special Servicer or the applicable Master Servicer, as the case may be, shall not take any action implementing any such material development or decision described in the preceding sentence unless and until it has notified the Controlling Class Representative in writing and the Controlling Class Representative has not objected in writing within five (5) Business Days of having been notified thereof and having been provided with all information that the Controlling Class Representative has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the Special Servicer or the applicable Master Servicer, as the case may be, within such 5 Business Day period, then the Controlling Class Representative shall be deemed to have approved the taking of such action); provided, that, in the event that the Special Servicer or the applicable Master Servicer, as the case may be, determines that immediate action is necessary to protect the interests of the Certificateholders and, in the case of a Whole Loan, the related holder of the Companion Loan, the Special Servicer or the applicable Master Servicer, as the case may be, may take such action without waiting for the Controlling Class Representative's response; provided that the Special Servicer or the applicable Master Servicer, as the case may be, has confirmation that the Controlling Class Representative received notice of such action in writing.

            Notwithstanding anything contained herein to the contrary, with respect to any Litigation Control otherwise required to be exercised hereunder by the applicable Master Servicer relating to a Mortgage Loan that has either
(i) been satisfied or paid in full, or (ii) as to which a Final Recovery Determination has been made, after receiving the required notice from the applicable Master Servicer set forth above acknowledging that it became aware of or was named in the subject claim or litigation, the Controlling Class Representative may direct in writing that such Litigation Control nevertheless be exercised by the Special Servicer, provided, however, that the Controlling Class Representative has determined and advised such Master Servicer that its actions with respect to such obligations are indemnifiable under Section 6.03 hereof, and accordingly, any loss, liability or expense (including legal fees and expenses incurred up until such date of transfer of Litigation Control to the Special Servicer) arising from the related legal action or claim underlying such Litigation Control and not otherwise paid to such Master Servicer pursuant to Section 6.03 shall be payable by the Trust Fund.

            Notwithstanding the foregoing, no advice, direction or objection of, or consent withheld by, the Controlling Class Representative shall (i) require or cause the Special Servicer or the Master Servicers, as applicable, to violate the terms of any Mortgage Loan or any related intercreditor, co-lender or similar agreement, applicable law or any provision of this Agreement, including the Special Servicer's and the Master Servicers' obligations to act in accordance with the applicable Servicing Standard and the Mortgage Loan documents for any Mortgage Loan and to maintain the REMIC status of any Trust REMIC, or (ii) result in an Adverse REMIC Event with respect to any Trust REMIC or an Adverse Grantor Trust Event with respect to the Grantor Trust or have adverse tax consequences for the Trust Fund, or (iii) expose any of the Master Servicers, the Special Servicer, the Depositor, any of the Mortgage Loan Sellers, any sub-servicer, the Trust Fund, the Trustee, the Certificate Administrator or any of their respective Affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit, or liability for which this Agreement does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, or
(iv) materially expand the scope of the Special Servicer's, any Master Servicer's, the Certificate Administrator's or the Trustee's responsibilities under this Agreement; and neither the Special Servicer nor any Master Servicer will follow any such advice, direction or objection if given by the Controlling Class Representative or initiate any such actions, that would have the effect described in clauses (i)-(iv) of this sentence.

            Notwithstanding the foregoing, (a) in the event that any action, suit, litigation or proceeding names the Trustee in its individual capacity, or in the event that any judgment is rendered against the Trustee in its individual capacity, the Trustee, upon prior written notice to the applicable Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests; provided that the applicable Master Servicer or the Special Servicer, as applicable, shall retain the right to manage and direct any such action, suit, litigation or proceeding; (b) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor under the related Mortgage Loan documents, none of the Master Servicers or the Special Servicer shall, without the prior written consent of the Trustee, (i) initiate any action, suit, litigation or proceeding in the name of the Trustee, whether in such capacity or individually, (ii) engage counsel to represent the Trustee, or (iii) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state; and (c) in the event that any court finds that the Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Pooling and Servicing Agreement or any Mortgage Loan, the Trustee shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interest, whether as Trustee or individually; provided that the applicable Master Servicer or the Special Servicer, as applicable, shall retain the right to manage and direct any such action, suit, litigation or proceeding.

            Section 3.40 Swap Agreements. (a) On or before the Closing Date, the Certificate Administrator, not in its individual capacity but solely in its capacity as Certificate Administrator, on behalf of the Trust, shall enter into each Swap Agreement and related agreements with each Swap Counterparty.

            (b) Not later than 5:00 p.m. New York City time, on the second Business Day prior to each Distribution Date, based on the CMSA Loan Periodic Update File for the related Collection Period provided by the Servicers pursuant to Section 3.13(a), information obtained by the Certificate Administrator from each Swap Counterparty pursuant to the respective Swap Agreement, and subject to the priorities set forth in Sections 4.01(a), 4.01(b) and 4.01(l) hereof, the Certificate Administrator shall (i) calculate the Class AM-FL Net Swap Payment, if any, and the Class AJ-FL Net Swap Payment, if any, in accordance with the terms of the related Swap Agreement and this Agreement, and (ii) notify the related Swap Counterparty in accordance with the terms of the respective Swap Agreement. In the event the Certificate Administrator fails to receive any Class AM-FL Floating Swap Payment or Class AJ-FL Floating Swap Payment on the Business Day prior to the related Distribution Date, the Certificate Administrator shall provide the applicable Swap Counterparty with notice of such non-payment no later than 5:00 p.m. New York City time on such date. On the related Distribution Date following such notice of non-payment, if the Certificate Administrator fails to receive the Class AM-FL Floating Swap Payment by 11:00 a.m. New York City time on such Distribution Date, a Class AM-FL Swap Default and a Class AM-FL Distribution Conversion shall occur on such Distribution Date. On the related Distribution Date following such notice of non-payment, if the Certificate Administrator fails to receive the Class AJ-FL Floating Swap Payment by 11:00 a.m. New York City time on such Distribution Date, a Class AJ-FL Swap Default and a Class AJ-FL Distribution Conversion shall occur on such Distribution Date.

            (c) On each Distribution Date, the Certificate Administrator shall remit the Class AM-FL Net Swap Payment, if any, and the Class AJ-FL Net Swap Payment, if any, to the related Swap Counterparty from the applicable Floating Rate Account; provided, that upon and during the continuation of a Class AM-FL Distribution Conversion or a Class AJ-FL Distribution Conversion, the Certificate Administrator shall not make such payments to such Counterparty. Promptly upon receipt of any payment or other receipt in respect of the Swap Agreements, the Certificate Administrator shall deposit the same into the related Floating Rate Account.

            (d) The Certificate Administrator shall at all times enforce the Trust's rights under the Swap Agreements. In the event of a Swap Default, the Certificate Administrator shall promptly provide written notice to the Holders of the Class AM-FL Certificates or Class AJ-FL Certificates, as applicable, and shall be required to take such actions (following the expiration of any applicable grace period specified in the Swap Agreements), unless otherwise directed in writing by the holders of 25% by Certificate Balance of the Class AM-FL Certificates or Class AJ-FL Certificates, as applicable, to enforce the rights of the Trust under the related Swap Agreement as may be permitted by the terms thereof, including termination thereof, and use any Swap Termination Fees received from the related Swap Counterparty to enter into a replacement interest rate Swap Agreement on substantially identical terms or on such other terms reasonably acceptable to the Certificate Administrator and the Depositor, with a replacement swap counterparty that satisfies the requirements of the applicable Swap Agreement, subject, in each case, to written confirmation by the Rating Agencies that such action will not result in a qualification, downgrade or withdrawal of the then current ratings of the Certificates. If the costs attributable to entering into a replacement interest rate Swap Agreement would exceed the amount of any Swap Termination Fees, a replacement interest rate Swap Agreement shall not be entered into and any such proceeds will instead be distributed, pro rata, to the holders of the Class AM-FL Certificates or Class AJ-FL Certificates, as applicable, on the immediately succeeding Distribution Date. Notwithstanding anything to the contrary in the Agreement, the Certificate Administrator shall be under no obligation to take any action to enforce the rights of the Trust Fund under a Swap Agreement unless it is assured, in its sole discretion, that the costs and expenses of such action(s) will be reimbursed by the Holders of the Class AM-FL Certificates or Class AJ-FL Certificates, as applicable, or another party acceptable to the Certificate Administrator.

            Any Class AM-FL Distribution Conversion or Class AJ-FL Distribution Conversion shall become permanent following the determination by the Certificate Administrator not to enter into a replacement interest rate swap agreement and distribution of any Swap Termination Fees to the Holders of the Class AM-FL Certificates or Class AJ-FL Certificates, as applicable. Any such Swap Default (or termination of a Swap Agreement) and the resulting Class AM-FL Distribution Conversion or Class AJ-FL Distribution Conversion shall not, in and of itself, constitute an Event of Default under this Agreement.

            Upon any change (or notification to the Certificate Administrator that such change is imminent) in the payment terms on the Class AM-FL or Class AJ-FL Certificates, including as a result of a Class AM-FL Distribution Conversion or Class AJ-FL Distribution Conversion, termination of a Class AM-FL Distribution Conversion or Class AJ-FL Distribution Conversion, a Swap Default or the cure of a Swap Default, the Certificate Administrator shall promptly notify the Depositor of the change in payment terms.

            (e) [Reserved]

            (f) Each beneficial owner of a Class AM-FL or Class AJ-FL Certificate, or any interest therein, shall be deemed to have represented that either (i) it is not a Plan or a person acting on behalf of a Plan or using the assets of a Plan or (ii) the acquisition and holding of the Class AM-FL or Class AJ-FL Certificate are eligible for the exemptive relief available under at least one of PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 OR PTCE 96-23 or a comparable exemption available under Similar Law.

            (g) The Certificate Administrator's obligation to pay to the Class AM-FL Swap Counterparty any funds under the Class AM-FL Swap Contract shall be limited to the provisions of Section 3.05(d) and in accordance with the priorities set forth herein. The Certificate Administrator will have no obligation on behalf of the Trust Fund to pay or cause to be paid to the Class AM-FL Swap Counterparty any portion of the amounts due to the Class AM-FL Swap Counterparty under the Class AM-FL Swap Contract for any Distribution Date unless and until the related interest payment on the Class AM-FL Regular Interest for such Distribution Date is actually received by the Certificate Administrator. The Certificate Administrator's obligation to pay to the Class AJ-FL Swap Counterparty any funds under the Class AJ-FL Swap Contract shall be limited to the provisions of Section 3.05(d) and in accordance with the priorities set forth herein. The Certificate Administrator will have no obligation on behalf of the Trust Fund to pay or cause to be paid to the Class AJ-FL Swap Counterparty any portion of the amounts due to the Class AJ-FL Swap Counterparty under the Class AJ-FL Swap Contract for any Distribution Date unless and until the related interest payment on the Class AJ-FL Regular Interest for such Distribution Date is actually received by the Certificate Administrator.

            (h) Any costs and expenses related to either Swap Agreement will not be payable from the related Floating Rate Account of the Trust and will not constitute Trust Fund expenses. No party hereunder shall advance any Class AM-FL Floating Swap Payments or the Class AJ-FL Floating Swap Payments. Simultaneous with the delivery to the Certificateholders, the Certificate Administrator shall
(1) make available to the related Swap Counterparty the Distribution Date Statement (as defined in the Swap Agreement) and (2) make available or deliver to the Swap Counterparty copies of any other reports or notices delivered to the Class AM-FL or the Class AJ-FL Certificateholders as and to the extent required by the applicable Swap Agreement.

            (i) On the Closing Date, the Depositor shall transfer an amount of
(i) $7,242,958,000 to the Class AM-FL Swap Counterparty and (ii) $6,914,013,000 to the Class AJ-FL Swap Counterparty, in respect of initial upfront payments under the related Swap Agreement.

                                   ARTICLE IV

                       DISTRIBUTIONS TO CERTIFICATEHOLDERS

            Section 4.01 Distributions. (a) (i) [Reserved]

            (ii) On each Distribution Date, immediately following the distributions on the 135 East 57th Street Loan REMIC Regular Interests as set forth in Section 4.01A, amounts held in the Lower-Tier Distribution Account shall be withdrawn (to the extent of the Available Funds, including or reduced by, to the extent required by Section 3.05(g), the Withheld Amounts, plus any amount withdrawn from the Excess Liquidation Proceeds Account pursuant to Section 3.05(k)) in the case of all Classes of Pooled Lower-Tier Regular Interests, but excluding the Class E57 Available Distribution Amount (such amount, the "Pooled Lower-Tier Distribution Amount"). Each Class of Lower-Tier Regular Interests shall be deemed to have received distributions in respect of principal in an amount equal to the amount of principal actually distributable to its respective Corresponding Certificates as provided in Section 4.01(b), and as set forth below with respect to Corresponding Certificates having more than one Class of Corresponding Lower-Tier Regular Interests. As of any date, the principal balance of each Pooled Lower-Tier Regular Interest shall equal the Lower-Tier Principal Balance thereof. On each Distribution Date, distributions made in respect of any Class of Pooled Regular Certificates on each Distribution Date pursuant to Section 4.01(b) or Section 9.01 shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement hereto; provided, that the Interest Accrual Amount and Class Interest Shortfalls in respect of a Class of Regular Certificates shall be deemed to have been distributed pro rata among two or more Corresponding Lower-Tier Regular Interests that correspond to a Class of Regular Certificates; provided, further, that each Pooled Lower-Tier Regular Interest shall be deemed to have received distributions in respect of interest in an amount equal to the Interest Accrual Amount and Class Interest Shortfalls in respect of the Class XS Strip Rate or Class XP Strip Rate of its Corresponding Component, in each case to the extent actually distributable thereon as provided in Section 4.01(b); and provided, further, that distributions of principal or reimbursement of Realized Losses and Additional Trust Fund Expenses on:

                  (A) the Class A-1 Certificates shall be made first to the
            Lower-Tier Regular Interest LA-1-1, second to the Lower-Tier Regular Interest LA-1-2 and then to the Lower-Tier Regular Interest LA-1-3, in each case, until reduced to zero;

                  (B) the Class A-2 Certificates shall be made first to the
            Lower-Tier Regular Interest LA-2-1, second to the Lower-Tier Regular Interest LA-2-2, third to the Lower-Tier Regular Interest LA-2-3 and then to the Lower-Tier Regular Interest LA-2-4, in each case, until reduced to zero;

                  (C) the Class L Certificates shall be made first to the
            Lower-Tier Regular Interest LL-1, and then to the Lower-Tier Regular Interest LL-2, in each case, until reduced to zero; and

                  (D) the Class N Certificates shall be made first to the
            Lower-Tier Regular Interest LN-1, and then to the Lower-Tier Regular Interest LN-2, in each case, until reduced to zero.

            All distributions of reimbursements of Realized Losses and Additional Trust Fund Expenses made in respect of any Class of Sequential Pay Certificates (other than the Class AM-FL and Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest on each Distribution Date pursuant to Section 4.01(b) shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest(s) set forth in the Preliminary Statement hereto; provided, however, that distributions of reimbursements of Realized Losses and Additional Trust Fund Expenses shall be made in sequential order of the priority set forth in this Section 4.01(a)(ii) for principal distributions, up to the amount of Realized Losses and Additional Trust Fund Expenses previously allocated to a particular Component of such Class of Certificates.

            On each Distribution Date, the Certificate Administrator shall apply amounts related to each Prepayment Premium and Yield Maintenance Charge then on deposit in the Lower-Tier Distribution Account (other than with respect to the 135 East 57th Street Non-Pooled Trust Component) and received during or prior to the related Collection Period to the Pooled Lower-Tier Regular Interests in proportion to the amount of principal distributed to each Class of Pooled Lower-Tier Regular Interests on such Distribution Date pursuant to this Section 4.01(a)(ii).

            The Certificate Administrator shall be deemed to deposit the Pooled Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and any Yield Maintenance Charges (other than with respect to the 135 East 57th Street Non-Pooled Trust Component) distributed to the Upper-Tier REMIC pursuant to this
Section 4.01(a)(ii) into the Upper-Tier Distribution Account. Any amount in respect of the Mortgage Pool that remains in the Lower-Tier Distribution Account on each Distribution Date after the deemed distribution described in the preceding sentence shall be distributed to the Holders of the Class LR Certificates with respect to the Class LTR Interest (but only to the extent of such amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

            (b) On each Distribution Date occurring prior to the Crossover Date, the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account in respect of such Distribution Date pursuant to Section 4.01(a), and distribute such amount to the Holders of the Regular Certificates (other than the Class E57 Certificates) and in respect of the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest in the amounts and in the order of priority set forth below:

            (i) First, to pay interest, pro rata, (i) on the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates from the portion of the Available Funds for such Distribution Date attributable to Mortgage Loans in Loan Group 1 up to an amount equal to the aggregate Interest Accrual Amount for those Classes, in each case in accordance with their respective interest entitlements; (ii) on the Class A-1A Certificates from the portion of the Available Funds for such Distribution Date attributable to Mortgage Loans in Loan Group 2 up to an amount equal to the aggregate Interest Accrual Amount for such Class; and (iii) on the Class XS and Class XP Certificates, pro rata, from the Available Funds for such Distribution Date up to an amount equal to the Interest Accrual Amount for such Class; provided, however, if on any Distribution Date, the Available Funds (or applicable portion thereof) are insufficient to pay in full the total Interest Accrual Amount to be paid to any of the Classes described in this subclause (i), the Available Funds for such Distribution Date will be allocated among all those Classes pro rata, in accordance with their respective interest entitlements;

            (ii) Second, pro rata, to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS and Class XP Certificates, in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Classes,

            (iii) Third, in reduction of the Certificate Balances thereof,

                  (A) to the Class A-1, Class A-2, Class A-3, Class A-AB, Class
            A-4 Certificates,

                        (1) first, to the Class A-AB Certificates, in an amount
                  up to the Loan Group 1 Principal Distribution Amount and, after the outstanding Certificate Balance of the Class A-1A Certificates have been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Class A-1A Certificates have been made on such Distribution Date, until the outstanding Certificate Balance of the Class A-AB Certificates is reduced to the Class A-AB Planned Principal Balance,

                        (2) then, to the Class A-1 Certificates, in an amount
                  equal to the Loan Group 1 Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-AB Certificates pursuant to (1) above in this clause Third) for such Distribution Date and, after the Class A-1A Certificates have been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Class A-1A Certificates, and after payments to the Class A-AB Certificates pursuant to (1) above in this clause Third have been made on such Distribution Date, until the Class A-1 Certificates are reduced to zero,

                        (3) then, to the Class A-2 Certificates, in an amount
                  equal to the Loan Group 1 Principal Distribution Amount (or the portion thereof remaining after distributions to the Class A-1 Certificates and distributions on the Class A-1 Certificates) for such Distribution Date and, after the Class A-AB Certificates pursuant to (1) above in this clause Third) for such Distribution Date and, after the Class A-1A Certificates have been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Class A-1A, and Class A-1 Certificates and payments to the Class A-AB Certificates pursuant to (1) above in this clause Third have been made on such Distribution Date, until the Class A-2 Certificates are reduced to zero,

                        (4) then, to the Class A-3 Certificates, in an amount
                  equal to the Loan Group 1 Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1 and Class A-2 Certificates and distributions on the Class A-AB Certificates pursuant to (1) above in this clause Third) for such Distribution Date and, after the Class A-1A Certificates have been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Class A-1A, Class A-1 and Class A-2 Certificates and payments to the Class A-AB Certificates pursuant to (1) above in this clause Third have been made on such Distribution Date, until the Class A-3 Certificates have been reduced to zero,

                        (5) then, to the Class A-AB Certificates, in an amount
                  equal to the Loan Group 1 Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-1, Class A-2 and Class A-3 Certificates) for such Distribution Date and, after the Class A-1A Certificates have been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Class A-1A, Class A-1, Class A-2 and Class A-3 Certificates have been made on such Distribution Date, until the Class A-AB Certificates have been reduced to zero,

                        (6) then, to the Class A-4 Certificates, in an amount
                  equal to the Loan Group 1 Principal Distribution Amount (or the portion of it remaining after distributions to the Class A-1, Class A-2 and Class A-3 Certificates and distributions on the Class A-AB Certificates pursuant to (1) above in this clause Third) for such Distribution Date and, after the Class A-1A Certificates have been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Class A-1A, Class A-1, Class A-2 and Class A-3 Certificates and payments to the Class A-AB Certificates pursuant to (1) above in this clause Third have been made on such Distribution Date, until the Class A-4 Certificates have been reduced to zero,

                  (B) to the Class A-1A Certificates, in an amount equal to the
            Loan Group 2 Principal Distribution Amount for such Distribution Date and to the Class A-1A Certificates, in an amount equal to the Loan Group 1 Principal Distribution Amount remaining after payments to the Class A-1, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates have been made on such Distribution Date, until the Class A-1A Certificates are reduced to zero;

            (iv) Fourth, to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates, pro rata, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (v) Fifth, to the Class AM Certificates and the Class AM-FL Regular Interest, pro rata, in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Classes;

            (vi) Sixth, to the Class AM Certificates and the Class AM-FL Regular Interest, pro rata, in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Classes;

            (vii) Seventh, to the Class AM Certificates and the Class AM-FL Regular Interest, pro rata, in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balances of such Classes are reduced to zero;

            (viii) Eighth, to the Class AM Certificates and the Class AM-FL Regular Interest, pro rata, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Classes;

            (ix) Ninth, to the Class AJ Certificates and the Class AJ-FL Regular Interest, pro rata, in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (x) Tenth, to the Class AJ Certificates and the Class AJ-FL Regular Interest, pro rata, in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xi) Eleventh, to the Class AJ Certificates and the Class AJ-FL Regular Interest, pro rata, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xii) Twelfth, to the Class AJ Certificates and the Class AJ-FL Regular Interest, pro rata, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xiii) Thirteenth, to the Class B Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xiv) Fourteenth, to the Class B Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xv) Fifteenth, to the Class B Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xvi) Sixteenth, to the Class B Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xvii) Seventeenth, to the Class C Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xviii) Eighteenth, to the Class C Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xix) Nineteenth, to the Class C Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xx) Twentieth, to the Class C Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, up to an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxi) Twenty-first, to the Class D Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxii) Twenty-second, to the Class D Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxiii) Twenty-third, to the Class D Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xxiv) Twenty-fourth, to the Class D Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxv) Twenty-fifth, to the Class E Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxvi) Twenty-sixth, to the Class E Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxvii) Twenty-seventh, to the Class E Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount, less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xxviii) Twenty-eighth, to the Class E Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxix) Twenty-ninth, to the Class F Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxx) Thirtieth, to the Class F Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxxi) Thirty-first, to the Class F Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less the amount of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xxxii) Thirty-second, to the Class F Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxxiii) Thirty-third, to the Class G Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxxiv) Thirty-fourth, to the Class G Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxxv) Thirty-fifth, to the Class G Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xxxvi) Thirty-sixth, to the Class G Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xxxvii) Thirty-seventh, to the Class H Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xxxviii) Thirty-eighth, to the Class H Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xxxix) Thirty-ninth, to the Class H Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xl) Fortieth, to the Class H Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xli) Forty-first, to the Class J Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xlii) Forty-second, to the Class J Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xliii) Forty-third, to the Class J Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xliv) Forty-fourth, to the Class J Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xlv) Forty-fifth, to the Class K Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (xlvi) Forty-sixth, to the Class K Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (xlvii) Forty-seventh, to the Class K Certificates in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount less amounts of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (xlviii) Forty-eighth, to the Class K Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (xlix) Forty-ninth, to the Class L Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (l) Fiftieth, to the Class L Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (li) Fifty-first, to the Class L Certificates in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount less amounts of the Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (lii) Fifty-second, to the Class L Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (liii) Fifty-third, to the Class M Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (liv) Fifty-fourth, to the Class M Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lv) Fifty-fifth, to the Class M Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (lvi) Fifty-sixth, to the Class M Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (lvii) Fifty-seventh, to the Class N Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (lviii) Fifty-eighth, to the Class N Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lix) Fifty-ninth, to the Class N Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (lx) Sixtieth, to the Class N Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (lxi) Sixty-first, to the Class O Certificates in respect of interest, up to an amount equal to the aggregate Interest Accrual Amount of such Class;

            (lxii) Sixty-second, to the Class O Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lxiii) Sixty-third, to the Class O Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

            (lxiv) Sixty-fourth, to the Class O Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (lxv) Sixty-fifth, to the Class P Certificates, in respect of interest, up to an amount equal to the Interest Accrual Amount of such Class;

            (lxvi) Sixty-sixth, to the Class P Certificates, in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lxvii) Sixty-seventh, to the Class P Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses until the Certificate Balance of such Class is reduced to zero;

            (lxviii) Sixty-eighth, to the Class P Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (lxix) Sixty-ninth, to the Class Q Certificates, in respect of interest, up to an amount equal to the Interest Accrual Amount of such Class;

            (lxx) Seventieth, to the Class Q Certificates, in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lxxi) Seventy-first, to the Class Q Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses until the Certificate Balance of such Class is reduced to zero;

            (lxxii) Seventy-second, to the Class Q Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

            (lxxiii) Seventy-third, to the Class S Certificates, in respect of interest, up to an amount equal to the Interest Accrual Amount of such Class;

            (lxxiv) Seventy-fourth, to the Class S Certificates, in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

            (lxxv) Seventy-fifth, to the Class S Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses until the Certificate Balance of such Class is reduced to zero;

            (lxxvi) Seventy-sixth, to the Class S Certificates, to the extent not distributed pursuant to all prior clauses, for the unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class; and

            (lxxvii) Seventy-seventh, to the Class R and Class LR Certificates.

            All references to "pro rata" in the preceding clauses with respect to interest and Class Interest Shortfalls shall mean pro rata based on the amount distributable pursuant to such clauses, with respect to distribution of principal other than for unreimbursed Realized Losses shall mean pro rata based on Certificate Balance and with respect to distributions with respect to unreimbursed Realized Losses shall mean pro rata based on the amount of unreimbursed Realized Losses previously allocated to the applicable Classes.

            Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, the Principal Distribution Amount will be distributed to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such Class is reduced to zero.

            (c) On each Distribution Date, following the distribution from the Lower-Tier Distribution Account in respect of the Pooled Lower-Tier Regular Interests pursuant to Section 4.01(a), the Certificate Administrator shall make distributions of any Prepayment Premiums and Yield Maintenance Charges received in the related Collection Period (other than in respect of the 135 East 57th Street Non-Pooled Trust Component) from amounts deposited in the Upper-Tier Distribution Account pursuant to Section 3.05(h), as follows:

            (i) Prepayment Premiums, Yield Maintenance Charges received with respect to Group 1 Mortgage Loans shall be distributed to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class AM, Class AJ, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates, the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest, in an amount equal to the product of (a) a fraction, not greater than one, the numerator of which is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class AM, Class AJ, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates, the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of Prepayment Premiums or Yield Maintenance Charges, as applicable, collected on such Principal Prepayment during the related Collection Period. Any Yield Maintenance Charges or Prepayment Premiums collected during the related Collection Period remaining after such distributions on or prior to the Distribution Date in August 2014 will be distributed 85% to the holders of the Class XS Certificates and 15% to the holders of the Class XP Certificates. After the Distribution Date occurring in August 2014, 100% of all Yield Maintenance Charges and Prepayment Premiums collected during the related Collection Period remaining after such distributions will be distributed to the Class XS Certificates. No Prepayment Premiums or Yield Maintenance Charges in respect of the Group 1 Mortgage Loans will be distributed to holders of any other Class of Certificates; and

            (ii) Prepayment Premiums and Yield Maintenance Charges received with respect to the Group 2 Mortgage Loans shall be distributed to the Class A-1A Certificates in an amount equal to the product of (a) a fraction, not greater than one, the numerator of which is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the total amount distributed as principal to the Class A-1A Certificates on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (c) the aggregate amount of Prepayment Premiums or Yield Maintenance Charges, as applicable, collected on such Principal Prepayment during the related Collection Period. Any Yield Maintenance Charges or Prepayment Premiums collected during the related Collection Period remaining after such distributions on or prior to the Distribution Date in August 2014 will be distributed 85% to the holders of the Class XS Certificates and 15% to the holders of the Class XP Certificates. After the Distribution Date occurring in August 2014, 100% of all Yield Maintenance Charges and Prepayment Premiums collected during the related Collection Period remaining after such distributions will be distributed to the Class XS Certificates. No Prepayment Premiums or Yield Maintenance Charges in respect of the Group 2 Mortgage Loans will be distributed to holders of any other Class of Certificates.

            Following the reduction of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class AM, Class AJ, Class A-1A, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J and Class K Certificates, the Class AM-FL Regular Interest to zero and the Class AJ-FL Regular Interest to zero, the Certificate Administrator shall distribute any Yield Maintenance Charges or Prepayment Premiums collected with respect to the Mortgage Loans (other than the 135 East 57th Street Non-Pooled Trust Component) during the related Collection Period remaining after such distributions on or prior to the Distribution Date in August 2014 shall be distributed 85% to the holders of the Class XS Certificates and 15% to the holders of the Class XP Certificates. After the Distribution Date occurring in August 2014, 100% of all Yield Maintenance Charges and Prepayment Premiums collected with respect to the Mortgage Loans (other than the 135 East 57th Street Non-Pooled Trust Component) during the related Collection Period remaining after such distributions will be distributed to the Class XS Certificates.

            (d) [Reserved].

            (e) On each Distribution Date, the Certificate Administrator shall withdraw amounts from the Excess Liquidation Proceeds Account (or sub-account thereof) and shall distribute such amounts in the following manner:

            (i) (A) from amounts in the Excess Liquidation Proceeds Account allocable to a Mortgage Loan (other than the Serviced Whole Loan), to reimburse the Holders of the Sequential Pay Certificates (other than the Class AM-FL or Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest (in the order set forth in Section 4.01(b)) up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to them and unreimbursed after application of Available Funds for such Distribution Date and (B) from amounts in the Excess Liquidation Proceeds Account allocable to the Serviced Whole Loans, to reimburse the Holders of the Sequential Pay Certificates (other than the Class AM-FL or Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest (in the order set forth in Section 4.01(b)), or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance), up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to them and unreimbursed after application of Available Funds for such Distribution Date and any remaining amounts to the related Serviced B Loan, if any; and

            (ii) any amounts remaining in the Excess Liquidation Proceeds Account after such distributions on any Distribution Date that (a) are allocable to the Mortgage Loans, shall be applied to offset future Realized Losses and Additional Trust Fund Expenses; and (b) are allocable to the Serviced Companion Loans, shall be remitted within one Business Day after each such Distribution Date by the Certificate Administrator to the applicable Master Servicer (which shall remit to the Serviced Companion Loan Noteholders in accordance with Section 3.05(j)). On any Distribution Date, amounts held in the Excess Liquidation Proceeds Account that exceed amounts reasonably required to offset future Realized Losses and Additional Trust Fund Expenses shall be distributed to the Holders of the Class LR Certificates (in respect of the Class LTR Interest) and upon termination of the Trust Fund, any amounts remaining in the Excess Liquidation Proceeds Account (other than amounts allocable to the Serviced Whole Loans) shall be distributed by the Certificate Administrator to the Class LR Certificates in respect of the Class LTR Interest. Amounts paid with respect to the Mortgage Loans from the Excess Liquidation Proceeds Account pursuant to the preceding clauses (i) and
      (ii) shall first be deemed to have been distributed to the Lower-Tier Regular Interests in reimbursement of Realized Losses and Additional Trust Fund Expenses previously allocated thereto in the same manner as provided in Section 4.01(f). Amounts paid from the Excess Liquidation Proceeds Account will not reduce the Certificate Balances of the Sequential Pay Certificates, the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest receiving such distributions.

            (f) On each Distribution Date, immediately following the distributions to be made on such date pursuant to this Section 4.01(b), the Certificate Administrator shall calculate the amount, if any, of Realized Losses. Any allocation of Realized Losses to a Class of Sequential Pay Certificates (other than the Class AM-FL or Class AJ-FL Certificates) or the Class AM-FL Regular Interest or the Class AJ-FL Regular Interest shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Realized Losses allocated to a Class of Sequential Pay Certificates (other than the Class AM-FL or Class AJ-FL Certificates) shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby. The allocation of Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund. Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class in respect of which any such reimbursement is made. To the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes that previously were allocated Realized Losses, first, to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates, pro rata, next, to the Class AM Certificates and Class AM-FL Regular Interest, pro rata, next, to the Class AJ Certificates and Class AJ-FL Regular Interest, pro rata, and then, to the remainder of the Sequential Pay Certificates in sequential order, in each case up to the amount of the unreimbursed Realized Losses allocated to such Class. If the Certificate Balance of any Class is so increased, the amount of unreimbursed Realized Losses of such Class shall be decreased by such amount.

            The Certificate Balances of each Class of Sequential Pay Certificates (other than the Class AM-FL or Class AJ-FL Certificates), the Class AM-FL Regular Interest or the Class AJ-FL Regular Interest will be reduced without distribution on any Distribution Date as a write-off to the extent of any Realized Losses allocated to such Class with respect to such date. Any such write-offs will be applied to the Classes of Sequential Pay Certificates (other than the Class AM-FL or Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest in the following order, in each case until the Certificate Balance of such Class is reduced to zero: first, to the Class S Certificates, second, to the Class Q Certificates, third, to the Class P Certificates; fourth, to the Class O Certificates; fifth, to the Class N Certificates; sixth, to the Class M Certificates; seventh, to the Class L Certificates; seventh, to the Class K Certificates; eighth, to the Class J Certificates; ninth, to the Class H Certificates; tenth, to the Class G Certificates; eleventh, to the Class F Certificates; twelfth, to the Class E Certificates; thirteenth, to the Class D Certificates; fourteenth, to the Class C Certificates; fifteenth, to the Class B Certificates; sixteenth, to the Class AJ Certificates and the Class AJ-FL Regular Interest, pro rata, based on their respective Certificate Balances; seventeenth, to the Class AM Certificates and the Class AM-FL Regular Interest, pro rata, based on their respective Certificate Balances; and finally, to the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4 and Class A-1A Certificates, pro rata, based on their respective Certificate Balances. Any amounts recovered in respect of amounts previously written off as Realized Losses shall be distributed to the Classes of Sequential Pay Certificates (other than the Class AM-FL or Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest described above in reverse order of allocation of Realized Losses thereto in accordance with Section 4.01(b). Additional Trust Fund Expenses and shortfalls in Available Funds due to extraordinary expenses of the Trust Fund (including indemnification expenses), a reduction in the Mortgage Rate on a Mortgage Loan by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers, or otherwise, shall be treated as and allocated in the same manner as Realized Losses.

            With respect to any Distribution Date, any Realized Losses allocated pursuant to Section 3.06 with respect to such Distribution Date shall reduce the Lower-Tier Principal Balances of the Lower-Tier Regular Interests as a write-off and shall be allocated among the Lower-Tier Regular Interests in the same priority as the Class of Corresponding Certificates (in the case of Realized Losses on (i) the Class A-1 Certificates, first to the Lower-Tier Regular Interest LA-1-1, second to the Lower-Tier Regular Interest LA-1-2 and then to the Lower-Tier Regular Interest LA-1-3, in each case, pro rata, until reduced to zero; (ii) the Class A-2 Certificates, first to the Lower-Tier Regular Interest LA-2-1, second to the Lower-Tier Regular Interest LA-2-2, third to the Lower-Tier Regular Interest LA-2-3 and then to the Lower-Tier Regular Interest LA-2-4, in each case, pro rata, until reduced to zero; (iii) the Class L Certificates, first to the Lower-Tier Regular Interest LL-1 and then to the Lower-Tier Regular Interest LL-2, in each case, pro rata, until reduced to zero and (iv) the Class L Certificates, first to the Lower-Tier Regular Interest LN-1 and then to the Lower-Tier Regular Interest LN-2, in each case, pro rata, until reduced to zero.

            (g) All amounts distributable to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            (h) Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Certificate Administrator shall, as soon as reasonably practicable within the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made, mail to each Holder of such Class of Certificates on such date a notice to the effect that:

                  (A) the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified, and

                  (B) if such final distribution is made on such Distribution
            Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, however, that the Class R and Class LR Certificates shall remain outstanding until there is no other Class of Certificates, 135 East 57th Street Loan REMIC Regular Interests, Lower-Tier Regular Interests, Class AM-FL Regular Interest or Class AM-FL Regular Interest outstanding.

            Any funds not distributed to any Holder or Holders of such Classes of Certificates on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this
Section 4.01(h) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Holders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Holders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Holders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Holder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Holder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(h). Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

            (i) Shortfalls in Available Funds resulting from Excess Prepayment Interest Shortfalls shall be allocated to, and Master Servicer Prepayment Interest Shortfalls shall be deemed distributed to, each Class of Pooled Regular Certificates, pro rata, based upon the Interest Accrual Amount distributable to each such Class prior to reduction by such Excess Prepayment Interest Shortfalls. Master Servicer Prepayment Interest Shortfalls shall be deposited by the applicable Master Servicer into its Collection Account on or prior to the Servicer Remittance Date.

            (j) On each Distribution Date, any Excess Interest received with respect to the Mortgage Loans during the related Collection Period shall be distributed to the Holders of the Class T Certificates from the Class T Grantor Trust Distribution Account established pursuant to Section 3.05(c). Any Excess Interest remaining in the Class T Grantor Trust Distribution Account on the final Distribution Date shall be distributed to the Holders of the Class T Certificates.

            (k) On the final Servicer Remittance Date, each Master Servicer shall withdraw from its Collection Account and deliver to the Certificate Administrator who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing transferred from the Loss of Value Reserve Fund to the applicable Collection Account on the immediately preceding Servicer Remittance Date in accordance with Section 3.06(f)(v).

            (l) On each Distribution Date, to the extent of the Class AM-FL Available Funds for such Distribution Date, the Certificate Administrator shall make distributions from the Class AM-FL Floating Rate Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

            (i) First, to the Holders of the Class AM-FL Certificates in respect of interest, up to an amount equal to the Class AM-FL Interest Distribution Amount, for such Distribution Date;

            (ii) Second, to the Holders of the Class AM-FL Certificates in reduction of the Certificate Balance thereof, an amount equal to the Class AM-FL Principal Distribution Amount until the outstanding Certificate Balance thereof has been reduced to zero;

            (iii) Third, to the Holders of the Class AM-FL Certificates until all Trust Fund expenses previously allocated to the Class AM-FL Certificates (as a result of the allocation of Realized Losses and Additional Trust Fund Expenses to the Class AM-FL Regular Interest) but not previously reimbursed, have been reimbursed in full; and

            (iv) Fourth, any remaining amount to the Holders of the Class AM-FL Certificates.

            So long as a Class AM-FL Distribution Conversion is not in effect, any Prepayment Premiums and Yield Maintenance Charges paid on the Class AM-FL Regular Interest shall be payable to the Class AM-FL Swap Counterparty pursuant to the terms of the Class AM-FL Swap Contract on a net basis as part of the Class AM-FL Net Swap Payment specified in Section 3.41. On each Distribution Date for which a Class AM-FL Distribution Conversion is in effect, any Prepayment Premiums and Yield Maintenance amount paid on the Class AM-FL Regular Interest shall be distributed to the Holders of the Class AM-FL Certificates. Any termination payments due to the Class AM-FL Swap Counterparty under the Class AM-FL Swap Contract shall be payable solely to the extent of any payment made by a replacement swap counterparty to the Trust Fund in consideration for entering into such replacement swap contract, if any (less any costs and expenses incurred by the Trust Fund in connection with entering into such replacement swap contract).

            (m) On each Distribution Date, to the extent of the Class AJ-FL Available Funds for such Distribution Date, the Certificate Administrator shall make distributions from the Class AJ-FL Floating Rate Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

            (i) First, to the Holders of the Class AJ-FL Certificates in respect of interest, up to an amount equal to the Class AJ-FL Interest Distribution Amount, for such Distribution Date;

            (ii) Second, to the Holders of the Class AJ-FL Certificates in reduction of the Certificate Balance thereof, an amount equal to the Class AJ-FL Principal Distribution Amount until the outstanding Certificate Balance thereof has been reduced to zero;

            (iii) Third, to the Holders of the Class AJ-FL Certificates until all Trust Fund expenses previously allocated to the Class AJ-FL Certificates (as a result of the allocation of Realized Losses and Additional Trust Fund Expenses to the Class AJ-FL Regular Interest) but not previously reimbursed, have been reimbursed in full; and

            (iv) Fourth, any remaining amount to the Holders of the Class AJ-FL Certificates.

            So long as a Class AJ-FL Distribution Conversion is not in effect, any Prepayment Premiums and Yield Maintenance Charges paid on the Class AJ-FL Regular Interest shall be payable to the Class AJ-FL Swap Counterparty pursuant to the terms of the Class AJ-FL Swap Contract on a net basis as part of the Class AJ-FL Net Swap Payment specified in Section 3.41. On each Distribution Date for which a Class AJ-FL Distribution Conversion is in effect, any Prepayment Premiums and Yield Maintenance amount paid on the Class AJ-FL Regular Interest shall be distributed to the Holders of the Class AJ-FL Certificates. Any termination payments due to the Class AJ-FL Swap Counterparty under the Class AJ-FL Swap Contract shall be payable solely to the extent of any payment made by a replacement swap counterparty to the Trust Fund in consideration for entering into such replacement swap contract, if any (less any costs and expenses incurred by the Trust Fund in connection with entering into such replacement swap contract).

            Section 4.01A Distributions on the Class E57 Certificates(a) . (a)
(i) The initial 135 East 57th Street Loan REMIC Principal Balances of the 135 East 57th Street Loan REMIC Regular Interests as of any date subsequent to the first Distribution Date, and the Pass-Through Rates on the Class of 135 East 57th Street Loan REMIC Regular Interests shall be as set forth in the Preliminary Statement and the definition of "Pass-Through Rate." The 135 East 57th Street Loan REMIC Pooled Regular Interest shall be deemed to have received distributions in respect of principal and allocations of Realized Losses and Additional Trust Fund Expenses in an amount equal to the amount of principal actually distributed to, or Realized Losses or Additional Trust Fund Expenses allocated to the 135 East 57th Street Pooled Trust Component pursuant to Section 3.38(h).

            (ii) On each Distribution Date, amounts held in the 135 East 57th Street Loan REMIC Distribution Account shall be withdrawn, to the extent of the Class E57 Available Distribution Amount. Each of the Class E57 Lower-Tier Regular Interests and the 135 East 57th Street Loan REMIC Non-Pooled Regular Interests shall be deemed to have received distributions in respect of principal and allocations of Realized Losses and Additional Trust Fund Expenses in an amount equal to the amount of principal actually distributable or allocated to its respective Corresponding Certificates as provided in Section 4.01A(b). As of any date, the Lower-Tier Principal Balance of each Class E57 Lower-Tier Regular Interest and the 135 East 57th Street Loan REMIC Principal Balance of each of the Corresponding 135 East 57th Street Loan REMIC Non-Pooled Regular Interests shall equal the Certificate Balance of the Corresponding Certificate with respect thereto. On each Distribution Date, each Class E57 Lower-Tier Regular Interest and each of the Corresponding 135 East 57th Street Loan REMIC Non-Pooled Regular Interests shall be deemed to have received distributions in respect of interest in an amount equal to the Interest Accrual Amount and Class Interest Shortfalls in respect of its Corresponding Class E57 Certificates, in each case, to the extent actually distributable thereon as provided in Section 4.01A(b). Distributions made in respect of the Class E57 Certificates on each Distribution Date pursuant to Section 4.01A(b) or Section 9.01 shall be deemed to have first been withdrawn from the Lower-Tier Distribution Account and distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest and withdrawn from the 135 East 57th Street Loan REMIC Distribution Account and distributed from the 135 East 57th Street Loan REMIC to the Lower-Tier REMIC in respect of the Corresponding 135 East 57th Street Loan REMIC Non-Pooled Regular Interest.

            On each Distribution Date, the Certificate Administrator shall apply amounts related to each Prepayment Premium and Yield Maintenance Charge with respect to the 135 East 57th Street Non-Pooled Trust Component then on deposit in the 135 East 57th Street Loan REMIC Distribution Account and received during or prior to the related Collection Period to the 135 East 57th Street Loan REMIC Non-Pooled Regular Interests for deposit into the Lower-Tier Distribution Account in proportion to the amount of principal distributed to the 135 East 57th Street Loan REMIC Regular Interests on such Distribution Date under this
Section 4.01A(a)(ii), and then to the Upper-Tier REMIC in corresponding amounts on the related Class E57 Lower-Tier Regular Interests.

            The Certificate Administrator shall be deemed to deposit the Class E57 Loan REMIC Available Distribution Amount and the amount of any related Prepayment Premiums and any Yield Maintenance Charges distributed to the Upper-Tier REMIC pursuant to this Section 4.01A(a)(ii) into the Upper-Tier Distribution Account. Any amount in respect of the 135 East 57th Street Non-Pooled Trust Components that remains in the 135 East 57th Street Loan REMIC Distribution Account or the Lower-Tier Distribution Account on each Distribution Date after distribution of the Class E57 Loan REMIC Available Distribution Amount and distribution of Prepayment Premiums and Yield Maintenance Charges in respect of the 135 East 57th Street Loan REMIC Non-Pooled Regular Interests and the Class E57 Lower-Tier Regular Interests, respectively, shall be distributed to the Holders of the Class LR Certificates in respect of the Class E57-R Interest and Class LTR Interest, respectively (but only to the extent of such amount for such Distribution Date remaining in the 135 East 57th Street Loan REMIC Distribution Account or the Lower-Tier Distribution Account, respectively, if any).

            (b) On each Distribution Date the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account in respect of such Distribution Date pursuant to
Section 4.01A(a)(ii), and distribute such amount to the Class E57 Certificateholders in the amounts and in the order of priority set forth below:

            (i) first, to distributions of interest to the Holders of the Class E57-1 Certificates in accordance with the amount of the Class E57 Interest Accrual Amount in respect of such Class, in an amount equal to all of the Class E57 Interest Accrual Amount allocable to the Class E57-1 Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (ii) second, to distributions of principal to the Holders of the Class E57-1 Certificates in an amount up to the Class E57 Principal Distribution Amount for such Distribution Date, until the Class E57-1 Certificates are reduced to zero;

            (iii) third, to distributions to the Holders of the Class E57-1 Certificates to reimburse such holders for (1) any unreimbursed cure payments made by such Holders and (2) all Class E57 Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

            (iv) fourth, to distributions of interest to the holders of the Class E57-2 Certificates in accordance with the amount of the Class E57 Interest Accrual Amount in respect of such Class, in an amount equal to all of the Class E57 Interest Accrual Amount allocable to the Class E57-2 Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (v) fifth, to distributions of principal to the holders of the Class E57-2 Certificates in an amount up to the remaining Class E57 Principal Distribution Amount for such Distribution Date until the Class E57-2 Certificates are reduced to zero;

            (vi) sixth, to distributions to the holders of the Class E57-2 Certificates to reimburse such holders for (1) any unreimbursed cure payments made by such holder and (2) all Class E57 Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

            (vii) seventh, to distributions of interest to the holders of the Class E57-3 Certificates in accordance with the amount of the Class E57 Interest Accrual Amount in respect of such Class, in an amount equal to all of the Class E57 Interest Accrual Amount allocable to the Class E57-3 Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (viii) eighth, to distributions of principal to the holders of the Class E57-3 Certificates in an amount up to the remaining Class E57 Principal Distribution Amount for such Distribution Date until the Class E57-3 Certificates are reduced to zero;

            (ix) ninth, to distributions to the holders of the Class E57-3 Certificates to reimburse such holders for (1) any unreimbursed cure payments made by such holder and (2) all Class E57 Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received; and

            (x) tenth, to distributions to the Holders of the Class R Certificates in an amount equal to the balance, if any, of the Class E57 Available Distribution Amount remaining in the Upper-Tier REMIC after the distributions to be made on such Distribution Date as described in clauses
      (i) through (ix) above.

            (c) [Reserved]

            (d) On each Distribution Date, following the distribution from the Lower-Tier Distribution Account in respect of the Class E57 Lower-Tier Regular Interests pursuant to Section 4.01A(a)(ii), the Certificate Administrator shall make distributions of any Prepayment Premiums and Yield Maintenance Charges received in the related Collection Period on the 135 East 57th Street Non-Pooled Trust Component from amounts deposited in the Upper-Tier Distribution Account pursuant to Section 3.05(g), in proportion to the amount of principal distributed to each Class of the Class E57 Certificates on such Distribution Date under Section 4.01A(b).

            (e) The Certificate Balances of each of the Class E57 Certificates will be reduced without distribution on any Distribution Date as a write-off to the extent of any Class E57 Realized Losses and Additional Trust Fund Expenses attributable to the 135 East 57th Street Mortgage Loan allocated to such Class with respect to such date. Any such write-offs will be applied to the Classes of Class E57 Certificates in the following order, in each case, until the Certificate Balance of such Class E57 Certificates is reduced to zero: first, to the Class E57-3 Certificates; second, to the Class E57-2 Certificates; and finally, to the Class E57-1 Certificates. Any amounts recovered in respect of amounts previously written off as Class E57 Realized Losses and Additional Trust Fund Expenses attributable to the 135 East 57th Street Mortgage Loan shall be distributed to the Classes of Class E57 Certificates described above in reverse order of allocation of principal thereto in accordance with Section 4.01A(b).

            Class E57 Realized Losses and Additional Trust Fund Expenses attributable to the 135 East 57th Street Mortgage Loan that are applied to each Class of Class E57 Certificates will be allocated to reduce the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interests and the 135 East 57th Street Loan REMIC Principal Balances of the Corresponding 135 East 57th Street Loan REMIC Regular Interests in the reverse order in which principal is allocated thereto pursuant to Section 4.01A(a)(ii).

            (f) On each Distribution Date, Prepayment Interest Shortfalls on the 135 East 57th Street Mortgage Loan shall be allocated first to interest distributions on each 135 East 57th Street Non-Pooled Trust Component pro rata on such Distribution Date and second to interest distributions on the 135 East 57th Street Pooled Trust Component on such Distribution Date. Prepayment Interest Shortfalls allocated to the 135 East 57th Street Non-Pooled Trust Component in excess of the Master Servicer Prepayment Interest Shortfall delivered pursuant to Section 3.19(c) that is related to the 135 East 57th Street Non-Pooled Trust Component included in Available Funds (the "Class E57 Excess Prepayment Interest Shortfall") shall be allocated to and be deemed distributed to, each Class of Class E57 Certificates, pro rata, based upon the Interest Accrual Amount distributable to each such Class prior to reduction by such excess Prepayment Interest Shortfalls and in corresponding amounts to the Corresponding Lower-Tier Regular Interests and the Corresponding 135 East 57th Street Loan REMIC Non-Pooled Regular Interests.

            Amounts received on the 135 East 57th Street Mortgage Loan that are allocated under this Agreement to the reimbursement of cure payments made pursuant to Section 3.39(f) shall be distributed to the Class E57 Certificateholders (or Beneficial Owners) which made such cure payments, pro rata in accordance with the amount of the cure payment made by each such Class E57 Certificateholder (or Beneficial Owner) and in corresponding amounts to the corresponding Lower-Tier Regular Interests and the Corresponding 135 East 57th Street Loan REMIC Non-Pooled Regular Interests.

            Master Servicer Prepayment Interest Shortfalls shall be deposited by the applicable Master Servicer into its Collection Account on or prior to the Servicer Remittance Date.

            (g) All distributions to each of the Class E57 Certificates shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Class E57 Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            (h) Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Certificate Administrator shall, no later than the fifteenth day of the month in the month preceding the month in which the final distribution with respect to any of the Class E57 Certificates is expected to be made, mail to each Holder of such Class of Certificates on such date a notice to the effect that:

                  (A) the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Class E57 Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified, and

                  (B) if such final distribution is made on such Distribution
            Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, however, that the Class R and Class LR Certificates shall remain outstanding until there is no other Class of Certificates, 135 East 57th Street Loan REMIC Regular Interests, Lower-Tier Regular Interests, Class AM-FL Regular Interest or Class AJ-FL Regular Interest outstanding.

            Any funds not distributed to any Holder or Holders of such Classes of Class E57 Certificates on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Holder or Holders. If any Class E57 Certificates as to which notice has been given pursuant to this Section 4.01A(i) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Holders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Holders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Holders shall be paid out of such funds. If within two years after the second notice any such Class E57 Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Trustee hereunder and the transfer of such amounts to a successor trustee and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders. No interest shall accrue or be payable to any Holder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Holder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01A(i). Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

            Section 4.02 Statements to Certificateholders; Reports by Certificate Administrator; Other Information Available to the Holders and Others. (a) On each Distribution Date, the Certificate Administrator shall make available to the general public a statement (substantially in the form set forth as Exhibit K attached hereto and based on the information set forth in (i) the CMSA Investor Reporting Package prepared by the applicable Master Servicer (other than the CMSA Special Servicer Loan File) and the other reports prepared by such Master Servicer and Special Servicer relating to such Distribution Date, including the CMSA Special Servicer Loan File, upon which information the Certificate Administrator may conclusively rely, in accordance with CMSA guidelines and (ii) the Reconciliation of Funds Report prepared by the Certificate Administrator) as to distributions made on such Distribution Date (each, a "Distribution Date Statement") setting forth (with respect to each Class of Certificates) the following information:

            (i) the Record Date, Interest Accrual Period, and Determination Date for such Distribution Date;

            (ii) the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates (other than the Class T, Class XS, Class XP, Class R and Class LR Certificates) applied to reduce the respective Certificate Balance thereof;

            (iii) the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Certificates (other than the Class AM-FL and Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest allocable to (A) the Interest Accrual Amount and/or (B) Prepayment Premiums;

            (iv) the aggregate amount of Advances made in respect of the Distribution Date and the amount on interest paid on Advances since the prior Distribution Date (including, to the extent material, the general use of funds advanced and general source of funds for reimbursements);

            (v) the aggregate amount of compensation paid to the Trustee, the Certificate Administrator and servicing compensation paid to each Master Servicer and the Special Servicer for the related Determination Date and any other fees or expenses accrued and paid from the Trust Fund;

            (vi) the aggregate amount of any payments made to or by each Swap Counterparty with respect to the Class AM-FL and Class AJ-FL Certificates, as applicable;

            (vii) the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans outstanding immediately before and immediately after the Distribution Date;

            (viii) the number (as of the related and the next preceding Determination Date), and the aggregate principal balance, weighted average remaining term to maturity and weighted average mortgage rate (and interest rates by distributional groups or ranges) of the Mortgage Loans as of the related Determination Date;

            (ix) the number and aggregate Stated Principal Balance of the Mortgage Loans or Serviced Whole Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (c) delinquent 90 days or more, (D) that are Specially Serviced Loans that are not delinquent, or (E) current, but not Specially Serviced Loans, as to which foreclosure proceedings have been commenced, but not REO Property;

            (x) the Available Funds, the 135 East 57th Street Available Funds (to the Holders of Class E57 Certificates), the Class AM-FL Available Funds (to the Holders of Class AM-FL Certificates) and the Class AJ-FL Available Funds (to the Holders of Class AJ-FL Certificates) for such Distribution Date, and any other cash flows received on the Mortgage Loans and applied to pay fees and expenses (including the components of the Available Funds, or such other cash flows);

            (xi) the amount of the distribution on the Distribution Date to the holders of any Class of Certificates (other than the Class AM-FL and Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest allocable to Prepayment Premiums or Yield Maintenance Charges;

            (xii) the accrued Interest Accrual Amount in respect of each Class of Certificates (other than the Class AM-FL and Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest for such Distribution Date;

            (xiii) the Pass-Through Rate for each Class of Certificates (other than the Class AM-FL and Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest for the Distribution Date and the next succeeding Distribution Date;

            (xiv) the Principal Distribution Amount or Class E57 Principal Distribution Amount, as applicable, for the Distribution Date;

            (xv) the aggregate Certificate Balance or aggregate Notional Balance, as the case may be, of each Class of Certificates (other than the Class AM-FL and Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest, before and after giving effect to the distributions made on such Distribution Date, separately identifying any reduction in the aggregate Certificate Balance (or, if applicable, the aggregate Notional Balance) of each such Class due to Realized Losses and/or Additional Trust Fund Expenses;

            (xvi) the fraction, expressed as a decimal carried to at least eight places, the numerator of which is the then related Certificate Balance, and the denominator of which is the related initial aggregate Certificate Balance, for each class of Certificates (other than the Class T, Class R and Class LR Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest immediately following the Distribution Date;

            (xvii) the amount of any Appraisal Reduction Amounts allocated during the related Collection Period on a loan-by-loan basis; and the total Appraisal Reduction Amounts as of such Distribution Date on a loan-by-loan basis;

            (xviii) the number and related Stated Principal Balance of any Mortgage Loans modified, extended or waived during the related Collection Period, on a loan-by-loan basis (including a description of any material modifications, extensions or waivers to Mortgage Loan terms, fees, penalties or payments during the Collection Period or that have cumulatively become material over time);

            (xix) the amount of any remaining unpaid Interest Shortfalls for each Class of Certificates (other than the Class AM-FL and the Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest as of the Distribution Date;

            (xx) a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment (other than Liquidation Proceeds and Insurance Proceeds) during the related Collection Period and the amount of Principal Prepayment occurring, together with the aggregate amount of Principal Prepayments made during the related Collection Period;

            (xxi) a loan-by-loan listing of each Mortgage Loan which was defeased during the related Collection Period;

            (xxii) the amount of the distribution to the holders of each Class of Certificates (other than the Class AM-FL and the Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest on the Distribution Date attributable to reimbursement of Realized Losses;

            (xxiii) as to any Mortgage Loan repurchased by a Mortgage Loan Seller or otherwise liquidated or disposed of during the related Collection Period, (A) the Loan Number of the related Mortgage Loan and
      (B) the amount of proceeds of any repurchase of a Mortgage Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Collection Period and the portion thereof included in the Available Funds or 135 East 57th Street Available Funds for such Distribution Date;

            (xxiv) the amount on deposit in each of the Interest Reserve Account and the Excess Liquidation Proceeds Account before and after giving effect to the distribution made on such Distribution Date (and any material account activity since the prior Distribution Date) provided, however, with respect to any account not maintained by the Certificate Administrator, only to the extent the Certificate Administrator has received such information and instructions to report such information from the party maintaining such account;

            (xxv) the original and then current credit support levels for each Class of Certificates (other than the Class AM-FL and the Class AJ-FL Certificates), the Class AM-FL Regular Interest and the Class AJ-FL Regular Interest;

            (xxvi) the then current ratings for each Class of Certificates;

            (xxvii) with respect to any REO Loan as to which the related Mortgaged Property became an REO Property during the preceding calendar month, the city, state, property type, latest Debt Service Coverage Ratio, the current Stated Principal Balance;

            (xxviii) with respect to any REO Property included in the Trust Fund at the close of business on the related Due Date (A) the Loan Number of the related Mortgage Loan, (B) the value of such REO Property based on the most recent Appraisal or valuation;

            (xxix) with respect to any Serviced REO Property sold or otherwise disposed of during the related Collection Period and for which a Final Recovery Determination has been made, (A) the Loan Number of the related Mortgage Loan, (B) the Realized Loss attributable to such Mortgage Loan,
      (C) the amount of sale proceeds and other amounts, if any, received in respect of such Serviced REO Property during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date, (D) the date of the Final Recovery Determination and
      (E) the balance of the Excess Liquidations Proceeds Account for such Distribution Date; and

            (xxx) the amount of the distribution on the Distribution Date to the holders of the Class T and Residual Certificates;

            (xxxi) the amount of any (A) payment by the related Swap Counterparty as a termination payment and (B) payment in connection with the acquisition of a replacement interest rate swap agreement;

            (xxxii) material breaches of mortgage loan representations and warranties of which the Trustee, the Certificate Administrator, the Master Servicers or the Special Servicer has received written notice;

            (xxxiii) the amount of Realized Losses, Additional Trust Fund Expenses and Class Interest Shortfalls, if any, incurred with respect to the Mortgage Loans during the related Collection Period and in the aggregate for all prior Collection Periods (except to the extent reimbursed or paid); and

            (xxxiv) the calculation of LIBOR for the next succeeding Distribution Date.

            In the case of information furnished pursuant to subclauses (i),
(ii), (iii), (vi), (vii) and (xx) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per $1,000 of original Certificate Balance or Notional Balance, as the case may be.

            On each Distribution Date, the Certificate Administrator shall make available to each Holder of a Class R or Class LR Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R or Class LR Certificates on such Distribution Date. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

            Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish, upon request, to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to clauses (i) and (ii) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as may be required to enable such Certificateholders to prepare their federal income tax returns. Such information shall include the amount of original issue discount accrued on each Class of Certificates held by Persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust Fund. Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

            (b) [Reserved].

            (c) On each Distribution Date, the Certificate Administrator shall make available to the general public via its internet website located at "www.tss.db.com/invr" (i) the related Distribution Date Statement (in the form of Exhibit K, attached hereto), (ii) to the extent received from the Master Servicers, the CMSA Loan Periodic Update File (including the CMSA Advance Recovery Report), CMSA Loan Setup File, CMSA Bond Level File and CMSA Collateral Summary File, (iii) as a convenience (and not in furtherance of the distribution thereof under the securities laws), the Prospectus and this Agreement and any other information requested by the Depositor and (iv) any reports on Forms 10-D, 10-K and 8-K that have been filed with respect to the Trust through the EDGAR system (to the extent prepared by the Certificate Administrator and within one Business Day of filing).

            (d) On each Distribution Date beginning in September 2007, the Certificate Administrator shall make available via its internet website (as described above), to the extent received from each Master Servicer, to any Privileged Person, the Underwriters and the Initial Purchasers via its internet website (in the case of each Master Servicer, initially at such Master Servicer's website), the CMSA Supplemental Servicer Reports, the CMSA Property File, the CMSA Financial File and any other information requested by the Depositor. The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicers four Business Days prior to the related Servicer Remittance Date.

            (e) The information contained in the reports in the preceding paragraph of this Section 4.02 shall be made available to the Certificate Administrator electronically by the applicable Master Servicer, if applicable, in the form of, or reflected in, the CMSA Investor Reporting Package, and the Certificate Administrator will make such reports and the Reconciliation of Funds Report available via its internet website (as described above); provided, however, that the Certificate Administrator will provide Certificateholders (at the expense of such Certificateholders) with a written copy of such reports upon request in the manner described in such preceding paragraph.

            (f) The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on its Internet website and assumes no responsibility therefor. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source. The Certificate Administrator shall not be responsible for the accuracy or completeness of any information supplied to it by a Master Servicer or Special Servicer that is included in any reports, statements, materials or information prepared or provided by such Master Servicer or Special Servicer, as applicable, and the Certificate Administrator shall be entitled to conclusively rely upon such Master Servicer's reports and the Special Servicer's reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein. In connection with providing access to the Certificate Administrator's Internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith.

            (g) Each Master Servicer may, but is not required to, at its sole cost and expense, make any of the reports or files it delivers pursuant to this Agreement available on such Master Servicer's Website only with the use of a password, in which case such Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person, (ii) the Rating Agencies, and (iii) each Certificateholder and prospective Certificateholder who requests such password, provided that any such Certificateholder or prospective Certificateholder, as the case may be, has delivered a certification substantially in the form of Exhibit V-1 or, at the sole option of each Certificateholder, a confidentiality agreement in the form of Exhibit V-2 (it being acknowledged that there shall be no differences in information provided to a Certificateholder based on whether they execute a certification or a confidentiality agreement) to the Trustee, the Certificate Administrator and the applicable Master Servicer. In connection with providing access to the applicable Master Servicer's Website, such Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent such Master Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to such Master Servicer for any liability or damage that may arise therefrom. Each Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report. Notwithstanding anything herein to the contrary, the applicable Master Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website any reports or other information such Master Servicer is required or permitted to provide to any Borrower with respect to such Borrower's Mortgage Loan to the extent such action does not conflict with the terms of this Agreement, the terms of the Mortgage Loans or applicable law. If the applicable Master Servicer is required to deliver any statement, report or other information under any provision of this Agreement, then, such Master Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format, or (z) making such statement, report or information available on its website, unless this Agreement expressly specifies a particular method of delivery; provided that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x) or (y) or, upon request, Clause (z).

            (h) The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the applicable Master Servicer) provide the applicable Master Servicer with such information in its possession regarding the Specially Serviced Loans and REO Properties as may be reasonably necessary for such Master Servicer to prepare each report and any supplemental information to be provided by such Master Servicer to the Certificate Administrator. Neither the Certificate Administrator nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Master Servicers. Unless the Certificate Administrator has actual knowledge that any report or file received from the Master Servicers contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders and allocating Realized Losses to the Certificates in accordance with Section 4.01 and preparing the statements to Certificateholders required by Section 4.02(a).

            (i) As soon as reasonably practicable, upon the written request of and at the expense of any Certificateholder, the Certificate Administrator shall provide the requesting Certificateholder with such information that is in the Certificate Administrator's possession or can reasonably be obtained by the Certificate Administrator as is requested by such Certificateholder, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar nor the Certificate Administrator shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

            (j) The Certificate Administrator shall make available at its offices, during normal business hours, upon not less than two Business Day's prior notice, for review by any Certificateholder, any prospective investor in a Certificate or any Serviced Companion Loan Noteholder (with respect to items
(iv)-(vii), only to the extent such information relates to the related Serviced Companion Loan), the Depositor, the Master Servicers, the Special Servicer, the Trustee, any Rating Agency and any other Person to whom the Depositor in its sole judgment, deems that such disclosure is appropriate, originals or copies of documents relating to the Mortgage Loans and any related REO Properties to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law or under any of the related Loan Documents): (i) this Agreement and any amendments thereto; (ii) all Distribution Date Statements delivered to the Certificateholders and any Companion Loan Noteholder since the Closing Date; (iii) all annual Officer's Certificates and all accountants' reports delivered by the Master Servicers and the Special Servicer to the Certificate Administrator since the Closing Date regarding compliance with the relevant agreements; (iv) the most recent property inspection report prepared by or on behalf of the applicable Master Servicer or the Special Servicer in respect of each Mortgaged Property and delivered to the Certificate Administrator; (v) the most recent annual (or more frequent, if available) operating statements, rent rolls (to the extent such rent rolls have been made available by the related Borrower) and/or lease summaries and retail sales information, if any, collected by or on behalf of the applicable Master Servicer or the Special Servicer in respect to each Mortgaged Property; (vi) any and all modifications, waivers and amendments of the terms of a Mortgage Loan or Serviced Whole Loan entered into by the applicable Master Servicer and/or the Special Servicer and delivered to the Certificate Administrator; and (vii) any and all Officer's Certificates and other evidence delivered to or by the Certificate Administrator to support the applicable Master Servicer's or the Special Servicer's, as the case may be, determination that any Advance, if made, would be a Nonrecoverable Advance. Copies of any and all of the foregoing items will be available from the Certificate Administrator upon request. The Certificate Administrator will be permitted to require payment by the requesting party (other than a Rating Agency) of a sum sufficient to cover the reasonable costs and expenses of making such information available and providing any copies thereof. The Certificate Administrator's obligation under this Section 4.02(j) to make available any document is subject to the Certificate Administrator's receipt of such document.

            (k) On or within two Business Days following each Distribution Date, the Certificate Administrator shall prepare and make available or furnish to the Financial Market Publisher and each Underwriter, using a commercially reasonable format and media mutually agreed upon by the Certificate Administrator, the Financial Market Publisher, each Underwriter and the Depositor, the following information regarding each Mortgage Loan and any other information reasonably requested by each Underwriter and available to the Certificate Administrator:

            (i) the Loan Number;

            (ii) each related Mortgage Rate; and

            (iii) the Stated Principal Balance as of such Distribution Date.

The Certificate Administrator shall only be obligated to deliver the statements, reports and information contemplated by Section 4.02 to the extent it receives the necessary underlying information from the Master Servicers or the Special Servicer and shall not be liable for any failure to deliver any thereof on the prescribed due dates, to the extent caused by failure to receive timely such underlying information. Nothing herein shall obligate the Certificate Administrator, the Master Servicers or the Special Servicer to violate any applicable law prohibiting disclosure of information with respect to any Borrower and the failure of the Certificate Administrator, the Master Servicers or the Special Servicer to disseminate information for such reason shall not be a breach hereof.

            Section 4.03 Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Paying Agent reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for any such withholding. The Paying Agent agrees that it will not withhold with respect to payments of interest or original issue discount in the case of a Holder that is a non-U.S. Person that has furnished or caused to be furnished (i) an effective Form W-8BEN, Form W-8IMY or Form W-9 or an acceptable substitute form or a successor form and who is not a "10-percent shareholder" within the meaning of Code Section 871(h)(3)(B) or a "controlled foreign corporation" described in Code Section 881(c)(3)(c) with respect to the Trust Fund or the Depositor, or (ii) an effective Form W-8ECI or an acceptable substitute form or a successor form. In the event the Paying Agent or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Paying Agent shall indicate the amount withheld to such Certificateholder. Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

            Section 4.04 REMIC Compliance. (a) The parties intend that the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC shall constitute, and that the affairs of the 135 East 57th Street Loan REMIC, Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify it as, a "real estate mortgage investment conduit" as defined in, and in accordance with, the REMIC Provisions at all times any Certificates are outstanding, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Certificate Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each such REMIC and shall on behalf of each such REMIC:

            (i) make an election, on behalf of each of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC, to be treated as a REMIC on Form 1066 for its first taxable year, in accordance with the REMIC Provisions;

            (ii) prepare and file, or cause to be prepared and filed, all required Tax Returns for the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC, using a calendar year as the taxable year for each of such REMIC as required by the REMIC Provisions and other applicable federal, state or local income tax laws;

            (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions of the Code;

            (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this
      Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC or is otherwise required by the Code, prepare and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law;

            (v) within 30 days of the Closing Date, obtain a taxpayer identification number for each of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC on IRS Form SS-4 and (in the case of the Upper-Tier REMIC only), furnish or cause to be furnished to the IRS, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the person that the Certificateholders may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the applicable Master Servicer, the Special Servicer or the Certificate Administrator and necessary to make such filing); and

            (vi) maintain such records relating to the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

            The Holder of the largest Percentage Interest in the Class R Certificates shall be the tax matters person of the Upper-Tier REMIC, and the Holder of the largest Percentage Interest in the Class LR Certificates shall be the tax matters persons of the 135 East 57th Street Loan REMIC and the Lower-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d). The Certificate Administrator shall sign all Tax Returns and other reports required by this Section 4.04 and promptly either file them or do as otherwise provided by this Section. If more than one Holder shall hold an equal Percentage Interest in the Class R or Class LR Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R or Class LR Certificates shall be such tax matters person. The Certificate Administrator shall act as attorney-in-fact and agent for the tax matters person of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC and the Upper-Tier REMIC, and each Holder of a Percentage Interest in the Class R or Class LR Certificates, by acceptance hereof, is deemed to have consented to the Certificate Administrator's appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Certificate Administrator in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund.

            The Certificate Administrator shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Certificate Administrator knows that such action or omission (as the case may be) would cause the termination of the REMIC status of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC or the imposition of tax on the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC (other than a tax on income expressly permitted to be received by the terms of this Agreement). Notwithstanding any provision of this paragraph to the contrary, the Certificate Administrator shall not be required to take any action that the Certificate Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Certificate Administrator be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Certificate Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor, the Trustee, the Master Servicers or the Special Servicer which does not enable the Certificate Administrator to comply with any of clauses (i) through (vi) of the first paragraph of this Section 4.04(a) or which results in any action contemplated by clauses (i) or (ii) of the next succeeding sentence. In this regard the Certificate Administrator shall (i) exercise reasonable care not to allow the occurrence of any "prohibited transactions" within the meaning of Code Section 860F(a), unless the party seeking such action shall have delivered to the Certificate Administrator an Opinion of Counsel (at such party's expense) that such occurrence would not (A) result in a taxable gain,
(B) otherwise subject the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (c) cause the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow the Trust Fund to receive any contributions, or any income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause). None of the Master Servicers, the Special Servicer, the Trustee or the Depositor shall be (i) permitted to take any action that the Certificate Administrator would not be permitted to take pursuant to the preceding two sentences or (ii) responsible or liable (except in connection with taking any act or omission referred to in the two preceding sentences or the following sentence) for any failure by the Certificate Administrator to comply with the provisions of this Section 4.04. The Depositor, the Trustee, the Master Servicers and the Special Servicer shall cooperate in a timely manner with the Certificate Administrator in supplying any information within the Depositor's, the Trustee's, the applicable Master Servicer's or the Special Servicer's control (other than any confidential information) that is reasonably necessary to enable the Certificate Administrator to perform its duties under this Section 4.04.

            (b) The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans will prepay in accordance with the Prepayment Assumption; (ii) none of the Sole Certificateholder, the Master Servicers, the Special Servicer and the Certificateholder owning a majority of the Percentage Interests in the Controlling Class will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased by a Mortgage Loan Seller pursuant to Article II hereof.

            Section 4.05 Imposition of Tax on the Trust Fund. In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the 135 East 57th Street Loan REMIC, the Upper-Tier REMIC or the Lower-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates; provided, that any taxes imposed on any net income from foreclosure property pursuant to Code Section 860G(d) or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related Serviced REO Property in determining Net REO Proceeds with respect to the Serviced REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from amounts in the REO Account (and, in the case of any Serviced Whole Loans, from amounts in the Serviced Whole Loan REO Account) allocable to the Mortgage Loans and transfer to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay such taxes, which the Certificate Administrator shall maintain in a separate, non-interest-bearing account, and the Certificate Administrator shall send to the Special Servicer for deposit in the REO Account (or, if applicable, the Serviced Whole Loan REO Account) the excess determined by the Certificate Administrator from time to time of the amount in such account over the amount necessary to pay such taxes) and shall be paid therefrom; provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(b)(xiii) or, in the case of any Serviced Whole Loans, in Section 3.06(c)(xiii), and the next sentence. Except as provided in the preceding sentence, the Certificate Administrator is hereby authorized to and shall retain or cause to be retained from Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by the applicable REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance)) any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income allocable to the Mortgage Loans from any "prohibited transaction" under Code Section 860F(a) or
(ii) the amount of any contribution to the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC after the Startup Day that is subject to tax under Code Section 860G(d) and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the applicable Collection Account, the 135 East 57th Street Loan REMIC Distribution Account, the Lower-Tier Distribution Account or the Upper-Tier Distribution Account, as the case may be). To the extent that any such tax is paid to the IRS, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R or the Class LR Certificates, as the case may be, and shall distribute such retained amounts to the Holders of Regular Certificates, or the Trustee as Holder of the Lower-Tier Regular Interests, 135 East 57th Street Loan REMIC Regular Interests, the Class AM-FL Regular Interest or the Class AJ-FL Regular Interest, as the case may be, until they are fully reimbursed and then to the Holders of the Class R Certificates or the Class LR Certificates, as applicable. Neither the Master Servicers, the Special Servicer, the Certificate Administrator, nor the Trustee shall be responsible for any taxes imposed on the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such tax is attributable to a breach of a representation or warranty or the gross negligence or willful misconduct of the applicable Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or an act or omission of the applicable Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in contravention of this Agreement, provided, further, that such breach, act or omission could result in liability under
Section 6.03, in the case of either Master Servicer, Section 8.01, in the case of the Trustee or Sections 4.04 or 8.01, in the case of the Certificate Administrator. Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicers or the Special Servicer shall not be responsible for the Trustee's or the Certificate Administrator's breaches, acts or omissions, the Trustee shall not be responsible for the breaches, acts or omissions of the Certificate Administrator, the Master Servicers or the Special Servicer and the Certificate Administrator shall not be responsible for the breaches, acts or omissions of the Trustee, the Master Servicers or the Special Servicers.

            Section 4.06 Remittances. (a) "Applicable Monthly Payment" shall mean, for any Mortgage Loan with respect to any month, (A) if such Mortgage Loan is delinquent as to its Balloon Payment (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the related Assumed Scheduled Payment, and (B) if such Mortgage Loan is not described in clause (A) above (including any such Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the Monthly Payment (after giving effect to any modification other than as described in (A) above); provided, however, that for purposes of calculating the amount of any P&I Advance required to be made by the applicable Master Servicer or the Trustee, notwithstanding the amount of such Applicable Monthly Payment, interest shall be calculated at the Net Mortgage Pass-Through Rate (plus the Trustee/Certificate Administrator Fee Rate). The Applicable Monthly Payment shall be reduced, for purposes of P&I Advances, by any modifications pursuant to Section 3.32 or otherwise and by any reductions by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers.

            (b) On the Servicer Remittance Date immediately preceding each Distribution Date, each Master Servicer with respect to the Mortgage Loans that it is servicing shall:

            (i) remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account or the 135 East 57th Street Loan REMIC Distribution Account, as applicable, an amount equal to Prepayment Premiums and Yield Maintenance Charges, and for deposit in accordance with
      Section 3.05(k) Excess Liquidation Proceeds, in each case received by the applicable Master Servicer in its Collection Period preceding such Distribution Date;

            (ii) remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account or the 135 East 57th Street Loan REMIC Distribution Account, as applicable, an amount equal to the aggregate of the Available Funds (other than with respect to the 135 East 57th Street Pooled Trust Component) or 135 East 57th Street Available Funds, respectively, for such Distribution Date; and

            (iii) remit to the Certificate Administrator for deposit in the Class T Grantor Trust Distribution Account an amount equal to the Excess Interest for the benefit of the Class T Certificateholders received by such Master Servicer in the Collection Period preceding such Distribution Date.

            Section 4.07 P&I Advances. (a) On or before 1:00 p.m. (New York City time) on each Servicer Remittance Date, each Master Servicer shall in the case of all Mortgage Loans either (i) remit to the Certificate Administrator for deposit into the 135 East 57th Street Loan REMIC Distribution Account or the Lower-Tier Distribution Account, as applicable, from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in its Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances; provided that such amounts in the applicable Serviced Whole Loan Collection Account shall only be applied up to the related Mortgage Loan's pro rata share of the amounts held therein on such date or (iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by such Master Servicer. Any amounts held in the applicable Collection Account or any Serviced Whole Loan Collection Account, as applicable, for future distribution and so used to make P&I Advances shall be appropriately reflected in the applicable Master Servicer's records and replaced by such Master Servicer by deposit in the applicable Collection Account or the applicable Serviced Whole Loan Collection Account, as applicable, on or before the next succeeding P&I Advance Determination Date (to the extent not previously replaced through either (x) the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made or (y) the deposit of Monthly Payments collected prior to the expiration of any applicable grace period that ends after the P&I Advance Determination Date in respect of which such P&I Advances were made). Each Master Servicer shall notify the Trustee and the Certificate Administrator of (i) the aggregate amount of P&I Advances for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances for such Distribution Date, on or before the P&I Advance Determination Date. If the applicable Master Servicer fails to make a required P&I Advance by 1:00 p.m. (New York City time) on any Servicer Remittance Date, then the Trustee shall make such P&I Advance pursuant to Section 7.06 by 12:00 noon (New York City time) on the related Distribution Date, in each case unless the applicable Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee) by 11:00 a.m. (New York City time) on such Distribution Date or the Trustee determines that such P&I Advance, if made, would be a Nonrecoverable Advance. Neither the Master Servicers nor the Trustee shall be required to make P&I Advances on any Companion Loan.

            (b) Subject to Sections 4.07(c) and 4.07(e) below, the aggregate amount of P&I Advances to be made by each Master Servicer with respect to any Distribution Date shall equal the aggregate of: (i) all Monthly Payments with respect to the Mortgage Loans (in each case, net of related Servicing Fees and, in the case of the DDR Portfolio Loan, net of the servicing fee rate pursuant to the CGCMT 2007-C6 Pooling and Servicing Agreement) other than Balloon Payments, that were due during the related Collection Period and delinquent (or unpaid, pending the expiration of any applicable grace period with respect to any Mortgage Loan having a grace period extending past the P&I Advance Determination
Date) as of the close of business on the P&I Advance Determination Date (or not advanced by the applicable Master Servicer or any sub-servicer on behalf of such Master Servicer) with respect to the Mortgage Loans that it is servicing and
(ii) with respect to each Mortgage Loan that such Master Servicer is servicing (and, with respect to the DDR Portfolio Mortgage Loan, the KRECM Master Servicer) and as to which the related Balloon Payment was due during or prior to the related Collection Period and was delinquent (including any applicable grace period) as of the end of the related Collection Period (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of each Master Servicer to make such P&I Advances, with respect to the Mortgage Loans that it is servicing, is mandatory, and with respect to any applicable Mortgage Loan or REO Loan, shall continue until the Distribution Date on which Liquidation Proceeds or REO Proceeds, if any, are to be distributed.

            (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required hereunder if the applicable Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. In addition, the applicable Master Servicer shall not make any P&I Advance to the extent that it has received written notice that the Special Servicer has determined that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. In making such recoverability determination, the applicable Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicers or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the P&I Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed and (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan (or the related Serviced Whole Loan, as applicable) as it may have been modified, to consider (among other things) the related Mortgaged Properties in their "as is" or then current conditions and occupancies, as modified by such party's assumptions (consistent with the applicable Servicing Standard in the case of the Master Servicers and the Special Servicer) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, to estimate and consider (consistent with the applicable Servicing Standard in the case of the Master Servicers and the Special Servicer) (among other things) future expenses and to estimate and consider (among other things) the timing of recoveries.

            Each Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior P&I Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed P&I Advances. None of the Master Servicers or Trustee shall make any P&I Advances with respect to delinquent amounts due on any Companion Loan. If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 12-month period (and the applicable Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the applicable Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the applicable Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, such Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund (and, in the case of any Serviced Whole Loan, first, of the related Serviced B Loan, if any, second, of the related Mortgage Loan, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance) and, third, to the extent such expense remains unpaid, of the Trust Fund).

            Any such determination by the applicable Master Servicer or the Trustee that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance shall be evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Certificate Administrator, the Special Servicer and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Certificate Administrator, the applicable Master Servicer and the Special Servicer, which in each case sets forth such nonrecoverability determination and the considerations of such Master Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by such Master Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, however, that the Special Servicer may, at its option, make a determination in accordance with the applicable Servicing Standard, that any P&I Advance previously made or proposed to be made is nonrecoverable and shall deliver to the applicable Master Servicer, the Certificate Administrator and the Trustee notice of such determination, together with a certificate of a Servicing Officer and the supporting information described above. Any such determination shall be conclusive and binding on the applicable Master Servicer, the Special Servicer and the Trustee.

            Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person's determination that a P&I Advance is a Nonrecoverable Advance) and (consistent with the applicable Servicing Standard in the case of the applicable Master Servicer or the Special Servicer) may obtain, at the expense of the Trust Fund (and, in the case of any Serviced Whole Loan, prior to at the expense of the Trust Fund, first, of the related Serviced B Loan, if any and, second, to the extent such expense remains unpaid, of the related Mortgage Loan, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance)), any analysis, Appraisals or market value estimates or other information for such purposes. Absent bad faith, any such determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders.

            Notwithstanding the above, (i) the Trustee shall be entitled to rely conclusively on any determination by the applicable Master Servicer or the Special Servicer, as applicable, that a P&I Advance, if made, would be a Nonrecoverable P&I Advance and (ii) the applicable Master Servicer will be entitled to rely conclusively on any nonrecoverability determination of the Special Servicer. The Trustee, in determining whether or not a P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a Nonrecoverable P&I Advance shall be subject to the standards applicable to the applicable Master Servicer hereunder. The Special Servicer shall promptly furnish the applicable Master Servicer and the Trustee with any information in its possession regarding the Specially Serviced Loans and REO Properties as each such party may reasonably request for purposes of making recoverability determinations.

            (d) In connection with the recovery of any P&I Advance out of the applicable Collection Account pursuant to Section 3.06(b) or any Serviced Whole Loan Collection Account pursuant to Section 3.06(c), each Master Servicer shall be entitled to pay itself or the Trustee, as the case may be (in reverse of such order with respect to any Mortgage Loan or REO Property), out of any amounts then on deposit in its Collection Account or the applicable Serviced Whole Loan Collection Account (to the extent amounts therein relate to the Mortgage Loans, taking into account the related Co-Lender Agreement), as applicable, interest at the Advance Rate in effect from time to time, accrued on the amount of such P&I Advance from the later of the date made or the expiration of any applicable grace period to but not including the date of reimbursement (or if such P&I Advance was made prior to the end of any grace period applicable to the subject delinquent Monthly Payment, for so long as such P&I Advance is outstanding following the end of such grace period) with respect to the Mortgage Loan that such Master Servicer is servicing (and, with respect to the DDR Portfolio Mortgage Loan, the KRECM Master Servicer). Each Master Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding P&I Advance as soon as practicably possible after funds available for such purpose are deposited in its Collection Account or the applicable Serviced Whole Loan Collection Account with respect to the Mortgage Loan that such Master Servicer is servicing (and, with respect to the DDR Portfolio Mortgage Loan, the KRECM Master Servicer).

            Notwithstanding the foregoing, (i) neither the applicable Master Servicer nor the Trustee shall make an advance for Excess Interest, Yield Maintenance Charges or Penalty Charges and (ii) the amount of any P&I Advance with respect to a Mortgage Loan as to which there has been an Appraisal Reduction will be an amount equal to the product of (i) the amount required to be advanced without giving effect to this proviso and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the immediately preceding Determination Date less any Appraisal Reduction Amount applicable to such Mortgage Loan and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of such Determination Date. All P&I Advances for any Mortgage Loans that have been modified shall be calculated on the basis of their terms as modified.

            The portion of any Insurance Proceeds and Net Liquidation Proceeds in respect of a Mortgage Loan or any REO Loan allocable to principal shall equal the total amount of such proceeds minus (i) any portion thereof payable to the applicable Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee pursuant to this Agreement and (ii) a portion thereof equal to the interest component of the Monthly Payment(s), as accrued at the related Net Mortgage Rate from the date as to which interest was last paid by the Borrower up to but not including the Due Date in the Collection Period in which such proceeds are received; provided, however, in the event that the interest portion(s) of one or more P&I Advances with respect of such Mortgage Loan or REO Loan, as applicable, were reduced as a result of an Appraisal Reduction Event, the amount of the Net Liquidation Proceeds to be applied to interest shall be reduced by the aggregate amount of such reductions and the portion of such Net Liquidation Proceeds to be applied to principal shall be increased by such amount, and if the amount of the Net Liquidation Proceeds to be applied to principal has been applied to pay the principal of such Mortgage Loan or REO Loan in full, any remaining Net Liquidation Proceeds shall then be applied to pay any remaining accrued and unpaid interest of such Mortgage Loan or REO Loan.

            (e) With respect to the Non-Serviced Mortgage Loan, the applicable Master Servicer will be permitted to make its determination that it has made a P&I Advance on such Mortgage Loan that is a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Mortgage Loan in accordance with Section 4.07(a) independently of any determination made by the Other Servicer (or any master servicer with respect to a commercial mortgage securitization holding another pari passu loan related to the Non-Serviced Mortgage Loan, if any) under the Other Pooling and Servicing Agreement (or any pooling and servicing agreement with respect to a commercial mortgage securitization holding another pari passu loan related to the Non-Serviced Mortgage Loan, if any). If the applicable Master Servicer determines that a proposed P&I Advance with respect to the Non-Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to the Non-Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the applicable Master Servicer shall provide the Other Servicer (and any master servicer with respect to a commercial mortgage securitization holding another pari passu loan related to the Non-Serviced Mortgage Loan, if any) written notice of such determination, in the case of the KRECM Master Servicer, within one Business Day of the date of such determination (or such later time as may be permitted by the applicable Co-Lender Agreement) or, in the case of the Capmark Master Servicer, promptly. If the applicable Master Servicer receives written notice from the Other Servicer (or any master servicer with respect to a commercial mortgage securitization holding another pari passu loan related to the Non-Serviced Mortgage Loan, if any) that it has determined, with respect to the related pari passu loan, that any proposed advance of principal and/or interest with respect to the related pari passu loan would be, or any outstanding advance of principal and interest is, a nonrecoverable advance of principal and/or interest, then such determination shall be binding on the Certificateholders and none of the applicable Master Servicer or the Trustee shall make any additional P&I Advances with respect to the Non-Serviced Mortgage Loan unless the applicable Master Servicer has consulted with the other related Master Servicer and they agree that circumstances with respect to the Non-Serviced Mortgage Loan, as applicable, have changed such that a proposed future P&I Advance in respect of the Non-Serviced Mortgage Loan would be recoverable; provided, however, that the determination of the Other Servicer or the master servicer with respect to the commercial mortgage securitizations that hold a related pari passu loan, if any, shall not be binding on the Certificateholders in the event that the master servicer that made such determination is not approved as a master servicer by each of the Rating Agencies and the applicable Master Servicer or the Trustee, as applicable, will be permitted to make its own determination of recoverability, in the event that the master servicer that made such determination is not approved as a master servicer by each of the Rating Agencies. Notwithstanding the foregoing, the applicable Master Servicer shall continue to have the discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable P&I Advance. Once such a determination is made by the applicable Master Servicer or the applicable Master Servicer receives written notice of such determination by any of the Other Servicers or other master servicer, neither the applicable Master Servicer nor the Trustee shall make any additional P&I Advances with respect to the Non-Serviced Mortgage Loan until the applicable Master Servicer has followed the process set forth in this paragraph.

            In the event that the applicable Master Servicer receives notice from any of S&P or Moody's that it is no longer approved as a master servicer for commercial mortgage securitizations, it shall promptly notify the Trustee, any Other Trustee, any Other Servicer and any other trustee or master servicer with respect to each commercial mortgage securitization that holds a related pari passu loan, if any.

            (f) With respect to the Serviced Mortgage Loans that have a Serviced Pari Passu Companion Loan, the applicable Master Servicer will be permitted to make its determination that it has made a P&I Advance on any such Mortgage Loan that is a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Mortgage Loan in accordance with Section 4.07(a) independently of any determination made in respect of the related Serviced Pari Passu Companion Loan, by the master servicer under the related Serviced Companion Loan Securitization Agreement. If the applicable Master Servicer determines that a proposed P&I Advance with respect to a Serviced Mortgage Loan if made, or any outstanding P&I Advance with respect to such Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance or if the applicable Master Servicer subsequently determines that a proposed Property Advance would be a Nonrecoverable Advance or an outstanding Property Advance is or would be a Nonrecoverable Advance, the applicable Master Servicer shall promptly provide the master servicer under each Serviced Companion Loan Securitization Agreement related to a Serviced Companion Loan written notice of such determination. If the applicable Master Servicer receives written notice from any master servicer under any such Serviced Companion Loan Securitization Agreement that such master servicer has determined, with respect to the related Serviced Companion Loan, that any proposed advance of principal and interest with respect to such loan would be, or any outstanding advance of principal and interest is, a nonrecoverable advance of principal and interest, then such determination shall be binding on the Certificateholders and none of the Master Servicers or the Trustee shall make any additional P&I Advances with respect to related Mortgage Loan unless the applicable Master Servicer has consulted with the other Master Servicer and they agree that circumstances with respect to such Whole Loan have changed such that a proposed future P&I Advance in respect of the related Serviced Mortgage Loan would be recoverable; provided, however, that the determination of the master servicer under each applicable Serviced Companion Loan Securitization Agreement shall not be binding on the Certificateholders, and the applicable Master Servicer or the Trustee, as applicable, will be permitted to make its own determination of recoverability, in the event that the master servicer that made such determination is not approved as a master servicer by each of S&P and Moody's. Notwithstanding the foregoing, the applicable Master Servicer shall continue to have the discretion (including if the master servicer under a Serviced Companion Loan Securitization Agreement determines that any advance of principal and/or interest with respect to a Serviced Pari Passu Companion Loan would be recoverable) provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable P&I Advance. Once such a determination is made by the applicable Master Servicer or such Master Servicer receives written notice of such determination by any of the other Master Servicer with respect to Serviced Companion Loan, neither the applicable Master Servicer nor the Trustee shall make any additional P&I Advances with respect to such Serviced Mortgage Loan, until the applicable Master Servicer has followed the process set forth in this paragraph.

            In the event that the applicable Master Servicer obtains knowledge that it is no longer approved as a master servicer for commercial mortgage securitizations for either S&P or Moody's, it shall promptly notify the master servicer under each Serviced Companion Loan Securitization Agreement.

            (g) Each Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes to the extent permitted pursuant to Section 3.06 of this Agreement together with any related Advance Interest Amount in respect of such P&I Advances to the extent permitted pursuant to Section 3.06 and each Master Servicer and the Special Servicer each hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Borrowers to the extent permitted by applicable law and the related Mortgage Loan and this Agreement.

            (h) None of the Master Servicers, the Special Servicer or the Trustee shall be required to advance any amount due to be paid by a Swap Counterparty for distribution to the Class AM-FL or Class AJ-FL Certificates.

            Section 4.08 Grantor Trust Reporting. (a) The Certificate Administrator shall maintain adequate books and records to account for the separate entitlements of the Class T Grantor Trust, the Class AM-FL Grantor Trust and the Class AJ-FL Grantor Trust.

            (b) The parties intend that each of the Class AM-FL Grantor Trust, the Class AJ-FL Grantor Trust and the Class T Grantor Trust be treated as a "grantor trust" under the Code, and the provisions thereof shall be interpreted consistently with this intention. In furtherance of such intention, the Certificate Administrator shall file or cause to be filed with the IRS Form 1041, Form 1099 or such other form as may be applicable and shall furnish or cause to be furnished to the Holders of the Class AM-FL Certificates, Class AJ-FL Certificates and Class T Certificates, respectively, their allocable share of income and expenses with respect to the Class AM-FL Grantor Trust Assets, the Class AJ-FL Grantor Trust Assets and the Class T Grantor Trust Assets, respectively, as such amounts are received or accrue, as applicable.

            (g) (i) The Class T Grantor Trust is a WHFIT that is a WHMT, and each of the Class AM-FL Grantor Trust and the Class AJ-FL Grantor Trust is a. WHFIT that is a NMWHFIT. The Certificate Administrator shall report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. The Certificate Administrator is hereby directed to assume that The Depository Trust Company is the only "middleman" as defined by the WHFIT Regulations unless the Depositor provides the Certificate Administrator with the identities of other "middlemen" that are Certificateholders. The Certificate Administrator shall be entitled to rely on the first sentence of this paragraph and shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the Internal Revenue Service makes a determination that the first sentence of this paragraph is incorrect.

            (i) The Certificate Administrator, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Certificate Administrator shall make available WHFIT information to Certificateholders annually. In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

            (ii) The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Certificate Administrator,
      (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator or (iii) the inability of the Certificate Administrator, after good faith efforts, to alter its existing information reporting systems to capture information necessary to fully comply with the WHFIT Regulations for the 2007 calendar year. Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of Certificates, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

            (iii) To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on an appropriate website the CUSIPs for the Certificates that represent ownership of a WHFIT. The CUSIPs so published will represent the Rule 144A CUSIPs. The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received. Absent the receipt of a CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP. The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

            (iv) The Certificate Administrator shall be entitled to additional reasonable compensation for changes in reporting required in respect of the WHFIT Regulations that arise as a result of a change in the WHFIT Regulations or a change in interpretation of the WHFIT Regulations by the IRS or the Depositor or its counsel, if such change requires, in the Certificate Administrator's sole discretion, a material increase in the Certificate Administrator's reporting obligations in respect of the related Grantor Trust.

                                    ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. (a) The Certificates consist of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-AB Certificates, the Class A-4 Certificates, the Class A-1A Certificates, the Class XS Certificates, the Class XP Certificates, the Class AM Certificates, the Class AM-FL Certificates, the Class AJ Certificates, the Class AJ-FL Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates, the Class O Certificates, the Class P Certificates, the Class Q Certificates, the Class S Certificates, the Class E57-1 Certificates, the Class E57-2 Certificates, the Class E57-3 Certificates, the Class T Certificates, the Class R Certificates and the Class LR Certificates.

            The Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-34, as set forth in the Table of Exhibits hereto. The Certificates of each Class will be issuable in registered form only, in minimum denominations of authorized Certificate Balance or Notional Balance, as applicable, as described in the succeeding table, and multiples of $l in excess thereof (or such lesser amount if the Certificate Balance or Notional Balance, as applicable, is not a multiple of $1). With respect to any Certificate or any beneficial interest in a Certificate, the "Denomination" thereof shall be (i) the amount (A) set forth on the face thereof or (B) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the amount set forth on the books and records of the related Depository Participant or indirect participating brokerage firm, as applicable, (ii) expressed in terms of Certificate Balance or Notional Balance, as applicable, and (iii) be in an authorized denomination, as set forth below.

                               Minimum              Aggregate Denomination of
       Class                 Denomination           all Certificates of Class
------------------- -------------------------- ---------------------------------
A-1                             $10,000                    $26,500,000
A-2                             $10,000                   $160,400,000
A-3                             $10,000                    $55,700,000
A-AB                            $10,000                    $64,794,000
A-4                             $10,000                 $1,454,915,000
A-1A                            $10,000                   $257,556,000
XS                           $1,000,000                 $2,885,522,796
XP                           $1,000,000                   $694,066,000
AM                              $10,000                   $103,553,000
AM-FL                           $10,000                   $185,000,000
AJ                              $10,000                    $50,000,000
AJ-FL                           $10,000                   $144,773,000
B                               $25,000                    $32,462,000
C                               $25,000                    $28,855,000
D                               $25,000                    $32,462,000
E                               $25,000                    $25,248,000
F                               $25,000                    $21,462,000
G                               $25,000                    $25,248,000
H                               $25,000                    $36,069,000
J                               $25,000                    $36,069,000
K                               $25,000                    $32,462,000
L                               $25,000                    $21,642,000
M                               $25,000                    $14,427,000
N                               $25,000                    $10,821,000
O                               $25,000                     $7,214,000
P                               $25,000                    $10,821,000
Q                               $25,000                     $7,213,000
S                               $25,000                    $39,676,796
E57-1                           $25,000                     $4,767,000
E57-2                           $25,000                     $2,374,000
E57-3                           $25,000                     $8,359,000

            Each Certificate will share ratably in all rights of the related Class. The Class T, Class R and Class LR Certificates will each be issuable in one or more registered, definitive physical certificates in minimum denominations of 5% Percentage Interests and integral multiples of a 1% Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

            The Global Certificates shall be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Beneficial Owners shall hold interests in the Global Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations and Classes as set forth above.

            The Global Certificates shall in all respects be entitled to the same benefits under this Agreement as Individual Certificates authenticated and delivered hereunder.

            (b) Except insofar as pertains to any Individual Certificate, the Trust Fund, the Certificate Administrator, the Paying Agent and the Trustee may for all purposes (including the making of payments due on the Global Certificates and the giving of notice to Holders thereof) deal with the Depository as the authorized representative of the Beneficial Owners with respect to the Global Certificates for the purposes of exercising the rights of Certificateholders hereunder; provided, however, that, for purposes of providing information pursuant to Section 3.22 or transmitting communications pursuant to
Section 5.05(a), to the extent that the Depositor has provided the Certificate Administrator with the names of Beneficial Owners (even if such Certificateholders hold their Certificates through the Depository) the Certificate Administrator shall provide such information to such Beneficial Owners directly. The rights of Beneficial Owners with respect to Global Certificates shall be limited to those established by law and agreements between such Certificateholders and the Depository and Depository Participants. Except as set forth in Section 5.01(e) below, Beneficial Owners of Global Certificates shall not be entitled to physical certificates for the Global Certificates as to which they are the Beneficial Owners. Requests and directions from, and votes of, the Depository as Holder of the Global Certificates shall not be deemed inconsistent if they are made with respect to different Beneficial Owners. Subject to the restrictions on transfer set forth in this Section 5.02 and Applicable Procedures, the holder of a beneficial interest in a Private Global Certificate may request that the Certificate Administrator cause the Depository (or any Agent Member) to notify the Certificate Registrar and the Certificate Custodian in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Upon receipt of such a request and payment by the related Beneficial Owner of any attendant expenses, the Depositor shall cause the issuance and delivery of such Individual Certificates. The Certificate Registrar may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and give notice to the Depository of such record date. Without the written consent of the Certificate Registrar, no Global Certificate may be transferred by the Depository except to a successor Depository that agrees to hold the Global Certificates for the account of the Beneficial Owners.

            (c) Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

            (d) The Global Certificates (i) shall be delivered by the Certificate Registrar to the Depository or, pursuant to the Depository's instructions on behalf of the Depository to, and deposited with, the Certificate Custodian, and in either case shall be registered in the name of Cede & Co. and
(ii) shall bear a legend substantially to the following effect:

            "Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein."

            The Global Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

            (e) If (i) the Depository advises the Certificate Administrator in writing that the Depository is no longer willing, qualified or able properly to discharge its responsibilities as Depository, and the Depositor is unable to locate a qualified successor, (ii) the Depositor, at its sole option, elects to terminate the book-entry system through the Depository with respect to all or any portion of any Class of Certificates or (iii) after the occurrence of an Event of Default, Beneficial Owners owning not less than a majority in Certificate Balance or Notional Balance, as applicable, of the Global Certificate for any Class then outstanding advise the Certificate Administrator and the Depository through Depository Participants in writing that the continuation of a book-entry system through the Depository is no longer in the best interests of the Beneficial Owner or Owners of such Global Certificate, the Certificate Administrator shall notify the affected Beneficial Owner or Owners through the Depository of the occurrence of such event and the availability of Individual Certificates to such Beneficial Owners requesting them. Upon surrender to the Certificate Administrator of Global Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Administrator shall issue the Individual Certificates. Neither the Trustee, the Certificate Administrator, the Certificate Registrar, the applicable Master Servicer, the Special Servicer nor the Depositor shall be liable for any actions taken by the Depository or its nominee, including, without limitation, any delay in delivery of such instructions. Upon the issuance of Individual Certificates, the Trustee, the Certificate Administrator, the Certificate Registrar and the applicable Master Servicer shall recognize the Holders of Individual Certificates as Certificateholders hereunder.

            (f) If the Trustee, its agents, the Certificate Administrator, its agents or the Master Servicers or Special Servicer have instituted or have been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee, the Certificate Administrator, the Master Servicers or the Special Servicer have been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee, the Certificate Administrator, the Master Servicers or the Special Servicer to obtain possession of the Certificates, the Trustee, the Certificate Administrator, the Master Servicers or the Special Servicer may in their sole discretion determine that the Certificates represented by the Global Certificates shall no longer be represented by such Global Certificates. In such event, the Certificate Administrator or the Authenticating Agent will execute and authenticate and the Certificate Registrar will deliver, in exchange for such Global Certificates, Individual Certificates (and if the Certificate Administrator or the Certificate Custodian has in its possession Individual Certificates previously executed, the Authenticating Agent will authenticate and the Certificate Registrar will deliver such Certificates) in a Denomination equal to the aggregate Denomination of such Global Certificates.

            (g) If the Trust Fund ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Certificate Administrator shall make available to each Holder of a Class XS, Class AM-FL, Class AJ-FL, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R or Class LR Certificate, upon request of such a Holder, information, to the extent such information is in its possession, substantially equivalent in scope to the information currently filed by the Master Servicers with the Commission pursuant to the Exchange Act, plus such additional information required to be provided for securities qualifying for resales under Rule 144A under the Act, all of which information referred to in this paragraph shall be provided on a timely basis to the Certificate Administrator by the Master Servicers.

            For so long as the Class R or Class LR Certificates remain outstanding, none of the Depositor, the Trustee, the Certificate Administrator or the Certificate Registrar shall take any action which would cause the Trust Fund to fail to be subject to Section 15(d) of the Exchange Act.

            (h) Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue, be executed and authenticated by the Certificate Administrator or the Authenticating Agent and delivered to the Depositor. All Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Administrator or Authenticating Agent by an authorized officer or signatory. Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Certificate Administrator or Authenticating Agent shall bind the Certificate Administrator or Authenticating Agent, notwithstanding that such individual has ceased to hold such office or position prior to the delivery of such Certificates or did not hold such office or position at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibits A-1 through A-34 executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

            (i) If, in connection with any Distribution Date, the Certificate Administrator shall have reported the amount of an anticipated distribution to the Depository based on the expected receipt of any monthly payment based on information set forth in any report of the Master Servicers or the Special Servicer, or any other monthly payment, Balloon Payment or prepayment expected to be paid on the last two Business Days preceding such Distribution Date, and the related Borrower fails to make such payments at such time, the Certificate Administrator shall use commercially reasonable efforts to cause the Depository to make the revised distribution on a timely basis on such Distribution Date. Any out-of-pocket costs incurred by the Certificate Administrator as a consequence of a Borrower failing to make such payments shall be reimbursable to the Certificate Administrator as an expense of the Trust Fund.

            Section 5.02 Registration, Transfer and Exchange of Certificates.
(a) The Certificate Administrator shall keep or cause to be kept at its offices books (the "Certificate Register") for the registration, transfer and exchange of Certificates (the Certificate Administrator, in such capacity, being the "Certificate Registrar"). The Depositor, the Trustee, the Master Servicers and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register. The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual Participants holding beneficial interests in the Trust Fund through the Depository. The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Depositor, Certificate Registrar, the Master Servicers, Special Servicer, the Trustee, the Certificate Administrator, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary. An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements of Sections 5.01(h) and 5.02(c), (d), (e), (f), (g), (h) and (i). Upon request of the Certificate Administrator, the Certificate Registrar shall provide the Certificate Administrator with the names, addresses and Percentage Interests of the Holders.

            (b) Upon surrender for registration of transfer of any Individual Certificate, subject to the requirements of Sections 5.02(c), (d), (e), (f),
(g), (h) and (i), the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Individual Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e). Each Certificate surrendered for registration of transfer shall be canceled and subsequently destroyed by the Certificate Registrar. Each new Certificate issued pursuant to this Section 5.02 shall be registered in the name of any Person as the transferring Holder may request, subject to the provisions of Sections 5.01(h) and 5.02(c), (d), (e), (f), (g), (h) and (i).

            (c) In addition to the provisions of Sections 5.01(h) and 5.02(d),
(e), (f), (g), (h) and (i) and the rules of the Depository, the exchange, transfer and registration of transfer of Individual Certificates or beneficial interests in the Private Global Certificates shall be subject to the following restrictions:

            (i) Transfers between Holders of Individual Certificates. With respect to the transfer and registration of transfer of an Individual Certificate representing an interest in the Class T, Class R or Class LR Certificates to a transferee that takes delivery in the form of an Individual Certificate:

                  (A) The Certificate Registrar shall register the transfer of an Individual Certificate if the requested transfer is being made by a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 hereto (an "Investment Representation Letter"), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A;

                  (B) The Certificate Registrar shall register the transfer of an Individual Certificate pursuant to Regulation S after the expiration of the Restricted Period if (1) the transferor has provided the Certificate Registrar with a Regulation S Transfer Certificate substantially in the form of Exhibit G hereto (a "Regulation S Transfer Certificate"), and (2) the transferee furnishes to the Certificate Registrar an Investment Representation Letter; or

                  (C) The Certificate Registrar shall register the transfer of an Individual Certificate if prior to the transfer such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor or to an Affiliated Person in accordance with an applicable exemption under the Act, and (2) an opinion of counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Act;

      and, in each case, the Certificate Registrar shall register the transfer of an Individual Certificate only if prior to the transfer the transferee furnishes to the Certificate Registrar a written undertaking by the transferor to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer. In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certificates, legal opinions or other information (at the transferor's expense) as the Certificate Registrar may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

            (ii) Transfers within the Private Global Certificates. Notwithstanding any provision to the contrary herein, so long as a Private Global Certificate remains outstanding and is held by or on behalf of the Depository, transfers within the Private Global Certificates shall only be made in accordance with this Section 5.02(c)(ii).

                  (A) Rule 144A Global Certificate to Regulation S Global
            Certificate During the Restricted Period. If, during the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such Beneficial Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the "Applicable Procedures"), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(A). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit H hereto given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the ease may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

                  (B) Rule 144A Global Certificate to Regulation S Global
            Certificate After the Restricted Period. If, after the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(B). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit I hereto given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

                  (C) Regulation S Global Certificate to Rule 144A Global
            Certificate. If the Beneficial Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Rule 144A Global Certificate, such Beneficial Owner may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Rule 144A Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(C). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member's account a beneficial interest in the Rule 144A Global Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be, to be debited for, such beneficial interest, and
            (3) with respect to a transfer of a beneficial interest in a Regulation S Global Certificate for a beneficial interest in the related Rule 144A Global Certificate (i) during the Restricted Period, a certificate in the form of Exhibit J hereto given by the holder of such beneficial interest or (ii) after the Restricted Period, an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, and, concurrently with such reduction, to increase the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Rule 144A Global Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Global Certificate was reduced upon such transfer.

            (iii) Transfers from the Private Global Certificates to Individual Certificates. Any and all transfers from a Private Global Certificate to a transferee wishing to take delivery in the form of an Individual Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Individual Certificate described in a legend set forth on the face of such Certificate substantially in the form of Exhibit F as attached hereto (the "Securities Legend"), and such transferee agrees that it will transfer such Individual Certificate only as provided therein and herein. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this Section 5.02(c)(iii).

                  (A) Transfers of a beneficial interest in a Private Global
            Certificate to an Institutional Accredited Investor will require delivery in the form of an Individual Certificate and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Section 5.02(c)(i)(c).

                  (B) Transfers of a beneficial interest in a Private Global
            Certificate to a Qualified Institutional Buyer or a Regulation S Investor wishing to take delivery in the form of an Individual Certificate will be registered by the Certificate Registrar only upon compliance with the provisions of Sections 5.02(c)(i)(A) and
            (B), respectively.

                  (C) Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Global Certificate to an Individual Certificate pursuant to Subparagraph (B) above shall be made prior to the expiration of the Restricted Period.

      Upon acceptance for exchange or transfer of a beneficial interest in a Private Global Certificate for an Individual Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Private Global Certificate (or on a continuation of such schedule affixed to such Private Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Private Global Certificate equal to the Denomination of such Individual Certificate issued in exchange therefor or upon transfer thereof. Unless determined otherwise by the Certificate Registrar and the Depositor in accordance with applicable law, an Individual Certificate issued upon transfer of or exchange for a beneficial interest in the Private Global Certificate shall bear the Securities Legend.

            (iv) Transfers of Individual Certificates to the Private Global Certificates. If a Holder of an Individual Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate or the related Rule 144A Global Certificate, such transfer may be effected only in accordance with the Applicable Procedures and this Section 5.02(c)(iv). Upon receipt by the Certificate Registrar at the Corporate Trust Office of (l) the Individual Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a),
      (2) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to a specified Agent Member's account a beneficial interest in such Regulation S Global Certificate or such Rule 144A Global Certificate, as the case may be, in an amount equal to the Denomination of the Individual Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with such beneficial interest, and (4) (x) an Investment Representation Letter from the transferee and, if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer if delivery is to be taken in the form of a beneficial interest in the Rule 144A Global Certificate, the Certificate Registrar shall cancel such Individual Certificate, execute and deliver a new Individual Certificate for the Denomination of the Individual Certificate not so transferred, registered in the name of the Holder or the Holder's transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to increase the Denomination of the Regulation S Global Certificate or the Rule 144A Global Certificate, as the case may be, by the Denomination of the Individual Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions who, in the case of any increase in the Regulation S Global Certificate during the Restricted Period, shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be, a corresponding Denomination of the Rule 144A Global Certificate or the Regulation S Global Certificate, as the case may be.

      It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Private Global Certificate.

            (v) All Transfers. An exchange of a beneficial interest in a Private Global Certificate for an Individual Certificate or Certificates, an exchange of an Individual Certificate or Certificates for a beneficial interest in a Private Global Certificate and an exchange of an Individual Certificate or Certificates for another Individual Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Private Global Certificates, so long as the Private Global Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

            (d) If Certificates are issued upon the transfer, exchange or replacement of Certificates not bearing the Securities Legend, the Certificates so issued shall not bear the Securities Legend. If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing the Securities Legend, or if a request is made to remove the Securities Legend on a Certificate, the Certificates so issued shall bear the Securities Legend, or the Securities Legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an opinion of counsel (at the expense of the party requesting the removal of such legend) familiar with United States securities laws, as may be reasonably required by the Certificate Registrar, that neither the Securities Legend nor the restrictions on transfers set forth therein are required to ensure that transfers of any Certificate comply with the provisions of Rule 144A or Rule 144 under the Act or that such Certificate is not a "restricted security" within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall execute and deliver a Certificate that does not bear the Securities Legend.

            (e) Subject to the restrictions on transfer and exchange set forth in Section 5.01(i) and in this Section 5.02, the Holder of any Individual Certificate may transfer or exchange the same in whole or in part (with a denomination equal to any authorized denomination) by surrendering such Certificate at the office of the Certificate Administrator or at the office of any transfer agent appointed as provided under this Agreement, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange, in the case of exchange. Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at such office of the Certificate Administrator or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the office of the Certificate Administrator or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first-class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the office of the Certificate Administrator or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact. The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

            (f) An Individual Certificate (other than an Individual Certificate issued in exchange for a beneficial interest in a Global Certificate pursuant to
Section 5.01) or a beneficial interest in a Private Global Certificate may only be transferred to Eligible Investors, as described herein. In the event that a Responsible Officer of the Certificate Registrar becomes aware that such an Individual Certificate or beneficial interest in a Private Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Individual Certificate or beneficial interest in a Private Global Certificate to an Eligible Investor within fourteen days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

            (g) Subject to the provisions of this Section 5.02 regarding transfer and exchange, transfers of the Global Certificates shall be limited to transfers of such Global Certificates in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor's nominee.

            (h) No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 other than for transfers to Institutional Accredited Investors, as provided herein. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            (i) Subject to Section 5.02(e), transfers of the Class T, Class R and Class LR Certificates may be made only in accordance with this Section 5.02(i). The Certificate Registrar shall register the transfer of a Class T, Class R or Class LR Certificate only if (x) the transferor has advised the Certificate Registrar in writing that such Certificate is being transferred to a Qualified Institutional Buyer, an Affiliated Person or an Institutional Accredited Investor and (y) prior to such transfer the transferee furnishes to the Certificate Registrar an Investment Representation Letter. In addition, the Certificate Registrar may as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information (at the transferor's expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and other applicable laws.

            (j) Neither the Depositor, the Master Servicers, the Certificate Administrator, the Trustee nor the Certificate Registrar are obligated to register or qualify the Class XS, Class AM-FL, Class AJ-FL, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R or Class LR Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification. Any Certificateholder desiring to affect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Master Servicers, the Certificate Administrator, the Trustee and the Certificate Registrar, against any loss, liability or expense that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            (k) No transfer of any Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-3, Class T, Class R or Class LR Certificate (each, a "Restricted Certificate") shall be made to (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, or Section 4975 of the Code, or a governmental plan, as defined in Section 3(32) of ERISA, subject to any federal, state or local law ("Similar Law") which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a "Plan") or
(ii) a collective investment fund in which a Plan is invested, an insurance company that is using the assets of any insurance company separate account or general account in which the assets of any such Plan are invested (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) to acquire any such Restricted Certificate or any other Person acting on behalf of any Plan or using the assets of any Plan to acquire any such Restricted Certificate, other than (with respect to transfer of Restricted Certificates other than the Class T Certificates and the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the "prohibited transaction" provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law. Each prospective transferee of a Restricted Certificate shall either (i) deliver to the Depositor, the Certificate Registrar and the Trustee, a transfer or representation letter, substantially in the form of Exhibit D-2 hereto, stating that the prospective transferee is not a Person referred to in (i) or (ii) above or (ii) in the event the transferee is such an entity specified in (i) or (ii) above (except in the case of a Class T Certificate or a Residual Certificate, which may not be transferred unless the transferee represents it is not such an entity), such entity shall provide any opinions of counsel, officers' certificates or agreements as may be required by, and in form and substance satisfactory to, the Depositor, the Certificate Administrator, the Trustee and the Certificate Registrar, to the effect that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Sections 406 and 407 of ERISA and Section 4975 of the Code, and will not subject the Master Servicers, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee or the Certificate Registrar to any obligation or liability. None of the Certificate Administrator or the Certificate Registrar shall register a Class T, Class R or Class LR Certificate in any Person's name unless such Person has provided the letter referred to in clause (i) of the preceding sentence. The transferee of a beneficial interest in a Global Certificate that is a Restricted Certificate shall be deemed to represent that it is not a Plan or a Person acting on behalf of any Plan or using the assets of any Plan to acquire such interest other than (with respect to transfers of beneficial interests in Global Certificates which are Restricted Certificates other than the Class T Certificates and the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the "prohibited transaction" provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law. Any transfer of a Restricted Certificate that would violate or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or Similar Law shall be deemed absolutely null and void ab initio.

            (l) Each Person who has or acquires any Ownership Interest shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Ownership Interest are expressly subject to the following provisions:

            (i) Each Person acquiring or holding any Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.02(l) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

            (ii) No Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor an affidavit in substantially the form attached as Exhibit C-1 (a "Transferee Affidavit") of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest,
      (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, (v) the proposed transferee will not cause income from the Class R or Class LR Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the proposed transferee or any other U.S. Person and (vi) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.02(l) and
      (y) other than in connection with the initial issuance of the Class R and Class LR Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the "Transferor Letter"), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee's statements in the preceding clauses (x)(B)(i) or (iii) are false.

            (iii) Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.

            Neither the Certificate Administrator nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction or transfer imposed under Article V of this Agreement or under applicable law with respect to any transfer of any Certificate, or any interest therein, other than to require delivery of the certification(s) and/or opinions of counsel described in Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register. The Certificate Administrator and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Beneficial Owners made in violation of applicable restrictions.

            Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest, or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R or Class LR Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar and the Certificate Administrator, the Certificate Registrar and the Certificate Administrator may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it, the Trustee, the Certificate Administrator and the Master Servicers harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Administrator or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest. Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Appointment of Paying Agent. The Certificate Administrator may appoint a paying agent for the purpose of making distributions to Certificateholders pursuant to Section 4.01. The Certificate Administrator shall cause such Paying Agent, if other than the Trustee or the Master Servicers, to execute and deliver to the Master Servicers and the Trustee an instrument in which such Paying Agent shall agree with the Master Servicers and the Trustee that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein. The initial Paying Agent shall be the Certificate Administrator. Except for the Certificate Administrator, as the initial Paying Agent, the Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least "A+" by S&P and "A1" by Moody's, or shall be otherwise acceptable to each Rating Agency.

            Section 5.05 Access to Certificateholders' Names and Addresses. (a) If any Certificateholder (for purposes of this Section 5.05, an "Applicant") applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date, at the expense of the Applicant.

            (b) Every Certificateholder, by receiving and holding its Certificate, agrees with the Certificate Administrator that the Certificate Administrator and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Actions of Certificateholders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and the Trustee and, when required, to the applicable Master Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Certificate Administrator and the applicable Master Servicer, if made in the manner provided in this Section.

            (b) The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator deems sufficient.

            (c) Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Certificate Administrator or the Trustee or the applicable Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

            (d) The Certificate Administrator or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.06 as it shall deem necessary.

                                   ARTICLE VI

          THE DEPOSITOR, THE MASTER SERVICERS AND THE SPECIAL SERVICER

            Section 6.01 Liability of the Depositor, the Master Servicers and the Special Servicer. The Depositor, each Master Servicer and the Special Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

            Section 6.02 Merger or Consolidation of either the Master Servicer, the Special Servicer or the Depositor. Subject to the following paragraph, each Master Servicer will keep in full effect its existence, rights and good standing as a corporation (i) under the laws of the State of Ohio (with respect to the KRECM Master Servicer) or (ii) under the laws of the State of California (with respect to the Capmark Master Servicer) and will not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties securing the Mortgage Loans that it is servicing are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans that it is servicing and to perform its respective duties under this Agreement.

            Each Master Servicer, the Special Servicer or the Depositor may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business, shall be the successor of such Master Servicer, the Special Servicer or the Depositor hereunder, and shall be deemed to have assumed all of the liabilities of such Master Servicer, the Special Servicer or the Depositor hereunder, if each of the Rating Agencies has confirmed in writing that such merger or consolidation or transfer of assets and succession, in and of itself, will not cause a downgrade, qualification or withdrawal of the then-current ratings assigned by such Rating Agency to any Class of Certificates or Serviced Companion Loan Securities. Notwithstanding the foregoing, prior to the date upon which the Trust's Exchange Act reporting obligation is suspended by the filing of the Form 15 as contemplated by Section 10.10, no Master Servicer or Special Servicer may remain a Master Servicer or Special Servicer under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) such Master Servicer or the Special Servicer is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

            Section 6.03 Limitation on Liability of the Depositor, the Master Servicers and Others. (a) Neither the Depositor, the Master Servicers, the Special Servicer nor any affiliates, directors, officers, employees, members, managers or agents (including sub-servicers) of the Depositor, the Master Servicers or the Special Servicer shall be under any liability to the Trust Fund, the Certificateholders or any Serviced Companion Loan Noteholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement (including actions taken or not taken at the direction of the Directing Certificateholder), or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the applicable Master Servicer or the Special Servicer, or any member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, such Master Servicer or the Special Servicer, against any breach of warranties or representations made herein, or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith, fraud or negligence (or in the case of the applicable Master Servicer or Special Servicer, by reason of any specific liability imposed hereunder for a breach of the applicable Servicing Standard) in the performance of duties or by reason of negligent disregard of obligations or duties hereunder. The Depositor, each Master Servicer, the Special Servicer, and any affiliate, member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, such Master Servicer or the Special Servicer may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. The Depositor, each Master Servicer, the Special Servicer and any affiliate, member, manager, director, officer, employee or agent (including sub-servicers) of the Depositor, such Master Servicer or the Special Servicer shall be indemnified and held harmless by the Trust Fund out of the applicable Collection Account (in accordance with Section 3.06(b) or, if such matter relates directly to any Serviced Whole Loan, first out of the applicable Serviced Whole Loan Collection Account; provided that such expenses will first be allocated to the related Serviced B Loan, if any, and then will be allocated to the related Mortgage Loan, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance)), and then, if funds therein are insufficient, out of the Collection Account; provided, further, that with respect to each of the Mission Mayfield Downs Whole Loan and the Western Plaza Whole Loan, such allocation first to the related B Loan shall only apply during the occurrence and continuance of a material default under the Loan Documents related to such Whole Loan as defined in Section 3(b) of the related Co-Lender Agreement.

            None of the Depositor, the Master Servicers or the Special Servicer shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and in its opinion does not expose it to any expense or liability; provided, however, that the Depositor, the applicable Master Servicer or the Special Servicer may in its discretion undertake any action related to its obligations hereunder which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders and holders of Serviced Companion Loan Securities, if applicable, hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and, in the case of any Serviced Whole Loan, first, out of amounts allocated to the related B Loan, if any, second, out of the related Serviced Whole Loan Collection Account, attributable to the Mortgage Loan, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance), and then, if funds therein are insufficient, out of the applicable Collection Account, provided, that with respect to each of the Mission Mayfield Downs B Loan and the Western Plaza B Loan, such allocation first to the related B Loan shall only apply during the occurrence and continuance of a material default under the Loan Documents related to such Whole Loan as defined in Section 3(b) of the related Co-Lender Agreement and the Depositor will not be entitled to such reimbursement.

            The terms of this Section 6.03 shall survive the termination of any party hereto or of this Agreement.

            (b) The Directing Certificateholder shall have no liability whatsoever to the Trust Fund or any Certificateholder (except that if the Directing Certificateholder is the Controlling Class Representative, the Directing Certificateholder shall have no liability to any Controlling Class Certificateholder for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that, with respect to Controlling Class Certificateholders, the Controlling Class Representative shall not be protected against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties). By its acceptance of a Certificate, each Certificateholder confirms its understanding that the Directing Certificateholder may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates or one or more Companion Loan Noteholders over Certificateholders or other Companion Loan Noteholders, and that the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates or other Companion Loan Noteholders, that the Directing Certificateholder may act solely in its own interest (and if the Directing Certificateholder is the Controlling Class Representative, the interests of the Holders of the Controlling Class), that the Directing Certificateholder does not have any duties to the Holders of any Class of Certificates or other Companion Loan Noteholders (and if the Directing Certificateholder is the Controlling Class Representative, other than the Controlling Class), that the Directing Certificateholder that is not the Controlling Class Representative may take actions that favor its own interest over the interests of the Certificateholders or other Companion Loan Noteholders (and if the Directing Certificateholder is the Controlling Class Representative, such Directing Certificateholder may favor the interests of the Holders of the Controlling Class over the interests of the Holders of one or more other classes of Certificates), that the Directing Certificateholder that is not the Controlling Class Representative, absent willful misfeasance, bad faith or negligence, shall not be deemed to have been negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance, by reason of its having acted solely in its own interests (and if the Directing Certificateholder is the Controlling Class Representative, in the interests of the Holders of the Controlling Class), and that the Directing Certificateholder shall have no liability whatsoever for having so acted, and no Certificateholder or Companion Loan Noteholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal thereof for having so acted.

            Section 6.04 Limitation on Resignation of either Master Servicer and the Special Servicer; Termination of either Master Servicer and the Special Servicer. (a) Each Master Servicer and the Special Servicer may assign their respective rights and delegate their respective duties and obligations under this Agreement in connection with the sale or transfer of a substantial portion of their mortgage servicing or asset management portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution, organized and doing business under the laws of any state of the United States or the District of Columbia, authorized under such laws to perform the duties of such Master Servicer or Special Servicer or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02,
(B) shall be acceptable to each Rating Agency as confirmed by a letter from each Rating Agency delivered to the Trustee and the Certificate Administrator that such assignment or delegation will not cause a downgrade, withdrawal or qualification of the then-current ratings of the Certificates and any Serviced Companion Loan Securities, (C) shall execute and deliver to the Trustee and the Certificate Administrator an agreement that contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by such Master Servicer or Special Servicer, as applicable under this Agreement from and after the date of such agreement and (D) shall not be a Prohibited Party; (ii) as confirmed by a letter from each Rating Agency delivered to the Trustee and the Certificate Administrator, each Rating Agency's rating or ratings of the Certificates and any Serviced Companion Loan Securities in effect immediately prior to such assignment, sale or transfer will not be qualified, downgraded or withdrawn as a result of such assignment, sale or transfer; (iii) such Master Servicer or the Special Servicer shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; and (iv) the rate at which the Servicer Compensation or Special Servicer Compensation, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer or Special Servicer, as applicable, hereunder.

            (b) Except as provided in Section 6.02 and this Section 6.04, each Master Servicer and the Special Servicer shall not resign from its respective obligations and duties hereby imposed on it except upon determination that such duties hereunder are no longer permissible under applicable law. Any such determination permitting the resignation of a Master Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master Servicer's or Special Servicer's expense) to such effect delivered to the Trustee and the Certificate Administrator.

            (c) The Trustee shall be permitted to remove either Master Servicer or the Special Servicer upon a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable. Without limiting the generality of the succeeding paragraph, no such removal shall be effective unless and until (i) the applicable Master Servicer or the Special Servicer has been paid any unpaid Servicer Compensation or Special Servicer Compensation, as applicable, unreimbursed Advances (including Advance Interest Amounts thereon to which it is entitled) and all other amounts to which the applicable Master Servicer or the Special Servicer is entitled hereunder to the extent such amounts accrue prior to such effective date and (ii) with respect to a resignation by the applicable Master Servicer, the successor Master Servicer has deposited into the Investment Accounts from which amounts were withdrawn to reimburse the terminated Master Servicer, an amount equal to the amounts so withdrawn, to the extent such amounts would not have been permitted to be withdrawn except pursuant to this paragraph, in which case the successor Master Servicer shall, immediately upon deposit, have the same right of reimbursement or payment as the terminated Master Servicer had immediately prior to its termination without regard to the operation of this paragraph.

            No resignation or removal of either Master Servicer or the Special Servicer as contemplated by the preceding paragraphs shall become effective until the Trustee or a successor Master Servicer or Special Servicer shall have assumed the resigning or terminated Master Servicer's or the Special Servicer's responsibilities, duties, liabilities and obligations hereunder. If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer or Special Servicer would have been entitled, additional amounts payable to such successor Master Servicer or Special Servicer shall be treated as Realized Losses.

            Section 6.05 Rights of the Depositor and the Trustee in Respect of each Master Servicer and the Special Servicer. Each Master Servicer and the Special Servicer shall afford the Depositor, the Underwriters, the Certificate Administrator, the Trustee and the Rating Agencies, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations. Upon request, each Master Servicer and/or the Special Servicer, as applicable, shall furnish to the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee its most recent publicly available financial statements (or, with respect to the applicable Master Servicer, those of its ultimate parent) and such other non-proprietary information as the applicable Master Servicer or the Special Servicer, as the case may be, shall determine in its sole and absolute discretion as it possesses, which is relevant to the performance of its duties hereunder and which it is not prohibited by applicable law or contract from disclosing. The Depositor may, but is not obligated to, enforce the obligations of the applicable Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise its rights hereunder, provided that the applicable Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. In the event the Depositor or its designee undertakes any such action, it will be reimbursed by the Trust Fund from the Collection Accounts (or with respect to a Serviced Whole Loan, to the extent such reimbursement is allocable to such Serviced Whole Loan Collection Account, as applicable, (provided, that with respect to the Mission Mayfield Downs Whole Loan and the Western Plaza Whole Loan, the Depositor will not be entitled to such reimbursement) as provided in Section 3.06 and Section 6.03(a) hereof to the extent not recoverable from the applicable Master Servicer or Special Servicer, as applicable. None of the Depositor, the Certificate Administrator or the Trustee and neither the applicable Master Servicer, with respect to the Special Servicer, or the Special Servicer, with respect to the applicable Master Servicer, shall have any responsibility or liability for any action or failure to act by the applicable Master Servicer or the Special Servicer and neither such Person is obligated to monitor or supervise the performance of the applicable Master Servicer or the Special Servicer under this Agreement or otherwise. Neither the Master Servicers nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

            Section 6.06 The Master Servicers or Special Servicer as Owners of a Certificate. Each Master Servicer or an Affiliate of each Master Servicer, or the Special Servicer or an Affiliate of the Special Servicer, may become the Holder (or with respect to a Global Certificate, Beneficial Owner) of any Certificate with the same rights it would have if it were not a Master Servicer or the Special Servicer or an Affiliate thereof. If, at any time during which either Master Servicer or the Special Servicer or an Affiliate of either Master Servicer or the Special Servicer is the Holder or Beneficial Owner of any Certificate, such Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in such Master Servicer's or the Special Servicer's good faith judgment, violate the applicable Servicing Standard, and (ii) if taken, might nonetheless, in such Master Servicer's or the Special Servicer's good faith judgment, be considered by other Persons to violate the applicable Servicing Standard, such Master Servicer or the Special Servicer may but need not seek the approval of the Certificateholders to such action by delivering to the Certificate Administrator a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by such Master Servicer or the Special Servicer or an Affiliate of such Master Servicer or the Special Servicer, and (iii) describes in reasonable detail the action that such Master Servicer or the Special Servicer proposes to take. The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the applicable Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Certificate Administrator shall reasonably determine. If at any time Certificateholders holding a majority of the Voting Rights of all Certificateholders and the Controlling Class Representative (calculated without regard to the Certificates beneficially owned by the applicable Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as applicable) shall have consented in writing to the proposal described in the written notice, and if the applicable Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the applicable Servicing Standard. The Certificate Administrator shall be entitled to reimbursement from the applicable Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the applicable Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

            Section 6.07 Certain Matters Relating to the Non-Serviced Mortgage Loan. Each Other Servicer, the Other Special Servicer, the Other Depositor and the Other Trustee, and any of their respective directors, officers, employees or agents (collectively, the "Other Indemnified Parties"), shall be indemnified by the Trust and held harmless against the Trust's pro rata share (subject to the related Co-Lender Agreement) of any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any legal action or claim relating to the Non-Serviced Mortgage Loan under the Other Pooling and Servicing Agreement, this Agreement or the related Co-Lender Agreement (but excluding any such losses allocable to the related Companion Loans), reasonably requiring the use of counsel or the incurring of expenses; provided, however, that such indemnification will not extend to any losses, liabilities or expenses incurred by reason of any Other Indemnified Party's willful misfeasance, bad faith or negligence in the performance of its obligations or duties or by reason of negligent disregard of obligations or duties under the Other Pooling and Servicing Agreement or the related Co-Lender Agreement.

                                   ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default. (a) With respect to either Master Servicer, "Master Servicer Event of Default," wherever used herein, means any one of the following events; provided, that the Master Servicer Events of Default enumerated below in this Section 7.01 shall apply to each of the KRECM Master Servicer and the Capmark Master Servicer, but the occurrence of a Master Servicer Event of Default with respect to one Master Servicer shall not be a Master Servicer Event of Default with respect to the other Master Servicer:

            (i) (A) any failure by such Master Servicer to make any deposit required to its Collection Account on the day and by the time such deposit was first required to be made under the terms of this Agreement, which failure is not remedied within two Business Days or (B) any failure by such Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted (including, without limitation, any required P&I Advance, unless such Master Servicer determines such P&I Advance is a Nonrecoverable Advance), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent such Master servicer does not timely make such remittance to the Certificate Administrator, such Master Servicer shall pay the Certificate Administrator for the account of the Certificate Administrator interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or any failure by such Master Servicer to remit to any holder of a Serviced Companion Loan, as and when required by this Agreement or any related Co-Lender Agreement, any amount required to be so remitted (which failure continues for one Business Day);

            (ii) any failure on the part of such Master Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days (15 days in the case of such Master Servicer's failure to make a Property Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by such Master Servicer pursuant to the Pooling and Servicing Agreement or in any event such shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Master Servicer, by any other party hereto, with a copy to each other party to this Agreement by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Serviced Companion Loan Noteholder; provided, however, if such failure is capable of being cured and such Master Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days;

            (iii) any breach on the part of such Master Servicer of any representation or warranty contained in Section 2.04(a) which materially and adversely affects the interests of any Class of Certificateholders or Serviced Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to such Master Servicer by the Depositor or the Trustee, or to such Master Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Serviced Companion Loan Noteholder; provided, however, if such breach is capable of being cured and such Master Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

            (iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such Master Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

            (v) such Master Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Master Servicer or of or relating to all or substantially all of its property;

            (vi) such Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

            (vii) a servicing officer of such Master Servicer obtains actual knowledge that Moody's or Fitch (if any Serviced Companion Loan Securities are rated by Fitch) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) has placed one or more Classes of Certificates or Serviced Companion Loan Securities on "watch status" in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or "watch status" placement shall not have been withdrawn by Moody's or Fitch (if any Serviced Companion Loans are rated by Fitch) within 60 days of the date such servicing officer obtained such actual knowledge) and, in the case of either of clauses (i) or (ii), cited servicing concerns with such Master Servicer as the sole or material factor in such rating action;

            (viii) the removal of such Master Servicer from S&P's Select Servicer List as a U.S. Commercial Mortgage Master Servicer; or

            (ix) subject to Section 10.16(c), any failure by such Master Servicer to deliver (a) any Exchange Act reporting items required to be delivered by such servicer under Article X (other than items to be delivered by a Loan Seller Sub-Servicer) by the time required under
      Article X after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, sub-servicer or Servicing Function Participant (such entity, the "Sub-Servicing Entity") retained by such Master Servicer (but excluding any Loan Seller Sub-Servicer) is required to deliver (any Sub-Servicing Entity shall be terminated if it defaults in accordance with the provision of this clause (ix)).

Then, and in each and every such case, so long as a Master Servicer Event of Default shall not have been remedied, the Trustee may (and shall at the written direction of the Depositor with respect to clause (ix) above), and at the written direction of the Holders of at least 51% of the aggregate Voting Rights of all Certificates shall terminate all of the rights and obligations of the applicable Master Servicer (other than the rights to indemnification provided in Section 6.03 and compensation provided in Section 3.12). In the case of clauses
(vii) and (viii) above, the Trustee shall be required to notify Certificateholders of such Master Servicer Event of Default and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Noteholders favor such termination.

            In the event that either Master Servicer is also the Special Servicer and such Master Servicer is terminated as provided in this Section 7.01, then such Master Servicer shall also be terminated as Special Servicer.

            If any Master Servicer receives notice of termination under this
Section 7.01(a) solely due to an Event of Default under Section 7.01(a)(vii) or
(viii) and if such Master Servicer to be terminated pursuant to this Section 7.01(a) provides the Trustee with the appropriate "request for proposal" materials within five (5) Business Days following such termination notice, then such Master Servicer shall continue to service as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(a). Upon receipt of the "request for proposal" materials, the Trustee shall promptly thereafter (using such "request for proposal" materials provided by such Master Servicer) solicit good faith bids for the rights to service the Mortgage Loans and Serviced Companion Loans under this Agreement from at least three (3) Persons qualified to act as Master Servicer hereunder in accordance with Sections 6.02 and 7.02 (any such Person so qualified, a "Qualified Bidder") or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, at the Trustee's request, the applicable Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans and Serviced Companion Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the applicable Master Servicer. The materials provided to the Trustee shall provide for soliciting bids: (i) on the basis of such successor Master Servicer retaining all Sub Servicers to continue the primary servicing of the Mortgage Loans and Serviced Companion Loans pursuant to the terms of the respective Sub-Servicing Agreements (each, a "Servicing Retained Bid"); and (ii) on the basis of terminating each Sub Servicing Agreement and Sub Servicer that it is permitted to terminate in accordance with Section 3.01(c) (each, a "Servicing Released Bid"). The Trustee shall select the Qualified Bidder with the highest cash Servicing Retained Bid (or, if none, the highest cash Servicing Released Bid) (the "Successful Bidder") to act as successor Master Servicer hereunder; provided, however, that if the Trustee does not receive confirmation in writing by each Rating Agency that the appointment of such Successful Bidder as successor Master Servicer will not result in the withdrawal, downgrade, or qualification of the rating assigned by the Rating Agency to any class of Certificates within 10 days after the selection of such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above described 45 day time period) until such confirmation is obtained. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the applicable Master Servicer.

            Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.12) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted (i) if the successful bid was a Servicing Retained Bid, to the applicable Master Servicer to be terminated pursuant to this Section 7.01(a), the amount of such cash bid received from the Successful Bidder (net of "out of pocket" expenses incurred in connection with obtaining such bid and transferring servicing) and (ii) if the successful bid was a Servicing Released Bid, to the applicable Master Servicer and each terminated Sub Servicer its respective Bid Allocation.

            The applicable Master Servicer to be terminated pursuant to this
Section 7.01(a) shall be responsible for all out of pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

            If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above described time period or no Successful Bidder was identified within the above described time period, the applicable Master Servicer to be terminated pursuant to Section 7.01(b) shall reimburse the Trustee for all reasonable "out of pocket" expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(c). The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with
Section 7.02.

            (b) "Special Servicer Event of Default," wherever used herein, means any one of the following events:

            (i) any failure by the Special Servicer to deposit into the REO Account, or to remit to applicable Master Servicer for deposit into, the related Collection Account (or, in the case of a Serviced Whole Loan, the related Serviced Whole Loan Collection Account) any amount required to be so deposited or remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; provided, however, that the failure of the Special Servicer to remit such amount to the applicable Master Servicer shall not be an Event of Default if such failure is remedied within one Business Day and if the Special Servicer has compensated the applicable Master Servicer for any loss of income on such amount suffered by such Master Servicer due to and caused by the late remittance of the Special Servicer and reimburse the Trust for any resulting advance interest due to such Master Servicer; or

            (ii) any failure on the part of the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer, by any other party hereto, with a copy to each other party to this Agreement by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Serviced Companion Loan Noteholder; provided, however, if such failure is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days;

            (iii) any breach on the part of the Special Servicer of any representation or warranty contained in Section 2.04(b) which materially and adversely affects the interests of any Class of Certificateholders or Serviced Companion Loan Noteholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Special Servicer by the Depositor or the Trustee, or to the applicable Master Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25% or by an affected Serviced Companion Loan Noteholder; provided, however, if such breach is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

            (iv) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

            (v) the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Special Servicer or of or relating to all or substantially all of its property;

            (vi) the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

            (vii) a servicing officer of the Special Servicer obtains actual knowledge that Moody's or Fitch (if any Serviced Companion Loans are rated by Fitch) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) has placed one or more Classes of Certificates or Serviced Companion Loan Securities on "watch status" in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or "watch status" placement shall not have been withdrawn by Moody's or Fitch (if any Serviced Companion Loans are rated by Fitch) within 60 days of the date such servicing officer obtained such actual knowledge) and, in the case of either of clauses (i) or (ii), cited servicing concerns with the Special Servicer as the sole or material factor in such rating action;

            (viii) the removal of the Special Servicer from S&P's Select Servicer List as a U.S. Commercial Mortgage Special Servicer; or

            (ix) subject to Section 10.16(c) and 10.16(d), any failure by the Special Servicer (a) any Exchange Act reporting items required to be delivered by such servicer under Article X by the time required under
      Article X after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, sub-servicer or Servicing Function Participant (such entity, the "Sub-Servicing Entity") retained by the Special Servicer (but excluding any Loan Seller Sub-Servicer) is required to deliver (any Sub-Servicing Entity shall be terminated if it defaults in accordance with the provision of this clause (ix).

Then, and in each and every such case, so long as a Special Servicer Event of Default shall not have been remedied, the Trustee may (and shall at the written direction of the Depositor with respect to clause (ix) above), and at the written direction of the Holders of at least 51% of the aggregate Voting Rights of all Certificates shall terminate all of the rights and obligations of the Special Servicer (other than the rights to indemnification provided in Section 6.03(a) and compensation provided in Section 3.12(c)). In the case of clauses
(vi) and (vii) above, the Trustee shall be required to notify Certificateholders and Serviced Companion Loan Noteholders of such Special Servicer Event of Default and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Noteholders, favor such termination.

            (c) Notwithstanding Section 7.01(a), if any Master Servicer Event of Default occurs that affects a Serviced Pari Passu Companion Loan and the applicable Master Servicer is not otherwise terminated, the Trustee, at the direction of the Serviced Companion Loan Trustee with respect to such Serviced Pari Passu Companion Loan (exercised at the discretion of certificateholders holding at least 25% of the certificate balance of the certificates issued by the related securitization trust or as otherwise provided in the related Other Pooling and Servicing Agreement) shall be entitled to direct the Trustee to appoint a sub-servicer (or if a sub-servicer is then sub-servicing such Serviced Whole Loan, to appoint a new sub-servicer to service such Serviced Whole Loan, but only if such sub-servicer is in default under the related sub-servicing agreement) with respect all of the rights and obligations of such Master Servicer under this Agreement related to such Serviced Whole Loan. The Trustee shall appoint a replacement sub-servicer with respect to such Serviced Whole Loan, selected by the holders of such Serviced Whole Loan (or their designees) (but excluding any holder of a B Loan), then holding a majority of the aggregate Stated Principal Balance of such Serviced Whole Loan, as the case may be, and, if the holders of such Serviced Whole Loan (or their designees) (but excluding any holder of a B Loan), then holding a majority of the aggregate Stated Principal Balance of such Serviced Whole Loan, are not able to agree on a sub-servicer (or, if such Serviced Whole Loan is being sub-serviced, a new sub-servicer) within 45 days, then the Controlling Class Representative shall select such sub-servicer. The Trustee shall notify the Controlling Class Representative and the applicable Serviced Pari Passu Companion Loan Noteholders with respect to the appointment of a replacement sub-servicer (and shall provide such non-proprietary, non-confidential information as may be reasonably requested by and necessary in the reasonable determination of any such Person in order to make a judgment, the expense of providing such information to be an expense of the requesting Person); provided, that such sub-servicer meets the eligibility requirements of a successor master servicer under Section 7.02 (including receipt of a confirmation from each Rating Agency that such appointment would not cause such Rating Agency to qualify, withdraw or downgrade any of its then-current ratings on the Certificates and any related Serviced Companion Loan Securities with respect to a Serviced Pari Passu Companion Loan) and the eligibility requirements of each Serviced Companion Loan Securitization Agreement.

            (d) In the event that a Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee (the "Terminating Party") shall, by notice in writing to such Master Servicer or the Special Servicer, as the case may be (the "Terminated Party"), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than any rights the Terminated Party may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 notwithstanding any such termination, and with respect to (i) the initial Master Servicers (or its third party assignee) it shall also be entitled to the Excess Servicing Strip and (ii) the Special Servicer, shall also be entitled to receive any Workout Fee subsequent to its termination as Special Servicer, pursuant to Section 3.12(c) and any successor Special Servicer shall not be entitled to such Workout Fee received by the terminated Special Servicer). On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder), the Mortgage Loans, the Serviced Companion Loans, or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Each Master Servicer and the Special Servicer each agree in the event it is terminated pursuant to this Section 7.01 to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Terminating Party with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or Special Servicer or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the applicable Master Servicer or the Special Servicer to its Collection Account, the applicable Serviced Whole Loan Collection Account, any REO Account, any Excess Liquidation Proceeds Account, Lock-Box Account or Cash Collateral Account or which shall thereafter be received with respect to the Mortgage Loans, and shall promptly provide the Terminating Party or such successor Master Servicer or successor Special Servicer (which may include the Trustee) all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Master Servicer or Special Servicer shall reasonably request (including electromagnetic form), to enable it to assume such Master Servicer's or Special Servicer's function hereunder. All reasonable costs and expenses of the Terminating Party or the successor Master Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Master Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Terminating Party or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. If and to the extent that the Terminated Party has not reimbursed such costs and expenses, the Terminating Party shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust Fund.

            Section 7.02 Trustee to Act; Appointment of Successor. On and after the time the applicable Master Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01, the Terminating Party (subject to Section 7.01(d)) shall be its successor in all respects in its capacity as a Master Servicer or the Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the applicable Master Servicer or Special Servicer by the terms and provisions hereof, provided, however, that (i) the Terminating Party shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the applicable Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party's failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a default by such successor hereunder. The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided to the applicable Master Servicer or Special Servicer, as applicable, under this Agreement prior to such Master Servicer's or the Special Servicer's termination. The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or Special Servicer which may have arisen prior to its termination as a Master Servicer or the Special Servicer. The Terminating Party shall not be liable for any of the representations and warranties of the applicable Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by such Master Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase any Mortgage Loan or any Serviced Companion Loan hereunder. As compensation therefor, the Terminating Party as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Compensation (subject to the initial Master Servicers' (or its third party assignee's) right to the Excess Servicing Strip in accordance with Section 3.12) or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans or the Serviced Companion Loans that accrue after the date of the Terminating Party's succession to which such predecessor Master Servicer or Special Servicer would have been entitled if such predecessor Master Servicer or Special Servicer, as applicable, had continued to act hereunder. In the event any Advances made by the applicable Master Servicer or the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full. Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall (i) if it is unable to so act, (ii) if the Holders of Certificates entitled to at least 25% of the aggregate Voting Rights or an affected Serviced Companion Loan Noteholder so request in writing to the Trustee or (iii) if the Trustee is not an "approved" servicer by any of the Rating Agencies for mortgage pools similar to the Trust Fund, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which will not result in a downgrade, qualification or withdrawal of the then-current rating or ratings assigned to any Class of Certificates or any Serviced Companion Loan Securities, evidenced in writing by each Rating Agency, as the successor to the applicable Master Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer or Special Servicer hereunder. No appointment of a successor to the applicable Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the applicable Master Servicer's or Special Servicer's responsibilities, duties and liabilities hereunder. Pending appointment of a successor to the applicable Master Servicer (or the Special Servicer if the Special Servicer is also a Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as hereinabove provided. Pending the appointment of a successor to the Special Servicer, the Trustee shall act in such capacity. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans, Serviced Companion Loans, or otherwise as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted to the Terminated Party hereunder, provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder after consultation with the Controlling Class Representative or if such default relates solely to a Serviced Whole Loan, the Directing Certificateholder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses. The Depositor, the Trustee, the applicable Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

            Section 7.03 Notification to Certificateholders and Other Persons.
(a) Upon any termination pursuant to Section 7.01 above or appointment of a successor to the applicable Master Servicer or the Special Servicer, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, to each Rating Agency and to each Serviced Companion Loan Noteholder at its address appearing in the Serviced Companion Loan Noteholder Register.

            (b) Within 30 days after the occurrence of any Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to the Certificate Administrator (who shall then notify all Holders of Certificates), each Rating Agency, each Serviced Companion Loan Noteholder notice of such Event of Default, unless such Event of Default shall have been cured or waived.

            Section 7.04 Other Remedies of Trustee. During the continuance of any Master Servicer Event of Default or a Special Servicer Event of Default, so long as such Master Servicer Event of Default or Special Servicer Event of Default, if applicable, shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right, in its own name as Trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders and, in the case of any Serviced Companion Loan, of the related Serviced Companion Loan Noteholder (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund (and, in the case of any Serviced Whole Loan, first, of the related Serviced B Loan, if any and, second, to the extent such expense remains unpaid, of the related Mortgage Loan, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance) (provided, that with respect to the Mission Mayfield Downs Whole Loan and the Western Plaza Whole Loan, such allocation first to the related Serviced B Loan Noteholder shall only apply during the occurrence and continuance of a material default under the Loan Documents related to respective Whole Loan as defined in
Section 3(b) of the related Co-Lender Agreement) and the Trustee shall be entitled to be reimbursed therefor from the Collection Account (and, if applicable, the applicable Serviced Whole Loan Collection Account) as provided in Section 3.06. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Event of Default or Special Servicer Event of Default, if applicable.

            Section 7.05 Waiver of Past Events of Default; Termination. The Holders of Certificates evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates may, together with each affected Serviced Companion Loan Noteholder (to the extent they are adversely affected by such Event of Default), on behalf of all Holders of Certificates may waive any default by either Master Servicer or the Special Servicer in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including, with respect to the applicable Master Servicer, P&I Advances) to or payments from its Collection Account, any Serviced Whole Loan Collection Account or the Lower-Tier Distribution Account, in remitting payments as received or providing the items required by Article X, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

            Section 7.06 Trustee as Maker of Advances. In the event that a Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five Business Days of the Event of Default resulting from such failure by such Master Servicer with respect to Property Advances to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Property Advances and (y) by 12:00 noon (New York City time) on the related Distribution Date with respect to P&I Advances pursuant to the Trustee's notice of failure pursuant to Section 4.07(a) unless the Trustee has received notice that such failure has been cured by 11:00 a.m. on such Distribution Date. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of such Master Servicer's rights with respect to Advances hereunder, including, without limitation, such Master Servicer's rights of reimbursement and interest on each Advance at the Advance Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Property Advance, as the case may be (without regard to any impairment of any such rights of reimbursement caused by such Master Servicer's default in its obligations hereunder); provided, however, that if Advances made by the Trustee and the applicable Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of such Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance or any determination of nonrecoverability in connection therewith by the Master Servicers hereunder.

                                  ARTICLE VIII

              CONCERNING THE TRUSTEE AND CERTIFICATE ADMINISTRATOR

            Section 8.01 Duties of Trustee and Certificate Administrator. (a) Each of the Trustee and the Certificate Administrator undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty. During the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Sections 7.02 and 7.05 shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            (b) The Trustee and the Certificate Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as the case may be, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided, however, that, the Trustee or the Certificate Administrator, as applicable, shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator, as applicable, shall request the provider of such instrument to have the instrument corrected, and if the instrument is not corrected to such Trustee's or such Certificate Administrator's reasonable satisfaction, such Trustee or such Certificate Administrator will provide notice thereof to the Certificateholders.

            (c) None of the Trustee, the Certificate Administrator or any of their officers, directors, employees, agents or "control" persons within the meaning of the Act shall have any liability arising out of or in connection with this Agreement, provided, that, subject to Section 8.02, no provision of this Agreement shall be construed to relieve the Trustee, the Certificate Administrator or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

            (i) The Trustee's and the Certificate Administrator's duties and obligations shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Certificate Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in regard to such party in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, as the case may be, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as the case may be, that conform on their face to the requirements of this Agreement to the extent set forth herein without responsibility for investigating the contents thereof;

            (ii) Neither the Trustee nor the Certificate Administrator shall be personally liable for an error of judgment made in good faith by a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, unless it shall be proved that the Trustee or the Certificate Administrator, as the case may be, was negligent in ascertaining the pertinent facts;

            (iii) Neither the Trustee nor the Certificate Administrator shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than a majority of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement;

            (iv) Neither the Trustee nor the Certificate Administrator nor any of their directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not an Affiliate of the Trustee or Certificate Administrator, respectively, and that is selected other than by the Trustee, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicers, the Special Servicer, the Depositor or any other Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

            (v) Neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties as Trustee or Certificate Administrator in accordance with this Agreement (and, if it does, all legal expenses and costs of such action shall be expenses and costs of the Trust Fund and, in the case of any Serviced Whole Loan, first, of the related Serviced B Loan, if any and, second, to the extent such expense remains unpaid, of the Trust Fund, or in the case of a Serviced Whole Loan with a Serviced Pari Passu Companion Loan, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective outstanding principal balance) (provided, that with respect to the Mission Mayfield Downs Whole Loan and the Western Plaza Whole Loan, such allocation first to the related Serviced B Loan Noteholder shall only apply during the occurrence and continuance of a material default under the Loan Documents related to respective Whole Loan as defined in Section 3(b) of the related Co-Lender Agreement) and the Trustee or the Certificate Administrator, as applicable, shall be entitled, as provided in Section 3.06 hereof, to be reimbursed therefor from amounts on deposit in the applicable Collection Account and with respect to the Serviced Whole Loans, the related Serviced Whole Loan Collection Account and identified on the Trust Ledger, unless such legal action arises out of the negligence or bad faith of the Trustee or Certificate Administrator, as applicable, or any breach of an obligation, representation, warranty or covenant of the Trustee or Certificate Administrator, as applicable, contained herein; and

            (vi) Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of any act, failure to act or breach of any Person upon the occurrence of which the or Certificate Administrator, as applicable, may be required to act, unless a Responsible Officer of the Trustee or Certificate Administrator, as applicable, obtains actual knowledge of such failure. Neither the Trustee nor the Certificate Administrator shall be deemed to have actual knowledge of either Master Servicer's or the Special Servicer's failure to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee or Certificate Administrator, as applicable, pursuant to this Agreement.

            None of the provisions contained in this Agreement shall require either the Trustee, in its capacity as Trustee or the Certificate Administrator, in its capacity as Certificate Administrator, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Certificate Administrator, as the case may be, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator, as the case may be, to perform, or be responsible for the manner of performance of, any of the obligations of the applicable Master Servicer or the Special Servicer under this Agreement, except, in the case of the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, either Master Servicer or the Special Servicer in accordance with the terms of this Agreement. Neither the Trustee or the Certificate Administrator shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement and neither the Trustee nor the Certificate Administrator shall be liable for any loss on any investment of funds pursuant to this Agreement. Notwithstanding any other provision hereof, however, whenever acting as or instead of a Master Servicer or Special Servicer hereunder, the Trustee and the Certificate Administrator shall comply with the applicable Servicing Standard.

            Section 8.02 Certain Matters Affecting the Trustee and the Certificate Administrator. (a) Except as otherwise provided in Section 8.01:

            (i) The Trustee and the Certificate Administrator may request and/or rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Trustee nor the Certificate Administrator shall have any responsibility to ascertain or confirm the genuineness of any such party or parties;

            (ii) Each of the Trustee and the Certificate Administrator may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

            (iii) (A) Neither the Trustee nor the Certificate Administrator shall be under any obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement or either Swap Contract, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator, as the case may be, reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby, provided that nothing contained herein shall relieve the Trustee or the Certificate Administrator, as the case may be, of the obligations, upon the occurrence of an Event of Default (which has not been cured or waived) of which a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs; and
      (B) the right of the Trustee and the Certificate Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee or the Certificate Administrator, as the case may be, shall not be answerable for other than its negligence or willful misconduct in the performance of any such act;

            (iv) None of the Trustee, the Certificate Administrator or any of their directors, officers, employees, Affiliates, agents or "control" persons within the meaning of the Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Certificate Administrator, as the case may be, to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (v) Neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% (or such other percentage as is specified herein) of the Percentage Interests of any affected Class; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator, as the case may be, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, as the case may be, not reasonably assured to the Trustee or the Certificate Administrator, as the case may be, by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as the case may be, may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the applicable Master Servicer or the Special Servicer if an Event of Default shall have occurred and be continuing relating to such Master Servicer, or the Special Servicer, respectively, and otherwise by the Certificateholders requesting the investigation; and

            (vi) The Trustee may execute any of the trusts or powers hereunder and the Trustee and the Certificate Administrator may perform any duties hereunder either directly or by or through agents or attorneys but shall not be relieved of the obligations hereunder, provided, however, that the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party.

            (b) Following the Startup Day, the Trustee shall not, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC, or the Grantor Trust to fail to qualify as a grantor trust, at any time that any Certificates are outstanding, or subject the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances, or cause the Grantor Trust not to be treated as a grantor trust.

            (c) All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

            The Trustee shall not have a duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by any Mortgage Loan Seller pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

            Section 8.03 Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Certificate Administrator, the Master Servicers, or the Special Servicer and the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicer assume no responsibility for their correctness. The Trustee, the Certificate Administrator, the Master Servicers and the Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any prospectus used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan, or related document. Neither the Trustee nor the Certificate Administrator shall not at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement. Without limiting the foregoing, neither the Trustee nor the Certificate Administrator shall not be liable or responsible for: (i) the existence, condition and ownership of any Mortgaged Property; (ii) the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of either Master Servicer or the Special Servicer pursuant to Section 7.02) or the enforceability thereof;
(iii) the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of either Master Servicer or the Special Servicer pursuant to
Section 7.02); (iv) the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; (v) the completeness of any Mortgage File; the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of either Master Servicer or the Special Servicer pursuant to Section 7.02); (vi) the compliance by the Depositor, the Master Servicers or the Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee's receipt of notice or other discovery of any non-compliance therewith or any breach thereof; (vii) any investment of monies by or at the direction of either Master Servicer or any loss resulting therefrom, the acts or omissions of any of the Depositor, the Certificate Administrator, the Master Servicers or the Special Servicer (other than if the Trustee shall assume the duties of the Certificate Administrator, either Master Servicer or Special Servicer pursuant to Section 7.02) or any sub-servicer or any Borrower; any action of the Master Servicers or Special Servicer (other than if the Trustee shall assume the duties of either Master Servicer or Special Servicer pursuant to Section 7.02) or any sub-servicer taken in the name of the Trustee, except to the extent such action is taken at the express written direction of the Trustee; (viii) the failure of either Master Servicer or the Special Servicer or any sub-servicer to act or perform any duties required of them on behalf of the Trust Fund or the Trustee hereunder; or
(ix) any action by or omission of the Trustee taken at the instruction of either Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of either Master Servicer or the Special Servicer pursuant to Section 7.02) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee of its obligation to perform its duties as specifically set forth in this Agreement. The Trustee shall not be accountable for the use or application by the Depositor, the Certificate Administrator, the Master Servicers or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Certificate Administrator, the Master Servicers or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Accounts, any Serviced Whole Loan Collection Account, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Grantor Trust Distribution Account, the Lock-Box Account, the Cash Collateral Account, the Reserve Accounts, the Interest Reserve Account, any REO Account or any Excess Liquidation Proceeds Account or any other account maintained by or on behalf of the Certificate Administrator, the Master Servicers or the Special Servicer, other than any funds held by the Trustee. Neither the Trustee nor the Certificate Administrator shall not have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Master Servicer) or to record this Agreement. In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate "to the extent permitted by applicable law," the Trustee or the Certificate Administrator, as the case may be, shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law. The Depositor is not obligated to monitor or supervise the performance of the Trustee or the Certificate Administrator under this Agreement or otherwise.

            Section 8.04 Trustee and Certificate Administrator May Own Certificates. The Trustee, the Certificate Administrator and any agent of the Trustee or the Certificate Administrator in its individual capacity or any other capacity may become the owner or pledgee of Certificates, and may deal with the Depositor, the Certificate Administrator, the Trustee, the Master Servicers, the Special Servicer, the Initial Purchasers and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee, Certificate Administrator or such agent, as the case may be.

            Section 8.05 Payment of Trustee's and Certificate Administrator's Fees and Expenses; Indemnification. (a) On each Distribution Date, prior to the distribution of amounts to the Certificateholders, the Certificate Administrator shall be entitled to withdraw and pay the Trustee and itself its respective portion of the Trustee/Certificate Administrator Fee, as reasonable compensation from amounts remitted to the Lower-Tier Distribution Account (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee and the Certificate Administrator at the Trustee/Certificate Administrator Fee Rate.

            (b) In the event that the Trustee assumes the servicing responsibilities of either Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of such Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which such Master Servicer or the Special Servicer, as the case may be, would have been entitled (other than the rights of the Special Servicer to receive any Workout Fee specified in Section 3.12(c) in the event that the Special Servicer is terminated).

            (c) The Trustee and the Certificate Administrator shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee or the Certificate Administrator pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), which, to the extent not previously paid pursuant to Section 3.06(d), the Certificate Administrator will be entitled to withdraw from the Distribution Accounts prior to the distribution to Certificateholders to the extent set forth herein and to the extent such payments are "unanticipated expenses incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its negligence or bad faith; provided, however, that, subject to the last paragraph of Section 8.01, the Trustee or the Certificate Administrator shall not refuse to perform any of their respective duties hereunder solely as a result of the failure to be paid their respective portion of the Trustee/Certificate Administrator Fee, or the Trustee's expenses or the Certificate Administrator's expenses, as applicable. The term "unanticipated expenses incurred by the REMIC" shall include any fees, expenses and disbursement of any separate Trustee or co-Trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and are attributable to the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust and the losses, liabilities, damages, claims or expenses (including reasonable attorneys' fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement attributable to the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC or the Grantor Trust, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and Section 7.01.

            Each Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable expenses, disbursements and advances incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of such Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of such Master Servicer or Special Servicer (except in the case of removal of the Special Servicer without cause), as applicable, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence or bad faith of the Trustee.

            (d) Each of the Paying Agent, the Depositor, the Master Servicers and the Special Servicer (each, in such context, an "Indemnifying Party") shall (severally and not jointly) indemnify the Trustee (both in its capacity as Trustee and individually) and the Certificate Administrator (both in its capacity as Certificate Administrator and individually) and each of their Affiliates and each of the directors, officers, employees and agents of the Trustee and the Certificate Administrator and each of their Affiliates (each, in such context, an "Indemnified Party"), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to each such Indemnifying Party's respective willful misconduct, bad faith, fraud or negligence in the performance of each of its respective duties hereunder or by reason of reckless disregard of its respective obligations and duties hereunder (including in the case of the Master Servicer, any agent of such Master Servicer or sub-servicer).

            (e) The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all losses, liabilities, damages, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement, the Mortgage Loans or the Certificates other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct of the Indemnified Party and (ii) those as to which such Indemnified Party is entitled to indemnification pursuant to Section 8.05(d). The right of reimbursement of the Indemnified Parties under this Section 8.05(e) shall be senior to the rights of all Certificateholders.

            (f) Notwithstanding anything herein to the contrary, this Section
8.05 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee or the Certificate Administrator, as the case may be, regarding rights accrued prior to such resignation or removal and (with respect to any acts or omissions during its respective tenures) the resignation, removal or termination of the applicable Master Servicer, the Special Servicer, the Paying Agent, the Certificate Administrator, the Certificate Registrar or the Custodian.

            (g) This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

            (h) Each of the Certificate Administrator and the Trustee (in each case with respect to itself only, an "Indemnifying Party") shall (severally and not jointly) indemnify the Depositor, the Master Servicers and the Special Servicer and their respective Affiliates and each of the directors, officers, employees and agents of the Master Servicers and the Special Servicer and their respective Affiliates (each, in such context, an "Indemnified Party"), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to the applicable Indemnifying Party's willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of reckless disregard of its obligations and duties hereunder.

            Section 8.06 Eligibility Requirements for Trustee and Certificate Administrator. The Trustee and Certificate Administrator hereunder shall at all times (i) be a corporation or association organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, (iii) have a combined capital and surplus of at least $50,000,000, (iv) have its long-term unsecured debt obligations rated at least "A+" by S&P and "Aa3" by Moody's, and have its short-term unsecured debt obligations rated at least "A-1" by S&P or, in each case, such other ratings acceptable to the Rating Agencies, (v) be subject to supervision or examination by federal or state authority and shall not be an Affiliate of either Master Servicer (except, in the case of the Trustee, during any period when the Trustee has assumed the duties of a Master Servicer or Special Servicer, as the case may be, pursuant to Section 7.02) and (vi) not be a Prohibited Party. Notwithstanding the foregoing, if the Trustee or the Certificate Administrator meets the provisions of clauses (i) through (iii), (v) and (vi) above, but does not meet the provisions of clause (iv) above, the Trustee or the Certificate Administrator, as the case may be, shall be deemed to meet the provisions of such clause (iv) if it appoints a fiscal agent as a back-up liquidity provider, provided that such fiscal agent meets the provisions of clause (iv) above and shall have assumed in writing all obligations of the Trustee or the Certificate Administrator, as the case may be, to make Advances under this Agreement as and when required of the Trustee or the Certificate Administrator, as the case may be. If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of any Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax and continue as Trustee or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Certificate Administrator, as the case may be, shall resign immediately in the manner and with the effect specified in Section 8.07.

            Section 8.07 Resignation and Removal of Trustee and Certificate Administrator. The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Trustee, the Depositor, the Certificate Administrator, the Master Servicers, the Special Servicer, each Swap Counterparty and each Rating Agency. Upon notice of resignation from the Trustee, the Master Servicers shall promptly appoint a successor trustee, the appointment of which is subject to the requirements contained in Section 8.06. Upon notice of resignation from the Certificate Administrator, the Trustee shall promptly appoint a successor certificate administrator, the appointment of which is subject to the requirements contained in Section 8.06. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor.

            If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or either Master Servicer, or if at any time the Trustee or the Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator, as the case may be (or of its property), shall be appointed, or any public officer shall take charge or control of the Trustee or the Certificate Administrator, as the case may be (or of its property or affairs), for the purpose of rehabilitation, conservation or liquidation, then the Depositor or either Master Servicer may remove the Trustee or the Certificate Administrator, as the case may be, and the Depositor or either Master Servicer shall promptly appoint a successor by written instrument, which shall be delivered to the Trustee or the Certificate Administrator, as the case may be, so removed and to the successor.

            The Holders of Certificates entitled to at least a majority of the Voting Rights may at any time remove the Trustee or the Certificate Administrator and appoint a successor by written instrument or instruments, in seven originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to each Master Servicer and Special Servicer, one complete set to the Trustee, one complete set to the Certificate Administrator, and one complete set to the successor trustee or certificate administrator, as applicable.

            In addition, if the Trustee or the Certificate Administrator is terminated without cause, the terminating party shall pay all of the expenses of the Trustee or the Certificate Administrator, as the case may be, necessary to affect the transfer of its responsibilities to the successor.

            In the event that the Trustee is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal).

            In the event that the Certificate Administrator is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal).

            Section 8.08 Successor Trustee and Certificate Administrator. (a) Any successor trustee or certificate administrator shall execute, acknowledge and deliver to the Depositor, the Master Servicers, the Certificate Administrator (or in the case of a successor certificate administrator, to the predecessor Certificate Administrator) and the Trustee and the Certificate Administrator (or in the case of a successor certificate administrator, to the predecessor Certificate Administrator), as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator, as applicable, shall become effective and such successor, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator, as applicable, herein, provided that such successor shall satisfy the requirements contained in Section 8.06. The predecessor Trustee or Certificate Administrator, as applicable, shall deliver to its successor all Mortgage Files and related documents and statements held by it hereunder, and the Depositor and the predecessor Trustee or Certificate Administrator, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor all such rights, powers, duties and obligations. No successor trustee or certificate administrator, as the case may be, shall accept appointment as provided in this
Section 8.08 unless at the time of such acceptance such successor shall be eligible under the provisions of Section 8.06.

            Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

            (b) Any successor trustee appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

            Section 8.09 Merger or Consolidation of Trustee or Certificate Administrator. Any corporation into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator, shall be the successor of the Trustee or the Certificate Administrator, as the case may be, hereunder, provided that such corporation shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.10 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trustee) as co-Trustee or co-Trustees, jointly with the Trustee, or separate Trustee or separate Trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-Trustee or separate Trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder. No co-Trustee or separate Trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-Trustee(s) or separate Trustee(s) shall be required under Section 8.08 hereof.

            In the case of any appointment of a co-Trustee or separate Trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate Trustee or co-Trustee jointly (it being understood that such separate Trustee or co-Trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the applicable Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate Trustee or co-Trustee solely at the direction of the Trustee.

            No Trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate Trustee or co-Trustee, or if the separate Trustee or co-Trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate Trustee or co-Trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate Trustees and co-Trustees, as effectively as if given to each of them. Every instrument appointing any separate Trustee or co-Trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate Trustee and co-Trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate Trustee or co-Trustee be entitled to any provision relating to the conduct of, affecting the liability of or affording protection to such separate Trustee or co-Trustee that imposes a standard of conduct less stringent than that imposed by the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

            Any separate Trustee or co-Trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate Trustee or co-Trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination. (a) The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates (other than the obligations of the Trustee to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the applicable Master Servicer, as the case may be, required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c); (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g); and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to this Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            For purposes of this Section 9.01, the Sole Certificateholder shall have the first option to terminate the Trust Fund, pursuant to subsection (g), and then the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the KRECM Master Servicer, the Capmark Master Servicer and the Special Servicer, in that order, pursuant to subsection (c).

            (b) The Trust Fund, the 135 East 57th Street Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC shall be terminated and the assets of the Trust Fund shall be sold or otherwise disposed of in connection therewith, only pursuant to a "plan of complete liquidation" within the meaning of Code
Section 860F(a)(4)(A) providing for the actions contemplated by the provisions hereof and pursuant to which the applicable Notice of Termination is given, and requiring that the Trust Fund, the 135 East 57th Street Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation. For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the applicable Master Servicer in the final federal income tax returns of the 135 East 57th Street Loan REMIC, the Upper-Tier REMIC and the Lower-Tier REMIC. Notwithstanding the termination of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund, the Certificate Administrator shall be responsible for filing the final Tax Returns for each such REMIC and for each Grantor Trust for the period ending with such termination, and shall retain books and records with respect to such REMICs and Grantor Trusts for the same period of retention for which it maintains its own tax returns or such other reasonable period. The Certificate Administrator shall sign all Tax Returns and other reports required by this Section.

            (c) The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer and the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i) the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each
            Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest);

                  (D) the aggregate amount of unreimbursed Advances, with
            interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

                  (E) any termination payments due under the applicable Swap
            Agreement; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In the event that the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, any Master Servicer or the Special Servicer purchases all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund in accordance with this Section 9.01(c), the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, such Master Servicer or the Special Servicer, as applicable, shall deposit in the 135 East 57th Street Loan REMIC Distribution Account or the Lower-Tier Distribution Account, as applicable, not later than the Servicer Remittance Date relating to the Anticipated Termination Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the applicable Collection Account; provided, that any Swap Termination Fees shall be deposited in the applicable Floating Rate Account). In addition, each Master Servicer shall transfer to the Certificate Administrator for deposit in the 135 East 57th Street Loan REMIC Distribution Account or Lower-Tier Distribution Account, as applicable, all amounts required to be transferred thereto on the Servicer Remittance Date from its Collection Account, together with any other amounts on deposit in the applicable Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits have been made, the Certificate Administrator shall, release or cause to be released to the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the applicable Master Servicer or the Special Servicer, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by such purchasing party as shall be necessary to effectuate transfer of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Article IX.

            As a condition to the purchase of the assets of the Trust Fund pursuant to this Section 9.01(c), the purchaser shall deliver to the Trustee and the Certificate Administrator an Opinion of Counsel, which shall be at the expense of such purchaser, stating that such termination will be a "qualified liquidation" under Section 860F(a)(4)(A) of the Code. All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder. The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to this subsection (c).

            (d) If the Trust Fund has not been previously terminated pursuant to subsection (c) of this Section 9.01, the Certificate Administrator shall determine as soon as practicable the Distribution Date on which the Certificate Administrator reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular Certificates, notwithstanding that such distribution may be insufficient to distribute in full the Certificate Balance of each Class of Certificates, together with amounts required to be distributed on such Distribution Date pursuant to Sections 4.01(b), (d), (l) or
(m) and Section 4.01A(a) and (ii) if no such Classes of Certificates are then outstanding, to the Holders of the Class LR Certificates of any amount remaining in the Collection Accounts, the 135 East 57th Street Loan REMIC Distribution Account or the Lower-Tier Distribution Account, and to the Holders of the Class R Certificates of any amount remaining in the Upper-Tier Distribution Account.

            (e) Notice of any termination of the Trust Fund pursuant to this
Section 9.01 shall be mailed by the Certificate Administrator to affected Certificateholders with a copy to the Trustee, each Swap Counterparty, each Master Servicer and each Rating Agency at their addresses shown in the Certificate Registrar as soon as practicable after the Certificate Administrator shall have received, given or been deemed to have received a Notice of Termination but in any event not more than 30 days, and not less than ten days, prior to the Anticipated Termination Date. The notice mailed by the Certificate Administrator to affected Certificateholders shall:

            (i) specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

            (ii) specify the amount of any such final distribution, if known;
      and

            (iii) state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Paying Agent therein specified.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Certificate Administrator shall promptly mail notice thereof to each affected Certificateholder.

            (f) Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01. Any amounts remaining in the Class T Grantor Trust Distribution Account representing Excess Interest shall be distributed to the Class T Certificates. Any amounts remaining in the Class AM-FL Floating Rate Account and not otherwise distributable to the Class AM-FL Swap Counterparty shall be distributed to the Class AM-FL Certificates. Any amounts remaining in the Class AJ-FL Floating Rate Account and not otherwise distributable to the Class AJ-FL Swap Counterparty shall be distributed to the Class AJ-FL Certificates.

            (g) Following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange; provided, that such Certificateholder pay the Certificate Administrator an amount equal to from and including one Business Day prior to such final Distribution Date to but excluding such final Distribution Date of interest calculated at the Prime Rate on the aggregate Certificate Balance of the Sequential Pay Certificates as of the first day of the current calendar month. In the event that the Sole Certificateholder elects to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the applicable Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the applicable Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.06(b) or that may be withdrawn from the Distribution Accounts pursuant to Section 3.06(a), but only to the extent that such amounts are not already on deposit in the applicable Collection Account. In addition, each Master Servicer shall transfer all amounts required to be transferred to the Certificate Administrator for deposit in the 135 East 57th Street Loan REMIC Distribution Account or Lower-Tier Distribution Account, as applicable, on such Servicer Remittance Date from its Collection Account pursuant to Section 3.05. Upon confirmation from the Certificate Administrator that such final deposits have been made and following the surrender of all its Certificates (other than the Class T, Class R and Class LR Certificates) on the final Distribution Date to the Certificate Administrator, the Trustee shall, upon receipt of a Request for Release from the applicable Master Servicer, release or cause to be released to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Article IX. The remaining Mortgage Loans and REO Properties are deemed distributed to the Sole Certificateholder in liquidation of the Trust Fund pursuant to this Article IX. Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the 135 East 57th Street Loan REMIC and the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of its Certificates (other than the Class T, Class R and Class LR Certificates), plus accrued, unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of the 135 East 57th Street Loan REMIC Regular Interests, the Lower-Tier Regular Interests, the Class AM-FL Regular Interest, the Class AJ-FL Regular Interest and such Certificates.

            (h) In the event the Trust Fund is to be terminated while the Class AM-FL Swap Contract is still in effect, the Certificate Administrator shall promptly notify the Class AM-FL Swap Counterparty in writing of the date on which the Trust Fund is to be terminated and the notional amount of the Class AM-FL Swap Contract will be reduced to zero on such date. Based on the date of termination, the Certificate Administrator shall calculate the Class AM-FL Net Swap Payment, if any, as specified in Section 3.41, and prior to any final distribution to the Holders of the Class AM-FL Certificates pursuant to Section 9.01, shall pay such Class AM-FL Net Swap Payment if any, to the Class AM-FL Swap Counterparty. In the event that any fees (including termination fees) will be payable to the Class AM-FL Swap Counterparty in connection with such termination, such fees will be payable to the Class AM-FL Swap Counterparty solely from amounts remaining in the applicable Class AM-FL Floating Rate Account after all distributions to the Class AM-FL Certificates are made pursuant to Section 9.01.

            (i) In the event the Trust Fund is to be terminated while the Class AJ-FL Swap Contract is still in effect, the Certificate Administrator shall promptly notify the Class AJ-FL Swap Counterparty in writing of the date on which the Trust Fund is to be terminated and the notional amount of the Class AJ-FL Swap Contract will be reduced to zero on such date. Based on the date of termination, the Certificate Administrator shall calculate the Class AJ-FL Net Swap Payment, if any, as specified in Section 3.41, and prior to any final distribution to the Holders of the Class AJ-FL Certificates pursuant to Section 9.01, shall pay such Class AJ-FL Net Swap Payment if any, to the Class AJ-FL Swap Counterparty. In the event that any fees (including termination fees) will be payable to the Class AJ-FL Swap Counterparty in connection with such termination, such fees will be payable to the Class AJ-FL Swap Counterparty solely from amounts remaining in the applicable Class AJ-FL Floating Rate Account after all distributions to the Class AJ-FL Certificates are made pursuant to Section 9.01.

                                    ARTICLE X

               EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

            Section 10.01 Intent of the Parties; Reasonableness. Except with respect to Section 10.08, Section 10.11, Section 10.13, Section 10.14, Section 10.15, Section 10.16 and Section 10.17, the parties hereto acknowledge and agree that the purpose of Article X of this Agreement is to facilitate compliance by the Depositor (and any Other Depositor of any securitization involving any Serviced Companion Loan(s)) with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Depositor, the Certificate Administrator or the Trustee shall exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties to this Agreement acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, or consensus among participants in the asset-backed securities markets, and agree to comply, subject to Section 10.02, with reasonable requests made by the Depositor, the Certificate Administrator or the Trustee (or any other depositor or trustee of any securitization involving any Serviced Companion Loan(s)) in reasonable good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the Deutsche Mortgage & Asset Receiving Corporation, Series COMM 2007-C9 transaction and any securitization transaction subject to Regulation AB involving any Serviced Companion Loan(s), subject to the preceding sentence, each of the parties to this agreement shall cooperate fully with the Depositor, the Certificate Administrator and the Trustee and any other depositor or trustee of any securitization involving any Serviced Companion Loan(s), as applicable, to deliver or make available to the Depositor, the Certificate Administrator or the Trustee or any other depositor or trustee of any securitization involving any Serviced Companion Loan(s), as applicable (including any of their assignees or designees), any and all information in its possession and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator or the Trustee and any other depositor or trustee of any securitization involving any Serviced Companion Loan(s), as applicable, to permit the Depositor (or any Other Depositor of any securitization involving any Serviced Companion Loan) to comply with the provisions of Regulation AB, together with such disclosure relating to either Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, and any Servicing Function Participant, or the Servicing of the Mortgage Loans, reasonably believed by the Depositor, the Certificate Administrator or the Trustee or any Other Depositor or trustee of any securitization involving any Serviced Companion Loan(s), as applicable, in good faith to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this
Section 10.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor, the Certificate Administrator or the Trustee, as applicable, to satisfy any related filing requirements.

            For purposes of this Article X, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

            Section 10.02 Notification Requirements and Deliveries in Connection with securitization of a Serviced Companion Loan. (a) Any other provision of this Article X to the contrary not withstanding, including, without limitation, any time deadlines for delivery set forth in this Article X, in connection with the requirements contained in this Article X that provide for the delivery of information and other items to, and the cooperation with, the depositor and trustee of any securitization subject to Regulation AB involving the Serviced Companion Loans, no party hereunder shall be obligated to provide any such items to or cooperate with such depositor or trustee (i) unless it is required to deliver corresponding information and other items with respect to the Subject Securitization Transaction, (ii) until the depositor or the trustee of such securitization has provided each party hereto with not less than 30 days written notice (which shall only be required to be delivered once) stating that such Other Securitization is subject to Regulation AB and that the Securitization is subject to Exchange Act reporting, and (iii) specifying in reasonable detail the information and other items requested to be delivered; provided, that if Exchange Act reporting is being requested, such depositor or trustee is only required to provide a single written notice to such effect, provided, further, that no notice shall be necessary with respect to the commercial mortgage securitization involving the issuance of the Citigroup Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2007-C6, which the parties hereto agree is subject to Regulation AB and the related securitization trust for which is subject to Exchange Act reporting. Any reasonable cost and expense of the applicable Master Servicer, Special Servicer, the Trustee and the Certificate Administrator in cooperating with such depositor or trustee of such other securitization trust (above and beyond their expressed duties hereunder) shall be the responsibility of such depositor or other securitization trust. The parties hereto shall have the right to confirm in good faith with the depositor of such securitization as to whether Regulation AB requires the delivery of the items identified in this Article X to the depositor and trustee of the other securitization prior to providing any of the reports or other information required to be delivered under this Article X in connection therewith. Upon such confirmation, the parties shall comply with the time deadlines for delivery set forth in this Article X with respect to such Other Securitization. The parties hereunder shall also have the right to require that such depositor provide them with the contact details of the depositor, the trustee and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization.

            (b) Each of the applicable Master Servicer and the Special Servicer shall, upon reasonable prior written request given in accordance with the terms of Section 10.02(a) above, permit a holder of a related Serviced Companion Loan to use such party's description contained in the Prospectus (updated as appropriate by the applicable Master Servicer or the Special Servicer, as applicable) for inclusion in the disclosure materials relating to any securitization of a Serviced Companion Loan.

            (c) The applicable Master Servicer and the Special Servicer, upon reasonable prior written request given in accordance with the terms of Section 10.02(a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the depositor and any underwriters with respect to the securitization of any Serviced Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 10.02(b) with respect to such party, substantially identical to those, if any, delivered by the applicable Master Servicer or the Special Servicer, as the case may be, or their respective counsel, in connection with the information concerning such party in the Prospectus and/or any other disclosure materials relating to the Subject Securitization Transaction (updated as deemed appropriate by the applicable Master Servicer or the Special Servicer, or their respective legal counsel, as the case may be). Neither the applicable Master Servicer nor the Special Servicer shall be obligated to deliver any such item with respect to the securitization of a Serviced Companion Loan if it did not deliver a corresponding item with respect to the Subject Securitization Transaction.

            Section 10.03 Information to be Provided by each Master Servicer and the Special Servicer. (a) For so long as the Trust is subject to the reporting requirements of the Exchange Act and for so long as any other securitization trust relating to any securitized Serviced Companion Loan is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 10.09) in connection with the succession to a Master Servicer and Special Servicer or any Servicing Function Participant (if such Servicing Function Participant is a servicer as contemplated by Item 1108(a)(2) of Regulation AB) as servicer or Sub-Servicer under or as contemplated by this Agreement or any Serviced Companion Loan Securitization Agreement by any Person
(i) into which a Master Servicer and Special Servicer or such Servicing Function Participant may be merged or consolidated, (ii) which may be appointed as a sub-servicer by a Master Servicer or Special Servicer, or (iii) that is appointed as a successor Master Servicer or successor Special Servicer pursuant
Section 7.02, such Master Servicer, the Special Servicer or any Servicing Function Participant (with respect to the foregoing clauses (i) and (ii)) or the successor Master Servicer or the successor Special Servicer (with respect to the foregoing clause (iii)) shall provide to the Depositor and to any Other Depositor related to any other securitization trust relating to any securitized Serviced Companion Loan, at least 5 calendar days (other than a succession or appointment pursuant to Section 7.01(b) for which notice shall be delivered as soon as reasonably practicable) prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but in no event later than the time required pursuant to Section 10.09, (x) written notice to the Trustee, the Certificate Administrator and the Depositor (and any Other trustee and Depositor related to any other securitization trust relating to any securitized Serviced Companion Loan) of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Trustee, the Certificate Administrator and the Depositor (or any Other trustee and Depositor of any securitization involving any Serviced Companion Loan), all information relating to such successor reasonably requested by the Depositor (or such Other Depositor) so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates or Serviced Companion Loan Securities.

            Section 10.04 Information to be Provided by the Trustee. (a) For so long as the Trust is subject to the reporting requirements of the Exchange Act, (in addition to any requirements contained in Section 10.09) in connection with the succession to the Trustee as Trustee or co-Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, (ii) which may be appointed as a co-Trustee or separate Trustee pursuant to Section 8.10, or (iii) that is appointed as a successor Trustee pursuant Section 8.08, the Trustee (with respect to the foregoing clauses (i) and (ii)) or the successor Trustee (with respect to the foregoing clause (iii)) shall provide to the Depositor and to the depositor related to any other securitization trust relating to any securitized Serviced Companion Loan, at least 5 calendar days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but in no event later than the time required pursuant to Section 10.09,
(x) written notice to the Depositor, and to the depositor related to any other securitization trust relating to any securitized Serviced Companion Loan, of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, and to the depositor related to any other securitization trust relating to any securitized Serviced Companion Loan, all information reasonably requested by the Depositor, or such Other Depositor, so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates.

            Section 10.05 Filing Obligations. Each Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall and each Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to reasonably cooperate with the Certificate Administrator and the Depositor (and any other trustee or depositor related to any other securitization trust relating to any securitized Serviced Companion
Loan) in connection with the Certificate Administrator's and Depositor's (or such other trustee's or depositor's) good faith efforts to satisfy the Trust's (or such other securitization trust's) reporting requirements under the Exchange Act.

            Section 10.06 Form 10-D Filings. Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act and the rules and regulations of the Commission thereunder, in form and substance as required by the Exchange Act and such rules and regulations. A duly authorized representative of the Depositor shall sign each Form 10-D filed on behalf of the Trust. The Certificate Administrator shall file each Form 10-D with a copy of the related Monthly Certificateholder's Report attached thereto. Any disclosure in addition to the Monthly Certificateholder's Report that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule III and directed to the Certificate Administrator and the Depositor for approval by the Depositor. The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Schedule III) absent such reporting, direction and approval.

            For so long as the Trust is subject to the reporting requirements of the Exchange Act and for so long as any other securitization trust relating to any securitized Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, within 5 calendar days after the related Distribution Date,
(i) the parties listed on Schedule III hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant with a copy to the applicable Master Servicer) (and to any other trustee or depositor related to any other securitization trust relating to any securitized Serviced Companion Loan), to the extent a Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor (or such other trustee and depositor) and such party, the form and substance of the Additional Form 10-D Disclosure described on Schedule III applicable to such party, (ii) include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit W and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-D, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from the applicable party. No later than the 7th calendar day after the Distribution Date, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D; provided that if the Certificate Administrator does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-D Disclosure. Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule III of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

            After preparing the Form 10-D, the Certificate Administrator shall forward electronically a copy of the Form 10-D to the Depositor for review and approval; provided that the Certificate Administrator shall use its reasonable best efforts to provide such copy to the Depositor by the 8th day after the Distribution Date. No later than the end of business on the 4th Business Day prior to the filing date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D, and no later than the 2nd Business Day prior to the filing, a duly authorized representative of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 10-D, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 15th calendar day after the related Distribution Date or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-D. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Certificate Administrator shall, pursuant to Section 4.02(c), make available on its internet website a final executed copy of each Form 10-D prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section
10.06 related to the timely preparation and filing of Form 10-D is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Section 10.06. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare or file such Form 10-D where such failure results from the Certificate Administrator's inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

            Form 10-D requires the registrant to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Certificate Administrator in writing, no later than the 5th calendar day after the related Distribution Date during any year in which the Trust is required to file a Form 10-D if the answer to the questions should be "no"; provided, however, that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-D.

            Section 10.07 Form 10-K Filings. Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the "10-K Filing Deadline") (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2008, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

            (i) an annual compliance statement for each applicable Certifying Servicer, as described under Section 10.11;

            (ii) (A) the annual reports on assessment of compliance with servicing criteria for each applicable Reporting Servicer, as described under Section 10.12, and (B) if any Reporting Servicer's report on assessment of compliance with servicing criteria described under Section
      10.12 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer's report on assessment of compliance with servicing criteria described under
      Section 10.12 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included;

            (iii) (A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 10.13, and (B) if any registered public accounting firm attestation report described under
      Section 10.13 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included; and

            (iv) a Sarbanes-Oxley Certification as described in Section 10.8.

            Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure") shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule IV hereto to the Depositor and the Certificate Administrator (and to any other depositor or other trustee related to any other securitization trust relating to any securitized Serviced Companion Loan) and approved by the Depositor (and such other depositor), and the Certificate Administrator (or such other trustee) will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth on Schedule IV) absent such reporting and approval.

            Not later than the end of each fiscal year for which the Trust (or any other securitization trust relating to a Serviced Companion Loan) is required to file a Form 10-K, each Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall provide the other parties to this Agreement (or the other parties to any Serviced Companion Loan Securitization Agreement) with written notice of the name and address of each Servicing Function Participant retained by such party.

            For so long as the Trust (or any other securitization trust relating to a Serviced Companion Loan) is subject to the reporting requirements of the Exchange Act, by March 1st (with a grace period through March 15th), commencing in March 2008 (i) the parties listed on Schedule IV hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant with a copy to the applicable Master Servicer) (and to any other depositor or other trustee related to any other securitization trust relating to any securitized Serviced Companion Loan), to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than with respect to Items 1117 and 1119 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other form as otherwise agreed upon by the Certificate Administrator and the Depositor (or such other trustee and depositor) and such party, the form and substance of the Additional Form 10-K Disclosure described on Schedule IV applicable to such party, (ii) include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit W and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-K, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from the applicable party. No later than March 15th, the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K; provided that if the Certificate Administrator does not receive a response from the Depositor by such time the Depositor will be deemed to have consented to the inclusion of such Additional Form 10-K Disclosure. Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on
Schedule IV of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

            After preparing the Form 10-K, on or prior to the 6th Business Day prior to the 10-K Filing Deadline, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review and approval. Within three Business Days after receipt of such copy, but no later than March 24th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approved of such Form 10-K. No later than 5:00 p.m., New York City time, on the 4th Business Day prior to the 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 10-K, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 10-K Filing Deadline or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 10-K, of each year in which a report on Form 10-K is required to be filed by the Trust. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Certificate Administrator shall, pursuant to Section 4.02(c), make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.07 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Article X. The Certificate Administrator shall have no liability with respect to any failure to properly prepare or file such Form 10-K resulting from the Certificate Administrator's inability or failure to receive from any other party any information needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.

            Form 10-K requires the registrant to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Certificate Administrator in writing, no later than the 15th calendar day of March during any year in which the Trust is required to file a Form 10-K if the answer to the questions should be "no"; provided, however, that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-K.

            Section 10.08 Sarbanes-Oxley Certification. Each Form 10-K shall include a certification (the "Sarbanes-Oxley Certification"), as set forth in Exhibit Z attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act. Each Reporting Servicer shall, and each Reporting Servicer shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to provide to the Person who signs the Sarbanes-Oxley Certification for the Trust or any other securitization trust that includes a Serviced Companion Loan (the "Certifying Person"), by March 1st (with a grace period through March 15th) of each year in which the Trust is subject to the reporting requirements of the Exchange Act and of each year in which any other securitization trust relating to any Serviced Companion Loan is subject to the reporting requirements of the Exchange Act, a certification (each, a "Performance Certification"), in the form attached hereto as Exhibit M, O, P, Q or R, as applicable, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity's officers, directors and Affiliates (collectively with the Certifying Person, "Certification Parties") can reasonably rely. The senior officer in charge of securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust. The Certifying Person at the Depositor can be contacted at Deutsche Mortgage & Asset Receiving Corporation at 60 Wall Street, New York, New York 10005, Attention: Lainie Kaye, with a copy to Jay Strauss, Esq. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a Performance Certification to the Certifying Person pursuant to this Section
10.08 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing agreement or primary servicing agreement, as the case may be.

            Notwithstanding the foregoing, nothing in this Section 10.08 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (other than a Sub-Servicer, Additional Servicer or any other third party retained by it that is not a Sub-Servicer listed on Exhibit X or a Sub Servicer appointed pursuant to Section 3.01(c)), (ii) to certify information other than to such Reporting Servicer's knowledge and in accordance with such Reporting Servicer's responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

            Each Performance Certification shall include a reasonable reliance provision enabling the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 10.11, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section
10.12 and (iii) registered public accounting firm attestation report provided pursuant to Section 10.13.

            For so long as the Trust is subject to the reporting obligations of the Exchange Act, with respect to any Non-Serviced Mortgage Loan serviced under a Non-Serviced Mortgage Loan Pooling Agreement, the Certificate Administrator will use commercially reasonable efforts to procure a Sarbanes-Oxley back-up certification from the Non-Serviced Mortgage Loan Service Providers, in form and substance similar to a Performance Certification.

            Section 10.09 Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure (the "8-K Filing Deadline") under Form 8-K (each a "Reportable Event"), to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall prepare and, at the direction of the Depositor, file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K ("Form 8-K Disclosure Information") shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule V to which such Reportable Event relates and such Form 8-K Disclosure Information shall be delivered to the Depositor and the Certificate Administrator (and to any other depositor and other trustee related to any other securitization trust relating to any securitized Serviced Companion Loan) and approved by the Depositor. The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on Schedule V) absent such reporting and approval.

            For so long as the Trust (or any other securitization trust relating to a Serviced Companion Loan) is subject to the reporting requirements of the Exchange Act, the parties listed on Schedule V hereto shall, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge, use their commercially reasonable efforts to provide to the Depositor and the Certificate Administrator (or any other depositor and trustee relating to a Serviced Companion Loan) within 1 Business Day after the occurrence of the Reportable Event, but shall provide in no event later than noon (New York City time) on the 2nd Business Day after the occurrence of the Reportable Event, the form and substance of the Form 8-K Disclosure Information described on Schedule V as applicable to such party, in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor (and such other trustee and depositor) and such party and accompanied by an Additional Disclosure Notification in the form attached hereto as Exhibit W. The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K by the end of business on the 2nd Business Day after the Reportable Event; provided that if the Certificate Administrator does not receive a response from the Depositor by such time as required under this Agreement the Depositor will be deemed to have consented to such Form 8-K Disclosure Information. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule V of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information; provided that to the extent that the Certificate Administrator is notified of such Reportable Event and it does not receive the necessary Form 8-K Disclosure Information, it shall notify the Depositor that it has not received such information and, provided, further, that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Trustee or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement. The Depositor will be responsible for any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.

            After preparing the Form 8-K, the Certificate Administrator shall, no later than the end of the Business Day (New York City time) on the 3rd Business Day after the Reportable Event, forward electronically a copy of the Form 8-K to the Depositor for review and approval and the Depositor shall promptly notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to the Form 8-K. No later than noon on the 4th Business Day (New York City time) after the Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form 8-K, upon signature thereof as provided in
Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 4th Business Day following the reportable event or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the Commission for the filing such Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b). After filing with the Commission, the Certificate Administrator will, pursuant to
Section 4.02(c), make available on its internet website a final executed copy of each Form 8-K prepared and filed by the Certificate Administrator. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.9 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.9. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Certificate Administrator's inability or failure to receive approved Form 8-K Disclosure Information within the applicable timeframes set forth in this Section 10.09 and not resulting from the Certificate Administrator's own negligence, bad faith or willful misconduct (provided that to the extent that the Certificate Administrator is notified of such Reportable Event and it does not receive the necessary Form 8-K Disclosure Information, it will notify the Depositor that it has not received such information and further provided that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement).

            Section 10.10 Form 15 Filing; Incomplete Exchange Act Filings; Amendments to Exchange Act Reports. (a) On or before January 30 of the first year in which the Certificate Administrator is able to do so under applicable law, the Certificate Administrator shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act. With respect to any reporting period occurring after the filing of Form 15, the obligations of the parties to this Agreement under Sections 10.01, 10.03, 10.06, 10.07, 10.08 and 10.09 shall be suspended.
The Certificate Administrator shall provide prompt notice to the Depositor, the Master Servicers, the Special Servicers, the Trustee and the Mortgage Loan Sellers that the Form 15 has been filed.

            (b) If the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D or Form 10-K required to be filed by this Agreement because required disclosure information either was not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Certificate Administrator shall promptly notify (which notice (which may be sent by fax or by email notwithstanding the provisions of Section 11.04) shall include the identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) the Depositor and each Reporting Servicer that failed to make such delivery. In the case of Form 10-D and Form 10-K, each such Reporting Servicer shall cooperate with the Depositor and the Certificate Administrator to prepare and file a Form 12b-25 and a Form 10-D/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D that is required to be filed on behalf of the Trust. In the event that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Certificate Administrator shall notify the Depositor and such other parties as needed and such parties shall cooperate to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by the Depositor. The parties to this agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.10 related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicers, the Special Servicer and the Depositor performing their duties under this Section. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, where such failure results from the Certificate Administrator's inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            Section 10.11 Annual Compliance Statements. Each Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator any Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (each, a "Certifying Servicer") shall and the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) (other than (x) any party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to deliver to the Depositor and the Certificate Administrator on or before March 1 (subject to a grace period through March 15th) (and other than with respect to the Certificate Administrator's obligation to deliver any such reports, to any depositor and trustee for any other securitization trust relating to a Serviced Companion Loan) with respect to the Master Servicer, the Special Servicer, any Additional Servicer, any Servicing Function Participant, the Certificate Administrator or the Trustee, of each year, commencing in March 2008, an Officer's Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer's activities during the preceding calendar year or portion thereof and of such Certifying Servicer's performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer's supervision and (B) that, to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Promptly after receipt of each such Officer's Certificate, the Depositor (and each such other depositor for any other securitization trust relating to a Serviced Companion Loan) shall have the right to review such Officer's Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, in the fulfillment of any of the Certifying Servicer's obligations hereunder or under the applicable sub-servicing agreement. None of the Certifying Servicers or any Additional Servicer or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such Officer's Certificate until April 15, in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust or any securitization trust relating to a Serviced Companion Loan for the preceding calendar year.

            With respect to any Non-Serviced Mortgage Loan serviced under a Non-Serviced Mortgage Loan Pooling Agreement, the applicable Master Servicer will use commercially reasonable efforts to procure an Officer's Certificate as described in this Section from the Non-Serviced Mortgage Loan Service Providers in form and substance similar to the Officer's Certificate described in this Section.

            Section 10.12 Annual Reports on Assessment of Compliance with Servicing Criteria. By March 1st (subject to a grace period through March 15th) of each year, commencing in March 2008, each Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator, the Trustee, and each Servicing Function Participant (each, a "Reporting Servicer"), each at its own expense, shall furnish, (and each Reporting Servicer, as applicable, shall use commercially reasonable efforts to cause, by March 1st (subject to grace period through March 15th), each Servicing Function Participant (other than (x) a party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans to furnish, each at its own expense, to the Certificate Administrator and the Depositor (and to any depositor and trustee for any other securitization trust relating to a Serviced Companion Loan) a report on an assessment of compliance with the Relevant Servicing Criteria with respect to commercial mortgage backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 10.07, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria as of and for such period.

            No later than 10 Business Days after the end of each fiscal year for the Trust (and any other securitization trust relating to a Serviced Companion
Loan) for which a Form 10-K is required to be filed, each Master Servicer, the Special Servicer, the Certificate Administrator and Trustee shall each forward to the Certificate Administrator and the Depositor (and to any depositor and trustee for any other securitization trust relating to a Serviced Companion
Loan) the name and contact information of each Servicing Function Participant engaged by it during such year or portion thereof (except with respect to any Loan Seller Sub-Servicer) and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the applicable Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and each Servicing Function Participant submit their respective assessments by March 1st (subject to grace period through March 15th), as applicable, to the Certificate Administrator (and such other trustee), each such party shall also at such time, if it has received the assessment (and attestation pursuant to Section 10.13) of each Servicing Function Participant engaged by it, include such assessment (and attestation) in its submission to the Certificate Administrator (and such other trustee).

            Promptly after receipt of each such report on assessment of compliance, (i) the Depositor (and any depositor for any other securitization trust relating to a Serviced Companion Loan) shall have the right to review each such report and, if applicable, consult with the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee and any Servicing Function Participant as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by the applicable Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or any Servicing Function Participant, and (ii) the Certificate Administrator shall confirm that the assessments, taken individually address the Relevant Servicing Criteria for each party as set forth on Schedule II and notify the Depositor (and any depositor for any other securitization trust relating to a Serviced Companion Loan) of any exceptions. None of the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such reports until April 15 in any given year so long as it has received written confirmation from the Depositor (and any other depositor related to a securitization for a Serviced Companion Loan) that a Form 10-K is not required to be filed in respect of the Trust (or, in the case of a securitized Serviced Companion Loan, the related securitization trust) for the preceding calendar year.

            The parties hereto acknowledge that a material instance of noncompliance with the Relevant Servicing Criteria reported on an assessment of compliance pursuant to this Section 10.12 by a Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall not, as a result of being so reported, in and of itself, constitute a breach of such parties' obligations, as applicable, under this Agreement unless otherwise provided for in this Agreement.

            For so long as the Trust is subject to the reporting requirements of the Exchange Act, with respect to any Non-Serviced Mortgage Loan serviced under a Non-Serviced Mortgage Loan Pooling Agreement, the Certificate Administrator will use commercially reasonable efforts to procure an annual report on assessment of compliance as described in this Section and an attestation as described in Section 10.13 from the Non-Serviced Mortgage Loan Service Providers in form and substance similar to the annual report on assessment of compliance described in this Section and the attestation described in Section 10.13. To the extent that the Non-Serviced Mortgage Loan Service Providers have a continuing obligation under the Non-Serviced Mortgage Loan Pooling and Servicing Agreement to provide to the Trust an annual report on assessment of compliance as described in this Section and an attestation as described in Section 10.13 for any year that the Trust formed under this Agreement is not subject to the reporting requirements of the Exchange Act, the Certificate Administrator will notify the Non-Serviced Mortgage Loan Service Providers if such parties fail to deliver to the Certificate Administrator such assessment of compliance and attestation within the time frame required by the Non-Serviced Mortgage Loan Pooling and Servicing Agreement.

            Section 10.13 Annual Independent Public Accountants' Servicing Report. By March 1st (subject to a grace period through March 15th), of each year, commencing in March 2008, each Reporting Servicer, each at its own expense, shall cause, and each Reporting Servicer, as applicable, shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) a party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause, each at its own expense), a registered public accounting firm (which may also render other services to the applicable Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, such Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Certificate Administrator and the Depositor (and to any depositor and trustee for any other securitization trust relating to a Serviced Companion Loan) to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer's compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria. If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language.

            Promptly after receipt of such report from each Reporting Servicer,
(i) the Depositor (and any depositor related to a securitization involving any Serviced Companion Loan) shall have the right to review the report and, if applicable, consult with the related Reporting Servicer as to the nature of any material instance of noncompliance by such Reporting Servicer with the Servicing Criteria applicable to such person, as the case may be, in the fulfillment of any of such Reporting Servicer's obligations hereunder or under any applicable sub-servicing agreement or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each assessment submitted pursuant to Section
10.12 is coupled with an attestation meeting the requirements of this Section and notify the Depositor (and any other depositor related to a securitization involving any Serviced Companion Loan) of any exceptions. No Reporting Servicer shall be required to deliver, or to endeavor to cause the delivery of, such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust (or, in the case of a securitized Serviced Companion Loan, the related securitization trust) for the preceding calendar year.

            Section 10.14 Exchange Act Reporting Indemnification. Each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor (and any other depositor related to a securitization involving any Serviced Companion Loan), their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of (i) the failure to perform its obligations to the Depositor (or any other depositor related to a securitization involving any Serviced Companion Loan) or Certificate Administrator (or any other trustee related to a securitization involving any Serviced Companion Loan) under this Article X by the time required after giving effect to any applicable grace period or cure period or (ii) the failure of any Servicing Function Participant or Additional Servicer retained by it (other than a Loan Seller Sub-Servicer) to perform its obligations to the Depositor (or any other depositor related to a securitization involving any Serviced Companion
Loan) or Certificate Administrator (or any other trustee related to a securitization involving any Serviced Companion Loan) under this Article X by the time required after giving effect to any applicable grace period and cure period.

            The Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) a Loan Seller Sub-Servicer) with which it has entered into a servicing relationship with respect to the Mortgage Loans to indemnify and hold harmless each Certification Party from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable sub-servicing agreement or primary servicing agreement, as applicable.

            If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then each Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, each Additional Servicer or other Servicing Function Participant (the "Performing Party") shall and the Master Servicer, the Special Servicer and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant with which it has entered into a servicing relationship (other than (x) a party to this Agreement or (y) any Loan Seller Sub-Servicer) with respect to the Mortgage Loans to contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party's obligations pursuant to this Article X. The applicable Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall use commercially reasonable efforts to cause each Servicing Function Participant (other than (x) any party to this Agreement or (y) Loan Seller Sub-Servicers) with which it has entered into a servicing relationship with respect to the Mortgage Loans to agree to the foregoing indemnification and contribution obligations.

            Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify in writing the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Agreement except to the extent that such omission to notify materially prejudices the indemnifying party. In case any such action is brought against any indemnified party, after the indemnifying party has been notified of the commencement of such action, such indemnifying party shall be entitled to participate therein (at its own expense) and, to the extent that it may wish, shall be entitled to assume the defense thereof (jointly with any other indemnifying party similarly notified) with counsel reasonably satisfactory to such indemnified party (which approval shall not be unreasonably withheld or delayed), and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any expenses subsequently incurred in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or
(iii) the indemnifying party fails within a reasonable period of time to designate counsel that is reasonably satisfactory to the indemnified party (which approval shall not be unreasonably withheld or delayed). In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) in any one jurisdiction separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. An indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent. However, if settled with such consent, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement to the extent that the indemnifying party is otherwise required to do so under this Agreement. If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) or, if such settlement (i) provides for an unconditional release of the indemnified party in connection with all matters relating to the proceeding that have been asserted against the indemnified party in such proceeding by the other parties to such settlement and (ii) does not require an admission of fault by the indemnified party, without the consent of the indemnified party.

            Section 10.15 Amendments. This Article X may be amended by the written consent of all the parties hereto pursuant to Section 11.07 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage backed securities market without, in each case, any Opinions of Counsel, Officer's Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that no such amendment shall eliminate the reports or statements required by Section 10.11, Section 10.12 or Section 10.13 without the receipt of a letter from each Rating Agency confirming that the elimination of such reports and certificates will not result in a downgrade, qualification or withdrawal of the then current rating of the Certificates.

            Section 10.16 Exchange Act Report Signatures; Delivery of Notices; Interpretation of Grace Periods. (a) Each Form 8-K report, Form 10-D report and Form 10-K report shall be signed by the Depositor in accordance with procedures to be agreed upon by the Depositor and the Certificate Administrator. The signing party at the Depositor can be contacted at Deutsche Mortgage & Asset Receiving Corporation at 60 Wall Street, New York, New York 10005, Attention:
Lainie Kaye, with a copy to Jay Straus, Esq.

            (b) Notwithstanding anything in Section 11.04 to the contrary, any notice required to be delivered to (i) the Depositor under this Article X shall be properly given if sent by facsimile to (212) 797-4487, Attention: Lainie Kaye, with a copy to (212) 504-6666, Attention: Anna Glick (or such other number as the Depositor may instruct) and/or by email to Lainie.Kaye@db.com, with a copy to Anna.Glick@cwt.com (or such other email address as the Depositor may instruct) and (ii) to the Certificate Administrator under this Article X shall be properly given if sent by facsimile to (714) 656-2631, Attention: DB Sec Notification, or such other number as the Certificate Administrator may instruct and/or by email to dbsec.notifications@db.com (or such other email address as the Certificate Administrator may instruct).

            (c) For the avoidance of doubt:

            (i) No Master Servicer or Special Servicer shall be subject to a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable, pursuant to either the last clause of the definition of Master Servicer Event of Default or the last clause of the definition of Special Servicer Event of Default, as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this Article X, provided, that if any such party fails to comply with the delivery requirements of this Article X by the expiration of any applicable grace period such failure shall constitute a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable; and

            (ii) No Master Servicer or Special Servicer shall be subject to a Master Servicer Event of Default or a Special Servicer Event of Default, as applicable, pursuant to either the last clause of the definition of Master Servicer Event of Default or the last clause of the definition of Special Servicer Event of Default, as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article X by the time required hereunder with respect to any reporting period for which the Trust is not required to file Exchange Act reports (which reporting periods will include any occurring after the Certificate Administrator files the Form 15 relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act).

            (d) In the event the Certificate Administrator or the Depositor does not receive the Annual Assessment Report and/or the Annual Attestation Report with respect to any Servicing Function Participant, or with respect to any Servicing Function Participant retained or engaged by a party hereto that is actually known by a Responsible Officer of the Certificate Administrator or the Depositor, as the case may be, by March 15th of any year during which an Annual Report on Form 10-K is required to be filed with the Commission with respect to the Trust, then the Certificate Administrator shall, and the Depositor may, forward a Servicer Notice to such Servicing Function Participant or the party hereto that retained or engaged such Sub-Servicing Function Participant, as the case may be, with a copy of such Servicer Notice to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the Depositor is sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Article X and Section 7.01 of this Agreement, a "Servicer Notice" shall constitute either any writing forwarded to such party or, in the case of each Master Servicer and the Special Servicer, notwithstanding the provisions of Section 11.05, e-mail notice or fax notice which, in the case of an email transmission, shall be forwarded to all of the following e-mail addresses for the applicable party: in the case of the KRECM Master Servicer, Tony_A_Nemec@keybank.com, Dan_Olsen@keybank.com and Bryan_S_Nitcher@keybank.com, in the case of the Capmark master Servicer, Mark.Mccool@capmark.com and servicing.compliance@capmark.com, and in the case of the Special Servicer, rwolpert@lnrproperty.com, tnealon@lnrproperty.com and jbenedit@lnrproperty.com, or such other e-mail addresses as are provided in writing by the Master Servicer or the Special Servicer, as applicable, to the Certificate Administrator and the Depositor (but any party to this Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to the Master Servicer to no more than three e-mail addresses in the aggregate in order to fulfill its notification requirements as set forth in the preceding sentence and/or under the provisions of Section 7.01. Notwithstanding anything herein to the contrary, the forwarding of a Servicer Notice shall not relieve any Master Servicer or the Special Servicer of any liability under Section 7.01(a)(ix) or
Section 7.01(b)(ix), respectively, for the failure of any Servicing Function Participant or Sub-Servicing Entity to deliver any Exchange Act reporting items pursuant to this Article X.

            Section 10.17 Termination of the Certificate Administrator. (a) Notwithstanding anything to the contrary contained in this Agreement, the Depositor may immediately terminate the Certificate Administrator if the Certificate Administrator fails to comply with any of its obligations under this
Article X; provided that (a) such termination shall not be effective until a successor certificate administrator shall have accepted the appointment, (b) the Certificate Administrator may not be terminated if it cannot perform its obligations due to its failure to properly prepare or file on a timely basis any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 where such failure results from the Certificate Administrator's inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, (c) if, following the Certificate Administrator's failure to comply with any of such obligations under
Section 10.06, 10.07, 10.09, 10.11, 10.12 or 10.13 on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections the Certificate Administrator subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 10.17 and (d) the Certificate Administrator may not be terminated if the Certificate Administrator's failure to comply does not cause it to fail in its obligations to timely file the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D or Form 10-K, then the Depositor shall cease to have the right to terminate the Certificate Administrator under this Section 10.17 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

            Section 11.01 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 11.02 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, or entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, and nothing herein set forth, or contained in the terms of the Certificates, shall be construed so as to constitute the Certificateholders from time to time as partners or members of an association; and no Certificateholder shall be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder or any Serviced Companion Loan Noteholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless such Certificateholder or such Serviced Companion Loan Noteholder, as applicable, previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless also such Serviced Companion Loan Noteholder or the Certificateholders representing Percentage Interests of at least 25% of each affected Class of Certificates, as applicable, have (or in the case of the Serviced Companion Loan Noteholder, has) made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and have (or in the case of the Serviced Companion Loan Noteholder, has) offered to the Trustee such reasonable security or indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, shall have failed or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by the Serviced Companion Loan Noteholder and by each Certificateholder with every other Certificateholder and the Trustee, that no Serviced Companion Loan Noteholder or one or more Certificateholder of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of Serviced Companion Loan Noteholder or the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Companion Loan Noteholder or Certificateholder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Companion Loan Noteholders and Holders of Certificates of such Class, as applicable. For the protection and enforcement of the provisions of this Section, each and every Companion Loan Noteholder, Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 11.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 11.04 Notices. Unless otherwise specified in this Agreement, all demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of Class R and Class LR Certificates or Holders of any Class of Certificates no longer held through a Depository and instead held in registered, definitive form shall be deemed to have been given upon being sent by first-class mail, postage prepaid or by overnight courier) as follows:

            If to the Trustee, to:

                  Wells Fargo Bank, N.A.
                  9062 Old Annapolis Road
                  Columbia, Maryland  21045-1951
                  Attention: Corporate Trust Services (CMBS), COMM 2007-C9

            If to the Depositor, to:

                  Deutsche Mortgage & Asset Receiving Corporation
                  60 Wall Street
                  New York, New York  10005
                  Attention: Helaine M. Kaplan

                  with a copy to:

                  Cadwalader, Wickersham & Taft LLP
                  One World Financial Center
                  New York, New York  10281
                  Attention: Anna H. Glick

            If to the Certificate Administrator, to:

                  Deutsche Bank Trust Company Americas
                  1761 East Saint Andrew Place
                  Santa Ana, California  92705
                  Attention: Trust Administration - DB07C9
                  Telecopy No.: (714) 656-2629

            If to the KRECM Master Servicer, to:

                  KeyCorp Real Estate Capital Markets, Inc.
                  911 Main Street
                  Kansas City, Missouri  64105
                  Attention: Bryan Nitcher
                  Telecopy: (816) 204-2290,

                  with a copy to:

                  KeyBank National Association
                  127 Public Square
                  Cleveland, Ohio 44114
                  Attention: Robert C. Bowes
                  Telecopy: (216) 689-5681

                  with an additional copy to:

                  Polsinelli Shalton Flanigan Suelthaus PC
                  700 W. 47th Street, Suite 1000
                  Kansas City, Missouri  64112
                  Attention: Kraig Kohring
                  Telecopy: (816) 753-1536;

            If to the Capmark Master Servicer, to:

                  Capmark Finance Inc.
                  118 Welsh Road
                  Horsham, PA  19044
                  Attention: Servicing Manager Director
                  Telecopy No.: (215) 328-3478

                  with a copy to:

                  Capmark Finance Inc.
                  118 Welsh Road
                  Horsham, PA  19044
                  Attention: General Counsel
                  Telecopy No.: (215) 328-3478

            If to the Special Servicer, to:

                  LNR Partners, Inc.
                  1601 Washington Avenue, Suite 700
                  Miami Beach, Florida  33139
                  Attention: Randy Wolpert and Thomas E. Nealon III, Esq. Telecopy No.: (305) 695-5601
                  Email: rwolpert@lnrproperty.com and tnealon@lnrproperty.com
                  Attention: Javier Benedit
                  Telecopy No.: (305) 695-5199
                  Email: jbenedit@lnrproperty.com

                  with a copy to:

                  Bilzin Sumberg Baena Price & Axelrod LLP
                  200 South Biscayne Blvd., Suite 2500
                  Miami, Florida  33131
                  Attention: Alan Kazan, Esq.
                  Telecopy No.: (305) 351-2229

            If to the German American Capital Corporation as Mortgage Loan Seller, to:

                  German American Capital Corporation
                  60 Wall Street
                  New York, New York  10005
                  Attention: Lainie Kaye

            If to KeyBank National Association, as Mortgage Loan Seller, to:

                  KeyBank National Association
                  c/o KeyBank Real Estate Capital
                  911 Main Street, Suite 1500
                  Kansas City, Missouri 64105
                  Attention: Clay M. Sublett
                  Telecopy: (816) 221-8848

                  with a copy to:

                  KeyBank National Association
                  127 Public Square
                  Cleveland, Ohio 44114
                  Attention: Robert C. Bowes
                  Telecopy: (216) 689-5681

                  with an additional copy to:

                  Polsinelli Shalton Flanigan Suelthaus PC
                  700 W. 47th Street, Suite 1000
                  Kansas City, Missouri  64112
                  Attention: Kraig Kohring
                  Telecopy: (816) 753-1536;

            If to Capmark Finance Inc., as Mortgage Loan Seller, to:

                  Capmark Finance Inc.
                  116 Welsh Road
                  Horsham, Pennsylvania 19044
                  Attn: David Lazarus
                  (215) 328-3167 (phone)
                  (215) 328-3605 (fax)

            If to the Underwriters, to:

                  Deutsche Bank Securities, Inc.
                  Commercial Mortgage-Backed Securities
                  60 Wall Street
                  New York, New York  10005
                  Attention: Lainie Kaye

                  KeyBanc Capital Markets Inc.
                  127 Public Square
                  Cleveland, Ohio 44114
                  Telecopy: (216) 698-0976
                  Attention: Audrey Saccardi, Re: COMM 2007-C9 Mortgage
                  Trust,

                  with a copy to:

                  KeyBanc National Association
                  127 Public Square
                  Cleveland, Ohio 44114
                  Telecopy: (216) 689-5681
                  Attention: Richard S. Hawrylak

                  with an additional copy to:

                  Polsinelli Shalton Flanigan Suelthaus PC
                  700 W. 47th Street, Suite 1000
                  Kansas City, Missouri  64112
                  Attention: Kraig Kohring
                  Telecopy: (816) 753-1536;

                  Capmark Securities Inc.
                  116 Welsh Road
                  Horsham, Pennsylvania 19044
                  Attention: Managing Director - Commercial Servicing
                  Operations,
                  Telecopy No.: (215) 328-3478

            If to any Certificateholder, to:

                  the address set forth in the Certificate Register

            If to the initial Controlling Class Representative

                  Hyperion Brookfield Asset Management Inc.
                  Three World Financial Center
                  200 Vesey Street, 10th Floor
                  New York, New York 10281-1010
                  Attention: Julie Madnick
                  Telecopy No.: (212)549-8304

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

            Section 11.05 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 11.06 Notice to the Depositor and Each Rating Agency. (a) The Certificate Administrator shall use its best efforts to promptly provide notice (and, in the case of subsection (vii), promptly furnish or make available) to the Depositor, the Underwriters, the Controlling Class Representative, the Trustee and each Rating Agency with respect to each of the following of which a Responsible Officer of the Certificate Administrator has actual knowledge:

            (i) any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the merger, consolidation, resignation or termination of the Certificate Administrator, either Master Servicer, the Special Servicer or the Trustee; and

            (iv) the repurchase of Mortgage Loans pursuant to Section 2.03(d).

            (b) The Certificate Administrator shall promptly furnish to the Depositor, the Underwriters, the controlling class representative and each Rating Agency:

            (i) notice of the final payment to any Class of Certificateholders;

            (ii) notice of any change in the location of the Distribution Accounts, the Interest Reserve Account, or the Excess Liquidation Proceeds Account; and

            (iii) each report to Certificateholders described in Section 4.02,
      Section 3.13 and Section 3.22.

            (c) Each Master Servicer shall promptly furnish to each Rating Agency copies of the following:

            (i) each of its annual statements as to compliance described in
      Section 10.11;

            (ii) each of its annual independent public accountants' servicing reports described in Section 10.13;

            (iii) a copy of each rent roll and each operating and other financial statement and occupancy reports, to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 3.03;

            (iv) notice of any change in the location of the Collection Account and the Serviced Whole Loan Collection Account,

            (v) a copy of any notice with respect to a breach of a representation or warranty with respect to any Mortgage Loan;

            (vi) any event that would result in the voluntary or involuntary termination of any insurance of the accounts of such Master Servicer;

            (vii) any change in the lien priority of a Mortgage Loan;

            (viii) any new lease of an anchor or a termination of an anchor lease at a retail Mortgaged Property;

            (ix) any material damage to a Mortgaged Property; and

            (x) any amendment, modification, consent or waiver to or of any provision of a Mortgage Loan.

            (d) The Trustee, the Certificate Administrator, the applicable Master Servicer and the Special Servicer, as applicable, shall furnish to each Rating Agency with respect to the Trust Fund, a Mortgaged Property, a Borrower and a Specially Serviced Loan such information as the Rating Agency and the Depositor shall reasonably request and which the Trustee, such Master Servicer or the Special Servicer, can reasonably provide in accordance with applicable law and without violating the terms of this Agreement or any Loan Documents. The Rating Agencies shall not be charged any fee or expense in connection therewith. Each party hereto shall send copies to the Depositor of any information that it provided to any Rating Agency. Notwithstanding anything to the contrary herein, nothing in this Section 11.06 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items.

            (e) Notices to each Rating Agency shall be addressed as follows:

                  Standard & Poor's Ratings Services
                  55 Water Street
                  New York, New York  10041
                  Attention: Commercial Mortgage Surveillance Group
                  Telecopy: (212) 438-2657

                  Moody's Investors Services, Inc.
                  99 Church Street, 4th Floor
                  New York, New York  10041
                  Attention: Commercial Mortgage Surveillance Group
                  Telecopy: (212) 553-0300

or in each case to such other address as either Rating Agency shall specify by written notice to the parties hereto.

            Section 11.07 Amendment. This Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus, the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or this Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision hereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Serviced Companion Loan Securities by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of this Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates or Serviced Companion Loan Securities that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates or Serviced Companion Loan Securities, as applicable. In no event shall any such amendment cause the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust or to significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            This Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under this Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section hereof which relates to the amendment of this Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend this Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            In the event that neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 11.07 shall be effective with the consent of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicer, in writing, and to the extent required by this Section 11.07, the Certificateholders and Serviced Companion Loan Noteholders. Promptly after the execution of any amendment, the Master Servicers shall forward to the Trustee, the Certificate Administrator and the Special Servicer, and the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder, each Serviced Companion Loan Noteholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 11.07 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders and, if applicable, Serviced Companion Loan Noteholders, shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

            Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless the Trustee and the Certificate Administrator have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii) or (iii) of the first sentence of this Section, then at the expense of the Trust Fund and, (a) in the case of the 135 East 57th Street Loan, such amounts shall be applied first to the Class E57 Certificates in reverse sequential order and second to the 135 East 57th Street Pooled Trust Component, (b) in the case of any Serviced Whole Loan with a Serviced Pari Passu Companion Loan (but not a Serviced B
Loan), the Trust Fund and the related Serviced Pari Passu Companion Loan Noteholders on a pro rata basis based on the Mortgage Loan's or Serviced Pari Passu Companion Loan's, as applicable, principal balance), (c) in the case of a Serviced Whole Loan with a Serviced B Loan (other than the Georgian Towers Whole
Loan), first, to the related Serviced B Loan and then, to the related Mortgage Loan and (d) in the case of the Georgian Towers Whole Loan, first, to the related Serviced B Loan and then, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective Stated Principal Balances) to the effect that such amendment is permitted hereunder and such amendment will not cause the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, or cause any Grantor Trust to fail to qualify as a grantor trust, or cause a tax to be imposed on the Trust Fund, any such Trust REMIC or any such Grantor Trust.

            Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicers may request and shall be entitled to rely conclusively upon an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in the first sentence of this Section 11.07 (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee), then at the expense of the Trust Fund and, (a) in the case of the 135 East 57th Street Loan, such amounts shall be applied first to the Class E57 Certificates in reverse sequential order and second to the 135 East 57th Street Pooled Trust Component, (b) in the case of any Serviced Whole Loan with a Serviced Pari Passu Companion Loan (but not a Serviced B Loan), the Trust Fund and the related Serviced Pari Passu Companion Loan Noteholders on a pro rata basis based on the Mortgage Loan's or Serviced Pari Passu Companion Loan's, as applicable, principal balance), (c) in the case of a Serviced Whole Loan with a Serviced B Loan (other than the Georgian Towers Whole Loan), first, to the related Serviced B Loan and then, to the related Mortgage Loan and (d) in the case of the Georgian Towers Whole Loan, first, to the related Serviced B Loan and then, on a pro rata basis as between the related Mortgage Loan and any related Serviced Pari Passu Companion Loan (based on their respective Stated Principal Balances) stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee or the Certificate Administrator may, but shall not be obligated to, enter into any such amendment which affects the Trustee's or the Certificate Administrator's own rights, duties or immunities under this Agreement.

            Notwithstanding any contrary provision contained in this Agreement, no amendment shall be made to this Agreement which shall affect the obligations of any Mortgage Loan Seller without the consent of such Mortgage Loan Seller.

            Notwithstanding any contrary in this Agreement, no amendment shall be made to this Agreement which shall adversely affect the distributions to either Swap Counterparty or the rights of either Swap Counterparty under the related Swap Contract without the consent of such Swap Counterparty.

            Section 11.08 Confirmation of Intent. It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Mortgage Loans) by the Depositor to the Trustee on behalf of Certificateholders as contemplated by this Agreement and the sale by the Depositor of the Certificates be, and be treated for all purposes as, a sale by the Depositor of the undivided portion of the beneficial interest in the Trust Fund represented by the Certificates. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders of a first priority security interest in all of the Depositor's right, title and interest in and to the Trust Fund and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Accounts, any Serviced Whole Loan Collection Account, the Distribution Accounts, the Interest Reserve Account, any REO Account and any Excess Liquidation Proceeds Account whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee (or the Custodian on its behalf) of Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-313 of the Delaware Uniform Commercial Code; and
(d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Trustee pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby. The Depositor shall, and upon the request of either Master Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund and, in the case of any Serviced Whole Loan, first, of the related Serviced B Loan Noteholders, if any, and second, to the extent such expense remains unpaid, of the Trust Fund and the related Serviced Pari Passu Companion Loan Noteholders, if any, on a pro rata basis based on the Mortgage Loans' or related Serviced Pari Passu Companion Loan's, as applicable, principal balance), take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans or Serviced Whole Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

            Section 11.09 No Intended Third-Party Beneficiaries. Except as specified in Section 11.12, no Person other than a party to this Agreement, any Mortgage Loan Seller or any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Without limiting the foregoing, the parties to this Agreement specifically state that no Borrower, Manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

            Section 11.10 [Reserved].

            Section 11.11 Entire Agreement. This Agreement and with respect to each Serviced Companion Loan Noteholder, the related Co-Lender Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersedes any course of performance or usage of the trade inconsistent with any of the terms hereof.

            Section 11.12 Third Party Beneficiaries. (a) Each of the Trustee, the Certificate Administrator and the Master Servicers acknowledges that (i) each Swap Counterparty, each holder of a Serviced Companion Loan and any other depositor of any securitization involving any Serviced Companion Loan is an intended third party beneficiary in respect of the rights afforded it under this Agreement and may directly enforce such rights and (ii) each of the DDR Portfolio Service Providers under the CGCMT 2007-C6 Pooling and Servicing Agreement is an intended third-party beneficiary under this Agreement with respect to any provisions herein relating to (1) the reimbursement of any DDR Portfolio Nonrecoverable Advances made with respect to the DDR Portfolio Mortgage Loan by such Persons, (2) the indemnification of the CGCMT 2007-C6 Servicer, the CGCMT 2007-C6 Special Servicer and the CGCMT 2007-C6 Trustee pursuant to Section 6.07 of this Agreement against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the CGCMT 2007-C6 Pooling and Servicing Agreement and this Agreement that relate solely to its servicing of the DDR Portfolio Whole Loan and any related reimbursement provisions and (3) the provisions set forth in Section 4.07(e) of this Agreement regarding advancing coordination.

            Each of the Trustee, the Certificate Administrator and the Master Servicer acknowledge that each Swap Counterparty (subject to any limited recourse provisions contained in the related Swap Agreement), each holder of a Serviced Companion Loan, any other depositor of any securitization involving any Serviced Companion Loan and the related Serviced Companion Loan Service Provider is an intended third party beneficiary in respect of the rights afforded it under this Agreement and may directly enforce such rights.

                         [NO FURTHER TEXT ON THIS PAGE]

            IN WITNESS WHEREOF, the Depositor, the KRECM Master Servicer, the Capmark Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

                                         DEUTSCHE MORTGAGE & ASSET
                                         RECEIVING CORPORATION,
                                         as Depositor



                                         By: /s/ Charles Y. Lee
                                            ------------------------------------
                                            Charles Y. Lee
                                            Name: Charles Y. Lee
                                            Title: Vice President


                                         By: /s/ Boris Zhuravel
                                            ------------------------------------
                                            Name: Boris Zhuravel
                                            Title: Vice President


                                         KEYCORP REAL ESTATE CAPITAL MARKETS,
                                         INC.,
                                         as KRECM Master Servicer


                                         By: /s/ Bryan Nitcher
                                            ------------------------------------
                                            Name: Bryan Nitcher
                                            Title: Vice President


                                         CAPMARK FINANCE, INC.,
                                         as Capmark Servicer


                                         By: /s/ Jillian Brittin
                                            ------------------------------------
                                            Name: Jillian Brittin
                                            Title: Vice President


                                         LNR PARTNERS, INC.,
                                         as Special Servicer


                                         By: /s/ Randolph J. Wolpert
                                            ------------------------------------
                                            Name: Randolph J. Wolpert
                                            Title: Vice President


                                         WELLS FARGO BANK, N.A.,
                                         as Trustee and Custodian


                                         By: /s/ Amy Mofsenson
                                            ------------------------------------
                                            Name: Amy Mofsenson
                                            Title: Vice President


                                         DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                         as Certificate Administrator and Paying
                                         Agent


                                         By: /s/ Karlene Benvenuto
                                            ------------------------------------
                                            Name: Karlene Benvenuto
                                            Title: Authorized Signer


                                         By: /s/ Ronaldo Reyes
                                            ------------------------------------
                                            Name: Ronaldo Reyes
                                            Title: Vice President

STATE OF NEW YORK       )
                        : ss.:
COUNTY OF NEW YORK      )

            On the 9th day of August in the year 2007, before me, the undersigned, personally appeared Charles Y. Lee and Boris Zhuravel, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the State of New York, city of New York (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).


                                       /s/ Angela A Carrington
                                       ------------------------------------
                                       Signature and Office of individual
                                       taking acknowledgment

This instrument prepared by:


Name:    Cadwalader, Wickersham & Taft LLP
Address: One World Financial Center
         New York, New York  10281

STATE OF MISSOURI       )
                        : ss.:
COUNTY OF CLAY          )

            On the 14th day of August in the year 2007, before me, the undersigned, personally appeared Bryan Nitcher, S.V.P, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the KCMO (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).


                                       /s/ Patricia Clark
                                       ------------------------------------
                                       Signature and Office of individual
                                       taking acknowledgment

This instrument prepared by:


Name:    Cadwalader, Wickersham & Taft LLP
Address: One World Financial Center

         New York, New York  10281

STATE  OF Pennsylvania   )
                         : ss.:
COUNTY OF Montgomery     )

            On the 8th day of August in the year 2007, before me, the undersigned, personally appeared Jillian Brittin, personally known to me to be a Vice President of Capmark Finance Inc., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation, and acknowledged to me that such corporation executed the within instrument.

            IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                       /s/ Catherine M. Millspaugh
                                       ------------------------------------
                                       NOTARY PUBLIC
                                       My Commission expires: January 1, 2008


My commission expires:

January 1, 2008

STATE OF FLORIDA        )
                        : ss.:
COUNTY OF MIAMI-DADE    )

The foregoing instrument was acknowledged before me this 14th day of August, 2007, by Randolph Wolpert, as Vice President on behalf of LNR Partners, Inc., a Florida corporation; such individual is personally known to me or has produced a driver's license as identification.

My commission expires: February 19, 2011

                                       /s/ Davika Puran
                                       ------------------------------------
                                       Print Name: Davika Puran
                                       Notary Public, State of Florida

STATE OF NEW YORK       )
                        : ss.:
COUNTY OF NEW YORK      )

            On the 8th day of August in the year 2007, before me, the undersigned, personally appeared Amy Mofsenson, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the New York City, NY (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).


                                       /s/ Janet M. Jolley
                                       ------------------------------------
                                       Signature and Office of individual
                                       taking acknowledgment


This instrument prepared by:


Name:    Cadwalader, Wickersham & Taft LLP
Address: One World Financial Center
         New York, New York  10281

STATE OF CALIFORNIA     )
                        : ss.:
COUNTY OF ORANGE        )

            On the 9th day of August in the year 2007, before me, the undersigned, personally appeared Karlene Benvenuto and Ronaldo Reyes, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.


                                       /s/ Cindy Lai
                                       ------------------------------------
                                       Signature and Office of individual
                                       taking acknowledgment


This instrument prepared by:


Name:    Cadwalader, Wickersham & Taft LLP
Address: One World Financial Center
         New York, New York  10281

                                   EXHIBIT A-1

                      FORM OF CLASS A-1 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-1

Class A-1 Pass-Through Rate: 5.428%            CUSIP:
                                               ISIN: US20047RAA14

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class A-1 Certificates: $26,500,000            this Certificate: $26,500,000

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: A-1-1
February 10, 2012

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class A-1 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-l Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-1 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-1 Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class A-l Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT A-2

                      FORM OF CLASS A-2 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-2

Class A-2 Pass-Through Rate: equal to          CUSIP: 20047R AB9
the lesser of (i) 5.811% and (ii) the          ISIN: US20047RAB96
Weighted Average Net Mortgage Pass-Through
Rate

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class A-2 Certificates: $160,400,000           this Certificate: $60,400,000

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: A-2-1
July 10, 2012

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class A-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-2 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-2 Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class A-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT A-3

                      FORM OF CLASS A-3 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS A-3

Class A-3 Pass-Through Rate: equal to          CUSIP: 20047R AC7
the Weighted Average Net Mortgage Pass-        ISIN: US20047RAC79
Through Rate.

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class A-3 Certificates: $55,700,000            this Certificate: $55,700,000

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: A-3-1
June 10, 2014

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class A-3 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-3 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;


            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-3 Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class A-3 Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT A-4

                      FORM OF CLASS A-AB GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-AB

Class A-AB Pass-Through Rate: equal to         CUSIP:
the Weighted Average Net Mortgage Pass-        ISIN: US20047R AD5
Through Rate.

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class A-AB Certificates: $64,794,000           this Certificate: $64,794,000

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: A-AB-1
January 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-AB Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class Class A-1, Class A-2, Class A-3, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class A-AB Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-AB Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-AB Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-AB Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class A-AB Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT A-5

                      FORM OF CLASS A-4 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-4

Class A-4 Pass-Through Rate: equal to          CUSIP: 20047R AE3
the Weighted Average Net Mortgage Pass-        ISIN: US20047RAE36
Through Rate.

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class A-4 Certificates: $1,454,915,000         this Certificate: $1,454,915,000

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: A-4-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-4 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class A-4 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-4 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-4 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-4 Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class A-4 Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT A-6

                      FORM OF CLASS A-1A GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS A-1A

Class A-1A Pass-Through Rate: equal to the     CUSIP: 20047R AF0
Weighted Average Net Mortgage Pass-Through     ISIN: US20047RAF01
Rate.

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class A-1A Certificates: $257,556,000          this Certificate: $257,556,000

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: A-1A-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1A Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class A-1A Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1A Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class A-1A Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-1A Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class A-1A Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT A-7

                                FORM OF CLASS XS
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS XS CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS XS CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL BALANCE OF THE CLASS XS CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS XS

Class XS Pass-Through Rate: Variable           CUSIP: [20047R AP8](1)
                                                      [U2023Q AA6](2)
                                               ISIN:  [US20004RAP82](1)
                                                      [USU2023QAA68](2)

Original Aggregate Notional Balance of the     Initial Notional Balance of this
Class XS Certificates: $2,885,522,796          Certificate: $[2,885,522,796](1)
                                                             [0](2)

First Distribution Date: September 10,         Cut-off Date: The close of
2007                                           business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date: N/A         No.: XS-1

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class XS Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class XS Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class XS Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class XS Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class XS Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class XS Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                    Class XS
                                   Schedule A

                                            Remaining Notional
            Notional Balance                Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                   EXHIBIT A-8

                                FORM OF CLASS XP
                               GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THE HOLDERS OF THIS CLASS XP CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS XP CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL. THE NOTIONAL BALANCE OF THE CLASS XP CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND CERTAIN OTHER ASSETS.

                       COMM 2007-C9 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS XP

Class XP Pass-Through Rate: Variable           CUSIP: 20047R BJ1
                                               ISIN: US20047RBJ14

Original Aggregate Notional Balance of the     Initial Notional Balance of this
Class XP Certificates: $694,066,000            Certificate: $694,066,000

First Distribution Date: September 10,         Cut-off Date: The close of
2007                                           business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date: N/A         No.: XP-1

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class XP Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class XP Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class XP Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class XP Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class XP Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class XP Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT A-9

                       FORM OF CLASS AM GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS AM

Class AM Pass-Through Rate: equal to           CUSIP: 20047R AG8
the lesser of (i) 5.650% and (ii) the          ISIN: US20047RAG83
Weighted Average Net Mortgage Pass-
Through Rate.

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class AM Certificates: $103,553,000            this Certificate: $103,553,000

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: AM-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class AM Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class AM Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class AM Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class AM Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class AM Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class AM Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-10

                               FORM OF CLASS AM-FL
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

EACH BENEFICIAL OWNER OF THIS CERTIFICATE, OR ANY INTEREST THEREIN, SHALL BE DEEMED TO HAVE REPRESENTED THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, NOR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT NOR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT OR (II) THE ACQUISITION AND HOLDING OF THIS CERTIFICATE ARE ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER AT LEAST ONE OF PROHIBITED TRANSACTION CLASS EXEMPTION ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 OR PTCE 96-23 OR A COMPARABLE EXEMPTION AVAILABLE UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED AND CERTAIN OTHER ASSETS.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS AM-FL

Class AM-FL Pass-Through Rate: Variable        CUSIP: [20047R AQ6](1)
                                                      [U2023Q AB4](2)
                                               ISIN: [US20047RAQ65](1)
                                                     [US2023QAB42](2)

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class AM-FL Certificates: $185,000,000         this Certificate: $85,000,000(1)
                                               [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: AM-FL-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class AM-FL Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class AM-FL Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

-------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class AM-FL Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class AM-FL Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class AM-FL Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class AM-FL Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                   Class AM-FL
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-11

                       FORM OF CLASS AJ GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS AJ

Class AJ Pass-Through Rate: equal to the       CUSIP: 20047R AH6
lesser of (i) 5.650% and (ii) the              ISIN: US20047RAH66
Weighted Average Net Mortgage Pass-
Through Rate.

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class AJ Certificates: $50,000,000             this Certificate: $50,000,000

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: AJ-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class AJ Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class AJ Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class AJ Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class AJ Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class AJ Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class AJ Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-12

                               FORM OF CLASS AJ-FL
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

EACH BENEFICIAL OWNER OF THIS CERTIFICATE, OR ANY INTEREST THEREIN, SHALL BE DEEMED TO HAVE REPRESENTED THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, NOR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT NOR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT OR (II) THE ACQUISITION AND HOLDING OF THIS CERTIFICATE ARE ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER AT LEAST ONE OF PROHIBITED TRANSACTION CLASS EXEMPTION ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 OR PTCE 96-23 OR A COMPARABLE EXEMPTION AVAILABLE UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED AND CERTAIN OTHER ASSETS.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS AJ-FL

Class AJ-FL Pass-Through Rate: Variable        CUSIP: [20047R BK8](1)
                                                      [U2023Q AV0](2)
                                               ISIN: [US20047RBK86](1)
                                                     [USU2023QAV06](2)

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class AJ-FL Certificates: $144,773,000         this Certificate:
                                               $[144,773,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: AJ-FL-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class AJ-FL Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class AJ-FL Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

--------------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class AJ-FL Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class AJ-FL Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class AJ-FL Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class AJ-FL Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-13

                       FORM OF CLASS B GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS B

Class B Pass-Through Rate: equal to the        CUSIP: 20047R AJ2
Weighted Average Net Mortgage Pass-Through     ISIN: US20047RAJ23
Rate

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class B Certificates: $32,462,000              this Certificate: $32,462,000

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: B-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class B Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class B Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class B Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-14

                       FORM OF CLASS C GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS C

Class C Pass-Through Rate: equal to            CUSIP: 20047R AK9
the Weighted Average Net Mortgage Pass-        ISIN: US20047RAK95
Through Rate.

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class C Certificates: $28,855,000              this Certificate: $28,855,000

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: C-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class C Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class C Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class C Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class C Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-15

                       FORM OF CLASS D GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS D

Class D Pass-Through Rate: equal to            CUSIP: 20047R AL7
the Weighted Average Net Mortgage Pass-        ISIN: US20047RAL78
Through Rate.

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class D Certificates: $32,462,000              this Certificate: $32,462,000

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: D-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class D Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class D Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class D Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class D Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-16

                       FORM OF CLASS E GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS E

Class E Pass-Through Rate: equal to            CUSIP: 20047R AM5
the Weighted Average Net Mortgage Pass-        ISIN: US20047RAM51
Through Rate.

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class E Certificates: $25,248,000              this Certificate: $25,248,000

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: E-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class E Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class E Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class E Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class E Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class E Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-17

                       FORM OF CLASS F GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS F

Class F Pass-Through Rate: equal to            CUSIP: 20047R AN3
the Weighted Average Net Mortgage Pass-        ISIN: US20047RAN35
Through Rate.

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class F Certificates: $21,642,000              this Certificate: $21,642,000

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: F-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class F Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class F Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class F Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class F Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-18

                                 FORM OF CLASS G
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS      CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF
CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS G

Class G Pass-Through Rate: equal to            CUSIP: [20047R AR4](1)
the Weighted Average Net Mortgage Pass-               [U2023Q AC2](2)
Through Rate.                                  ISIN: [US20047RAR49](1)
                                                     [USU2023QAC25](2)

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class G Certificates: $25,248,000              this Certificate:
                                               $[25,248,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: G-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class G Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

-------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class G Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class G Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class G Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                     Class G
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-19

                                 FORM OF CLASS H
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS H CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS H

Class H Pass-Through Rate: equal to the        CUSIP: [20047R AS2](1)
Weighted Average Net Mortgage Pass-Through            [U2023Q AD0](2)
Rate.                                          ISIN: [US20047RAS22](1)
                                                     [USU2023QAD08](2)

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class H Certificates: $36,069,000              this Certificate:
                                               $[36,069,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: H-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class H Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class H Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

-------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class H Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class H Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class H Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class H Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                     Class H
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-20

                                 FORM OF CLASS J
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS J CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS J

Class J Pass-Through Rate: equal to the        CUSIP: [22047R ATO](1)
weighted Average Net Mortgage Pass-                   [U2023Q AE8](2)
Through Rate.                                  ISIN: [US20047RAT05](1)
                                                     [USU2023QAE80](2)

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class J Certificates: $36,069,000              this Certificate:
                                               $[36,069,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: J-1
July 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class J Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class J Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

-------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class J Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class J Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Trustee Administrator has caused this Class J Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class J Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                     Class J
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-21

                                 FORM OF CLASS K
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS K CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS K

Class K Pass-Through Rate: equal to the        CUSIP: [20047R AU7](1)
Weighted Average Net Mortgage Pass-Through            [U2023Q AF5](2)
Rate.                                          ISIN: [US20047RAU77](1)
                                                     [USU2023QAF55](2)

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class K Certificates: $32,462,000          this Certificate:
                                               $[32,462,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: K-1
August 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class K Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class K Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class K Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class K Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class K Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class K Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                     Class K
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-22

                                 FORM OF CLASS L
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS L CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For REg S Global Certificates only.

                       COMM 2007-C9 COMMERCIAL MORTGAGE
                      PASS-THROUGH CERTIFICATES, CLASS L

Class L Pass-Through Rate: equal to the        CUSIP: [20047R AV5](1)
lesser of 5.239% and the Weighted Average             [U2023Q AG3](2)
Net Mortgage Pass-Through Rate.                ISIN: [US20047RAV50](1)
                                                     [USU2023QAG39](2)

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class L Certificates: $21,642,000              this Certificate:
                                               $[21,642,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: L-1
August 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class L Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class L Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class L Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class L Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class L Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class L Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                     Class L
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-23

                                 FORM OF CLASS M
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS M CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS M

Class M Pass-Through Rate: equal to the        CUSIP: [22047R AW3](1)
lesser of 5.239% and the Weighted Average             [U2023Q AH1](2)
Net Mortgage Pass-Through Rate.                ISIN: [US20047RAW34](1)
                                                     [USU2023QAH12](2)

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class M Certificates: $14,427,000              this Certificate:
                                               $[14,427,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: M-1
August 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class M Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class M Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

-------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class M Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class M Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class M Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class M Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                     Class M
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-24

                                 FORM OF CLASS N
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS N CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS N

Class N Pass-Through Rate: equal to the        CUSIP: [20047R AX1](1)
lesser of 5.239% and the Weighted Average             [U2023Q AJ7](2)
Net Mortgage Pass-Through Rate.                ISIN: [US20047RAX17](1)
                                                     [USU2023QAJ77](2)

Original Aggregate Certificate Balance of the  Initial Certificate Balance of
Class N Certificates: $10,821,000              this Certificate:
                                               $[10,821,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: N-1
August 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class N Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class N Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

-------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class N Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class N Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class N Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class N Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                     Class N
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
----------- ------------------------------- ------------------------- ----------

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

                                  EXHIBIT A-25

                                 FORM OF CLASS O
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS O CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS O

Class O Pass-Through Rate: equal to the        CUSIP: [20047R AY9](1)
lesser of 5.239% and the Weighted Average             [U2023Q AK4](2)
Net Mortgage Pass-Through Rate.                ISIN:  [US20047RAY99](1)
                                                      [USU2023QAK41](2)

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class O Certificates: $7,214,000           this Certificate:
                                               $[7,214,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: O-1
August 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class O Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class O Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

-------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class O Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class O Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class O Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class O Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                     Class O
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-26

                                 FORM OF CLASS P
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS P CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS P

Class P Pass-Through Rate: equal to the        CUSIP: [20047R AZ6](1)
lesser of 5.239% and the Weighted Average             [U2023Q AL2](2)
Net Mortgage Pass-Through Rate.                ISIN: [US20047RAZ64](1)
                                                     [USU2023QAL24](2)

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class P Certificates: $10,821,000          this Certificate:
                                               $[10,821,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: P-1
August 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class P Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class Q, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class P Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

-------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class P Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class P Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class P Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class P Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                     Class P
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-27

                                 FORM OF CLASS Q
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS Q CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS Q

Class Q Pass-Through Rate: equal to the        CUSIP: [20047R BQ0](1)
lesser of 5.239% and the Weighted Average             [U2023Q AM0](2)
Net Mortgage Pass-Through Rate.                ISIN: [US20047RBA05](1)
                                                     [USU2023QAM07](2)

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class Q Certificates: $7,213,000           this Certificate:
                                               $[7,213,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: Q-1
August 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class Q Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class S, Class E57-1, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class Q Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

-------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class Q Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class Q Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class Q Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class Q Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                     Class Q
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-28

                                 FORM OF CLASS S
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS S CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS S

Class S Pass-Through Rate: equal to the        CUSIP: [20047R BB8](1)
lesser of 5.239% and the Weighted Average             [U2023Q AN8](2)
Net Mortgage Pass-Through Rate.                ISIN: [US20047RBB87{1)
                                                     [USU2023QAN89](2)

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class S Certificates: $39,676,796          this Certificate:
                                               $[39,676,796](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: S-1
August 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class S Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class T, Class R and Class LR Certificates (together with the Class S Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

-------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class S Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class S Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class S Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                     Class S
                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-29

                               FORM OF CLASS E57-1
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS E57-1 CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

Class E57-1 Pass-Through Rate: Variable        CUSIP: [20047R BC6](1)
                                                      [U2023Q AP3](2)
                                               ISIN: [US20047RBC60](1)
                                                     [USU2023QAP38](2)

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class E57-1 Certificates: $4,767,000       this Certificate:
                                               $[4,767,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: E57-1-1
April 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E57-1 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-2, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class E57-1 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

-------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class E57-l Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class E57-1 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class E57-1 Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class E57-1 Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                   Class E57-1

                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-30

                               FORM OF CLASS E57-2
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS E57-2 CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS E57-2

Class E57-2 Pass-Through Rate: Variable        CUSIP: [20047R BD4](1)
                                                      [U2023Q AQ1](2)
                                               ISIN: [US20047RBD44](1)
                                                     [USU2023QAQ11](2)

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class E57-2 Certificates: $2,374,000       this Certificate:
                                               $[2,374,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: E57-2-1
April 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E57-2 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-3, Class T, Class R and Class LR Certificates (together with the Class E57-2 Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

-------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class E57-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class E57-2 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class E57-2 Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class E57-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                   Class E57-2

                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-31

                               FORM OF CLASS E57-3
                  [RULE 144A](1) [REG S](2) GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CLASS E57-3 CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS' CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE TRUSTEE AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR SECTION 4975 OF THE CODE, AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A "GLOBAL CERTIFICATE" THAT IS A "RESTRICTED CERTIFICATE" (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](2)

----------

(1) For Rule 144A Global Certificates only.

(2) For Reg S Global Certificates only.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                     PASS-THROUGH CERTIFICATES, CLASS E57-3

Class E57-3 Pass-Through Rate: Variable        CUSIP: [20047R BE2](1)
                                                      [U2023 Q AR9](2)
                                               ISIN: [US20047RBE27](1)
                                                     [USU2023QAR93](2)

Original Aggregate Certificate Balance of      Initial Certificate Balance of
the Class E57-3 Certificates: $8,359,000       this Certificate:
                                               $[8,359,000](1) [0](2)

First Distribution Date: September 10, 2007    Cut-off Date: The close of
                                               business on the related due date
                                               for each Mortgage Loan occurring
                                               in August 2007

Scheduled Final Distribution Date:             No.: E57-3-1
April 10, 2017

            This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E57-3 Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class E57-1, Class E57-2, Class T, Class R and Class LR Certificates (together with the Class E57-3Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

-------------------------
(1)   For Reg S Global Certificates only.

(2)   For Rule 144A Global Certificates only.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class E57-3 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

            During each Interest Accrual Period (as defined below), interest on the Class E57-3 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

            Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The "Interest Accrual Period" means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs. Each Interest Accrual Period is assumed to consist of 30 days.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class E57-3 Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class E57-3 Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                   Class E57-3

                                   Schedule A

                                            Remaining Certificate
            Certificate Balance             Balance of this           Notation
Date        Exchanged or Transferred        Certificate               Made By
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

                                  EXHIBIT A-32

                           FORM OF CLASS T CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR TRANSFERRED TO ANY PERSON WHICH IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. AS AMENDED ("ERISA"), OR SECTION 4975 OF THE CODE OR ANY GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW WHICH IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH A "PLAN"), OR ANY PERSON ACTING ON BEHALF OF OR INVESTING THE ASSETS OF A PLAN.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS T

No.: T                                                 Percentage Interest: 100%

            This certifies that [                                       ] is
the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class T Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class R and Class LR Certificates (together with the Class T Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Trustee makes any representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and the Trustee has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the tenth day of each month, or if such day is not a Business Day, the Business Day immediately following such day, commencing in September 2007 (each such date, a "Distribution Date") an amount equal to such Person's pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of Excess Interest then distributable, if any, allocable to the Class T Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Bond Trustee shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to Excess Interest, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Balance. Such Certificates shall be delivered by the Certificate Registrar in accordance with
Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates or any class of Serviced Companion Loan Securities by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates or Serviced Companion Loan Securities that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates or any Serviced Companion Loan Securities, as applicable. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise its option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class T Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Certificate Administrator


                                       By:____________________________________
                                                Authorized Signatory

                          Certificate of Authentication

            This is one of the Class T Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agenet


                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-33

                           FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST", AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE UPPER-TIER REMIC AND TO THE APPOINTMENT OF THE TRUSTEE AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN
SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS R

No.: R-1                                               Percentage Interest: 100%

            This certifies that [                   ] is the registered owner of
the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class R Certificateholder is not entitled to interest or principal distributions. The Class R Certificateholder will be entitled to receive the proceeds of the remaining assets of the Upper-Tier REMIC, if any, on the Final Scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero. It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Regular Certificates. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the applicable Master Servicer. The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T and Class LR Certificates (together with the Class R Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consent of any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class R Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS
                                       not in its individual capacity but
                                       solely as Trustee


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class R Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                  EXHIBIT A-34

                          FORM OF CLASS LR CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE ORIGINATOR, THE MASTER SERVICERS, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS BENEFICIAL OWNERSHIP OF A "RESIDUAL INTEREST" IN TWO "REAL ESTATE MORTGAGE INVESTMENT CONDUITS" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. IF THIS CERTIFICATE REPRESENTS A "NON-ECONOMIC RESIDUAL INTEREST", AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS "TAX MATTERS PERSON" OF THE LOWER-TIER REMIC AND TO THE APPOINTMENT OF THE TRUSTEE AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A "TAX MATTERS PARTNER" FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY STATE OR FOREIGN SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE 1933 ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE 1933 ACT ("RULE 144A") TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER, WITHIN THE MEANING OF RULE 144A ("QIB"), PURCHASING FOR ITS OWN ACCOUNT OR A PERSON PURCHASING FOR THE ACCOUNT OF ANOTHER QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) IN CERTIFICATED FORM TO AN INSTITUTIONAL "ACCREDITED INVESTOR" AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE 1933 ACT, (4) IN THE CASE OF THE PRIVATE REGULAR CERTIFICATES, IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S OR (5) TO A PERSON INVOLVED IN THE ORGANIZATION OR OPERATION OF THE ISSUER (WITHIN THE MEANING OF RULE 3A-7 UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED) OR AN AFFILIATE OF SUCH A PERSON, AS DEFINED IN RULE 405 OF THE 1933 ACT, PURCHASING THE CERTIFICATES BEING SOLD TO IT FOR ITS OWN ACCOUNT AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") OR A GOVERNMENTAL PLAN, AS DEFINED IN
SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICERS AND THE DEPOSITOR AGAINST ANY LIABILITY THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE 1933 ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

                        COMM 2007-C9 COMMERCIAL MORTGAGE
                       PASS-THROUGH CERTIFICATES, CLASS LR

No.: LR-1                                              Percentage Interest: 100%

            This certifies that [                 ] is the registered owner of
the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class LR Certificateholder is not entitled to interest or principal distributions. The Class LR Certificateholder will be entitled to receive the proceeds of the remaining assets of the Lower-Tier REMIC, if any, on the Final Scheduled Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Lower-Tier Regular Interests to zero. It is not anticipated that there will be any assets remaining in the Lower-Tier REMIC or Trust Fund on the Final Scheduled Distribution Date following the distributions on the Lower-Tier Regular Interests. The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing properties and held in trust by the Trustee and serviced by the Master Servicer. The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. Also issued under the Pooling and Servicing Agreement are the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class XS, Class XP, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class Q, Class S, Class T and Class R Certificates (together with the Class LR Certificates, the "Certificates"; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as "Certificateholders").

            This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), by and among the Depositor, KeyCorp Real Estate Capital Markets, Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc. as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark and the Capmark/GACC Mortgage Loans, LNR Partners, Inc. as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), Wells Fargo Bank, N.A. as trustee (the "Trustee") and custodian, and Deutsche Bank Trust Company Americas as certificate administrator and paying agent (the "Certificate Administrator"). To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

            The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

            All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day; provided, however, that with respect to the Distribution Date occurring in September 2007, the Record Date will be the Closing Date. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non-tendering Certificateholders. If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter hold such amounts for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Residual Certificateholders. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder's failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement. Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

            This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund's interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund's interest therein); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund's interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund's interest therein); (vii) all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund's interest therein), (viii) Loss of Value Reserve Fund amounts on deposit in the applicable Collection Account attributable to the Mortgage Loans as identified on the Trust Ledger, the Serviced Whole Loan Collection Accounts (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Distribution Accounts, any Excess Liquidation Proceeds Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), the Interest Reserve Account, any REO Account (to the extent of the Trust Fund's interest therein and specifically excluding any interest of any Serviced Companion Loan Noteholder therein), including any reinvestment income, as applicable; (ix) any environmental indemnity agreements relating to the Mortgaged Properties; (x) all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund's interest therein); (xi) the rights and remedies under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xii) the 135 East 57th Street Loan REMIC Regular Interests and the Lower-Tier Regular Interests; and (xiii) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower). As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in
Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements
Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered. Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

            Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

            No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in
Section 5.02(h) of that Agreement. In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar's counsel's review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

            The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any of the Certificateholders or the Serviced Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions herein to conform or be consistent with or in furtherance of the statements made in the Prospectus or the Private Placement Memorandum, in each case, with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein; (iii) to amend any provision of the Pooling and Servicing Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; and (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or any other change which will not adversely affect in any material respect the interests of any Certificateholder or Serviced Companion Loan Noteholder not consenting thereto, as evidenced in writing by an Opinion of Counsel or, if solely affecting any Certificateholder or Serviced Companion Loan Noteholder, confirmation in writing from each Rating Agency then rating any Certificates that such amendment will not result in a qualification, withdrawal or downgrading of the then-current ratings assigned to the Certificates. In no event shall any such amendment cause the 135 East 57th Street REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or any Grantor Trust to fail to qualify as a grantor trust.

            The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee with the prior written consent of the Holders of Certificates representing (including without limitation, the Holders of the Class E57 Certificates if affected thereby) not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Mortgage Loan Seller) and each Serviced Companion Loan Noteholder affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders or the Serviced Companion Loan Noteholders; provided, however, that no such amendment may:

            (i) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby), or which are required to be distributed to any Serviced Companion Loan Noteholders without the consent of such Serviced Companion Loan Noteholders;

            (ii) change the percentages of Voting Rights of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

            (iii) alter the applicable Servicing Standard or obligations of either Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

            (iv) amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby (including without limitation, the Holders of the Class E57 Certificates if affected thereby) and the consentof any affected Serviced Companion Loan Noteholders; or

            (v) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140).

            Further, the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator and the Trustee, at any time and from time to time, without the consent of the Certificateholders or, if applicable, the Serviced Companion Loan Noteholders, may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of the 135 East 57th Street Loan REMIC, the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of any Grantor Trust as a Grantor Trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or, if applicable, any Serviced Companion Loan Noteholder.

            The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the KRECM Master Servicer, and if the KRECM Master Servicer does not exercise such option, the Capmark Master Servicer, and if the Capmark Master Servicer does not exercise such option, the Special Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days' prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicers any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans (including the 135 East 57th Street Non-Pooled Trust Component) then included in the Trust Fund, and the Trust's interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

            (i)   the sum of

                  (A) 100% of the Stated Principal Balance of each Mortgage Loan included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of principal);

                  (B) the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

                  (C) all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Anticipated Termination Date (less any P&I Advances previously made on account of interest); and

                  (D) the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

            (ii) the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicers as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month's interest thereon at the Mortgage Rate.

            In addition, the Pooling and Servicing Agreement provides that following the date on which the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-AB, Class A-4, Class A-1A, Class AM, Class AM-FL, Class AJ, Class AJ-FL, Class B, Class C, Class D, Class E and Class F Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class T, Class R and Class LR Certificates), including the Class E57-1, Class E57-2, Class E57-3, Class XS and Class XP Certificates, for all of the Mortgage Loans and each REO Property (or the Trust Fund's beneficial interest in a Mortgaged Property acquired with respect to a Non-Serviced Mortgage Loan) remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) and Section 9.01(g) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

            All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder. The Trustee shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

            The respective obligations and responsibilities of the applicable Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as thereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders and the Serviced Companion Loan Noteholders of all amounts held by or on behalf of the Certificate Administrator and applicable Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

            Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            IN WITNESS WHEREOF, the Certificate Administrator has caused this Class LR Certificate to be duly executed.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       N.A., not in its individual capacity
                                       but solely as Trustee


                                       By:____________________________________
                                                Authorized Signatory


                          Certificate of Authentication

            This is one of the Class LR Certificates referred to in the Pooling and Servicing Agreement.

Dated: August 14, 2007

                                       DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                       not in its individual capacity but
                                       solely as Authenticating Agent


                                       By:____________________________________
                                                Authorized Signatory

                                   EXHIBIT B-1
                                   -----------

                             MORTGAGE LOAN SCHEDULE

COMM 2007-C9
MORTGAGE LOAN SCHEDULE


                                                                     % of                  % of Applicable               Mortgage
                                                                 Initial Pool  Loan Group     Loan Group       # of        Loan
 Loan No.                      Property Name                       Balance       1 or 2        Balance      Properties  Seller (1)
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
     1      60 Wall Street                                          9.88%          1            10.84%           1         GACC
     2      DDR Portfolio                                           7.67%          1            8.42%           52         GACC
   2.01     Hilltop Plaza                                           0.33%                       0.36%            1         GACC
   2.02     Largo Town Center                                       0.31%                       0.35%            1         GACC
   2.03     Midway Plaza                                            0.30%                       0.33%            1         GACC
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   2.04     Riverstone Plaza                                        0.29%                       0.32%            1         GACC
   2.05     Highland Grove                                          0.29%                       0.32%            1         GACC
   2.06     Riverdale Shops                                         0.28%                       0.31%            1         GACC
   2.07     Skyview Plaza                                           0.26%                       0.28%            1         GACC
   2.08     Apple Blossom Corners                                   0.25%                       0.28%            1         GACC
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   2.09     Fayetteville Pavilion                                   0.24%                       0.27%            1         GACC
   2.10     Creekwood Crossing                                      0.23%                       0.25%            1         GACC
   2.11     Flamingo Falls                                          0.22%                       0.24%            1         GACC
   2.12     Harundale Plaza                                         0.21%                       0.24%            1         GACC
   2.13     Meadowmont Village Center                               0.21%                       0.23%            1         GACC
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   2.14     Springfield Commons                                     0.21%                       0.23%            1         GACC
   2.15     Northlake Commons                                       0.18%                       0.20%            1         GACC
   2.16     Village Square at Golf                                  0.17%                       0.19%            1         GACC
   2.17     Oviedo Park Crossing                                    0.17%                       0.19%            1         GACC
   2.18     Shoppes of Golden Acres                                 0.17%                       0.18%            1         GACC
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   2.19     Bardmoor Shopping Center                                0.17%                       0.18%            1         GACC
   2.20     Rosedale Shopping Center                                0.15%                       0.17%            1         GACC
   2.21     Casselberry Commons                                     0.15%                       0.16%            1         GACC
   2.22     Shoppes at New Tampa                                    0.15%                       0.16%            1         GACC
   2.23     Crossroads Plaza                                        0.13%                       0.14%            1         GACC
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   2.24     Plaza Del Paraiso                                       0.12%                       0.13%            1         GACC
   2.25     North Pointe Plaza                                      0.12%                       0.13%            1         GACC
   2.26     Melbourne Shopping Center                               0.12%                       0.13%            1         GACC
   2.27     Market Square                                           0.11%                       0.12%            1         GACC
   2.28     Shoppes of Lithia                                       0.11%                       0.12%            1         GACC
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   2.29     West Oaks Towne Center                                  0.11%                       0.12%            1         GACC
   2.30     Sharon Greens                                           0.10%                       0.11%            1         GACC
   2.31     Lakewood Ranch                                          0.10%                       0.11%            1         GACC
   2.32     Cofer Crossing                                          0.10%                       0.11%            1         GACC
   2.33     Clayton Corners                                         0.10%                       0.11%            1         GACC
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   2.34     Clearwater Crossing                                     0.10%                       0.11%            1         GACC
   2.35     Shoppes at Paradise Pointe                              0.10%                       0.11%            1         GACC
   2.36     Killearn Shopping Center                                0.10%                       0.11%            1         GACC
   2.37     Conway Plaza                                            0.09%                       0.10%            1         GACC
   2.38     River Run Shopping Center                               0.09%                       0.10%            1         GACC
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   2.39     Aberdeen Square                                         0.09%                       0.10%            1         GACC
   2.40     Chickasaw Trails Shopping Center                        0.09%                       0.09%            1         GACC
   2.41     Derby Square                                            0.09%                       0.09%            1         GACC
   2.42     Shoppes at Lake Dow                                     0.08%                       0.09%            1         GACC
   2.43     Shoppes of Ellenwood                                    0.08%                       0.08%            1         GACC
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   2.44     Shops at Oliver's Crossing                              0.07%                       0.08%            1         GACC
   2.45     Southwood Village Shopping Center                       0.07%                       0.08%            1         GACC
   2.46     Paraiso Plaza                                           0.07%                       0.08%            1         GACC
   2.47     Sheridan Square                                         0.07%                       0.08%            1         GACC
   2.48     Countryside Shopping Center                             0.07%                       0.07%            1         GACC
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   2.49     Shoppes of Citrus Hills                                 0.07%                       0.07%            1         GACC
   2.50     Crystal Springs Shopping Center                         0.06%                       0.07%            1         GACC
   2.51     Sexton Commons                                          0.06%                       0.07%            1         GACC
   2.52     Hairston Crossing                                       0.06%                       0.06%            1         GACC
     3      Waterview                                               7.28%          1            7.99%            1         GACC
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     4      Ritz-Carlton Key Biscayne                               5.54%          1            6.09%            1         GACC
     5      85 Tenth Avenue                                         5.20%          1            5.71%            1         GACC
     6      HCPI Medical Office Building Portfolio (24)             4.23%          1            4.64%           14       KeyBank
   6.01     The Diagnostic Clinic                                   0.69%                       0.76%            1       KeyBank
   6.02     Medical Place I                                         0.55%                       0.61%            1       KeyBank
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   6.03     Southwest General Birth Place                           0.51%                       0.56%            1       KeyBank
   6.04     Plano Medical Pavilion                                  0.43%                       0.48%            1       KeyBank
   6.05     Mission Surgery Center                                  0.34%                       0.37%            1       KeyBank
   6.06     Oakbrook Terrace Medical Center I                       0.29%                       0.32%            1       KeyBank
   6.07     BayCare Health Headquarters                             0.27%                       0.29%            1       KeyBank
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   6.08     Chesapeake Medical Center                               0.23%                       0.26%            1       KeyBank
   6.09     Oakbrook Terrace Medical Center II                      0.23%                       0.25%            1       KeyBank
   6.10     Randolph Medical Center                                 0.22%                       0.24%            1       KeyBank
   6.11     Memorial Plaza                                          0.21%                       0.23%            1       KeyBank
   6.12     St. Vincent Clinic - South University                   0.13%                       0.15%            1       KeyBank
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   6.13     Northwest Regional Medical Center                       0.11%                       0.12%            1       KeyBank
   6.14     St. Vincent Clinic - Rodney Parham                      0.03%                       0.03%            1       KeyBank
     7      Market Street at The Woodlands(25)                      3.92%          1            4.30%            1       Capmark
     8      Fashion Outlet of Las Vegas (26)                        3.57%          1            3.92%            1       Capmark
     9      USFS Industrial Distribution Portfolio (27)             3.11%          1            3.42%           38         GACC
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   9.01     15155 Northam Street                                    0.30%                       0.33%            1         GACC
   9.02     120 Longs Pond Road                                     0.18%                       0.20%            1         GACC
   9.03     7004 East Hanna Avenue                                  0.16%                       0.17%            1         GACC
   9.04     1685 West Cheyenne Avenue                               0.15%                       0.17%            1         GACC
   9.05     7801 Statesville Road                                   0.15%                       0.16%            1         GACC
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   9.06     300 Lawrence Drive                                      0.14%                       0.16%            1         GACC
   9.07     4550 West Buckeye Road                                  0.14%                       0.15%            1         GACC
   9.08     8024 Telegraph Road                                     0.13%                       0.14%            1         GACC
   9.09     10211 North IH 35                                       0.13%                       0.14%            1         GACC
   9.10     7598 NW 6th Avenue                                      0.12%                       0.14%            1         GACC
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   9.11     11994 Livingston Road                                   0.12%                       0.13%            1         GACC
   9.12     1500 NC Hwy 39                                          0.11%                       0.12%            1         GACC
   9.13     28001 Napier Road                                       0.09%                       0.10%            1         GACC
   9.14     11955 East Peakview Avenue                              0.08%                       0.09%            1         GACC
   9.15     12301 Cumberland Road                                   0.08%                       0.09%            1         GACC
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   9.16     1899 N US Hwy 1                                         0.08%                       0.08%            1         GACC
   9.17     222 Otrobando Avenue P.O. Box 103                       0.07%                       0.08%            1         GACC
   9.18     9605 54th Avenue North                                  0.07%                       0.08%            1         GACC
   9.19     W137 N9245 Highway 45                                   0.07%                       0.08%            1         GACC
   9.20     950 South Shiloh Road & 1992 Forest Lane                0.07%                       0.07%            1         GACC
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   9.21     111 Alliant Drive                                       0.07%                       0.07%            1         GACC
   9.22     40 Fort Lewis Boulevard                                 0.06%                       0.06%            1         GACC
   9.23     755 Pierce Road                                         0.06%                       0.06%            1         GACC
   9.24     8000 Bavaria Road                                       0.05%                       0.06%            1         GACC
   9.25     10410 South 50th Place                                  0.05%                       0.06%            1         GACC
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   9.26     1 Quality Lane                                          0.05%                       0.05%            1         GACC
   9.27     2850 Selma Highway                                      0.05%                       0.05%            1         GACC
   9.28     5445 Spellmire Drive                                    0.04%                       0.04%            1         GACC
   9.29     1350/1400 North 10th Street                             0.04%                       0.04%            1         GACC
   9.30     1044/1045 Garden Street                                 0.04%                       0.04%            1         GACC
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   9.31     4601 32nd Avenue South                                  0.03%                       0.04%            1         GACC
   9.32     5353 Nathan Lane North                                  0.03%                       0.03%            1         GACC
   9.33     125 Gardenville Parkway West                            0.03%                       0.03%            1         GACC
   9.34     6315 John J Pershing Drive                              0.02%                       0.02%            1         GACC
   9.35     3500 Saratoga Avenue                                    0.02%                       0.02%            1         GACC
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   9.36     333-340 North Claremont Avenue                          0.02%                       0.02%            1         GACC
   9.37     2575 Virginia Avenue                                    0.02%                       0.02%            1         GACC
   9.38     345 Kino Drive                                          0.01%                       0.01%            1         GACC
    10      135 East 57th Street                                    2.41%          1            2.64%            1         GACC
            Congressional Rollup                                    2.36%          1            2.59%            2         GACC
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    11      Congressional Village                                   1.54%          1            1.69%            1         GACC
    12      Jefferson at Congressional                              0.81%          1            0.89%            1         GACC
    13      Georgian Towers                                         2.32%          2            26.01%           1         GACC
    14      Doubletree - Charleston                                 1.73%          1            1.90%            1         GACC
    15      Siemens Office Building                                 1.39%          1            1.53%            1         GACC
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    16      Walgreens Portfolio III                                 1.17%          1            1.29%            8         GACC
   16.01    Walgreens (San Antonio)                                 0.26%                       0.29%            1         GACC
   16.02    Walgreens (Lubbock)                                     0.14%                       0.16%            1         GACC
   16.03    Walgreens (Houma)                                       0.14%                       0.15%            1         GACC
   16.04    Walgreens (Whiteville)                                  0.14%                       0.15%            1         GACC
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   16.05    Walgreens (Salisbury)                                   0.13%                       0.14%            1         GACC
   16.06    Walgreens (Delavan)                                     0.13%                       0.14%            1         GACC
   16.07    Walgreens (Sulphur)                                     0.12%                       0.14%            1         GACC
   16.08    Walgreens (Kokomo)                                      0.11%                       0.12%            1         GACC
    17      WOW Portfolio                                           1.12%          1            1.23%            5       Capmark
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   17.01    WOW Logistics: Jerome                                   0.42%                       0.46%            1       Capmark
   17.02    WOW Logistics: Menasha                                  0.33%                       0.36%            1       Capmark
   17.03    WOW Logistics: Appleton                                 0.18%                       0.20%            1       Capmark
   17.04    WOW Logistics: Oshkosh-Badger                           0.13%                       0.14%            1       Capmark
   17.05    WOW Logistics: Oshkosh-Moser                            0.07%                       0.08%            1       Capmark
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    18      Silverado & Grand Canyon                                1.09%          1            1.20%            2         GACC
   18.01    Silverado Ranch Place (Buildings A & D)                 0.66%                       0.72%            1         GACC
   18.02    Grand Canyon Parkway (Buildings A & D)                  0.44%                       0.48%            1         GACC
    19      AFRT Bank Branch Portfolio (Pool D)                     1.08%          1            1.19%           16         GACC
   19.01    Sawgrass                                                0.20%                       0.22%            1         GACC
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   19.02    Deerfield Beach                                         0.19%                       0.21%            1         GACC
   19.03    Altamonte Crossing Office                               0.10%                       0.11%            1         GACC
   19.04    Stonehenge Office                                       0.09%                       0.09%            1         GACC
   19.05    El Dorado Hills Branch                                  0.07%                       0.08%            1         GACC
   19.06    Bradenton City                                          0.07%                       0.07%            1         GACC
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   19.07    47th Terrace                                            0.06%                       0.07%            1         GACC
   19.08    Centerville                                             0.05%                       0.06%            1         GACC
   19.09    Vero-West                                               0.04%                       0.05%            1         GACC
   19.10    Brandon                                                 0.04%                       0.05%            1         GACC
   19.11    Lilburn Office                                          0.04%                       0.04%            1         GACC
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   19.12    Holly Hill Office                                       0.03%                       0.04%            1         GACC
   19.13    Cordova Office                                          0.03%                       0.03%            1         GACC
   19.14    Simpsonville Main Office                                0.03%                       0.03%            1         GACC
   19.15    Sutter Creek                                            0.02%                       0.03%            1         GACC
   19.16    Banner Elk                                              0.02%                       0.02%            1         GACC
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    20      AFRT Bank Branch Portfolio (Pool B)                     1.04%          1            1.14%           16         GACC
   20.01    New Citrus Park                                         0.12%                       0.13%            1         GACC
   20.02    Cypress Lake Drive                                      0.10%                       0.11%            1         GACC
   20.03    East Commercial Boulevard                               0.09%                       0.10%            1         GACC
   20.04    Lake Community Bank                                     0.09%                       0.09%            1         GACC
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   20.05    Roseville                                               0.08%                       0.09%            1         GACC
   20.06    Largo Office                                            0.07%                       0.07%            1         GACC
   20.07    Harbison Office                                         0.06%                       0.07%            1         GACC
   20.08    Providence Square                                       0.06%                       0.07%            1         GACC
   20.09    Woodstock Crossing                                      0.06%                       0.07%            1         GACC
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   20.10    Virginia Beach Shore Drive                              0.06%                       0.06%            1         GACC
   20.11    Ashley Village                                          0.06%                       0.06%            1         GACC
   20.12    The Avenues                                             0.05%                       0.06%            1         GACC
   20.13    Hamilton Square                                         0.05%                       0.05%            1         GACC
   20.14    West Market Street                                      0.04%                       0.05%            1         GACC
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   20.15    New Smyrna Beach East                                   0.04%                       0.04%            1         GACC
   20.16    Valley Springs                                          0.03%                       0.03%            1         GACC
    21      Fountain Glen at Kentlands Apartments                   0.97%          2            10.87%           1         GACC
    22      Strictly Pediatrics MOB                                 0.97%          1            1.06%            1       KeyBank
    23      Grants Pass Shopping Center                             0.87%          1            0.95%            1         GACC
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    24      Barnes Marketplace                                      0.83%          1            0.92%            1       KeyBank
    25      Hilton Garden Inn - Tysons Corner                       0.81%          1            0.89%            1         GACC
    26      65 Sprague Street                                       0.80%          1            0.88%            1         GACC
    27      Compass Bank Building                                   0.78%          1            0.85%            1       Capmark
    28      Walgreens Pool V                                        0.76%          1            0.84%            5       Capmark
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   28.01    Walgreens (Virginia Beach)                              0.18%                       0.20%            1       Capmark
   28.02    Walgreens (Snellville)                                  0.17%                       0.19%            1       Capmark
   28.03    Walgreens (Rockport)                                    0.14%                       0.15%            1       Capmark
   28.04    Walgreens (Concord)                                     0.14%                       0.15%            1       Capmark
   28.05    Walgreens (Florence)                                    0.13%                       0.15%            1       Capmark
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    29      Spring Hill Suites                                      0.74%          1            0.81%            1         GACC
    30      Hilton Garden Inn - JFK                                 0.73%          1            0.80%            1         GACC
    31      Intercontinental Center                                 0.71%          1            0.78%            1         GACC
    32      West Volusia                                            0.71%          1            0.78%            1         GACC
    33      Best Western Ocean View Resort                          0.69%          1            0.76%            1         GACC
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    34      Southlake Medical II                                    0.65%          1            0.71%            1         GACC
    35      The Springs Resort                                      0.64%          1            0.70%            1         GACC
    36      Silver Lake Office                                      0.62%          1            0.68%            1         GACC
    37      Crossroads Festival Shopping Center                     0.62%          1            0.68%            1       KeyBank
    38      The Inn at Little Washington                            0.61%          1            0.67%            1         GACC
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    39      Sheraton Petaluma                                       0.60%          1            0.66%            1         GACC
    40      Revere Golf Club                                        0.60%          1            0.66%            1       Capmark
    41      Staybridge Suites - New Orleans                         0.58%          1            0.63%            1         GACC
    42      Mission Mayfield Downs                                  0.53%          2            5.92%            1         GACC
    43      Roosevelt Place                                         0.52%          2            5.87%            1       Capmark
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    44      Pullman Portfolio                                       0.52%          1            0.57%           11         GACC
   44.01    Coffeehouse                                             0.14%                       0.16%            1         GACC
   44.02    Grandview Park                                          0.07%                       0.07%            1         GACC
   44.03    Campus Ridge                                            0.07%                       0.07%            1         GACC
   44.04    Greystone Church                                        0.06%                       0.07%            1         GACC
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   44.05    Cougar Place                                            0.05%                       0.05%            1         GACC
   44.06    Cougar Tower                                            0.04%                       0.04%            1         GACC
   44.07    915/917 & 920 NE C Street                               0.03%                       0.04%            1         GACC
   44.08    450 & 520 NE Oak Street, 820 NE Colorado Street         0.02%                       0.03%            1         GACC
   44.09    510 Oak Street                                          0.02%                       0.03%            1         GACC
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   44.10    925/927 Maple Street                                    0.01%                       0.01%            1         GACC
   44.11    945/965 Maple Street                                    0.01%                       0.01%            1         GACC
    45      The Village at Mayfield Apartments                      0.51%          2            5.73%            1         GACC
    46      Brentmoor Apartments                                    0.50%          2            5.63%            1         GACC
    47      Courtyard by Marriott - Worcester                       0.50%          1            0.55%            1       Capmark
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    48      510 Township Road                                       0.49%          1            0.53%            1         GACC
    49      Davis Commons Apartments(28)                            0.49%          2            5.44%            1       Capmark
    50      Walgreens Pool IV                                       0.48%          1            0.52%            3       Capmark
   50.01    Walgreens (Rochester Hills)                             0.19%                       0.21%            1       Capmark
   50.02    CVS (Coon Rapids)                                       0.15%                       0.17%            1       Capmark
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   50.03    Walgreens (Norton)                                      0.13%                       0.14%            1       Capmark
    51      380 Lafayette Street                                    0.45%          1            0.49%            1         GACC
    52      Bob's Red Mill Industrial Building                      0.45%          1            0.49%            1         GACC
    53      Regency North Whole Foods Center                        0.44%          1            0.49%            1         GACC
    54      Hampton Inn at Bellingham Airport                       0.42%          1            0.46%            1         GACC
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    55      199 Lafayette Street                                    0.40%          1            0.44%            1         GACC
    56      Highland Park Office Building                           0.40%          1            0.44%            1       KeyBank
    57      Vanowen Apartments                                      0.38%          2            4.30%            1         GACC
    58      Marina Del Rey Shopping Center                          0.38%          1            0.42%            1         GACC
    59      99 Sutton Street                                        0.36%          2            4.04%            1         GACC
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    60      1130 Rainier Avenue South                               0.35%          1            0.39%            1       KeyBank
    61      Rolando Plaza                                           0.35%          1            0.38%            1         GACC
    62      TownePlace Suites - Sterling(29)                        0.35%          1            0.38%            1       Capmark
    63      Boatyard Shopping Center                                0.34%          1            0.37%            1       KeyBank
    64      Silver Square Office Building                           0.31%          1            0.34%            1       Capmark
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    65      Walgreens Portfolio III - Pool 2                        0.31%          1            0.34%            2         GACC
   65.01    Walgreens (Baton Rouge)                                 0.16%                       0.17%            1         GACC
   65.02    Walgreens (Richmond)                                    0.15%                       0.17%            1         GACC
    66      West Carmel Marketplace - Inline                        0.30%          1            0.33%            1       KeyBank
    67      Stonehedge Square(30)                                   0.30%          1            0.33%            1       KeyBank
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    68      Boardwalk Shopping Center                               0.29%          1            0.32%            1         GACC
    69      Hubbard Portfolio- Montlimar Apartments                 0.28%          2            3.19%            1       Capmark
    70      25 Jay Street                                           0.28%          2            3.18%            1         GACC
    71      TownePlace Suites - Williston                           0.28%          1            0.30%            1       Capmark
    72      Price Chopper Center                                    0.27%          1            0.30%            1       KeyBank
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    73      Beverly Boulevard                                       0.27%          1            0.30%            2         GACC
   73.01    8150 Beverly Boulevard                                  0.19%                       0.21%            1         GACC
   73.02    7407 Beverly Boulevard                                  0.08%                       0.08%            1         GACC
    74      Western Plaza(31)                                       0.27%          1            0.29%            1       KeyBank
    75      Charles Passage                                         0.26%          2            2.91%            1       KeyBank
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    76      599 3rd Street                                          0.25%          2            2.85%            1         GACC
    77      233 Norman Avenue                                       0.25%          1            0.27%            1         GACC
    78      Kedzie Plaza Shopping Center                            0.24%          1            0.27%            1         GACC
    79      Venture Plaza                                           0.23%          1            0.25%            1       Capmark
    80      Oakland Shopping Center                                 0.23%          1            0.25%            1       KeyBank
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    81      Hubbard Portfolio- Turtle Creek Apartments              0.22%          2            2.47%            1       Capmark
    82      First Pacific Corporation                               0.22%          1            0.24%            1       KeyBank
    83      Nacogdoches Marketplace II                              0.22%          1            0.24%            1       KeyBank
    84      Sure Lock Self Storage                                  0.20%          1            0.22%            1         GACC
    85      The Promenade Shopping Center                           0.20%          1            0.22%            1       KeyBank
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    86      1165 Broadway & 2136 3rd Avenue                         0.19%          1            0.20%            2         GACC
   86.01    1165 Broadway                                           0.11%                       0.12%            1         GACC
   86.02    2136 3rd Avenue                                         0.08%                       0.08%            1         GACC
    87      Hubbard Portfolio- Hunter's Pointe Apartments           0.19%          2            2.07%            1       Capmark
    88      Gloversville Shopping Center                            0.18%          1            0.20%            1         GACC
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    89      Crown Office Village                                    0.18%          1            0.20%            1         GACC
    90      Lincoln Plaza Center                                    0.17%          1            0.19%            1         GACC
    91      110 Shawmut Road                                        0.16%          1            0.18%            1       KeyBank
    92      Shaker Point Apartments                                 0.16%          2            1.77%            1       KeyBank
    93      Pacific Boulevard Retail                                0.16%          1            0.17%            1         GACC
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    94      Avalon MHP                                              0.15%          2            1.71%            1         GACC
    95      Walgreens Drug Store                                    0.15%          1            0.16%            1       KeyBank
    96      Satterfield Landing Shopping Center                     0.15%          1            0.16%            1         GACC
    97      Ashley Furniture Home Store                             0.14%          1            0.16%            1       KeyBank
    98      100 Enterprise Place                                    0.14%          1            0.15%            1         GACC
-----------------------------------------------------------------------------------------------------------------------------------
    99      Shawnee Medical Center                                  0.12%          1            0.14%            1       KeyBank
    100     Garden Ridge Apartments                                 0.12%          2            1.36%            1         GACC
    101     Verona                                                  0.12%          2            1.32%            1         GACC
    102     Days Inn - SeaTac Airport                               0.12%          1            0.13%            1       KeyBank
    103     J. Crew Freeport                                        0.11%          1            0.12%            1       KeyBank
-----------------------------------------------------------------------------------------------------------------------------------
    104     Scottsdale Place                                        0.11%          1            0.12%            1       KeyBank
    105     Carl Junction Apartments                                0.10%          2            1.16%            1       KeyBank
    106     Portola Centre                                          0.10%          1            0.11%            1         GACC
    107     Hubbard Portfolio- Pineview Landing                     0.10%          2            1.12%            1       Capmark
    108     Hubbard Portfolio- Creekside Apartments                 0.10%          2            1.08%            1       Capmark
-----------------------------------------------------------------------------------------------------------------------------------
    109     149 Spring Street                                       0.09%          1            0.10%            1       KeyBank


                               Cut-off                          General         Detailed
                Original         Date      Maturity / ARD       Property        Property               Interest   Administrative
 Loan No.        Balance       Balance         Balance            Type          Type                     Rate      Fee Rate (2)
----------------------------------------------------------------------------------------------------------------------------------
     1       $285,000,000   $285,000,000    $285,000,000         Office         CBD                     5.7710%      0.03061%
     2        221,250,000    221,250,000     221,250,000         Retail         Anchored                5.6000%      0.03061%
   2.01         9,527,500      9,527,500                         Retail         Anchored
   2.02         9,067,500      9,067,500                         Retail         Anchored
   2.03         8,652,500      8,652,500                         Retail         Anchored
----------------------------------------------------------------------------------------------------------------------------------
   2.04         8,495,000      8,495,000                         Retail         Anchored
   2.05         8,382,500      8,382,500                         Retail         Anchored
   2.06         8,082,500      8,082,500                         Retail         Anchored
   2.07         7,382,500      7,382,500                         Retail         Anchored
   2.08         7,305,000      7,305,000                         Retail         Anchored
----------------------------------------------------------------------------------------------------------------------------------
   2.09         7,000,000      7,000,000                         Retail         Anchored
   2.10         6,667,500      6,667,500                         Retail         Anchored
   2.11         6,272,500      6,272,500                         Retail         Anchored
   2.12         6,177,500      6,177,500                         Retail         Anchored
   2.13         6,132,500      6,132,500                         Retail         Anchored
----------------------------------------------------------------------------------------------------------------------------------
   2.14         6,017,500      6,017,500                         Retail         Anchored
   2.15         5,275,000      5,275,000                         Retail         Anchored
   2.16         4,937,500      4,937,500                         Retail         Anchored
   2.17         4,922,500      4,922,500                         Retail         Anchored
   2.18         4,787,500      4,787,500                         Retail         Anchored
----------------------------------------------------------------------------------------------------------------------------------
   2.19         4,762,500      4,762,500                         Retail         Anchored
   2.20         4,382,500      4,382,500                         Retail         Anchored
   2.21         4,325,000      4,325,000                         Retail         Anchored
   2.22         4,200,000      4,200,000                         Retail         Anchored
   2.23         3,762,500      3,762,500                         Retail         Anchored
----------------------------------------------------------------------------------------------------------------------------------
   2.24         3,360,000      3,360,000                         Retail         Anchored
   2.25         3,335,000      3,335,000                         Retail         Anchored
   2.26         3,335,000      3,335,000                         Retail         Anchored
   2.27         3,175,000      3,175,000                         Retail         Anchored
   2.28         3,150,000      3,150,000                         Retail         Anchored
----------------------------------------------------------------------------------------------------------------------------------
   2.29         3,095,000      3,095,000                         Retail         Anchored
   2.30         3,017,500      3,017,500                         Retail         Anchored
   2.31         3,000,000      3,000,000                         Retail         Anchored
   2.32         2,985,000      2,985,000                         Retail         Anchored
   2.33         2,937,500      2,937,500                         Retail         Anchored
----------------------------------------------------------------------------------------------------------------------------------
   2.34         2,875,000      2,875,000                         Retail         Anchored
   2.35         2,765,000      2,765,000                         Retail         Anchored
   2.36         2,762,500      2,762,500                         Retail         Anchored
   2.37         2,700,000      2,700,000                         Retail         Anchored
   2.38         2,652,500      2,652,500                         Retail         Anchored
----------------------------------------------------------------------------------------------------------------------------------
   2.39         2,540,000      2,540,000                         Retail         Anchored
   2.40         2,477,500      2,477,500                         Retail         Anchored
   2.41         2,477,500      2,477,500                         Retail         Anchored
   2.42         2,342,500      2,342,500                         Retail         Anchored
   2.43         2,230,000      2,230,000                         Retail         Anchored
----------------------------------------------------------------------------------------------------------------------------------
   2.44         2,142,500      2,142,500                         Retail         Anchored
   2.45         2,127,500      2,127,500                         Retail         Anchored
   2.46         2,117,500      2,117,500                         Retail         Anchored
   2.47         2,062,500      2,062,500                         Retail         Anchored
   2.48         1,905,000      1,905,000                         Retail         Anchored
----------------------------------------------------------------------------------------------------------------------------------
   2.49         1,905,000      1,905,000                         Retail         Anchored
   2.50         1,872,500      1,872,500                         Retail         Anchored
   2.51         1,785,000      1,785,000                         Retail         Anchored
   2.52         1,602,500      1,602,500                         Retail         Anchored
     3        210,000,000    210,000,000     210,000,000         Office         CBD                     5.7600%      0.03061%
----------------------------------------------------------------------------------------------------------------------------------
     4        160,000,000    160,000,000     160,000,000         Hotel          Full Service            6.0932%      0.03061%
     5        150,000,000    150,000,000     150,000,000         Office         CBD                     5.6155%      0.03061%
     6        122,000,000    122,000,000     122,000,000         Office         Medical                 5.5300%      0.05061%
   6.01        20,008,000     20,008,000                         Office         Medical
   6.02        15,978,000     15,978,000                         Office         Medical
----------------------------------------------------------------------------------------------------------------------------------
   6.03        14,635,000     14,635,000                         Office         Medical
   6.04        12,513,000     12,513,000                         Office         Medical
   6.05         9,685,000      9,685,000                         Office         Medical
   6.06         8,342,000      8,342,000                         Office         Medical
   6.07         7,706,000      7,706,000                         Office         Medical
----------------------------------------------------------------------------------------------------------------------------------
   6.08         6,716,000      6,716,000                         Office         Medical
   6.09         6,539,000      6,539,000                         Office         Medical
   6.10         6,221,000      6,221,000                         Office         Medical
   6.11         5,938,000      5,938,000                         Office         Medical
   6.12         3,888,000      3,888,000                         Office         Medical
----------------------------------------------------------------------------------------------------------------------------------
   6.13         3,040,000      3,040,000                         Office         Medical
   6.14           791,000        791,000                         Office         Medical
     7        113,000,000    113,000,000     101,220,741         Retail         Anchored                5.5530%      0.02061%
     8        103,000,000    103,000,000     103,000,000         Retail         Anchored                5.8400%      0.02061%
     9         89,754,335     89,754,335      89,754,335        Various         Various                 6.3830%      0.03061%
----------------------------------------------------------------------------------------------------------------------------------
   9.01         8,621,250      8,621,250                       Industrial       Warehouse/Distribution
   9.02         5,272,500      5,272,500                       Industrial       Warehouse/Distribution
   9.03         4,503,000      4,503,000                       Industrial       Warehouse/Distribution
   9.04         4,417,500      4,417,500                       Industrial       Warehouse/Distribution
   9.05         4,307,775      4,307,775                       Industrial       Warehouse/Distribution
----------------------------------------------------------------------------------------------------------------------------------
   9.06         4,089,750      4,089,750                       Industrial       Warehouse/Distribution
   9.07         3,964,350      3,964,350                       Industrial       Warehouse/Distribution
   9.08         3,762,000      3,762,000                       Industrial       Warehouse/Distribution
   9.09         3,719,250      3,719,250                       Industrial       Warehouse/Distribution
   9.10         3,562,500      3,562,500                       Industrial       Warehouse/Distribution
----------------------------------------------------------------------------------------------------------------------------------
   9.11         3,405,750      3,405,750                       Industrial       Warehouse/Distribution
   9.12         3,184,875      3,184,875                       Industrial       Warehouse/Distribution
   9.13         2,565,000      2,565,000                       Industrial       Warehouse/Distribution
   9.14         2,436,750      2,436,750                       Industrial       Warehouse/Distribution
   9.15         2,351,250      2,351,250                       Industrial       Warehouse/Distribution
----------------------------------------------------------------------------------------------------------------------------------
   9.16         2,208,750      2,208,750                       Industrial       Warehouse/Distribution
   9.17         2,137,500      2,137,500                       Industrial       Warehouse/Distribution
   9.18         2,137,500      2,137,500                       Industrial       Warehouse/Distribution
   9.19         2,023,500      2,023,500                       Industrial       Warehouse/Distribution
   9.20         1,923,750      1,923,750                       Industrial       Warehouse/Distribution
----------------------------------------------------------------------------------------------------------------------------------
   9.21         1,881,000      1,881,000                       Industrial       Warehouse/Distribution
   9.22         1,681,500      1,681,500                       Industrial       Warehouse/Distribution
   9.23         1,681,500      1,681,500                       Industrial       Warehouse/Distribution
   9.24         1,574,625      1,574,625                       Industrial       Warehouse/Distribution
   9.25         1,447,800      1,447,800                         Office         Suburban
----------------------------------------------------------------------------------------------------------------------------------
   9.26         1,382,250      1,382,250                       Industrial       Warehouse/Distribution
   9.27         1,309,575      1,309,575                       Industrial       Warehouse/Distribution
   9.28         1,130,025      1,130,025                       Industrial       Warehouse/Distribution
   9.29         1,058,062      1,058,062                       Industrial       Warehouse/Distribution
   9.30         1,034,550      1,034,550                       Industrial       Warehouse/Distribution
----------------------------------------------------------------------------------------------------------------------------------
   9.31         1,008,187      1,008,187                       Industrial       Warehouse/Distribution
   9.32           794,437        794,437                       Industrial       Warehouse/Distribution
   9.33           755,250        755,250                       Industrial       Warehouse/Distribution
   9.34           612,750        612,750                       Industrial       Warehouse/Distribution
   9.35           548,625        548,625                       Industrial       Warehouse/Distribution
----------------------------------------------------------------------------------------------------------------------------------
   9.36           513,000        513,000                       Industrial       Warehouse/Distribution
   9.37           513,000        513,000                       Industrial       Warehouse/Distribution
   9.38           233,700        233,700                       Industrial       Warehouse/Distribution
    10         69,500,000     69,500,000      64,503,249         Office         CBD                     5.4300%      0.03061%
               68,000,000     68,000,000      64,686,963        Various         Various                 6.3600%      0.03061%
----------------------------------------------------------------------------------------------------------------------------------
    11         44,500,000     44,500,000      41,186,963         Retail         Shadow Anchored         6.3600%      0.03061%
    12         23,500,000     23,500,000      23,500,000          Land          Land                    6.3600%      0.03061%
    13         67,000,000     67,000,000      67,000,000      Multifamily       Conventional            6.1400%      0.03061%
    14         50,000,000     50,000,000      50,000,000         Hotel          Full Service            5.6500%      0.02061%
    15         40,200,000     40,170,093      34,499,763         Office         Suburban                6.4000%      0.03061%
----------------------------------------------------------------------------------------------------------------------------------
    16         33,850,000     33,850,000      33,850,000         Retail         Anchored                5.6600%      0.02061%
   16.01        7,536,325      7,536,325                         Retail         Anchored
   16.02        4,125,146      4,125,146                         Retail         Anchored
   16.03        4,022,018      4,022,018                         Retail         Anchored
   16.04        3,934,755      3,934,755                         Retail         Anchored
----------------------------------------------------------------------------------------------------------------------------------
   16.05        3,776,096      3,776,096                         Retail         Anchored
   16.06        3,728,498      3,728,498                         Retail         Anchored
   16.07        3,553,972      3,553,972                         Retail         Anchored
   16.08        3,173,190      3,173,190                         Retail         Anchored
    17         32,439,443     32,439,443      29,197,855       Industrial       Warehouse               5.7900%      0.10061%
----------------------------------------------------------------------------------------------------------------------------------
   17.01       12,055,734     12,055,734                       Industrial       Warehouse
   17.02        9,517,685      9,517,685                       Industrial       Warehouse
   17.03        5,155,413      5,155,413                       Industrial       Warehouse
   17.04        3,727,760      3,727,760                       Industrial       Warehouse
   17.05        1,982,851      1,982,851                       Industrial       Warehouse
----------------------------------------------------------------------------------------------------------------------------------
    18         31,500,000     31,500,000      30,745,737         Retail         Shadow Anchored         5.8900%      0.03061%
   18.01       18,936,416     18,936,416                         Retail         Shadow Anchored
   18.02       12,563,584     12,563,584                         Retail         Shadow Anchored
    19         31,275,000     31,275,000      28,153,681         Office         Suburban                5.8000%      0.03061%
   19.01        5,723,000      5,723,000                         Office         Suburban
----------------------------------------------------------------------------------------------------------------------------------
   19.02        5,391,000      5,391,000                         Office         Suburban
   19.03        2,796,000      2,796,000                         Office         Suburban
   19.04        2,474,000      2,474,000                         Office         Suburban
   19.05        1,972,000      1,972,000                         Office         Suburban
   19.06        1,915,000      1,915,000                         Office         Suburban
----------------------------------------------------------------------------------------------------------------------------------
   19.07        1,854,000      1,854,000                         Office         Suburban
   19.08        1,525,000      1,525,000                         Office         Suburban
   19.09        1,240,000      1,240,000                         Office         Suburban
   19.10        1,196,000      1,196,000                         Office         Suburban
   19.11        1,113,000      1,113,000                         Office         Suburban
----------------------------------------------------------------------------------------------------------------------------------
   19.12          988,000        988,000                         Office         Suburban
   19.13          904,000        904,000                         Office         Suburban
   19.14          896,000        896,000                         Office         Suburban
   19.15          672,000        672,000                         Office         Suburban
   19.16          616,000        616,000                         Office         Suburban
----------------------------------------------------------------------------------------------------------------------------------
    20         30,009,000     30,009,000      27,014,030         Office         Suburban                5.8000%      0.03061%
   20.01        3,326,000      3,326,000                         Office         Suburban
   20.02        2,772,000      2,772,000                         Office         Suburban
   20.03        2,513,000      2,513,000                         Office         Suburban
   20.04        2,453,000      2,453,000                         Office         Suburban
----------------------------------------------------------------------------------------------------------------------------------
   20.05        2,239,000      2,239,000                         Office         Suburban
   20.06        1,909,000      1,909,000                         Office         Suburban
   20.07        1,796,000      1,796,000                         Office         Suburban
   20.08        1,793,000      1,793,000                         Office         Suburban
   20.09        1,781,000      1,781,000                         Office         Suburban
----------------------------------------------------------------------------------------------------------------------------------
   20.10        1,699,000      1,699,000                         Office         Suburban
   20.11        1,630,000      1,630,000                         Office         Suburban
   20.12        1,477,000      1,477,000                         Office         Suburban
   20.13        1,352,000      1,352,000                         Office         Suburban
   20.14        1,268,000      1,268,000                         Office         Suburban
----------------------------------------------------------------------------------------------------------------------------------
   20.15        1,107,000      1,107,000                         Office         Suburban
   20.16          894,000        894,000                         Office         Suburban
    21         28,000,000     28,000,000      25,245,506      Multifamily       Conventional            5.8800%      0.03061%
    22         28,000,000     27,942,960      23,401,567         Office         Medical                 5.5100%      0.05061%
    23         25,000,000     25,000,000      22,476,345         Retail         Anchored                5.7340%      0.03061%
----------------------------------------------------------------------------------------------------------------------------------
    24         24,100,000     24,070,076      18,757,244         Retail         Anchored                6.1400%      0.05061%
    25         23,500,000     23,500,000      22,128,896         Hotel          Full Service            6.5000%      0.02061%
    26         23,000,000     23,000,000      23,000,000       Industrial       Warehouse/Distribution  5.5900%      0.02061%
    27         22,400,000     22,400,000      22,400,000         Office         CBD                     6.3300%      0.10061%
    28         22,000,000     22,000,000      22,000,000         Retail         Anchored                5.6700%      0.05061%
----------------------------------------------------------------------------------------------------------------------------------
   28.01        5,179,747      5,179,747                         Retail         Anchored
   28.02        4,941,049      4,941,049                         Retail         Anchored
   28.03        4,057,866      4,057,866                         Retail         Anchored
   28.04        3,978,300      3,978,300                         Retail         Anchored
   28.05        3,843,038      3,843,038                         Retail         Anchored
----------------------------------------------------------------------------------------------------------------------------------
    29         21,375,000     21,314,322      16,424,920         Hotel          Limited Service         5.7660%      0.03061%
    30         21,000,000     21,000,000      18,911,902         Hotel          Full Service            5.8200%      0.02061%
    31         20,500,000     20,500,000      18,591,019         Office         Suburban                6.1800%      0.03061%
    32         20,400,000     20,400,000      18,310,081         Retail         Anchored                5.6500%      0.02061%
    33         20,000,000     20,000,000      17,926,534         Hotel          Full Service            6.5100%      0.03061%
----------------------------------------------------------------------------------------------------------------------------------
    34         18,640,000     18,640,000      17,413,959         Office         Medical                 5.9000%      0.03061%
    35         18,455,000     18,455,000      16,822,232         Hotel          Full Service            6.4500%      0.03061%
    36         18,000,000     18,000,000      16,834,553         Office         Suburban                5.9800%      0.02061%
    37         18,000,000     18,000,000      16,871,337         Retail         Anchored                6.1500%      0.05061%
    38         17,500,000     17,500,000      15,827,604         Hotel          Full Service            6.0500%      0.02061%
----------------------------------------------------------------------------------------------------------------------------------
    39         17,415,000     17,415,000      15,562,526         Hotel          Full Service            6.3700%      0.03061%
    40         17,250,000     17,250,000      15,578,454      Golf Course       Golf Course             5.9600%      0.02061%
    41         16,625,000     16,625,000      14,365,819         Hotel          Extended Stay           5.8400%      0.02061%
    42         15,250,000     15,250,000      14,170,838      Multifamily       Conventional            5.5160%      0.03061%
    43         15,130,000     15,130,000      14,144,219      Multifamily       Conventional            5.9500%      0.10061%
----------------------------------------------------------------------------------------------------------------------------------
    44         15,100,000     15,100,000      13,746,234      Multifamily       Student Housing         6.3800%      0.03061%
   44.01        4,111,106      4,111,106                      Multifamily       Student Housing
   44.02        1,968,473      1,968,473                      Multifamily       Student Housing
   44.03        1,879,362      1,879,362                      Multifamily       Student Housing
   44.04        1,761,902      1,761,902                      Multifamily       Student Housing
----------------------------------------------------------------------------------------------------------------------------------
   44.05        1,409,522      1,409,522                      Multifamily       Student Housing
   44.06        1,174,602      1,174,602                      Multifamily       Student Housing
   44.07          939,682        939,682                      Multifamily       Student Housing
   44.08          704,761        704,761                      Multifamily       Student Housing
   44.09          704,761        704,761                      Multifamily       Student Housing
----------------------------------------------------------------------------------------------------------------------------------
   44.10          234,920        234,920                      Multifamily       Student Housing
   44.11          210,908        210,908                      Multifamily       Student Housing
    45         14,750,000     14,750,000      14,750,000      Multifamily       Conventional            5.5400%      0.02061%
    46         14,500,000     14,500,000      14,140,326      Multifamily       Conventional            5.7200%      0.02061%
    47         14,500,000     14,500,000      13,717,651         Hotel          Limited Service         5.6100%      0.02061%
----------------------------------------------------------------------------------------------------------------------------------
    48         14,000,000     14,000,000      13,044,475         Office         Suburban                5.7060%      0.03061%
    49         14,000,000     14,000,000      14,000,000      Multifamily       Conventional            5.8100%      0.05061%
    50         13,766,450     13,766,450      13,766,450         Retail         Anchored                5.6600%      0.05061%
   50.01        5,589,980      5,589,980                         Retail         Anchored
   50.02        4,426,470      4,426,470                         Retail         Anchored
----------------------------------------------------------------------------------------------------------------------------------
   50.03        3,750,000      3,750,000                         Retail         Anchored
    51         13,000,000     13,000,000      12,214,302         Office         CBD                     6.3340%      0.03061%
    52         12,900,000     12,900,000      11,386,086       Industrial       Flex                    5.8200%      0.02061%
    53         12,800,000     12,800,000      12,800,000         Retail         Anchored                5.4400%      0.02061%
    54         12,200,000     12,191,174      10,499,617         Hotel          Limited Service         6.5000%      0.03061%
----------------------------------------------------------------------------------------------------------------------------------
    55         11,550,000     11,550,000      10,688,760         Retail         Unanchored              6.3520%      0.03061%
    56         11,500,000     11,500,000      11,500,000         Office         Suburban                6.4700%      0.05061%
    57         11,070,000     11,070,000      11,070,000      Multifamily       Conventional            5.7500%      0.02061%
    58         11,000,000     11,000,000       9,796,849         Retail         Unanchored              6.2200%      0.03061%
    59         10,400,000     10,400,000      10,400,000      Multifamily       Conventional            5.7700%      0.03061%
----------------------------------------------------------------------------------------------------------------------------------
    60         10,200,000     10,200,000       9,492,096         Office         Suburban                5.6200%      0.05061%
    61         10,000,000     10,000,000       8,646,043         Retail         Anchored                5.8600%      0.03061%
    62         10,000,000      9,981,582       8,475,072         Hotel          Extended Stay           5.9700%      0.02061%
    63          9,700,000      9,700,000       9,030,581         Retail         Anchored                5.6500%      0.05061%
    64          9,000,000      9,000,000       7,855,309         Office         CBD                     6.2300%      0.10061%
----------------------------------------------------------------------------------------------------------------------------------
    65          8,900,000      8,900,000       8,900,000         Retail         Anchored                5.6600%      0.02061%
   65.01        4,493,666      4,493,666                         Retail         Anchored
   65.02        4,406,334      4,406,334                         Retail         Anchored
    66          8,750,000      8,750,000       8,009,994         Retail         Unanchored              5.6200%      0.10061%
    67          8,700,000      8,700,000       8,157,952         Retail         Anchored                6.1800%      0.05061%
----------------------------------------------------------------------------------------------------------------------------------
    68          8,500,000      8,500,000       7,749,408       Mixed Use        Office/Retail           6.4600%      0.03061%
    69          8,220,000      8,204,589       6,949,965      Multifamily       Conventional            5.8900%      0.02061%
    70          8,200,000      8,200,000       8,200,000      Multifamily       Multifamily/Retail      5.7700%      0.03061%
    71          8,000,000      8,000,000       7,570,859         Hotel          Extended Stay           5.6400%      0.02061%
    72          7,899,000      7,891,925       6,640,945         Retail         Anchored                5.7000%      0.05061%
----------------------------------------------------------------------------------------------------------------------------------
    73          7,755,000      7,755,000       6,936,091       Mixed Use        Various                 6.4100%      0.03061%
   73.01        5,544,145      5,544,145                         Office         CBD
   73.02        2,210,855      2,210,855                       Mixed Use        Retail/Office
    74          7,750,000      7,750,000       7,217,164         Retail         Anchored                5.6700%      0.10061%
    75          7,500,000      7,500,000       7,500,000      Multifamily       Conventional            5.6600%      0.05061%
----------------------------------------------------------------------------------------------------------------------------------
    76          7,350,000      7,350,000       7,112,869      Multifamily       Conventional            6.5600%      0.03061%
    77          7,100,000      7,100,000       7,100,000       Industrial       Flex                    5.7700%      0.03061%
    78          7,000,000      6,976,520       6,221,191         Retail         Unanchored              5.6600%      0.02061%
    79          6,700,000      6,700,000       5,949,089         Office         Suburban                6.0800%      0.10061%
    80          6,500,000      6,500,000       6,500,000         Retail         Unanchored              5.6800%      0.05061%
----------------------------------------------------------------------------------------------------------------------------------
    81          6,370,000      6,358,057       5,385,801      Multifamily       Conventional            5.8900%      0.02061%
    82          6,280,000      6,280,000       5,662,206         Office         Suburban                5.8800%      0.05061%
    83          6,280,000      6,280,000       6,280,000         Retail         Shadow Anchored         5.6700%      0.10061%
    84          5,840,000      5,840,000       5,261,347      Self Storage      Self Storage            5.8500%      0.02061%
    85          5,750,000      5,734,558       4,873,685         Retail         Shadow Anchored         5.9700%      0.05061%
----------------------------------------------------------------------------------------------------------------------------------
    86          5,375,000      5,375,000       4,760,459         Retail         Unanchored              5.9700%      0.03061%
   86.01        3,195,946      3,195,946                         Retail         Unanchored
   86.02        2,179,054      2,179,054                         Retail         Unanchored
    87          5,350,000      5,339,970       4,523,396      Multifamily       Conventional            5.8900%      0.02061%
    88          5,250,000      5,250,000       4,559,491         Retail         Anchored                6.0300%      0.02061%
----------------------------------------------------------------------------------------------------------------------------------
    89          5,200,000      5,200,000       4,664,165         Office         Medical                 5.6200%      0.02061%
    90          5,000,000      4,969,829       4,224,180       Mixed Use        Office/Retail           5.8750%      0.02061%
    91          4,725,000      4,725,000       4,725,000       Industrial       Flex                    5.7600%      0.10061%
    92          4,550,000      4,550,000       4,011,537      Multifamily       Conventional            5.7700%      0.09061%
    93          4,500,000      4,496,826       3,882,545         Retail         Retail/Office/Multifamil6.5900%      0.03061%
----------------------------------------------------------------------------------------------------------------------------------
    94          4,400,000      4,400,000       4,400,000  Manufactured Housing  Manufactured Housing    6.1600%      0.02061%
    95          4,275,000      4,275,000       3,982,305         Retail         Anchored                5.6900%      0.05061%
    96          4,250,000      4,235,885       3,652,248         Retail         Anchored                6.4500%      0.02061%
    97          4,100,000      4,089,561       3,239,985         Retail         Anchored                5.9300%      0.10061%
    98          4,000,000      4,000,000       3,743,010       Industrial       Flex                    6.0200%      0.02061%
----------------------------------------------------------------------------------------------------------------------------------
    99          3,600,000      3,600,000       3,165,804         Office         Medical                 5.6600%      0.10061%
    100         3,500,000      3,500,000       3,081,614      Multifamily       Conventional            5.7200%      0.02061%
    101         3,400,000      3,400,000       3,099,192      Multifamily       Student Housing         6.4500%      0.03061%
    102         3,350,000      3,346,334       3,064,012         Hotel          Limited Service         6.7600%      0.05061%
    103         3,200,000      3,200,000       2,353,760         Retail         Shadow Anchored         5.7000%      0.05061%
----------------------------------------------------------------------------------------------------------------------------------
    104         3,200,000      3,200,000       2,974,984         Office         Suburban                5.5500%      0.05061%
    105         3,000,000      2,994,883       2,567,783      Multifamily       Conventional            6.3100%      0.05061%
    106         2,900,000      2,895,054       2,482,189       Mixed Use        Office/Retail           6.3100%      0.03061%
    107         2,890,000      2,884,582       2,443,479      Multifamily       Conventional            5.8900%      0.02061%
    108         2,780,000      2,774,788       2,350,475      Multifamily       Conventional            5.8900%      0.02061%
----------------------------------------------------------------------------------------------------------------------------------
    109         2,500,000      2,500,000       2,500,000         Retail         Unanchored              6.1900%      0.05061%


             Interest        Original       Stated Remaining    Original      Remaining      First     Maturity     Annual
              Accrual    Term to Maturity   Term to Maturity  Amortization   Amortization   Payment      Date        Debt
 Loan No.      Basis      or ARD (mos.)      or ARD (mos.)     Term (mos.)   Term (mos.)      Date      or ARD   Service (3)
------------------------------------------------------------------------------------------------------------------------------
     1      Actual/360         120                119               0             0         8/1/2007   7/1/2017  $16,675,785
     2      Actual/360         120                119               0             0         8/5/2007   7/5/2017   12,562,083
   2.01
   2.02
   2.03
------------------------------------------------------------------------------------------------------------------------------
   2.04
   2.05
   2.06
   2.07
   2.08
------------------------------------------------------------------------------------------------------------------------------
   2.09
   2.10
   2.11
   2.12
   2.13
------------------------------------------------------------------------------------------------------------------------------
   2.14
   2.15
   2.16
   2.17
   2.18
------------------------------------------------------------------------------------------------------------------------------
   2.19
   2.20
   2.21
   2.22
   2.23
------------------------------------------------------------------------------------------------------------------------------
   2.24
   2.25
   2.26
   2.27
   2.28
------------------------------------------------------------------------------------------------------------------------------
   2.29
   2.30
   2.31
   2.32
   2.33
------------------------------------------------------------------------------------------------------------------------------
   2.34
   2.35
   2.36
   2.37
   2.38
------------------------------------------------------------------------------------------------------------------------------
   2.39
   2.40
   2.41
   2.42
   2.43
------------------------------------------------------------------------------------------------------------------------------
   2.44
   2.45
   2.46
   2.47
   2.48
------------------------------------------------------------------------------------------------------------------------------
   2.49
   2.50
   2.51
   2.52
     3      Actual/360         120                118               0             0         7/1/2007   6/1/2017   12,264,000
------------------------------------------------------------------------------------------------------------------------------
     4      Actual/360         121                118               0             0         6/1/2007   6/1/2017   9,884,443
     5      Actual/360         120                118               0             0         7/1/2007   6/1/2017   8,540,240
     6      Actual/360         120                117               0             0         6/1/2007   5/1/2017   6,840,303
   6.01
   6.02
------------------------------------------------------------------------------------------------------------------------------
   6.03
   6.04
   6.05
   6.06
   6.07
------------------------------------------------------------------------------------------------------------------------------
   6.08
   6.09
   6.10
   6.11
   6.12
------------------------------------------------------------------------------------------------------------------------------
   6.13
   6.14
     7      Actual/360         120                119              360           360        8/1/2007   7/1/2017   7,744,370
     8      Actual/360          60                 54               0             0         3/1/2007   2/1/2012   6,098,744
     9      Actual/360         120                120               0             0         9/1/2007   8/1/2017   5,808,589
------------------------------------------------------------------------------------------------------------------------------
   9.01
   9.02
   9.03
   9.04
   9.05
------------------------------------------------------------------------------------------------------------------------------
   9.06
   9.07
   9.08
   9.09
   9.10
------------------------------------------------------------------------------------------------------------------------------
   9.11
   9.12
   9.13
   9.14
   9.15
------------------------------------------------------------------------------------------------------------------------------
   9.16
   9.17
   9.18
   9.19
   9.20
------------------------------------------------------------------------------------------------------------------------------
   9.21
   9.22
   9.23
   9.24
   9.25
------------------------------------------------------------------------------------------------------------------------------
   9.26
   9.27
   9.28
   9.29
   9.30
------------------------------------------------------------------------------------------------------------------------------
   9.31
   9.32
   9.33
   9.34
   9.35
------------------------------------------------------------------------------------------------------------------------------
   9.36
   9.37
   9.38
    10      Actual/360         120                116              360           360        5/1/2007   4/1/2017   4,698,797
            Actual/360         120                119            Various       Various      8/1/2007   7/1/2017   4,841,586
------------------------------------------------------------------------------------------------------------------------------
    11      Actual/360         120                119              360           360        8/1/2007   7/1/2017   3,326,228
    12      Actual/360         120                119               0             0         8/1/2007   7/1/2017   1,515,358
    13      Actual/360          60                 55               0             0         4/1/2007   3/1/2012   4,170,936
    14      Actual/360         120                116               0             0         5/1/2007   4/1/2017   2,864,236
    15      Actual/360         120                119              360           359        8/1/2007   7/1/2017   3,017,441
------------------------------------------------------------------------------------------------------------------------------
    16      Actual/360         120                116               0             0         5/1/2007   4/1/2017   1,942,520
   16.01
   16.02
   16.03
   16.04
------------------------------------------------------------------------------------------------------------------------------
   16.05
   16.06
   16.07
   16.08
    17      Actual/360         120                117              360           360        6/1/2007   5/1/2017   2,281,595
------------------------------------------------------------------------------------------------------------------------------
   17.01
   17.02
   17.03
   17.04
   17.05
------------------------------------------------------------------------------------------------------------------------------
    18      Actual/360          60                 58              360           360        7/1/2007   6/1/2012   2,239,638
   18.01
   18.02
    19      Actual/360         120                118              360           360        7/5/2007   6/5/2017   2,202,084
   19.01
------------------------------------------------------------------------------------------------------------------------------
   19.02
   19.03
   19.04
   19.05
   19.06
------------------------------------------------------------------------------------------------------------------------------
   19.07
   19.08
   19.09
   19.10
   19.11
------------------------------------------------------------------------------------------------------------------------------
   19.12
   19.13
   19.14
   19.15
   19.16
------------------------------------------------------------------------------------------------------------------------------
    20      Actual/360         120                118              360           360        7/5/2007   6/5/2017   2,112,945
   20.01
   20.02
   20.03
   20.04
------------------------------------------------------------------------------------------------------------------------------
   20.05
   20.06
   20.07
   20.08
   20.09
------------------------------------------------------------------------------------------------------------------------------
   20.10
   20.11
   20.12
   20.13
   20.14
------------------------------------------------------------------------------------------------------------------------------
   20.15
   20.16
    21      Actual/360         120                118              360           360        7/1/2007   6/1/2017   1,988,641
    22      Actual/360         120                118              360           358        7/1/2007   6/1/2017   1,909,880
    23      Actual/360         120                119              360           360        8/1/2007   7/1/2017   1,747,670
------------------------------------------------------------------------------------------------------------------------------
    24      Actual/360         120                119              300           299        8/1/2007   7/1/2017   1,888,147
    25      Actual/360         120                113              360           360        2/1/2007   1/1/2017   1,782,432
    26      Actual/360         120                116               0             0         5/1/2007   4/1/2017   1,303,557
    27      Actual/360         120                120               0             0         9/1/2007   8/1/2017   1,437,613
    28      Actual/360         120                119               0             0         8/1/2007   7/1/2017   1,264,725
------------------------------------------------------------------------------------------------------------------------------
   28.01
   28.02
   28.03
   28.04
   28.05
------------------------------------------------------------------------------------------------------------------------------
    29      Actual/360         120                118              300           298        7/1/2007   6/1/2017   1,616,139
    30      Actual/360         120                116              360           360        5/1/2007   4/1/2017   1,481,829
    31      Actual/360         120                118              360           360        7/1/2007   6/1/2017   1,503,483
    32      Actual/360         120                115              360           360        4/1/2007   3/1/2017   1,413,073
    33      Actual/360         120                119              360           360        8/1/2007   7/1/2017   1,518,542
------------------------------------------------------------------------------------------------------------------------------
    34      Actual/360         120                117              360           360        6/1/2007   5/1/2017   1,326,728
    35      Actual/360         120                119              360           360        8/1/2007   7/1/2017   1,392,504
    36      Actual/360          84                 79              360           360        4/1/2007   3/1/2014   1,292,253
    37      Actual/360         120                118              360           360        7/1/2007   6/1/2017   1,315,933
    38      Actual/360         120                114              360           360        3/1/2007   2/1/2017   1,265,815
------------------------------------------------------------------------------------------------------------------------------
    39      Actual/360         120                119              360           360        8/1/2007   7/1/2017   1,303,080
    40      Actual/360         120                117              360           360        6/1/2007   5/1/2017   1,235,751
    41      Actual/360         120                114              360           360        3/1/2007   2/1/2017   1,175,659
    42      Actual/360         120                118              360           360        7/1/2007   6/1/2017   1,040,892
    43      Actual/360         120                119              360           360        8/1/2007   7/1/2017   1,082,714
------------------------------------------------------------------------------------------------------------------------------
    44      Actual/360         120                119              360           360        8/1/2007   7/1/2017   1,131,045
   44.01
   44.02
   44.03
   44.04
------------------------------------------------------------------------------------------------------------------------------
   44.05
   44.06
   44.07
   44.08
   44.09
------------------------------------------------------------------------------------------------------------------------------
   44.10
   44.11
    45      Actual/360         120                116               0             0         5/1/2007   4/1/2017    828,499
    46      Actual/360          60                 56              360           360        5/1/2007   4/1/2012   1,012,103
    47      Actual/360          84                 82              360           360        7/1/2007   6/1/2014    999,995
------------------------------------------------------------------------------------------------------------------------------
    48      Actual/360         120                117              360           360        6/1/2007   5/1/2017    975,712
    49      Actual/360          60                 58               0             0         7/1/2007   6/1/2012    824,697
    50      Actual/360         120                118               0             0         7/1/2007   6/1/2017    790,003
   50.01
   50.02
------------------------------------------------------------------------------------------------------------------------------
   50.03
    51      Actual/360         120                119              360           360        8/1/2007   7/1/2017    969,058
    52      Actual/360         120                116              360           360        5/1/2007   4/1/2017    910,266
    53      Actual/360          84                 80               0             0         5/1/2007   4/1/2014    705,991
    54      Actual/360         120                119              360           359        8/1/2007   7/1/2017    925,348
------------------------------------------------------------------------------------------------------------------------------
    55      Actual/360         120                119              360           360        8/1/2007   7/1/2017    862,600
    56      Actual/360         120                119               0             0         8/1/2007   7/1/2017    754,384
    57      Actual/360         120                115               0             0         4/1/2007   3/1/2017    645,366
    58      Actual/360         120                120              360           360        9/1/2007   8/1/2017    810,173
    59      Actual/360          60                 57               0             0         6/1/2007   5/1/2012    608,414
------------------------------------------------------------------------------------------------------------------------------
    60      Actual/360         120                118              360           360        7/1/2007   6/1/2017    704,217
    61      Actual/360         120                117              360           360        6/1/2007   5/1/2017    708,695
    62      Actual/360         120                118              360           358        7/1/2007   6/1/2017    717,148
    63      Actual/360         120                118              360           360        7/1/2007   6/1/2017    671,902
    64      Actual/360         120                120              360           360        9/1/2007   8/1/2017    663,570
------------------------------------------------------------------------------------------------------------------------------
    65      Actual/360         120                116               0             0         5/1/2007   4/1/2017    510,736
   65.01
   65.02
    66      Actual/360         120                118              420           420        7/1/2007   6/1/2017    572,148
    67      Actual/360         120                119              360           360        8/1/2007   7/1/2017    638,063
------------------------------------------------------------------------------------------------------------------------------
    68      Actual/360         120                119              360           360        8/1/2007   7/1/2017    642,028
    69      Actual/360         120                118              360           358        7/1/2007   6/1/2017    584,439
    70      Actual/360          60                 57               0             0         6/1/2007   5/1/2012    479,711
    71      Actual/360          84                 82              360           360        7/1/2007   6/1/2014    553,540
    72      Actual/360         120                119              360           359        8/1/2007   7/1/2017    550,150
------------------------------------------------------------------------------------------------------------------------------
    73      Actual/360         120                119              360           360        8/1/2007   7/1/2017    582,705
   73.01
   73.02
    74      Actual/360         120                118              360           360       7/11/2007  6/11/2017    538,006
    75      Actual/360         120                119               0             0         8/1/2007   7/1/2017    430,396
------------------------------------------------------------------------------------------------------------------------------
    76      Actual/360          60                 59              360           360        8/1/2007   7/1/2012    560,969
    77      Actual/360          60                 57               0             0         6/1/2007   5/1/2012    415,360
    78      Actual/360         120                115              420           415        4/1/2007   3/1/2017    459,936
    79      Actual/360         120                119              360           360        8/1/2007   7/1/2017    486,182
    80      Actual/360          60                 58               0             0         7/1/2007   6/1/2012    374,328
------------------------------------------------------------------------------------------------------------------------------
    81      Actual/360         120                118              360           358        7/1/2007   6/1/2017    452,904
    82      Actual/360         120                118              360           360        7/1/2007   6/1/2017    446,024
    83      Actual/360         120                118               0             0        7/11/2007  6/11/2017    361,022
    84      Actual/360         120                114              360           360        3/1/2007   2/1/2017    413,431
    85      Actual/360         120                117              360           357        6/1/2007   5/1/2017    412,360
------------------------------------------------------------------------------------------------------------------------------
    86      Actual/360         120                118              360           360        7/1/2007   6/1/2017    385,467
   86.01
   86.02
    87      Actual/360         120                118              360           358        7/1/2007   6/1/2017    380,383
    88      Actual/360         120                115              360           360        4/1/2007   3/1/2017    378,933
------------------------------------------------------------------------------------------------------------------------------
    89      Actual/360         120                116              360           360        5/1/2007   4/1/2017    359,013
    90      Actual/360         120                114              360           354        3/1/2007   2/1/2017    354,923
    91      Actual/360          60                 57               0             0         6/1/2007   5/1/2012    275,940
    92      Actual/360         120                119              360           360        8/1/2007   7/1/2017    319,325
    93      Actual/360         120                119              360           359        8/1/2007   7/1/2017    344,519
------------------------------------------------------------------------------------------------------------------------------
    94      Actual/360          60                 55               0             0         4/1/2007   3/1/2012    274,804
    95      Actual/360         120                119              360           360        8/1/2007   7/1/2017    297,420
    96      Actual/360         120                116              360           356        5/1/2007   4/1/2017    320,679
    97      Actual/360         120                118              312           310        7/1/2007   6/1/2017    309,645
    98      Actual/360          84                 79              360           360        4/1/2007   3/1/2014    288,402
------------------------------------------------------------------------------------------------------------------------------
    99      Actual/360         120                119              360           360        8/1/2007   7/1/2017    249,639
    100     Actual/360         120                111              360           360       12/1/2006  11/1/2016    244,301
    101     Actual/360         120                119              360           360        8/1/2007   7/1/2017    256,544
    102     Actual/360          60                 59              300           299        8/1/2007   7/1/2012    278,000
    103     Actual/360         120                118              240           240        7/1/2007   6/1/2017    268,505
------------------------------------------------------------------------------------------------------------------------------
    104     Actual/360         120                118              360           360        7/1/2007   6/1/2017    219,237
    105     Actual/360         120                118              360           358        7/1/2007   6/1/2017    223,065
    106     Actual/360         120                118              360           358        7/1/2007   6/1/2017    215,629
    107     Actual/360         120                118              360           358        7/1/2007   6/1/2017    205,478
    108     Actual/360         120                118              360           358        7/1/2007   6/1/2017    197,657
------------------------------------------------------------------------------------------------------------------------------
    109     Actual/360         120                119               0             0         8/1/2007   7/1/2017    156,899


            Monthly      Remaining                                     Crossed
              Debt      Interest Only                    ARD              With           Related    DSCR(3)(5)(6)   Grace   Payment
 Loan No.  Service (3)  Period (mos.)    Lockbox (4)   (Yes/No)       Other Loans        Borrower     (7)(8)(9)    Period    Date
------------------------------------------------------------------------------------------------------------------------------------
     1     $1,389,649        119       Hard               No               No            Yes - A        1.31          5        1
     2      1,046,840        119       None               No               No                           1.49          1        5
   2.01
   2.02
   2.03
------------------------------------------------------------------------------------------------------------------------------------
   2.04
   2.05
   2.06
   2.07
   2.08
------------------------------------------------------------------------------------------------------------------------------------
   2.09
   2.10
   2.11
   2.12
   2.13
------------------------------------------------------------------------------------------------------------------------------------
   2.14
   2.15
   2.16
   2.17
   2.18
------------------------------------------------------------------------------------------------------------------------------------
   2.19
   2.20
   2.21
   2.22
   2.23
------------------------------------------------------------------------------------------------------------------------------------
   2.24
   2.25
   2.26
   2.27
   2.28
------------------------------------------------------------------------------------------------------------------------------------
   2.29
   2.30
   2.31
   2.32
   2.33
------------------------------------------------------------------------------------------------------------------------------------
   2.34
   2.35
   2.36
   2.37
   2.38
------------------------------------------------------------------------------------------------------------------------------------
   2.39
   2.40
   2.41
   2.42
   2.43
------------------------------------------------------------------------------------------------------------------------------------
   2.44
   2.45
   2.46
   2.47
   2.48
------------------------------------------------------------------------------------------------------------------------------------
   2.49
   2.50
   2.51
   2.52
     3      1,022,000        118       Hard               No               No            Yes - A        1.60          5        1
------------------------------------------------------------------------------------------------------------------------------------
     4       823,704         118       Hard               No               No                           1.59          0        1
     5       711,687         118       Hard               No               No                           1.28          5        1
     6       570,025         117       None               No               No                           1.58         10        1
   6.01
   6.02
------------------------------------------------------------------------------------------------------------------------------------
   6.03
   6.04
   6.05
   6.06
   6.07
------------------------------------------------------------------------------------------------------------------------------------
   6.08
   6.09
   6.10
   6.11
   6.12
------------------------------------------------------------------------------------------------------------------------------------
   6.13
   6.14
     7       645,364          35       Springing          No               No                           1.29          5        1
     8       508,229          54       Soft               No               No                           1.37          5        1
     9       484,049         120       Hard               No               No                           1.60          0        1
------------------------------------------------------------------------------------------------------------------------------------
   9.01
   9.02
   9.03
   9.04
   9.05
------------------------------------------------------------------------------------------------------------------------------------
   9.06
   9.07
   9.08
   9.09
   9.10
------------------------------------------------------------------------------------------------------------------------------------
   9.11
   9.12
   9.13
   9.14
   9.15
------------------------------------------------------------------------------------------------------------------------------------
   9.16
   9.17
   9.18
   9.19
   9.20
------------------------------------------------------------------------------------------------------------------------------------
   9.21
   9.22
   9.23
   9.24
   9.25
------------------------------------------------------------------------------------------------------------------------------------
   9.26
   9.27
   9.28
   9.29
   9.30
------------------------------------------------------------------------------------------------------------------------------------
   9.31
   9.32
   9.33
   9.34
   9.35
------------------------------------------------------------------------------------------------------------------------------------
   9.36
   9.37
   9.38
    10       391,566          56       Hard               No               No                           1.56          5        1
             403,466       Various     Hard               No     Yes - Ronald J. Cohen   Yes - B        1.06          5        1
------------------------------------------------------------------------------------------------------------------------------------
    11       277,186          47       Hard               No     Yes - Ronald J. Cohen   Yes - B        1.04          5        1
    12       126,280         119       Hard               No     Yes - Ronald J. Cohen   Yes - B        1.10          5        1
    13       347,578          55       Hard               No               No                           1.83          0        1
    14       238,686         116       Soft               No               No                           1.86          5        1
    15       251,453                   Hard               No               No                           1.10          5        1
------------------------------------------------------------------------------------------------------------------------------------
    16       161,877         116       None               No               No            Yes - D        1.37          5        1
   16.01                                                                                 Yes - D
   16.02                                                                                 Yes - D
   16.03                                                                                 Yes - D
   16.04                                                                                 Yes - D
------------------------------------------------------------------------------------------------------------------------------------
   16.05                                                                                 Yes - D
   16.06                                                                                 Yes - D
   16.07                                                                                 Yes - D
   16.08                                                                                 Yes - D
    17       190,133          33       None               No               No                           1.26          0        1
------------------------------------------------------------------------------------------------------------------------------------
   17.01
   17.02
   17.03
   17.04
   17.05
------------------------------------------------------------------------------------------------------------------------------------
    18       186,636          34       None               No               No                           1.20          5        1
   18.01
   18.02
    19       183,507          34       Hard               No               No            Yes - C        1.16          1        5
   19.01                                                                                 Yes - C
------------------------------------------------------------------------------------------------------------------------------------
   19.02                                                                                 Yes - C
   19.03                                                                                 Yes - C
   19.04                                                                                 Yes - C
   19.05                                                                                 Yes - C
   19.06                                                                                 Yes - C
------------------------------------------------------------------------------------------------------------------------------------
   19.07                                                                                 Yes - C
   19.08                                                                                 Yes - C
   19.09                                                                                 Yes - C
   19.10                                                                                 Yes - C
   19.11                                                                                 Yes - C
------------------------------------------------------------------------------------------------------------------------------------
   19.12                                                                                 Yes - C
   19.13                                                                                 Yes - C
   19.14                                                                                 Yes - C
   19.15                                                                                 Yes - C
   19.16                                                                                 Yes - C
------------------------------------------------------------------------------------------------------------------------------------
    20       176,079          34       Hard               No               No            Yes - C        1.15          1        5
   20.01                                                                                 Yes - C
   20.02                                                                                 Yes - C
   20.03                                                                                 Yes - C
   20.04                                                                                 Yes - C
------------------------------------------------------------------------------------------------------------------------------------
   20.05                                                                                 Yes - C
   20.06                                                                                 Yes - C
   20.07                                                                                 Yes - C
   20.08                                                                                 Yes - C
   20.09                                                                                 Yes - C
------------------------------------------------------------------------------------------------------------------------------------
   20.10                                                                                 Yes - C
   20.11                                                                                 Yes - C
   20.12                                                                                 Yes - C
   20.13                                                                                 Yes - C
   20.14                                                                                 Yes - C
------------------------------------------------------------------------------------------------------------------------------------
   20.15                                                                                 Yes - C
   20.16                                                                                 Yes - C
    21       165,720          34       None               No               No                           1.13          5        1
    22       159,157                   None               No               No                           1.34          5        1
    23       145,639          35       None               No               No                           1.14          5        1
------------------------------------------------------------------------------------------------------------------------------------
    24       157,346                   None               No               No                           1.20          5        1
    25       148,536          53       Soft               No               No                           1.39          5        1
    26       108,630         116       None               No               No                           1.81          5        1
    27       119,801         120       None               No               No            Yes - F        1.37          5        1
    28       105,394         119       None               No               No                           1.37          5        1
------------------------------------------------------------------------------------------------------------------------------------
   28.01
   28.02
   28.03
   28.04
   28.05
------------------------------------------------------------------------------------------------------------------------------------
    29       134,678                   None               No               No                           1.35          5        1
    30       123,486          32       Soft               No               No                           1.63          5        1
    31       125,290          34       Soft               No               No            Yes - E        1.22          5        1
    32       117,756          31       None               No               No                           1.19          5        1
    33       126,545          23       None               No               No                           1.30          5        1
------------------------------------------------------------------------------------------------------------------------------------
    34       110,561          57       Springing          No               No                           1.08          5        1
    35       116,042          35       None               No               No                           1.35          5        1
    36       107,688          19       None               No               No            Yes - J        1.27          5        1
    37       109,661          58       Springing          No               No                           1.20          5        1
    38       105,485          30       Soft               No               No                           1.57          5        1
------------------------------------------------------------------------------------------------------------------------------------
    39       108,590          23       Soft               No               No                           1.25          5        1
    40       102,979          33       Soft               No               No                           1.63          5        1
    41       97,972           6        None               No               No                           1.77          5        1
    42       86,741           58       Springing          No               No                           1.15          5        1
    43       90,226           59       None               No               No                           1.18          5        1
------------------------------------------------------------------------------------------------------------------------------------
    44       94,254           35       None               No               No                           1.13          5        1
   44.01
   44.02
   44.03
   44.04
------------------------------------------------------------------------------------------------------------------------------------
   44.05
   44.06
   44.07
   44.08
   44.09
------------------------------------------------------------------------------------------------------------------------------------
   44.10
   44.11
    45       69,042          116       None               No               No                           1.54          5        1
    46       84,342           32       None               No               No                           1.15          5        1
    47       83,333           34       None               No               No            Yes - I        1.39          5        1
------------------------------------------------------------------------------------------------------------------------------------
    48       81,309           57       Soft               No               No            Yes - E        1.11          5        1
    49       68,725           58       None               No               No                           1.36          5        1
    50       65,834          118       None               No               No                           1.38          5        1
   50.01
   50.02
------------------------------------------------------------------------------------------------------------------------------------
   50.03
    51       80,755           59       None               No               No                           1.22          5        1
    52       75,856           20       None               No               No                           1.24          0        1
    53       58,833           80       None               No               No                           1.32          5        1
    54       77,112                    Soft               No               No                           1.34          5        1
------------------------------------------------------------------------------------------------------------------------------------
    55       71,883           47       None               No               No                           1.02          5        1
    56       62,865          119       Springing          No               No                           1.51          5        1
    57       53,780          115       None               No               No                           1.39          0        1
    58       67,514           24       None               No               No                           1.16          5        1
    59       50,701           57       None               No               No            Yes - G        1.34          5        1
------------------------------------------------------------------------------------------------------------------------------------
    60       58,685           58       Springing         Yes               No                           1.17          7        1
    61       59,058           9        None               No               No                           1.12          5        1
    62       59,762                    None               No               No                           1.42          5        1
    63       55,992           58       Springing          No               No                           1.25          5        1
    64       55,298           12       None               No               No            Yes - F        1.25          5        1
------------------------------------------------------------------------------------------------------------------------------------
    65       42,561          116       None               No               No            Yes - D        1.38          5        1
   65.01                                                                                 Yes - D
   65.02                                                                                 Yes - D
    66       47,679           22       None               No               No                           1.17          5        1
    67       53,172           59       Springing          No               No                           1.26          5        1
------------------------------------------------------------------------------------------------------------------------------------
    68       53,502           35       None               No               No                           1.17          5        1
    69       48,703                    None               No               No            Yes - H        1.35          5        1
    70       39,976           57       None               No               No            Yes - G        1.37          5        1
    71       46,128           34       None               No               No            Yes - I        1.47          5        1
    72       45,846                    None               No               No                           1.15          5        1
------------------------------------------------------------------------------------------------------------------------------------
    73       48,559           23       None               No               No                           1.15          5        1
   73.01
   73.02
    74       44,834           58       Springing          No               No            Yes - K        1.15          5       11
    75       35,866          119       None               No               No                           1.38          5        1
------------------------------------------------------------------------------------------------------------------------------------
    76       46,747           23       None               No               No                           1.10          5        1
    77       34,613           57       None               No               No            Yes - G        1.23          5        1
    78       38,328                    None               No               No                           1.30          5        1
    79       40,515           23       None               No               No            Yes - L        1.43          5        1
    80       31,194           58       None               No               No                           1.79          5        1
------------------------------------------------------------------------------------------------------------------------------------
    81       37,742                    None               No               No            Yes - H        1.19          5        1
    82       37,169           34       Hard              Yes               No                           1.22          5        1
    83       30,085          118       Springing          No               No            Yes - K        1.42          5       11
    84       34,453           30       None               No               No                           1.14          0        1
    85       34,363                    None               No               No                           1.28          5        1
------------------------------------------------------------------------------------------------------------------------------------
    86       32,122           22       None               No               No                           1.17          5        1
   86.01
   86.02
    87       31,699                    None               No               No            Yes - H        1.23          5        1
    88       31,578           7        None               No               No                           1.38          5        1
------------------------------------------------------------------------------------------------------------------------------------
    89       29,918           32       None               No               No            Yes - L        1.33          0        1
    90       29,577                    Soft               No               No                           1.31          5        1
    91       22,995           57       None               No               No                           1.50          5        1
    92       26,610           23       None               No               No                           1.20          5        1
    93       28,710                    None               No               No                           1.23          5        1
------------------------------------------------------------------------------------------------------------------------------------
    94       22,900           55       None               No               No                           1.35          0        1
    95       24,785           59       Springing         Yes               No                           1.15          5        1
    96       26,723                    Soft               No               No                           1.22          5        1
    97       25,804                    Springing         Yes               No            Yes - M        1.20         10        1
    98       24,033           19       None               No               No            Yes - J        1.68          5        1
------------------------------------------------------------------------------------------------------------------------------------
    99       20,803           23       None               No               No            Yes - M        1.28         10        1
    100      20,358           15       None               No               No                           1.52          5        1
    101      21,379           35       None               No               No                           1.15          5        1
    102      23,167                    None               No               No                           1.36          5        1
    103      22,375           22       Hard              Yes               No                           1.49          5        1
------------------------------------------------------------------------------------------------------------------------------------
    104      18,270           58       None               No               No                           1.17          5        1
    105      18,589                    None               No               No                           1.34          5        1
    106      17,969                    None               No               No                           1.38          5        1
    107      17,123                    None               No               No            Yes - H        1.42          5        1
    108      16,471                    None               No               No            Yes - H        1.30          5        1
------------------------------------------------------------------------------------------------------------------------------------
    109      13,075          119       None               No               No                           3.45          5        1


                                                   Cut-Off
                 Appraised       Appraisal        Date LTV           LTV Ratio at
  Loan No.       Value(10)    As-of Date(10)  Ratio(6)(7)(8)(9)  Maturity/ARD(6)(8)(9)
----------------------------------------------------------------------------------------
      1        $1,250,000,000    6/1/2007           74.0%                74.0%
      2         1,395,900,000     Various           63.4%                63.4%
    2.01           60,800,000    3/11/2007
    2.02           57,100,000    6/1/2007
    2.03           52,900,000    6/1/2007
----------------------------------------------------------------------------------------
    2.04           52,500,000    3/27/2007
    2.05           53,100,000    6/1/2007
    2.06           50,900,000    6/1/2007
    2.07           48,000,000    6/1/2007
    2.08           46,000,000    6/1/2007
----------------------------------------------------------------------------------------
    2.09           41,000,000    6/1/2007
    2.10           43,600,000    6/1/2007
    2.11           39,500,000    6/1/2007
    2.12           38,900,000    6/1/2007
    2.13           39,000,000    6/1/2007
----------------------------------------------------------------------------------------
    2.14           37,900,000    6/1/2007
    2.15           39,200,000    6/1/2007
    2.16           29,800,000    6/1/2007
    2.17           30,000,000    6/1/2007
    2.18           32,100,000    6/1/2007
----------------------------------------------------------------------------------------
    2.19           29,300,000    6/1/2007
    2.20           27,900,000    6/1/2007
    2.21           31,300,000    6/1/2007
    2.22           26,900,000    6/1/2007
    2.23           21,600,000    6/1/2007
----------------------------------------------------------------------------------------
    2.24           19,200,000    6/1/2007
    2.25           21,300,000    6/1/2007
    2.26           21,000,000    6/1/2007
    2.27           19,900,000    3/28/2007
    2.28           19,000,000    6/1/2007
----------------------------------------------------------------------------------------
    2.29           20,500,000    6/1/2007
    2.30           19,100,000    3/27/2007
    2.31           20,800,000    6/1/2007
    2.32           18,600,000    4/5/2007
    2.33           19,000,000    6/1/2007
----------------------------------------------------------------------------------------
    2.34           18,050,000    3/27/2007
    2.35           15,800,000    6/1/2007
    2.36           17,300,000    6/1/2007
    2.37           17,500,000    6/1/2007
    2.38           16,700,000    6/1/2007
----------------------------------------------------------------------------------------
    2.39           15,700,000    6/1/2007
    2.40           15,700,000    6/1/2007
    2.41           15,600,000    4/1/2007
    2.42           14,100,000    3/19/2007
    2.43           14,050,000    4/5/2007
----------------------------------------------------------------------------------------
    2.44           13,100,000    3/19/2007
    2.45           13,300,000    6/1/2007
    2.46           12,100,000    6/1/2007
    2.47           13,700,000    6/1/2007
    2.48           12,000,000    6/1/2007
----------------------------------------------------------------------------------------
    2.49           11,500,000    6/1/2007
    2.50           11,800,000    6/1/2007
    2.51           10,200,000    3/26/2007
    2.52           10,000,000    4/5/2007
      3           441,000,000    2/1/2008           47.6%                47.6%
----------------------------------------------------------------------------------------
      4           252,600,000    5/21/2007          63.3%                63.3%
      5           445,000,000    4/1/2007           60.7%                60.7%
      6           173,470,000     Various           70.3%                70.3%
    6.01           28,300,000    4/4/2007
    6.02           22,600,000    4/1/2007
----------------------------------------------------------------------------------------
    6.03           21,600,000    7/1/2007
    6.04           17,700,000    4/3/2007
    6.05           13,700,000    4/1/2007
    6.06           11,800,000    3/21/2007
    6.07           10,900,000    4/3/2007
----------------------------------------------------------------------------------------
    6.08            9,500,000    4/1/2007
    6.09            9,250,000    3/21/2007
    6.10            8,800,000    3/21/2007
    6.11            8,400,000    4/1/2007
    6.12            5,500,000    4/1/2007
----------------------------------------------------------------------------------------
    6.13            4,300,000    4/1/2007
    6.14            1,120,000    4/1/2007
      7           163,220,000    5/12/2007          69.2%                62.0%
      8           135,000,000   11/29/2006          76.3%                76.3%
      9           629,855,000     Various           75.0%                75.0%
----------------------------------------------------------------------------------------
    9.01           60,500,000    5/30/2007
    9.02           37,000,000    5/29/2007
    9.03           31,600,000    5/21/2007
    9.04           31,000,000    5/29/2007
    9.05           30,230,000    5/22/2007
----------------------------------------------------------------------------------------
    9.06           28,700,000    5/24/2007
    9.07           27,820,000    5/21/2007
    9.08           26,400,000    5/25/2007
    9.09           26,100,000    5/21/2007
    9.10           25,000,000    5/28/2007
----------------------------------------------------------------------------------------
    9.11           23,900,000    5/30/2007
    9.12           22,350,000    5/25/2007
    9.13           18,000,000    5/21/2007
    9.14           17,100,000    5/21/2007
    9.15           16,500,000    5/29/2007
----------------------------------------------------------------------------------------
    9.16           15,500,000    5/25/2007
    9.17           15,000,000    5/28/2007
    9.18           15,000,000    5/22/2007
    9.19           14,200,000    5/23/2007
    9.20           13,500,000    5/23/2007
----------------------------------------------------------------------------------------
    9.21           13,200,000    5/24/2007
    9.22           11,800,000    5/26/2007
    9.23           11,800,000    5/21/2007
    9.24           11,050,000    5/21/2007
    9.25           10,160,000    5/21/2007
----------------------------------------------------------------------------------------
    9.26            9,700,000    5/24/2007
    9.27            9,190,000    5/30/2007
    9.28            7,930,000    5/21/2007
    9.29            7,425,000    5/21/2007
    9.30            7,260,000    5/25/2007
----------------------------------------------------------------------------------------
    9.31            7,075,000    5/23/2007
    9.32            5,575,000    5/22/2007
    9.33            5,300,000    5/22/2007
    9.34            4,300,000    5/25/2007
    9.35            3,850,000    5/24/2007
----------------------------------------------------------------------------------------
    9.36            3,600,000    5/25/2007
    9.37            3,600,000    5/21/2007
    9.38            1,640,000    5/21/2007
     10           290,000,000    3/1/2007           24.0%                22.2%
                   88,050,000    5/7/2007           77.2%                73.5%
----------------------------------------------------------------------------------------
     11            60,500,000    5/7/2007           73.6%                68.1%
     12            27,550,000    5/7/2007           85.3%                85.3%
     13           226,700,000    2/28/2007          55.1%                55.1%
     14            73,300,000    2/1/2007           68.2%                68.2%
     15            52,500,000    4/4/2007           76.5%                65.7%
----------------------------------------------------------------------------------------
     16            42,670,000     Various           79.3%                79.3%
    16.01           9,500,000    1/19/2007
    16.02           5,200,000    1/18/2007
    16.03           5,070,000    1/10/2007
    16.04           4,960,000    1/13/2007
----------------------------------------------------------------------------------------
    16.05           4,760,000    1/11/2007
    16.06           4,700,000    1/17/2007
    16.07           4,480,000    1/10/2007
    16.08           4,000,000    1/12/2007
     17            40,900,000     Various           79.3%                71.4%
----------------------------------------------------------------------------------------
    17.01          15,200,000    4/16/2007
    17.02          12,000,000    4/12/2007
    17.03           6,500,000    4/12/2007
    17.04           4,700,000    4/12/2007
    17.05           2,500,000    4/12/2007
----------------------------------------------------------------------------------------
     18            51,900,000     Various           60.7%                59.2%
    18.01          31,200,000    3/20/2007
    18.02          20,700,000    3/28/2007
     19            43,680,000     Various           71.6%                64.5%
    19.01           8,270,000    3/16/2007
----------------------------------------------------------------------------------------
    19.02           7,420,000    3/16/2007
    19.03           3,940,000    3/15/2007
    19.04           3,620,000    3/18/2007
    19.05           2,550,000    3/4/2007
    19.06           2,860,000    3/15/2007
----------------------------------------------------------------------------------------
    19.07           2,680,000    3/15/2007
    19.08           2,200,000    3/10/2007
    19.09           1,550,000    3/16/2007
    19.10           1,690,000    3/6/2007
    19.11           1,500,000    3/17/2007
----------------------------------------------------------------------------------------
    19.12           1,380,000    3/16/2007
    19.13           1,260,000    3/16/2007
    19.14           1,120,000    3/18/2007
    19.15             870,000    3/4/2007
    19.16             770,000    3/18/2007
----------------------------------------------------------------------------------------
     20            41,240,000     Various           72.8%                65.5%
    20.01           4,910,000    3/16/2007
    20.02           3,830,000    3/15/2007
    20.03           3,390,000    3/16/2007
    20.04           3,180,000    3/10/2007
----------------------------------------------------------------------------------------
    20.05           2,900,000    3/10/2007
    20.06           2,710,000    3/15/2007
    20.07           2,420,000    3/18/2007
    20.08           2,400,000    3/17/2007
    20.09           2,480,000    3/17/2007
----------------------------------------------------------------------------------------
    20.10           2,500,000    3/11/2007
    20.11           2,190,000    3/18/2007
    20.12           2,060,000    3/16/2007
    20.13           1,690,000    3/11/2007
    20.14           1,830,000    3/18/2007
----------------------------------------------------------------------------------------
    20.15           1,590,000    3/16/2007
    20.16           1,160,000    3/11/2007
     21            35,000,000    4/11/2007          71.4%                63.6%
     22            41,400,000    5/1/2007           67.5%                56.5%
     23            32,400,000    3/23/2007          61.7%                53.9%
----------------------------------------------------------------------------------------
     24            34,000,000    5/14/2007          60.4%                44.7%
     25            35,200,000    7/25/2006          66.8%                62.9%
     26            35,600,000    1/25/2007          64.6%                64.6%
     27            28,000,000    4/27/2007          80.0%                80.0%
     28            27,650,000     Various           79.6%                79.6%
----------------------------------------------------------------------------------------
    28.01           6,510,000    5/2/2007
    28.02           6,210,000    4/26/2007
    28.03           5,100,000    5/23/2007
    28.04           5,000,000    5/2/2007
    28.05           4,830,000    4/23/2007
----------------------------------------------------------------------------------------
     29            28,500,000    3/1/2007           74.8%                57.6%
     30            33,500,000    1/1/2007           62.7%                56.5%
     31            25,095,000    4/10/2007          71.7%                64.1%
     32            25,500,000   10/19/2006          80.0%                71.8%
     33            28,300,000    4/4/2007           70.7%                63.3%
----------------------------------------------------------------------------------------
     34            23,300,000    12/1/2007          80.0%                74.7%
     35            32,000,000    3/5/2007           57.7%                52.6%
     36            24,000,000   12/13/2006          75.0%                70.1%
     37            25,500,000    4/16/2007          70.6%                66.2%
     38            26,400,000    12/7/2006          66.3%                60.0%
----------------------------------------------------------------------------------------
     39            28,900,000    5/1/2007           60.3%                53.8%
     40            28,450,000    2/13/2007          60.6%                54.8%
     41            27,500,000    9/19/2006          60.5%                52.2%
     42            20,400,000    4/26/2007          74.8%                69.5%
     43            19,200,000    4/20/2007          78.8%                73.7%
----------------------------------------------------------------------------------------
     44            19,400,000    5/5/2007           73.7%                66.7%
    44.01           5,281,818    5/5/2007
    44.02           2,529,032    5/5/2007
    44.03           2,414,545    5/5/2007
    44.04           2,263,636    5/5/2007
----------------------------------------------------------------------------------------
    44.05           1,810,909    5/5/2007
    44.06           1,509,091    5/5/2007
    44.07           1,207,273    5/5/2007
    44.08             905,455    5/5/2007
    44.09             905,455    5/5/2007
----------------------------------------------------------------------------------------
    44.10             301,818    5/5/2007
    44.11             270,968    5/5/2007
     45            19,000,000    2/12/2007          77.6%                77.6%
     46            18,500,000    2/13/2007          78.4%                76.4%
     47            17,600,000    4/1/2007           82.4%                77.9%
----------------------------------------------------------------------------------------
     48            17,500,000    3/23/2007          80.0%                74.5%
     49            17,500,000    4/12/2007          80.0%                80.0%
     50            17,280,000     Various           79.7%                79.7%
    50.01           7,000,000    1/24/2007
    50.02           5,580,000    1/26/2007
----------------------------------------------------------------------------------------
    50.03           4,700,000    1/26/2007
     51            23,000,000    6/6/2007           56.5%                53.1%
     52            17,450,000    9/1/2007           73.9%                65.2%
     53            16,000,000    2/26/2007          80.0%                80.0%
     54            15,800,000    4/30/2007          77.2%                66.5%
----------------------------------------------------------------------------------------
     55            16,900,000    3/21/2007          68.3%                63.2%
     56            20,400,000    4/4/2007           56.4%                56.4%
     57            14,800,000    1/12/2007          74.8%                74.8%
     58            15,900,000    3/1/2007           69.2%                61.6%
     59            13,200,000    3/5/2007           78.8%                78.8%
----------------------------------------------------------------------------------------
     60            13,700,000    6/1/2007           74.5%                69.3%
     61            14,300,000    3/9/2007           69.9%                60.5%
     62            13,500,000    5/1/2007           73.9%                62.8%
     63            16,650,000    5/5/2007           58.3%                54.2%
     64            12,000,000    4/27/2007          75.0%                65.5%
----------------------------------------------------------------------------------------
     65            11,210,000     Various           79.4%                79.4%
    65.01           5,660,000    1/10/2007
    65.02           5,550,000    1/12/2007
     66            10,800,000    5/1/2007           81.0%                74.2%
     67            14,000,000    4/30/2007          62.1%                58.3%
----------------------------------------------------------------------------------------
     68            10,610,000    4/12/2007          68.5%                61.5%
     69            10,700,000    5/8/2007           76.7%                65.0%
     70            11,300,000    3/5/2007           72.6%                72.6%
     71            10,250,000    4/1/2007           78.0%                73.9%
     72            10,150,000    5/1/2007           77.8%                65.4%
----------------------------------------------------------------------------------------
     73            11,400,000    3/30/2007          68.0%                60.8%
    73.01           8,150,000    3/30/2007
    73.02           3,250,000    3/30/2007
     74             9,800,000    4/11/2007          79.1%                73.6%
     75            11,600,000    3/29/2007          64.7%                64.7%
----------------------------------------------------------------------------------------
     76            14,900,000    4/18/2007          49.3%                47.7%
     77             9,100,000    3/5/2007           78.0%                78.0%
     78             9,300,000    1/27/2007          75.0%                66.9%
     79             8,500,000    4/24/2007          78.8%                70.0%
     80            14,100,000    4/13/2007          46.1%                46.1%
----------------------------------------------------------------------------------------
     81             8,020,000    5/8/2007           79.3%                67.2%
     82             9,350,000    4/27/2007          67.2%                60.6%
     83             7,850,000    4/19/2007          80.0%                80.0%
     84             7,300,000    12/1/2006          80.0%                72.1%
     85             8,700,000   11/16/2006          65.9%                56.0%
----------------------------------------------------------------------------------------
     86             7,400,000     Various           72.6%                64.3%
    86.01           4,400,000    3/20/2007
    86.02           3,000,000    3/28/2007
     87             7,028,000    5/8/2007           76.0%                64.4%
     88             7,400,000    11/9/2006          70.9%                61.6%
----------------------------------------------------------------------------------------
     89             6,550,000    2/12/2007          79.4%                71.2%
     90             6,800,000    12/1/2006          73.1%                62.1%
     91             7,300,000    6/1/2007           64.7%                64.7%
     92             5,700,000    4/1/2007           79.8%                70.4%
     93             5,850,000    4/18/2007          76.9%                66.4%
----------------------------------------------------------------------------------------
     94             5,830,000   12/15/2006          75.5%                75.5%
     95             5,350,000    4/23/2007          79.9%                74.4%
     96             5,450,000    2/3/2007           77.7%                67.0%
     97             5,350,000    5/1/2007           76.4%                60.6%
     98             6,100,000   12/13/2006          65.6%                61.4%
----------------------------------------------------------------------------------------
     99             4,600,000    4/30/2007          78.3%                68.8%
     100            5,000,000    9/6/2006           70.0%                61.6%
     101            5,400,000    8/15/2007          63.0%                57.4%
     102            6,500,000    3/23/2007          51.5%                47.1%
     103            4,710,000    4/2/2007           67.9%                50.0%
----------------------------------------------------------------------------------------
     104            4,000,000    5/3/2007           80.0%                74.4%
     105            4,000,000    3/22/2007          74.9%                64.2%
     106            5,180,000   12/12/2006          55.9%                47.9%
     107            4,000,000    5/8/2007           72.1%                61.1%
     108            3,600,000    5/8/2007           77.1%                65.3%
----------------------------------------------------------------------------------------
     109           10,300,000    4/5/2007           24.3%                24.3%


  Loan No.                                   Address                                 City                County              State
------------------------------------------------------------------------------------------------------------------------------------
      1      60 Wall Street                                                          New York            New York            NY
      2      Various                                                                 Various             Various             Various
    2.01     3200-4200 Klose Way & 3401 Blume Drive                                  Richmond            Contra Costa        CA
    2.02     950 Largo Center Drive                                                  Largo               Prince George's     MD
    2.03     5701-5881 North University Drive                                        Tamarac             Broward             FL
------------------------------------------------------------------------------------------------------------------------------------
    2.04     1351-1455 Riverstone Parkway                                            Canton              Cherokee            GA
    2.05     10143-10451 Indianapolis Boulevard                                      Highland            Lake                IN
    2.06     935-1053 Riverdale Street                                               West Springfield    Hampden             MA
    2.07     7609-8001 South Orange Blossom Trail                                    Orlando             Orange              FL
    2.08     1950-2198 South Pleasant Valley Road                                    Winchester          Winchester City     VA
------------------------------------------------------------------------------------------------------------------------------------
    2.09     2047-2071 Skibo Road                                                    Fayetteville        Cumberland          NC
    2.10     7303-7385 52nd Place East                                               Bradenton           Manatee             FL
    2.11     2000-2300 North Flamingo Road                                           Pembroke Pines      Broward             FL
    2.12     7440 Ritchie Highway                                                    Glen Burnie         Anne Arundel        MD
    2.13     603 Meadowmont Village Circle & West Barbee Chapel Road                 Chapel Hill         Durham              NC
------------------------------------------------------------------------------------------------------------------------------------
    2.14     Airport Highway & South Holland Sylvania Road                           Holland             Lucas               OH
    2.15     3804-3890 Northlake Boulevard & I-95                                    Palm Beach Gardens  Palm Beach          FL
    2.16     11040-11098 Military Trail & 3411-3861 Woolbright Road                  Boynton Beach       Palm Beach          FL
    2.17     1115 Vidina Place                                                       Oviedo              Seminole            FL
    2.18     9760-9906 Little Road                                                   New Port Richey     Pasco               FL
------------------------------------------------------------------------------------------------------------------------------------
    2.19     10801 Starkey Road                                                      Largo               Pinellas            FL
    2.20     9943 Gilead Road                                                        Huntersville        Mecklenburg         NC
    2.21     1455 South Semoran Boulevard                                            Casselberry         Seminole            FL
    2.22     1734-1950 Bruce B. Downs Boulevard                                      Wesley Chapel       Pasco               FL
    2.23     1520 Route 38                                                           Lumberton           Burlington          NJ
------------------------------------------------------------------------------------------------------------------------------------
    2.24     10260-12100 SW 127th Avenue & 12700 SW 120th Street                     Miami               Miami-Dade          FL
    2.25     15001-15241 North Dale Mabry Highway                                    Tampa               Hillsborough        FL
    2.26     1301-1441 South Babcock Street                                          Melbourne           Brevard             FL
    2.27     9559 Highway 5                                                          Douglasville        Douglas             GA
    2.28     3425-3461 Lithia-Pinecrest Road                                         Valrico             Hillsborough        FL
------------------------------------------------------------------------------------------------------------------------------------
    2.29     9557 West Colonial Drive                                                Ocoee               Orange              FL
    2.30     1595 Peachtree Parkway                                                  Cumming             Forsyth             GA
    2.31     1715-1795 Lakewood Ranch Boulevard                                      Bradenton           Manatee             FL
    2.32     4349-4375 Lawrencville Highway                                          Tucker              Dekalb              GA
    2.33     Shotwell Road & 11601-11841 US-70                                       Clayton             Johnston            NC
------------------------------------------------------------------------------------------------------------------------------------
    2.34     7380 Spout Springs Road                                                 Flowery Branch      Hall                GA
    2.35     247-263 Miracle Strip Parkway                                           Fort Walton Beach   Okaloosa            FL
    2.36     3475-3499 Thomasville Road                                              Tallahassee         Leon                FL
    2.37     4400-4507 Curry Ford Road                                               Orlando             Orange              FL
    2.38     9909-9981 Miramar Parkway                                               Miramar             Broward             FL
------------------------------------------------------------------------------------------------------------------------------------
    2.39     South Military Trail & 4966 Le Chalet Boulevard                         Boynton Beach       Palm Beach          FL
    2.40     2160-2328 South Chickasaw Trail                                         Orlando             Orange              FL
    2.41     2165-2233 Stringtown Road                                               Grove City          Franklin            OH
    2.42     920 & 938 Highway 81 East                                               McDonough           Henry               GA
    2.43     2828-2844 East Atlanta Road                                             Ellenwood           Henry               GA
------------------------------------------------------------------------------------------------------------------------------------
    2.44     5034 Peters Creek Parkway                                               Winston-Salem       Forsyth             NC
    2.45     3551 Blair Stone Road                                                   Tallahassee         Leon                FL
    2.46     3300-3350 West 80th Street                                              Hialeah             Miami-Dade          FL
    2.47     400-437 East Sheridan Street                                            Dania               Broward             FL
    2.48     4026 Santa Barbara Boulevard                                            Naples              Collier             FL
------------------------------------------------------------------------------------------------------------------------------------
    2.49     2601-2699 North Forest Ridge Boulevard                                  Hernando            Citrus              FL
    2.50     6738-6784 West Gulf to Lake Highway                                     Crystal River       Citrus              FL
    2.51     1436 North Main Street                                                  Fuquay Varina       Wake                NC
    2.52     2071-2079 South Hairston Road                                           Decatur             Dekalb              GA
      3      1919 North Lynn Street                                                  Rosslyn             Arlington           VA
------------------------------------------------------------------------------------------------------------------------------------
      4      455 Grand Bay Drive                                                     Key Biscayne        Miami-Dade          FL
      5      85 10th Avenue                                                          New York            New York            NY
      6      Various                                                                 Various             Various             Various
    6.01     1551-1601 West Bay Drive                                                Largo               Pinellas            FL
    6.02     1315 St. Joseph Parkway                                                 Houston             Harris              TX
------------------------------------------------------------------------------------------------------------------------------------
    6.03     7400 Barlite Boulevard                                                  San Antonio         Bexar               TX
    6.04     3801 West 15th Street                                                   Plano               Colllin             TX
    6.05     2515 DeSales Avenue                                                     Chattanooga         Hamilton            TN
    6.06     1S224 Summit Avenue                                                     Oakbrook Terrace    DuPage              IL
    6.07     16255 Bay Vista Drive                                                   Clearwater          Pinellas            FL
------------------------------------------------------------------------------------------------------------------------------------
    6.08     300 Medical Parkway                                                     Chesapeake          Chesapeake City     VA
    6.09     1S260 Summit Avenue                                                     Oakbrook Terrace    DuPage              IL
    6.10     4701 Randolph Road                                                      Rockville           Montgomery          MD
    6.11     605 Glenwood Avenue                                                     Chattanooga         Hamilton            TN
    6.12     4202 South University Avenue                                            Little Rock         Pulaski             AR
------------------------------------------------------------------------------------------------------------------------------------
    6.13     13725 Northwest Boulevard                                               Corpus Christi      Nueces              TX
    6.14     10000 North Rodney Parham Road                                          Little Rock         Pulaski             AR
      7      9595 Six Pines Drive                                                    The Woodlands       Montgomery          TX
      8      32100 Las Vegas Boulevard                                               Primm               Clark               NV
      9      Various                                                                 Various             Various             Various
------------------------------------------------------------------------------------------------------------------------------------
    9.01     15155 Northam Street                                                    La Mirada           Los Angeles         CA
    9.02     120 Longs Pond Road                                                     Lexington           Lexington           SC
    9.03     7004 East Hanna Avenue                                                  Tampa               Hillsborough        FL
    9.04     1685 West Cheyenne Avenue                                               North Las Vegas     Clark               NV
    9.05     7801 Statesville Road                                                   Charlotte           Mecklenburg         NC
------------------------------------------------------------------------------------------------------------------------------------
    9.06     300 Lawrence Drive                                                      Livermore           Alameda             CA
    9.07     4550 West Buckeye Road                                                  Phoenix             Maricopa            AZ
    9.08     8024 Telegraph Road                                                     Severn              Anne Arundel        MD
    9.09     10211 North IH 35                                                       Oklahoma City       Oklahoma            OK
    9.10     7598 NW 6th Avenue                                                      Boca Raton          Palm Beach          FL
------------------------------------------------------------------------------------------------------------------------------------
    9.11     11994 Livingston Road                                                   Manassas            Prince William      VA
    9.12     1500 NC Hwy 39                                                          Zebulon             Wake                NC
    9.13     28001 Napier Road                                                       Wixom               Oakland             MI
    9.14     11955 East Peakview Avenue                                              Centennial          Arapahoe            CO
    9.15     12301 Cumberland Road                                                   Fishers             Hamilton            IN
------------------------------------------------------------------------------------------------------------------------------------
    9.16     1899 N US Hwy 1                                                         Ormond Beach        Volusia             FL
    9.17     222 Otrobando Avenue P.O. Box 103                                       Yantic              New London          CT
    9.18     9605 54th Avenue North                                                  Plymouth            Hennepin            MN
    9.19     W137 N9245 Highway 45                                                   Menomonee Falls     Waukesha            WI
    9.20     950 South Shiloh Road & 1992 Forest Lane                                Garland             Dallas              TX
------------------------------------------------------------------------------------------------------------------------------------
    9.21     111 Alliant Drive                                                       Houston             Harris              TX
    9.22     40 Fort Lewis Boulevard                                                 Salem               Salem               VA
    9.23     755 Pierce Road                                                         Clifton Park        Saratoga            NY
    9.24     8000 Bavaria Road                                                       Twinsburg           Summit              OH
    9.25     10410 South 50th Place                                                  Phoenix             Maricopa            AZ
------------------------------------------------------------------------------------------------------------------------------------
    9.26     1 Quality Lane                                                          Streator            Livingston          IL
    9.27     2850 Selma Highway                                                      Montgomery          Montgomery          AL
    9.28     5445 Spellmire Drive                                                    Cincinnati          Butler              OH
    9.29     1350/1400 North 10th Street                                             Paducah             McCraken            KY
    9.30     1044/1045 Garden Street                                                 Greensburg          Westmoreland        PA
------------------------------------------------------------------------------------------------------------------------------------
    9.31     4601 32nd Avenue South                                                  Grand Forks         Grand Forks         ND
    9.32     5353 Nathan Lane North                                                  Plymouth            Hennepin            MN
    9.33     125 Gardenville Parkway West                                            Cheektowaga         Erie                NY
    9.34     6315 John J Pershing Drive                                              Omaha               Douglas             NE
    9.35     3500 Saratoga Avenue                                                    Bismarck            Burleigh            ND
------------------------------------------------------------------------------------------------------------------------------------
    9.36     333-340 North Claremont Avenue                                          Chicago             Cook                IL
    9.37     2575 Virginia Avenue                                                    Hurricane           Putnam              WV
    9.38     345 Kino Drive                                                          Tucson              Pima                AZ
     10      135 East 57th Street                                                    New York            New York            NY
             Various                                                                 Rockville           Montgomery          MD
------------------------------------------------------------------------------------------------------------------------------------
     11      1701 Rockville Pike                                                     Rockville           Montgomery          MD
     12      198 Halpine Road                                                        Rockville           Montgomery          MD
     13      8750 Georgia Avenue                                                     Silver Spring       Montgomery          MD
     14      181 Church Street and 35 Hayne Street                                   Charleston          Charleston          SC
     15      4400 Alafaya Trail                                                      Orlando             Orange              FL
------------------------------------------------------------------------------------------------------------------------------------
     16      Various                                                                 Various             Various             Various
    16.01    7019 South Zarzamora Street                                             San Antonio         Bexar               TX
    16.02    6420 82nd Street                                                        Lubbock             Lubbock             TX
    16.03    5831 West Park Avenue                                                   Houma               Terrebonne          LA
    16.04    803 North JK Powell Boulevard                                           Whiteville          Columbus            NC
------------------------------------------------------------------------------------------------------------------------------------
    16.05    705 Jake Alexander Boulevard West                                       Salisbury           Rowan               NC
    16.06    445 South Wright Street                                                 Delavan             Walworth            WI
    16.07    107 South Cities Service Highway                                        Sulphur             Calcasieu           LA
    16.08    2345 East Markland Avenue                                               Kokomo              Howard              IN
     17      Various                                                                 Various             Various             Various
------------------------------------------------------------------------------------------------------------------------------------
    17.01    2002 Victory Lane                                                       Jerome              Jerome              ID
    17.02    923 Valley Road                                                         Menasha             Winnebago           WI
    17.03    1840 West Spencer Street                                                Appleton            Outagamie           WI
    17.04    2960 Badger Avenue                                                      Oshkosh             Winnebago           WI
    17.05    3600 Moser Street                                                       Oshkosh             Winnebago           WI
------------------------------------------------------------------------------------------------------------------------------------
     18      Various                                                                 Las Vegas           Clark               NV
    18.01    1263 East Silverado Ranch & 9890 Maryland Parkway                       Las Vegas           Clark               NV
    18.02    4115 & 4145 South Grand Canyon Drive                                    Las Vegas           Clark               NV
     19      Various                                                                 Various             Various             Various
    19.01    12396 West Sunrise Boulevard                                            Plantation          Broward             FL
------------------------------------------------------------------------------------------------------------------------------------
    19.02    3325 West Hillsboro Boulevard                                           Deerfield Beach     Broward             FL
    19.03    151 North State Road 434                                                Altamonte Springs   Seminole            FL
    19.04    7541 Creedmoor Road                                                     Raleigh             Wake                NC
    19.05    3880 El Dorado Hills Boulevard                                          El Dorado Hills     El Dorado           CA
    19.06    921 Manatee Avenue West                                                 Bradenton           Manatee             FL
------------------------------------------------------------------------------------------------------------------------------------
    19.07    1645 Southeast 47th Terrace                                             Cape Coral          Lee                 FL
    19.08    27 Broad Street                                                         Manakin-Sabot       Goochland           VA
    19.09    4000 20th Street                                                        Vero Beach          Indian River        FL
    19.10    510 Oakfield Drive                                                      Brandon             Hillsborough        FL
    19.11    4354 Lawrenceville Highway                                              Lilburn             Gwinnett            GA
------------------------------------------------------------------------------------------------------------------------------------
    19.12    555 Ridgewood Avenue                                                    Holly Hill          Volusia             FL
    19.13    4710 Bayou Boulevard                                                    Pensacola           Escambia            FL
    19.14    116 Northeast Main Street                                               Simpsonville        Greenville          SC
    19.15    11 Ridge Road                                                           Sutter Creek        Amador              CA
    19.16    1667 NC Highway 184                                                     Banner Elk          Avery               NC
------------------------------------------------------------------------------------------------------------------------------------
     20      Various                                                                 Various             Various             Various
    20.01    7919 Gunn Highway                                                       Tampa               Hillsborough        FL
    20.02    7750 Cypress Lake Drive                                                 Fort Myers          Lee                 FL
    20.03    2660 East Commercial Boulevard                                          Fort Lauderdale     Broward             FL
    20.04    805 11th Street                                                         Lakeport            Lake                CA
------------------------------------------------------------------------------------------------------------------------------------
    20.05    1801 Douglas Boulevard                                                  Roseville           Placer              CA
    20.06    13175 Walsingham Road                                                   Largo               Pinellas            FL
    20.07    149 Columbiana Drive                                                    Irmo                Lexington           SC
    20.08    4209 Roswell Road Northeast                                             Marietta            Cobb                GA
    20.09    2255 Towne Lake Parkway                                                 Woodstock           Cherokee            GA
------------------------------------------------------------------------------------------------------------------------------------
    20.10    2993 Shore Drive                                                        Virginia Beach      Virginia Beach City VA
    20.11    7210 Tryon Road                                                         Cary                Wake                NC
    20.12    10625 Philips Highway                                                   Jacksonville        Duval               FL
    20.13    3659 Nottingham Way                                                     Hamilton Square     Mercer              NJ
    20.14    4636 West Market Street                                                 Greensboro          Guilford            NC
------------------------------------------------------------------------------------------------------------------------------------
    20.15    763 East 3rd Avenue                                                     New Smyrna Beach    Volusia             FL
    20.16    87 Highway 26                                                           Valley Springs      Calaveras           CA
     21      217-221 Booth Street                                                    Gaithersburg        Montgomery          MD
     22      1301 Barbara Jordan Boulevard                                           Austin              Travis              TX
     23      1101 Northeast D Street                                                 Grants Pass         Josephine           OR
------------------------------------------------------------------------------------------------------------------------------------
     24      5808-6084 Barnes                                                        Colorado Springs    El Paso             CO
     25      8301 Boone Boulevard                                                    Vienna              Fairfax             VA
     26      63-101 Sprague Street                                                   Boston              Suffolk             MA
     27      505 Marquette Avenue Northwest                                          Albuquerque         Bernalillo          NM
     28      Various                                                                 Various             Various             Various
------------------------------------------------------------------------------------------------------------------------------------
    28.01    5305 Indian River Road                                                  Virginia Beach      Virginia Beach City VA
    28.02    3505 Centerville Highway                                                Snellville          Gwinnett            GA
    28.03    1309 State Highway 35 North                                             Rockport            Aransas             TX
    28.04    5230 Poplar Tent Road                                                   Concord             Cabarrus            NC
    28.05    2602 Florence Boulevard                                                 Florence            Lauderdale          AL
------------------------------------------------------------------------------------------------------------------------------------
     29      22595 Shaw Road                                                         Sterling            Loudoun             VA
     30      148-18 134th Street                                                     Jamaica             Queens              NY
     31      15600 John F. Kennedy Boulevard                                         Houston             Harris              TX
     32      2601 South Woodland Boulevard                                           Deland              Volusia             FL
     33      414 North Prom                                                          Seaside             Clatsop             OR
------------------------------------------------------------------------------------------------------------------------------------
     34      1545 East Southlake Boulevard                                           Southlake           Tarrant             TX
     35      165 Hot Springs Boulevard                                               Pagosa Springs      Archuleta           CO
     36      800, 802, 820, 821, 841 & 861 Walker Road                               Dover               Kent                DE
     37      4811 East Grant Road                                                    Tucson              Pima                AZ
     38      309 Middle Street                                                       Washington          Rappahannock        VA
------------------------------------------------------------------------------------------------------------------------------------
     39      745 Baywood Drive                                                       Petaluma            Sonoma              CA
     40      2600 Hampton Road                                                       Henderson           Clark               NV
     41      501 Tchoupitoulas Street                                                New Orleans         Orleans             LA
     42      2901 Mayfield Road                                                      Grand Prairie       Tarrant             TX
     43      6242 Roosevelt Boulevard; 1315 Howell Street; 1319 Cheltenham Avenue    Philadelphia        Philadelphia        PA
------------------------------------------------------------------------------------------------------------------------------------
     44      Various                                                                 Pullman             Whitman             WA
    44.01    1000 SE Latah Street                                                    Pullman             Whitman             WA
    44.02    955 NE Maple Street                                                     Pullman             Whitman             WA
    44.03    605 NE Ruby Street                                                      Pullman             Whitman             WA
    44.04    430 NE Maple Street                                                     Pullman             Whitman             WA
------------------------------------------------------------------------------------------------------------------------------------
    44.05    850 NE C Street                                                         Pullman             Whitman             WA
    44.06    818 NE C Street                                                         Pullman             Whitman             WA
    44.07    915/917 & 920 NE C Street                                               Pullman             Whitman             WA
    44.08    450 & 520 NE Oak Street, 820 NE Colorado Street                         Pullman             Whitman             WA
    44.09    510 Oak Street                                                          Pullman             Whitman             WA
------------------------------------------------------------------------------------------------------------------------------------
    44.10    925/927 Maple Street                                                    Pullman             Whitman             WA
    44.11    945/965 Maple Street                                                    Pullman             Whitman             WA
     45      919 Aintree Park Drive                                                  Mayfield Village    Cuyahoga            OH
     46      2080 Brentmoor Drive                                                    Raleigh             Wake                NC
     47      72 Grove Street                                                         Worcester           Worcester           MA
------------------------------------------------------------------------------------------------------------------------------------
     48      510 East Township Line Road                                             Blue Bell           Montgomery          PA
     49      8415 University Station Circle                                          Charlotte           Mecklenburg         NC
     50      Various                                                                 Various             Various             Various
    50.01    1490 North Rochester Road                                               Rochester Hills     Oakland             MI
    50.02    10930 University Avenue                                                 Coon Rapids         Anoka               MN
------------------------------------------------------------------------------------------------------------------------------------
    50.03    38 West Main Street                                                     Norton              Bristol             MA
     51      380 Lafayette Street                                                    New York            New York            NY
     52      13521 SE Pheasant Court                                                 Milwaukie           Clackamas           OR
     53      7401 West 91st Street                                                   Overland Park       Johnson             KS
     54      3985 Bennett Drive                                                      Bellingham          Whatcom             WA
------------------------------------------------------------------------------------------------------------------------------------
     55      199 Lafayette Street                                                    New York            New York            NY
     56      4416 East West Highway                                                  Bethesda            Montgomery          MD
     57      21021 Vanowen Street                                                    Canoga Park         Los Angeles         CA
     58      510 Washington Boulevard                                                Marina Del Rey      Los Angeles         CA
     59      99 Sutton Street                                                        Brooklyn            Kings               NY
------------------------------------------------------------------------------------------------------------------------------------
     60      1130 Rainier Avenue South                                               Seattle             King                WA
     61      6411-6535 University Avenue                                             San Diego           San Deigo           CA
     62      21123 Whitfield Place                                                   Sterling            Loudoun             VA
     63      101 Boatyard Drive                                                      Fort Bragg          Mendocino           CA
     64      625 Silver Avenue Southwest                                             Albuquerque         Bernalillo          NM
------------------------------------------------------------------------------------------------------------------------------------
     65      Various                                                                 Various             Various             Various
    65.01    5955 Airline Highway                                                    Baton Rouge         East Baton Rouge    LA
    65.02    3700 National Road East                                                 Richmond            Wayne               IN
     66      10025 North Michigan Road                                               Carmel              Hamilton            IN
     67      950 Walnut Bottom Road                                                  Carlisle            Cumberland          PA
------------------------------------------------------------------------------------------------------------------------------------
     68      23535 West Interstate Highway 10                                        San Antonio         Bexar               TX
     69      1417 Azalea Road                                                        Mobile              Mobile              AL
     70      25 Jay Street                                                           Brooklyn            Kings               NY
     71      66 Zephyr Road                                                          Williston           Chittenden          VT
     72      15970 South Mur-Len Road                                                Olathe              Johnson             KS
------------------------------------------------------------------------------------------------------------------------------------
     73      Various                                                                 Los Angeles         Los Angeles         CA
    73.01    8150 Beverly Boulevard, 139 North Kilkea Drive                          Los Angeles         Los Angeles         CA
    73.02    7407 Beverly Boulevard                                                  Los Angeles         Los Angeles         CA
     74      2085 US Highway 17                                                      Jacksonville        Onslow              NC
     75      110 Second Street                                                       Cambridge           Middlesex           MA
------------------------------------------------------------------------------------------------------------------------------------
     76      599 3rd Street                                                          San Francisco       San Francisco       CA
     77      233 Norman Avenue                                                       Brooklyn            Kings               NY
     78      4812 South Kedzie Avenue                                                Chicago             Cook                IL
     79      3150 Livernois Road                                                     Troy                Oakland             MI
     80      4101-4397 North State Road 7                                            Lauderdale Lakes    Broward             FL
------------------------------------------------------------------------------------------------------------------------------------
     81      3400 Lloyd's Lane                                                       Mobile              Mobile              AL
     82      5121 Skyline Village Loop S                                             Salem               Marion              OR
     83      4604-4610 North Street                                                  Nacogdoches         Nacogdoches         TX
     84      8335 Highway 74                                                         Fairburn            Fulton              GA
     85      2380 Cobb Parkway                                                       Smyrna              Cobb                GA
------------------------------------------------------------------------------------------------------------------------------------
     86      Various                                                                 Various             Various             NY
    86.01    1165 Broadway                                                           Brooklyn            Kings               NY
    86.02    2136 3rd Avenue                                                         New York            New York            NY
     87      3205 Lloyd's Lane                                                       Mobile              Mobile              AL
     88      Southwest Corner NYS Route 30A & Fifth Avenue Extension                 Gloversville        Fulton              NY
------------------------------------------------------------------------------------------------------------------------------------
     89      1403-1479 East 12 Mile Road                                             Madison Heights     Oakland             MI
     90      145 East 1300 South                                                     Salt Lake City      Salt Lake           UT
     91      110 Shawmut Road                                                        Canton              Norfolk             MA
     92      1095 Shaker Point Way                                                   Harrison            Hamilton            OH
     93      6217-6223 Pacific Boulevard & 2569-2575 Clarendon Avenue                Huntington Park     Los Angeles         CA
------------------------------------------------------------------------------------------------------------------------------------
     94      3319 Avalon Street                                                      Riverside           Riverside           CA
     95      16423 Larch Way                                                         Lynwood             Snohomish           WA
     96      2210 S. Croatan Highway                                                 Nags Head           Dare                NC
     97      2401 Interstate Drive                                                   Opelika             Lee                 AL
     98      100 Enterprise Place                                                    Dover               Kent                DE
------------------------------------------------------------------------------------------------------------------------------------
     99      3700 North Kickapoo Street                                              Shawnee             Pottawatomie        OK
     100     6517 Melody Lane                                                        Dallas              Dallas              TX
     101     3029 Shrine Place                                                       Los Angeles         Los Angeles         CA
     102     19015 International Bloulevard                                          SeaTac              King                WA
     103     10 Bow Street                                                           Freeport            Cumberland          ME
------------------------------------------------------------------------------------------------------------------------------------
     104     5635 North Scottsdale Road                                              Scottsdale          Maricopa            AZ
     105     201 Fir Road                                                            Carl Junction       Jasper              MO
     106     74040 Highway 111 & 74050 Alessandro Drive                              Palm Desert         Riverside           CA
     107     160 Broadway Avenue                                                     Talladega           Talladega           AL
     108     6655 Zeigler Boulevard                                                  Mobile              Mobile              AL
------------------------------------------------------------------------------------------------------------------------------------
     109     149 Spring Street                                                       New York            New York            NY


                                           Year                                  Year
  Loan No.     Zip Code                   Built                                Renovated
------------------------------------------------------------------------------------------------------
      1       10005                        1988
      2       Various                    Various                                Various
    2.01      94806                     1997-2002
    2.02      20774                        1991
    2.03      33321                        1985                                  2006
------------------------------------------------------------------------------------------------------
    2.04      30114                        1998
    2.05      46322                        1996
    2.06      01089                        1985                                  2003
    2.07      32809                        1994                                  1998
    2.08      22601                        1990                                  2004
------------------------------------------------------------------------------------------------------
    2.09      28314                        1998
    2.10      34203                        2001
    2.11      33028                        2001
    2.12      21061                     1958, 1999
    2.13      27517                        2002
------------------------------------------------------------------------------------------------------
    2.14      43528                        1999                                  2000
    2.15      33403                        1987                                  2003
    2.16      33436                        1983                                  2005
    2.17      32765                     1999-2001                                2004
    2.18      34654                        2002                                  2006
------------------------------------------------------------------------------------------------------
    2.19      33777                        1981                                  1991
    2.20      28078                        2000
    2.21      32707                        1973                                  1998
    2.22      33544                        2002
    2.23      08048                        2003
------------------------------------------------------------------------------------------------------
    2.24      33186                        2003
    2.25      33618                        1990                                  2004
    2.26      32901                        1959                                  2005
    2.27      30135                        1974                                  2003
    2.28      33596                        2003
------------------------------------------------------------------------------------------------------
    2.29      34761                        2000                                  2004
    2.30      30041                        2001
    2.31      34211                        2001
    2.32      30084                        1999                                  2003
    2.33      27520                        1999
------------------------------------------------------------------------------------------------------
    2.34      30542                        2003
    2.35      32548                        1987                                  2000
    2.36      32309                        1980
    2.37      32812                        1985                                  1999
    2.38      33025                        1989
------------------------------------------------------------------------------------------------------
    2.39      33436                        1990
    2.40      32825                        1994
    2.41      43123                     1989, 1991                               2006
    2.42      30252                        2002
    2.43      30294                        2003
------------------------------------------------------------------------------------------------------
    2.44      27127                        2003
    2.45      32301                        2003
    2.46      33018                        1997
    2.47      33004                        1991
    2.48      34104                        1997
------------------------------------------------------------------------------------------------------
    2.49      34442                        1994                                  2002
    2.50      34429                        1994                                  2002
    2.51      27526                        2002
    2.52      30035                        2002
      3       22209                        2007
------------------------------------------------------------------------------------------------------
      4       33149                        2001                                  2007
      5       10011                        1913                                  2002
      6       Various                    Various                                Various
    6.01      33770                        1970                                  1994
    6.02      77002                        1984
------------------------------------------------------------------------------------------------------
    6.03      78224                        1994                                  2007
    6.04      75075                        1984                                  2001
    6.05      37404                        2003
    6.06      60181                        1986
    6.07      33760                        1988
------------------------------------------------------------------------------------------------------
    6.08      23320                        1988
    6.09      60181                        1989
    6.10      20852                        1972
    6.11      37404                        1995
    6.12      72204                        1985                                  1994
------------------------------------------------------------------------------------------------------
    6.13      78410                        2000
    6.14      72227                        1976
      7       77380                        2004
      8       89019                        1998
      9       Various                    Various                                Various
------------------------------------------------------------------------------------------------------
    9.01      90638                        1995                               2000, 2005
    9.02      29072                        1988                               1992, 2004
    9.03      33610                        1989                                  2006
    9.04      89032                        1997
    9.05      28269                        1992                                  1997
------------------------------------------------------------------------------------------------------
    9.06      94551                        1992                                  2002
    9.07      85043                        1989                                  1998
    9.08      21144                        1989                                  1998
    9.09      73131                        1999                                  2007
    9.10      33487                        1993
------------------------------------------------------------------------------------------------------
    9.11      20109                        1985                            1995, 1998, 2007
    9.12      27597                        1996                                  2007
    9.13      48393                        1999
    9.14      80111                        1987                                  1998
    9.15      46038                        1998
------------------------------------------------------------------------------------------------------
    9.16      32174                     1986-1998
    9.17      06389                     1950, 1995                               1999
    9.18      55442                        1986
    9.19      53051                        1982                                  1988
    9.20      75042                        1989                                  2007
------------------------------------------------------------------------------------------------------
    9.21      77032                        2001
    9.22      24153                        1972                                  2002
    9.23      12065                        1986                                  1996
    9.24      44087                        1991                                  2005
    9.25      85044                        1985
------------------------------------------------------------------------------------------------------
    9.26      61364                        1978                                  1995
    9.27      36108                        1965                                  1999
    9.28      45246                        1988
    9.29      42001                        1976                                  1998
    9.30      15601                        1956                                  2006
------------------------------------------------------------------------------------------------------
    9.31      58201                        1994                                  2004
    9.32      55442                        1990                                  2007
    9.33      14224                        1970                               1988, 1998
    9.34      68110                        1990                                  2003
    9.35      58503                        1996                               2005, 2006
------------------------------------------------------------------------------------------------------
    9.36      60612                        1960
    9.37      25526                        1969                    1977, 1980, 1981, 1988, 1997-2001
    9.38      85719                        1960                                  2001
     10       10022                        1988
              20852                      Various                                Various
------------------------------------------------------------------------------------------------------
     11       20852                     1967, 1984                               2004
     12       20852                        NAP
     13       20910                        1968                                  2006
     14       29401                        1991                                  1998
     15       32826                        1983
------------------------------------------------------------------------------------------------------
     16       Various                    Various
    16.01     78224                        2005
    16.02     79424                        2006
    16.03     70364                        2007
    16.04     28472                        2006
------------------------------------------------------------------------------------------------------
    16.05     28147                        2005
    16.06     53115                        2005
    16.07     70663                        2007
    16.08     46901                        2006
     17       Various                    Various
------------------------------------------------------------------------------------------------------
    17.01     83338                     2002, 2004
    17.02     54952                     1995-1997
    17.03     54914                     1985, 1996
    17.04     54904                        1996
    17.05     54901                     1983, 1996
------------------------------------------------------------------------------------------------------
     18       Various                    Various
    18.01     89183                        2003
    18.02     89147                        2004
     19       Various                    Various
    19.01     33323                        1995
------------------------------------------------------------------------------------------------------
    19.02     33442                        1986
    19.03     32714                        1992
    19.04     27613                        1994
    19.05     95762                        2000
    19.06     34205                        1999
------------------------------------------------------------------------------------------------------
    19.07     33904                        1986
    19.08     23103                        1973
    19.09     32960                        1984
    19.10     33511                        1981
    19.11     30047                        1986
------------------------------------------------------------------------------------------------------
    19.12     32117                        1961
    19.13     32503                        1986
    19.14     29681                        1981
    19.15     95685                        1984
    19.16     28604                        1986
------------------------------------------------------------------------------------------------------
     20       Various                    Various
    20.01     33626                        2001
    20.02     33907                        1998
    20.03     33308                        2003
    20.04     95453                        1994
------------------------------------------------------------------------------------------------------
    20.05     95661                        1990
    20.06     33774                        1980
    20.07     29063                        1993
    20.08     30062                        1981
    20.09     30189                        1997
------------------------------------------------------------------------------------------------------
    20.10     23451                        1979
    20.11     27518                        1996
    20.12     32256                        1999
    20.13     08690                        1940
    20.14     27407                        1996
------------------------------------------------------------------------------------------------------
    20.15     32169                        1983
    20.16     95252                        1992
     21       20878                        1999
     22       78723                        2007
     23       97526                        1964                                  2006
------------------------------------------------------------------------------------------------------
     24       80922                        2006
     25       22182                        2006
     26       02136               1906, 1915, 1920, 1986                         2000
     27       87102                        1966                                  2007
     28       Various                    Various
------------------------------------------------------------------------------------------------------
    28.01     23464                        2004
    28.02     30039                        2007
    28.03     78382                        2005
    28.04     28027                        2004
    28.05     35630                        2006
------------------------------------------------------------------------------------------------------
     29       20166                        2006
     30       11430                        2005
     31       77032                        1983                                  2001
     32       32720                        1986                                  2000
     33       97138                        1989                                  2007
------------------------------------------------------------------------------------------------------
     34       76092                        2004
     35       81147      1957, 1962, 1965, 1983, 1997, 2001, 2004                2004
     36       19904                        1982                                  2006
     37       85712                        1986
     38       22747                     1735-1988                                2007
------------------------------------------------------------------------------------------------------
     39       94954                        2002
     40       89052                        1999
     41       70130                        2004                                  2005
     42       75052                        2002
     43       19149                        1950
------------------------------------------------------------------------------------------------------
     44       99163                      Various                                Various
    44.01     99163                        2002
    44.02     99163                        2003
    44.03     99163                        1995
    44.04     99163                        1899                                  2005
------------------------------------------------------------------------------------------------------
    44.05     99163                        2000
    44.06     99163                        2001
    44.07     99163                     1928, 1958
    44.08     99163                     1909, 1913                         1988, 1989, 2002
    44.09     99163                        1920                                  1988
------------------------------------------------------------------------------------------------------
    44.10     99163                        2004
    44.11     99163                     1912, 1936                            1989, 1992
     45       44143                     1966-1969
     46       27604                        2004
     47       01605                        1999                                  2006
------------------------------------------------------------------------------------------------------
     48       19422                        1963                                  1999
     49       28269                        1996
     50       Various                    Various
    50.01     48307                        2006
    50.02     55448                        2006
------------------------------------------------------------------------------------------------------
    50.03     02766                        2005
     51       10003                        1906                                  2006
     52       97222                        1961
     53       66212                        2003
     54       98225                     1991, 2001                               2005
------------------------------------------------------------------------------------------------------
     55       10012                        1900                                  2000
     56       20814                        2000
     57       91303                        1988
     58       90292                        1969                                  2006
     59       11222                        1930                                  2003
------------------------------------------------------------------------------------------------------
     60       98144                        1914                                  2000
     61       92115                        1955                                  1977
     62       20165                        1997                                  2005
     63       95437                        1985                                  2006
     64       87102                        1956                                  2006
------------------------------------------------------------------------------------------------------
     65       Various                    Various
    65.01     70805                        2005
    65.02     47374                        2006
     66       46032                        2004
     67       17015                        1989                                  2006
------------------------------------------------------------------------------------------------------
     68       78257                        2004
     69       36693                        1982
     70       11201                        1920                                  2002
     71       05495                        1999                                  2006
     72       66062                        2006
------------------------------------------------------------------------------------------------------
     73       Various                    Various                                Various
    73.01     90048                        1961                                  1994
    73.02     90036                        1937                                  2005
     74       28546                        1989
     75       02141                        2006
------------------------------------------------------------------------------------------------------
     76       94107                        2001
     77       11222                        1930                                  2006
     78       60632                        1987
     79       48083                        1986                                  2004
     80       33319                        1976                                  2006
------------------------------------------------------------------------------------------------------
     81       36693                        1981
     82       97306                        2002
     83       75965                        1999
     84       30213                        2003
     85       30080                        1979                                  1996
------------------------------------------------------------------------------------------------------
     86       Various                    Various
    86.01     11221                        2005
    86.02     10035                        1910
     87       36693                        1981
     88       12078                        1962                                  2006
------------------------------------------------------------------------------------------------------
     89       48071                     1962, 2000                               1999
     90       84115                        1990
     91       02021                        1987                                  2000
     92       45030                        2006
     93       90255                     1924-1927                                2002
------------------------------------------------------------------------------------------------------
     94       92509                        1965
     95       98037                        2001
     96       27959                        1984                                  2006
     97       36801                        2007
     98       19904                        1987
------------------------------------------------------------------------------------------------------
     99       74804                        2000
     100      75231                        1970                                  1998
     101      90007                        1989                                  2007
     102      98188                        1992
     103      04032                        2006
------------------------------------------------------------------------------------------------------
     104      85250                        1986                                  2007
     105      64834                        2003
     106      92260                        1991
     107      35160                     1975, 1979
     108      36608                        1981
------------------------------------------------------------------------------------------------------
     109      10012                        1900                                  2006


                                 Net                       Units               Loan per Net
                            Rentable Area                   of                Rentable Area              Prepayment Provisions
  Loan No.    SF/rooms/units/holes/pads(11)(12)(13)(14)   Measure    SF/Rooms/Units/Holes/Pads(8)(9)    (# of payments)(15)(16)
---------------------------------------------------------------------------------------------------------------------------------
      1                       1,625,483                  Sq. Ft.                   569                  L(25),D(91),O(4)
      2                       7,239,096                  Sq. Ft.                   122                  L(23),YM1(90),O(7)
    2.01                       245,774                   Sq. Ft.
    2.02                       260,797                   Sq. Ft.
    2.03                       227,209                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    2.04                       302,131                   Sq. Ft.
    2.05                       312,546                   Sq. Ft.
    2.06                       273,307                   Sq. Ft.
    2.07                       281,244                   Sq. Ft.
    2.08                       240,560                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    2.09                       272,385                   Sq. Ft.
    2.10                       180,746                   Sq. Ft.
    2.11                       108,565                   Sq. Ft.
    2.12                       217,619                   Sq. Ft.
    2.13                       132,745                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    2.14                       271,729                   Sq. Ft.
    2.15                       149,658                   Sq. Ft.
    2.16                       126,486                   Sq. Ft.
    2.17                       186,212                   Sq. Ft.
    2.18                       130,609                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    2.19                       152,667                   Sq. Ft.
    2.20                       119,197                   Sq. Ft.
    2.21                       243,176                   Sq. Ft.
    2.22                       158,222                   Sq. Ft.
    2.23                        89,627                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    2.24                        82,441                   Sq. Ft.
    2.25                       104,460                   Sq. Ft.
    2.26                       204,218                   Sq. Ft.
    2.27                       121,766                   Sq. Ft.
    2.28                        71,430                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    2.29                        66,539                   Sq. Ft.
    2.30                        98,317                   Sq. Ft.
    2.31                        69,471                   Sq. Ft.
    2.32                       130,832                   Sq. Ft.
    2.33                       125,653                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    2.34                        90,566                   Sq. Ft.
    2.35                        83,929                   Sq. Ft.
    2.36                        95,229                   Sq. Ft.
    2.37                       117,723                   Sq. Ft.
    2.38                        93,643                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    2.39                        70,555                   Sq. Ft.
    2.40                        75,492                   Sq. Ft.
    2.41                       128,210                   Sq. Ft.
    2.42                        73,271                   Sq. Ft.
    2.43                        67,721                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    2.44                        76,512                   Sq. Ft.
    2.45                        62,840                   Sq. Ft.
    2.46                        60,712                   Sq. Ft.
    2.47                        67,475                   Sq. Ft.
    2.48                        73,986                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    2.49                        68,927                   Sq. Ft.
    2.50                        66,986                   Sq. Ft.
    2.51                        49,097                   Sq. Ft.
    2.52                        57,884                   Sq. Ft.
      3                        633,908                   Sq. Ft.                   331                  L(26),D(90),O(4)
---------------------------------------------------------------------------------------------------------------------------------
      4                          402                     Units                   398,010                L(27),D(87),O(7)
      5                        601,548                   Sq. Ft.                   449                  L(26),D(90),O(4)
      6                        836,844                   Sq. Ft.                   146                  YM1(116),O(4)
    6.01                       114,756                   Sq. Ft.
    6.02                       149,465                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    6.03                        42,177                   Sq. Ft.
    6.04                        86,878                   Sq. Ft.
    6.05                        44,979                   Sq. Ft.
    6.06                        49,507                   Sq. Ft.
    6.07                        75,000                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    6.08                        56,947                   Sq. Ft.
    6.09                        34,634                   Sq. Ft.
    6.10                        40,859                   Sq. Ft.
    6.11                        64,778                   Sq. Ft.
    6.12                        35,501                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    6.13                        34,083                   Sq. Ft.
    6.14                        7,280                    Sq. Ft.
      7                        469,121                   Sq. Ft.                   241                  L(25),D(91),O(4)
      8                        371,358                   Sq. Ft.                   277                  YM1(53),O(7)
      9                       9,042,097                  Sq. Ft.                    52                  L(2),YM3(24),D(87),O(7)
---------------------------------------------------------------------------------------------------------------------------------
    9.01                       436,739                   Sq. Ft.
    9.02                       504,627                   Sq. Ft.
    9.03                       336,634                   Sq. Ft.
    9.04                       307,790                   Sq. Ft.
    9.05                       427,894                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    9.06                       330,250                   Sq. Ft.
    9.07                       313,900                   Sq. Ft.
    9.08                       346,271                   Sq. Ft.
    9.09                       321,769                   Sq. Ft.
    9.10                       172,200                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    9.11                       287,080                   Sq. Ft.
    9.12                       394,065                   Sq. Ft.
    9.13                       286,800                   Sq. Ft.
    9.14                       381,032                   Sq. Ft.
    9.15                       229,062                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    9.16                       202,143                   Sq. Ft.
    9.17                       240,609                   Sq. Ft.
    9.18                       219,530                   Sq. Ft.
    9.19                       172,826                   Sq. Ft.
    9.20                       357,370                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    9.21                       167,939                   Sq. Ft.
    9.22                       356,178                   Sq. Ft.
    9.23                       150,000                   Sq. Ft.
    9.24                       167,575                   Sq. Ft.
    9.25                        62,388                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    9.26                       155,100                   Sq. Ft.
    9.27                       304,112                   Sq. Ft.
    9.28                       203,958                   Sq. Ft.
    9.29                       155,994                   Sq. Ft.
    9.30                       323,900                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    9.31                       119,220                   Sq. Ft.
    9.32                        79,855                   Sq. Ft.
    9.33                       150,104                   Sq. Ft.
    9.34                       107,000                   Sq. Ft.
    9.35                        65,800                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    9.36                        47,700                   Sq. Ft.
    9.37                       137,337                   Sq. Ft.
    9.38                        19,346                   Sq. Ft.
     10                        427,483                   Sq. Ft.                   163                  L(28),D(88),O(4)
                               417,516                   Sq. Ft.                   163                  L(25),D(91),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     11                        100,336                   Sq. Ft.                   444                  L(25),D(91),O(4)
     12                        317,180                   Sq. Ft.                    74                  L(25),D(91),O(4)
     13                          890                     Units                   140,449                L(23),YM1(33),O(4)
     14                          212                     Rooms                   235,849                L(28),D(88),O(4)
     15                        278,000                   Sq. Ft.                   144                  L(25),D(91),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     16                        117,900                   Sq. Ft.                   287                  L(28),DorYM1(88),O(4)
    16.01                       14,490                   Sq. Ft.
    16.02                       14,820                   Sq. Ft.
    16.03                       14,490                   Sq. Ft.
    16.04                       14,820                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    16.05                       14,820                   Sq. Ft.
    16.06                       14,820                   Sq. Ft.
    16.07                       14,820                   Sq. Ft.
    16.08                       14,820                   Sq. Ft.
     17                       1,265,850                  Sq. Ft.                    26                  L(27),D(91),O(2)
---------------------------------------------------------------------------------------------------------------------------------
    17.01                      307,650                   Sq. Ft.
    17.02                      442,500                   Sq. Ft.
    17.03                      248,200                   Sq. Ft.
    17.04                      162,500                   Sq. Ft.
    17.05                      105,000                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
     18                        138,641                   Sq. Ft.                   227                  L(11),YM1(45),O(4)
    18.01                       99,909                   Sq. Ft.
    18.02                       38,732                   Sq. Ft.
     19                         58,858                   Sq. Ft.                   531                  L(26),D(90),O(4)
    19.01                       3,770                    Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    19.02                       6,330                    Sq. Ft.
    19.03                       3,213                    Sq. Ft.
    19.04                       3,327                    Sq. Ft.
    19.05                       6,250                    Sq. Ft.
    19.06                       3,872                    Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    19.07                       3,424                    Sq. Ft.
    19.08                       1,756                    Sq. Ft.
    19.09                       3,334                    Sq. Ft.
    19.10                       3,227                    Sq. Ft.
    19.11                       3,760                    Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    19.12                       3,269                    Sq. Ft.
    19.13                       3,229                    Sq. Ft.
    19.14                       5,400                    Sq. Ft.
    19.15                       2,589                    Sq. Ft.
    19.16                       2,108                    Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
     20                         74,833                   Sq. Ft.                   401                  L(26),D(90),O(4)
    20.01                       3,827                    Sq. Ft.
    20.02                       3,939                    Sq. Ft.
    20.03                       4,071                    Sq. Ft.
    20.04                       15,060                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    20.05                       6,200                    Sq. Ft.
    20.06                       6,756                    Sq. Ft.
    20.07                       3,261                    Sq. Ft.
    20.08                       3,438                    Sq. Ft.
    20.09                       3,693                    Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    20.10                       3,850                    Sq. Ft.
    20.11                       2,867                    Sq. Ft.
    20.12                       3,194                    Sq. Ft.
    20.13                       4,930                    Sq. Ft.
    20.14                       2,320                    Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    20.15                       3,395                    Sq. Ft.
    20.16                       4,032                    Sq. Ft.
     21                          206                     Units                   135,922                L(26),D(90),O(4)
     22                        127,337                   Sq. Ft.                   219                  YM1(116),O(4)
     23                        277,156                   Sq. Ft.                    90                  L(25),D(91),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     24                        203,852                   Sq. Ft.                   118                  L(25),D(91),O(4)
     25                          149                     Rooms                   157,718                L(31),D(87),O(2)
     26                        639,567                   Sq. Ft.                    36                  L(28),D(90),O(2)
     27                        229,899                   Sq. Ft.                    97                  L(24),D(92),O(4)
     28                         73,840                   Sq. Ft.                   298                  L(25),DorYM1(91),O(4)
---------------------------------------------------------------------------------------------------------------------------------
    28.01                       14,820                   Sq. Ft.
    28.02                       14,820                   Sq. Ft.
    28.03                       14,820                   Sq. Ft.
    28.04                       14,560                   Sq. Ft.
    28.05                       14,820                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
     29                          158                     Rooms                   134,901                L(26),D(90),O(4)
     30                          188                     Rooms                   111,702                L(28),D(88),O(4)
     31                        196,895                   Sq. Ft.                   104                  L(26),D(90),O(4)
     32                        268,172                   Sq. Ft.                    76                  L(29),D(89),O(2)
     33                          107                     Rooms                   186,916                L(25),D(91),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     34                         46,550                   Sq. Ft.                   400                  L(27),D(89),O(4)
     35                           50                     Rooms                   369,100                L(25),D(91),O(4)
     36                        170,696                   Sq. Ft.                   105                  L(24),YM1(56),O(4)
     37                        125,423                   Sq. Ft.                   144                  L(26),D(90),O(4)
     38                           16                     Rooms                  1,093,750               L(30),D(86),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     39                          183                     Rooms                    95,164                L(25),D(91),O(4)
     40                           36                     Holes                   479,167                L(27),D(89),O(4)
     41                          182                     Rooms                    91,346                L(30),D(86),O(4)
     42                          258                     Units                    59,109                L(26),D(90),O(4)
     43                          248                     Units                    61,008                L(25),D(91),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     44                          141                     Units                   107,092                L(25),D(91),O(4)
    44.01                         35                     Units
    44.02                         28                     Units
    44.03                         16                     Units
    44.04                         15                     Units
---------------------------------------------------------------------------------------------------------------------------------
    44.05                         12                     Units
    44.06                         10                     Units
    44.07                         8                      Units
    44.08                         6                      Units
    44.09                         6                      Units
---------------------------------------------------------------------------------------------------------------------------------
    44.10                         2                      Units
    44.11                         3                      Units
     45                          252                     Units                    58,532                L(28),D(88),O(4)
     46                          228                     Units                    63,596                L(28),D(30),O(2)
     47                          130                     Rooms                   111,538                L(26),D(54),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     48                         86,909                   Sq. Ft.                   161                  L(27),D(89),O(4)
     49                          180                     Units                    77,778                L(26),D(30),O(4)
     50                         41,940                   Sq. Ft.                   328                  L(26),DorYM1(90),O(4)
    50.01                       14,490                   Sq. Ft.
    50.02                       12,900                   Sq. Ft.
---------------------------------------------------------------------------------------------------------------------------------
    50.03                       14,550                   Sq. Ft.
     51                         35,030                   Sq. Ft.                   371                  L(25),D(91),O(4)
     52                        310,000                   Sq. Ft.                    42                  L(28),D(90),O(2)
     53                         74,059                   Sq. Ft.                   173                  L(28),D(53),O(3)
     54                          132                     Rooms                    92,357                L(25),D(91),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     55                         19,000                   Sq. Ft.                   608                  L(25),D(91),O(4)
     56                         46,805                   Sq. Ft.                   246                  YM1(59),O(61)
     57                           80                     Units                   138,375                L(29),D(89),O(2)
     58                         23,919                   Sq. Ft.                   460                  L(24),D(92),O(4)
     59                           31                     Units                   335,484                L(27),D(29),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     60                         62,000                   Sq. Ft.                   165                  L(26),D(90),O(4)
     61                         72,428                   Sq. Ft.                   138                  L(27),D(89),O(4)
     62                           95                     Rooms                   105,069                L(26),D(90),O(4)
     63                        103,828                   Sq. Ft.                    93                  L(26),D(90),O(4)
     64                        116,634                   Sq. Ft.                    77                  L(24),D(92),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     65                         29,640                   Sq. Ft.                   300                  L(28),DorYM1(88),O(4)
    65.01                       14,820                   Sq. Ft.
    65.02                       14,820                   Sq. Ft.
     66                         31,541                   Sq. Ft.                   277                  L(26),D(90),O(4)
     67                         88,677                   Sq. Ft.                    98                  L(25),D(90),O(5)
---------------------------------------------------------------------------------------------------------------------------------
     68                         40,424                   Sq. Ft.                   210                  L(25),D(91),O(4)
     69                          256                     Units                    32,049                L(26),D(90),O(4)
     70                           25                     Units                   328,000                L(27),D(29),O(4)
     71                           95                     Rooms                    84,211                L(26),D(54),O(4)
     72                         78,796                   Sq. Ft.                   100                  L(25),D(91),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     73                         25,478                   Sq. Ft.                   304                  L(25),D(89),O(6)
    73.01                       19,988                   Sq. Ft.
    73.02                       5,490                    Sq. Ft.
     74                         68,386                   Sq. Ft.                   113                  L(26),D(90),O(4)
     75                           29                     Units                   258,621                YM1(107),O(13)
---------------------------------------------------------------------------------------------------------------------------------
     76                           24                     Units                   306,250                L(25),D(31),O(4)
     77                         48,316                   Sq. Ft.                   147                  L(27),D(29),O(4)
     78                         53,637                   Sq. Ft.                   130                  L(29),D(87),O(4)
     79                         62,390                   Sq. Ft.                   107                  L(24),YM1(94),O(2)
     80                         96,951                   Sq. Ft.                    67                  YM1(23),O(37)
---------------------------------------------------------------------------------------------------------------------------------
     81                          200                     Units                    31,790                L(26),D(90),O(4)
     82                         45,574                   Sq. Ft.                   138                  YM1(116),O(4)
     83                         57,413                   Sq. Ft.                   109                  L(26),D(90),O(4)
     84                         71,150                   Sq. Ft.                    82                  L(30),D(88),O(2)
     85                         55,439                   Sq. Ft.                   103                  L(27),D(89),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     86                         22,739                   Sq. Ft.                   236                  L(26),D(90),O(4)
    86.01                       15,739                   Sq. Ft.
    86.02                       7,000                    Sq. Ft.
     87                          200                     Units                    26,700                L(26),D(90),O(4)
     88                        131,575                   Sq. Ft.                    40                  L(29),D(89),O(2)
---------------------------------------------------------------------------------------------------------------------------------
     89                         52,313                   Sq. Ft.                    99                  L(28),D(89),O(3)
     90                         60,312                   Sq. Ft.                    82                  L(30),D(88),O(2)
     91                         70,350                   Sq. Ft.                    67                  L(27),D(8),O(25)
     92                           72                     Units                    63,194                L(25),D(91),O(4)
     93                         28,000                   Sq. Ft.                   161                  L(25),D(91),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     94                          110                     Pads                     40,000                L(29),D(29),O(2)
     95                         15,120                   Sq. Ft.                   283                  L(25),D(91),O(4)
     96                         46,550                   Sq. Ft.                    91                  L(28),D(85),O(7)
     97                         35,000                   Sq. Ft.                   117                  L(26),D(90),O(4)
     98                         55,050                   Sq. Ft.                    73                  L(24),YM1(56),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     99                         26,673                   Sq. Ft.                   135                  L(25),D(91),O(4)
     100                         170                     Units                    20,588                L(33),D(83),O(4)
     101                          11                     Units                   309,091                L(25),D(91),O(4)
     102                          85                     Rooms                    39,369                L(25),D(31),O(4)
     103                        12,522                   Sq. Ft.                   256                  L(26),D(90),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     104                        18,751                   Sq. Ft.                   171                  L(26),D(90),O(4)
     105                          34                     Units                    88,085                YM1(83),O(37)
     106                        27,600                   Sq. Ft.                   105                  L(26),D(90),O(4)
     107                         128                     Units                    22,536                L(26),D(90),O(4)
     108                         104                     Units                    26,681                L(26),D(90),O(4)
---------------------------------------------------------------------------------------------------------------------------------
     109                        2,200                    Sq. Ft.                  1,136                 L(25),D(91),O(4)


                                                                   Fourth      Fourth Most      Third             Third Most
                                                                Most Recent    Recent NOI    Most Recent          Recent NOI
  Loan No.                     Property Name                        NOI           Date           NOI                 Date
------------------------------------------------------------------------------------------------------------------------------------
      1       60 Wall Street
      2       DDR Portfolio
    2.01      Hilltop Plaza
    2.02      Largo Town Center
    2.03      Midway Plaza
------------------------------------------------------------------------------------------------------------------------------------
    2.04      Riverstone Plaza
    2.05      Highland Grove
    2.06      Riverdale Shops
    2.07      Skyview Plaza
    2.08      Apple Blossom Corners
------------------------------------------------------------------------------------------------------------------------------------
    2.09      Fayetteville Pavilion
    2.10      Creekwood Crossing
    2.11      Flamingo Falls
    2.12      Harundale Plaza
    2.13      Meadowmont Village Center
------------------------------------------------------------------------------------------------------------------------------------
    2.14      Springfield Commons
    2.15      Northlake Commons
    2.16      Village Square at Golf
    2.17      Oviedo Park Crossing
    2.18      Shoppes of Golden Acres
------------------------------------------------------------------------------------------------------------------------------------
    2.19      Bardmoor Shopping Center
    2.20      Rosedale Shopping Center
    2.21      Casselberry Commons
    2.22      Shoppes at New Tampa
    2.23      Crossroads Plaza
------------------------------------------------------------------------------------------------------------------------------------
    2.24      Plaza Del Paraiso
    2.25      North Pointe Plaza
    2.26      Melbourne Shopping Center
    2.27      Market Square
    2.28      Shoppes of Lithia
------------------------------------------------------------------------------------------------------------------------------------
    2.29      West Oaks Towne Center
    2.30      Sharon Greens
    2.31      Lakewood Ranch
    2.32      Cofer Crossing
    2.33      Clayton Corners
------------------------------------------------------------------------------------------------------------------------------------
    2.34      Clearwater Crossing
    2.35      Shoppes at Paradise Pointe
    2.36      Killearn Shopping Center
    2.37      Conway Plaza
    2.38      River Run Shopping Center
------------------------------------------------------------------------------------------------------------------------------------
    2.39      Aberdeen Square
    2.40      Chickasaw Trails Shopping Center
    2.41      Derby Square
    2.42      Shoppes at Lake Dow
    2.43      Shoppes of Ellenwood
------------------------------------------------------------------------------------------------------------------------------------
    2.44      Shops at Oliver's Crossing
    2.45      Southwood Village Shopping Center
    2.46      Paraiso Plaza
    2.47      Sheridan Square
    2.48      Countryside Shopping Center
------------------------------------------------------------------------------------------------------------------------------------
    2.49      Shoppes of Citrus Hills
    2.50      Crystal Springs Shopping Center
    2.51      Sexton Commons
    2.52      Hairston Crossing
      3       Waterview
------------------------------------------------------------------------------------------------------------------------------------
      4       Ritz-Carlton Key Biscayne                            11,373,566  12/31/2004      12,846,608         12/31/2005
      5       85 Tenth Avenue
      6       HCPI Medical Office Building Portfolio                8,531,370  12/31/2004      12,100,567           Various
    6.01      The Diagnostic Clinic                                 2,384,765  12/31/2004       2,421,823         12/31/2005
    6.02      Medical Place I                                       1,326,220  12/31/2004       1,237,699         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
    6.03      Southwest General Birth Place                         1,087,665  12/31/2004       1,124,012         12/31/2005
    6.04      Plano Medical Pavilion                                1,459,145  12/31/2004       1,374,391         12/31/2005
    6.05      Mission Surgery Center                                                              909,010  6 Months Ann. 12/31/2005
    6.06      Oakbrook Terrace Medical Center I                                                 1,017,516  11 Months Ann. 12/31/2005
    6.07      BayCare Health Headquarters                             680,684  12/31/2004         742,736         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
    6.08      Chesapeake Medical Center                               616,534  12/31/2004         631,625         12/31/2005
    6.09      Oakbrook Terrace Medical Center II                                                  639,379  11 Months Ann. 12/31/2005
    6.10      Randolph Medical Center                                 437,916  12/31/2004         431,022         12/31/2005
    6.11      Memorial Plaza                                                                      541,494  6 Months Ann. 12/31/2005
    6.12      St. Vincent Clinic - South University                                               362,576  6 Months Ann. 12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
    6.13      Northwest Regional Medical Center                       538,441  12/31/2004         598,136         12/31/2005
    6.14      St. Vincent Clinic - Rodney Parham                                                   69,148  6 Months Ann. 12/31/2005
      7       Market Street at The Woodlands                                                    5,061,459         12/31/2005
      8       Fashion Outlet of Las Vegas                           5,408,925  12/31/2004       6,749,557         12/31/2005
      9       USFS Industrial Distribution Portfolio
------------------------------------------------------------------------------------------------------------------------------------
    9.01      15155 Northam Street
    9.02      120 Longs Pond Road
    9.03      7004 East Hanna Avenue
    9.04      1685 West Cheyenne Avenue
    9.05      7801 Statesville Road
------------------------------------------------------------------------------------------------------------------------------------
    9.06      300 Lawrence Drive
    9.07      4550 West Buckeye Road
    9.08      8024 Telegraph Road
    9.09      10211 North IH 35
    9.10      7598 NW 6th Avenue
------------------------------------------------------------------------------------------------------------------------------------
    9.11      11994 Livingston Road
    9.12      1500 NC Hwy 39
    9.13      28001 Napier Road
    9.14      11955 East Peakview Avenue
    9.15      12301 Cumberland Road
------------------------------------------------------------------------------------------------------------------------------------
    9.16      1899 N US Hwy 1
    9.17      222 Otrobando Avenue P.O. Box 103
    9.18      9605 54th Avenue North
    9.19      W137 N9245 Highway 45
    9.20      950 South Shiloh Road & 1992 Forest Lane
------------------------------------------------------------------------------------------------------------------------------------
    9.21      111 Alliant Drive
    9.22      40 Fort Lewis Boulevard
    9.23      755 Pierce Road
    9.24      8000 Bavaria Road
    9.25      10410 South 50th Place
------------------------------------------------------------------------------------------------------------------------------------
    9.26      1 Quality Lane
    9.27      2850 Selma Highway
    9.28      5445 Spellmire Drive
    9.29      1350/1400 North 10th Street
    9.30      1044/1045 Garden Street
------------------------------------------------------------------------------------------------------------------------------------
    9.31      4601 32nd Avenue South
    9.32      5353 Nathan Lane North
    9.33      125 Gardenville Parkway West
    9.34      6315 John J Pershing Drive
    9.35      3500 Saratoga Avenue
------------------------------------------------------------------------------------------------------------------------------------
    9.36      333-340 North Claremont Avenue
    9.37      2575 Virginia Avenue
    9.38      345 Kino Drive
     10       135 East 57th Street                                 16,495,321  12/31/2004       6,450,696         12/31/2005
              Congressional Rollup
------------------------------------------------------------------------------------------------------------------------------------
     11       Congressional Village                                                             2,185,531         12/31/2005
     12       Jefferson at Congressional
     13       Georgian Towers                                       4,962,400  12/31/2004       5,254,153         12/31/2005
     14       Doubletree - Charleston                               3,912,144  12/31/2004       4,482,256         12/31/2005
     15       Siemens Office Building                               3,047,868  12/31/2004       3,166,558         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     16       Walgreens Portfolio III
    16.01     Walgreens (San Antonio)
    16.02     Walgreens (Lubbock)
    16.03     Walgreens (Houma)
    16.04     Walgreens (Whiteville)
------------------------------------------------------------------------------------------------------------------------------------
    16.05     Walgreens (Salisbury)
    16.06     Walgreens (Delavan)
    16.07     Walgreens (Sulphur)
    16.08     Walgreens (Kokomo)
     17       WOW Portfolio                                         1,871,439  10/31/2004       2,287,208         10/31/2005
------------------------------------------------------------------------------------------------------------------------------------
    17.01     WOW Logistics: Jerome                                   203,904  10/31/2004         429,721         10/31/2005
    17.02     WOW Logistics: Menasha                                  896,237  10/31/2004       1,093,650         10/31/2005
    17.03     WOW Logistics: Appleton                                 264,578  10/31/2004         268,708         10/31/2005
    17.04     WOW Logistics: Oshkosh-Badger                           300,976  10/31/2004         289,215         10/31/2005
    17.05     WOW Logistics: Oshkosh-Moser                            205,744  10/31/2004         205,914         10/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     18       Silverado & Grand Canyon                                                          1,116,613          7/31/2005
    18.01     Silverado Ranch Place (Buildings A & D)                                             778,411          7/31/2005
    18.02     Grand Canyon Parkway (Buildings A & D)                                              338,202          7/31/2005
     19       AFRT Bank Branch Portfolio (Pool D)
    19.01     Sawgrass
------------------------------------------------------------------------------------------------------------------------------------
    19.02     Deerfield Beach
    19.03     Altamonte Crossing Office
    19.04     Stonehenge Office
    19.05     El Dorado Hills Branch
    19.06     Bradenton City
------------------------------------------------------------------------------------------------------------------------------------
    19.07     47th Terrace
    19.08     Centerville
    19.09     Vero-West
    19.10     Brandon
    19.11     Lilburn Office
------------------------------------------------------------------------------------------------------------------------------------
    19.12     Holly Hill Office
    19.13     Cordova Office
    19.14     Simpsonville Main Office
    19.15     Sutter Creek
    19.16     Banner Elk
------------------------------------------------------------------------------------------------------------------------------------
     20       AFRT Bank Branch Portfolio (Pool B)
    20.01     New Citrus Park
    20.02     Cypress Lake Drive
    20.03     East Commercial Boulevard
    20.04     Lake Community Bank
------------------------------------------------------------------------------------------------------------------------------------
    20.05     Roseville
    20.06     Largo Office
    20.07     Harbison Office
    20.08     Providence Square
    20.09     Woodstock Crossing
------------------------------------------------------------------------------------------------------------------------------------
    20.10     Virginia Beach Shore Drive
    20.11     Ashley Village
    20.12     The Avenues
    20.13     Hamilton Square
    20.14     West Market Street
------------------------------------------------------------------------------------------------------------------------------------
    20.15     New Smyrna Beach East
    20.16     Valley Springs
     21       Fountain Glen at Kentlands Apartments                                             1,700,311         12/31/2005
     22       Strictly Pediatrics MOB
     23       Grants Pass Shopping Center                           1,505,600  12/31/2004       1,359,494         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     24       Barnes Marketplace
     25       Hilton Garden Inn - Tysons Corner
     26       65 Sprague Street                                                                 1,996,941         12/31/2005
     27       Compass Bank Building
     28       Walgreens Pool V
------------------------------------------------------------------------------------------------------------------------------------
    28.01     Walgreens (Virginia Beach)
    28.02     Walgreens (Snellville)
    28.03     Walgreens (Rockport)
    28.04     Walgreens (Concord)
    28.05     Walgreens (Florence)
------------------------------------------------------------------------------------------------------------------------------------
     29       Spring Hill Suites
     30       Hilton Garden Inn - JFK                                                           1,871,818         12/31/2005
     31       Intercontinental Center
     32       West Volusia                                          1,542,039  12/31/2004       1,773,119         12/31/2005
     33       Best Western Ocean View Resort                                                    1,940,154         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     34       Southlake Medical II                                                              1,059,376         12/31/2005
     35       The Springs Resort                                                                1,849,038         12/31/2005
     36       Silver Lake Office                                                                1,295,906         12/31/2005
     37       Crossroads Festival Shopping Center                   1,742,679  12/31/2004       1,632,616         12/31/2005
     38       The Inn at Little Washington                          2,026,419  12/31/2004       1,791,044         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     39       Sheraton Petaluma                                                                 1,611,230         12/31/2005
     40       Revere Golf Club                                      1,665,590  12/31/2004       1,950,427         12/31/2005
     41       Staybridge Suites - New Orleans                                                   1,570,005         12/31/2005
     42       Mission Mayfield Downs                                1,340,850  12/31/2004       1,308,315         12/31/2005
     43       Roosevelt Place
------------------------------------------------------------------------------------------------------------------------------------
     44       Pullman Portfolio                                     1,148,716  12/31/2004       1,225,456         12/31/2005
    44.01     Coffeehouse                                             248,208  12/31/2004         266,701         12/31/2005
    44.02     Grandview Park                                          283,489  12/31/2004         240,061         12/31/2005
    44.03     Campus Ridge                                            158,760  12/31/2004         187,628         12/31/2005
    44.04     Greystone Church                                                                     69,369         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
    44.05     Cougar Place                                            145,051  12/31/2004         156,962         12/31/2005
    44.06     Cougar Tower                                             86,383  12/31/2004          91,067         12/31/2005
    44.07     915/917 & 920 NE C Street                                72,979  12/31/2004          73,829         12/31/2005
    44.08     450 & 520 NE Oak Street, 820 NE Colorado Street          67,029  12/31/2004          60,787         12/31/2005
    44.09     510 Oak Street                                           35,908  12/31/2004          35,966         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
    44.10     925/927 Maple Street
    44.11     945/965 Maple Street                                     50,909  12/31/2004          43,086         12/31/2005
     45       The Village at Mayfield Apartments                    1,102,608  12/31/2004       1,158,299         12/31/2005
     46       Brentmoor Apartments                                   -216,202  12/31/2004         523,152         12/31/2005
     47       Courtyard by Marriott - Worcester                     1,840,355  12/31/2004       1,821,583         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     48       510 Township Road                                     1,838,413  12/31/2004       1,449,084         12/31/2005
     49       Davis Commons Apartments(22)
     50       Walgreens Pool IV
    50.01     Walgreens (Rochester Hills)
    50.02     CVS (Coon Rapids)
------------------------------------------------------------------------------------------------------------------------------------
    50.03     Walgreens (Norton)
     51       380 Lafayette Street
     52       Bob's Red Mill Industrial Building
     53       Regency North Whole Foods Center                      1,109,014  12/31/2004         803,339         12/31/2005
     54       Hampton Inn at Bellingham Airport                     1,106,806  12/31/2004       1,082,057         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     55       199 Lafayette Street                                                                209,083         12/31/2005
     56       Highland Park Office Building                         1,196,336  12/31/2004       1,314,646         12/31/2005
     57       Vanowen Apartments                                      758,873  12/31/2004         774,591         12/31/2005
     58       Marina Del Rey Shopping Center                                                      568,628         12/31/2005
     59       99 Sutton Street                                        889,667  12/31/2004         899,882         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     60       1130 Rainier Avenue South
     61       Rolando Plaza                                                                       925,696         12/31/2005
     62       TownePlace Suites - Sterling(23)                      1,256,608  12/31/2004       1,268,445         12/31/2005
     63       Boatyard Shopping Center
     64       Silver Square Office Building(26)
------------------------------------------------------------------------------------------------------------------------------------
     65       Walgreens Portfolio III - Pool 2
    65.01     Walgreens (Baton Rouge)
    65.02     Walgreens (Richmond)
     66       West Carmel Marketplace - Inline
     67       Stonehedge Square(30)
------------------------------------------------------------------------------------------------------------------------------------
     68       Boardwalk Shopping Center
     69       Hubbard Portfolio- Montlimar Apartments                                             978,333         12/31/2005
     70       25 Jay Street                                           546,755  12/31/2004         588,752         12/31/2005
     71       TownePlace Suites - Williston                           983,423  12/31/2004         812,093         12/31/2005
     72       Price Chopper Center
------------------------------------------------------------------------------------------------------------------------------------
     73       Beverly Boulevard                                       373,108  12/31/2004         306,188         12/31/2005
    73.01     8150 Beverly Boulevard                                  373,108  12/31/2004         306,188         12/31/2005
    73.02     7407 Beverly Boulevard
     74       Western Plaza(27)                                       619,669  12/31/2004         644,434         12/31/2005
     75       Charles Passage
------------------------------------------------------------------------------------------------------------------------------------
     76       599 3rd Street                                          533,588  12/31/2004         563,229         12/31/2005
     77       233 Norman Avenue
     78       Kedzie Plaza Shopping Center                            649,823  12/31/2004         586,440         12/31/2005
     79       Venture Plaza                                           803,469  12/31/2004         858,583         12/31/2005
     80       Oakland Shopping Center                                 748,342  12/31/2004         874,826         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     81       Hubbard Portfolio- Turtle Creek Apartments                                          582,283         12/31/2005
     82       First Pacific Corporation
     83       Nacogdoches Marketplace II                                                          582,448         12/31/2005
     84       Sure Lock Self Storage                                                              356,262         12/31/2005
     85       The Promenade Shopping Center                           542,150  12/31/2004         535,891         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     86       1165 Broadway & 2136 3rd Avenue
    86.01     1165 Broadway
    86.02     2136 3rd Avenue
     87       Hubbard Portfolio- Hunter's Pointe Apartments                                       572,656         12/31/2005
     88       Gloversville Shopping Center
------------------------------------------------------------------------------------------------------------------------------------
     89       Crown Office Village                                    606,323  12/31/2004         636,954         12/31/2005
     90       Lincoln Plaza Center                                    568,726  12/31/2004         472,876         12/31/2005
     91       110 Shawmut Road
     92       Shaker Point Apartments
     93       Pacific Boulevard Retail                                333,502  12/31/2004         394,816         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     94       Avalon MHP                                                                          355,859         12/31/2005
     95       Walgreens Drug Store                                                                350,004         12/31/2005
     96       Satterfield Landing Shopping Center                                                 213,587         12/31/2005
     97       Ashley Furniture Home Store
     98       100 Enterprise Place                                                                162,252         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     99       Shawnee Medical Center
     100      Garden Ridge Apartments                                 341,363  12/31/2004         427,785         12/31/2005
     101      Verona
     102      Days Inn - SeaTac Airport
     103      J. Crew Freeport                                        501,730  12/31/2004         445,253         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     104      Scottsdale Place
     105      Carl Junction Apartments
     106      Portola Centre                                          183,936  12/31/2004         284,060         12/31/2005
     107      Hubbard Portfolio- Pineview Landing                                                 362,595         12/31/2005
     108      Hubbard Portfolio- Creekside Apartments                                             340,113         12/31/2005
------------------------------------------------------------------------------------------------------------------------------------
     109      149 Spring Street


                Second             Second Most                          Most Recent
              Most Recent           Recent NOI           Most Recent        NOI         Underwritten   Underwritten    Underwritten
  Loan No.        NOI                  Date                  NOI            Date            NOI           Revenue          EGI
------------------------------------------------------------------------------------------------------------------------------------
      1                                                                                   $71,737,983    $71,737,983    $110,585,189
      2         74,463,711          12/31/2006                                             80,378,581     87,003,155     115,480,736
    2.01                                                                                    3,505,802      3,794,142       5,259,472
    2.02                                                                                    3,211,517      3,579,584       4,203,672
    2.03                                                                                    2,803,136      2,921,884       4,243,801
------------------------------------------------------------------------------------------------------------------------------------
    2.04                                                                                    3,103,466      3,348,575       4,024,441
    2.05                                                                                    3,383,288      3,612,954       4,493,237
    2.06                                                                                    2,752,491      3,103,120       5,084,183
    2.07                                                                                    2,581,599      2,680,158       3,690,615
    2.08                                                                                    2,373,719      2,477,404       2,922,066
------------------------------------------------------------------------------------------------------------------------------------
    2.09                                                                                    2,913,568      3,090,059       3,750,236
    2.10                                                                                    2,172,704      2,470,691       3,129,374
    2.11                                                                                    2,261,128      2,344,505       3,447,736
    2.12                                                                                    2,451,890      2,579,641       3,125,814
    2.13                                                                                    2,469,727      2,542,573       3,428,847
------------------------------------------------------------------------------------------------------------------------------------
    2.14                                                                                    2,611,985      2,814,610       3,283,634
    2.15                                                                                    1,763,829      1,893,599       2,693,788
    2.16                                                                                    1,604,198      1,780,268       2,507,729
    2.17                                                                                    1,796,334      2,022,392       2,756,150
    2.18                                                                                    1,577,477      1,635,436       2,206,300
------------------------------------------------------------------------------------------------------------------------------------
    2.19                                                                                    1,770,906      1,910,628       2,639,528
    2.20                                                                                    1,816,697      1,910,523       2,218,298
    2.21                                                                                    1,369,199      2,084,530       2,637,036
    2.22                                                                                    1,511,463      1,880,024       2,677,983
    2.23                                                                                    1,497,013      1,563,911       2,150,218
------------------------------------------------------------------------------------------------------------------------------------
    2.24                                                                                    1,078,931      1,135,756       1,655,058
    2.25                                                                                    1,136,180      1,288,528       1,724,311
    2.26                                                                                    1,103,917      1,400,659       1,717,422
    2.27                                                                                    1,386,065      1,448,716       1,709,925
    2.28                                                                                    1,127,002      1,133,358       1,596,955
------------------------------------------------------------------------------------------------------------------------------------
    2.29                                                                                    1,085,999      1,153,008       1,490,635
    2.30                                                                                    1,144,038      1,180,304       1,543,730
    2.31                                                                                      950,161        982,802       1,391,661
    2.32                                                                                    1,125,761      1,185,276       1,663,379
    2.33                                                                                    1,220,029      1,339,503       1,536,663
------------------------------------------------------------------------------------------------------------------------------------
    2.34                                                                                    1,061,726      1,118,749       1,299,540
    2.35                                                                                    1,001,492      1,066,200       1,417,362
    2.36                                                                                      912,147      1,022,447       1,287,701
    2.37                                                                                    1,001,632      1,157,000       1,483,786
    2.38                                                                                    1,041,982      1,154,481       1,802,815
------------------------------------------------------------------------------------------------------------------------------------
    2.39                                                                                      813,996        712,478       1,231,131
    2.40                                                                                      804,234        827,357       1,155,603
    2.41                                                                                      989,638      1,020,104       1,623,907
    2.42                                                                                      767,350        820,097       1,063,088
    2.43                                                                                      840,600        861,357       1,090,978
------------------------------------------------------------------------------------------------------------------------------------
    2.44                                                                                      879,292        930,992       1,164,261
    2.45                                                                                      789,580        773,502       1,168,625
    2.46                                                                                      797,323        863,412       1,270,645
    2.47                                                                                      578,423        673,299       1,045,898
    2.48                                                                                      791,008        845,777       1,175,274
------------------------------------------------------------------------------------------------------------------------------------
    2.49                                                                                      667,098        721,633         965,107
    2.50                                                                                      678,704        742,895         950,139
    2.51                                                                                      733,280        766,568         881,878
    2.52                                                                                      567,857        635,686         799,101
      3                                                                                    19,775,366     25,157,334      28,539,399
------------------------------------------------------------------------------------------------------------------------------------
      4         14,794,671          12/31/2006              18,579,919 T-12 6/30/2007      18,855,436     42,720,418      79,072,276
      5         16,220,086          12/31/2006              17,269,916 T-12 3/1/2007       19,627,738     22,664,958      27,771,253
      6         12,863,230          12/31/2006                                             12,259,805     16,456,915      19,268,139
    6.01         2,560,027          12/31/2006                                              2,303,036      2,790,562       2,790,562
    6.02         1,619,185          12/31/2006                                              1,215,762      2,771,772       3,373,301
------------------------------------------------------------------------------------------------------------------------------------
    6.03         1,172,971          12/31/2006                                              1,367,605      1,437,245       1,437,245
    6.04         1,547,286          12/31/2006                                              1,453,362      1,734,278       2,479,049
    6.05           861,148          12/31/2006                                                867,493        890,090       1,304,730
    6.06         1,000,866          12/31/2006                                                968,643      1,272,897       1,419,113
    6.07           747,303          12/31/2006                                                724,903        724,903         947,099
------------------------------------------------------------------------------------------------------------------------------------
    6.08           576,768          12/31/2006                                                723,374      1,145,903       1,161,727
    6.09           735,960          12/31/2006                                                675,351        910,517       1,020,184
    6.10           486,961          12/31/2006                                                512,998        821,389         912,223
    6.11           612,365          12/31/2006                                                582,102      1,123,408       1,123,408
    6.12           364,900          12/31/2006                                                354,313        354,314         492,147
------------------------------------------------------------------------------------------------------------------------------------
    6.13           507,965          12/31/2006                                                438,758        407,534         695,949
    6.14            69,525          12/31/2006                                                 72,105         72,106         111,403
      7          5,893,852          12/31/2006               7,034,251 T-12 4/30/2007      10,378,090     10,746,611      15,880,622
      8          6,914,329          12/31/2006                                              8,754,008      8,582,967      15,353,530
      9                                                                                    50,960,217     50,960,217      52,536,306
------------------------------------------------------------------------------------------------------------------------------------
    9.01                                                                                    4,317,090      4,317,090       4,450,608
    9.02                                                                                    2,934,207      2,934,207       3,024,955
    9.03                                                                                    2,365,184      2,365,184       2,438,334
    9.04                                                                                    1,798,626      1,798,626       1,854,253
    9.05                                                                                    2,488,035      2,488,035       2,564,984
------------------------------------------------------------------------------------------------------------------------------------
    9.06                                                                                    1,974,681      1,974,681       2,035,754
    9.07                                                                                    2,007,725      2,007,725       2,069,820
    9.08                                                                                    2,265,108      2,265,108       2,335,163
    9.09                                                                                    2,806,439      2,806,439       2,893,237
    9.10                                                                                    1,668,792      1,668,792       1,720,404
------------------------------------------------------------------------------------------------------------------------------------
    9.11                                                                                    1,947,466      1,947,466       2,007,697
    9.12                                                                                    2,100,388      2,100,388       2,165,348
    9.13                                                                                    1,598,144      1,598,144       1,647,571
    9.14                                                                                    1,477,034      1,477,034       1,522,715
    9.15                                                                                    1,453,996      1,453,996       1,498,965
------------------------------------------------------------------------------------------------------------------------------------
    9.16                                                                                    1,175,382      1,175,382       1,211,734
    9.17                                                                                    1,282,459      1,282,459       1,322,123
    9.18                                                                                    1,202,019      1,202,019       1,239,195
    9.19                                                                                    1,088,658      1,088,658       1,122,328
    9.20                                                                                    1,589,644      1,589,644       1,638,808
------------------------------------------------------------------------------------------------------------------------------------
    9.21                                                                                    1,057,874      1,057,874       1,090,592
    9.22                                                                                      949,224        949,224         978,582
    9.23                                                                                    1,090,238      1,090,238       1,123,957
    9.24                                                                                      893,184        893,184         920,808
    9.25                                                                                      785,983        785,983         810,292
------------------------------------------------------------------------------------------------------------------------------------
    9.26                                                                                      901,845        901,845         929,737
    9.27                                                                                      736,788        736,788         759,575
    9.28                                                                                      642,382        642,382         662,249
    9.29                                                                                      604,696        604,696         623,398
    9.30                                                                                      706,256        706,256         728,099
------------------------------------------------------------------------------------------------------------------------------------
    9.31                                                                                      622,740        622,740         642,000
    9.32                                                                                      429,501        429,501         442,784
    9.33                                                                                      509,131        509,131         524,877
    9.34                                                                                      430,329        430,329         443,638
    9.35                                                                                      336,051        336,051         346,445
------------------------------------------------------------------------------------------------------------------------------------
    9.36                                                                                      300,470        300,470         309,763
    9.37                                                                                      299,460        299,460         308,722
    9.38                                                                                      122,988        122,988         126,792
     10          8,627,289          12/31/2006                                              8,426,783      7,513,812      20,571,239
                                                                                            5,186,584      5,511,492       6,091,822
------------------------------------------------------------------------------------------------------------------------------------
     11          2,371,292          12/31/2006               4,296,537 T-12 5/31/2007       3,522,892      3,845,397       4,425,727
     12                                                                                     1,663,692      1,666,095       1,666,095
     13          5,706,522          12/31/2006                                             14,489,867     20,441,239      21,559,877
     14          4,729,233          12/31/2006                                              5,903,000     10,392,000      14,529,000
     15          3,299,638          12/31/2006                                              3,320,109      3,422,793       3,422,793
------------------------------------------------------------------------------------------------------------------------------------
     16                                                                                     2,669,131      2,669,131       2,669,131
    16.01                                                                                     589,000        589,000         589,000
    16.02                                                                                     324,731        324,731         324,731
    16.03                                                                                     319,400        319,400         319,400
    16.04                                                                                     312,500        312,500         312,500
------------------------------------------------------------------------------------------------------------------------------------
    16.05                                                                                     300,000        300,000         300,000
    16.06                                                                                     293,600        293,600         293,600
    16.07                                                                                     279,900        279,900         279,900
    16.08                                                                                     250,000        250,000         250,000
     17          2,436,018          10/31/2006                                              3,071,476      3,563,167       4,310,729
------------------------------------------------------------------------------------------------------------------------------------
    17.01          483,676          10/31/2006                                              1,060,557      1,107,467       1,563,664
    17.02        1,084,733          10/31/2006                                              1,013,775      1,079,238       1,297,578
    17.03          485,646          10/31/2006                                                479,073        757,819         757,820
    17.04          286,974          10/31/2006                                                336,352        349,013         422,039
    17.05           94,989          10/31/2006                                                181,719        269,628         269,628
------------------------------------------------------------------------------------------------------------------------------------
     18          2,419,304          7/31/2006                2,566,512 T-12 2/28/2007       2,583,899      2,790,668       3,245,851
    18.01        1,512,040          7/31/2006                1,602,337 T-12 2/28/2007       1,609,741      1,721,894       2,047,478
    18.02          907,264          7/31/2006                  964,175 T-12 2/28/2007         974,158      1,068,774       1,198,373
     19          2,371,215          12/31/2006                                              2,550,818      2,629,710       2,629,710
    19.01          449,087          12/31/2006                                                476,963        491,714         491,714
------------------------------------------------------------------------------------------------------------------------------------
    19.02          423,258          12/31/2006                                                443,728        457,452         457,452
    19.03          224,864          12/31/2006                                                233,178        240,389         240,389
    19.04          177,994          12/31/2006                                                194,310        200,320         200,320
    19.05          161,645          12/31/2006                                                155,249        160,050         160,050
    19.06           58,491          12/31/2006                                                150,544        155,200         155,200
------------------------------------------------------------------------------------------------------------------------------------
    19.07          144,224          12/31/2006                                                145,732        150,240         150,240
    19.08          120,061          12/31/2006                                                127,190        131,124         131,124
    19.09          100,113          12/31/2006                                                 97,233        100,240         100,240
    19.10           94,289          12/31/2006                                                 94,090         97,000          97,000
    19.11           88,580          12/31/2006                                                 92,182         95,033          95,033
------------------------------------------------------------------------------------------------------------------------------------
    19.12           78,533          12/31/2006                                                 81,777         84,306          84,306
    19.13           71,867          12/31/2006                                                 74,823         77,137          77,137
    19.14           69,311          12/31/2006                                                 77,969         80,380          80,380
    19.15           53,139          12/31/2006                                                 52,926         54,563          54,563
    19.16           55,758          12/31/2006                                                 52,926         54,563          54,563
------------------------------------------------------------------------------------------------------------------------------------
     20          2,151,202          12/31/2006                                              2,447,716      2,523,419       2,523,419
    20.01          264,250          12/31/2006                                                277,698        286,287         286,287
    20.02                                                                                     231,535        238,696         238,696
    20.03          183,363          12/31/2006                                                207,842        214,270         214,270
    20.04          199,272          12/31/2006                                                194,061        200,063         200,063
------------------------------------------------------------------------------------------------------------------------------------
    20.05          184,137          12/31/2006                                                176,419        181,875         181,875
    20.06          151,586          12/31/2006                                                150,544        155,200         155,200
    20.07          119,706          12/31/2006                                                148,605        153,201         153,201
    20.08          112,259          12/31/2006                                                141,135        145,500         145,500
    20.09          254,628          12/31/2006                                                147,375        151,933         151,933
------------------------------------------------------------------------------------------------------------------------------------
    20.10          137,231          12/31/2006                                                142,029        146,421         146,421
    20.11          121,033          12/31/2006                                                128,245        132,211         132,211
    20.12           66,120          12/31/2006                                                123,485        127,305         127,305
    20.13          108,070          12/31/2006                                                110,462        113,878         113,878
    20.14           98,570          12/31/2006                                                105,992        109,270         109,270
------------------------------------------------------------------------------------------------------------------------------------
    20.15           80,904          12/31/2006                                                 91,722         94,559          94,559
    20.16           70,073          12/31/2006                                                 70,568         72,750          72,750
     21          1,825,962          12/31/2006               1,827,234 T-12 3/31/2007       2,050,168      3,158,515       3,245,632
     22                                                                                     2,770,724      2,752,776       4,287,534
     23          1,467,974          12/31/2006               1,644,918 T-12 4/30/2007       1,748,541      1,714,957       2,358,547
------------------------------------------------------------------------------------------------------------------------------------
     24                                                      2,537,515 Ann. 5/1/2007        2,341,182      1,960,444       3,427,202
     25            935,091        T-8 11/30/2006                                            2,779,000      6,853,000       7,477,000
     26          2,102,501       Ann. 10/31/2006                                            2,697,078      2,969,778       4,465,281
     27          1,410,938          12/31/2006               1,555,262 T-12 4/30/2007       2,253,240      3,205,403       3,562,124
     28                                                                                     1,741,370      1,741,370       1,741,370
------------------------------------------------------------------------------------------------------------------------------------
    28.01                                                                                     410,000        410,000         410,000
    28.02                                                                                     391,500        391,500         391,500
    28.03                                                                                     321,000        321,000         321,000
    28.04                                                                                     315,000        315,000         315,000
    28.05                                                                                     303,870        303,870         303,870
------------------------------------------------------------------------------------------------------------------------------------
     29                                                      1,353,880 Ann. 4/30/2007       2,294,069      5,055,003       5,201,781
     30          2,718,415          12/31/2006                                              2,787,000      8,239,000       9,116,000
     31           -111,047          12/31/2006                 213,310 T-12 3/31/2007       1,750,660      2,922,003       3,466,148
     32                                                                                     1,865,768      2,190,294       2,712,003
     33          2,011,867          12/31/2006               2,044,503 T-12 3/31/2007       2,162,978      4,100,600       4,891,105
------------------------------------------------------------------------------------------------------------------------------------
     34          1,561,599        Ann. 9/30/2006                                            1,483,025      1,483,026       1,893,809
     35          2,140,170          12/31/2006               2,211,163 T-12 4/30/2007       2,013,879      2,234,679       4,682,572
     36          1,213,966       Ann. 11/30/2006                                            1,820,492      2,956,763       2,956,762
     37          1,757,504          12/31/2006               1,706,122 Ann. 4/30/2007       1,712,113      1,668,523       2,407,358
     38          1,828,696        T-12 9/30/2006                                            2,410,000      3,723,000      11,962,000
------------------------------------------------------------------------------------------------------------------------------------
     39          2,054,955          12/31/2006               1,886,067 T-12 5/31/2007       1,897,636      6,395,093       8,965,627
     40          2,102,181          12/31/2006                                              2,226,172      6,965,750      10,317,250
     41          4,986,447        T-12 9/30/2006                                            2,329,000      6,070,000       6,146,000
     42          1,276,369          12/31/2006               1,231,618 T-12 3/31/2007       1,260,517      2,094,427       2,251,795
     43            929,838          12/31/2006                                              1,332,229      1,928,457       2,014,207
------------------------------------------------------------------------------------------------------------------------------------
     44          1,375,925          12/31/2006                                              1,246,294      1,670,117       1,820,927
    44.01          262,954          12/31/2006                                                245,458        323,149         357,367
    44.02          224,390          12/31/2006                                                211,027        290,271         317,645
    44.03          195,306          12/31/2006                                                177,700        231,238         246,881
    44.04          179,244          12/31/2006                                                158,722        219,890         234,555
------------------------------------------------------------------------------------------------------------------------------------
    44.05          166,123          12/31/2006                                                150,694        199,891         211,623
    44.06           97,954          12/31/2006                                                 92,145        126,624         136,401
    44.07           72,492          12/31/2006                                                 51,210         75,023          82,844
    44.08           61,329          12/31/2006                                                 66,020         76,285          95,111
    44.09           38,245          12/31/2006                                                 31,538         47,751          53,617
------------------------------------------------------------------------------------------------------------------------------------
    44.10           28,565          12/31/2006                                                 27,919         35,099          37,054
    44.11           49,323          12/31/2006                                                 33,860         44,897          47,830
     45          1,051,607       Ann. 11/30/2006                                            1,331,633      2,510,700       2,717,188
     46          1,027,614          12/31/2006                                              1,208,434      1,749,257       1,890,965
     47          1,788,408          12/31/2006               1,534,310 T-12 3/23/2007       1,602,000      3,931,000       4,262,000
------------------------------------------------------------------------------------------------------------------------------------
     48                                                        592,469 Ann. 3/31/2007       1,189,849      1,614,792       1,863,074
     49                                                        957,381 T-12 4/30/2007       1,162,758      1,704,385       1,885,279
     50                                                                                     1,096,351      1,096,351       1,096,351
    50.01                                                                                     445,000        445,000         445,000
    50.02                                                                                     351,351        351,351         351,351
------------------------------------------------------------------------------------------------------------------------------------
    50.03                                                                                     300,000        300,000         300,000
     51                                                      1,188,713 T-12 3/1/2007        1,212,570      1,222,862       1,724,496
     52                                                                                     1,235,258      1,235,258       1,235,258
     53            842,985          12/31/2006                                                948,665        990,890       1,465,743
     54          1,442,417          12/31/2006               1,552,673 T-12 3/31/2007       1,393,510      3,464,056       3,751,212
------------------------------------------------------------------------------------------------------------------------------------
     55            589,865          12/31/2006                                                888,455        987,483       1,020,109
     56          1,390,321          12/31/2006               1,668,857 Ann. 3/31/2007       1,260,985      1,498,082       1,772,478
     57            900,414          12/31/2006                                                929,557      1,144,637       1,190,293
     58            468,798          12/31/2006                 696,411 T-12 6/30/2007         966,208      1,075,545       1,524,853
     59            874,594          12/31/2006                                                820,819        980,695       1,097,969
------------------------------------------------------------------------------------------------------------------------------------
     60                                                                                       892,752      1,301,535       1,301,535
     61            912,570          12/31/2006                                                840,892        897,293       1,277,511
     62          1,197,394          12/31/2006               1,207,058 T-12 3/31/2007       1,147,331      2,537,000       2,566,613
     63                                                        881,432 Ann. 3/31/2007         934,586      1,018,828       1,376,702
     64                                                        518,102 T-12 4/30/2007         956,992      1,497,866       1,531,849
------------------------------------------------------------------------------------------------------------------------------------
     65                                                                                       706,450        706,450         706,450
    65.01                                                                                     356,450        356,450         356,450
    65.02                                                                                     350,000        350,000         350,000
     66                                                                                       694,421        723,315         831,477
     67                                                        910,854 Ann. 3/31/2007         866,128        813,021       1,173,192
------------------------------------------------------------------------------------------------------------------------------------
     68            406,749          12/31/2006                                                666,140        748,185         890,229
     69            906,225          12/31/2006               1,001,703 T-12 4/30/2007         851,550      1,478,100       1,551,334
     70            679,906          12/31/2006                                                674,904        616,416         857,824
     71            877,355          12/31/2006                 895,971 T-12 3/31/2007         919,000      2,025,000       2,050,000
     72                                                                                       662,610        706,538       1,198,041
------------------------------------------------------------------------------------------------------------------------------------
     73            811,717          12/31/2006                                                691,489        947,766         988,266
    73.01          721,685          12/31/2006                                                539,911        738,975         779,475
    73.02           90,032          12/31/2006                                                151,578        208,791         208,791
     74            712,478          12/31/2006                 736,700 Ann. 3/31/2007         666,040        651,419         830,866
     75                                                        616,668 Ann. 3/19/2007         599,957        754,266         775,955
------------------------------------------------------------------------------------------------------------------------------------
     76            654,841          12/31/2006                 673,639 T-12 5/31/2007         622,168        812,820         818,280
     77            519,266          12/31/2006                                                546,781        625,805         625,805
     78            590,467       T-12 11/30/2006                                              639,691        724,441       1,075,958
     79            861,947          12/31/2006                                                785,667      1,212,388       1,317,262
     80            849,439          12/31/2006                 824,037 Ann. 4/30/2007         777,224        788,126       1,728,622
------------------------------------------------------------------------------------------------------------------------------------
     81            555,630          12/31/2006                 598,919 T-12 4/30/2007         590,970      1,098,349       1,175,542
     82                                                                                       598,807        577,046         911,586
     83            558,348          12/31/2006                 585,868 Ann. 3/31/2007         540,320        554,902         710,729
     84            478,840       T-12 10/31/2006                                              479,352        655,841         696,215
     85            608,032          12/31/2006                 522,437 Ann. 4/30/2007         590,826        696,917       1,031,331
------------------------------------------------------------------------------------------------------------------------------------
     86                                                        496,500 T-12 4/1/2007          465,127        496,611         530,037
    86.01                                                      303,000 T-12 4/1/2007          288,163        307,694         309,945
    86.02                                                      193,500 T-12 4/1/2007          176,964        188,916         220,091
     87            553,698          12/31/2006                 578,205 T-12 4/30/2007         517,273      1,022,148       1,078,676
     88                                                                                       588,230        688,274         987,877
------------------------------------------------------------------------------------------------------------------------------------
     89            571,516          12/31/2006                                                531,575        709,272         780,677
     90            539,738       T-12 11/30/2006                                              519,527        729,483         814,521
     91                                                                                       462,258        483,155         696,551
     92                                                        571,729 Ann. 5/31/2007         398,060        579,995         606,707
     93            429,795          12/31/2006                 370,845 Ann. 5/31/2007         454,790        528,892         543,988
------------------------------------------------------------------------------------------------------------------------------------
     94            346,151  (6 months Ann.) 12/31/2006                                        374,345        521,726         667,026
     95            350,004          12/31/2006                 350,000 Ann. 5/31/2007         344,750        350,000         350,000
     96            142,404          12/31/2006                                                418,453        484,825         531,325
     97                                                                                       387,564        387,564         483,293
     98            307,341 (11 Months Ann.) 11/30/2006                                        515,664        588,920         643,921
------------------------------------------------------------------------------------------------------------------------------------
     99                                                                                       356,310        373,605         432,363
     100           445,246        T-12 6/30/2006                                              415,008      1,060,039       1,093,577
     101                                                                                      297,527        396,097         401,377
     102           500,235          12/31/2006                 457,750 T-12 4/30/2007         452,287      1,469,250       1,494,250
     103           410,204          12/31/2006                 458,604 Ann. 3/31/2007         412,018        414,798         493,172
------------------------------------------------------------------------------------------------------------------------------------
     104                                                       288,185 Ann. 4/30/2007         273,633        447,912         463,240
     105                                                       319,029 Ann. 4/30/2007         306,735        482,455         486,438
     106           359,681          12/31/2006                                                325,574        547,390         643,436
     107           349,903          12/31/2006                 415,863 T-12 4/30/2007         323,901        559,511         648,104
     108           285,422          12/31/2006                 338,595 T-12 4/30/2007         283,599        532,552         569,611
------------------------------------------------------------------------------------------------------------------------------------
     109                                                                                      557,820        342,150         755,638


               Underwritten    Underwritten  Underwritten  Underwritten Net
  Loan No.       Expenses        Reserves        TI/LC         Cash Flow                  Largest Tenant(19)               SF
----------------------------------------------------------------------------------------------------------------------------------
      1          $38,847,206        $568,919                     $71,169,064    Deutsche Bank AG New York Branch        1,625,483
      2           35,102,155       1,509,521     3,904,271        74,964,789
    2.01           1,753,670          86,021       165,721         3,254,060    Century Theater                            51,840
    2.02             992,155          57,375       170,213         2,983,929    Regency Furniture                          71,042
    2.03           1,440,665          22,721       174,803         2,605,612    Publix                                     56,085
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    2.04             920,975         113,855       140,332         2,849,279    Belk's                                     60,103
    2.05           1,109,949         103,140       200,111         3,080,037    Kohl's                                     98,037
    2.06           2,331,692          40,996       107,959         2,603,536    Kohl's                                     85,992
    2.07           1,109,016          28,124       192,953         2,360,522    K-Mart                                     95,810
    2.08             548,347          67,357        64,368         2,241,994    Kohl's                                     84,000
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    2.09             836,668          27,239       140,912         2,745,418    Creative Basket Express                    45,000
    2.10             956,670          22,709       103,764         2,046,232    Beall's                                    66,700
    2.11           1,186,608          10,857        87,513         2,162,759    Fresh Market                               18,400
    2.12             673,924          71,814        95,171         2,284,905    Value City                                 81,713
    2.13             959,120          13,275        67,619         2,388,834    Harris Teeter                              44,926
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    2.14             671,649          73,367       128,301         2,410,317    Kohl's                                     86,584
    2.15             929,959          16,462        83,403         1,663,964    Ross Dress for Less                        30,000
    2.16             903,531          12,649       105,021         1,486,528    Publix                                     39,795
    2.17             959,816          18,621       130,587         1,647,126    Linens 'N Things                           30,700
    2.18             628,823          13,061        60,631         1,503,785    Publix                                     44,271
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    2.19             868,622          48,853       124,147         1,597,906    Publix                                     65,537
    2.20             401,601          38,143        58,175         1,720,379    Harris Teeter                              46,750
    2.21           1,267,837          92,407       132,142         1,144,650    Ross Dress for Less                        42,862
    2.22           1,166,520          15,822        62,502         1,433,139    Beall's                                    55,400
    2.23             653,205          16,133        13,301         1,467,579    Shoprite                                   60,795
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    2.24             576,127          31,328        24,098         1,023,505    Publix                                     61,166
    2.25             588,131          43,873        86,552         1,005,755    Publix                                     48,890
    2.26             613,505          20,422       118,180           965,315    Big Lots                                   37,500
    2.27             323,860          37,747        83,006         1,265,312    Office Depot                               24,920
    2.28             469,953           7,143        19,259         1,100,600    Publix                                     54,379
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    2.29             404,636           6,654        54,885         1,024,460    Michael's                                  23,764
    2.30             399,692           9,832        37,000         1,097,206    Kroger                                     54,139
    2.31             441,500           6,947        20,384           922,830    Publix                                     44,271
    2.32             537,618          31,684        43,637         1,050,440    Kroger                                     64,905
    2.33             316,634          12,565        60,107         1,147,357    Lowe's Foods                               45,374
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    2.34             237,814           9,057        33,634         1,019,035    Kroger                                     54,166
    2.35             415,870           8,393        38,102           954,997    Publix                                     44,271
    2.36             375,554          17,141        75,936           819,070    Publix                                     53,096
    2.37             482,154          24,722        61,294           915,616    Publix                                     37,888
    2.38             760,833          13,110        74,256           954,616    Publix                                     42,968
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    2.39             417,135          16,228        58,767           739,001    Publix                                     48,555
    2.40             351,369          25,667        41,973           736,594    Publix                                     47,813
    2.41             634,269          33,335        61,288           895,015    Giant Eagle                                70,000
    2.42             295,738           7,327        17,797           742,226    Publix                                     44,271
    2.43             250,378           6,772        20,858           812,970    Publix                                     44,271
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    2.44             284,969           7,651        28,960           842,681    Lowe's Foods                               42,362
    2.45             379,045           6,284        16,386           766,910    Publix                                     44,840
    2.46             473,322          19,428        36,263           741,632    Publix                                     37,912
    2.47             467,475          26,315        54,519           497,589    Publix                                     42,112
    2.48             384,266          27,375        41,824           721,809    Winn-Dixie                                 51,261
----------------------------------------------------------------------------------------------------------------------------------
    2.49             298,009          24,124        39,226           603,748    Publix                                     47,814
    2.50             271,435           6,699        20,907           651,098    Publix                                     44,271
    2.51             148,598           4,910        12,715           715,655    Harris Teeter                              36,000
    2.52             231,244           5,788        12,809           549,260    Publix                                     44,271
      3            8,764,033         158,477                      19,616,889    Corporate Executive Board                 625,062
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      4           60,216,839       3,162,891                      15,692,545
      5            8,143,515                                      19,627,738    General Services Administration           224,000
      6            7,008,334         183,473     1,296,143        10,780,188
    6.01             487,526          22,951       152,727         2,127,358    Diagnostic Clinic Medical Group           114,756
    6.02           2,157,539          29,893       213,543           972,326    Orthopedic Associates                       7,432
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    6.03              69,640           8,435        89,420         1,269,750    Southwest General Hospital, LP             34,080
    6.04           1,025,687          20,198       175,241         1,257,923    Timothy W. Freer, MD, PA                   17,049
    6.05             437,237           8,996        37,627           820,870    Associates of the Memorial/ Mission        21,606
    6.06             450,471           9,901        85,248           873,494    HealthSouth Corporation                     9,501
    6.07             222,196          15,000        77,494           632,409    BayCare Health Systems, Inc.               75,000
----------------------------------------------------------------------------------------------------------------------------------
    6.08             438,353          15,107       139,322           568,945    Pediatric Specialist                        5,084
    6.09             344,832           8,021        90,751           576,580    Loyola University Medical Center           34,634
    6.10             399,225           8,172        62,896           441,930    Stephen P. Ginsberg MD, P.A.                2,842
    6.11             541,306          17,871        90,437           473,794    Memorial Health Care System, Inc.          16,142
    6.12             137,834           7,810        27,511           318,992    St. Vincent Infirmary Medical Center       35,501
----------------------------------------------------------------------------------------------------------------------------------
    6.13             257,191           8,520        52,046           378,192    Coastal Children's Clinic, P.A              4,367
    6.14              39,297           2,597         1,880            67,628    St. Vincent Infirmary Medical               7,280
      7            5,502,532          70,368       286,020        10,021,702    HEB                                        81,300
      8            6,599,522          55,704       345,594         8,352,710    Neiman Marcus Last Call                    25,007
      9            1,576,089                     1,929,913        49,030,304    U.S. Foodservice                        9,042,097
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    9.01             133,518                        93,216         4,223,874    U.S. Foodservice                          436,739
    9.02              90,749                       107,706         2,826,501    U.S. Foodservice                          504,627
    9.03              73,150                        71,850         2,293,334    U.S. Foodservice                          336,634
    9.04              55,628                        65,694         1,732,932    U.S. Foodservice                          307,790
    9.05              76,950                        91,328         2,396,706    U.S. Foodservice                          427,894
----------------------------------------------------------------------------------------------------------------------------------
    9.06              61,073                        70,487         1,904,194    U.S. Foodservice                          330,250
    9.07              62,095                        66,998         1,940,727    U.S. Foodservice                          313,900
    9.08              70,055                        73,907         2,191,201    U.S. Foodservice                          346,271
    9.09              86,797                        68,677         2,737,762    U.S. Foodservice                          321,769
    9.10              51,612                        36,754         1,632,038    U.S. Foodservice                          172,200
----------------------------------------------------------------------------------------------------------------------------------
    9.11              60,231                        61,273         1,886,193    U.S. Foodservice                          287,080
    9.12              64,960                        84,108         2,016,280    U.S. Foodservice                          394,065
    9.13              49,427                        61,214         1,536,931    U.S. Foodservice                          286,800
    9.14              45,681                        81,326         1,395,708    U.S. Foodservice                          381,032
    9.15              44,969                        48,890         1,405,106    U.S. Foodservice                          229,062
----------------------------------------------------------------------------------------------------------------------------------
    9.16              36,352                        43,145         1,132,237    U.S. Foodservice                          202,143
    9.17              39,664                        51,355         1,231,104    U.S. Foodservice                          240,609
    9.18              37,176                        46,856         1,155,163    U.S. Foodservice                          219,530
    9.19              33,670                        36,887         1,051,770    U.S. Foodservice                          172,826
    9.20              49,164                        76,276         1,513,368    U.S. Foodservice                          357,370
----------------------------------------------------------------------------------------------------------------------------------
    9.21              32,718                        35,844         1,022,030    U.S. Foodservice                          167,939
    9.22              29,357                        76,021           873,203    U.S. Foodservice                          356,178
    9.23              33,719                        32,015         1,058,223    U.S. Foodservice                          150,000
    9.24              27,624                        35,767           857,417    U.S. Foodservice                          167,575
    9.25              24,309                        13,316           772,668    U.S. Foodservice                           62,388
----------------------------------------------------------------------------------------------------------------------------------
    9.26              27,892                        33,104           868,741    U.S. Foodservice                          155,100
    9.27              22,787                        64,909           671,879    U.S. Foodservice                          304,112
    9.28              19,867                        43,532           598,850    U.S. Foodservice                          203,958
    9.29              18,702                        33,295           571,401    U.S. Foodservice                          155,994
    9.30              21,843                        69,132           637,124    U.S. Foodservice                          323,900
----------------------------------------------------------------------------------------------------------------------------------
    9.31              19,260                        25,446           597,294    U.S. Foodservice                          119,220
    9.32              13,284                        17,044           412,457    U.S. Foodservice                           79,855
    9.33              15,746                        32,038           477,093    U.S. Foodservice                          150,104
    9.34              13,309                        22,838           407,492    U.S. Foodservice                          107,000
    9.35              10,393                        14,044           322,007    U.S. Foodservice                           65,800
----------------------------------------------------------------------------------------------------------------------------------
    9.36               9,293                        10,181           290,289    U.S. Foodservice                           47,700
    9.37               9,262                        29,313           270,147    U.S. Foodservice                          137,337
    9.38               3,804                         4,129           118,859    U.S. Foodservice                           19,346
     10           12,144,456         149,619       958,692         7,318,472    Links Holdings, LLC                        86,975
                     905,238          15,050        50,168         5,121,366
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     11              902,835          15,050        50,168         3,457,674    REI Recreational Equipment                 25,944
     12                2,403                                       1,663,692
     13            7,070,009         222,500                      14,267,367
     14            8,626,000         581,000                       5,322,000
     15              102,684                                       3,320,109    Siemens Real Estate Inc                   278,000
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     16                               11,790                       2,657,341
    16.01                              1,449                         587,551    Walgreens                                  14,490
    16.02                              1,482                         323,249    Walgreens                                  14,820
    16.03                              1,449                         317,951    Walgreens                                  14,490
    16.04                              1,482                         311,018    Walgreens                                  14,820
----------------------------------------------------------------------------------------------------------------------------------
    16.05                              1,482                         298,518    Walgreens                                  14,820
    16.06                              1,482                         292,118    Walgreens                                  14,820
    16.07                              1,482                         278,418    Walgreens                                  14,820
    16.08                              1,482                         248,518    Walgreens                                  14,820
     17            1,239,253          57,140       131,661         2,882,676
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    17.01            503,107           9,230        35,060         1,016,267    WOW Logistics Company                     307,650
    17.02            283,803          22,125        37,845           953,804    SCA Tissue Mills                          442,500
    17.03            278,747          12,410        37,831           428,832    Hoffmaster / Solo Cup                     149,050
    17.04             85,687           8,125        13,602           314,626    Menasha Corp                               82,500
    17.05             87,909           5,250         7,322           169,147    TCFC, LLC                                  80,000
----------------------------------------------------------------------------------------------------------------------------------
     18              661,952          27,728        83,589         2,472,582
    18.01            437,737          19,982        54,417         1,535,342    Key Realty School                          13,774
    18.02            224,215           7,746        29,172           937,240    Sonny's Tavern                              4,620
     19               78,891           5,886                       2,544,933
    19.01             14,751             377                         476,586    SunTrust Bank                               3,770
----------------------------------------------------------------------------------------------------------------------------------
    19.02             13,724             633                         443,095    Commerce Bank, N.A.                         6,330
    19.03              7,212             321                         232,856    Branch Banking and Trust Company            3,213
    19.04              6,010             333                         193,977    First Charter Bank                          3,327
    19.05              4,802             625                         154,624    Western Sierra National Bank                6,250
    19.06              4,656             387                         150,157    First Priority Bank                         3,872
----------------------------------------------------------------------------------------------------------------------------------
    19.07              4,507             342                         145,390    Community Bank of Cape Coral                3,424
    19.08              3,934             176                         127,014    SunTrust Bank                               1,756
    19.09              3,007             333                          96,899    First Peoples Bank                          3,334
    19.10              2,910             323                          93,767    Coast Bank of Florida                       3,227
    19.11              2,851             376                          91,806    Regions Bank                                3,760
----------------------------------------------------------------------------------------------------------------------------------
    19.12              2,529             327                          81,450    AmSouth Bank                                3,269
    19.13              2,314             323                          74,500    AmSouth Bank                                3,229
    19.14              2,411             540                          77,429    Provident Community Bank                    5,400
    19.15              1,637             259                          52,667    Western Sierra National Bank                2,589
    19.16              1,637             211                          52,715    First Charter Bank                          2,108
----------------------------------------------------------------------------------------------------------------------------------
     20               75,703           7,483                       2,440,233
    20.01              8,589             383                         277,315    Branch Banking and Trust Company            3,827
    20.02              7,161             394                         231,141    Branch Banking and Trust Company            3,939
    20.03              6,428             407                         207,435    Regions Bank                                4,071
    20.04              6,002           1,506                         192,555    Lake Community Bank                        15,060
----------------------------------------------------------------------------------------------------------------------------------
    20.05              5,456             620                         175,799    Western Sierra National Bank                6,200
    20.06              4,656             676                         149,868    Coast Bank of Florida                       6,756
    20.07              4,596             326                         148,279    Regions Bank                                3,261
    20.08              4,365             344                         140,791    First Horizon Bank                          3,438
    20.09              4,558             369                         147,006    Regions Bank                                3,693
----------------------------------------------------------------------------------------------------------------------------------
    20.10              4,393             385                         141,644    Branch Banking and Trust Company            3,850
    20.11              3,966             287                         127,958    First Charter Bank                          2,867
    20.12              3,819             319                         123,166    Branch Banking and Trust Company            3,194
    20.13              3,416             493                         109,969    1st Constitution Bank                       4,930
    20.14              3,278             232                         105,760    SunTrust Bank                               2,320
----------------------------------------------------------------------------------------------------------------------------------
    20.15              2,837             340                          91,383    AmSouth Bank                                3,395
    20.16              2,183             403                          70,164    Western Sierra National Bank                4,032
     21            1,195,464          41,200                       2,008,968
     22            1,516,810          25,468       181,674         2,563,582    Specially for Children, Children's Hospital50,900
     23              610,006          41,573       110,862         1,596,106    Gottschalks                                44,557
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     24            1,086,020          27,027        46,792         2,267,363    Hobby Lobby                                86,024
     25            4,698,000         299,000                       2,480,000
     26            1,768,203         127,913       214,467         2,354,698    Sporto                                     99,956
     27            1,308,884          34,485       252,711         1,966,044    NM Public Defenders Department             57,962
     28                                7,530                       1,733,840
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    28.01                              1,482                         408,518    Walgreens                                  14,820
    28.02                              1,482                         390,018    Walgreens                                  14,820
    28.03                              1,482                         319,518    Walgreens                                  14,820
    28.04                              1,602                         313,398    Walgreens                                  14,560
    28.05                              1,482                         302,388    Walgreens                                  14,820
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     29            2,907,712         208,071                       2,085,998
     30            6,329,000         365,000                       2,422,000
     31            1,715,488          39,455        98,447         1,612,758    Intec Engineering Partnership, Ltd.        84,252
     32              846,235          26,655       152,235         1,686,878    Winn Dixie                                 50,085
     33            2,728,127         195,644                       1,967,334
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     34              410,784           6,983        46,550         1,429,492    Southlake Specialty Hospital, LLP          46,550
     35            2,668,693         140,477                       1,873,402
     36            1,136,270          51,209       132,401         1,636,882    State of DE Dept. of Insurance             26,141
     37              695,245          21,949       105,037         1,585,127    Bed, Bath & Beyond                         36,518
     38            9,552,000         419,000                       1,991,000
----------------------------------------------------------------------------------------------------------------------------------
     39            7,067,991         268,969                       1,628,667
     40       8,091,078              206,345                       2,019,827
     41            3,817,000         246,000                       2,083,000
     42              991,278          64,500                       1,196,017
     43              681,978          58,767                       1,273,463
----------------------------------------------------------------------------------------------------------------------------------
     44              574,633          38,775                       1,207,519
    44.01            111,909           9,625                         235,833
    44.02            106,617           7,700                         203,327
    44.03             69,181           4,400                         173,300
    44.04             75,833           4,125                         154,597
----------------------------------------------------------------------------------------------------------------------------------
    44.05             60,929           3,300                         147,394
    44.06             44,256           2,750                          89,395
    44.07             31,633           2,200                          49,010
    44.08             29,090           1,650                          64,370
    44.09             22,078           1,650                          29,888
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    44.10              9,136             550                          27,369
    44.11             13,970             825                          33,035
     45            1,385,555          56,700                       1,274,933
     46              682,531          45,600                       1,162,834
     47            2,660,000         213,000                       1,389,000
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     48              673,225          17,382        86,909         1,085,558    J&B Software, Inc.                         43,496
     49              722,521          38,160                       1,124,598
     50                                2,502                       1,093,850
    50.01                                864                         444,136    Walgreens                                  14,490
    50.02                                769                         350,582    NWC Northdale CVS, L.L.C.                  12,900
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    50.03                                868                         299,132    Walgreens                                  14,550
     51              511,926           7,006        28,024         1,177,540    Select Equity Group                        35,030
     52                               55,198        52,815         1,127,245    Bob's Red Mill Natural Foods              310,000
     53              517,078           6,006        12,880           929,779    Whole Foods Market                         40,492
     54            2,357,702         150,048                       1,243,462
----------------------------------------------------------------------------------------------------------------------------------
     55              131,654           2,850         8,340           877,265    Martignetti Restaurant                     10,500
     56              511,493           7,615       117,106         1,136,264    Fidelis Security Systems, Inc.             13,800
     57              260,736          35,120                         894,437
     58              558,645           6,219        23,919           936,070    Wells Fargo Bank                            5,980
     59              277,150           7,750                         813,069
----------------------------------------------------------------------------------------------------------------------------------
     60              408,783           9,300        60,053           823,399    Darigold, Inc.                             62,000
     61              436,619          10,864        36,214           793,815    Save A Lot, Ltd.                           14,000
     62            1,419,746         128,331                       1,019,000
     63              442,116          20,766        70,936           842,884    Harvest Market                             40,680
     64              574,857          17,454       110,745           828,793    City of Albuquerque                        31,554
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     65                                2,964                         703,486
    65.01                              1,482                         354,968    Walgreens                                  14,820
    65.02                              1,482                         348,518    Walgreens                                  14,820
     66              137,056           4,731        21,309           668,381    Sweet Dreams                                4,682
     67              307,065          23,065        41,510           801,553    Nell's Supermarket                         51,687
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     68              224,089           6,062        18,750           641,328    REMAX                                       5,093
     69              699,784          64,000                         787,550
     70              182,920           7,886        11,025           655,993    Muses & Modern                              3,000
     71            1,131,000         103,000                         816,000
     72              535,431          11,819        16,384           634,407    AWG/Four B Corp                            65,484
----------------------------------------------------------------------------------------------------------------------------------
     73              296,777           5,096        19,109           667,285
    73.01            239,564           3,998        14,991           520,922    MMC, Inc.                                  19,988
    73.02             57,213           1,098         4,118           146,363    Dianne Merrick                              2,745
     74              164,826          10,258        36,171           619,611    Office Max                                 23,436
     75              175,998           5,800                         594,157
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     76              196,112           4,800                         617,368
     77               79,024           9,727        25,124           511,930    Double Point Import/Export                  6,500
     78              436,267           8,046        32,616           599,029    Fashion Bug                                 9,000
     79              531,595           9,359        82,145           694,163    Lease Corporation                          17,412
     80              951,398          19,685        89,073           668,466    New Beginnings                              7,250
----------------------------------------------------------------------------------------------------------------------------------
     81              584,572          51,600                         539,370
     82              312,779           6,836        48,967           543,004    First Pacific Corp.                        41,100
     83              170,409           8,612        20,094           511,614    Goody's                                    25,000
     84              216,863           7,087                         472,266
     85              440,505           8,316        53,920           528,590    Party City                                 14,200
----------------------------------------------------------------------------------------------------------------------------------
     86               64,909           4,398        11,157           449,573
    86.01             21,782           3,148        11,157           273,858    Family Dollar                               7,489
    86.02             43,127           1,250                         175,714    Pretty Girl                                 7,000
     87              561,404          50,000                         467,273
     88              399,646          21,052        44,003           523,175    Tractor Supply Company                     30,468
----------------------------------------------------------------------------------------------------------------------------------
     89              249,102           7,847        45,134           478,594    JSP International                           9,747
     90              294,994           9,047        46,248           464,233    Salt Lake City Criminal Justice            40,679
     91              234,293          10,553        37,150           414,555    ThyssenKrupp Material                      25,200
     92              208,647          14,400                         383,660
     93               89,198           7,840        24,100           422,850    Edik Ghezlashowry                           2,200
----------------------------------------------------------------------------------------------------------------------------------
     94              292,681           4,400                         369,945
     95                5,250           1,907                         342,843    Walgreen Drug Store #6302                  15,120
     96              112,872           6,727        20,339           391,387    Food Lion                                  29,100
     97               95,729           5,250        10,031           372,283    Turner Furniture of Opelika, LLC           35,000
     98              128,257          15,965        14,699           485,001    Division of Support Operations             17,332
----------------------------------------------------------------------------------------------------------------------------------
     99               76,053           4,001        32,136           320,173    Family Medical Specialists                  9,400
     100             678,569          42,500                         372,508
     101             103,850           2,750                         294,777
     102           1,041,963          74,713                         377,574
     103              81,154           1,878         8,820           401,320    J. Crew                                     8,642
----------------------------------------------------------------------------------------------------------------------------------
     104             189,607           2,813        15,228           255,592    Diversified Partners/CTW Retail             6,603
     105             179,703           8,500                         298,235
     106             317,862           7,452        20,700           297,422    Executive Suites                           11,391
     107             324,202          32,000                         291,901
     108             286,012          26,000                         257,599
----------------------------------------------------------------------------------------------------------------------------------
     109             197,818           3,800        12,485           541,534    LF Sportswear                               2,200


                 Lease                                                                     Lease
  Loan No.    Expiration                     2nd Largest Tenant                   SF    Expiration
----------------------------------------------------------------------------------------------------
      1        6/5/2022
      2
    2.01       9/27/2016      Circuit City                                       38,983  1/31/2017
    2.02       5/31/2017      Shoppers Food Warehouse                            49,840  9/30/2009
    2.03       11/3/2011      Ross Dress for Less                                25,770  1/31/2013
----------------------------------------------------------------------------------------------------
    2.04       10/9/2018      Publix                                             51,420  2/11/2018
    2.05       1/31/2016      Marshall's                                         30,337  1/31/2011
    2.06       1/31/2024      Stop & Shop                                        54,755 10/31/2016
    2.07       7/31/2009      Publix                                             42,112  4/6/2008
    2.08       1/31/2018      Martin's Food Store                                67,656  5/1/2040
----------------------------------------------------------------------------------------------------
    2.09       3/15/2020      Dick's Sporting Goods                              45,000  1/31/2017
    2.10       4/30/2016      Macy's Furniture & Matress (Ground Lease)          46,339  3/31/2009
    2.11       2/28/2022      CVS                                                10,908  10/4/2021
    2.12       3/31/2015      A & P Company                                      56,860 12/31/2019
    2.13       4/30/2022      Yankelovich, Inc.                                  13,794  7/31/2012
----------------------------------------------------------------------------------------------------
    2.14       2/2/2019       Bed Bath & Beyond                                  35,000  1/31/2010
    2.15       1/31/2014      True Treasures                                     11,900 12/31/2007
    2.16      11/30/2008      Anthony's                                          10,340 12/31/2011
    2.17       1/31/2011      TJ Maxx                                            30,000 11/30/2010
    2.18      10/31/2022      Remington Steakhouse                                7,921  8/31/2015
----------------------------------------------------------------------------------------------------
    2.19       7/27/2011      Home Shopping Network Outlet                       16,619  4/30/2009
    2.20       8/31/2020      CVS                                                10,125  1/31/2021
    2.21       1/31/2013      Publix                                             35,930  5/31/2012
    2.22       4/30/2017      Publix                                             54,379 10/31/2022
    2.23       6/30/2024      Wawa                                                5,740  8/31/2018
----------------------------------------------------------------------------------------------------
    2.24       5/31/2023      Hollywood Video                                     5,400  7/31/2008
    2.25       8/21/2010      Fashion Bug                                         8,000  1/31/2011
    2.26       1/31/2009      Publix                                             27,887 12/31/2019
    2.27      12/31/2013      Petco                                              14,200  9/30/2010
    2.28       7/31/2023      Natures Health Food                                 3,197  9/30/2007
----------------------------------------------------------------------------------------------------
    2.29       2/28/2010      PetsMart                                           19,136  1/31/2016
    2.30      10/31/2021      Jumpsters                                           5,600  4/30/2013
    2.31       9/30/2021      Beef O'Brady's                                      2,625  2/28/2012
    2.32       3/31/2019      Goody's Family Clothing                            27,450  4/30/2014
    2.33       9/21/2019      Dollar General                                     10,250  4/30/2010
----------------------------------------------------------------------------------------------------
    2.34       9/30/2023      Green Tea Chinese Restaurant                        3,150 12/31/2008
    2.35       6/30/2021      Countrywide Home Loans                              5,515  3/31/2008
    2.36      11/30/2011      CVS                                                 8,450 10/31/2010
    2.37      10/31/2019      Beall's                                            12,000  4/30/2010
    2.38       2/15/2009      Athlete's Foot                                      3,425  3/31/2012
----------------------------------------------------------------------------------------------------
    2.39      10/17/2010      The REF Sports Bar & Grill                          3,575 10/31/2011
    2.40       2/2/2014       Blockbuster                                         6,500 11/30/2008
    2.41       6/30/2016      Once Upon A Child                                   6,400  5/31/2008
    2.42       3/31/2022      Blockbuster                                         4,800  6/30/2012
    2.43       8/31/2023      Beauty & More                                       2,800  8/31/2008
----------------------------------------------------------------------------------------------------
    2.44       4/15/2023      Dollar Tree                                         8,000  4/30/2008
    2.45       9/30/2023      Starbucks                                           2,400  2/28/2017
    2.46       3/13/2017      Hollywood Video                                     6,000 10/24/2014
    2.47       4/17/2011      Dollar Tree                                         4,673  2/28/2009
    2.48       4/30/2017      Advance Auto Parts                                  7,000 12/31/2008
----------------------------------------------------------------------------------------------------
    2.49       4/3/2014       Blockbuster                                         4,000  1/31/2008
    2.50      10/31/2021      Blockbuster                                         4,785 12/31/2011
    2.51       8/22/2021      Italian Pie                                         3,054  2/22/2012
    2.52      12/31/2022      Washington Mutual Bank                              2,800  3/31/2012
      3        1/31/2028
----------------------------------------------------------------------------------------------------
      4
      5       11/30/2013      Level 3                                           112,000 12/31/2017
      6
    6.01       4/30/2010
    6.02      12/31/2011      Charles Garcia, M.D.                                5,984     MTM
----------------------------------------------------------------------------------------------------
    6.03      12/31/2022      Southwest General Hospital, LP Expansion Space      8,097 12/31/2022
    6.04      12/31/2010      American Inst. For Plastic Surgery                 15,795 12/31/2010
    6.05       1/31/2023      Memorial Health Care System, Inc (202)              5,901  6/30/2010
    6.06       8/31/2010      Loyola University Medical Center                    5,448  4/30/2011
    6.07      11/30/2013
----------------------------------------------------------------------------------------------------
    6.08       7/31/2008      Neurlogical Consultants of Ti                       4,095 11/30/2013
    6.09       4/30/2011
    6.10       8/31/2011      Associates in Primary Care, P.C.                    2,208  5/31/2011
    6.11       2/29/2016      Chattanooga Oncology & Hematology                  10,747  4/30/2015
    6.12       6/30/2020
----------------------------------------------------------------------------------------------------
    6.13       9/30/2008      Coastal Cardiology Association                      3,915  1/31/2011
    6.14       6/30/2020
      7        7/31/2024      Borders                                            25,853  1/31/2025
      8        1/31/2009      Vanity Fair                                        16,929  3/31/2008
      9        6/30/2027
----------------------------------------------------------------------------------------------------
    9.01       6/30/2027
    9.02       6/30/2027
    9.03       6/30/2027
    9.04       6/30/2027
    9.05       6/30/2027
----------------------------------------------------------------------------------------------------
    9.06       6/30/2027
    9.07       6/30/2027
    9.08       6/30/2027
    9.09       6/30/2027
    9.10       6/30/2027
----------------------------------------------------------------------------------------------------
    9.11       6/30/2027
    9.12       6/30/2027
    9.13       6/30/2027
    9.14       6/30/2027
    9.15       6/30/2027
----------------------------------------------------------------------------------------------------
    9.16       6/30/2027
    9.17       6/30/2027
    9.18       6/30/2027
    9.19       6/30/2027
    9.20       6/30/2027
----------------------------------------------------------------------------------------------------
    9.21       6/30/2027
    9.22       6/30/2027
    9.23       6/30/2027
    9.24       6/30/2027
    9.25       6/30/2027
----------------------------------------------------------------------------------------------------
    9.26       6/30/2027
    9.27       6/30/2027
    9.28       6/30/2027
    9.29       6/30/2027
    9.30       6/30/2027
----------------------------------------------------------------------------------------------------
    9.31       6/30/2027
    9.32       6/30/2027
    9.33       6/30/2027
    9.34       6/30/2027
    9.35       6/30/2027
----------------------------------------------------------------------------------------------------
    9.36       6/30/2027
    9.37       6/30/2027
    9.38       6/30/2027
     10        3/31/2013      Daffy's                                            54,000  1/31/2011
----------------------------------------------------------------------------------------------------
     11       11/30/2019      Ramada Hotel Meeting Center                        11,652  8/31/2016
     12
     13
     14
     15       12/31/2017
----------------------------------------------------------------------------------------------------
     16
    16.01      4/30/2081
    16.02      8/31/2081
    16.03      2/28/2082
    16.04      2/28/2082
----------------------------------------------------------------------------------------------------
    16.05      4/30/2081
    16.06      5/31/2081
    16.07      1/31/2082
    16.08      1/31/2082
     17
----------------------------------------------------------------------------------------------------
    17.01      4/30/2022
    17.02         MTM
    17.03     11/30/2007      Wausua Paper                                       84,150     MTM
    17.04      9/30/2009      WOW Logistics Company                              80,000  4/30/2022
    17.05         MTM         WOW Logistics Company                              25,000  4/30/2022
----------------------------------------------------------------------------------------------------
     18
    18.01      2/28/2010      T. Vo's Furniture                                   9,400  9/30/2013
    18.02      5/31/2010      Sushi Avenue                                        3,600  1/31/2015
     19
    19.01     11/30/2025
----------------------------------------------------------------------------------------------------
    19.02     11/30/2025
    19.03     11/30/2020
    19.04     11/30/2025
    19.05      5/31/2016
    19.06     11/30/2025
----------------------------------------------------------------------------------------------------
    19.07     11/30/2025
    19.08     11/30/2025
    19.09     11/30/2015
    19.10     11/30/2020
    19.11     11/30/2020
----------------------------------------------------------------------------------------------------
    19.12     11/30/2025
    19.13     11/30/2025
    19.14     12/31/2020
    19.15      5/31/2016
    19.16      8/31/2016
----------------------------------------------------------------------------------------------------
     20
    20.01     11/30/2025
    20.02      8/31/2026
    20.03     11/30/2020
    20.04      5/31/2016
----------------------------------------------------------------------------------------------------
    20.05      5/31/2016
    20.06     11/30/2020
    20.07     11/30/2020
    20.08     11/30/2025
    20.09      7/31/2021
----------------------------------------------------------------------------------------------------
    20.10     11/30/2025
    20.11     11/30/2025
    20.12      8/31/2026
    20.13      6/30/2014
    20.14     11/30/2025
----------------------------------------------------------------------------------------------------
    20.15     11/30/2025
    20.16      5/31/2016
     21
     22        3/1/2017       Strictly Pediatrics Surgery Center of Texas, LLP   20,664  3/1/2017
     23        1/31/2016      Rite Aid                                           32,066  9/30/2008
----------------------------------------------------------------------------------------------------
     24        6/8/2021       Bed Bath and Beyond                                32,000 10/16/2016
     25
     26       12/31/2007      John Hancock Life Insurance                        88,000  7/31/2010
     27        6/30/2017      Sento Corporation                                  45,162 12/31/2010
     28
----------------------------------------------------------------------------------------------------
    28.01      9/30/2080
    28.02      2/28/2082
    28.03      6/30/2080
    28.04     10/31/2079
    28.05      2/28/2082
----------------------------------------------------------------------------------------------------
     29
     30
     31       11/30/2013      Wood Group Power, Inc.                             17,127  9/30/2017
     32        2/28/2012      Belk, Inc.                                         50,000 10/11/2007
     33
----------------------------------------------------------------------------------------------------
     34       11/25/2024
     35
     36        4/30/2013      State of Delaware Office of Management & Budget    18,369  5/31/2016
     37        1/31/2009      Crossroads 6 Theaters                              22,500  7/31/2011
     38
----------------------------------------------------------------------------------------------------
     39
     40
     41
     42
     43
----------------------------------------------------------------------------------------------------
     44
    44.01
    44.02
    44.03
    44.04
----------------------------------------------------------------------------------------------------
    44.05
    44.06
    44.07
    44.08
    44.09
----------------------------------------------------------------------------------------------------
    44.10
    44.11
     45
     46
     47
----------------------------------------------------------------------------------------------------
     48        6/30/2011      Fox Chase Bank                                     21,180  6/30/2013
     49
     50
    50.01      8/31/2081
    50.02      1/31/2032
----------------------------------------------------------------------------------------------------
    50.03      9/30/2081
     51        6/11/2027
     52        9/30/2022
     53        1/31/2022      Cinzetti's of Kansas, Inc. (Ground Lease)          14,000  1/31/2023
     54
----------------------------------------------------------------------------------------------------
     55        9/14/2015      Calypso St. Barth, Inc.                             2,500  6/30/2015
     56        6/30/2014      Starpower Communications                            9,695 12/31/2016
     57
     58       11/19/2021      First Coastal Bank, N.A.                            3,200  8/31/2008
     59
----------------------------------------------------------------------------------------------------
     60        5/31/2017
     61        8/31/2012      The Salvation Army                                 12,040  8/31/2007
     62
     63        8/14/2016      Rite Aid                                           18,160  7/2/2009
     64        6/30/2010      Aging and Long Term Services                       16,059  1/14/2009
----------------------------------------------------------------------------------------------------
     65
    65.01      4/30/2081
    65.02      7/31/2081
     66        4/30/2012      Bajio Mexican Grill                                 2,421  3/6/2017
     67        5/31/2026      Wine & Spirits                                      5,170  5/31/2011
----------------------------------------------------------------------------------------------------
     68        5/14/2010      Changos                                             4,687  5/31/2012
     69
     70        1/31/2012      White Wave                                          2,600 10/31/2010
     71
     72        7/30/2026      Log Cabin BBQ                                       1,732  9/30/2009
----------------------------------------------------------------------------------------------------
     73
    73.01      5/22/2022
    73.02      3/31/2011      Kama Beverages                                      2,745  8/8/2009
     74       10/31/2014      Rugged Warehouse                                   12,390  3/31/2010
     75
----------------------------------------------------------------------------------------------------
     76
     77       11/30/2011      Western Marble                                      4,000  8/31/2011
     78        3/31/2012      City of Chicago                                     8,000 10/31/2008
     79       10/31/2008      Humana                                              9,841 12/31/2008
     80           MTM         Oriental Food Market                                5,260  2/28/2011
----------------------------------------------------------------------------------------------------
     81
     82        6/1/2022       Amadeus Cafe                                        2,974  8/31/2012
     83        3/31/2014      Staples                                            24,013  9/30/2014
     84
     85        8/31/2008      West Marine                                         9,485  5/31/2011
----------------------------------------------------------------------------------------------------
     86
    86.01     10/31/2012      Ladies Wear                                         4,500  1/31/2017
    86.02      3/31/2017
     87
     88       12/31/2016      Grossman's Bargain Outlet                          30,000 10/31/2016
----------------------------------------------------------------------------------------------------
     89        2/28/2011      Leukemia Society                                    7,854  7/31/2012
     90       10/31/2011      EZ Loan                                             2,800  4/30/2009
     91        6/9/2013       Tractel, Inc.                                      20,160  4/14/2009
     92
     93        12/1/2008      Jaqueline Castaneda                                 2,200  6/24/2009
----------------------------------------------------------------------------------------------------
     94
     95        6/30/2061
     96        5/12/2011      Staples                                            17,450  2/28/2017
     97        5/31/2023
     98        5/31/2021      Kent Co. Dept of Elections                         14,304  4/30/2015
----------------------------------------------------------------------------------------------------
     99        8/22/2020      Heartland                                           5,566  8/31/2010
     100
     101
     102
     103       1/31/2018      Mexicali Blues                                      3,000  8/12/2012
----------------------------------------------------------------------------------------------------
     104       5/31/2020      Great Expectations                                  4,079 12/31/2011
     105
     106       4/30/2022      Chop House Restaurant                               6,860  8/14/2012
     107
     108
----------------------------------------------------------------------------------------------------
     109      12/31/2013


                                                                                                                          Upfront
                                                                Lease            Occupancy              Occupancy       Replacement
  Loan No.             3rd Largest Tenant             SF      Expiration    Rate(11)(17)(18)(19)        As-of Date      Reserves(20)
------------------------------------------------------------------------------------------------------------------------------------
      1                                                                           100.00%                 8/1/2007
      2                                                                            96.41%                5/31/2007
    2.01      Ross Dress For Less                   27,577    1/31/2008            97.68%                5/31/2007
    2.02      Marshall's                            26,975    12/31/2011           96.63%                5/31/2007
    2.03      Petco                                 15,324    1/31/2014            97.74%                5/31/2007
------------------------------------------------------------------------------------------------------------------------------------
    2.04      Ross Dress for Less                   30,186    1/31/2013            94.08%                5/31/2007
    2.05      Office Max                            24,239    1/31/2012            98.79%                5/31/2007
    2.06      Go 1 Dollar                           11,379    9/30/2013            90.66%                5/31/2007
    2.07      Circuit City                          33,000    10/31/2008           98.93%                5/31/2007
    2.08      Office Max                            23,350    4/30/2012           100.00%                5/31/2007
------------------------------------------------------------------------------------------------------------------------------------
    2.09      Linens 'N Things                      35,000    1/31/2011           100.00%                5/31/2007
    2.10      Beall's Outlet                        30,000    4/30/2014           100.00%                5/31/2007
    2.11      Ortiz-Parra Enterprises               10,000    12/31/2011           98.58%                5/31/2007
    2.12      A.J. Wright                           25,000    11/30/2009          100.00%                5/31/2007
    2.13      B. Christopher's                       5,879    10/31/2015           92.90%                5/31/2007
------------------------------------------------------------------------------------------------------------------------------------
    2.14      Gander Mountain                       31,145    8/31/2014            99.26%                5/31/2007
    2.15      Yum Yum Japanese Steakhouse            4,800    8/31/2011            72.69%                5/31/2007
    2.16      Boris International                    5,522    6/30/2011            93.88%                5/31/2007
    2.17      Ross Dress For Less                   29,997    1/31/2010           100.00%                5/31/2007
    2.18      Amscot Financial                       5,200    5/31/2014            85.31%                5/31/2007
------------------------------------------------------------------------------------------------------------------------------------
    2.19      Beall's                               13,845    10/31/2011           98.51%                5/31/2007
    2.20      The Mindbody Experience                4,843    1/31/2009            98.29%                5/31/2007
    2.21      Stein Mart                            34,423    4/30/2015            92.93%                5/31/2007
    2.22      Tropical Realty and Investment         5,400    2/28/2008            96.86%                5/31/2007
    2.23      Hallmark                               4,988    2/28/2014           100.00%                5/31/2007
------------------------------------------------------------------------------------------------------------------------------------
    2.24      Rotelli's Pizza & Pasta                1,800    7/31/2013           100.00%                5/31/2007
    2.25      S & K Famous Brands                    5,040    1/31/2011            96.19%                5/31/2007
    2.26      Value Thrift                          20,000    1/31/2009            98.46%                5/31/2007
    2.27      Grand Harbour Import Comp             11,910    4/30/2010            89.25%                5/31/2007
    2.28      Liquor Store                           1,750    11/30/2008          100.00%                5/31/2007
------------------------------------------------------------------------------------------------------------------------------------
    2.29      Family Christian Stores                5,000    10/31/2010           95.19%                5/31/2007
    2.30      Dollar Tree                            5,400    9/30/2011            96.29%                5/31/2007
    2.31      Manhattan Liquors                      2,625    8/31/2012            96.73%                5/31/2007
    2.32      Dollar & Party Store                   4,200    12/31/2008          100.00%                5/31/2007
    2.33      Sherwin-Williams                       5,000    3/31/2010            92.26%                5/31/2007
------------------------------------------------------------------------------------------------------------------------------------
    2.34      BE Fitness, Inc.                       2,800    5/31/2009            96.91%                5/31/2007
    2.35      Blockbuster                            4,800    7/31/2011            96.80%                5/31/2007
    2.36      Bonefish Restaurant                    5,320    4/30/2013            97.79%                5/31/2007
    2.37      Ross Dress for Less                   10,260    10/31/2015          100.00%                5/31/2007
    2.38      RadioShack                             3,000    12/31/2010           97.92%                5/31/2007
------------------------------------------------------------------------------------------------------------------------------------
    2.39      Androcles Veterinary Center            1,808    2/28/2010            97.27%                5/31/2007
    2.40      Giovanni's Italian Restaurant          3,608    11/30/2011           93.34%                5/31/2007
    2.41      Play It Again Sports                   4,050    7/31/2009            92.04%                5/31/2007
    2.42      Los Portales Mexican Cuisine           3,900    3/31/2011            88.81%                5/31/2007
    2.43      Supreme Fish Delight                   1,400    8/31/2009            94.31%                5/31/2007
------------------------------------------------------------------------------------------------------------------------------------
    2.44      Monte De Rey                           4,200    4/30/2008           100.00%                5/31/2007
    2.45      Itza Pizza                             2,100    12/31/2008           98.09%                5/31/2007
    2.46      Washington Mutual Bank                 3,600    8/31/2010           100.00%                5/31/2007
    2.47      Pancho's Backyard                      2,550    7/31/2011            96.22%                5/31/2007
    2.48      Blockbuster                            6,000    4/30/2012           100.00%                5/31/2007
------------------------------------------------------------------------------------------------------------------------------------
    2.49      Quizno's Subs                          2,152    1/31/2009           100.00%                5/31/2007
    2.50      Hallmark                               3,360    2/28/2012           100.00%                5/31/2007
    2.51      Fuquay Urgent Care                     2,800    9/30/2008           100.00%                5/31/2007
    2.52      Jackson Hewitt Tax Service             1,432    3/31/2012            97.97%                5/31/2007
      3                                                                            98.60%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
      4                                                                            74.00%                6/30/2007
      5       State of New York                     57,858    3/31/2014            98.97%                5/10/2007
      6                                                                            90.86%                4/30/2007
    6.01                                                                          100.00%                4/30/2007
    6.02      Cardiology Associates                  5,017    6/30/2012            81.23%                4/30/2007
------------------------------------------------------------------------------------------------------------------------------------
    6.03                                                                          100.00%                4/30/2007
    6.04      David Samara, MD, PA                  10,515    10/31/2011           92.96%                4/30/2007
    6.05      Stubblefield, M.D. & Austin, M.D.      4,939    6/30/2008            85.73%                4/30/2007
    6.06      M&M Orthopaedics, Ltd                  4,866    11/30/2010           84.27%                4/30/2007
    6.07                                                                          100.00%                4/30/2007
------------------------------------------------------------------------------------------------------------------------------------
    6.08      AOR Management Company of Virginia     3,652    7/31/2007            82.90%                4/30/2007
    6.09                                                                          100.00%                4/30/2007
    6.10      Dennis M. Weber, D.P.M.                1,939    12/31/2008           80.79%                4/30/2007
    6.11      Memorial Health Partners Foundation    8,639    1/31/2017            93.12%                4/30/2007
    6.12                                                                          100.00%                4/30/2007
------------------------------------------------------------------------------------------------------------------------------------
    6.13      J.A. Villarreal, M.D.                  3,293    9/30/2010            82.11%                4/30/2007
    6.14                                                                          100.00%                4/30/2007
      7       Regus                                 23,495    2/28/2017            91.09%                 6/6/2007
      8       Old Navy                              15,085    7/31/2012            99.08%                4/21/2007
      9                                                                           100.00%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
    9.01                                                                          100.00%                 8/1/2007
    9.02                                                                          100.00%                 8/1/2007
    9.03                                                                          100.00%                 8/1/2007
    9.04                                                                          100.00%                 8/1/2007
    9.05                                                                          100.00%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
    9.06                                                                          100.00%                 8/1/2007
    9.07                                                                          100.00%                 8/1/2007
    9.08                                                                          100.00%                 8/1/2007
    9.09                                                                          100.00%                 8/1/2007
    9.10                                                                          100.00%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
    9.11                                                                          100.00%                 8/1/2007
    9.12                                                                          100.00%                 8/1/2007
    9.13                                                                          100.00%                 8/1/2007
    9.14                                                                          100.00%                 8/1/2007
    9.15                                                                          100.00%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
    9.16                                                                          100.00%                 8/1/2007
    9.17                                                                          100.00%                 8/1/2007
    9.18                                                                          100.00%                 8/1/2007
    9.19                                                                          100.00%                 8/1/2007
    9.20                                                                          100.00%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
    9.21                                                                          100.00%                 8/1/2007
    9.22                                                                          100.00%                 8/1/2007
    9.23                                                                          100.00%                 8/1/2007
    9.24                                                                          100.00%                 8/1/2007
    9.25                                                                          100.00%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
    9.26                                                                          100.00%                 8/1/2007
    9.27                                                                          100.00%                 8/1/2007
    9.28                                                                          100.00%                 8/1/2007
    9.29                                                                          100.00%                 8/1/2007
    9.30                                                                          100.00%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
    9.31                                                                          100.00%                 8/1/2007
    9.32                                                                          100.00%                 8/1/2007
    9.33                                                                          100.00%                 8/1/2007
    9.34                                                                          100.00%                 8/1/2007
    9.35                                                                          100.00%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
    9.36                                                                          100.00%                 8/1/2007
    9.37                                                                          100.00%                 8/1/2007
    9.38                                                                          100.00%                 8/1/2007
     10       Tradescape.com dba E*Trade            52,900    2/28/2011            71.37%                2/22/2007
                                                                                   99.23%                  Various
------------------------------------------------------------------------------------------------------------------------------------
     11       Mattress Discounters                  11,000    1/31/2010            96.78%                6/27/2007
     12                                                                           100.00%                 8/1/2007
     13                                                                            85.51%                4/30/2007       34,265,000
     14                                                                            79.79%               12/31/2006
     15                                                                           100.00%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
     16                                                                           100.00%                 8/1/2007
    16.01                                                                         100.00%                 8/1/2007
    16.02                                                                         100.00%                 8/1/2007
    16.03                                                                         100.00%                 8/1/2007
    16.04                                                                         100.00%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
    16.05                                                                         100.00%                 8/1/2007
    16.06                                                                         100.00%                 8/1/2007
    16.07                                                                         100.00%                 8/1/2007
    16.08                                                                         100.00%                 8/1/2007
     17                                                                           100.00%                 4/4/2007
------------------------------------------------------------------------------------------------------------------------------------
    17.01                                                                         100.00%                 4/4/2007
    17.02                                                                         100.00%                 4/4/2007
    17.03     PODS                                  15,000    2/28/2008           100.00%                 4/4/2007
    17.04                                                                         100.00%                 4/4/2007
    17.05                                                                         100.00%                 4/4/2007
------------------------------------------------------------------------------------------------------------------------------------
     18                                                                            66.07%                 4/1/2007
    18.01     Hollywood Video                        6,500    5/31/2013            65.94%                 4/1/2007
    18.02     Bedtime Mattress                       3,600    12/31/2009           66.43%                 4/1/2007
     19                                                                           100.00%                 8/5/2007
    19.01                                                                         100.00%                 8/5/2007
------------------------------------------------------------------------------------------------------------------------------------
    19.02                                                                         100.00%                 8/5/2007
    19.03                                                                         100.00%                 8/5/2007
    19.04                                                                         100.00%                 8/5/2007
    19.05                                                                         100.00%                 8/5/2007
    19.06                                                                         100.00%                 8/5/2007
------------------------------------------------------------------------------------------------------------------------------------
    19.07                                                                         100.00%                 8/5/2007
    19.08                                                                         100.00%                 8/5/2007
    19.09                                                                         100.00%                 8/5/2007
    19.10                                                                         100.00%                 8/5/2007
    19.11                                                                         100.00%                 8/5/2007
------------------------------------------------------------------------------------------------------------------------------------
    19.12                                                                         100.00%                 8/5/2007
    19.13                                                                         100.00%                 8/5/2007
    19.14                                                                         100.00%                 8/5/2007
    19.15                                                                         100.00%                 8/5/2007
    19.16                                                                         100.00%                 8/5/2007
------------------------------------------------------------------------------------------------------------------------------------
     20                                                                           100.00%                 8/5/2007
    20.01                                                                         100.00%                 8/5/2007
    20.02                                                                         100.00%                 8/5/2007
    20.03                                                                         100.00%                 8/5/2007
    20.04                                                                         100.00%                 8/5/2007
------------------------------------------------------------------------------------------------------------------------------------
    20.05                                                                         100.00%                 8/5/2007
    20.06                                                                         100.00%                 8/5/2007
    20.07                                                                         100.00%                 8/5/2007
    20.08                                                                         100.00%                 8/5/2007
    20.09                                                                         100.00%                 8/5/2007
------------------------------------------------------------------------------------------------------------------------------------
    20.10                                                                         100.00%                 8/5/2007
    20.11                                                                         100.00%                 8/5/2007
    20.12                                                                         100.00%                 8/5/2007
    20.13                                                                         100.00%                 8/5/2007
    20.14                                                                         100.00%                 8/5/2007
------------------------------------------------------------------------------------------------------------------------------------
    20.15                                                                         100.00%                 8/5/2007
    20.16                                                                         100.00%                 8/5/2007
     21                                                                            89.32%                 6/1/2007
     22       Children's Urology                     9,395     3/1/2017           100.00%                 4/1/2007            2,122
     23       Ross                                  29,120    2/10/2018            83.10%                3/20/2007
------------------------------------------------------------------------------------------------------------------------------------
     24       Circuit City                          30,438    6/14/2017            97.06%                 6/4/2007
     25                                                                            50.52%               11/30/2006            1,000
     26       Goddess Bra Company                   59,899    7/31/2010            89.61%                2/14/2007
     27       City of Albuquerque                   15,054    12/31/2010           91.82%                 7/1/2007
     28                                                                           100.00%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
    28.01                                                                         100.00%                 8/1/2007
    28.02                                                                         100.00%                 8/1/2007
    28.03                                                                         100.00%                 8/1/2007
    28.04                                                                         100.00%                 8/1/2007
    28.05                                                                         100.00%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
     29                                                                            49.20%                4/30/2007
     30                                                                            92.04%               12/31/2006            1,000
     31       Cosco Container Lines America, Inc.   15,164    7/15/2017            82.82%                 5/1/2007
     32       T.J. Maxx                             30,000    1/31/2008            97.57%                12/5/2006
     33                                                                            75.82%                3/31/2007
------------------------------------------------------------------------------------------------------------------------------------
     34                                                                           100.00%                 8/1/2007
     35                                                                            91.56%                4/30/2007
     36       Playtex                               17,802    12/31/2011          100.00%                12/7/2006           75,000
     37       Blockbuster Video, Inc.                7,000    4/30/2009           100.00%                5/22/2007            1,044
     38                                                                            78.30%                9/30/2006
------------------------------------------------------------------------------------------------------------------------------------
     39                                                                            70.63%                3/31/2007
     40                                                                             NAP                   8/1/2007            1,000
     41                                                                            92.50%               11/30/2006            1,000
     42                                                                            89.92%                5/31/2007          516,000
     43                                                                            96.37%                4/18/2007
------------------------------------------------------------------------------------------------------------------------------------
     44                                                                            97.16%                 6/5/2007
    44.01                                                                         100.00%                 6/5/2007
    44.02                                                                          89.29%                 6/5/2007
    44.03                                                                         100.00%                 6/5/2007
    44.04                                                                         100.00%                 6/5/2007
------------------------------------------------------------------------------------------------------------------------------------
    44.05                                                                         100.00%                 6/5/2007
    44.06                                                                         100.00%                 6/5/2007
    44.07                                                                          87.50%                 6/5/2007
    44.08                                                                         100.00%                 6/5/2007
    44.09                                                                         100.00%                 6/5/2007
------------------------------------------------------------------------------------------------------------------------------------
    44.10                                                                         100.00%                 6/5/2007
    44.11                                                                         100.00%                 6/5/2007
     45                                                                            94.84%                2/14/2007
     46                                                                            93.86%                2/28/2007
     47                                                                            66.17%                3/23/2007
------------------------------------------------------------------------------------------------------------------------------------
     48       Salvo, Landau, Gruen & Rogers, PC      6,740    4/30/2011            83.58%                4/27/2007
     49                                                                            94.44%                 5/7/2007
     50                                                                           100.00%                 8/1/2007
    50.01                                                                         100.00%                 8/1/2007
    50.02                                                                         100.00%                 8/1/2007
------------------------------------------------------------------------------------------------------------------------------------
    50.03                                                                         100.00%                 8/1/2007
     51                                                                           100.00%                6/12/2007
     52                                                                           100.00%                 8/1/2007
     53       JLFMDL #1, LLC                         7,000    4/30/2013            92.23%                 3/6/2007
     54                                                                            78.82%                3/31/2007
------------------------------------------------------------------------------------------------------------------------------------
     55       Odin                                   2,500     2/7/2016           100.00%                6/19/2007
     56       Selzer, Gurvitch, Rabin & Obecny       8,965    11/30/2011          100.00%                 7/1/2007
     57                                                                            98.75%                 3/1/2007
     58       Cleaning Baron                         3,140    5/31/2011           100.00%                 7/1/2007
     59                                                                           100.00%                 4/4/2007           15,504
------------------------------------------------------------------------------------------------------------------------------------
     60                                                                           100.00%                 3/5/2007            1,000
     61       DV A Renal Healthcare, Inc.            9,303     7/5/2012            87.41%                4/10/2007
     62                                                                            58.80%                3/31/2007            1,000
     63       CSK Kragens Auto                       6,004    1/31/2010            96.68%                5/31/2007            1,000
     64       HUD                                   14,200    12/17/2008           81.70%                 7/1/2007
------------------------------------------------------------------------------------------------------------------------------------
     65                                                                           100.00%                 8/1/2007
    65.01                                                                         100.00%                 8/1/2007
    65.02                                                                         100.00%                 8/1/2007
     66       Rejuve/Aveda Salon                     2,348    3/31/2012            52.39%                5/31/2007
     67       Monroe Muffler (Pad Site)              4,500    6/30/2010            93.88%                5/31/2007
------------------------------------------------------------------------------------------------------------------------------------
     68       Post Oak Development                   4,460    5/31/2010            82.41%                5/31/2007
     69                                                                            96.48%                 5/1/2007
     70       Lee, Lauprete, Johnson                 2,200    5/31/2008           100.00%                2/28/2007           15,792
     71                                                                            72.76%                3/31/2007          122,351
     72       The UPS Store                          1,590    11/30/2011           97.98%                 6/1/2007
------------------------------------------------------------------------------------------------------------------------------------
     73                                                                           100.00%                5/17/2007
    73.01                                                                         100.00%                5/17/2007
    73.02                                                                         100.00%                5/17/2007
     74       Fashion Bug                            9,200    1/31/2011           100.00%                5/15/2007
     75                                                                            96.55%                 6/1/2007
------------------------------------------------------------------------------------------------------------------------------------
     76                                                                           100.00%                3/31/2007
     77       Yiwu Fashion Import/Export             4,000    4/30/2008            97.52%                2/28/2007           19,464
     78       Sears Roebuck                          7,605    5/31/2010            89.37%               12/13/2006          184,653
     79       Qualis Automotive                      4,228    10/30/2009           95.73%                 4/1/2007
     80       Guns N Knives                          4,640    7/31/2010            91.61%                 5/1/2007
------------------------------------------------------------------------------------------------------------------------------------
     81                                                                            96.00%                4/24/2007
     82                                                                            96.71%                 6/1/2007
     83       King Buffet                            4,200    7/31/2011           100.00%                5/15/2007
     84                                                                            95.43%                6/12/2007
     85       Scalini's                              7,712    7/31/2010           100.00%                3/31/2007              693
------------------------------------------------------------------------------------------------------------------------------------
     86                                                                           100.00%                4/30/2007
    86.01     Sasi Discount Inc                      3,000    1/31/2017           100.00%                4/30/2007
    86.02                                                                         100.00%                4/30/2007
     87                                                                            89.00%                4/24/2007
     88       Save-A-Lot, Ltd                       15,000    1/31/2012           100.00%                 2/6/2007
------------------------------------------------------------------------------------------------------------------------------------
     89       St John IT                             7,677    12/31/2011          100.00%                 2/1/2007
     90       Blimpie of Utah                        2,750    11/30/2011          100.00%                11/1/2006
     91       Design Knowhow                         9,870    1/31/2013            85.67%                3/15/2007              879
     92                                                                            95.83%                 6/1/2007            1,200
     93       Ruellas                                2,200     8/1/2009            89.11%                4/19/2007
------------------------------------------------------------------------------------------------------------------------------------
     94                                                                            98.18%                 1/1/2007
     95                                                                           100.00%                5/31/2007
     96                                                                           100.00%                 3/1/2007           18,954
     97                                                                           100.00%                5/22/2007
     98       Easter Seals                          13,355    5/31/2011           100.00%                12/7/2006           30,000
------------------------------------------------------------------------------------------------------------------------------------
     99       Valir Health                           3,442    9/30/2008           100.00%                5/24/2007              333
     100                                                                           97.65%                8/26/2006
     101                                                                          100.00%                8/15/2007            2,750
     102                                                                           71.80%                3/31/2007           50,000
     103                                                                           92.97%                4/13/2007
------------------------------------------------------------------------------------------------------------------------------------
     104      Liberty Point Corporation              3,195    11/30/2009           96.78%                5/15/2007              235
     105                                                                          100.00%                 5/1/2007              709
     106      Wedbush Morgan Securities, Inc.        4,000    6/30/2012            96.07%                5/18/2007
     107                                                                           99.22%                 5/3/2007
     108                                                                          100.00%                 5/2/2007
------------------------------------------------------------------------------------------------------------------------------------
     109                                                                          100.00%                 6/1/2007


                Monthly         Upfront        Monthly        Upfront        Monthly        Upfront                      Upfront
              Replacement        TI/LC          TI/LC           Tax            Tax         Insurance       Monthly     Engineering
Loan No.   Reserves(20)(21)   Reserves(20)   Reserves(20)   Reserves(20)   Reserves(20)  Reserves(20)   Insurance(20)      (20)
------------------------------------------------------------------------------------------------------------------------------------
   1
   2
 2.01
 2.02
 2.03
------------------------------------------------------------------------------------------------------------------------------------
 2.04
 2.05
 2.06
 2.07
 2.08
------------------------------------------------------------------------------------------------------------------------------------
 2.09
 2.10
 2.11
 2.12
 2.13
------------------------------------------------------------------------------------------------------------------------------------
 2.14
 2.15
 2.16
 2.17
 2.18
------------------------------------------------------------------------------------------------------------------------------------
 2.19
 2.20
 2.21
 2.22
 2.23
------------------------------------------------------------------------------------------------------------------------------------
 2.24
 2.25
 2.26
 2.27
 2.28
------------------------------------------------------------------------------------------------------------------------------------
 2.29
 2.30
 2.31
 2.32
 2.33
------------------------------------------------------------------------------------------------------------------------------------
 2.34
 2.35
 2.36
 2.37
 2.38
------------------------------------------------------------------------------------------------------------------------------------
 2.39
 2.40
 2.41
 2.42
 2.43
------------------------------------------------------------------------------------------------------------------------------------
 2.44
 2.45
 2.46
 2.47
 2.48
------------------------------------------------------------------------------------------------------------------------------------
 2.49
 2.50
 2.51
 2.52
   3                             34,835,288
------------------------------------------------------------------------------------------------------------------------------------
   4                                                              451,133         70,176
   5                                500,000                     1,529,430        254,905       173,080          28,847
   6
 6.01
 6.02
------------------------------------------------------------------------------------------------------------------------------------
 6.03
 6.04
 6.05
 6.06
 6.07
------------------------------------------------------------------------------------------------------------------------------------
 6.08
 6.09
 6.10
 6.11
 6.12
------------------------------------------------------------------------------------------------------------------------------------
 6.13
 6.14
   7
   8                   4,641      3,488,212                       138,415         46,138       104,423          11,603
   9
------------------------------------------------------------------------------------------------------------------------------------
 9.01
 9.02
 9.03
 9.04
 9.05
------------------------------------------------------------------------------------------------------------------------------------
 9.06
 9.07
 9.08
 9.09
 9.10
------------------------------------------------------------------------------------------------------------------------------------
 9.11
 9.12
 9.13
 9.14
 9.15
------------------------------------------------------------------------------------------------------------------------------------
 9.16
 9.17
 9.18
 9.19
 9.20
------------------------------------------------------------------------------------------------------------------------------------
 9.21
 9.22
 9.23
 9.24
 9.25
------------------------------------------------------------------------------------------------------------------------------------
 9.26
 9.27
 9.28
 9.29
 9.30
------------------------------------------------------------------------------------------------------------------------------------
 9.31
 9.32
 9.33
 9.34
 9.35
------------------------------------------------------------------------------------------------------------------------------------
 9.36
 9.37
 9.38
  10                                                            1,718,475        548,000        36,519          36,519
                       1,255                         4,181        257,172         23,380        32,572           3,620
------------------------------------------------------------------------------------------------------------------------------------
  11                   1,255                         4,181        257,172         23,380        32,572           3,620
  12
  13                                                              618,039        103,006       111,558          24,285
  14
  15
------------------------------------------------------------------------------------------------------------------------------------
  16
 16.01
 16.02
 16.03
 16.04
------------------------------------------------------------------------------------------------------------------------------------
 16.05
 16.06
 16.07
 16.08
  17                   4,762                                      105,008         49,835        14,128           7,064
------------------------------------------------------------------------------------------------------------------------------------
 17.01
 17.02
 17.03
 17.04
 17.05
------------------------------------------------------------------------------------------------------------------------------------
  18                   2,311                         6,966         33,980         16,990        31,326           2,848
 18.01
 18.02
  19
 19.01
------------------------------------------------------------------------------------------------------------------------------------
 19.02
 19.03
 19.04
 19.05
 19.06
------------------------------------------------------------------------------------------------------------------------------------
 19.07
 19.08
 19.09
 19.10
 19.11
------------------------------------------------------------------------------------------------------------------------------------
 19.12
 19.13
 19.14
 19.15
 19.16
------------------------------------------------------------------------------------------------------------------------------------
  20
 20.01
 20.02
 20.03
 20.04
------------------------------------------------------------------------------------------------------------------------------------
 20.05
 20.06
 20.07
 20.08
 20.09
------------------------------------------------------------------------------------------------------------------------------------
 20.10
 20.11
 20.12
 20.13
 20.14
------------------------------------------------------------------------------------------------------------------------------------
 20.15
 20.16
  21                   3,434                                      266,811         26,682        17,086           4,473
  22                   2,122                                      266,107         53,089        25,630           5,126
  23                   3,465                         9,239         46,289         15,430         6,746           3,373       33,438
------------------------------------------------------------------------------------------------------------------------------------
  24                                                                6,610          6,610
  25                  22,250                                       52,848         26,424        36,840           4,605
  26                                                                              45,843        36,100           6,017       86,850
  27                   2,874                        21,060         38,425          9,606         7,737           2,579       15,000
  28
------------------------------------------------------------------------------------------------------------------------------------
 28.01
 28.02
 28.03
 28.04
 28.05
------------------------------------------------------------------------------------------------------------------------------------
  29                  17,340
  30                  30,387
  31                   3,288                         8,204        177,069         29,512        73,290           9,162
  32                   2,221        100,000         10,001        133,138         28,828        47,559          11,890      472,500
  33                  16,180                                       96,276         10,698        67,855           7,382       64,250
------------------------------------------------------------------------------------------------------------------------------------
  34                     582                         3,880         23,173         23,173        10,634             818
  35                  11,707                                        7,481          7,530        43,116           6,230
  36                                425,000                        99,739         16,623        19,943           3,324
  37                   1,044                                       47,288         23,644        13,541           2,708
  38                                                               20,250          6,750        95,980          13,711
------------------------------------------------------------------------------------------------------------------------------------
  39                  22,302                                       64,075         21,359
  40                  17,195                                       31,308         15,654        13,812
  41                  19,833                                      198,120         25,202                         7,050
  42                                                              213,619         35,604         9,590           4,107       11,250
  43                   4,897                                       62,115         12,423        36,692           5,450          625
------------------------------------------------------------------------------------------------------------------------------------
  44                   3,525                                       49,261         12,316        12,324           4,026       49,625
 44.01
 44.02
 44.03
 44.04
------------------------------------------------------------------------------------------------------------------------------------
 44.05
 44.06
 44.07
 44.08
 44.09
------------------------------------------------------------------------------------------------------------------------------------
 44.10
 44.11
  45                   5,250                                      114,565         28,641        38,447           3,845        6,875
  46                   3,800                                       44,409         11,102         6,531           3,266
  47
------------------------------------------------------------------------------------------------------------------------------------
  48                   1,449                         7,243        112,917         13,435        12,857           1,608       24,944
  49                   3,180                                       65,128         10,855         4,855           4,855
  50
 50.01
 50.02
------------------------------------------------------------------------------------------------------------------------------------
 50.03
  51                     591                         3,071         32,954         16,477        11,491             821
  52                                500,000
  53                                                               83,517                        4,098                        9,063
  54                  12,504                                       21,219          5,305         6,988           3,494       16,250
------------------------------------------------------------------------------------------------------------------------------------
  55                     317                         1,330         12,450          6,225         1,309             655
  56                                                               83,325          8,333
  57                   1,333                                                       6,013                         2,216
  58                     521                         1,994         24,548          6,137
  59                                                               96,686         16,115         8,708           1,266
------------------------------------------------------------------------------------------------------------------------------------
  60                   1,000          4,167          4,167         19,215          9,608        11,834           1,315
  61                     906        200,000                        13,018         13,018        11,138           1,857      186,562
  62                  10,600                                        6,685          6,685        20,907           2,613
  63                   1,000        100,000                        18,324          6,108         6,189             774       26,250
  64                   1,455                         9,229         36,621          9,155         3,370           1,123        5,000
------------------------------------------------------------------------------------------------------------------------------------
  65
 65.01
 65.02
  66                                                               11,736          2,934         3,425           1,142
  67
------------------------------------------------------------------------------------------------------------------------------------
  68                     506                         1,563         53,841          7,692         2,572             858
  69
  70                                                   919         63,318         10,553         8,289           1,121
  71                   6,661                                                       9,752                         2,376
  72                                                               26,399          8,800        13,414           2,236
------------------------------------------------------------------------------------------------------------------------------------
  73                     425                         1,593         27,102          9,034        17,661           2,000        3,125
 73.01
 73.02
  74                                  2,500          2,500         29,334          4,191         3,822           1,911
  75                                                                3,474          1,737
------------------------------------------------------------------------------------------------------------------------------------
  76                     400                                       24,166          8,056         9,042           1,292
  77                                200,000          2,094         38,759          6,742         9,747           1,296
  78                     670         71,478          2,721         20,493         20,493        11,789           1,072
  79                     780                                       76,502         15,300         4,851             970
  80                                                               91,357         13,051
------------------------------------------------------------------------------------------------------------------------------------
  81
  82                                  2,917          2,917         71,700          8,962        13,458           1,495
  83                                    833            833         33,387          6,677         2,124           1,062
  84                                                               18,720          3,744         2,192             731
  85                     693         32,600          1,000         53,259          7,581         1,517           1,517
------------------------------------------------------------------------------------------------------------------------------------
  86                     370                         1,295         22,769          3,557         2,706           1,353
 86.01
 86.02
  87
  88                   1,754                         3,667         30,334         10,111         1,631             816       32,130
------------------------------------------------------------------------------------------------------------------------------------
  89                     654                                       65,749         10,958           840             840
  90                     754         55,000                        23,878          7,959         2,326           1,163
  91                     879          2,589          2,589          9,716          9,716         3,755           1,877
  92                   1,200                                        6,554          6,554         1,766             883
  93                     803                         2,009          5,837          1,946         8,717           1,402       12,750
------------------------------------------------------------------------------------------------------------------------------------
  94                     367                                                       4,879         3,443             383
  95
  96                     561                         1,692          5,149          1,287        25,641           2,564        5,000
  97
  98                                120,000                        18,699          3,117         5,169             861
------------------------------------------------------------------------------------------------------------------------------------
  99                     333          3,583          3,583         13,883          2,314           853             427
  100                                                              71,165          7,117         4,291           4,291       93,750
  101
  102                                                              10,116          3,372         3,038           1,519
  103                                   800            800          5,856          2,928         5,363             670
------------------------------------------------------------------------------------------------------------------------------------
  104                    235          1,250          1,250         20,989          5,247           593             593
  105                    709                                        7,904          1,317         2,115           1,058
  106                    621                         1,725          9,250          4,625         2,319             773
  107
  108
------------------------------------------------------------------------------------------------------------------------------------
  109


           Other                            Other                                                        Environmental
          Reserves                        Reserves                                                          Report       Engineering
Loan No.  (20)(22)                    Description(20)(22)                                                   Date(23)     Report Date
------------------------------------------------------------------------------------------------------------------------------------
  1                                                                                                         5/14/2007      5/14/2007
  2                                                                                                          Various        Various
2.01                                                                                                         6/5/2007      2/22/2007
2.02                                                                                                         6/5/2007      2/22/2007
2.03                                                                                                         6/5/2007      2/22/2007
------------------------------------------------------------------------------------------------------------------------------------
2.04                                                                                                         6/5/2007      2/22/2007
2.05                                                                                                         6/5/2007      2/22/2007
2.06                                                                                                        4/26/2007      4/25/2007
2.07                                                                                                         6/5/2007      2/22/2007
2.08                                                                                                         6/5/2007      2/22/2007
------------------------------------------------------------------------------------------------------------------------------------
2.09                                                                                                         6/5/2007      2/22/2007
2.10                                                                                                         6/5/2007      2/22/2007
2.11                                                                                                         6/5/2007      2/22/2007
2.12                                                                                                         6/5/2007      2/22/2007
2.13                                                                                                         6/5/2007      2/22/2007
------------------------------------------------------------------------------------------------------------------------------------
2.14                                                                                                         6/5/2007      2/22/2007
2.15                                                                                                         6/5/2007      2/22/2007
2.16                                                                                                         6/5/2007      2/22/2007
2.17                                                                                                         6/5/2007      2/22/2007
2.18                                                                                                         6/5/2007      2/22/2007
------------------------------------------------------------------------------------------------------------------------------------
2.19                                                                                                         6/5/2007      2/22/2007
2.20                                                                                                         6/5/2007      2/22/2007
2.21                                                                                                         6/5/2007      2/22/2007
2.22                                                                                                         6/5/2007      2/16/2007
2.23                                                                                                         6/7/2007      6/7/2007
------------------------------------------------------------------------------------------------------------------------------------
2.24                                                                                                         6/5/2007      2/22/2007
2.25                                                                                                         6/5/2007      2/22/2007
2.26                                                                                                         6/5/2007      2/22/2007
2.27                                                                                                         6/5/2007      2/22/2007
2.28                                                                                                         6/5/2007      2/22/2007
------------------------------------------------------------------------------------------------------------------------------------
2.29                                                                                                         6/5/2007      2/22/2007
2.30                                                                                                         6/5/2007      2/22/2007
2.31                                                                                                         6/5/2007      2/22/2007
2.32                                                                                                         6/5/2007      2/22/2007
2.33                                                                                                         6/5/2007      2/22/2007
------------------------------------------------------------------------------------------------------------------------------------
2.34                                                                                                         6/5/2007      2/22/2007
2.35                                                                                                         6/5/2007      2/22/2007
2.36                                                                                                         6/5/2007      2/22/2007
2.37                                                                                                         6/5/2007      2/22/2007
2.38                                                                                                         6/5/2007      2/22/2007
------------------------------------------------------------------------------------------------------------------------------------
2.39                                                                                                         6/5/2007      2/22/2007
2.40                                                                                                         6/5/2007      2/22/2007
2.41                                                                                                         6/5/2007      2/22/2007
2.42                                                                                                         6/5/2007      2/22/2007
2.43                                                                                                         6/5/2007      2/22/2007
------------------------------------------------------------------------------------------------------------------------------------
2.44                                                                                                         6/5/2007      2/22/2007
2.45                                                                                                         6/5/2007      2/22/2007
2.46                                                                                                         6/5/2007      2/22/2007
2.47                                                                                                         6/5/2007      2/22/2007
2.48                                                                                                         6/5/2007      2/22/2007
------------------------------------------------------------------------------------------------------------------------------------
2.49                                                                                                         6/5/2007      2/22/2007
2.50                                                                                                         6/5/2007      2/22/2007
2.51                                                                                                         6/5/2007      2/22/2007
2.52                                                                                                         6/5/2007      2/22/2007
  3       46,239,132  Construction Reserve (22,026,954); Debt Service & Operating Expense Reserve            4/19/2007     5/16/2007
                      (14,688,657); Rent Escrow (7,732,896); Community Benefit Escrow (1,790,625)
------------------------------------------------------------------------------------------------------------------------------------
  4                                                                                                         5/22/2007      5/18/2007
  5        6,500,000  Cash Flow Deficit Reserve                                                             3/21/2007      3/20/2007
  6                                                                                                          Various        Various
6.01                                                                                                        4/11/2007      3/30/2007
6.02                                                                                                        4/17/2007      4/3/2007
------------------------------------------------------------------------------------------------------------------------------------
6.03                                                                                                        4/17/2007      3/30/2007
6.04                                                                                                        4/12/2007      3/30/2007
6.05                                                                                                        4/12/2007      4/6/2007
6.06                                                                                                        4/11/2007      3/30/2007
6.07                                                                                                        4/11/2007      3/30/2007
------------------------------------------------------------------------------------------------------------------------------------
6.08                                                                                                        4/12/2007      3/28/2007
6.09                                                                                                        4/11/2007      3/30/2007
6.10                                                                                                        4/12/2007      3/30/2007
6.11                                                                                                        4/12/2007      4/5/2007
6.12                                                                                                        4/11/2007      3/30/2007
------------------------------------------------------------------------------------------------------------------------------------
6.13                                                                                                        4/11/2007      3/30/2007
6.14                                                                                                        4/11/2007      3/30/2007
  7                                                                                                         5/18/2007      5/18/2007
  8                                                                                                          1/5/2007     11/16/2006
  9        6,938,963  Base Rent Reserve (4,382,088); Environmental Testing Holdback (2,556,875)              Various        Various
------------------------------------------------------------------------------------------------------------------------------------
9.01                                                                                                        7/10/2007      6/15/2007
9.02                                                                                                        7/13/2007      6/15/2007
9.03                                                                                                        7/11/2007      6/15/2007
9.04                                                                                                        7/11/2007      6/15/2007
9.05                                                                                                        7/13/2007      6/15/2007
------------------------------------------------------------------------------------------------------------------------------------
9.06                                                                                                        7/10/2007      6/15/2007
9.07                                                                                                        7/10/2007      6/18/2007
9.08                                                                                                         7/9/2007      6/15/2007
9.09                                                                                                        7/13/2007      6/15/2007
9.10                                                                                                        6/22/2007      6/15/2007
------------------------------------------------------------------------------------------------------------------------------------
9.11                                                                                                         7/9/2007      6/15/2007
9.12                                                                                                        7/11/2007      6/15/2007
9.13                                                                                                         7/9/2007      6/15/2007
9.14                                                                                                        7/10/2007      6/18/2007
9.15                                                                                                        7/10/2007      6/15/2007
------------------------------------------------------------------------------------------------------------------------------------
9.16                                                                                                        7/11/2007      6/15/2007
9.17                                                                                                         7/9/2007      6/15/2007
9.18                                                                                                        7/13/2007      6/15/2007
9.19                                                                                                         7/9/2007      6/15/2007
9.20                                                                                                        7/13/2007      6/15/2007
------------------------------------------------------------------------------------------------------------------------------------
9.21                                                                                                        7/13/2007      6/15/2007
9.22                                                                                                         7/9/2007      6/15/2007
9.23                                                                                                         7/9/2007      6/15/2007
9.24                                                                                                         7/9/2007      6/15/2007
9.25                                                                                                        7/10/2007      6/15/2007
------------------------------------------------------------------------------------------------------------------------------------
9.26                                                                                                         7/9/2007      6/15/2007
9.27                                                                                                        7/11/2007      6/15/2007
9.28                                                                                                         7/9/2007      6/15/2007
9.29                                                                                                        7/13/2007      6/15/2007
9.30                                                                                                        7/10/2007      6/15/2007
------------------------------------------------------------------------------------------------------------------------------------
9.31                                                                                                        7/11/2007      6/15/2007
9.32                                                                                                        7/11/2007      6/15/2007
9.33                                                                                                         7/9/2007      6/15/2007
9.34                                                                                                        7/11/2007      6/15/2007
9.35                                                                                                        7/13/2007      6/15/2007
------------------------------------------------------------------------------------------------------------------------------------
9.36                                                                                                         7/9/2007      6/15/2007
9.37                                                                                                        7/13/2007      6/15/2007
9.38                                                                                                        7/10/2007      6/18/2007
 10           43,750  Monthly Ground Rent Reserve                                                            2/8/2007      2/20/2007
                                                                                                             5/9/2007       Various
------------------------------------------------------------------------------------------------------------------------------------
 11        1,087,212  Ramada TI Reserve (919,518); Ramada Rent Reserve (110,694); ADC Reserve (57,000)       5/9/2007      5/9/2007
 12           49,915  Debt Service Reserve                                                                   5/9/2007         NAP
 13       14,650,000  Interest Reserve                                                                      2/14/2007      2/13/2007
 14                                                                                                         2/27/2007      2/12/2007
 15                                                                                                         3/26/2007      3/28/2007
------------------------------------------------------------------------------------------------------------------------------------
 16                                                                                                          Various        Various
16.01                                                                                                       1/25/2007      1/25/2007
16.02                                                                                                        1/5/2007      1/5/2007
16.03                                                                                                       1/26/2007      1/26/2007
16.04                                                                                                       1/30/2007      1/30/2007
------------------------------------------------------------------------------------------------------------------------------------
16.05                                                                                                       1/26/2007      1/26/2006
16.06                                                                                                       1/26/2007      1/26/2007
16.07                                                                                                       1/23/2007      1/23/2007
16.08                                                                                                       1/26/2007      1/26/2007
 17                                                                                                         5/17/2007      5/17/2007
------------------------------------------------------------------------------------------------------------------------------------
17.01                                                                                                       5/17/2007      5/17/2007
17.02                                                                                                       5/17/2007      5/17/2007
17.03                                                                                                       5/17/2007      5/17/2007
17.04                                                                                                       5/17/2007      5/17/2007
17.05                                                                                                       5/17/2007      5/17/2007
------------------------------------------------------------------------------------------------------------------------------------
 18           53,580  Rent Reserve                                                                           Various        Various
18.01                                                                                                        4/4/2007      4/4/2007
18.02                                                                                                       3/30/2007      3/30/2007
 19                                                                                                          Various       3/30/2007
19.01                                                                                                       3/30/2007      3/30/2007
------------------------------------------------------------------------------------------------------------------------------------
19.02                                                                                                       3/30/2007      3/30/2007
19.03                                                                                                       3/30/2007      3/30/2007
19.04                                                                                                       3/30/2007      3/30/2007
19.05                                                                                                       3/30/2007      3/30/2007
19.06                                                                                                       3/29/2007      3/30/2007
------------------------------------------------------------------------------------------------------------------------------------
19.07                                                                                                       3/30/2007      3/30/2007
19.08                                                                                                       3/30/2007      3/30/2007
19.09                                                                                                       3/30/2007      3/30/2007
19.10                                                                                                       3/30/2007      3/30/2007
19.11                                                                                                       3/30/2007      3/30/2007
------------------------------------------------------------------------------------------------------------------------------------
19.12                                                                                                       3/30/2007      3/30/2007
19.13                                                                                                       3/30/2007      3/30/2007
19.14                                                                                                       3/30/2007      3/30/2007
19.15                                                                                                        4/2/2007      3/30/2007
19.16                                                                                                       3/30/2007      3/30/2007
------------------------------------------------------------------------------------------------------------------------------------
 20                                                                                                          Various       3/30/2007
20.01                                                                                                       3/30/2007      3/30/2007
20.02                                                                                                       3/30/2007      3/30/2007
20.03                                                                                                       3/30/2007      3/30/2007
20.04                                                                                                       3/30/2007      3/30/2007
------------------------------------------------------------------------------------------------------------------------------------
20.05                                                                                                        4/2/2007      3/30/2007
20.06                                                                                                       3/30/2007      3/30/2007
20.07                                                                                                       3/30/2007      3/30/2007
20.08                                                                                                       3/30/2007      3/30/2007
20.09                                                                                                       3/30/2007      3/30/2007
------------------------------------------------------------------------------------------------------------------------------------
20.10                                                                                                       3/30/2007      3/30/2007
20.11                                                                                                       3/30/2007      3/30/2007
20.12                                                                                                       3/30/2007      3/30/2007
20.13                                                                                                       3/30/2007      3/30/2007
20.14                                                                                                       3/30/2007      3/30/2007
------------------------------------------------------------------------------------------------------------------------------------
20.15                                                                                                       3/30/2007      3/30/2007
20.16                                                                                                        4/2/2007      3/30/2007
 21        3,000,000  Earnout Holdback [LC]                                                                 4/23/2007      4/23/2007
 22           25,000  Elevator Holdback                                                                     3/16/2007      3/16/2007
 23        5,041,543  Earnout Holdback (5,000,000 [LC]); CAM Reserve (41,543)                               3/19/2007      3/20/2007
------------------------------------------------------------------------------------------------------------------------------------
 24        3,549,299  Credit Enhancement Escrow                                                             5/29/2007      5/9/2007
 25          740,452  Interest Reserve                                                                      11/22/2006     11/8/2006
 26           50,000  Phase I Remediation (Environmental Reserve)                                           1/31/2007      1/31/2007
 27           35,857  Debt Service Reserve                                                                  6/14/2007      5/9/2007
 28                                                                                                          Various        Various
------------------------------------------------------------------------------------------------------------------------------------
28.01                                                                                                        3/7/2007      3/7/2007
28.02                                                                                                       2/27/2007      2/27/2007
28.03                                                                                                        1/3/2007      1/3/2007
28.04                                                                                                        3/7/2007      3/7/2007
28.05                                                                                                        3/1/2007      3/1/2007
------------------------------------------------------------------------------------------------------------------------------------
 29        1,616,139  Debt Service Reserve                                                                   3/7/2007      3/7/2007
 30                                                                                                         1/26/2007      1/23/2007
 31        3,162,797  Earnout Holdback (2,500,000 [1,500,000 LC; 1,000,000 Cash]); COSCO Reserve (405,266)  4/23/2007      4/23/2007
                      Free Rent Reserve (161,468); Woodgroup Reserve (71,063); Intec Reserve (25,000)
 32                                                                                                         10/23/2006    10/23/2006
 33          294,500  Seasonality Reserve (294,500 Initial; 147,250 ongoing monthly collected June through   4/4/2007      4/3/2007
                      September
------------------------------------------------------------------------------------------------------------------------------------
 34        4,400,000  Expansion TI Reserve (3,000,000); Expansion Occupancy Reserve (1,400,000)              4/4/2007      3/30/2007
 35                                                                                                          3/5/2007      3/5/2007
 36                                                                                                         3/12/2007      3/12/2007
 37                                                                                                         4/24/2007      4/10/2007
 38          878,000  Borrower has established a Post Closing Reserve by depositing $250,000 at closing     1/24/200       1/26/2007
                      for payment of all post-closing obligations. The funds shall be released to Borrower at such time as each of the items listed on Exhibit A of the Post
                      Closing Agreement is considered fully satisfied. Borrower has established a
                      Renovation Escrow by depositing $628,000 at closing for payment of the planned renovations/additions. Withdrawals from the Renovation Escrow shall be periodically made by Borrower in accordance with the terms and conditions of the
                      Blocked Account Agreement.
------------------------------------------------------------------------------------------------------------------------------------
 39                                                                                                         4/27/2007      4/27/2007
 40                                                                                                         3/23/2007      2/26/2007
 41                                                                                                         10/9/2006      10/4/2006
 42                                                                                                          4/4/2007      4/4/2007
 43                                                                                                          6/6/2007      4/10/2007
------------------------------------------------------------------------------------------------------------------------------------
 44          940,000  Earnout Holdback (800,000); 425 Maple Reserve (140,000)                               4/24/2007      4/24/2007
44.01                                                                                                       4/24/2007      4/24/2007
44.02                                                                                                       4/24/2007      4/24/2007
44.03                                                                                                       4/24/2007      4/24/2007
44.04                                                                                                       4/24/2007      4/24/2007
------------------------------------------------------------------------------------------------------------------------------------
44.05                                                                                                       4/24/2007      4/24/2007
44.06                                                                                                       4/24/2007      4/24/2007
44.07                                                                                                       4/24/2007      4/24/2007
44.08                                                                                                       4/24/2007      4/24/2007
44.09                                                                                                       4/24/2007      4/24/2007
------------------------------------------------------------------------------------------------------------------------------------
44.10                                                                                                       4/24/2007      4/24/2007
44.11                                                                                                       4/24/2007      4/24/2007
 45                                                                                                         2/26/2007      2/23/2007
 46                                                                                                         2/23/2007      2/21/2007
 47                                                                                                          5/9/2007      5/1/2007
------------------------------------------------------------------------------------------------------------------------------------
 48          165,753  Fox Chase Bank Reserve (103,252.50); Parking Space Reserve (62,500)                   3/15/2007      3/15/2007
 49                                                                                                          3/2/2006      3/3/2006
 50                                                                                                          Various        Various
50.01                                                                                                        2/8/2007      2/8/2007
50.02                                                                                                       1/25/2007      1/25/2007
------------------------------------------------------------------------------------------------------------------------------------
50.03                                                                                                       1/23/2007      1/25/2007
 51                                                                                                          3/6/2007      3/6/2007
 52          431,700  Debt Service Reserve                                                                   2/1/2007     12/28/2006
 53                                                                                                         3/20/2007      2/28/2007
 54          400,000  PIP Plan Reserve                                                                      5/11/2007      5/10/2007
------------------------------------------------------------------------------------------------------------------------------------
 55                                                                                                         3/23/2007      3/23/2007
 56                                                                                                         5/11/2007      4/26/2007
 57                                                                                                         1/25/2007      3/16/2007
 58           76,200  Environmental Remediation Reserve                                                     3/30/2007      3/30/2007
 59                                                                                                          3/9/2007      3/9/2007
------------------------------------------------------------------------------------------------------------------------------------
 60                                                                                                         4/13/2007      4/30/2007
 61          303,100  Occupancy Reserve (200,000); Parking Compliance Reserve (100,000); Tobacco Shoppe     3/16/2007      3/16/2007
                      Reserve (3,100)
 62                                                                                                          6/5/2007      4/30/2007
 63                                                                                                          5/9/2007      4/30/2007
 64           77,570  Debt Service Reserve                                                                  6/14/2007      5/9/2007
------------------------------------------------------------------------------------------------------------------------------------
 65                                                                                                          Various        Various
65.01                                                                                                       1/26/2007      1/26/2007
65.02                                                                                                        1/5/2007      1/5/2007
 66                                                                                                         5/23/2007      5/11/2007
 67                                                                                                         5/15/2007      4/25/2007
------------------------------------------------------------------------------------------------------------------------------------
 68        1,256,760  Earnout Holdback (1,230,000); Post Oak Rent Reserve (26,760)                          4/11/2007      4/11/2007
 69                                                                                                          5/2/2007      5/2/2007
 70                                                                                                          3/9/2007      3/9/2007
 71                                                                                                         4/24/2007      4/30/2007
 72                                                                                                         5/14/2007      5/1/2007
------------------------------------------------------------------------------------------------------------------------------------
 73                                                                                                          4/6/2007      4/9/2007
73.01                                                                                                        4/6/2007      4/9/2007
73.02                                                                                                        4/6/2007      4/9/2007
 74                                                                                                         5/14/2007      4/2/2007
 75          209,000  Stabilization Escrow (159,000); Environmental Escrow (50,000)                         4/20/2007      5/4/2007
------------------------------------------------------------------------------------------------------------------------------------
 76                                                                                                         4/23/2007      4/23/2007
 77          500,000  ICIP Exemption Reserve                                                                 3/9/2007      3/9/2007
 78                                                                                                         1/31/2007      1/8/2007
 79                                                                                                          5/4/2007      6/8/2007
 80           10,000  Insurance Deductible Escrow                                                           4/25/2007      5/24/2007
------------------------------------------------------------------------------------------------------------------------------------
 81                                                                                                         4/30/2007      4/30/2007
 82                                                                                                         5/10/2007      5/7/2007
 83                                                                                                         5/14/2007      4/2/2007
 84                                                                                                          1/4/2007     12/18/2006
 85                                                                                                         12/4/2006      1/15/2007
------------------------------------------------------------------------------------------------------------------------------------
 86          255,000  Sasi Tenant Reserve (155,000); Pretty Girl Termination Reserve (100,000)              4/10/2007      4/10/2007
86.01                                                                                                       4/10/2007      4/10/2007
86.02                                                                                                       4/10/2007      4/10/2007
 87                                                                                                          5/3/2007      5/4/2007
 88                                                                                                         2/15/2007     11/20/2006
------------------------------------------------------------------------------------------------------------------------------------
 89                                                                                                         2/27/2007      2/26/2007
 90                                                                                                         12/4/2006      12/1/2006
 91                                                                                                         3/30/2007      4/6/2007
 92                                                                                                          2/7/2007      5/2/2007
 93                                                                                                         4/24/2007      4/24/2007
------------------------------------------------------------------------------------------------------------------------------------
 94                                                                                                          1/5/2007      1/5/2007
 95                                                                                                          6/5/2007      5/11/2007
 96          175,000  Bo Taylor Tenant Termination Holdback                                                 2/28/2007      2/16/2007
 97           67,812  Lease-Up Escrow (26,250.00); Tax Rent Escrow (41,652.00)                              5/14/2007      5/7/2007
 98                                                                                                         3/12/2007      3/12/2007
------------------------------------------------------------------------------------------------------------------------------------
 99                                                                                                         5/14/2007      4/26/2007
 100                                                                                                        10/17/2006     9/14/2006
 101                                                                                                        5/21/2007      5/23/2007
 102                                                                                                        2/20/2007      2/15/2007
 103                                                                                                         5/8/2007      4/30/2007
------------------------------------------------------------------------------------------------------------------------------------
 104                                                                                                         5/9/2007      4/26/2007
 105                                                                                                        4/11/2007      4/3/2007
 106                                                                                                        12/20/2006    12/18/2006
 107                                                                                                         5/9/2007      5/9/2007
 108                                                                                                         5/1/2007      4/30/2007
------------------------------------------------------------------------------------------------------------------------------------
 109                                                                                                         5/9/2007      4/24/2007


  Loan No.    Sponsor
------------------------------------------------------------------------------------------------------------------------------------
      1       Paramount Group, Inc. and Morgan Stanley Real Estate Special Situations Fund III, L.P.
      2       Developers Diversified Realty Corporation
    2.01
    2.02
    2.03
------------------------------------------------------------------------------------------------------------------------------------
    2.04
    2.05
    2.06
    2.07
    2.08
------------------------------------------------------------------------------------------------------------------------------------
    2.09
    2.10
    2.11
    2.12
    2.13
------------------------------------------------------------------------------------------------------------------------------------
    2.14
    2.15
    2.16
    2.17
    2.18
------------------------------------------------------------------------------------------------------------------------------------
    2.19
    2.20
    2.21
    2.22
    2.23
------------------------------------------------------------------------------------------------------------------------------------
    2.24
    2.25
    2.26
    2.27
    2.28
------------------------------------------------------------------------------------------------------------------------------------
    2.29
    2.30
    2.31
    2.32
    2.33
------------------------------------------------------------------------------------------------------------------------------------
    2.34
    2.35
    2.36
    2.37
    2.38
------------------------------------------------------------------------------------------------------------------------------------
    2.39
    2.40
    2.41
    2.42
    2.43
------------------------------------------------------------------------------------------------------------------------------------
    2.44
    2.45
    2.46
    2.47
    2.48
------------------------------------------------------------------------------------------------------------------------------------
    2.49
    2.50
    2.51
    2.52
      3       Paramount Group, Inc.
------------------------------------------------------------------------------------------------------------------------------------
      4       The Gencom Group; TCC Companies
      5       The Related Companies, L.P.; The Related Group of Florida
      6       HCP Ventures IV, LLC
    6.01
    6.02
------------------------------------------------------------------------------------------------------------------------------------
    6.03
    6.04
    6.05
    6.06
    6.07
------------------------------------------------------------------------------------------------------------------------------------
    6.08
    6.09
    6.10
    6.11
    6.12
------------------------------------------------------------------------------------------------------------------------------------
    6.13
    6.14
      7       Kimco Realty Corporation
      8       Jakob Brodt; James Schlesinger; Ghini Zaidman
      9       Clayton Dubilier & Rice; Kohlberg Kravis Roberts
------------------------------------------------------------------------------------------------------------------------------------
    9.01
    9.02
    9.03
    9.04
    9.05
------------------------------------------------------------------------------------------------------------------------------------
    9.06
    9.07
    9.08
    9.09
    9.10
------------------------------------------------------------------------------------------------------------------------------------
    9.11
    9.12
    9.13
    9.14
    9.15
------------------------------------------------------------------------------------------------------------------------------------
    9.16
    9.17
    9.18
    9.19
    9.20
------------------------------------------------------------------------------------------------------------------------------------
    9.21
    9.22
    9.23
    9.24
    9.25
------------------------------------------------------------------------------------------------------------------------------------
    9.26
    9.27
    9.28
    9.29
    9.30
------------------------------------------------------------------------------------------------------------------------------------
    9.31
    9.32
    9.33
    9.34
    9.35
------------------------------------------------------------------------------------------------------------------------------------
    9.36
    9.37
    9.38
     10       Charles Steven Cohen
              Ronald J. Cohen
------------------------------------------------------------------------------------------------------------------------------------
     11       Ronald J. Cohen
     12       Ronald J. Cohen
     13       Stellar Management
     14       Henry L. Holliday, III
     15       WRT Realty L.P.
------------------------------------------------------------------------------------------------------------------------------------
     16       Norbert A. Zuckerman
    16.01
    16.02
    16.03
    16.04
------------------------------------------------------------------------------------------------------------------------------------
    16.05
    16.06
    16.07
    16.08
     17       Thomas J. Oswald; Don Utschig; Harold Schiferl
------------------------------------------------------------------------------------------------------------------------------------
    17.01
    17.02
    17.03
    17.04
    17.05
------------------------------------------------------------------------------------------------------------------------------------
     18       Triple Five National Development Corporation
    18.01
    18.02
     19       American Financial Realty Trust
    19.01
------------------------------------------------------------------------------------------------------------------------------------
    19.02
    19.03
    19.04
    19.05
    19.06
------------------------------------------------------------------------------------------------------------------------------------
    19.07
    19.08
    19.09
    19.10
    19.11
------------------------------------------------------------------------------------------------------------------------------------
    19.12
    19.13
    19.14
    19.15
    19.16
------------------------------------------------------------------------------------------------------------------------------------
     20       American Financial Realty Trust
    20.01
    20.02
    20.03
    20.04
------------------------------------------------------------------------------------------------------------------------------------
    20.05
    20.06
    20.07
    20.08
    20.09
------------------------------------------------------------------------------------------------------------------------------------
    20.10
    20.11
    20.12
    20.13
    20.14
------------------------------------------------------------------------------------------------------------------------------------
    20.15
    20.16
     21       Stephen A. Goldberg
     22       Phillip Berry; Jose Cartez; Jay Shapiro; Mark Smith; Jordan Scalo; Kathleen Sanders; Robert Schlechter
     23       Rodney Freeman; Ernie Auerbach
------------------------------------------------------------------------------------------------------------------------------------
     24       Christopher S. Jenkins
     25       Federal Center Plaza Corporation; Donohoe Hospitality Services LLC
     26       Jonathan Stott; Peter D. O'Connor; Peter F. Murphy
     27       Aaron Hazelrigg; Aaron Hazelrigg, Trustee of the Aaron Hazelrigg Revocable Trust dated June 20, 2005
     28       Stanley A. Jacobson
------------------------------------------------------------------------------------------------------------------------------------
    28.01
    28.02
    28.03
    28.04
    28.05
------------------------------------------------------------------------------------------------------------------------------------
     29       B.F. Saul Real Estate Investment Trust
     30       Hersha Hospitality Limited Partnership
     31       Bresler & Reiner, Inc.
                     32 Victory Real Estate Investments, LLC
                     33 Terrance J. Bichsel; James J. Larkin
------------------------------------------------------------------------------------------------------------------------------------
     34       Cambridge Holdings Incorporated
     35       Nerissa J. Whittington; Keely W. Reyes
     36       Donald A. Berg; Craig Frater; Leo W. Raisis
     37       George Larsen; Donald Baker
     38       Patrick O'Connell
------------------------------------------------------------------------------------------------------------------------------------
     39       Donald Green; John Webley
     40       CORE Realty Holdings, LLC; CORE Revere Holdings, LLC; John R. Saunders
     41       Paul Flower
     42       Mission Residential, LLC; Finlay Partners LLC; Mission Mayfield Downs Leaseco, LP
     43       Pinchos D. Shemano
------------------------------------------------------------------------------------------------------------------------------------
     44       Gregory L. Beckel; Michael Strand; Timothy Smith
    44.01
    44.02
    44.03
    44.04
------------------------------------------------------------------------------------------------------------------------------------
    44.05
    44.06
    44.07
    44.08
    44.09
------------------------------------------------------------------------------------------------------------------------------------
    44.10
    44.11
     45       RCP General, Inc.
     46       Guy A. Savage; G. J. Willem Noltes
     47       Wendell Butcher; Colin G. Nadeau; Mark C. Schleicher; Mark R. Stebbins; Colwen Foxboro, LLC; Schleicher & Stebbins
              Hotels L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
     48       Bresler & Reiner, Inc.
     49       Robert A. Arbon; Beverly J. Arbon; Tamara L. Archer; Philip James Atkinson; Linda Marie Lewis-Atkinson; Robert J.
              Brenner; Catherine G. Brenner; Robert Comeau; Kristin Comeau; Daniel Martin Croke; Susan Lynne Croke; Donald G. Dahl;
              Sharon J. Dahl; Paul S. Fiedorek; Michael Harder; Ronald Hoffman; Carolyn Hoffman; Darryl Kalthof; Melva Kalthof; Lynn
              D. Klug; Francie C. Lorusso; Maurice L. McCullen; Meily McCullen; Roger M. Montgomery; Joyce Ann Orecchia; Paul M.
              Orecchia; Mary E. Orecchia; John Paul Page; Linette Guarano Page; Patricia Ann Reardon; Nathan W. Hanks; John W.
              Schoen; James Spillane; Steven S. Stielstra; Michelle R. Hills; David Maxfield; Michael Mak; Susan Tse; Larry Tse;
              Angela Tse; Glenn Auyoung; Emily Auyoung; Kirk Hansen; and Grant A. Manning.
     50       Paul Zlotoff
    50.01
    50.02
------------------------------------------------------------------------------------------------------------------------------------
    50.03
     51       Select Equity Group, Inc
     52       Daniel D. Ederer; Stan Baty
     53       Brian M. Cuje; Mark D. Campbell
     54       David S. Kim; Hee D. Kim
------------------------------------------------------------------------------------------------------------------------------------
     55       Edmond Li
     56       Ronald D. Paul
     57       Naum Niel Shekhter; Naum Neil Shekter, as Trustee of The NMS Family Living Trust; Margarita V. Shekhter, Margarita V.
              Shekter as Trustee of The NMS Family Living Trust
     58       Michael Pashaie; David Taban
     59       Joseph Torres
------------------------------------------------------------------------------------------------------------------------------------
     60       Paul E. Krug; John O. Coffin
     61       Richard L. Cramer
     62       Deanne L. Ayers-Howard
     63       William E. Patton; Mary R. Swann
     64       Aaron Hazelrigg; Aaron Hazelrigg, Trustee of the Aaron Hazelrigg Revocable Trust dated June 20, 2005
------------------------------------------------------------------------------------------------------------------------------------
     65       Norbert A. Zuckerman
    65.01
    65.02
     66       Columbus Realty Investments, Ltd.
     67       Cedar Shopping Centers Partnership, L.P.
------------------------------------------------------------------------------------------------------------------------------------
     68       Morton Forshpan; Darryl A. Forshpan; Steven Haig Sahatjian
     69       James L. Hubbard
     70       Joseph Torres
     71       James C. Canning; Mark C. Schleicher; Mark R. Stebbins; Schleicher & Stebbins Hotels L.L.C.
     72       Prieb Properties, L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
     73       Mashi Rahmani
    73.01
    73.02
     74       Andrew C. Hauck III
     75       Harold Brown
------------------------------------------------------------------------------------------------------------------------------------
     76       Paul Chow; Ming Lam
     77       Joseph Torres
     78       David Israel
     79       Richard A. Shapack
     80       Stephen H. Corn; Leslie Gordon-Corn
------------------------------------------------------------------------------------------------------------------------------------
     81       James L. Hubbard
     82       Jon H. Scott; Pamela Scott
     83       Andrew C. Hauck III
     84       Robert Kleinschmidt
     85       Charles A. Lotz
------------------------------------------------------------------------------------------------------------------------------------
     86       Joseph Chakkalo; Raymond Chakkalo
    86.01
    86.02
     87       James L. Hubbard
     88       Kenneth B. Segel; Barry B. Larner
------------------------------------------------------------------------------------------------------------------------------------
     89       Richard A. Shapack
     90       Jong Ho Kim
     91       APCA Fund Advisors, LLC
     92       Patrick Michael Perleberg
     93       Shadi Aslemand
------------------------------------------------------------------------------------------------------------------------------------
     94       Kenneth G. Waterhouse; Ronald A. Ubaldi; Ubaldi Living Trust dated July 19, 1993
     95       Harley D. O'Neil, Jr.
     96       Robert W. Hargett; Kevin McFadden
     97       Kenneth R. McGee, II; T. Gaylord Jones
     98       Donald A. Berg; Craig Frater
------------------------------------------------------------------------------------------------------------------------------------
     99       T. Gaylord Jones; Kenneth R. McGee, II
     100      Jerry L. Harris
     101      Alan Smolinsky; Brian Chien-Chih Chen
     102      Amin Jiwa
     103      David R. Miley; Ann M. Leighton
------------------------------------------------------------------------------------------------------------------------------------
     104      Walter L. Brown, Jr. as Indivdual and as Trustee of the Walter L. Brown, Jr. Revocable Trust Dated July 29, 2005; Tim
              J. Dollander as Individual and as Trustee of the TJD Separate Property Trust Dated September 1,2005; Christopher P.
              Hinkson as Individual and as Trustee of the Christopher P. Hinkson Revocable Living Trust Dated October 5,2005
     105      James J. Giardina
     106      Andrew Breech; Joseph Caso, Jr.; James Landes; Daniel Rowe
     107      James L. Hubbard
     108      James L. Hubbard
------------------------------------------------------------------------------------------------------------------------------------
     109      None




                                                                     % of                  % of Applicable               Mortgage
                                                                 Initial Pool  Loan Group     Loan Group       # of        Loan
 Loan No.                      Property Name                       Balance       1 or 2        Balance      Properties  Seller (1)
-----------------------------------------------------------------------------------------------------------------------------------
            135 East 57th Street - Subordinate Non-Pooled Portion                                                1         GACC


                             Cut-off                            General         Detailed
              Original         Date      Maturity / ARD         Property        Property               Interest   Administrative
 Loan No.      Balance       Balance         Balance              Type          Type                     Rate      Fee Rate (2)
----------------------------------------------------------------------------------------------------------------------------------
               15,500,000     15,500,000      14,385,617         Office         CBD                     5.4300%      0.03061%


             Interest        Original       Stated Remaining    Original      Remaining      First     Maturity     Annual
              Accrual    Term to Maturity   Term to Maturity  Amortization   Amortization   Payment      Date        Debt
 Loan No.      Basis      or ARD (mos.)      or ARD (mos.)     Term (mos.)   Term (mos.)      Date      or ARD   Service (3)
------------------------------------------------------------------------------------------------------------------------------
            Actual/360         120                116              360           360        5/1/2007   4/1/2017   1,047,933


             Monthly      Remaining                                     Crossed
              Debt      Interest Only                    ARD              With           Related     DSCR(3)(5)     Grace   Payment
 Loan No.  Service (3)  Period (mos.)    Lockbox (4)   (Yes/No)       Other Loans        Borrower      (7)(8)      Period    Date
------------------------------------------------------------------------------------------------------------------------------------
             87,328            56        Hard             No               No                           1.27          5        1


                                                   Cut-Off
                 Appraised       Appraisal        Date LTV           LTV Ratio at
  Loan No.       Value(15)    As-of Date(15)   Ratio(6)(7)(8)     Maturity/ARD(6)(8)
----------------------------------------------------------------------------------------
                  290,000,000    3/1/2007           29.3%                27.2%


  Loan No.                                   Address                                 City                County              State
------------------------------------------------------------------------------------------------------------------------------------
             135 East 57th Street                                                    New York            New York            NY


                                           Year                                  Year
  Loan No.     Zip Code                   Built                                Renovated
------------------------------------------------------------------------------------------------------
              10022                        1988


                                 Net                       Units               Loan per Net
                            Rentable Area                   of                Rentable Area              Prepayment Provisions
  Loan No.                     SF/Units                   Measure               SF/Units(8)                (# of payments)(9)
---------------------------------------------------------------------------------------------------------------------------------
                               427,483                   Sq. Ft.                   199                  L(28),D(88),O(4)


                                                                   Fourth      Fourth Most      Third             Third Most
                                                                Most Recent    Recent NOI    Most Recent          Recent NOI
  Loan No.                     Property Name                        NOI           Date           NOI                 Date
------------------------------------------------------------------------------------------------------------------------------------
              135 East 57th Street                                 16,495,321  12/31/2004       6,450,696         12/31/2005


                Second             Second Most                          Most Recent
              Most Recent           Recent NOI           Most Recent        NOI         Underwritten   Underwritten    Underwritten
  Loan No.        NOI                  Date                  NOI            Date            NOI           Revenue          EGI
------------------------------------------------------------------------------------------------------------------------------------
                 8,627,289          12/31/2006                                              8,426,783      7,513,812      20,571,239


               Underwritten    Underwritten  Underwritten  Underwritten Net
  Loan No.       Expenses        Reserves        TI/LC         Cash Flow                    Largest Tenant                 SF
----------------------------------------------------------------------------------------------------------------------------------
                  12,144,456         149,619       958,692         7,318,472    Links Holdings, LLC                        86,975


                 Lease                                                                     Lease
  Loan No.    Expiration                     2nd Largest Tenant                   SF    Expiration
----------------------------------------------------------------------------------------------------
               3/31/2013      Daffy's                                            54,000  1/31/2011


                                                                                                                          Upfront
                                                                Lease            Occupancy              Occupancy       Replacement
  Loan No.             3rd Largest Tenant             SF      Expiration    Rate(11)(17)(18)(19)        As-of Date      Reserves(20)
------------------------------------------------------------------------------------------------------------------------------------
              Tradescape.com dba E*Trade            52,900    2/28/2011            71.37%                2/22/2007


                Monthly         Upfront        Monthly        Upfront        Monthly        Upfront        Monthly       Upfront
              Replacement        TI/LC          TI/LC           Tax            Tax         Insurance      Insurance    Engineering
Loan No.       Reserves         Reserves       Reserves       Reserves       Reserves      Reserves       Reserves       Reserve
------------------------------------------------------------------------------------------------------------------------------------
                                                               1,718,475       548,000        36,519          36,519


           Other                            Other                                                        Environmental
          Reserves                        Reserves                                                          Report       Engineering
Loan No.  (20)(22)                    Description(20)(22)                                                   Date(23)     Report Date
------------------------------------------------------------------------------------------------------------------------------------
          43,750      Monthly Ground Rent Reserve                                                           2/8/2007       2/20/2007


  Loan No.    Sponsor
------------------------------------------------------------------------------------------------------------------------------------
              Charles Steven Cohen

                                   EXHIBIT B-2
                                   -----------

                           SERVICING FEE RATE SCHEDULE


                                                                                                            Servicer
Annex ID   Mortgage Loan Seller   Property Name                                     Primary     Master      Fee Rate    Trustee
--------   --------------------   -----------------------------------------------   --------    --------    --------    --------
       1   GACC                   60 Wall Street                                    0.020000%   0.010000%   0.000000%   0.000610%
       2   GACC                   DDR Portfolio                                     0.020000%   0.010000%   0.000000%   0.000610%
    2.01   GACC                   Hilltop Plaza
    2.02   GACC                   Largo Town Center
    2.03   GACC                   Midway Plaza
    2.04   GACC                   Riverstone Plaza
    2.05   GACC                   Highland Grove
    2.06   GACC                   Riverdale Shops
    2.07   GACC                   Skyview Plaza
    2.08   GACC                   Apple Blossom Corners
    2.09   GACC                   Fayetteville Pavilion
    2.10   GACC                   Creekwood Crossing
    2.11   GACC                   Flamingo Falls
    2.12   GACC                   Harundale Plaza
    2.13   GACC                   Meadowmont Village Center
    2.14   GACC                   Springfield Commons
    2.15   GACC                   Northlake Commons
    2.16   GACC                   Village Square at Golf
    2.17   GACC                   Oviedo Park Crossing
    2.18   GACC                   Shoppes of Golden Acres
    2.19   GACC                   Bardmoor Shopping Center
     2.2   GACC                   Rosedale Shopping Center
    2.21   GACC                   Casselberry Commons
    2.22   GACC                   Shoppes at New Tampa
    2.23   GACC                   Crossroads Plaza
    2.24   GACC                   Plaza Del Paraiso
    2.25   GACC                   North Pointe Plaza
    2.26   GACC                   Melbourne Shopping Center
    2.27   GACC                   Market Square
    2.28   GACC                   Shoppes of Lithia
    2.29   GACC                   West Oaks Towne Center
    2.30   GACC                   Sharon Greens
    2.31   GACC                   Lakewood Ranch
    2.32   GACC                   Cofer Crossing
    2.33   GACC                   Clayton Corners
    2.34   GACC                   Clearwater Crossing
    2.35   GACC                   Shoppes at Paradise Pointe
    2.36   GACC                   Killearn Shopping Center
    2.37   GACC                   Conway Plaza
    2.38   GACC                   River Run Shopping Center
    2.39   GACC                   Aberdeen Square
    2.40   GACC                   Chickasaw Trails Shopping Center
    2.41   GACC                   Derby Square
    2.42   GACC                   Shoppes at Lake Dow
    2.43   GACC                   Shoppes of Ellenwood
    2.44   GACC                   Shops at Oliver's Crossing
    2.45   GACC                   Southwood Village Shopping Center
    2.46   GACC                   Paraiso Plaza
    2.47   GACC                   Sheridan Square
    2.48   GACC                   Countryside Shopping Center
    2.49   GACC                   Shoppes of Citrus Hills
    2.50   GACC                   Crystal Springs Shopping Center
    2.51   GACC                   Sexton Commons
    2.52   GACC                   Hairston Crossing
       3   GACC                   Waterview                                         0.020000%   0.010000%   0.000000%   0.000610%
       4   GACC                   Ritz-Carlton Key Biscayne                         0.020000%   0.010000%   0.000000%   0.000610%
       5   GACC                   85 Tenth Avenue                                   0.020000%   0.010000%   0.000000%   0.000610%
       9   GACC                   USFS Industrial Distribution Portfolio            0.020000%   0.010000%   0.000000%   0.000610%
    9.01   GACC                   15155 Northam Street
    9.02   GACC                   120 Longs Pond Road
    9.03   GACC                   7004 East Hanna Avenue
    9.04   GACC                   1685 West Cheyenne Avenue
    9.05   GACC                   7801 Statesville Road
    9.06   GACC                   300 Lawrence Drive
    9.07   GACC                   4550 West Buckeye Road
    9.08   GACC                   8024 Telegraph Road
    9.09   GACC                   10211 North IH 35
    9.10   GACC                   7598 NW 6th Avenue
    9.11   GACC                   11994 Livingston Road
    9.12   GACC                   1500 NC Hwy 39
    9.13   GACC                   28001 Napier Road
    9.14   GACC                   11955 East Peakview Avenue
    9.15   GACC                   12301 Cumberland Road
    9.16   GACC                   1899 N US Hwy 1
    9.17   GACC                   222 Otrobando Avenue P.O. Box 103
    9.18   GACC                   9605 54th Avenue North
    9.19   GACC                   W137 N9245 Highway 45
     9.2   GACC                   950 South Shiloh Road & 1992 Forest Lane
    9.21   GACC                   111 Alliant Drive
    9.22   GACC                   40 Fort Lewis Boulevard
    9.23   GACC                   755 Pierce Road
    9.24   GACC                   8000 Bavaria Road
    9.25   GACC                   10410 South 50th Place
    9.26   GACC                   1 Quality Lane
    9.27   GACC                   2850 Selma Highway
    9.28   GACC                   5445 Spellmire Drive
    9.29   GACC                   1350/1400 North 10th Street
     9.3   GACC                   1044/1045 Garden Street
    9.31   GACC                   4601 32nd Avenue South
    9.32   GACC                   5353 Nathan Lane North
    9.33   GACC                   125 Gardenville Parkway West
    9.34   GACC                   6315 John J Pershing Drive
    9.35   GACC                   3500 Saratoga Avenue
    9.36   GACC                   333-340 North Claremont Avenue
    9.37   GACC                   2575 Virginia Avenue
    9.38   GACC                   345 Kino Drive
      10   GACC                   135 East 57th Street                              0.020000%   0.010000%   0.000000%   0.000610%
       0   GACC                   Congressional Rollup                              0.020000%   0.010000%   0.000000%   0.000610%
      11   GACC                   Congressional Village                             0.020000%   0.010000%   0.000000%   0.000610%
      12   GACC                   Jefferson at Congressional                        0.020000%   0.010000%   0.000000%   0.000610%
      13   GACC                   Georgian Towers                                   0.020000%   0.010000%   0.000000%   0.000610%
      15   GACC                   Siemens Office Building                           0.020000%   0.010000%   0.000000%   0.000610%
      18   GACC                   Silverado & Grand Canyon                          0.020000%   0.010000%   0.000000%   0.000610%
   18.01   GACC                   Silverado Ranch Place (Buildings A & D)
   18.02   GACC                   Grand Canyon Parkway (Buildings A & D)
   19.00   GACC                   AFRT Bank Branch Portfolio (Pool D)               0.020000%   0.010000%   0.000000%   0.000610%
   19.14   GACC                   Simpsonville Main Office
   19.05   GACC                   El Dorado Hills Branch
   19.15   GACC                   Sutter Creek
   19.03   GACC                   Altamonte Crossing Office
    19.1   GACC                   Brandon
   19.16   GACC                   Banner Elk
   19.09   GACC                   Vero-West
   19.13   GACC                   Cordova Office
   19.08   GACC                   Centerville
   19.04   GACC                   Stonehenge Office
   19.11   GACC                   Lilburn Office
   19.01   GACC                   Sawgrass
   19.12   GACC                   Holly Hill Office
   19.02   GACC                   Deerfield Beach
   19.06   GACC                   Bradenton City
   19.07   GACC                   47th Terrace
      20   GACC                   AFRT Bank Branch Portfolio (Pool B)               0.020000%   0.010000%   0.000000%   0.000610%
   20.15   GACC                   New Smyrna Beach East
   20.13   GACC                   Hamilton Square
   20.16   GACC                   Valley Springs
   20.03   GACC                   East Commercial Boulevard
   20.12   GACC                   The Avenues
   20.09   GACC                   Woodstock Crossing
   20.08   GACC                   Providence Square
    20.1   GACC                   Virginia Beach Shore Drive
   20.07   GACC                   Harbison Office
   20.14   GACC                   West Market Street
   20.11   GACC                   Ashley Village
   20.01   GACC                   New Citrus Park
   20.06   GACC                   Largo Office
   20.02   GACC                   Cypress Lake Drive
   20.04   GACC                   Lake Community Bank
   20.05   GACC                   Roseville
      21   GACC                   Fountain Glen at Kentlands Apartments             0.020000%   0.010000%   0.000000%   0.000610%
      23   GACC                   Grants Pass Shopping Center                       0.020000%   0.010000%   0.000000%   0.000610%
      29   GACC                   Spring Hill Suites                                0.020000%   0.010000%   0.000000%   0.000610%
      31   GACC                   Intercontinental Center                           0.020000%   0.010000%   0.000000%   0.000610%
      33   GACC                   Best Western Ocean View Resort                    0.020000%   0.010000%   0.000000%   0.000610%
      34   GACC                   Southlake Medical II                              0.020000%   0.010000%   0.000000%   0.000610%
      35   GACC                   The Springs Resort                                0.020000%   0.010000%   0.000000%   0.000610%
      39   GACC                   Sheraton Petaluma                                 0.020000%   0.010000%   0.000000%   0.000610%
      42   GACC                   Mission Mayfield Downs                            0.020000%   0.010000%   0.000000%   0.000610%
   44.00   GACC                   Pullman Portfolio                                 0.020000%   0.010000%   0.000000%   0.000610%
   44.03   GACC                   Campus Ridge
   44.01   GACC                   Coffeehouse
   44.06   GACC                   Cougar Tower
   44.05   GACC                   Cougar Place
   44.02   GACC                   Grandview Park
   44.11   GACC                   945/965 Maple Street
    44.1   GACC                   925/927 Maple Street
   44.08   GACC                   450 & 520 NE Oak Street, 820 NE Colorado Street
   44.07   GACC                   915/917 & 920 NE C Street
   44.09   GACC                   510 Oak Street
   44.04   GACC                   Greystone Church
      48   GACC                   510 Township Road                                 0.020000%   0.010000%   0.000000%   0.000610%
      51   GACC                   380 Lafayette Street                              0.020000%   0.010000%   0.000000%   0.000610%
      54   GACC                   Hampton Inn at Bellingham Airport                 0.020000%   0.010000%   0.000000%   0.000610%
      55   GACC                   199 Lafayette Street                              0.020000%   0.010000%   0.000000%   0.000610%
      58   GACC                   Marina Del Rey Shopping Center                    0.020000%   0.010000%   0.000000%   0.000610%
   59.00   GACC                   99 Sutton Street                                  0.020000%   0.010000%   0.000000%   0.000610%
      61   GACC                   Rolando Plaza                                     0.020000%   0.010000%   0.000000%   0.000610%
      68   GACC                   Boardwalk Shopping Center                         0.020000%   0.010000%   0.000000%   0.000610%
      70   GACC                   25 Jay Street                                     0.020000%   0.010000%   0.000000%   0.000610%
      73   GACC                   Beverly Boulevard                                 0.020000%   0.010000%   0.000000%   0.000610%
   73.01   GACC                   8150 Beverly Boulevard
   73.02   GACC                   7407 Beverly Boulevard
      76   GACC                   599 3rd Street                                    0.020000%   0.010000%   0.000000%   0.000610%
      77   GACC                   233 Norman Avenue                                 0.020000%   0.010000%   0.000000%   0.000610%
      86   GACC                   1165 Broadway & 2136 3rd Avenue                   0.020000%   0.010000%   0.000000%   0.000610%
   86.01   GACC                   1165 Broadway
   86.02   GACC                   2136 3rd Avenue
      93   GACC                   Pacific Boulevard Retail                          0.020000%   0.010000%   0.000000%   0.000610%
     101   GACC                   Verona                                            0.020000%   0.010000%   0.000000%   0.000610%
     106   GACC                   Portola Centre                                    0.020000%   0.010000%   0.000000%   0.000610%
      14   GACC                   Doubletree - Charleston                           0.010000%   0.010000%   0.000000%   0.000610%
      25   GACC                   Hilton Garden Inn - Tysons Corner                 0.010000%   0.010000%   0.000000%   0.000610%
      26   GACC                   65 Sprague Street                                 0.010000%   0.010000%   0.000000%   0.000610%
      30   GACC                   Hilton Garden Inn - JFK                           0.010000%   0.010000%   0.000000%   0.000610%
      16   GACC                   Walgreens Portfolio III                           0.010000%   0.010000%   0.000000%   0.000610%
   16.05   GACC                   Walgreens (Salisbury)
   16.06   GACC                   Walgreens (Delavan)
   16.03   GACC                   Walgreens (Houma)
   16.08   GACC                   Walgreens (Kokomo)
   16.02   GACC                   Walgreens (Lubbock)
   16.01   GACC                   Walgreens (San Antonio)
   16.07   GACC                   Walgreens (Sulphur)
   16.04   GACC                   Walgreens (Whiteville)
      32   GACC                   West Volusia                                      0.010000%   0.010000%   0.000000%   0.000610%
      36   GACC                   Silver Lake Office                                0.010000%   0.010000%   0.000000%   0.000610%
      38   GACC                   The Inn at Little Washington                      0.010000%   0.010000%   0.000000%   0.000610%
      41   GACC                   Staybridge Suites - New Orleans                   0.010000%   0.010000%   0.000000%   0.000610%
      45   GACC                   The Village at Mayfield Apartments                0.010000%   0.010000%   0.000000%   0.000610%
      46   GACC                   Brentmoor Apartments                              0.010000%   0.010000%   0.000000%   0.000610%
      52   GACC                   Bob's Red Mill Industrial Building                0.010000%   0.010000%   0.000000%   0.000610%
      53   GACC                   Regency North Whole Foods Center                  0.010000%   0.010000%   0.000000%   0.000610%
      57   GACC                   Vanowen Apartments                                0.010000%   0.010000%   0.000000%   0.000610%
      65   GACC                   Walgreens Portfolio III - Pool 2                  0.010000%   0.010000%   0.000000%   0.000610%
   65.01   GACC                   Walgreens (Baton Rouge)
   65.02   GACC                   Walgreens (Richmond)                              0.00000%    0.00000%    0.00000%    0.00061%
      78   GACC                   Kedzie Plaza Shopping Center                      0.01000%    0.01000%    0.00000%    0.00061%
      84   GACC                   Sure Lock Self Storage                            0.01000%    0.01000%    0.00000%    0.00061%
      88   GACC                   Gloversville Shopping Center                      0.01000%    0.01000%    0.00000%    0.00061%
      89   GACC                   Crown Office Village                              0.01000%    0.01000%    0.00000%    0.00061%
      90   GACC                   Lincoln Plaza Center                              0.01000%    0.01000%    0.00000%    0.00061%
   94.00   GACC                   Avalon MHP                                        0.01000%    0.01000%    0.00000%    0.00061%
      96   GACC                   Satterfield Landing Shopping Center               0.01000%    0.01000%    0.00000%    0.00061%
      98   GACC                   100 Enterprise Place                              0.01000%    0.01000%    0.00000%    0.00061%
     100   GACC                   Garden Ridge Apartments                           0.01000%    0.01000%    0.00000%    0.00061%
       8   Capmark                Fashion Outlet of Las Vegas                       0.02000%    0.00000%    0.00000%    0.00061%
      40   Capmark                Revere Golf Club                                  0.02000%    0.00000%    0.00000%    0.00061%
      17   Capmark                WOW Portfolio                                     0.10000%    0.00000%    0.00000%    0.00061%
   17.02   Capmark                WOW Logistics: Menasha                            0.00000%    0.00000%    0.00000%    0.00061%
   17.05   Capmark                WOW Logistics: Oshkosh-Moser                      0.00000%    0.00000%    0.00000%    0.00061%
   17.04   Capmark                WOW Logistics: Oshkosh-Badger                     0.00000%    0.00000%    0.00000%    0.00061%
   17.03   Capmark                WOW Logistics: Appleton                           0.00000%    0.00000%    0.00000%    0.00061%
   17.01   Capmark                WOW Logistics: Jerome                             0.00000%    0.00000%    0.00000%    0.00061%
      49   Capmark                Davis Commons Apartments                          0.05000%    0.00000%    0.00000%    0.00061%
      71   Capmark                TownePlace Suites - Williston                     0.02000%    0.00000%    0.00000%    0.00061%
      47   Capmark                Courtyard by Marriott - Worcester                 0.02000%    0.00000%    0.00000%    0.00061%
      50   Capmark                Walgreens Pool IV                                 0.05000%    0.00000%    0.00000%    0.00061%
   50.02   Capmark                CVS (Coon Rapids)                                 0.00000%    0.00000%    0.00000%    0.00061%
   50.03   Capmark                Walgreens (Norton)                                0.00000%    0.00000%    0.00000%    0.00061%
   50.01   Capmark                Walgreens (Rochester Hills)                       0.00000%    0.00000%    0.00000%    0.00061%
      81   Capmark                Hubbard Portfolio- Turtle Creek Apartments        0.02000%    0.00000%    0.00000%    0.00061%
      69   Capmark                Hubbard Portfolio- Montlimar Apartments           0.02000%    0.00000%    0.00000%    0.00061%
      87   Capmark                Hubbard Portfolio- Hunter's Pointe Apartments     0.02000%    0.00000%    0.00000%    0.00061%
     108   Capmark                Hubbard Portfolio- Creekside Apartments           0.02000%    0.00000%    0.00000%    0.00061%
     107   Capmark                Hubbard Portfolio- Pineview Landing               0.02000%    0.00000%    0.00000%    0.00061%
      62   Capmark                TownePlace Suites - Sterling                      0.02000%    0.00000%    0.00000%    0.00061%
      43   Capmark                Roosevelt Place                                   0.10000%    0.00000%    0.00000%    0.00061%
      28   Capmark                Walgreens Pool V                                  0.05000%    0.00000%    0.00000%    0.00061%
   28.04   Capmark                Walgreens (Concord)                               0.00000%    0.00000%    0.00000%    0.00061%
   28.05   Capmark                Walgreens (Florence)                              0.00000%    0.00000%    0.00000%    0.00061%
   28.02   Capmark                Walgreens (Snellville)                            0.00000%    0.00000%    0.00000%    0.00061%
   28.03   Capmark                Walgreens (Rockport)                              0.00000%    0.00000%    0.00000%    0.00061%
   28.01   Capmark                Walgreens (Virginia Beach)                        0.00000%    0.00000%    0.00000%    0.00061%
       7   Capmark                Market Street at The Woodlands                    0.02000%    0.00000%    0.00000%    0.00061%
      79   Capmark                Venture Plaza                                     0.10000%    0.00000%    0.00000%    0.00061%
      64   Capmark                Silver Square Office Building                     0.10000%    0.00000%    0.00000%    0.00061%
      27   Capmark                Compass Bank Building                             0.10000%    0.00000%    0.00000%    0.00061%
      24   KeyBank                Barnes Marketplace                                0.03000%    0.02000%    0.00000%    0.00061%
      85   KeyBank                The Promenade Shopping Center                     0.03000%    0.02000%    0.00000%    0.00061%
      37   KeyBank                Crossroads Festival Shopping Center               0.03000%    0.02000%    0.00000%    0.00061%
      22   KeyBank                Strictly Pediatrics MOB                           0.03000%    0.02000%    0.00000%    0.00061%
     102   KeyBank                Days Inn - SeaTac Airport                         0.03000%    0.02000%    0.00000%    0.00061%
      97   KeyBank                Ashley Furniture Home Store                       0.03000%    0.02000%    0.05000%    0.00061%
      56   KeyBank                Highland Park Office Building                     0.03000%    0.02000%    0.00000%    0.00061%
      92   KeyBank                Shaker Point Apartments                           0.03000%    0.02000%    0.04000%    0.00061%
      63   KeyBank                Boatyard Shopping Center                          0.03000%    0.02000%    0.00000%    0.00061%
      66   KeyBank                West Carmel Marketplace - Inline                  0.03000%    0.02000%    0.05000%    0.00061%
      60   KeyBank                1130 Rainier Avenue South                         0.03000%    0.02000%    0.00000%    0.00061%
     103   KeyBank                J. Crew Freeport                                  0.03000%    0.02000%    0.00000%    0.00061%
       6   KeyBank                HCPI Medical Office Building Portfolio            0.03000%    0.02000%    0.00000%    0.00061%
    6.03   KeyBank                Southwest General Birth Place                     0.00000%    0.00000%    0.00000%    0.00061%
    6.08   KeyBank                Chesapeake Medical Center                         0.00000%    0.00000%    0.00000%    0.00061%
     6.1   KeyBank                Randolph Medical Center                           0.00000%    0.00000%    0.00000%    0.00061%
    6.04   KeyBank                Plano Medical Pavilion                            0.00000%    0.00000%    0.00000%    0.00061%
    6.02   KeyBank                Medical Place I                                   0.00000%    0.00000%    0.00000%    0.00061%
    6.13   KeyBank                Northwest Regional Medical Center                 0.00000%    0.00000%    0.00000%    0.00061%
    6.01   KeyBank                The Diagnostic Clinic                             0.00000%    0.00000%    0.00000%    0.00061%
    6.07   KeyBank                BayCare Health Headquarters                       0.00000%    0.00000%    0.00000%    0.00061%
    6.05   KeyBank                Mission Surgery Center                            0.00000%    0.00000%    0.00000%    0.00061%
    6.11   KeyBank                Memorial Plaza                                    0.00000%    0.00000%    0.00000%    0.00061%
    6.06   KeyBank                Oakbrook Terrace Medical Center I                 0.00000%    0.00000%    0.00000%    0.00061%
    6.09   KeyBank                Oakbrook Terrace Medical Center II                0.00000%    0.00000%    0.00000%    0.00061%
    6.12   KeyBank                St. Vincent Clinic - South University             0.00000%    0.00000%    0.00000%    0.00061%
    6.14   KeyBank                St. Vincent Clinic - Rodney Parham                0.00000%    0.00000%    0.00000%    0.00061%
      75   KeyBank                Charles Passage                                   0.030000%   0.020000%   0.000000%   0.000610%
      82   KeyBank                First Pacific Corporation                         0.03000%    0.02000%    0.00000%    0.00061%
     109   KeyBank                149 Spring Street                                 0.03000%    0.02000%    0.00000%    0.00061%
     105   KeyBank                Carl Junction Apartments                          0.03000%    0.02000%    0.00000%    0.00061%
      80   KeyBank                Oakland Shopping Center                           0.03000%    0.02000%    0.00000%    0.00061%
      67   KeyBank                Stonehedge Square                                 0.03000%    0.02000%    0.00000%    0.00061%
      99   KeyBank                Shawnee Medical Center                            0.03000%    0.02000%    0.05000%    0.00061%
      72   KeyBank                Price Chopper Center                              0.03000%    0.02000%    0.00000%    0.00061%
     104   KeyBank                Scottsdale Place                                  0.030000%   0.020000%   0.000000%   0.000610%
      74   KeyBank                Western Plaza                                     0.030000%   0.020000%   0.050000%   0.000610%
      83   KeyBank                Nacogdoches Marketplace II                        0.030000%   0.020000%   0.050000%   0.000610%
      91   KeyBank                110 Shawmut Road                                  0.030000%   0.020000%   0.050000%   0.000610%
      95   KeyBank                Walgreens Drug Store                              0.030000%   0.020000%   0.000000%   0.000610%


           Total
           Administrative
Annex ID   Fee
--------   --------------
       1         0.030610%
       2         0.030610%
    2.01
    2.02
    2.03
    2.04
    2.05
    2.06
    2.07
    2.08
    2.09
    2.10
    2.11
    2.12
    2.13
    2.14
    2.15
    2.16
    2.17
    2.18
    2.19
     2.2
    2.21
    2.22
    2.23
    2.24
    2.25
    2.26
    2.27
    2.28
    2.29
    2.30
    2.31
    2.32
    2.33
    2.34
    2.35
    2.36
    2.37
    2.38
    2.39
    2.40
    2.41
    2.42
    2.43
    2.44
    2.45
    2.46
    2.47
    2.48
    2.49
    2.50
    2.51
    2.52
       3         0.030610%
       4         0.030610%
       5         0.030610%
       9         0.030610%
    9.01
    9.02
    9.03
    9.04
    9.05
    9.06
    9.07
    9.08
    9.09
    9.10
    9.11
    9.12
    9.13
    9.14
    9.15
    9.16
    9.17
    9.18
    9.19
     9.2
    9.21
    9.22
    9.23
    9.24
    9.25
    9.26
    9.27
    9.28
    9.29
     9.3
    9.31
    9.32
    9.33
    9.34
    9.35
    9.36
    9.37
    9.38
      10         0.030610%
       0         0.030610%
      11         0.030610%
      12         0.030610%
      13         0.030610%
      15         0.030610%
      18         0.030610%
   18.01
   18.02
   19.00         0.030610%
   19.14
   19.05
   19.15
   19.03
    19.1
   19.16
   19.09
   19.13
   19.08
   19.04
   19.11
   19.01
   19.12
   19.02
   19.06
   19.07
      20         0.030610%
   20.15
   20.13
   20.16
   20.03
   20.12
   20.09
   20.08
    20.1
   20.07
   20.14
   20.11
   20.01
   20.06
   20.02
   20.04
   20.05
      21         0.030610%
      23         0.030610%
      29         0.030610%
      31         0.030610%
      33         0.030610%
      34         0.030610%
      35         0.030610%
      39         0.030610%
      42         0.030610%
   44.00         0.030610%
   44.03
   44.01
   44.06
   44.05
   44.02
   44.11
    44.1
   44.08
   44.07
   44.09
   44.04
      48         0.030610%
      51         0.030610%
      54         0.030610%
      55         0.030610%
      58         0.030610%
   59.00         0.030610%
      61         0.030610%
      68         0.030610%
      70         0.030610%
      73         0.030610%
   73.01
   73.02
      76         0.030610%
      77         0.030610%
      86         0.030610%
   86.01
   86.02
      93         0.030610%
     101         0.030610%
     106         0.030610%
      14         0.020610%
      25         0.020610%
      26         0.020610%
      30         0.020610%
      16         0.020610%
   16.05
   16.06
   16.03
   16.08
   16.02
   16.01
   16.07
   16.04
      32         0.020610%
      36         0.020610%
      38         0.020610%
      41         0.020610%
      45         0.020610%
      46         0.020610%
      52         0.020610%
      53         0.020610%
      57         0.020610%
      65         0.020610%
   65.01
   65.02         0.00061%
      78         0.02061%
      84         0.02061%
      88         0.02061%
      89         0.02061%
      90         0.02061%
   94.00         0.02061%
      96         0.02061%
      98         0.02061%
     100         0.02061%
       8         0.02061%
      40         0.02061%
      17         0.10061%
   17.02         0.00061%
   17.05         0.00061%
   17.04         0.00061%
   17.03         0.00061%
   17.01         0.00061%
      49         0.05061%
      71         0.02061%
      47         0.02061%
      50         0.05061%
   50.02         0.00061%
   50.03         0.00061%
   50.01         0.00061%
      81         0.02061%
      69         0.02061%
      87         0.02061%
     108         0.02061%
     107         0.02061%
      62         0.02061%
      43         0.10061%
      28         0.05061%
   28.04         0.00061%
   28.05         0.00061%
   28.02         0.00061%
   28.03         0.00061%
   28.01         0.00061%
       7         0.02061%
      79         0.10061%
      64         0.10061%
      27         0.10061%
      24         0.05061%
      85         0.05061%
      37         0.05061%
      22         0.05061%
     102         0.05061%
      97         0.10061%
      56         0.05061%
      92         0.09061%
      63         0.05061%
      66         0.10061%
      60         0.05061%
     103         0.05061%
       6         0.05061%
    6.03         0.00061%
    6.08         0.00061%
     6.1         0.00061%
    6.04         0.00061%
    6.02         0.00061%
    6.13         0.00061%
    6.01         0.00061%
    6.07         0.00061%
    6.05         0.00061%
    6.11         0.00061%
    6.06         0.00061%
    6.09         0.00061%
    6.12         0.00061%
    6.14         0.00061%
      75         0.050610%
      82         0.05061%
     109         0.05061%
     105         0.05061%
      80         0.05061%
      67         0.05061%
      99         0.10061%
      72         0.05061%
     104         0.050610%
      74         0.100610%
      83         0.100610%
      91         0.100610%
      95         0.050610%

                                   EXHIBIT C-1
                                   -----------

                          FORM OF TRANSFEREE AFFIDAVIT

                                                           AFFIDAVIT PURSUANT TO
                                                       SECTION 860E(e)(4) OF THE
                                                        INTERNAL REVENUE CODE OF
                                                                1986, AS AMENDED

STATE OF NEW YORK       )
                        ) ss:
COUNTY OF NEW YORK      )

            ____________________________ , being first duly sworn, deposes and says:

            1.    That he/she is a ____________________  of ___________________
(the "Purchaser"), a ____________________________________ duly organized and existing under the laws of the State of ____________________________________ on behalf of which he/she makes this affidavit.

            2. That the Purchaser's Taxpayer Identification Number is ____________________________.

            3. That the Purchaser of the Commercial Mortgage Pass-Through Certificates, COMM 2007-C9, Class [R] [LR] (the "Class [R] [LR] Certificate") is a Permitted Transferee (as defined in Article I of the Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent), or is acquiring the Class [R] [LR] Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

            4. That the Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class [R] [LR] Certificate as they become due.

            5. That the Purchaser understands that it may incur tax liabilities with respect to the Class [R] [LR] Certificate in excess of any cash flow generated by the Class [R] [LR] Certificate.

            6. That the Purchaser will not transfer the Class [R] [LR] Certificate to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in paragraph 4 hereof.

            7. That the Purchaser is not a Disqualified Non-U.S. Person and is not purchasing the Class [R] [LR] Certificate for the account of, or as an agent (including as a broker, nominee or other middleman) for, a Disqualified Non-U.S. Person.

            8. That the Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Class [R] [LR] Certificate to such a "disqualified organization," an agent thereof, or a person that does not satisfy the requirements of paragraph 4, paragraph 7 and paragraph 11 hereof.

            9. That, if a "tax matters person" is required to be designated with respect to the [Upper-Tier REMIC] [135 East 57th Street Loan REMIC and Lower-Tier REMIC], the Purchaser agrees to act as "tax matters person" and to perform the functions of "tax matters partner" of the [Upper-Tier REMIC] [135 East 57th Street Loan REMIC and Lower-Tier REMIC] pursuant to Section 4.04 of the Pooling and Servicing Agreement, and agrees to the irrevocable designation of the Certificate Administrator as the Purchaser's agent in performing the function of "tax matters person" and "tax matters partner."

            10. The Purchaser agrees to be bound by and to abide by the provisions of Section 5.02 of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of the Class [R] [LR] Certificate.

            11. The Purchaser agrees not to transfer the Class [R] [LR] Certificate such that the income therefrom would be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Person.

            12. Check the applicable paragraph:

            [_]     The present value of the anticipated tax liabilities
      associated with holding the Class [R] [LR] Certificate, as applicable, does not exceed the sum of:

                  (i) the present value of any consideration given to the
            Purchaser to acquire such Class [R] [LR] Certificate;

                  (ii) the present value of the expected future distributions on such Certificate; and

                  (iii) the present value of the anticipated tax savings
            associated with holding such Class [R] [LR] Certificate as the related REMIC generates losses.

      For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

            [_] The transfer of the Class [R] [LR] Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

                  (i) the Purchaser is an "eligible corporation," as defined in
            U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class [R] [LR] Certificate will only be taxed in the United States;

                  (ii) at the time of the transfer, and at the close of the
            Purchaser's two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

                  (iii) the Purchaser will transfer the Class [R] [LR]
            Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the
            U.S. Treasury Regulations; and

                  (iv) the Purchaser determined the consideration paid to it to acquire the Class [R] [LR] Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

            [_]  None of the above.

            Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

            IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its ____________________________________ this ____ day of ______________, 20____.


                                       [Insert Name of Purchaser]


                                       By:
                                          ________________________________
                                          Name:
                                          Title:

            Personally appeared before me the above-named
____________________________________ , known or proved to me to be the same person who executed the foregoing instrument and to be the______________________________________ of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Purchaser.

            Subscribed and sworn before me this ____ day of ______________, 20____.


_____________________________________
NOTARY PUBLIC

COUNTY OF  __________________________

STATE OF  ___________________________

My commission expires the ____ day of ______________, 20____.

                                   EXHIBIT C-2
                                   -----------

                            FORM OF TRANSFEROR LETTER

                                     [Date]

Deutsche Bank Trust Company Americas,
as Certificate Administrator
c/o DB Services Tennessee
648 Grassmere Park Road
Nashville, Tennessee 37211
Attention: Transfer Unit, COMM 2007-C9

     Re: Commercial Mortgage Pass-Through Certificates, COMM 2007-C9, Class [R][LR]
          ------------------------------------------------------------------

Ladies and Gentlemen:

            [Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true or that [Transferee] is not a Permitted Transferee (as defined in the Pooling and Servicing Agreement defined in the attached affidavit) and has no actual knowledge or reason to know that the information contained in paragraphs 4, 7 and 11 thereof is not true.


                                       Very truly yours,


                                       [Insert Name of Transferor]


                                       By:________________________________
                                          Name:
                                          Title:

                                   EXHIBIT D-1
                                   -----------

                    FORM OF INVESTMENT REPRESENTATION LETTER

Deutsche Bank Trust Company Americas,
as Certificate Administrator
c/o DB Services Tennessee
648 Grassmere Park Road
Nashville, Tennessee 37211
Attention: Transfer Unit, COMM 2007-C9

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York 10005
Attention: Helaine M. Kaplan

     Re: Transfer of Commercial Mortgage Pass-Through Certificates, COMM 2007-C9: Class [AM-FL][G][H][J][K][L][M][N][O][P][Q][S]
          [E57-1][E57-2][E57-3][T][R][LR]
          ---------------------------------------------------------------

Ladies and Gentlemen:

            This letter is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent, on behalf of the holders of Commercial Mortgage Pass-Through Certificates, COMM 2007-C9 (the "Certificates") in connection with the transfer by (the "Seller") to the undersigned (the "Purchaser") of [$__________________ aggregate Certificate Balance][________% Percentage Interest] of Class [AM-FL][G][H][J][K][L][M][N][O] [P][Q][S][E57-1][E57-2][E57-3] [T][R][LR] Certificates, in certificated fully registered form (such registered interest, the "Certificate"). Terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

            In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

            [For Institutional Accredited Investors only] 1. The Purchaser is an institutional investor and an "accredited investor" (an entity meeting the requirements of Rule 501 (a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the "1933 Act")) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Certificate, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment. The Purchaser is acquiring the Certificate for its own account or for one or more accounts (each of which is an "institutional accredited investor") as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

            [For Qualified Institutional Buyers only] 1. The Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A ("Rule 144A") promulgated under the Securities Act of 1933, as amended (the "1933 Act"). The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

            [For Affiliated Persons only]. 1. The Purchaser is a person involved in the organization or operation of the issuer or an affiliate of such a person, as defined in Rule 405 of the Securities Act of 1933, as amended (the "1933 Act").

            2. The Purchaser's intention is to acquire the Certificate (a) for investment for the Purchaser's own account or (b) for resale to (i) "qualified institutional buyers" in transactions under Rule 144A, or (ii) institutional "accredited investors" meeting the requirements of Rule 501(a)(1), (2), (3) or
(7) of Regulation D promulgated under the 1933 Act, pursuant to any other exemption from the registration requirements of the 1933 Act, subject in the case of this clause (ii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the 1933 Act and other applicable laws, and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. It understands that the Certificate (and any subsequent Individual Certificate) has not been registered under the 1933 Act, by reason of a specified exemption from the registration provisions of the 1933 Act which depends upon, among other things, the bona fide nature of the Purchaser's investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

            3. The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the 1933 Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

            4. The Purchaser has reviewed the Private Placement Memorandum dated August 8, 2007 relating to the Certificates (the "Private Placement Memorandum") and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.

            5. The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of an Individual Certificate or Certificates, as the case may be (each, a "Certificateholder"), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

            6. The Purchaser will not sell or otherwise transfer any portion of the Certificate, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

            7. Check one of the following:

            [_]   The Purchaser is a "U.S. Person" and it has attached hereto an
      Internal Revenue Service ("IRS") Form W-9 (or successor form).

            [_]   The Purchaser is not a "U.S. Person" and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Certificate(s). The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment or (iii)]* two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the U.S. Securities is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8IMY or]* IRS Form W-8ECI[, as the case may be]*, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

            For this purpose, "U.S. Person" means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in or under the laws of the United States or any of its political subdivisions, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which are eligible to elect to be treated as U.S. Persons).

            Please make all payments due on the Certificates:**

            (a) by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

            Account number: ____________________

            Institution:  ______________________

            (b) by mailing a check or draft to the following address:

            _______________________________________
            _______________________________________
            _______________________________________



                                       Very truly yours,


                                       [Insert Name of Purchaser]


                                       By:______________________________________
                                          Name:
                                          Title:

Dated: ________________, 20__





-------------------------

*  Delete for Class R and Class LR.

** Only to be filled out by Purchasers of Individual Certificates. Please select
   (a) or (b).

                                   EXHIBIT D-2
                                   -----------

                       FORM OF ERISA REPRESENTATION LETTER

                                     [Date]

Deutsche Bank Trust Company Americas,
as Certificate Administrator
c/o DB Services Tennessee
648 Grassmere Park Road
Nashville, Tennessee 37211
Attention: Transfer Unit, COMM 2007-C9

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York 10005
Attention: Helaine M. Kaplan

     Re: Commercial Mortgage Pass-Through Certificates, COMM 2007-C9, Class [L][M][N][O][P][Q][S][E57-3][T][R][LR]
          ------------------------------------------------------------------

Ladies and Gentlemen:

            ________________________________________ (the "Purchaser") intends to purchase from (the "Seller") [$____________________ initial Certificate Balance] [________% Percentage Interest] of Commercial Mortgage Pass-Through Certificates, COMM 2007-C9, Class [L][M][N][O][P][Q][S][E57-3][T][R][LR], CUSIP No. __________________ (the "Certificates"), issued pursuant to the Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement. The Purchaser hereby certifies, represents and warrants to, and covenants with, the Depositor, the Certificate Registrar and the Certificate Administrator that:

            1. The Purchaser is not (a) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Code, a governmental plan, as defined in Section 3(32) of ERISA, or other plan subject to any federal, state or local law ("Similar Law") which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), or (b) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of any such Plan, other than (except in the case of the Class T, Class R and Class LR Certificates) an insurance company using the assets of its general account under circumstances whereby such purchase and the subsequent holding of such Certificate by such insurance company would be exempt from the prohibited transaction provisions of Section 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law; and

            2. The Purchaser understands that if the Purchaser is a Person referred to in 1(a) or 1(b) above, except in the case of the Class T, Class R or Class LR Certificates, which may not be transferred unless the transferee represents it is not such a Person, such Purchaser is required to provide to the Depositor, the Certificate Administrator and the Certificate Registrar any Opinions of Counsel, officers' certificates or agreements as may be required by such Persons, and which establishes to the satisfaction of the Depositor, the Certificate Administrator and the Certificate Registrar that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Section 406 and Section 407 of ERISA or Section 4975 of the Code or any corresponding provision of any Similar Law, and will not subject the Depositor, the Certificate Administrator, the Trustee, the Master Servicers, the Special Servicer or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or Similar
Law), which Opinions of Counsel, officers' certificates or agreements shall not be at the expense of the Master Servicers, the Depositor, the Certificate Administrator, the Trustee or the Certificate Registrar.

            IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on this ____ day of _________, 20___.


                                       Very truly yours,


                                       [Insert Name of Purchaser]



                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT E
                                    ---------

                               REQUEST FOR RELEASE

                                     [Date]

Wells Fargo Bank, N.A.,
as Trustee and Custodian
9062 Old Annapolis Road
Columbia, Maryland  21045-1951
Attention: Corporate Trust Services, COMM 2007-C9

     Re:  Commercial Mortgage Pass-Through Certificates, COMM 2007-C9
          -----------------------------------------------------------

Dear __________________:

            In connection with the administration of the Mortgage Files held by, or on behalf of, you as Custodian under a certain Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you as Custodian with respect to the following described Mortgage Loan for the reason indicated below:

            Mortgagor's Name: _____________________________

            Address:  _____________________________________

            Loan No.: _____________________________________

            If only particular documents in the Mortgage File are requested, please specify which:

            Reason for requesting file (or portion thereof):

            _______   1. Mortgage Loan paid in full. Such [Master Servicer]
[Special Servicer] hereby certifies that all amounts received in connection with the Mortgage Loan have been or will be, following such [Master Servicer's] [Special Servicer's] release of the Mortgage File, credited to the Certificate Account pursuant to the Pooling and Servicing Agreement.

            _______   2.    The Mortgage Loan is being foreclosed.

            _______   3.    Other. (Describe)

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, or unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

            Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.


                                       [MASTER SERVICER] [SPECIAL
                                          SERVICER]


                                       By:_____________________________
                                          Name:
                                          Title:

                                    EXHIBIT F
                                    ---------

THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS CERTIFICATE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

THE HOLDER OF THIS CERTIFICATE BY ITS ACCEPTANCE HEREOF AGREES NOT TO OFFER, SELL OR OTHERWISE TRANSFER SUCH CERTIFICATE EXCEPT IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND (A) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" WITHIN THE MEANING OF RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (E) (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO THE COMPLETION AND DELIVERY BY THE TRANSFEROR TO THE CERTIFICATE REGISTRAR OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE LAST TWO PAGES OF THIS CERTIFICATE.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

                                    EXHIBIT G
                                    ---------

                    FORM OF REGULATION S TRANSFER CERTIFICATE

Deutsche Bank Trust Company Americas,
as Certificate Administrator
c/o DB Services Tennessee
648 Grassmere Park Road
Nashville, Tennessee 37211
Attention: Transfer Unit, COMM 2007-C9

     Re: Transfer of COMM 2007-C9, Commercial Mortgage Pass-Through Certificates, Class [____]
          ----------------------------------------------------------

Ladies and Gentlemen:

            This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent, on behalf of the holders of the COMM 2007-C9, Commercial Mortgage Pass-Through Certificates, Class [____] (the "Certificates") in connection with the transfer by the undersigned (the "Transferor") to ____________________________________
(the "Transferee") of $____________________ Certificate Balance of Certificates, in fully registered form (each, an "Individual Certificate"), or a beneficial interest of such aggregate Certificate Balance in the Regulation S Global Certificate (the "Global Certificate") maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the "Transferred Interest").

            In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and (i) with respect to transfers made in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Transferred Interest was not made to a person in the United States;

            [(2) at the time the buy order was originated, the Transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States;]*

            [(2) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither there undersigned nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Master Servicers and the Special Servicer.


                                       [INSERT NAME OF TRANSFEROR]


                                       By: _____________________________________
                                          Name:
                                          Title:

Dated: ________________, 20__

                                    EXHIBIT H
                                    ---------

                          FORM OF TRANSFER CERTIFICATE
                     FOR EXCHANGE OR TRANSFER FROM RULE 144A
                    GLOBAL CERTIFICATE TO REGULATION S GLOBAL
                    CERTIFICATE DURING THE RESTRICTED PERIOD

          (Exchanges or transfers pursuant to Section 5.02(c)(ii)(A) of the Pooling and Servicing Agreement)

Deutsche Bank Trust Company Americas,
as Certificate Administrator
c/o DB Services Tennessee
648 Grassmere Park Road
Nashville, Tennessee 37211
Attention: Transfer Unit, COMM 2007-C9

      Re: Transfer of COMM 2007-C9 Commercial Mortgage Pass-Through Certificates, Class [____]
            ---------------------------------------------------------

            Reference is hereby made to the Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage Asset & Receiving Corporation, as depositor (the "Depositor"), KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio
Loan), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to US $____________________ aggregate Certificate Balance of Certificates (the "Certificates") which are held in the form of Rule 144A Global Certificate (CUSIP No. ____________________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Global Certificate (CUSIP No. ____________________) to be held with [Euroclear] [Clearstream]* (Common Code) through the Depositary.

            In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the Transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and accordingly the Transferor does hereby certify that:

            (1) the offer of the Certificates was not made to a person in the United States,

            [(2) at the time the buy order was originated, the transferee was outside the United States or the Transferor and any persons acting on its behalf reasonably believed that the Transferee was outside the United States,]**

            [(2) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Master Servicers and the Special Servicer.


                                       [Insert Name of Transferor]


                                       By: _________________________________
                                           Name:
                                           Title:

Dated: ________________, 20__







--------------------------

* Insert one of these two provisions, which come from the definition of "offshore transaction" in Regulation S.

                                    EXHIBIT I

                          FORM OF TRANSFER CERTIFICATE
                     FOR EXCHANGE OR TRANSFER FROM RULE 144A
                    GLOBAL CERTIFICATE TO REGULATION S GLOBAL
                     CERTIFICATE AFTER THE RESTRICTED PERIOD

                       (Exchange or transfers pursuant to
         Section 5.02(c)(ii)(B) of the Pooling and Servicing Agreement)

Deutsche Bank Trust Company Americas,
as Certificate Administrator
c/o DB Services Tennessee
648 Grassmere Park Road
Nashville, Tennessee 37211
Attention: Transfer Unit, COMM 2007-C9

     Re: Transfer of COMM 2007-C9 Commercial Mortgage Pass-Through Certificates Class [__]
          ---------------------------------------------------------

            Reference is hereby made to the Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage Asset & Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            The letter relates to U.S. $____________________ aggregate Certificate Balance of Certificates (the "Certificates") which are held in the form of the Rule 144A Global Certificate (CUSIP No. ____________________) with the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Global Certificate (Common Code No.____________________).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), the Transferor does hereby certify that:

            (1) the offer of the Certificates was not made to a person in the United States,

            [(2) at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States,]*

            [(2) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

            (3) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

            (4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates that are being transferred are not "restricted securities" as defined in Rule 144 under the Securities Act.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Master Servicers and the Special Servicer.


                                       [Insert Name of Transferor]


                                       By: ____________________________________
                                           Name:
                                           Title:

Dated: _______________, 20___



--------------------------

* Insert one of these two provisions, which come from the definition of "offshore transaction" in Regulation S.

                                    EXHIBIT J
                                    ---------

                          FORM OF TRANSFER CERTIFICATE
                FOR EXCHANGE OR TRANSFER FROM REGULATION S GLOBAL
                   CERTIFICATE TO RULE 144A GLOBAL CERTIFICATE

            (Exchange or transfers pursuant to Section 5.02(c)(ii)(C)
                     of the Pooling and Servicing Agreement)

Deutsche Bank Trust Company Americas,
as Certificate Administrator
c/o DB Services Tennessee
648 Grassmere Park Road
Nashville, Tennessee 37211
Attention: Transfer Unit, COMM 2007-C9

     Re: Transfer of COMM 2007-C9 Commercial Mortgage Pass-Through Certificates, Class [____]
          ---------------------------------------------------------

            Reference is hereby made to the Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage Asset & Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

            This letter relates to U.S. $____________________ aggregate Certificate Balance of Certificates (the "Certificates") which are held in the form of the Regulation S Global Certificate (CUSIP No. ____________________) with [Euroclear] [Clearstream]* (Common Code ____________________) through the Depository in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Global Certificate (CUSIP No. ____________________).

            In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Pooling and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is "qualified institutional buyer" within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or an jurisdiction.

            This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Master Servicers and the Special Servicer.


                                       [Insert Name of Transferor]


                                       By:_____________________________________
                                          Name:
                                          Title:

Dated: ______________, 20__

                                    EXHIBIT K
                                    ---------

                       FORM OF DISTRIBUTION DATE STATEMENT

[DEUTSCHE BANK LOGO]

1761 E. St. Andrew Place,
Santa Ana, CA 92705

Website:
  https://www.tss.db.com/invr

Associated Files
  Supplements
  Pool Periodic
  Bond Periodic
  Loan Periodic
  Loan Setup
  Governing Documents
  Annex A

Factor Information:
  (800) 735-7777

Main Phone Number:
  714-247-6000

Administrator

--------------------------------------------------------------------------------

COMM 2007-C9
Commercial Mortgage Pass-Through Certificates
September 10,2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

                                              Table of Contents

Certificate Payment Report                                 2            Realized Loss Historical Detail                           18
Certificate Factor Report                                  3            Historical Bond/Collateral Realized Loss Reconciliation   19
Cash Reconciliation                                        4            Loan Level Detail                                         20
Pool and Performance Detail                                5            Specially Serviced Loan Detail                            21
Bond Interest Reconciliation                               6            Specially Serviced Loan Comments                          22
Bond Reconciliation Detail                                 7            Appraisal Reduction Detail                                23
Current Ratings                                            8            Appraisal Reduction Comments                              24
Performance History                                        9            Modifications/Extensions Detail/Description               25
Deliquency Matrix                                         10            REO Historical Detail                                     26
Delinquency Detail                                        11            Material Breaches and Material Documents Defects          27
Payoff History                                            12
Stratification - Mortgage Balances/Rates                  13
Stratification - Amortization Terms                       14
Stratification - Static Information                       15
Stratification - Static Information and Financial Ratios  17



                              Contacts                                                                 Dates
---------------------------------------------------------------------------     ----------------------------------------------------
Depositor                   Deutsche Mortgage & Asset Receiving Corporation     Current Distribution Date                 09/10/2007
                                                                                Distribution Count                                 1
Master Servicers            KeyCorp Real Estate Capital Markets, Inc
                            Capmark Finance Inc.                                Prior Distribution Date                           NA
                                                                                Next Distribution Date                    10/10/2007
Special Servicer            LNR Partners, Inc.                                  Trust Collection Period     08/14/2007 to 09/10/2007

Underwriters                Deutsche Bank Securities Inc.                       Record Date                               08/31/2007
                            Capmark Securities Inc.                             Determination Date                        09/06/2007
                            KeyBanc Capital Markets Inc.
                            Citigroup Global Markets Inc.                       Cutoff Date                               08/01/2007
                            Morgan Stanley & Co. Incorporated                   Closing Date                              08/14/2007
                                                                                Initial Distribution Date                 09/10/2007
Rating Agencies             Moody's Investors Service, Inc.                     Rated Final Pavment Date                  12/10/2049
                            Standard & Poors Rating Service

Trustee                     Wells Fargo Bank, N.A.

Certificate Administrator   DB Trust Company Americas

------------------------------------------------------------------------------------------------------------------------------------

*Until this statement/report is filed with the Commission with Respect to the Trust pursuant to Section 15(d) of the Securities
Exchange Act of 1934, as amended, the recipient hereof shall be deemed to keep the information contained herein confidential and such information will not, without the prior consent fo the Master Servicer or the Trustee, be disclosed by such recipient of by its officers, directors, partners, employees, agents or representatives in any manner whatsoever, in whole or in part."

------------------------------------------------------------------------------------------------------------------------------------
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

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Certificate Payment Report

                                        Balance and Principal Components
                          -----------------------------------------------------------
                          Original  Beginning  Principal  Non-Principal Adj/  Ending
Class  Class Type  CUSIP  Balance    Balance                Loss/Accretion    Balance
-----  ----------  -----  --------  ---------  ---------  ------------------  -------













                                                  Pass-Through
                                 Interest             Rate        Credit Support
                          ----------------------  -------------  -----------------
                           Interest     Excess/   Current  Next  Original  Current
Class  Class Type  CUSIP  Distributed  Shortfall                    %         %
-----  ----------  -----  -----------  ---------  -------  ----  --------  -------













------------------------------------------------------------------------------------------------------------------------------------
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

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Certificate Factor Report

                         Accrual                     Balance Factors                     Payment Factors
                --------------------------   ------------------------------   ---------------------------------------
Class   Cusip   Start   End    Methodology   Original   Beginning   Ending     Interest      Principal       Total
                Date    Date                 Balance     Balance    Balance   Distributed   Distributed   Distributed
-----   -----   -----   ----   -----------   --------   ---------   -------   -----------   -----------   -----------













------------------------------------------------------------------------------------------------------------------------------------
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

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Cash Reconciliation

     Servicer Remitance Non-Adjusted
-----------------------------------------

Principal
-----------------------------------------

A. Scheduled Principal
   Current Principal
   Advanced Principal
   Scheduled Maturity Payoff

B. Unscheduled Principal
   Voluntary
   Post-Maturity
   Liquidation
   Curtailment
   Defeasance
   Neg Am/Deferred

Principal Non-Adjusted



Interest
-----------------------------------------

A. Scheduled Interest
   Current Interest
   Delinquent Interest

B. Servicing Fees & Expenses
   Current Servicer Fees
   Delinquent Servicer Fees
   Sub-Servicer
   Servicer Fee Strips
   Other Fee Strips (incl. Insurer)
   Miscellaneous Fees

Interest Non-Adjusted

Principal & Interest Non-Adjusted



               Adjustments
-----------------------------------------

Principal
-----------------------------------------

A. Excess Amounts
   Subsequent Recovery
   Gain-on-Sale

B. Shortfalls Amounts.
   Realized Loss
   Additional Loss Claim

Net Excess/Shortfall

Interest
-----------------------------------------

A. Excess

   Penalties/Yield Maintain/Exit Fees
   Extension Interest (ARD)
   Default Interest
   Prepay Interest Excess (PPIE)
   Interest Recovery
   ASER Recovered
   Other Interest Proceeds

B. Shortfalls
   Gross PPIS (prepay Interest Shortfall)
     Servicer PPIS Cap
     Net PPIS
   Deferred Interest
   Modification Shortfall
   ASER Applied
   Special Servicer Fees
   Workout Fees
   Liquidation Fees
   Non-Recoveralble Advances
   Interest on Prior Advances
     Various Expenses
     Other Interest Loss
   Net Excess/Shortfall



                  Trust
-----------------------------------------

Trust Related Fees & Expenses
-----------------------------------------

Trustee Fee
Certificate Administrator Fee
Trustee Strips
Certificate Insurer
Collateral Administrator
Trust Expense(s)

Trust Related Fees & Expenses



Sister Agreements
-----------------------------------------

In-SWAP Payment
Out-SWAP Payment

In-Equity Payment
Out-Equity Payment

Interest Reserve Account
-----------------------------------------

Deposit
Cumulative Deposit
Withdrawal



                 Summary
-----------------------------------------

Principal Adjusted
Scheduled Interest
  Servicer Fee & Expense
  Interest Shortfall Expense
Servicer Wire
Trustee Fee & Expense
Sister Agreements
Interest Reserve Account
Due to Certificates

------------------------------------------------------------------------------------------------------------------------------------
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

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Pool and Performance Detail

                    Pool Detail
----------------------------------------------------

Cutoff                             Amt   %   Cnt   %
----------------------------------------------------
Amortizing/Balloon
IO/Amortizing/Balloon

IO/Balloon
Smallest Balance
Largest Balance


Current                            Amt   %   Cnt   %
----------------------------------------------------
Beginning Balance
  Scheduled Principal
  Voluntary Payoff
  Scheduled Maturity Payoff
  Post-Maturity Payoff
  Net Liquidation
  Realized Loss
  Curtailment
  Defeasance
  Negative Amortization/Deferred
Ending Balance


Cumulative                         Amt   %   Cnt   %
----------------------------------------------------
Beginning Balance
  Scheduled Payoff
  Voluntary Payoff
  Scheduled Maturity Payoff
  Post-Maturity Payoff
  Net Liquidation
  Realized Loss
  Curtailment
  Defeasance
  Negative Amortization/Deferred
Ending Balance



             WA Rates/Terms
---------------------------------------

        Cutoff   Prior   Current   Next
        -------------------------------

WAC
LIBOR
WAMM
AWAM
WALA



                     Performance Snapshot
-------------------------------------------------------------

                  3 Mo Avg        6 Mo Avg        12 Mo Avg
                -------------   -------------   -------------
Current         % Bal   % Cnt   % Bal   % Cnt   % Bal   % Cnt
-------------------------------------------------------------
Current
30 Day
60 Day
90 Day Plus
Foreclosures
REOs
Bankruptcies
Liquidations
Defeasances
Modifications



                          Advance Summary
------------------------------------------------------------------

Cumulative              Principal   Interest   Cnt   % Amt   % Cnt
------------------------------------------------------------------
Prior Outstanding
  Current Amount
  Recovery (-)
  Non-Recoverable (-)
Current Outstanding



          Appraisal Reduction Summary
------------------------------------------------
Prior Cumulative ASER            First ARA
Current ASER                     Average ARA
Recovery (-)                     Most Recent ARA
Cumulative ASER

(*) ARA   Appraisal Reduction Amount
(*) ASER  Appraisal Subordination Entitlement

------------------------------------------------------------------------------------------------------------------------------------
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

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Bond Interest Reconciliation

                       Accrual
        ------------------------------------   Beginning   Pass-Through     Prior
Class   Prior Due   Curr Due   Method   Days    Balance        Rate       Shortfall
-----   ---------   --------   ------   ----   ---------   ------------   ---------














        Current    Current     Current     Distributable   Distributed   Outstanding
Class   Accrued   Additions   Deductions     Interest       Interest      Shortfall
-----   -------   ---------   ----------   -------------   -----------   -----------














------------------------------------------------------------------------------------------------------------------------------------
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

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Bond Reconciliation Detail

                      Principal Components                                        Interest Additions
        ----------------------------------------------   ----------------------------------------------------------------
                                  Current   Cumulative   PPY, PPYYM,    Interest    Interest on Prior   Interest on Prior
Class   Scheduled   Unscheduled    Loss        Loss       Exit Fees    Adjustment       Shortfall             Loss
-----   ---------   -----------   -------   ----------   -----------   ----------   -----------------   -----------------









Total   ---------   -----------   -------   ----------   -----------   ----------   -----------------   -----------------

-----   ---------   -----------   -------   ----------   -----------   ----------   -----------------   -----------------

               Interest Deductions
        --------------------------------
        Net    Deferred    Interest Loss
Class   PPIS   Accretion      Expense
-----   ----   ---------   -------------









Total   ----   ---------   -------------

-----   ----   ---------   -------------

------------------------------------------------------------------------------------------------------------------------------------
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

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Current Ratings

                                Closing Ratings
        Class           ------------------------------
Class   Type    CUSIP   Fitch   Moody's   S & P   DBRS
-----   -----   -----   -----   -------   -----   ----










                                                   Current Ratings (1)
        ---------------------------------------------------------------------------------------------------------
                 Fitch                      Moody's                     S&P                       DBRS
        ------------------------   ------------------------   ------------------------   ------------------------
Class   New Rating   Date Change   New Rating   Date Change   New Rating   Date Change   New Rating   Date Change
-----   ----------   -----------   ----------   -----------   ----------   -----------   ----------   -----------












Contact Information   Fitch, Inc.                 Moody's Investors Service   Standard & Poor's Rating Service
                      One State Street Plaza      99 Church Street            55 Water Street
                      New York, New York, 10004   New York, New York 10007    New York, New York 10041
                      (212) 908-0500              (212) 553-0300              (212) 438-2430


Contact Information   DBRS Limited
                      181 University Avenue, Suite 700
                      Toronto, ON M5H 3M7
                      1-416-593-5577


Legend

NR          Class not rated at issuance         (1) These ratings are not a recommendation to buy, sell or hold these notes. Ratings may be changed or withdrawn at any time by each assigning rating agency.
NA          Data not available                  These ratings do not address the possibility that, as a result of principal prepayments or losses, the yield on your notes may be lower than anticipated.

                                                Changed ratings provided on this report are baed on information provided by the applicable rating agency via electronic transmission and captured during the processing window. Deutsche Bank does not hold hitself responsible for any update that may have occured outside the window during which the data was captured.

------------------------------------------------------------------------------------------------------------------------------------
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

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Performance History

                Delinquency Categories
               (exlcudes REO/Foreclosures)                Impaired Loans                         Unique Events

             30 Day       60 Day     90 Day    Foreclosure      REO      Bankruptcy  Defeasance   Modification   Specially Serviced
            ---------------------------------  ------------------------------------  ----------------------------------------------
Dist Date   Cnt   Bal   Cnt   Bal   Cnt   Bal  Cnt     Bal   Cnt   Bal   Cnt    Bal  Cnt    Bal   Cnt      Bal   Cnt            Bal
---------   ---   ---   ---   ---   ---   ---  ---     ---   ---   ---   ---    ---  ---    ---   ---      ---   ---            ---









------------------------------------------------------------------------------------------------------------------------------------
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

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Delinquency Matrix

TOTAL                   0-29 Days   30-59 Days   60-89 Days   90+ Days   TOTAL
------------------------------------------------------------------------------
DELINQUENT   Balance                      0.00         0.00       0.00    0.00
             % Balance                    0.00%        0.00%      0.00%   0.00%
             # Loans                         0            0          0       0
             % # Loans                    0.00%        0.00%      0.00%   0.00%
FORECLOSURE  Balance         0.00         0.00         0.00       0.00    0.00
             % Balance       0.00%        0.00%        0.00%      0.00%   0.00%
             # Loans            0            0            0          0       0
             % # Loans       0.00%        0.00%        0.00%      0.00%   0.00%
BANKRUPTCY   Balance         0.00         0.00         0.00       0.00    0.00
             % Balance       0.00%        0.00%        0.00%      0.00%   0.00%
             # Loans            0            0            0          0       0
             % # Loans       0.00%        0.00%        0.00%      0.00%   0.00%
REO          Balance         0.00         0.00         0.00       0.00    0.00
             % Balance       0.00%        0.00%        0.00%      0.00%   0.00%
             # Loans            0            0            0          0       0
             % # Loans       0.00%        0.00%        0.00%      0.00%   0.00%
------------------------------------------------------------------------------
TOTAL        Balance         0.00         0.00         0.00       0.00    0.00
             % Balance       0.00%        0.00%        0.00%      0.00%   0.00%
             # Loans            0            0            0          0       0
             % # Loans       0.00%        0.00%        0.00%      0.00%   0.00%



                         3 or More Payments Delinquent

--------------------------------------------------------------------------------
                                                                        600.00

                                                                        400.00

                                                                        200.00
--------------------------------------------------------------------------------
                                                                        0.00%

                                                                        -200.00

                                                                        -400.00

                                                                        -600.00
--------------------------------------------------------------------------------
Feb-05           Aug-05            Feb-06            Aug-06

                                      Total



                                Total Foreclosure

--------------------------------------------------------------------------------
                                                                        600.00%

                                                                        400.00%

                                                                        200.00%
--------------------------------------------------------------------------------
                                                                        0.00%

                                                                        -200.00%

                                                                        -400.00%

                                                                        -600.00%
--------------------------------------------------------------------------------
Feb-05           Aug-05         Feb-06                   Aug-06

                                      Total



                            Total Bankruptcy and REO

--------------------------------------------------------------------------------
                                                                        600.00%

                                                                        400.00%

                                                                        200.00%

--------------------------------------------------------------------------------
                                                                        0.00%

                                                                        -200.00%

                                                                        -400.00%

                                                                        -600.00%
--------------------------------------------------------------------------------
Feb-05           Aug-05      Feb-06                  Aug-06

                                      Total

------------------------------------------------------------------------------------------------------------------------------------
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

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Delinquency Detail

                             P&I Advances
               ----------------------------------------
               Prior Outstanding    Current Outstanding    Non-Advancing      Tracking
               -------------------  -------------------  -----------------  --------------
Investor                                                          Non-      Mo (s)  Mo (s)
No.       PTD  Interest  Principal  Interest  Principal  ASER  Recoverable  Delinq  Recov
--------  ---  --------  ---------  --------  ---------  ----  -----------  ------  ------









Totals


                Status/Resolution w Relevant Dates       Loan Description
          ---------------------------------------------  ----------------
Investor   Loan    Resoln   SS Tran  ARA   FC/REO   BK   Prop
No.       Status  Strategy   Date    Date   Date   Date  Type  DSCR  LTV
--------  ------  --------  -------  ----  ------  ----  ----  ----  ----









Totals


Resolution Strategy Code
---------------------------------------------------------------------------------------------------
1                Modification             6     DPO                     10      Deed in Lieu Of
2                Foreclosure              7     REO                             Foreclosure
3                Bankruptcy               8     Resolved                11      Full Payoff
4                Extension                9     Pending Return          12      Reps and Warranties
5                Note Sale                      to Master Servicer      13      Other or TBD


Loan Status Code                                               Property Type Code
--------------------------------------------------------       ------------------------------------------------------
0       Current                  3    90 Days Delinquent       MF    Multi-Family              OF        Office
A       Grace                    4    Matured Balloon          RT    Retail                    MU        Mixed Use
B       0 - 29 Days              7    Foreclosure              HC    Health Care               LO        Lodging
1       30 Days Delinquent       9    REO                      IN    Industrial                SS        Self Storage
2       60 Days Delinquent                                     WH    Warehouse                 OT        Other
                                                               MH    Mobile Home Park

------------------------------------------------------------------------------------------------------------------------------------
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

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Payoff History

  Payoff History

           Payoff Amount                  Liquidation                       Interest Additions/Deductions (1)
Dist Date  -------------  ------------------------------------------------  ---------------------------------
Dist Cnt   Cnt    Amount  Cnt  Liquidation  Realized Loss  Net Liquidation  Type     Penalty    PPIS    Other
--------   ---    ------  ---  -----------  -------------  ---------------  ----     -------    ----    -----









Total

           Maturity (2)  Remaining Term
Dist Date  ------------  --------------
Dist Cnt   Date     Var  Live     Amort
--------   ----     ---  ----     -----









Total

Penalty Type
-----------------------------------  -------------------------------------------
1    Prepay Penalties                Maturity Var: Payoff to Maturity Date delta
2    Yield Maintenance
3    Exit Fees
4    Yield Maintenance & Exit Fees

------------------------------------------------------------------------------------------------------------------------------------
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

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Stratification - Mortgage Balances/Rates

                                           Distribution of Principal Balances - All Groups

                                                    Current                             Original
                                 -------------------------------------------  ---------------------------
                                     Summation          Weighted Average      Summation  Weighted Average
                                 ----------------  -------------------------  ---------  ----------------
Balances                         Cnt  Balance  %   Term  Rate  DSCR LTV  OCC             DSCR   LTV   OCC
-------------------------------  ---  -------  --  ----  ----  --------  ---  ---------  ----   ---   ---
0.01 - 1,999,999.99
2,000,000.00 - 3,999,999.99
4,000,000.00 - 5,999,999.99
6,000,000.00 - 7,999,999.99
8,000,000.00 - 9,999,999.99
10,000,000.00 - 14,999,999.99
15,000,000.00 - 19,999,999.99
20,000,000.00 - 24,999,999.99
25,000,000.00 - 49,999,999.99
50,000,000.00 - 74,999,999.99
75,000,000.00 - 99,999,999.99
100,000,000.00 - 149,999,999.99
150,000,000.00 - 199,999,999.99
200,000,000.00 - 299,999,999.99
300,000,000.00 - plus
-------------------------------  ---  -------  --  ----  ----  --------  ---  ---------  ----   ---   ---
Total
Average
Minimum
Maximum

                                           Distribution of Mortgage Balances - All Groups

                                                    Current                             Original
                                 -------------------------------------------  ---------------------------
                                     Summation          Weighted Average      Summation  Weighted Average
                                 ----------------  -------------------------  ---------  ----------------
Mortgage Rates                   Cnt  Balance  %   Term  Rate  DSCR LTV  OCC             DSCR   LTV   OCC
-------------------------------  ---  -------  --  ----  ----  --------  ---  ---------  ----   ---   ---
4.500% - 4.749%
4.750% - 4.999%
5.000% - 5.249%
5.250% - 5.499%
5.500% - 5.749%
5.750% - 5.999%
6.000% - 6.499%
6.500% - 6.999%
7.000% - plus
-------------------------------  ---  -------  --  ----  ----  --------  ---  ---------  ----   ---   ---
Total

------------------------------------------------------------------------------------------------------------------------------------
Page 13 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Stratification - Amortization Terms

                                        Amortization terms of the Mortgage Pool - All Groups

Amortizing/Balloon        Current                                         Original
            -------------------------------------------  --------------------------------------------
                Summation          Weighted Average          Summation          Weighted Average
            ----------------  -------------------------  ----------------  --------------------------
Terms       Cnt  Balance  %   Term  Rate  DSCR LTV  OCC  Cnt  Balance  %   Term  Rate  DSCR  LTV  OCC
----------  ---  -------  --  ----  ----  --------  ---  ---  -------  --  ----  ----  ----  ---  ---
0 - 29
30 - 59
60 - 119
120 - 179
180 - Plus
----------  ---  -------  --  ----  ----  --------  ---  ---  -------  --  ----  ----  ----  ---  ---
Total

Average
Minimum
Maximum

Interest Only/
Amortizing/Balloon        Current                                         Original
            -------------------------------------------  --------------------------------------------
                Summation          Weighted Average          Summation          Weighted Average
            ----------------  -------------------------  ----------------  --------------------------
Terms       Cnt  Balance  %   Term  Rate  DSCR LTV  OCC  Cnt  Balance  %   Term  Rate  DSCR  LTV  OCC
----------  ---  -------  --  ----  ----  --------  ---  ---  -------  --  ----  ----  ----  ---  ---
0 - 29
30 - 59
60 - 119
120 - 179
180 - Plus
----------  ---  -------  --  ----  ----  --------  ---  ---  -------  --  ----  ----  ----  ---  ---
Total

Average
Minimum
Maximum

Interest Only/Balloon     Current                                         Original
            -------------------------------------------  --------------------------------------------
                Summation          Weighted Average          Summation          Weighted Average
            ----------------  -------------------------  ----------------  --------------------------
Terms       Cnt  Balance  %   Term  Rate  DSCR LTV  OCC  Cnt  Balance  %   Term  Rate  DSCR  LTV  OCC
----------  ---  -------  --  ----  ----  --------  ---  ---  -------  --  ----  ----  ----  ---  ---
0 - 29
30 - 59
60 - 119
120 - 179
180 - Plus
----------  ---  -------  --  ----  ----  --------  ---  ---  -------  --  ----  ----  ----  ---  ---
Total

Average
Minimum
Maximum

------------------------------------------------------------------------------------------------------------------------------------
Page 14 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Stratification - Static Information

        Distribution Of Property Types- Current Status

                 Summation           Weighted Average
                ------------     --------------------------
Property Types  Cnt  Balance  %  Term  Rate  DSCR  LTV  OCC
--------------  ---  -------  -  ----  ----  ----  ---  ---
Industrial
Lodging
Multifamily
MN
Mixed Use
Office
Other
Retail
Self Storage
--------------  ---  -------  -  ----  ----  ----  ---  ---
Total

Average
Minimum
Maximum

       Distribution Of Property Types- Closing Status

                 Summation           Weighted Average
                ------------     --------------------------
Property Types  Cnt  Balance  %  Term  Rate  DSCR  LTV  OCC
--------------  ---  -------  -  ----  ----  ----  ---  ---
Industrial
Lodging
Multifamily
MN
Mixed Use
Office
Other
Retail
Self Storage
--------------  ---  -------  -  ----  ----  ----  ---  ---
Total

Average
Minimum
Maximum

------------------------------------------------------------------------------------------------------------------------------------
Page 15 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

             Distribution by Geographic Location

                 Summation           Weighted Average
                ------------     --------------------------
Geographic      Cnt  Balance  %  Term  Rate  DSCR  LTV  OCC
--------------  ---  -------  -  ----  ----  ----  ---  ---







    Distribution by Geographic Location- Closing Status

                 Summation           Weighted Average
                ------------     --------------------------
Geographic      Cnt  Balance  %  Term  Rate  DSCR  LTV  OCC
--------------  ---  -------  -  ----  ----  ----  ---  ---







------------------------------------------------------------------------------------------------------------------------------------
Page 16 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Stratification - Static Information and Financial Ratios

                         Distribution of Loan Seasoning

                                   Summation            Weighted Average
                                  ------------     --------------------------
Terms                             Cnt  Balance  %  Term  Rate  DSCR  LTV  OCC
--------------------------------  ---  -------  -  ----  ----  ----  ---  ---
1 - 23
24 - 59
60 - 89
90 - 119
120 - plus
--------------------------------  ---  -------  -  ----  ----  ----  ---  ---
Total

Average
Minimum
Maximum

        Distribution of Debt Service Coverage Ratios (DSCRs)- Most Recent

                                   Summation            Weighted Average
                                  ------------     --------------------------
Ratios                            Cnt  Balance  %  Term  Rate  DSCR  LTV  OCC
--------------------------------  ---  -------  -  ----  ----  ----  ---  ---
0.0100 - 1.1999
1.2000 - 1.3999
1.4000 - 1.5999
1.6000 - 1.7999
1.8000 - 1.9999
2.0000 - 2.1999
2.2000 - plus
--------------------------------  ---  -------  -  ----  ----  ----  ---  ---
Total

                                  Max DSCR         Min DSCR

                         Distribution of Maturity Dates

                                   Summation            Weighted Average
                                  ------------     --------------------------
Year                              Cnt  Balance  %  Term  Rate  DSCR  LTV  OCC
--------------------------------  ---  -------  -  ----  ----  ----  ---  ---
2011
2012
2013
2015
2016
2017
--------------------------------  ---  -------  -  ----  ----  ----  ---  ---
Total

                      Distribution of Loan-to-values (LTVs)

                                   Summation            Weighted Average
                                  ------------     --------------------------
Ratios                            Cnt  Balance  %  Term  Rate  DSCR  LTV  OCC
--------------------------------  ---  -------  -  ----  ----  ----  ---  ---
0.0100 - 0.4999
0.5000 - 0.5999
0.6000 - 0.6999
0.7000 - 0.7999
0.8000 - 0.8999
0.9000 - 0.9999
1.0000 - plus
--------------------------------  ---  -------  -  ----  ----  ----  ---  ---
Total
                                  Max LTV          Min LTV

                        Distribution by Amortization Type

                                   Summation            Weighted Average
                                  ------------     --------------------------
Amortizing Type                   Cnt  Balance  %  Term  Rate  DSCR  LTV  OCC
--------------------------------- ---  -------  -  ----  ----  ----  ---  ---
Amortizing Balloon
Interest Only/Balloon
Interest Only/Amortizing/Balloon
--------------------------------  ---  -------  -  ----  ----  ----  ---  ---
Total
                      Distribution of Occupancy Percentages

                                   Summation            Weighted Average
                                  ------------     --------------------------
Ratios                            Cnt  Balance  %  Term  Rate  DSCR  LTV  OCC
--------------------------------  ---  -------  -  ----  ----  ----  ---  ---
1% - 50%
50% - 60%
60% - 70%
70% - 80%
80% - 90%
90% - plus
--------------------------------  ---  -------  -  ----  ----  ----  ---  ---
Total
                                  Max Occ          Min Occ

------------------------------------------------------------------------------------------------------------------------------------
Page 17 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Realized Loss Historical Detail

                                             Liquidation Components (time of resolution)
                  ---------------------------------------------------------------------------------------------------
Investor                     Most Recent  Liquidation  Liquidation  Liquidation  Net Liquidation  Loss to Trust  Loss
No.       Period  Begin Bal   Appraisal   Sales Price   Proceeds      Expense       Proceeds                     Type
--------  ------  ---------  -----------  -----------  -----------  -----------  ---------------  -------------  ----










                                   Subsequent Adjustments
                  -------------------------------------------------------
Investor          Adjustment  Adjustment  Minor Adjustment  Adjusted Loss
No.       Period     Date       Amount                       Cumulative
--------  ------  ----------  ----------  ----------------  -------------












Loss Type
---------
1
2
3

------------------------------------------------------------------------------------------------------------------------------------
Page 18 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Historical Bond/Collateral Realized Loss Reconciliation

                   Liquidation Summary
                  ----------------------
Investor           Beginning   Aggregate
No.       Period  Balance (1)  Loss (2)
--------  ------  -----------  ---------








                                                        Certificate Level
                  ---------------------------------------------------------------------------------------------
Investor          Prior Certificate  OC, Credit   Shortfalls/   Modification,  Subseq Claims   Curr Certificate
No.       Period    Writedown (3)    Support (4)  Excesses (5)  ARA Adjs (6)   Recoveries (8)   Writedown (9)
--------  ------  -----------------  -----------  ------------  -------------  --------------  ----------------









                          Cash Adjustment
                  -------------------------------
Investor              Cash       Curr Certificate
No.       Period  Recovery (10)   Writedown Adj.
--------  ------  -------------  ----------------









Loan Status Code
1        Current Scheduled Beginning Balance of the Loan at Liquidation
2        Aggregate Realized Loss on Loans
3        Prior Realized Loss Applied to Certificates
4        Amounts covered by Overcollaterization and other Credit Supports
5        Interest (Shortages)/Excesses applied to Realized Losses
6        Modification Adjustments/Appraisal Reduction Adjustments
7        Additional (Recoveries) Expenses applied to Realized Losses
8        Realized Loss Applied to Certificates to Date ((3) -(4) - (5) - (6) + (7))
9        Recoveries of Realized Losses Paid as Cash
10       Recoveries/Realized Losses applied to Certificate Interest

Note: In the initial period, the Realized Loss Applied to certificates to Date will equal Aggregate Realized Loss on Loans ( - (4) - (5) -(6) +(7)) versus (
(3) - (4) - (5) -(6) +(7))

------------------------------------------------------------------------------------------------------------------------------------
Page 19 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Loan Level Detail

                                 Current P&I                          Status               Static
          ---------------------------------------------------------  ---------  ----------------------------
                Principal Components             Interest
Investor  --------------------------------  -----------------------  ---------  Prop         Amort   Cutoff
No.       Begin Bal  Principal  Ending Bal  Rate  Accrual  Interest  PTD  Code  Type  State  Type   Maturity
--------  ---------  ---------  ----------  ----  -------  --------  ---  ----  ----  -----  -----  --------







                         Financial
          ----------------------------------------
              Most Recent           Cutoff
Investor  -------------------  -------------------
No.       DSCR  LTV  Phy Occ%  DSCR  LTV  Phy Occ%
--------  ----  ---  --------  ----  ---  --------








Resolution Strategy Code
-----------------------------------------------------------------------------------------
1          Modification            6     DPO                    10    Deed in Lieu Of
2          Foreclosure             7     REO                          Foreclosure
3          Bankruptcy              8     Resolved               11    Full Payoff
4          Extension               9     Pending Return         12    Reps and Warranties
5          Note Sale                     to Master Servicer     13    Other or TBD

Loan Status Code                                                Property Type Code
------------------------------------------------------------    ------------------------------------------------------
0        Current                   3      90 Days Delinquent    MF     Multi-Family             OF        Office
A        Grace                     4      Matured Balloon       RT     Retail                   MU        Mixed Use
B        0 - 29 Days               7      Foreclosure           HC     Health Care              LO        Lodging
1        30 Days Delinquent        9      REO                   IN     Industrial               SS        Self Storage
2        60 Days Delinquent                                     WH     Warehouse                OT        Other
                                                                MH     Mobile Home Park

------------------------------------------------------------------------------------------------------------------------------------
Page 20 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Specially Serviced Loan Detail

                  Status/Resolutions                  Balance/Rate/Terms
          ---------------------------------  -------------------------------------
                                                                        Remaining
Investor        Loan   Spec Serv    Resoln   Scheduled  Actual   Note  -----------
No.       PTD  Status  Trans Date  Strategy   Balance   Balance  Rate  Life  Amort
--------  ---  ------  ----------  --------  ---------  -------  ----  ----  -----










                    Static                              Financial
          ----------------------------  ---------------------------------------
                                               Most Recent           Cutoff
Investor  Prop         Amort   Cutoff   ------------------------  -------------
No.       Type  State  Type   Maturity  DSCR  LTV  Phy Occ%  NOI  LTV  Phy Occ%
--------  ----  -----  -----  --------  ----  ---  --------  ---  ---  --------











Resolution Strategy Code
------------------------------------------------------------------------------------------
1          Modification            6     DPO                    10     Deed in Lieu Of
2          Foreclosure             7     REO                           Foreclosure
3          Bankruptcy              8     Resolved               11     Full Payoff
4          Extension               9     Pending Return         12     Reps and Warranties
5          Note Sale                     to Master Servicer     13     Other or TBD

Loan Status Code                                               Property Type Code
--------------------------------------------------------       -------------------------------------------------------
0        Current                 3    90 Days Delinquent       MF     Multi-Family              OF        Office
A        Grace                   4    Matured Balloon          RT     Retail                    MU        Mixed Use
B        0 - 29 Days             7    Foreclosure              HC     Health Care               LO        Lodging
1        30 Days Delinquent      9    REO                      IN     Industrial                SS        Self Storage
2        60 Days Delinquent                                    WH     Warehouse                 OT        Other
                                                               MH     Mobile Home Park

------------------------------------------------------------------------------------------------------------------------------------
Page 21 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Specially Serviced Loan Comments

                  Status/Resolutions
          ---------------------------------
Investor        Loan   Spec Serv    Resoln
No.       PTD  Status  Trans Date  Strategy  Description
--------  ---  ------  ----------  --------  -----------

------------------------------------------------------------------------------------------------------------------------------------
Page 22 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Appraisal Reduction Detail

                 Status/Resolutions             Appraisal Reduction Components
          --------------------------------  ---------------------------------------

Investor        Loan   Appraisal   Resoln   Scheduled    Appraisal          Actual
No.       PTD  Status  Redn Date  Strategy   Balance   Reduction Amt  ASER  Balance
--------  ---  ------  ---------  --------  ---------  -------------  ----  -------









                    Static                          Financial
          ----------------------------  ----------------------------------
                                               Most Recent         Cutoff
Investor  Prop         Amort   Cutoff   ------------------------  --------
No.       Type  State  Type   Maturity  DSCR  LTV  Phy Occ%  NOI  DSCR LTV
--------  ----  -----  -----  --------  ----  ---  --------  ---  ---- ---











Resolution Strategy Code
------------------------------------------------------------------------------------------
1          Modification            6     DPO                    10     Deed in Lieu Of
2          Foreclosure             7     REO                           Foreclosure
3          Bankruptcy              8     Resolved               11     Full Payoff
4          Extension               9     Pending Return         12     Reps and Warranties
5          Note Sale                     to Master Servicer     13     Other or TBD

Loan Status Code                                               Property Type Code
--------------------------------------------------------       -------------------------------------------------------
0        Current                 3    90 Days Delinquent       MF     Multi-Family              OF        Office
A        Grace                   4    Matured Balloon          RT     Retail                    MU        Mixed Use
B        0 - 29 Days             7    Foreclosure              HC     Health Care               LO        Lodging
1        30 Days Delinquent      9    REO                      IN     Industrial                SS        Self Storage
2        60 Days Delinquent                                    WH     Warehouse                 OT        Other
                                                               MH     Mobile Home Park
------------------------------------------------------------------------------------------------------------------------------------
Page 23 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Appraisal Reduction Comments

                Status/Resolutions
          --------------------------------
Investor        Loan   Appraisal   Resoln
No.       PTD  Status  Redn Date  Strategy  Description
--------  ---  ------  ---------  --------  -----------

------------------------------------------------------------------------------------------------------------------------------------
Page 24 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Modifications/Extensions Detail/Description

                                                 Modification Components
                         ------------------------------------------------------------------------
           Modification         Modification Terms                      Cutoff/Current
Investor   ------------  -----------------------------------  -----------------------------------
No.        Date    Type  Balance  Rate  Maturity  P&I Amount  Balance  Rate  Maturity  P&I Amount  Description
---------  ----    ----  -------  ----  --------  ----------  -------  ----  --------  ----------  -----------










Modification Type
-------------------------------------------------------------------------------
1          Maturity Date                     6          Capitalization on Taxes
2          Amortization Change               7          Other
3          Principal Write-off               8          Combination
4          Temporary Rate Reduction
5          Capitalization of Interest

------------------------------------------------------------------------------------------------------------------------------------
Page 25 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

REO Historical Detail

             REO          Balances             Appraisal Information                   Static
          ----------  -----------------  ---------------------------------  ----------------------------
Investor                                 Most Recent  Appraisal  Appraisal  Prop         Amort   Cutoff
No.       Date  Type  Scheduled  Actual   Appraisal     Date     Redn Amt   Type  State  Type   Maturity
--------  ----  ----  ---------  ------  -----------  ---------  ---------  ----  -----  -----  --------










                       Liquidation Detail
          --------------------------------------------
Investor  Liquidation  Net Liquidation  Realized
No.          Date         Proceeds        Loss    Type
--------  -----------  ---------------  --------  ----












REO Type
----------------------------------------------------------------------------
1          Paid-in-Full                      4     Final Recovery REO
2          Final Recovery Mode               5     Permitted Purchase of REO
3          Permitted Purchase

------------------------------------------------------------------------------------------------------------------------------------
Page 26 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------

Material Breaches and Material Documents Defects

                  Status/Resolutions
          ----------------------------------
Investor        Loan    Breach or    Resoln
No.       PTD  Status  Defect Date  Strategy  Description
--------  ---  ------  -----------  --------  -----------

------------------------------------------------------------------------------------------------------------------------------------
Page 27 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

COMM 2007-C9                                                                                                    [DEUTSCHE BANK LOGO]
Commercial Mortgage Pass-Through Certificates
September 10, 2007 Distribution

------------------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
Page 28 of 28                                                                                     [TRUST & SECURITIES SERVICES LOGO]

                                    EXHIBIT L

                         FORM OF INVESTOR CERTIFICATION

                                     [Date]

Deutsche Bank Trust Company Americas,
as Certificate Administrator
c/o DB Services Tennessee
648 Grassmere Park Road
Nashville, Tennessee 37211
Attention: Transfer Unit, COMM 2007-C9

     Re:  Commercial Mortgage Pass-Through Certificates, Series COMM 2007-C9
          ------------------------------------------------------------------

            In accordance with the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Agreement"), by and among Deutsche Mortgage & Asset Receiving Corporation, as Depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent. With respect to the above-referenced certificates (the "Certificates"), the undersigned hereby certifies and agrees as follows:

            1. The undersigned is a beneficial owner or prospective purchaser of the Class ____ Certificates.

            2. The undersigned is requesting access to the Certificate Administrator's internet website containing certain information (the "Information") and/or is requesting the information identified on the schedule attached hereto (also, the "Information") pursuant to the provisions of the Agreement.

            3. In consideration of the Certificate Administrator's disclosure to the undersigned of the Information, or access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part.

            4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or of the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to
Section 5 of the Securities Act.

            5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Master Servicers, the Special Servicer, the Certificate Administrator, the Trustee and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

            6. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.


                                       [Insert Name of Certificate
                                          Owner or Prospective
                                          Purchaser]


                                       By: ____________________________________
                                           Title:
                                           Company:
                                           Phone:

                                    EXHIBIT M
                                    ---------

                    FORM OF SUB-SERVICER BACKUP CERTIFICATION

                    COMM 2007-C9 Mortgage Trust (the "Trust")

            As contemplated by Section 10.08 of that certain Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Deutsche Mortgage and Asset Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans) (the "Capmark Master Servicer"), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee and custodian (the "Trustee"), and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent (the "Certificate Administrator")), [identify the certifying individual], a ____________________ of ____________________, a ____________________ corporation (the "Sub-Servicer")
as Sub-Servicer in connection with the sub-servicing of one or more Mortgage Loans and/or Serviced Whole Loans under the Pooling and Servicing Agreement, on behalf of the Sub-Servicer, certify to [Name of Each Certifying Person for Sarbanes-Oxley Certification], the Depositor, the [Capmark][KRECM] Master Servicer, the Certificate Administrator, the Trustee and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            (i) I have reviewed the Servicer Reports and Sub-Servicer Rpeorts (each as defined below) relating to the Mortgage Loans delivered by the Sub-Servicer to the [Capmark][KRECM] Master Servicer, pursuant to the Sub-Servicing Agreement dated [___________], 2007 by and between the Sub-Servicer and the [Capmark][KRECM] Master Servicer (the "Sub-Servicing Agreement");

            (ii) Based on my knowledge, with respect to the period ending [December 31, 20__] (the "Relevant Period"), all servicing information and all reports required to be submitted by the Sub-Servicer to the Certificate Administrator pursuant to the Pooling and Servicing Agreement (the "Servicer Reports") for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 8-K have been submitted by the Sub-Servicer to the Certificate Administrator for inclusion in these reports;

            (iii) Based on my knowledge, with respect to the Relevant Period, all servicing information and all reports required to be submitted by the Sub-Servicer to the [Capmark][KRECM] Master Servicer pursuant to the Sub-Servicing Agreement (the "Sub-Servicer Reports") have been submitted by the Sub-Servicer to the [Capmark][KRECM] Master Servicer;

            (iv) Based on my knowledge, the information contained in the Servicer Reports and Sub-Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period ending December 31, 20[__];

            (v) Based upon my knowledge and the annual compliance review performed as required under Section [__] of the Sub-Servicing Agreement, and except as disclosed in the compliance certificate delivered pursuant to Section [__] of the Sub-Servicing Agreement, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Agreement in all material respects;

            (vi) [I am responsible for reviewing the activities performed by the Sub-Servicer under the Sub-Servicing Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements for inclusion on Form 10-K pursuant Item 1123 of Regulation AB with respect to the Sub-Servicer, and except as disclosed in the compliance certificate delivered by the Sub-Servicer under Section [__] of the Sub-Servicing Agreement, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Servicing Agreement in all material respects];

            (vii) I have disclosed to the accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Sub-Servicer with respect to the Trust's fiscal year _____ all information relating to the Sub-Servicer's assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

            (viii) All annual assessment reports required under Section [__] of the Sub-Servicing Agreement and their related annual attestation reports required to be provided to the [Capmark][KRECM] Master Servicer, the Certificate Administrator and the Depositor by the Sub-Servicer or any Servicing Function Participant retained by the Sub-Servicer under or as contemplated by the Pooling and Servicing Agreement and the Sub-Servicing Agreement have been provided thereby. Based on my knowledge, all material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports, in each case based upon the annual attestation report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section [__]of the Sub-Servicing Agreement.

            Capitalized terms used but not defined herein have the meanings set forth in the Sub-Servicing Agreement or, if not defined in the Sub-Servicing Agreement, then the meanings set forth in the Pooling and Servicing Agreement.

Date: _________________


                                       [INSERT NAME OF SUB-SERVICER]


                                       By: _______________________________
                                           Name:
                                           Title:

                                    EXHIBIT N
                                    ---------

                         FORM OF PURCHASE OPTION NOTICE

KeyCorp Real Estate Capital Markets, Inc.
911 Main Street, Suite 1500
Kansas City, Missouri 64105
Attention: Bryan Nitcher
Telecopy: (816) 204-2290,

Capmark Finance Inc.
118 Welsh Road
Horsham, Pennsylvania 19044
Attention: Servicing Manager Director
Telecopy No.: (215) 328-3478

Deutsche Bank Trust Company Americas,
as Certificate Administrator
1761 East Saint Andrew Place
Santa Ana, California 92705
Attention: Trust Administration - DB07C9

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS), COMM 2007-C9

      Re:   COMM 2007-C9 Commercial Mortgage Pass-Through Certificates
            ----------------------------------------------------------

Ladies and Gentlemen:

            The undersigned hereby acknowledges that it is the holder of an assignable option (the "Purchase Option") to purchase Mortgage Loan number ____ from the Trust Fund, pursuant to Section 3.18 of the pooling and servicing agreement (the "Pooling and Servicing Agreement") dated as of August 1, 2007, entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers") , LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Special Servicer"), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.

            The undersigned, holder of the Purchase Option (the "Option Holder"), [is the Directing Certificateholder] [acquired its Purchase Option from the Directing Certificateholder on ____________________] [is the Special Servicer] [acquired its Purchase Option from the Special Servicer].

            The undersigned Option Holder is exercising its Purchase Option at the cash price of $____________________, which amount equals or exceeds the Option Price, as defined in Section 3.18(c) of the Pooling and Servicing Agreement. Within ten (10) Business Days of its receipt of the applicable Master Servicer's notice confirming that the exercise of its Purchase Option is effective, [the undersigned Option Holder] [____________________, an Affiliate of the undersigned Option Holder] will deliver the Option Price to or at the direction of such Master Servicer in exchange for the release of the Mortgage Loan, the related Mortgaged Property and delivery of the related Mortgage File.

            The undersigned Option Holder agrees that it shall prepare and provide the applicable Master Servicer with such instruments of transfer or assignment, in each case without recourse, as shall be reasonably necessary to vest in it or its designee the ownership of Mortgage Loan [__], together with such other documents or instruments as such Master Servicer shall reasonably require to consummate the purchase contemplated hereby.

            The undersigned Option Holder acknowledges and agrees that its exercise of its Purchase Option Notice may not be revoked and, further, that upon receipt of the applicable Master Servicer's notice confirming that the exercise of its Purchase Option is effective, the undersigned Option Holder, or its designee, shall be obligated to close its purchase of Mortgage Loan ___ in accordance with the terms and conditions of this letter and of the Pooling and Servicing Agreement.


                                       Very truly yours,


                                       [Insert Name of Option Holder]


                                       By: ___________________________________
                                           Name:
                                           Title:

            [By signing this letter in the space provided below, the [Directing Certificateholder] [Special Servicer] hereby acknowledges and affirms that it transferred its Purchase Option to the Option
Holder identified above on ____________________.


[_______________________]



By:____________________________
   Name:
   Title:]

                                    EXHIBIT O
                                    ---------

                      FORM OF TRUSTEE BACKUP CERTIFICATION

                    COMM 2007-C9 Mortgage Trust (The "Trust")

            The undersigned, __________, a __________ of WELLS FARGO BANK, N.A., on behalf of WELLS FARGO BANK, N.A., as Trustee (the "Trustee"), under that certain Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation , as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers") , LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio
Loan) (the "Special Servicer"), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent (the "Certificate Administrator"), certify to [______ ], Deutsche Mortgage & Asset Receiving Corporation and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

            1. I have reviewed the annual report on Form 10-K for the fiscal year [20___] (the "Annual Report"), and all reports on Form 10-D containing statements to certificateholders filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

            2. To the best of my knowledge, any information in the Reports prepared or calculated by the Trustee (but not including any mortgage loan information provided to the Trustee by the applicable Master Servicer, the Special Servicer or the Certificate Administrator, that was used as a basis for such preparations or calculations), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by the Annual Report;

            3. To the best of my knowledge, all of the distribution, servicing and other information provided to the Trustee by the applicable Master Servicer, the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

            4. I am responsible for reviewing the activities performed by the Trustee and based on my knowledge and the compliance reviews conducted in preparing the Trustee compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Trustee has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

            5. All annual assessment reports required under Section 10.12 of the Pooling and Servicing Agreement and their related annual attestation reports required to be provided to the Certificate Administrator and the Depositor by the Trustee or any Servicing Function Participant retained by the Trustee under or as contemplated by the Pooling and Servicing Agreement have been provided thereby. Based on my knowledge, all material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports, in each case based upon the annual attestation report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to
Section 10.13 of the Pooling and Servicing Agreement.

            Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date: _______________________


                                       WELLS FARGO BANK, N.A.


                                       By:_______________________________
                                          Name:
                                          Title:

                                    EXHIBIT P
                                    ---------

             FORM OF CERTIFICATE ADMINISTRATOR BACKUP CERTIFICATION

                    COMM 2007-C9 Mortgage Trust (The "Trust")

            The undersigned, __________, a __________ of DEUTSCHE BANK TRUST COMPANY AMERICAS, on behalf of DEUTSCHE BANK TRUST COMPANY AMERICAS, as Certificate Administrator (the "Certificate Administrator"), under that certain Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation , as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers") , LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Special Servicer"), Wells Fargo Bank, N.A., as trustee and custodian (the "Trustee"), and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent, certify to [_______], Deutsche Mortgage & Asset Receiving Corporation and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

            1. I have reviewed the annual report on Form 10-K for the fiscal year [20___] (the "Annual Report"), and all reports on Form 10-D containing statements to certificateholders filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

            2. To the best of my knowledge, any information in the Reports prepared or calculated by the Certificate Administrator (but not including any mortgage loan information provided to the Certificate Administrator by the applicable Master Servicer, the Special Servicer or the Trustee that was used as a basis for such preparations or calculations), taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by the Annual Report;

            3. To the best of my knowledge, all of the distribution, servicing and other information provided to the Certificate Administrator by the applicable Master Servicers, the Special Servicer or the Trustee under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

            4. I am responsible for reviewing the activities performed by the Certificate Administrator and based on my knowledge and the compliance reviews conducted in preparing the Certificate Administrator compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Certificate Administrator has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

            5. All annual assessment reports required under Section 10.12 of the Pooling and Servicing Agreement and their related annual attestation reports required to be provided to the Depositor by the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator under or as contemplated by the Pooling and Servicing Agreement have been provided thereby. Based on my knowledge, all material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports, in each case based upon the annual attestation report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to
Section 10.13 of the Pooling and Servicing Agreement.

            Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date: ______________________


                                       DEUTSCHE BANK TRUST COMPANY
                                          AMERICAS


                                       By:______________________________
                                          Name:
                                          Title:

                                    EXHIBIT Q
                                    ---------

                  FORM OF MASTER SERVICER BACKUP CERTIFICATION

                    COMM 2007-C9 Mortgage Trust (the "Trust")

            I, [identify the certifying individual], a [_______________] of [KEYCORP REAL ESTATE CAPITAL MARKETS, INC., an Ohio corporation] [CAPMARK FINANCE INC., a California corporation], as Master Servicer under that certain Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Deutsche Mortgage and Asset Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers") , LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan) (the "Special Servicer"), Wells Fargo Bank, N.A., as trustee and custodian (the "Trustee"), and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent (the "Certificate Administrator"), on behalf of the [Capmark][KRECM] Master Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. Based on my knowledge, with respect to the period ending [December 31, 20__] (the "Relevant Period"), and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period, all servicing information and all reports required to be submitted by the [Capmark][KRECM] Master Servicer to the Certificate Administrator pursuant to Sections 3.13(a) and 3.13(c) of the Pooling and Servicing Agreement (the "Servicer Reports") for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 8-K have been submitted by the [Capmark][KRECM] Master Servicers to the Certificate Administrator for inclusion in these reports;

            2. Based on my knowledge, and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period, the information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period ending [December 31, 20__];

            3. I am responsible for reviewing the activities performed by the [Capmark][KRECM] Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the [Capmark][KRECM] Master Servicer, and except as disclosed in the compliance certificate delivered by the [Capmark][KRECM] Master Servicer under Section 10.11. of the Pooling and Servicing Agreement, the [Capmark][KRECM] Master Servicer have fulfilled their obligations under the Pooling and Servicing Agreement in all material respects;

            4. I have disclosed to the accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the [Capmark][KRECM] Master Servicer with respect to the Trust's fiscal year _____ all information relating to the [Capmark][KRECM] Master Servicer's assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

            5. All annual assessment reports required under Section 10.12 of the Pooling and Servicing Agreement and their related annual attestation reports required to be provided to the Certificate Administrator and the Depositor by the [Capmark][KRECM] Master Servicer or any Servicing Function Participant retained by the [Capmark][KRECM] Master Servicer (other than a Loan Seller Sub-Servicer) under or as contemplated by the Pooling and Servicing Agreement have been provided thereby. Based on my knowledge, all material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports, in each case based upon the annual attestation report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 10.13 of the Pooling and Servicing Agreement.

            [In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties: [name(s) of servicer, sub-servicer or co-servicer not retained by the master servicer giving certification] and, notwithstanding the foregoing certifications, neither I nor [Capmark][KRECM] Master Servicer makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicing Reports that is in turn dependent upon information provided by the Special Servicer under the Pooling and Servicing Agreement.]

            Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date: _____________________


                                       [CAPMARK FINANCE INC.] [KEYCORP
                                          REAL ESTATE CAPITAL MARKETS,
                                          INC.]


                                       By: __________________________________
                                           Name:
                                           Title:

                                    EXHIBIT R
                                    ---------

                  FORM OF SPECIAL SERVICER BACKUP CERTIFICATION

                    COMM 2007-C9 Mortgage Trust (the "Trust")

            I, [identify the certifying individual], a [_______________ ] of LNR PARTNERS, INC. (the "Special Servicer") as Special Servicer with respect to all of the Mortgage Loans other than the DDR Portfolio Loan under that certain Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Deutsche Mortgage and Asset Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee and custodian (the "Trustee"), and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent (the "Certificate Administrator"), on behalf of the Special Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. Based on my knowledge, with respect to the period ending [December 31, 20__] (the "Relevant Period"), all servicing information and all required reports required to be submitted by the Special Servicer to the applicable Master Servicers, the Depositor or Trustee pursuant to the Pooling and Servicing Agreement (the "Special Servicer Reports") for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 8-K have been submitted by the Special Servicer to the applicable Master Servicers, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

            2. Based on my knowledge, the information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period ending [December 31, 20__];

            3. I am responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required in this report under Item 1123 of Regulation AB with respect to the Special Servicer, and except as disclosed in the compliance certificate delivered by the Special Servicer under Section 10.11 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects;

            4. I have disclosed to the accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust's fiscal year _____ all information relating to the Special Servicer assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

            5. All annual assessment reports required under Section 10.12 of the Pooling and Servicing Agreement and their related annual attestation reports required to be provided to the Certificate Administrator and the Depositor by the Special Servicer or any Servicing Function Participant retained by the Special Servicer under or as contemplated by the Pooling and Servicing Agreement have been provided thereby. Based on my knowledge, all material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports, in each case based upon the annual attestation report provided by a registered public accounting firm, after conducting a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB, delivered pursuant to Section 10.13 of the Pooling and Servicing Agreement.

            Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date: _________________


                                       LNR PARTNERS, INC.


                                       By:_____________________________
                                          Name:
                                          Title:

                                    EXHIBIT S
                                    ---------

                       FORM OF NOTIFICATION FROM CUSTODIAN

                                     [DATE]

To the Persons Listed on the attached Schedule A

      Re:   Commercial Mortgage Pass-Through Certificates, Series COMM 2007-C9
            ------------------------------------------------------------------

Ladies and Gentlemen:

            In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as Depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent, the undersigned, as Custodian, hereby notifies you that, based upon the review required under the Pooling and Servicing Agreement, the Mortgage File for each Mortgage Loan set forth on the attached defect schedule contains a document or documents which (i) has not been executed or received, (ii) has not been recorded or filed (if required), (iii) is unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, (iv) appears not to be what they purport to be or has been torn in any materially adverse manner or (v) is mutilated or otherwise defaced, in each case as more fully described on the attached defect schedule.

            The Custodian has no responsibility to determine, and expresses no opinion with respect thereto, whether any document or opinion is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       WELLS FARGO BANK, N.A., as Custodian


                                       By:_____________________________
                                          Name:
                                          Title:

                                   SCHEDULE A
                                   ----------
                     TO FORM OF NOTIFICATION FROM CUSTODIAN
                     --------------------------------------

Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS), COMM 2007-C9

Deutsche Bank Trust Company Americas,
as Certificate Administrator
1761 East Saint Andrew Place
Santa Ana, California 92705
Attention: Trust Administration - DB07C9

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York  10005
Attention: Helaine M. Kaplan

KeyCorp Real Estate Capital Markets, Inc.
911 Main Street, Suite 1500
Kansas City, Missouri  64105
Attention: Bryan Nitcher (Master Servicer affairs)
Telecopy: (816) 204-2290

Capmark Finance Inc.
118 Welsh Road
Horsham, Pennsylvania 19044
Attention: Servicing Manager Director
Telecopy No.: (215) 328-3478

LNR Partners, Inc.
1601 Washington Avenue, Suite 700
Miami Beach, Florida  33139
Attention: Randy Wolpert
Telecopy No.: (305) 695-5601

If to the German American Capital Corporation, as Mortgage Loan Seller,
to:
German American Capital Corporation
60 Wall Street
New York, New York  10005
Attention: Lainie Kaye

If to KeyBank National Association, as Mortgage Loan Seller, to:
KeyBank National Association
c/o KeyBank Real Estate Capital
911 Main Street, Suite 1500
Kansas City, Missouri 64105
Telecopy: (816) 221-8848

If to Capmark Finance Inc., as Mortgage Loan Seller, to:
Capmark Finance Inc.
116 Welsh Road
Horsham, Pennsylvania 19044
Attn: David Lazarus
Telecopy: (215) 328-3605

                                 DEFECT SCHEDULE
                                 ---------------
                     TO FORM OF NOTIFICATION FROM CUSTODIAN
                     --------------------------------------

                                   EXHIBIT T-1
                                   -----------

                   FORM OF CLOSING DATE TRUSTEE CERTIFICATION

                                 August 14, 2007


Deutsche Mortgage & Asset Receiving          Wells Fargo Bank, N.A.
Corporation                                  9062 Old Annapolis Road
60 Wall Street                               Columbia, Maryland 21045
New York, New York 10005
                                             Moody's Investors Service, Inc.
KeyCorp Real Estate Capital Markets, Inc.    99 Church Street
911 Main Street, Suite 1500                  New York, New York 10007
Kansas City, Missouri 64105
                                             Standard & Poor's Rating Services.
Capmark Finance Inc.                         55 Water Street
118 Welsh Road                               New York, New York 10041
Horsham, Pennsylvania 19044
                                             German American Capital Corporation
LNR Partners, Inc.                           60 Wall Street
1601 Washington Avenue, Suite 700            New York, New York 10005
Miami Beach, Florida  33139
Attention: Randy Wolpert                     KeyBank National Association
                                             c/o KeyBank Real Estate Capital
Deutsche Bank Trust Company Americas,        911 Main Street, Suite 1500
as Certificate Administrator                 Kansas City, Missouri 64105
1761 East Saint Andrew Place
Santa Ana, California 92705                  Capmark Finance Inc.
                                             116 Welsh Road
                                             Horsham, Pennsylvania 19044



      Re:   Commercial Mortgage Pass-Through Certificates, Series COMM 2007-C9
            ------------------------------------------------------------------

            In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Agreement"), entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee (in such capacity, the "Trustee") and custodian (in such capacity, the "Custodian"), and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent, the Trustee hereby certifies that, with respect to each Mortgage Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, (a) the Trustee has in its possession all Notes or an appropriate lost note affidavit, a copy of the Mortgage (whether or not recorded), a copy of any related ground leases, the originals (or copies if the original is held by the applicable Master Servicer) of any related letters of credit and the lenders title policy (original or copy or marked-up title commitment marked as binding and countersigned by the title company or its authorized agent either on its face (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company) or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company), and
(b) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by it or by a Custodian on its behalf and appear regular on their face, appear to be executed and relate to such Mortgage Loan.

            Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.


                                       WELLS FARGO BANK, N.A.,
                                          as Trustee


                                       By:_____________________________
                                          Corporate Trust Officer
                                          Name:
                                          Title:

                                   SCHEDULE A
                                   ----------
                      TO CLOSING DATE TRUSTEE CERTIFICATION
                      -------------------------------------

                             MORTGAGE LOAN SCHEDULE

                                   EXHIBIT T-2
                                   -----------

                   FORM OF POST-CLOSING TRUSTEE CERTIFICATION

                                 August 14, 2007


Deutsche Mortgage & Asset Receiving          Wells Fargo Bank, N.A.
Corporation                                  9062 Old Annapolis Road
60 Wall Street                               Columbia, Maryland 21045
New York, New York 10005
                                             Moody's Investors Service, Inc.
KeyCorp Real Estate Capital Markets, Inc.    99 Church Street
911 Main Street, Suite 1500                  New York, New York 10007
Kansas City, Missouri 64105
                                             Standard & Poor's Rating Services.
Capmark Finance Inc.                         55 Water Street
118 Welsh Road                               New York, New York 10041
Horsham, Pennsylvania 19044
                                             German American Capital Corporation
LNR Partners, Inc.                           60 Wall Street
1601 Washington Avenue, Suite 700            New York, New York 10005
Miami Beach, Florida  33139
Attention: Randy Wolpert                     KeyBank National Association
                                             c/o KeyBank Real Estate Capital
Deutsche Bank Trust Company Americas,        911 Main Street, Suite 1500
as Certificate Administrator                 Kansas City, Missouri 64105
1761 East Saint Andrew Place
Santa Ana, California 92705                  Capmark Finance Inc.
                                             116 Welsh Road
                                             Horsham, Pennsylvania 19044



      Re:   Commercial Mortgage Pass-Through Certificates, Series COMM 2007-C9
            ------------------------------------------------------------------

            In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Agreement") entered into by Deutsche Mortgage & Asset Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association) (the "KRECM Master Servicer"), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans) (the "Capmark Master Servicer" and, together with the KRECM Master Servicer, the "Master Servicers"), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee (in such capacity, the "Trustee") and custodian (in such capacity, the "Custodian"), and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent, the Trustee hereby certifies that, with respect to each Mortgage Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, (a) the Trustee has in its possession a copy of the Mortgage (whether or not recorded), a copy of any related ground leases, the originals (or copies, if the original is held by the applicable Master Servicer) of any related letters of credit and the lenders title policy (original or copy or marked-up title commitment marked as binding and countersigned by the title company or its authorized agent either on its face (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company) or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) and, with respect to hospitality properties, a copy of the franchise agreement, an original or copy of the comfort letter and any transfer documents with respect to such comfort letter and (b) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by it or by a Custodian on its behalf and appear regular on their face, appear to be executed and relate to such Mortgage Loan.

            Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.


                                       WELLS FARGO BANK, N.A.,
                                          as Trustee


                                       By:_____________________________
                                          Corporate Trust Officer
                                          Name:
                                          Title:

                                   SCHEDULE A
                                   ----------
                      TO POST-CLOSING TRUSTEE CERTIFICATION
                      -------------------------------------

                             MORTGAGE LOAN SCHEDULE

                                    EXHIBIT U
                                    ---------

      FORM OF NOTICE TO THE TRUSTEE, CERTIFICATE ADMINISTRATOR, MOODY'S AND S&P FROM THE MASTER SERVICER REGARDING DEFEASANCE OF MORTGAGE LOAN

 For Mortgage Loans having a Stated Principal Balance of $20,000,000 or less or having an aggregate Stated Principal Balance of 5% or less of all of the Mortgage Loans (whichever is less), so long as of the date hereof such Mortgage
                Loan is not one of the ten largest Mortgage Loans
                           by Stated Principal Balance

To:   Moody's Investors Service, Inc.
      99 Church Street
      New York, New York 10007
      Attn: Commercial Mortgage Surveillance

      Standard & Poor's Rating Services.
      55 Water Street
      New York, New York 10041

      Deutsche Bank Trust Company Americas,
      as Certificate Administrator
      1761 East Saint Andrew Place
      Santa Ana, California 92705
      Attention: Trust Administration - DB07C9

      Wells Fargo Bank, N.A.
      9062 Old Annapolis Road
      Columbia, Maryland 21045

From: [Capmark Finance Inc. (the "Capmark Master Servicer")] [KeyCorp
      Real Estate Capital Markets, Inc. (the "KRECM Master Servicer")] in its capacity as master servicer under the Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among the [Capmark][KRECM] Master Servicer, Deutsche Bank Trust Company Americas, as certificate administrator and paying agent, and certain other parties.

Date: _________, 20___

      Re: Deutsche Mortgage & Asset Receiving Corporation, Commercial Mortgage Pass-Through Certificates Series COMM 2007-C9 Mortgage Loan (the "Mortgage Loan") heretofore secured by real property known as [_________________]
           --------------------------------------------------------------------

            Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

THE STATEMENTS SET FORTH BELOW ARE MADE (A) TO THE BEST KNOWLEDGE OF THE UNDERSIGNED BASED UPON DUE DILIGENCE CONSISTENT WITH THE SERVICING STANDARD SPECIFIED IN THE POOLING AND SERVICING AGREEMENT (THE "SERVICING STANDARD"), AND
(B) WITHOUT INTENDING TO WARRANT THE ACCURACY THEREOF OR UNDERTAKE ANY DUTY OR STANDARD OF CARE GREATER THAN THE DUTIES OF THE [CAPMARK][KRECM] MASTER SERVICER UNDER THE POOLING AND SERVICING AGREEMENT AND THE SERVICING STANDARD

            We hereby notify you and confirm that each of the following is true, subject to those exceptions, if any, set forth on Exhibit A hereto, which exceptions the [Capmark][KRECM] Master Servicer has determined, consistent with the applicable Servicing Standard, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

            1. The Borrower has consummated a defeasance of the Mortgage Loan of the type checked below:

            ___ a full defeasance of the entire outstanding principal balance ($________________________) of the Mortgage Loan; or

            ___ a partial defeasance of a portion ($________________________)
of the Mortgage Loan that represents ___% of the entire principal balance of the Mortgage Loan ($________________________);

            2. The defeasance was consummated on ____________, 20__.

            3. The defeasance was completed in all material respects in accordance with the conditions for defeasance specified in the Loan Documents and in accordance with the Servicing Standard.

            4. The defeasance collateral consists only of one or more of the following: (i) direct debt obligations of the U.S. Treasury, (ii) direct debt obligations of the Federal National Mortgage Association, (iii) direct debt obligations of the Federal Home Loan Mortgage Corporation, (iv) interest-only direct debt obligations of the Resolution Funding Corporation or (v) other "government securities" as defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended. Such defeasance collateral consists of securities that
(i) if they include a principal obligation, the principal due at maturity cannot vary or change, (ii) provide for interest at a fixed rate and (iii) are not subject to prepayment, call or early redemption.

            5. After the defeasance, the defeasance collateral will be owned by an entity (the "Defeasance Obligor") that: (i) is the original Borrower, (ii) is a Single-Purpose Entity (as defined in the Moody's and S&P Criteria), (iii) is subject to restrictions in its organizational documents substantially similar to those contained in the organizational documents of the original Borrower with respect to bankruptcy remoteness and single purpose, (iv) has been designated as the Defeasance Obligor by the originator of the Mortgage Loan pursuant to the terms of the Loan Documents, or (v) has delivered a letter from Moody's and S&P confirming that the organizational documents of such Defeasance Obligor were previously approved by Moody's and S&P. The Defeasance Obligor owns no assets other than defeasance collateral and (only in the case of the original Borrower) real property securing one or more Mortgage Loans included in the pool under the Pooling and Servicing Agreement (the "Pool").

            6. If such Defeasance Obligor (together with its affiliates) holds more than one defeased loan, it does not (together with its affiliates) hold defeased loans aggregating more than $20 Million or more than five percent (5%) of the aggregate certificate balance of the Certificates as of the date of the most recent Paying Agent's Monthly Certificateholder Report received by the [Capmark][KRECM] Master Servicer (the "Current Report"), unless such Defeasance Obligor's parent has executed an indemnity agreement in favor of the Trust in a form approved by Moody's and S&P.

            7. The defeasance documents require that the defeasance collateral be credited to an eligible account (as defined in the Moody's and S&P Criteria) that must be maintained as a securities account by a securities intermediary that is at all times an Eligible Institution (as defined in the Moody's and S&P Criteria). The securities intermediary may reinvest proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement).

            8. The securities intermediary is obligated to pay from the proceeds of the defeasance collateral directly to the [Capmark][KRECM] Master Servicer's collection account, all scheduled payments on the Mortgage Loan or, in a partial defeasance, not less than 125% of the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased (the "Scheduled Payments").

            9. The [Capmark][KRECM] Master Servicer received written confirmation from an independent certified public accountant stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date, (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, (iii) the defeasance collateral is not subject to prepayment, call or early redemption, and (iv) interest income from the defeasance collateral to the Defeasance Obligor in any tax year will not exceed such Defeasance Obligor's interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year, other than in the year in which the Maturity Date or Anticipated Repayment Date will occur, when interest income will exceed interest expense.

            10. The [Capmark][KRECM] Master Servicer received opinions of counsel that, subject to customary qualifications, (i) the defeasance will not cause the Trust to fail to qualify as a REMIC for purpose of the Internal Revenue Code, (ii) the agreements executed by the Mortgagor and the Defeasance Obligor in connection with the defeasance are enforceable against them in accordance with their terms, and (iii) the Trustee will have a perfected, first priority security interest in the defeasance collateral.

            11. The agreements executed in connection with the defeasance (i) prohibit subordinate liens against the defeasance collateral, (ii) provide for prepayment from sources other than the defeasance collateral of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expense of maintaining the existence of the Defeasance Obligor, (iii) permit release of surplus defeasance collateral and earnings on reinvestment to the Defeasance Obligor only after the Mortgage Loan has been paid in full, (iv) include representations and/or covenants of the Mortgagor and/or securities intermediary substantially as set forth on Exhibit B hereto, (v) provide for survival of such representations; and (vi) do not permit waiver of such representations and covenants.

            12. The outstanding principal balance of the Mortgage Loan immediately before the defeasance was less than $20,000,000 or less than 5% of the aggregate certificate balance of the Certificates as of the date of the Current Report. The Mortgage Loan is not one of the ten (10) largest loans in the pool.

            13. Copies of all material agreements, instruments, organizational documents, opinions of counsel, accountant's report and other items delivered in connection with the defeasance will be provided to you upon request.

            14. The individual executing this notice is an authorized officer or a servicing officer of the [Capmark][KRECM] Master Servicer.

            IN WITNESS WHEREOF, the [Capmark][KRECM] Master Servicer has caused this notice to be executed as of the date captioned above.


                                       [CAPMARK FINANCE INC.] [KEYCORP
                                       REAL ESTATE CAPITAL MARKETS, INC.]



                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT A
                                    ---------

          TO FORM OF NOTICE TO THE TRUSTEE, CERTIFICATE ADMINISTRATOR,
          ------------------------------------------------------------
               MOODY'S AND S&P FROM THE MASTER SERVICER REGARDING
               --------------------------------------------------
                          DEFEASANCE OF MORTGAGE LOAN
                          ---------------------------

                   FORM OF NOTICE AND CERTIFICATION REGARDING
                           DEFEASANCE OF MORTGAGE LOAN

                              (List of Exceptions)

                                    EXHIBIT B
                                    ---------

          TO FORM OF NOTICE TO THE TRUSTEE, CERTIFICATE ADMINISTRATOR,
          ------------------------------------------------------------
               MOODY'S AND S&P FROM THE MASTER SERVICER REGARDING
               --------------------------------------------------
                          DEFEASANCE OF MORTGAGE LOAN
                          ---------------------------

                   PERFECTED SECURITY INTEREST REPRESENTATIONS

General:

            [The defeasance agreements] create a valid and continuing security interest (as defined in the applicable UCC) in the [Collateral, Securities Account and Deposit Account] in favor of the [Secured Party], which security interest is prior to all other [Liens], and is enforceable as such as against creditors of and purchasers from [Debtor].

      Note that "Collateral" means securities, permitted investments and other assets credited to securities accounts.

            The [Deposit Account] constitutes a "deposit account" within the meaning of the applicable UCC.

            All of the [Collateral] has been and will have been credited to a [Securities Account]. The securities intermediary for the [Securities Account has agreed to treat all assets credited to the [Securities Account] as "financial assets" within the meaning of the UCC.

Creation:

            [Debtor] owns and has good and marketable title to the [Collateral, Securities Account and Deposit Account] free and clear of any [Lien], claim or encumbrance of any Person.

            [Debtor] has received all consents and approvals required by the terms of the [Collateral] to the transfer to the [Secured Party] of its interest and rights in the [Collateral] hereunder.

Perfection:

            [Debtor] has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest granted in the [Collateral, Securities Account and Deposit Account] to the [Secured Party] hereunder.

            [Debtor] has delivered to [Secured Party] a fully executed agreement pursuant to which the securities intermediary or the account bank has agreed to comply with all instructions originated by the [Secured Party] relating to the [Securities Account] or directing disposition of the funds in the [Deposit Account] without further consent by the [Debtor].

            [Debtor] has taken all steps necessary to cause the securities intermediary to identify in its records the [Secured Party] as the person having a security entitlement against the securities intermediary in the [Securities Account].

            [Debtor] has taken all steps necessary to cause [Secured Party] to become the account holder of the [Deposit Account].

Priority:

            Other than the security interest granted to the [Secured Party] pursuant to his Agreement, [Debtor] has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the [Collateral, Securities Account and Deposit Account]. [Debtor] has not authorized the filing of and is not aware of any financing statements against [Debtor] that include a description of collateral covering the [Collateral, Securities Account and Deposit Account] other than any financing statement relating to the security interest granted to the [Secured Party] hereunder or that has been terminated. Debtor is not aware of any judgment or tax lien filings against [Debtor].

                                   EXHIBIT V-1
                                   -----------

                            INFORMATION REQUEST FORM

                                     [DATE]

[Address of party from whom information is requested]

      Re: Deutsche Mortgage Asset & Receiving Corporation, Commercial Mortgage Pass Through Certificates, COMM 2007-C9
            -------------------------------------------------------------

            In accordance with the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Agreement"), entered into by Deutsche Mortgage Asset & Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent, with respect to the above referenced certificates (the "Certificates"), the undersigned hereby certifies and agrees as follows:

            The undersigned is a beneficial owner or prospective purchaser of the Class [__] Certificates.

            The undersigned is requesting from [name of party from whom information is requested] certain information (the "Information") pursuant to the provisions of the Agreement.

            In consideration of the [name of party from whom information is requested]'s disclosure to the undersigned of the Information, or access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information, will not, without the prior written consent of [name of party from whom information is requested], be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representative") in any manner whatsoever, in whole or in part.

            The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to
Section 5 of the Securities Act.

            The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, [name of party from whom information is requested], the Certificate Administrator, the Trustee and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any its Representative.

            Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

            IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.


                                       [Insert Name of Beneficial Owner
                                          or Prospective Purchaser]


                                       By: _________________________________
                                           Title:
                                           Company:
                                           Phone:

                                   EXHIBIT V-2
                                   -----------

                            CONFIDENTIALITY AGREEMENT



                            CONFIDENTIALITY AGREEMENT


This Confidentiality Agreement (this "Agreement") is made as of _________, 200__, by and between [Capmark Finance Inc. a California Corporation ("Capmark")][KeyCorp Real Estate Capital Markets, Inc., a Ohio corporation ("KRECM")] and ___________________("Recipient").

WHERAS, Recipient is the holder of certain certificates, notes or other securities listed on Exhibit A (the "Certificates") that are collateralized by or evidence interests in commercial mortgage loans ("Mortgage Loans") secured by the underlying mortgage properties ("Mortgage Properties") and that are issued under certain pooling and servicing agreements, trust agreements, indentures, trust indentures or other similar instruments (the "Pooling Agreements");

WHEREAS, [Capmark][KRECM] is a master servicer under the Pooling Agreement with responsibilities, among other things, to service certain Mortgage Loans in a manner that maximizes collections thereon for the benefit of investors in the related Certificates;

WHEREAS, [Capmark][KRECM] and Recipient desire to enter into this agreement to establish arrangements related to the exchange of information and to ensure that the disclosure and use of such information is managed in a manner consistent with applicable federal and state securities and other laws and regulations and in accordance with their respective internal policies and procedures;

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:

1. Provision of Information. The parties hereto acknowledge that [Capmark][KRECM] has no obligation to give Recipient any information with respect to the Mortgage Loans, Mortgaged Properties, including any real estate owned ("REO") properties, and other properties that are part of the trusts created under the applicable Pooling Agreements, other than in accordance with the applicable Pooling Agreements, but that [Capmark][KRECM] may communicate to Recipient, information regarding certain of the Mortgage Loans, REO properties, Mortgaged Properties or other properties that are part of the trusts created under the applicable Pooling Agreements (the "Information"). Recipient acknowledges that the Information may be confidential, proprietary or otherwise not generally available to the public and that [Capmark][KRECM] may cease communicating the Information to Recipient, at any time, in its sole discretion.


2. Nondisclosure of Information. The Information shall, except as otherwise provided herein, be kept confidential by Recipient, and Recipient shall
      (a) inform each of its affiliates, officers, directors, employees, attorneys, accountants and agents (the "Representatives") receiving the Information of the confidential nature of the Information and of this Agreement, (b) direct its Representatives to treat the Information confidentially and (c) be responsible for any Liabilities (as defined below) of any kind or nature incurred by or on behalf of [Capmark][KRECM] arising out of, or as a result of, any improper use or disclosure of the Information directly or indirectly through or as a result of Recipient or any of its Officers, Directors or Employees.

3.    Treatment of Information.

      (a) Recipient agrees, in connection with any potential purchase or sale of Certificates, to furnish to prospective purchasers or sellers (each, a "Counterparty") all Information and other information as required by the Securities Act of 1933, as amended (the "Securities Act"), and other applicable laws and rules to assist such Counterparty in evaluating the purchase or sale of any Certificates. Information shall be used and disclosed by Recipient and its Representatives only in strict compliance with this Agreement and applicable federal and state securities and other laws and rules and their internal policies and procedures. Recipient will not use or disclose the Information in any manner that could result in a violation of the Securities Act or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to Section 5 of the Securities Act.


      (b) If Recipient sells all of the Certificates or any prospective Counterparty elects not to purchase any Certificates, Recipient will destroy or return to [Capmark][KRECM] all Information that has been provided to Recipient or any prospective Counterparty and Recipient will destroy/delete all summaries, notes, studies, compilations, documents and written or electronic copies and records (collectively "Derivative Information") that reflect any such Information prepared by Recipient or any other person or entity that may have gained access to such Information directly or indirectly through or as a result of Recipient, Recipient shall advise any prospective Counterparty of the confidential nature of the information provided by or on behalf of Recipient to any prospective Counterparty. That destruction/deletion will be confirmed in writing to [Capmark][KRECM] if so requested by [Capmark][KRECM] in writing. Notwithstanding the foregoing, Recipient and its Representatives may retain any Information to the extent required under applicable legal and regulatory requirments. Any such Information not so destroyed/deleted (or returned/delivered) shall remain subject to this Agreement.

4. Public Information and Legal Disclosure. The confidentiality provisions of this Agreement will not apply to such portions of the Information that (a) are or become generally available to the public through no action by Recipient or its Representative or (b) are or become available to Recipient or any prospective Counterparty on a non-confidential basis from a source, other than [Capmark][KRECM], that Recipient reasonably believes is not prohibited from disclosing such portions to Recipient by a contractual, legal or fiduciary obligation or (c) are or become available pursuant to and in accordance with the Pooling Agreement governing the Information (and subject to any confidentiality or other obligations with respect to such Information as may be contained in the Pooling Agreement) or (d) information which is required to be disclosed by Recipient or its outside counsel under compulsion of law (whether by oral question, interrogatory, subpoena, civil investigative demand or otherwise) or by order or request of any court or government or regulatory body to whose supervisory authority Recipient is subject. Recipient agrees to use best efforts to notify [Capmark][KRECM] to the extent permitted by law, and make commercially reasonable efforts to cooperate with [Capmark][KRECM] if Recipient (1) has actual knowledge any Information has been improperly disclosed or used or (2) learns about any court order or other legal requirement that seeks to compel disclosure of the Information so that [Capmark][KRECM] may seek a protective order or other appropriate legal relief from the compelled disclosure. If [Capmark][KRECM] notifies Recipient that it will not pursue relief from a legally compelled disclosure or if [Capmark][KRECM] does not timely obtain such relief, Recipient agrees to furnish only that portion of the Information which, in the reasonable judgment of its legal counsel, is legally required to be disclosed and to use reasonable efforts to obtain assurance that confidential treatment will be accorded the disclosed Information. The Information that is disclosed will otherwise continue to be considered Information under this Agreement.

5. Indemnity. Investor Name shall indemnify [Capmark][KRECM] and each Person that controls [Capmark][KRECM] within the meaning of Section 15 of the Securities Act of 1933, as amended, and hold each of them harmless against any and all claims, causes of action, demands, liabilities, damages, costs and expenses (collectively, "Liabilities") of any kind or nature (including, without limitation, all reasonable attorneys' fees and costs before and at trial and at all appellate levels, as the case may be) incurred by or on behalf of [Capmark][KRECM] and any of its affiliates, directly or indirectly (i) arising out of, or as a result of, the use or disclosure of the Information by Investor Name, any of its Representatives, any prospective Counterparty or any other person or entity that gained access to the Information directly or indirectly through or as a result of Investor Name, any of its Representatives, any prospective Counterparty, other than as expressly permitted by the terms hereof, or (ii) arising out of, or as a result of, any breach or violation of any representation, warranty or agreement herein

6. Debtor Contact. Recipient shall not, and shall not authorize any other person or entity to, communicate with any borrower, guarantor or other obligor with respect to any Mortgage Loans, specially serviced mortgage loans, REO properties, Mortgaged Properties or other properties that are part of the trusts created under the applicable Pooling Agreements, with the accountants or attorneys of any such borrower, guarantor or other obligor, or with any person or party, including any appraiser, tenant, managing or leasing agent, franchisor, operator, environmental consultant or engineering consultant, connected with, related to, or whose name is obtained from the Information. Notwithstanding the immediately preceding sentence, nothing contained herein shall preclude Recipient or its affiliates from pursuing its or their usual and ordinary financing business, provided that Recipient and its Representatives, do not disclose or use any Information, directly or indirectly, for any purpose other than as permitted hereby.

7. Representations and Warranties: Release from Liability. Recipient acknowledges that none of [Capmark][KRECM] or any of its affiliates makes any representation or warranty as to the accuracy or completeness of the Information. Recipient agrees that none of [Capmark][KRECM] or any of its Representatives shall have any liability to Recipient or to any of its Representatives or to any relating to or resulting from use of the Information. In furtherance of the foregoing, Recipient hereby releases [Capmark][KRECM] and it's Representative from any and all liabilities to Recipient and its Representatives or, relating to or resulting from use of the Information by Recipient, regardless of when such liabilities may arise expect to the extent aforesaid in the paragraph.

8.    Miscellaneous.

      a. Amendments. This Agreement may be amended only with the written consent of each party hereto.

      b. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and sent via certified mail or nationally recognized overnight courier with confirmation of receipt, addressed (a) [if to Capmark, at Capmark Finance Inc., 116 Welsh Road, Horsham, PA 19044, Attn: Executive Vice President, and General Counsel][if to KRECM, to KeyCorp Real Estate Capital Markets, Inc., 911 Main Street, Kansas City, Missouri 64105,
            Attention: Bryan Nitcher], and (b) if to Recipient, at
            ___________________________________________________________________
            ___________________________________________________________________
            or such other address at such other address as either party shall have furnished to the other party.

      c. Termination. This Agreement shall terminate upon termination of the Trust Fund (as defined in the Pooling Agreements).



IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the day and year first above written.





[CAPMARK FINANCE INC.][KEYCORP REAL ESTATE CAPITAL MARKETS, INC.]



By:_______________________________________

Name:____________________________________

Title: ____________________________________


[INSERT RECIPIENT]



By:_______________________________________

Name:

Title:

                                    EXHIBIT W

                       ADDITIONAL DISCLOSURE NOTIFICATION

  **SEND VIA FAX TO (714) 656-2631 AND VIA EMAIL TO dbsec.notifications@db.com
           ANDVIA OVERNIGHT MAIL TO THE ADDRESSES IMMEDIATELY BELOW**

Deutsche Bank Trust Company Americas,
as Certificate Administrator
1761 East Saint Andrew Place
Santa Ana, California 92705
Attention: Trust Administration - DB07C9

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York  10005
Attn: Helaine M. Kaplan

      Re:   **Additional Form [10-D][10-K][8-K] Disclosure Required **
            ----------------------------------------------------------

Ladies and Gentlemen:

            In accordance with Section [10.06][10.07][10.09] of the Pooling and Servicing Agreement, dated as of August 1, 2007, among Deutsche Mortgage Asset & Receiving Corporation, as depositor, KeyCorp Real Estate Capital Markets, Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by German American Capital Corporation (other than the Capmark/GACC Mortgage Loans (as defined therein) and the mortgage loan identified as the DDR Portfolio Loan) and KeyBank National Association), Capmark Finance Inc., as master servicer (with respect to all of the mortgage loans sold to the depositor by Capmark Finance Inc. and the Capmark/GACC Mortgage Loans), LNR Partners, Inc., as special servicer (with respect to all of the Mortgage Loans other than the DDR Portfolio Loan), Wells Fargo Bank, N.A., as trustee and custodian, and Deutsche Bank Trust Company Americas, as certificate administrator and paying agent, the undersigned, as ________________________ , hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

            Description of Additional Form [10-D][10-K][8-K] Disclosure:

            List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:







            Any inquiries related to this notification should be directed to ________________________ , phone number: ________________________ ; email address: ________________________ .


                                       [NAME OF PARTY], as [role]


                                       By:_______________________________
                                          Name:
                                          Title:

                                    EXHIBIT X
                                    ---------

                            LOAN SELLER SUB-SERVICERS

Deutsche Bank Trust Company Americas, with respect to the following Mortgage
Loans:

      o     Waterview

                                    EXHIBIT Y
                                    ---------

                     LOANS WITH EARNOUT/HOLDBACK PROVISIONS

Line #   Loan Number   Property Flag   Mortgage Loan Originator   Mortgage Loan Seller   Properties per Loan
------   -----------   -------------   ------------------------   --------------------   -------------------
             GA29817   Loan            GACC                       GACC                                     1
             GA29939   Loan            GACC                       GACC                                    38
            DBM30344   Loan            GACC                       GACC                                     1
             GA29067   Loan            GACC                       GACC                                     1
            DBM30342   Loan            GACC                       GACC                                     1
            DBM29486   Loan            GACC                       GACC                                     1

            DBM29687   Loan            GACC                       GACC                                     1
            DBM30683   Loan            GACC                       GACC                                     1


            DBM29873   Loan            GACC                       GACC                                     1

            DBM27959   Loan            GACC                       GACC                                     1
            DBM30255   Loan            GACC                       GACC                                    11
            DBM30401   Loan            GACC                       GACC                                     1
            DBM27167   Loan            GACC                       GACC                                     1
            DBM29843   Loan            GACC                       GACC                                     1

            DBM29770   Loan            GACC                       GACC                                     1
            DBM29688   Loan            GACC                       GACC                                     1
               56694   Loan            Capmark                    GACC                                     1
               54589   Loan            Capmark                    GACC                                     1
               55817   Loan            Capmark                    GACC                                     1
               56403   Loan            Capmark                    GACC                                     1







               57047   Loan            Capmark                    GACC                                     1
               57636   Loan            Capmark                    Capmark                                  1
               57637   Loan            Capmark                    Capmark                                  1
               57639   Loan            Capmark                    Capmark                                  1
               57641   Loan            Capmark                    Capmark                                  1
               57642   Loan            Capmark                    Capmark                                  1
               57610   Loan            Capmark                    Capmark                                  1
            10031491   Loan            KeyBank                    KeyBank                                  1
            10034630   Loan            KeyBank                    KeyBank                                  1

Line #   Loan Number   Property Name                                   Property Type   Property Sub-Type
------   -----------   ---------------------------------------------   -------------   ----------------------
             GA29817   85 Tenth Avenue                                 Office          CBD
             GA29939   USFS Industrial Distribution Portfolio          Various         Various
            DBM30344   Congressional Village                           Retail          Shadow Anchored
             GA29067   Georgian Towers                                 Multifamily     Conventional
            DBM30342   Fountain Glen at Kentlands Apartments           Multifamily     Conventional
            DBM29486   Grants Pass Shopping Center                     Retail          Anchored

            DBM29687   Spring Hill Suites                              Hotel           Limited Service
            DBM30683   Intercontinental Center                         Office          Suburban


            DBM29873   Best Western Ocean View Resort                  Hotel           Full Service

            DBM27959   Southlake Medical II                            Office          Medical
            DBM30255   Pullman Portfolio                               Multifamily     Student Housing
            DBM30401   Hampton Inn at Bellingham Airport               Hotel           Limited Service
            DBM27167   Marina Del Rey Shopping Center                  Retail          Unanchored
            DBM29843   Rolando Plaza                                   Retail          Anchored

            DBM29770   Boardwalk Shopping Center                       Mixed Use       Office/Retail
            DBM29688   233 Norman Avenue                               Industrial      Flex
               56694   Doubletree - Charleston                         Hotel           Full Service
               54589   Hilton Garden Inn - Tysons Corner               Hotel           Full Service
               55817   65 Sprague Street                               Industrial      Warehouse/Distribution
               56403   The Inn at Little Washington                    Hotel           Full Service







               57047   Bob's Red Mill Industrial Building              Industrial      Flex
               57636   Hubbard Portfolio- Turtle Creek Apartments      Multifamily     Conventional
               57637   Hubbard Portfolio- Montlimar Apartments         Multifamily     Conventional
               57639   Hubbard Portfolio- Hunter's Pointe Apartments   Multifamily     Conventional
               57641   Hubbard Portfolio- Creekside Apartments         Multifamily     Conventional
               57642   Hubbard Portfolio- Pineview Landing             Multifamily     Conventional
               57610   Venture Plaza                                   Office          Suburban
            10031491   Barnes Marketplace                              Retail          Anchored
            10034630   Charles Passage                                 Multifamily     Conventional

Line #   Loan Number   Units/Rentable Square Ft.   Primary Unit of Measure   Original Balance   Cut-off Date   Cut-off Balance
------   -----------   -------------------------   -----------------------   ----------------   ------------   ---------------
             GA29817                     601,548   Sq. Ft.                        150,000,000   8/1/2007        150,000,000.00
             GA29939                   9,042,097   Sq. Ft.                         89,754,335   8/1/2007         89,754,335.00
            DBM30344                     100,336   Sq. Ft.                         44,500,000   8/1/2007         44,500,000.00
             GA29067                         890   Units                           67,000,000   8/1/2007         67,000,000.00
            DBM30342                         206   Units                           28,000,000   8/1/2007         28,000,000.00
            DBM29486                     277,156   Sq. Ft.                         25,000,000   8/1/2007         25,000,000.00

            DBM29687                         158   Rooms                           21,375,000   8/1/2007         21,314,322.09
            DBM30683                     196,895   Sq. Ft.                         20,500,000   8/1/2007         20,500,000.00


            DBM29873                         107   Rooms                           20,000,000   8/1/2007         20,000,000.00

            DBM27959                      46,550   Sq. Ft.                         18,640,000   8/1/2007         18,640,000.00
            DBM30255                         141   Units                           15,100,000   8/1/2007         15,100,000.00
            DBM30401                         132   Rooms                           12,200,000   8/1/2007         12,191,173.81
            DBM27167                      23,919   Sq. Ft.                         11,000,000   8/1/2007         11,000,000.00
            DBM29843                      72,428   Sq. Ft.                         10,000,000   8/1/2007         10,000,000.00

            DBM29770                      40,424   Sq. Ft.                          8,500,000   8/1/2007          8,500,000.00
            DBM29688                      48,316   Sq. Ft.                          7,100,000   8/1/2007          7,100,000.00
               56694                         212   Rooms                           50,000,000   8/1/2007         50,000,000.00
               54589                         149   Rooms                           23,500,000   8/1/2007         23,500,000.00
               55817                     639,567   Sq. Ft.                         23,000,000   8/1/2007         23,000,000.00
               56403                          16   Rooms                           17,500,000   8/1/2007         17,500,000.00







               57047                     310,000   Sq. Ft.                         12,900,000   8/1/2007         12,900,000.00
               57636                         200   Units                            6,370,000   8/1/2007          6,358,057.44
               57637                         256   Units                            8,220,000   8/1/2007          8,204,589.02
               57639                         200   Units                            5,350,000   8/1/2007          5,339,969.74
               57641                         104   Units                            2,780,000   8/1/2007          2,774,788.02
               57642                         128   Units                            2,890,000   8/1/2007          2,884,581.78
               57610                      62,390   Sq. Ft.                          6,700,000   8/1/2007          6,700,000.00
            10031491                     203,852   Sq. Ft.                         24,100,000   8/1/2007         24,070,076.45
            10034630                          29   Units                            7,500,000   8/1/2007          7,500,000.00

Line #   Loan Number   Other Reserve   Description Other Reserve
------   -----------   -------------   --------------------------------------------------------------------------------
             GA29817    6,500,000.00   Cash Flow Deficit Reserve
             GA29939    6,938,963.00   Base Rent Reserve (4,382,088); Environmental Testing Holdback (2,556,875)
            DBM30344    1,087,212.00   Ramada TI Reserve (919,518); Ramada Rent Reserve (110,694); ADC Reserve (57,000)
             GA29067   14,650,000.00   Interest Reserve
            DBM30342    3,000,000.00   Earnout Holdback [LC]
            DBM29486    5,041,543.00   Earnout Holdback (5,000,000 [LC]); CAM Reserve (41,543)

            DBM29687    1,616,138.88   Debt Service Reserve
            DBM30683    3,162,797.00   Earnout Holdback (2,500,000 [1,500,000 LC; 1,000,000 Cash]); COSCO Reserve
                                       (405,266); Free Rent Reserve (161,468); Woodgroup Reserve (71,063); Intec
                                       Reserve (25,000)
            DBM29873      294,500.00   Seasonality Reserve (294,500 Initial; 147,250 ongoing monthly collected June through September)
            DBM27959    4,400,000.00   Expansion TI Reserve (3,000,000); Expansion Occupancy Reserve (1,400,000)
            DBM30255      940,000.00   Earnout Holdback (800,000); 425 Maple Reserve (140,000)
            DBM30401      400,000.00   PIP Plan Reserve
            DBM27167       76,200.00   Environmental Remediation Reserve
            DBM29843      303,100.00   Occupancy Reserve (200,000); Parking Compliance Reserve (100,000); Tobacco
                                       Shoppe Reserve (3,100)
            DBM29770    1,256,760.00   Earnout Holdback (1,230,000); Post Oak Rent Reserve (26,760)
            DBM29688      500,000.00   ICIP Exemption Reserve
               56694
               54589      740,452.48   Interest Reserve
               55817       50,000.00   Phase I Remediation (Environmental Reserve)
               56403      878,000.00   Borrower has established a Post Closing Reserve by depositing $250,000 at closing for payment of all post-closing obligations. The funds shall be released to Borrower at such time as each of the items listed on Exhibit A of the Post
                                       Closing Agreement is considered fully satisfied. Borrower has established a
                                       Renovation Escrow by depositing $628,000 at closing for payment of the planned renovations/additions. Withdrawals from the Renovation Escrow shall be periodically made by Borrower in accordance with the terms and conditions of the
                                       Blocked Account Agreement.
               57047      431,700.00   Debt Service Reserve
               57636
               57637
               57639
               57641
               57642
               57610
            10031491         3549299   Credit Enhancement Escrow
            10034630          209000   Stabilization Escrow (159,000); Environmental Escrow (50,000)

Line #   Loan Number   Letter of Credit        Earnout/Holdback
------   -----------   ---------------------   ----------------
             GA29817   No                                    No
             GA29939   No                                    No
            DBM30344   No                                    No
             GA29067   No                                    No
            DBM30342   Yes (3,000,000)                3,000,000
            DBM29486   Yes (5,000,000)                5,000,000

            DBM29687   No                                    No
            DBM30683   Yes (1,500,000)                2,500,000


            DBM29873   No                                    No

            DBM27959   No                                    No
            DBM30255   No                               800,000
            DBM30401   No                                    No
            DBM27167   No                                    No
            DBM29843   No                                    No

            DBM29770   No                             1,230,000
            DBM29688   No                                    No
               56694   Yes (603,000)                         No
               54589   No                                    No
               55817   No                                    No
               56403   No                                    No







               57047   Springing (2,500,000)                 No
               57636   Yes (244,000)                         No
               57637   Yes (333,000)                         No
               57639   Yes (228,000)                         No
               57641   Yes (126,000)                         No
               57642   Yes (91,000)                          No
               57610   Yes (250,000)                         No
            10031491   No                             3,549,299
            10034630   No                                    No

Line #   Loan Number   Earnout/Holdback Description
------   -----------   ------------------------------------------------------------------
             GA29817   NAP
             GA29939   NAP
            DBM30344   NAP
             GA29067   NAP
            DBM30342   Released if (i) DSCR >= 1.20x and (ii) economic occupancy >= 90%.
            DBM29486   Released if (i) DSCR >= 1.20x, (ii) economic occupancy >= 90%,
                       (iii) Tenant Ross is open for business and paying rent.
            DBM29687   NAP
            DBM30683   Released if (i) DSCR >= 1.20x, (ii) economic occupancy >= 93%, and (iii) Grantor has spent >= $1,000,000 on capital improvements.

            DBM29873   NAP

            DBM27959   NAP
            DBM30255   Released if DSCR >= 1.20x (amortizing)
            DBM30401   NAP
            DBM27167   NAP
            DBM29843   NAP

            DBM29770   Released if DSCR >= 1.20x (amortizing)
            DBM29688   NAP
               56694   NAP
               54589   NAP
               55817   NAP
               56403   NAP







               57047   NAP
               57636   NAP
               57637   NAP
               57639   NAP
               57641   NAP
               57642   NAP
               57610   NAP
            10031491   Credit Enhancement Escrow
            10034630   NAP

                                    EXHIBIT Z
                                    ---------

          FORM OF DEPOSITOR CERTIFICATION TO BE PROVIDED WITH FORM 10-K

               Deutsche Mortgage and Asset Receiving Corporation,
                  Commercial Mortgage Pass-Through Certificates
                        Series COMM 2007-C9 (the "Trust")

            I, [identify the certifying individual], a [title] of Deutsche Mortgage and Asset Receiving Corporation, the depositor into the above-referenced Trust, certify that:

            (a) I have reviewed this annual report on Form 10-K, and all reports Form 10-D required to be filed in respect of periods included in the year covered by this annual report, of the Trust;

            (b) Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

            (c) Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

            (d) Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic report, the servicers have fulfilled their obligations under the pooling and servicing agreement; and

            (e) All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

            In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: KeyCorp Real Estate Capital Markets, Inc., Capmark Finance Inc., LNR Partners, Inc., Wells Fargo Bank, N.A., Deutsche Bank Trust Company Americas and [list any sub-servicers].

Date:_____________


                                       DEUTSCHE MORTGAGE AND ASSET
                                          RECEIVING CORPORATION


                                       By: ________________________________
                                           Name:
                                           Title:

                                   SCHEDULE I

                  CLASS A-AB PLANNED PRINCIPAL BALANCE SCHEDULE


   Period     Balance ($)
   ------     -----------
     0        64,794,000
     1        64,794,000
     2        64,794,000
     3        64,794,000
     4        64,794,000
     5        64,794,000
     6        64,794,000
     7        64,794,000
     8        64,794,000
     9        64,794,000
    10        64,794,000
    11        64,794,000
    12        64,794,000
    13        64,794,000
    14        64,794,000
    15        64,794,000
    16        64,794,000
    17        64,794,000
    18        64,794,000
    19        64,794,000
    20        64,794,000
    21        64,794,000
    22        64,794,000
    23        64,794,000
    24        64,794,000
    25        64,794,000
    26        64,794,000
    27        64,794,000
    28        64,794,000
    29        64,794,000
    30        64,794,000
    31        64,794,000
    32        64,794,000
    33        64,794,000
    34        64,794,000
    35        64,794,000
    36        64,794,000
    37        64,794,000
    38        64,794,000
    39        64,794,000
    40        64,794,000
    41        64,794,000
    42        64,794,000
    43        64,794,000
    44        64,794,000
    45        64,794,000
    46        64,794,000
    47        64,794,000
    48        64,794,000
    49        64,794,000
    50        64,794,000
    51        64,794,000
    52        64,794,000
    53        64,794,000
    54        64,794,000
    55        64,794,000
    56        64,794,000
    57        64,794,000
    58        64,794,000
    59        64,736,385
    60        63,705,928
    61        62,670,230
    62        61,469,594
    63        60,422,516
    64        59,210,811
    65        58,152,239
    66        57,088,282
    67        55,542,653
    68        54,465,407
    69        53,224,358
    70        52,135,314
    71        50,882,790
    72        49,781,828
    73        48,675,266
    74        47,405,702
    75        46,287,047
    76        45,005,720
    77        43,874,849
    78        42,738,225
    79        41,738,225
    80        40,738,225
    81        39,738,225
    82        38,615,072
    83        37,349,660
    84        36,226,604
    85        35,097,828
    86        33,815,076
    87        32,674,013
    88        31,379,311
    89        30,225,838
    90        29,066,489
    91        27,459,530
    92        26,286,078
    93        24,959,872
    94        23,773,683
    95        22,435,086
    96        21,236,032
    97        20,030,869
    98        18,673,817
    99        17,455,598
   100        16,085,846
   101        14,854,437
   102        13,616,755
   103        12,083,377
   104        10,831,569
   105         9,429,146
   106         8,163,811
   107         6,748,230
   108         5,469,230
   109         4,183,714
   110         2,748,503
   111         1,449,120
   112               420
   113                 0

                                   SCHEDULE II
                                   -----------

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

            The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as "Relevant Servicing Criteria" (with each Servicing Function Participant deemed to be responsible for the items applicable to the functions it is performing and for which the party that retained such Servicing Function Participant is responsible):

------------------------------------------------------------------------------------------------
                                                                                     Applicable
                                 Relevant Servicing Criteria                         Party(ies)
------------------------------------------------------------------------------------------------
   Reference                                 Criteria
------------------------------------------------------------------------------------------------
                                 General Servicing Considerations
------------------------------------------------------------------------------------------------
1122(d)(1)(i)    Policies and procedures are instituted to monitor any              Cert. Admin.
                 performance or other triggers and events of default in                Master
                 accordance with the transaction agreements.                          Servicers
                                                                                       Special
                                                                                      Servicer
------------------------------------------------------------------------------------------------
1122(d)(1)(ii)   If any material servicing activities are outsourced to third       Cert. Admin.
                 parties, policies and procedures are instituted to monitor the        Master
                 third party's performance and compliance with such servicing         Servicers
                 activities.                                                           Special
                                                                                      Servicer
------------------------------------------------------------------------------------------------
1122(d)(1)(iii)  Any requirements in the transaction agreements to maintain a            N/A
                 back-up servicer for the mortgage loans are maintained.
------------------------------------------------------------------------------------------------
1122(d)(1)(iv)   A fidelity bond and errors and omissions policy is in effect on       Master
                 the party participating in the servicing function throughout         Servicers
                 the reporting period in the amount of coverage required by and        Special
                 otherwise in accordance with the terms of the transaction            Servicer
                 agreements.
------------------------------------------------------------------------------------------------
                                Cash Collection and Administration
------------------------------------------------------------------------------------------------
1122(d)(2)(i)    Payments on mortgage loans are deposited into the appropriate      Cert. Admin.
                 custodial bank accounts and related bank clearing accounts no        Master
                 more than two business days following receipt, or such other         Servicers
                 number of days specified in the transaction agreements.               Special
                                                                                      Servicer
------------------------------------------------------------------------------------------------
1122(d)(2)(ii)   Disbursements made via wire transfer on behalf of an obligor or    Cert. Admin.
                 to an investor are made only by authorized personnel.
------------------------------------------------------------------------------------------------
1122(d)(2)(iii)  Advances of funds or guarantees regarding collections, cash           Trustee
                 flows or distributions, and any interest or other fees charged        Master
                 for such advances, are made, reviewed and approved as specified      Servicers
                 in the transaction agreements.                                        Special
                                                                                      Servicer
------------------------------------------------------------------------------------------------
1122(d)(2)(iv)   The related accounts for the transaction, such as cash reserve     Cert. Admin.
                 accounts or accounts established as a form of                         Master
                 overcollateralization, are separately maintained (e.g., with         Servicers
                 respect to commingling of cash) as set forth in the transaction       Special
                 agreements.                                                          Servicer
------------------------------------------------------------------------------------------------
1122(d)(2)(v)    Each custodial account is maintained at a federally insured        Cert. Admin.
                 depository institution as set forth in the transaction                Master
                 agreements. For purposes of this criterion, "federally insured       Servicers
                 depository institution" with respect to a foreign financial           Special
                 institution means a foreign financial institution that meets         Servicer
                 the requirements of Rule 13k-1(b)(1) of the Securities Exchange
                 Act.
------------------------------------------------------------------------------------------------
1122(d)(2)(vi)   Unissued checks are safeguarded so as to prevent unauthorized      Cert. Admin.
                 access.                                                               Master
                                                                                      Servicers
                                                                                       Special
                                                                                      Servicer
------------------------------------------------------------------------------------------------
1122(d)(2)(vii)  Reconciliations are prepared on a monthly basis for all            Cert. Admin.
                 asset-backed securities related bank accounts, including              Master
                 custodial accounts and related bank clearing accounts. These         Servicers
                 reconciliations are (A) mathematically accurate; (B) prepared         Special
                 within 30 calendar days after the bank statement cutoff date,        Servicer
                 or such other number of days specified in the transaction
                 agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain
                 explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original
                 identification, or such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------
                                Investor Remittances and Reporting
------------------------------------------------------------------------------------------------
1122(d)(3)(i)    Reports to investors, including those to be filed with the         Cert. Admin.
                 Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.
                 Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction
                 agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and
                 regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Master Servicers.
------------------------------------------------------------------------------------------------
1122(d)(3)(ii)   Amounts due to investors are allocated and remitted in             Cert. Admin.
                 accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
------------------------------------------------------------------------------------------------
1122(d)(3)(iii)  Disbursements made to an investor are posted within two            Cert. Admin.
                 business days to the Master Servicers' investor records or            Master
                 Certificate Administrator's investor records, or such other          Servicers
                 number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------
1122(d)(3)(iv)   Amounts remitted to investors per the investor reports agree       Cert. Admin.
                 with cancelled checks, or other form of payment, or custodial bank statements.
------------------------------------------------------------------------------------------------
                                    Pool Asset Administration
------------------------------------------------------------------------------------------------
1122(d)(4)(i)    Collateral or security on mortgage loans is maintained as             Trustee
                 required by the transaction agreements or related mortgage loan       Master
                 documents.                                                           Servicers
                                                                                       Special
                                                                                      Servicer
------------------------------------------------------------------------------------------------
1122(d)(4)(ii)   Mortgage loan and related documents are safeguarded as required       Trustee
                 by the transaction agreements.                                        Special
                                                                                      Servicer
------------------------------------------------------------------------------------------------
1122(d)(4)(iii)  Any additions, removals or substitutions to the asset pool are        Trustee
                 made, reviewed and approved in accordance with any conditions         Special
                 or requirements in the transaction agreements.                       Servicer
------------------------------------------------------------------------------------------------
1122(d)(4)(iv)   Payments on mortgage loans, including any payoffs, made in            Master
                 accordance with the related mortgage loan documents are posted       Servicers
                 to the Master Servicers' obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
------------------------------------------------------------------------------------------------
1122(d)(4)(v)    The Master Servicers' records regarding the mortgage loans            Master
                 agree with the Master Servicers' records with respect to an          Servicers
                 obligor's unpaid principal balance.
------------------------------------------------------------------------------------------------
1122(d)(4)(vi)   Changes with respect to the terms or status of an obligor's           Master
                 mortgage loans (e.g., loan modifications or re-agings) are           Servicers
                 made, reviewed and approved by authorized personnel in                Special
                 accordance with the transaction agreements and related pool          Servicer
                 asset documents.
------------------------------------------------------------------------------------------------
1122(d)(4)(vii)  Loss mitigation or recovery actions (e.g., forbearance plans,         Special
                 modifications and deeds in lieu of foreclosure, foreclosures         Servicer
                 and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other
                 requirements established by the transaction agreements.
------------------------------------------------------------------------------------------------
1122(d)(4)(viii) Records documenting collection efforts are maintained during          Master
                 the period a mortgage loan is delinquent in accordance with the      Servicers
                 transaction agreements. Such records are maintained on at least       Special
                 a monthly basis, or such other period specified in the               Servicer
                 transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or
                 unemployment).
------------------------------------------------------------------------------------------------
1122(d)(4)(ix)   Adjustments to interest rates or rates of return for mortgage         Master
                 loans with variable rates are computed based on the related          Servicers
                 mortgage loan documents.
------------------------------------------------------------------------------------------------
1122(d)(4)(x)    Regarding any funds held in trust for an obligor (such as             Master
                 escrow accounts): (A) such funds are analyzed, in accordance         Servicers
                 with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related
                 mortgage loans, or such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------
1122(d)(4)(xi)   Payments made on behalf of an obligor (such as tax or insurance       Master
                 payments) are made on or before the related penalty or               Servicers
                 expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------
1122(d)(4)(xii)  Any late payment penalties in connection with any payment to be       Master
                 made on behalf of an obligor are paid from the servicer's funds      Servicers
                 and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
------------------------------------------------------------------------------------------------
1122(d)(4)(xiii) Disbursements made on behalf of an obligor are posted within          Master
                 two business days to the obligor's records maintained by the         Servicers
                 servicer, or such other number of days specified in the
                 transaction agreements.
------------------------------------------------------------------------------------------------
1122(d)(4)(xiv)  Delinquencies, charge-offs and uncollectible accounts are             Master
                 recognized and recorded in accordance with the transaction           Servicers
                 agreements.
------------------------------------------------------------------------------------------------
1122(d)(4)(xv)   Any external enhancement or other support, identified in Item           N/A
                 1114(a)(1) through (3) or Item 1115 of Regulation AB, is
                 maintained as set forth in the transaction agreements.
------------------------------------------------------------------------------------------------

                                  SCHEDULE III
                                  ------------

                         ADDITIONAL FORM 10-D DISCLOSURE


The parties identified in the "Party Responsible" column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.06 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-D Item described in the "Item on Form 10-D" column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself).


----------------------------------------------------------------------------------------------
               Item on Form 10-D                                Party Responsible
----------------------------------------------------------------------------------------------
Distribution and Pool Performance Information:    o   Each Master Servicer  (only with
Only with respect to any information required         respect to 1121(a)(12) as to non
by 1121 which is NOT included on the                  Specially Serviced Loans)
Distribution Date Statement
                                                  o   Special Servicer  (only with respect
                                                      to 1121(a)(12) as to Specially Serviced
                                                      Loans)

                                                  o   Depositor

                                                  o   Certificate Administrator
----------------------------------------------------------------------------------------------
Item 2: Legal Proceedings:                        o   Each Master Servicer (as to itself)
Item 1117 of Regulation AB (to the extent
material to Certificateholders)                   o   Special Servicer (as to itself)

                                                  o   Trustee (as to itself)

                                                  o   Certificate Administrator (as to
                                                      itself)

                                                  o   Depositor (as to itself)

                                                  o   Any other Reporting Servicer (as to
                                                      itself)

                                                  o   Trustee/ Master
                                                      Servicers/Depositor/Special Servicer as
                                                      to the Trust (in the case of the Master
                                                      Servicers and the Special Servicer to be
                                                      reported by the party controlling such
                                                      litigation pursuant to Section 3.37)

                                                  o   Each Mortgage Loan Seller (to be
                                                      provided by the Depositor)

                                                  o   Originators under Item 1110 of
                                                      Regulation AB (to be provided by the
                                                      Depositor)

                                                  o   Party under Item 1100(d)(1) of
                                                      Regulation AB (to be provided by the
                                                      Depositor)

----------------------------------------------------------------------------------------------
Item 3: Sale of Securities and Use of Proceeds    o   Depositor
----------------------------------------------------------------------------------------------
Item 4: Defaults Upon Senior Securities           o   Certificate Administrator

                                                  o   Trustee
----------------------------------------------------------------------------------------------
Item 5: Submission of Matters to a Vote of        o   Certificate Administrator
Security Holders
----------------------------------------------------------------------------------------------
Item 6: Significant Obligors of Pool Assets       o   N/A
----------------------------------------------------------------------------------------------
Item 7: Significant Enhancement Provider          o   N/A
Information
----------------------------------------------------------------------------------------------
Item 8: Other Information (information required   o   Any party responsible for disclosure
to be disclosed on Form 8-K that was not              items on Form 8-K to the extent of such
properly disclosed)                                   items
----------------------------------------------------------------------------------------------
Item 9: Exhibits                                  o   Depositor (exhibits required by Item
                                                      601 of Regulation S-K, such as material
                                                      agreements)
                                                  o   Certificate Administrator (Monthly
                                                      Statement to Certificateholders)
----------------------------------------------------------------------------------------------

                                   SCHEDULE IV
                                   -----------

                         ADDITIONAL FORM 10-K DISCLOSURE


The parties identified in the "Party Responsible" column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.07 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the "Item on Form 10-K" column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself).



----------------------------------------------------------------------------------------------
               Item on Form 10-K                                Party Responsible
----------------------------------------------------------------------------------------------
Item 1B: Unresolved Staff Comments                o   Depositor
----------------------------------------------------------------------------------------------
Item 9B: Other Information (information           o   Any party responsible for disclosure
required to be disclosed on Form 8-K that was         items on Form 8-K to the extent of such
not properly disclosed)                               items
----------------------------------------------------------------------------------------------
Item 15: Exhibits, Financial Statement Schedules  o   Certificate Administrator
                                                  o   Depositor
Additional Item:
Disclosure per Item 1117 of Regulation AB (to     o   Each Master Servicers (as to itself)
the extent material to Certificateholders)
                                                  o   Special Servicer (as to itself)

                                                  o   Certificate Administrator (as to
                                                      itself)
                                                  o   Trustee (as to itself)

                                                  o   Depositor (as to itself)

                                                  o   Any other Reporting Servicer (as to
                                                      itself)

                                                  o   Trustee/Certificate
                                                      Administrator/Master
                                                      Servicers/Depositor/Special Servicer as
                                                      to the Trust (in the case of the Master
                                                      Servicers and the Special Servicer to be
                                                      reported by the party controlling such
                                                      litigation pursuant to Section 3.37)

                                                  o   Each Mortgage Loan Seller (to be
                                                      provided by the Depositor)

                                                  o   Originators under Item 1110 of
                                                      Regulation AB (to be provided by the
                                                      Depositor)

                                                  o   Party under Item 1100(d)(1) of
                                                      Regulation AB (to be provided by the
                                                      Depositor)
----------------------------------------------------------------------------------------------
Additional Item:                                  o   Each Master Servicers (as to itself)
Disclosure per Item 1119 of Regulation AB             (to the extent material to
                                                      Certificateholders and only as to
                                                      affiliations under 1119(a) with the
                                                      Trustee, Certificate Administrator,
                                                      Special Servicer or a sub-servicer
                                                      meeting any of the descriptions in Item
                                                      1108(a)(3))

                                                  o   Special Servicer (as to itself) (to
                                                      the extent material to Certificateholders
                                                      and only as to affiliations under 1119(a)
                                                      with the Trustee, Certificate
                                                      Administrator, Master Servicers or a
                                                      sub-servicer meeting any of the
                                                      descriptions in Item 1108(a)(3))

                                                  o   Certificate Administrator (as to
                                                      itself) (to the extent material to
                                                      Certificateholders)

                                                  o   Trustee (as to itself) (to the extent
                                                      material to Certificateholders)

                                                  o   Depositor (as to itself)

                                                  o   Depositor (as to the Trust)

                                                  o   Each Mortgage Loan Seller (to be
                                                      provided by the Depositor) (as to itself)

                                                  o   Originators under Item 1110 of
                                                      Regulation AB (to be provided by the
                                                      Depositor)

                                                  o   Party under Item 1100(d)(1) of
                                                      Regulation AB (to be provided by the
                                                      Depositor)
----------------------------------------------------------------------------------------------
Additional Item:                                  N/A
Disclosure per Item 1112(b) of Regulation AB
----------------------------------------------------------------------------------------------
Additional Item:                                  N/A
Disclosure per Items 1114(b)(2) and 1115(b) of
Regulation AB
----------------------------------------------------------------------------------------------

                                   SCHEDULE V
                                   ----------

                         FORM 8-K DISCLOSURE INFORMATION


The parties identified in the "Party Responsible" column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.09 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the "Item on Form 8-K" column to the extent such party has actual knowledge of such information (other than information as to itself).



----------------------------------------------------------------------------------------------
                Item on Form 8-K                                Party Responsible
----------------------------------------------------------------------------------------------
Item 1.01- Entry into a Material Definitive       o   Trustee/Certificate
Agreement                                             Administrator/Master
                                                      Servicers/Depositor/Special Servicer as
Disclosure is required regarding entry into or        to the Trust (only as to the agreements
amendment of any definitive agreement that is         such entity is a party to or entered into
material to the securitization, even if               on behalf of the Trust)
depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive
agreements that are fully disclosed in the
prospectus
----------------------------------------------------------------------------------------------
Item 1.02- Termination of a Material Definitive   o   Trustee/Certificate
Agreement                                             Administrator/Master
                                                      Servicers/Depositor/Special Servicer as
Disclosure is required regarding termination          to the Trust  (only as to the agreements
of  any definitive agreement that is material         such entity is a party to or entered into
to the securitization (other than expiration in       on behalf of the Trust)
accordance with its terms), even if depositor
is not a party.

Examples: servicing agreement, custodial
agreement.
----------------------------------------------------------------------------------------------
Item 1.03- Bankruptcy or Receivership             o   Depositor
----------------------------------------------------------------------------------------------
Item 2.04- Triggering Events that Accelerate or   o   Depositor
Increase a Direct Financial Obligation or an
Obligation under an Off-Balance Sheet             o   Certificate Administrator
Arrangement

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than
waterfall triggers which are disclosed in the
monthly statements to the certificateholders.
----------------------------------------------------------------------------------------------
Item 3.03- Material Modification to Rights of     o   Certificate Administrator
Security Holders

Disclosure is required of any material
modification to documents defining the rights
of Certificateholders, including the Pooling
and Servicing Agreement.
----------------------------------------------------------------------------------------------
Item 5.03- Amendments of Articles of              o   Depositor
Incorporation or Bylaws; Change of Fiscal Year

Disclosure is required of any amendment "to the
governing documents of the issuing entity".
----------------------------------------------------------------------------------------------
Item 6.01- ABS Informational and Computational    o   Depositor
Material
----------------------------------------------------------------------------------------------
Item 6.02- Change of Servicer or Trustee          o   Each Master Servicers (as to itself
                                                      or a servicer retained by it)
Requires disclosure of any removal,
replacement, substitution or addition of any      o   Special Servicer (as to itself or a
master servicer, affiliated servicer, other           servicer retained by it)
servicer servicing 10% or more of pool assets
at time of report, other material servicers or    o   Certificate Administrator

trustee.                                          o   Trustee

                                                  o   Depositor
----------------------------------------------------------------------------------------------
Reg AB disclosure about any new servicer or       o   Each Master Servicer or Special
master servicer is also required.                     Servicer, as applicable
----------------------------------------------------------------------------------------------
Reg AB disclosure about any new Trustee is also   o   Trustee
required.
----------------------------------------------------------------------------------------------
Reg AB disclosure about any new Certificate       o   Certificate Administrator
Administrator is also required.
----------------------------------------------------------------------------------------------
Item 6.03- Change in Credit Enhancement or            N/A
External Support
----------------------------------------------------------------------------------------------
Item 6.04- Failure to Make a Required             o   Certificate Administrator
Distribution
----------------------------------------------------------------------------------------------
Item 6.05- Securities Act Updating Disclosure     o   Depositor

If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.

If there are any new servicers or originators
required to be disclosed under Regulation AB as
a result of the foregoing, provide the
information called for in Items 1108 and 1110
respectively.
----------------------------------------------------------------------------------------------
Item 7.01- Regulation FD Disclosure               o   Depositor
----------------------------------------------------------------------------------------------
Item 8.01 - Other Events                          o   Depositor

Any event, with respect to which information is
not otherwise called for in Form 8-K, that the
registrant deems of importance to
certificateholders.
----------------------------------------------------------------------------------------------
Item 9.01 - Financial Statements and Exhibits     o   Responsible party for
                                                      reporting/disclosing the financial
                                                      statement or exhibit
----------------------------------------------------------------------------------------------

                                   SCHEDULE VI
                                   -----------

                            CLASS XP REFERENCE RATES

Distribution Date*        Reference Rate
------------------        --------------
    9/10/2007                5.98034%
   10/10/2007                5.78645%
   11/10/2007                5.98032%
   12/10/2007                5.78643%
    1/10/2008                5.98030%
    2/10/2008                5.78641%
    3/10/2008                5.78641%
    4/10/2008                5.98026%
    5/10/2008                5.78637%
    6/10/2008                5.98023%
    7/10/2008                5.78634%
    8/10/2008                5.98021%
    9/10/2008                5.98020%
   10/10/2008                5.78631%
   11/10/2008                5.98017%
   12/10/2008                5.78628%
    1/10/2009                5.78626%
    2/10/2009                5.78625%
    3/10/2009                5.78629%
    4/10/2009                5.98009%
    5/10/2009                5.78620%
    6/10/2009                5.98006%
    7/10/2009                5.78617%
    8/10/2009                5.98003%
    9/10/2009                5.98001%
   10/10/2009                5.78612%
   11/10/2009                5.97996%
   12/10/2009                5.78607%
    1/10/2010                5.78604%
    2/10/2010                5.78602%
    3/10/2010                5.78607%
    4/10/2010                5.97982%
    5/10/2010                5.78593%
    6/10/2010                5.97977%
    7/10/2010                5.78588%
    8/10/2010                5.97971%
    9/10/2010                5.97970%
   10/10/2010                5.78582%
   11/10/2010                5.97965%
   12/10/2010                5.78578%
    1/10/2011                5.78575%
    2/10/2011                5.78573%
    3/10/2011                5.78589%
    4/10/2011                5.97954%
    5/10/2011                5.78566%
    6/10/2011                5.97949%
    7/10/2011                5.78562%
    8/10/2011                5.97945%
    9/10/2011                5.97942%
   10/10/2011                5.78554%
   11/10/2011                5.97936%
   12/10/2011                5.78548%
    1/10/2012                5.97434%
    2/10/2012                5.78062%
    3/10/2012                5.78302%
    4/10/2012                5.97087%
    5/10/2012                5.77783%
    6/10/2012                5.97142%
    7/10/2012                5.77780%
    8/10/2012                5.96850%
    9/10/2012                5.96847%
   10/10/2012                5.77494%
   11/10/2012                5.96840%
   12/10/2012                5.77488%
    1/10/2013                5.77484%
    2/10/2013                5.77481%
    3/10/2013                5.77506%
    4/10/2013                5.96823%
    5/10/2013                5.77471%
    6/10/2013                5.96816%
    7/10/2013                5.77464%
    8/10/2013                5.96809%
    9/10/2013                5.96806%
   10/10/2013                5.77454%
   11/10/2013                5.96799%
   12/10/2013                5.77447%
    1/10/2014                5.77309%
    2/10/2014                5.77306%
    3/10/2014                5.77540%
    4/10/2014                5.96720%
    5/10/2014                5.77567%
    6/10/2014                5.96915%
    7/10/2014                5.77614%
    8/10/2014                5.96963%


---------------

*   Assumes each distribution date occurs on the 10th of the month.

                                  SCHEDULE VII
                                  ------------

                          DIRECTING CERTIFICATEHOLDERS



Loan                                 Directing Certificateholder
-------------------------------------------------------------------------------------------
60 Wall Street                       Controlling Class Representative
-------------------------------------------------------------------------------------------
85 Tenth Avenue                      Controlling Class Representative
-------------------------------------------------------------------------------------------
135 East 57th Street                 Controlling Class Representative
-------------------------------------------------------------------------------------------
DDR Portfolio                        American Capital Strategies Ltd.
                                     2 Bethesda Metro Center, 14th Floor
                                     Bethesda, Maryland 20814
                                     Attention: Doug Cooper, Citigroup Commercial Mortgage
                                     Trust 2007-C6
-------------------------------------------------------------------------------------------
Georgian Towers                      German American Capital Corporation
                                     60 Wall Street, 10th Floor
                                     New York, NY 10005
                                     Attention: William C. Mott, Jr. and General Counsel
                                     Fax No.: (212) 250-8518

                                     with a copy to:

                                     Skadden, Arps, Slate, Meagher & Flom LLP
                                     Four Times Square
                                     New York, New York 10036
                                     Attention: David S. Wolin, Esq.
                                     Fax No.: (917) 777-3070
-------------------------------------------------------------------------------------------
Mission Mayfields Downs              Controlling Class Representative, except to the extent the related B Loan Noteholder has certain rights set forth in
                                     the related Intercreditor Agreement, in which case the
                                     Directing Certificate Holder shall be:

                                     CBA-Mezzanine Capital Finance, LLC
                                     51 JFK Parkway
                                     Fourth Floor Ease
                                     Short Hills, New Jersey 07078
                                     Attention: Martin T. Lanigan, President and CEO
                                     Facsimile No. (973) 467-9696

                                     with a copy to:

                                     Winston & Strawn LLP
                                     200 Park Avenue
                                     New York, New York 10166
                                     Attention: Tracey A. Leitnian, Esq.
                                     Facsimile No. (212) 294-4700
-------------------------------------------------------------------------------------------
Ritz-Carlton Key Biscayne            German American Capital Corporation
                                     60 Wall Street, 10th Floor
                                     New York, NY 10005
                                     Attention: William C. Mott, Jr. and General Counsel
                                     Fax No.: (212) 250-8518

                                     with a copy to:

                                     Skadden, Arps, Slate, Meagher & Flom LLP
                                     Four Times Square
                                     New York, New York 10036
                                     Attention: David S. Wolin, Esq.
                                     Fax No.: (917) 777-3070
-------------------------------------------------------------------------------------------
USFS Industrial Distribution         Controlling Class Representative
Portfolio
-------------------------------------------------------------------------------------------
Western Plaza                        Controlling Class Representative, except to the extent the related B Loan Noteholder has certain rights set forth in
                                     the related Intercreditor Agreement, in which case the
                                     Directing Certificate Holder shall be:

                                     CBA-Mezzanine Capital Finance, LLC
                                     51 JFK Parkway
                                     Fourth Floor Ease
                                     Short Hills, New Jersey 07078
                                     Attention: Martin T. Lanigan, President and CEO
                                     Fax No.: (973) 467-9696

                                     with a copy to:

                                     Winston & Strawn LLP
                                     200 Park Avenue
                                     New York, New York 10166
                                     Attention: Tracey A. Leitnian, Esq.
                                     Fax No.: (212) 294-4700
-------------------------------------------------------------------------------------------


                                  SCHEDULE VIII
                                  -------------

                           GACC/CAPMARK MORTGAGE LOANS

COMM 2007-C9

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND
MORTGAGED PROPERTIES

CAPMARK/GACC MORTGAGE LOANS

                                                % of                 % of Applicable              Mortgage                Cut-off
                                            Initial Pool  Loan Group    Loan Group      # of        Loan     Original       Date
Loan No.              Property Name           Balance       1 or 2        Balance    Properties  Seller (1)   Balance     Balance
-----------------------------------------------------------------------------------------------------------------------------------
   14    Doubletree - Charleston               1.73%          1            1.90%          1         GACC    50,000,000  50,000,000
   16    Walgreens Portfolio III               1.17%          1            1.29%          8         GACC    33,850,000  33,850,000
  16.01  Walgreens (San Antonio)               0.26%                       0.29%          1         GACC     7,536,325   7,536,325
  16.02  Walgreens (Lubbock)                   0.14%                       0.16%          1         GACC     4,125,146   4,125,146
  16.03  Walgreens (Houma)                     0.14%                       0.15%          1         GACC     4,022,018   4,022,018
  16.04  Walgreens (Whiteville)                0.14%                       0.15%          1         GACC     3,934,755   3,934,755
  16.05  Walgreens (Salisbury)                 0.13%                       0.14%          1         GACC     3,776,096   3,776,096
  16.06  Walgreens (Delavan)                   0.13%                       0.14%          1         GACC     3,728,498   3,728,498
  16.07  Walgreens (Sulphur)                   0.12%                       0.14%          1         GACC     3,553,972   3,553,972
  16.08  Walgreens (Kokomo)                    0.11%                       0.12%          1         GACC     3,173,190   3,173,190
   25    Hilton Garden Inn - Tysons Corner     0.81%          1            0.89%          1         GACC    23,500,000  23,500,000
   26    65 Sprague Street                     0.80%          1            0.88%          1         GACC    23,000,000  23,000,000
   30    Hilton Garden Inn - JFK               0.73%          1            0.80%          1         GACC    21,000,000  21,000,000
   32    West Volusia                          0.71%          1            0.78%          1         GACC    20,400,000  20,400,000
   36    Silver Lake Office                    0.62%          1            0.68%          1         GACC    18,000,000  18,000,000
   38    The Inn at Little Washington          0.61%          1            0.67%          1         GACC    17,500,000  17,500,000
   41    Staybridge Suites - New Orleans       0.58%          1            0.63%          1         GACC    16,625,000  16,625,000
   45    The Village at Mayfield Apartments    0.51%          2            5.73%          1         GACC    14,750,000  14,750,000
   46    Brentmoor Apartments                  0.50%          2            5.63%          1         GACC    14,500,000  14,500,000
   52    Bob's Red Mill Industrial Building    0.45%          1            0.49%          1         GACC    12,900,000  12,900,000
   53    Regency North Whole Foods Center      0.44%          1            0.49%          1         GACC    12,800,000  12,800,000
   57    Vanowen Apartments                    0.38%          2            4.30%          1         GACC    11,070,000  11,070,000
   65    Walgreens Portfolio III - Pool 2      0.31%          1            0.34%          2         GACC     8,900,000   8,900,000
  65.01  Walgreens (Baton Rouge)               0.16%                       0.17%          1         GACC     4,493,666   4,493,666
  65.02  Walgreens (Richmond)                  0.15%                       0.17%          1         GACC     4,406,334   4,406,334
   78    Kedzie Plaza Shopping Center          0.24%          1            0.27%          1         GACC     7,000,000   6,976,520
   84    Sure Lock Self Storage                0.20%          1            0.22%          1         GACC     5,840,000   5,840,000
   88    Gloversville Shopping Center          0.18%          1            0.20%          1         GACC     5,250,000   5,250,000
   89    Crown Office Village                  0.18%          1            0.20%          1         GACC     5,200,000   5,200,000
   90    Lincoln Plaza Center                  0.17%          1            0.19%          1         GACC     5,000,000   4,969,829
   94    Avalon MHP                            0.15%          2            1.71%          1         GACC     4,400,000   4,400,000
   96    Satterfield Landing Shopping Center   0.15%          1            0.16%          1         GACC     4,250,000   4,235,885
   98    100 Enterprise Place                  0.14%          1            0.15%          1         GACC     4,000,000   4,000,000
   100   Garden Ridge Apartments               0.12%          2            1.36%          1         GACC     3,500,000   3,500,000


                          General               Detailed                                             Interest        Original
         Maturity / ARD   Property              Property                Interest   Administrative     Accrual    Term to Maturity
Loan No.    Balance       Type                  Type                      Rate      Fee Rate (2)       Basis       or ARD (mos.)
-----------------------------------------------------------------------------------------------------------------------------------
   14        50,000,000   Hotel                 Full Service             5.6500%      0.02061%      Actual/360          120
   16        33,850,000   Retail                Anchored                 5.6600%      0.02061%      Actual/360          120
  16.01                   Retail                Anchored
  16.02                   Retail                Anchored
  16.03                   Retail                Anchored
  16.04                   Retail                Anchored
  16.05                   Retail                Anchored
  16.06                   Retail                Anchored
  16.07                   Retail                Anchored
  16.08                   Retail                Anchored
   25        22,128,896   Hotel                 Full Service             6.5000%      0.02061%      Actual/360          120
   26        23,000,000   Industrial            Warehouse/Distribution   5.5900%      0.02061%      Actual/360          120
   30        18,911,902   Hotel                 Full Service             5.8200%      0.02061%      Actual/360          120
   32        18,310,081   Retail                Anchored                 5.6500%      0.02061%      Actual/360          120
   36        16,834,553   Office                Suburban                 5.9800%      0.02061%      Actual/360           84
   38        15,827,604   Hotel                 Full Service             6.0500%      0.02061%      Actual/360          120
   41        14,365,819   Hotel                 Extended Stay            5.8400%      0.02061%      Actual/360          120
   45        14,750,000   Multifamily           Conventional             5.5400%      0.02061%      Actual/360          120
   46        14,140,326   Multifamily           Conventional             5.7200%      0.02061%      Actual/360           60
   52        11,386,086   Industrial            Flex                     5.8200%      0.02061%      Actual/360          120
   53        12,800,000   Retail                Anchored                 5.4400%      0.02061%      Actual/360           84
   57        11,070,000   Multifamily           Conventional             5.7500%      0.02061%      Actual/360          120
   65         8,900,000   Retail                Anchored                 5.6600%      0.02061%      Actual/360          120
  65.01                   Retail                Anchored
  65.02                   Retail                Anchored
   78         6,221,191   Retail                Unanchored               5.6600%      0.02061%      Actual/360          120
   84         5,261,347   Self Storage          Self Storage             5.8500%      0.02061%      Actual/360          120
   88         4,559,491   Retail                Anchored                 6.0300%      0.02061%      Actual/360          120
   89         4,664,165   Office                Medical                  5.6200%      0.02061%      Actual/360          120
   90         4,224,180   Mixed Use             Office/Retail            5.8750%      0.02061%      Actual/360          120
   94         4,400,000   Manufactured Housing  Manufactured Housing     6.1600%      0.02061%      Actual/360           60
   96         3,652,248   Retail                Anchored                 6.4500%      0.02061%      Actual/360          120
   98         3,743,010   Industrial            Flex                     6.0200%      0.02061%      Actual/360           84
   100        3,081,614   Multifamily           Conventional             5.7200%      0.02061%      Actual/360          120


         Stated Remaining    Original     Remaining      First    Maturity     Annual        Monthly      Remaining
         Term to Maturity  Amortization  Amortization   Payment     Date        Debt          Debt      Interest Only
Loan No.   or ARD (mos.)   Term (mos.)   Term (mos.)     Date      or ARD    Service (3)   Service (3)  Period (mos.)  Lockbox (4)
-----------------------------------------------------------------------------------------------------------------------------------
   14           116             0             0        5/1/2007   4/1/2017    2,864,236      238,686          116         Soft
   16           116             0             0        5/1/2007   4/1/2017    1,942,520      161,877          116         None
  16.01
  16.02
  16.03
  16.04
  16.05
  16.06
  16.07
  16.08
   25           113            360           360       2/1/2007   1/1/2017    1,782,432      148,536           53         Soft
   26           116             0             0        5/1/2007   4/1/2017    1,303,557      108,630          116         None
   30           116            360           360       5/1/2007   4/1/2017    1,481,829      123,486           32         Soft
   32           115            360           360       4/1/2007   3/1/2017    1,413,073      117,756           31         None
   36           79             360           360       4/1/2007   3/1/2014    1,292,253      107,688           19         None
   38           114            360           360       3/1/2007   2/1/2017    1,265,815      105,485           30         Soft
   41           114            360           360       3/1/2007   2/1/2017    1,175,659      97,972             6         None
   45           116             0             0        5/1/2007   4/1/2017     828,499       69,042           116         None
   46           56             360           360       5/1/2007   4/1/2012    1,012,103      84,342            32         None
   52           116            360           360       5/1/2007   4/1/2017     910,266       75,856            20         None
   53           80              0             0        5/1/2007   4/1/2014     705,991       58,833            80         None
   57           115             0             0        4/1/2007   3/1/2017     645,366       53,780           115         None
   65           116             0             0        5/1/2007   4/1/2017     510,736       42,561           116         None
  65.01
  65.02
   78           115            420           415       4/1/2007   3/1/2017     459,936       38,328                       None
   84           114            360           360       3/1/2007   2/1/2017     413,431       34,453            30         None
   88           115            360           360       4/1/2007   3/1/2017     378,933       31,578             7         None
   89           116            360           360       5/1/2007   4/1/2017     359,013       29,918            32         None
   90           114            360           354       3/1/2007   2/1/2017     354,923       29,577                       Soft
   94           55              0             0        4/1/2007   3/1/2012     274,804       22,900            55         None
   96           116            360           356       5/1/2007   4/1/2017     320,679       26,723                       Soft
   98           79             360           360       4/1/2007   3/1/2014     288,402       24,033            19         None
   100          111            360           360      12/1/2006  11/1/2016     244,301       20,358            15         None


                       Crossed                                                                                        Cut-Off
             ARD        With       Related    DSCR(3)(5)(6)   Grace   Payment     Appraised       Appraisal           Date LTV
Loan No.  (Yes/No)   Other Loans   Borrower     (7)(8)(9)    Period    Date       Value(10)    As-of Date(10)    Ratio(6)(7)(8)(9)
----------------------------------------------------------------------------------------------------------------------------------
   14        No          No                       1.86          5        1         73,300,000      2/1/2007            68.2%
   16        No          No        Yes - D        1.37          5        1         42,670,000      Various             79.3%
  16.01                            Yes - D                                          9,500,000     1/19/2007
  16.02                            Yes - D                                          5,200,000     1/18/2007
  16.03                            Yes - D                                          5,070,000     1/10/2007
  16.04                            Yes - D                                          4,960,000     1/13/2007
  16.05                            Yes - D                                          4,760,000     1/11/2007
  16.06                            Yes - D                                          4,700,000     1/17/2007
  16.07                            Yes - D                                          4,480,000     1/10/2007
  16.08                            Yes - D                                          4,000,000     1/12/2007
   25        No          No                       1.39          5        1         35,200,000     7/25/2006            66.8%
   26        No          No                       1.81          5        1         35,600,000     1/25/2007            64.6%
   30        No          No                       1.63          5        1         33,500,000      1/1/2007            62.7%
   32        No          No                       1.19          5        1         25,500,000    10/19/2006            80.0%
   36        No          No        Yes - J        1.27          5        1         24,000,000    12/13/2006            75.0%
   38        No          No                       1.57          5        1         26,400,000     12/7/2006            66.3%
   41        No          No                       1.77          5        1         27,500,000     9/19/2006            60.5%
   45        No          No                       1.54          5        1         19,000,000     2/12/2007            77.6%
   46        No          No                       1.15          5        1         18,500,000     2/13/2007            78.4%
   52        No          No                       1.24          0        1         17,450,000      9/1/2007            73.9%
   53        No          No                       1.32          5        1         16,000,000     2/26/2007            80.0%
   57        No          No                       1.39          0        1         14,800,000     1/12/2007            74.8%
   65        No          No        Yes - D        1.38          5        1         11,210,000      Various             79.4%
  65.01                            Yes - D                                          5,660,000     1/10/2007
  65.02                            Yes - D                                          5,550,000     1/12/2007
   78        No          No                       1.30          5        1          9,300,000     1/27/2007            75.0%
   84        No          No                       1.14          0        1          7,300,000     12/1/2006            80.0%
   88        No          No                       1.38          5        1          7,400,000     11/9/2006            70.9%
   89        No          No        Yes - L        1.33          0        1          6,550,000     2/12/2007            79.4%
   90        No          No                       1.31          5        1          6,800,000     12/1/2006            73.1%
   94        No          No                       1.35          0        1          5,830,000    12/15/2006            75.5%
   96        No          No                       1.22          5        1          5,450,000      2/3/2007            77.7%
   98        No          No        Yes - J        1.68          5        1          6,100,000    12/13/2006            65.6%
   100       No          No                       1.52          5        1          5,000,000      9/6/2006            70.0%


               LTV Ratio at
Loan No.  Maturity/ARD(6)(8)(9)                           Address                            City                     County
----------------------------------------------------------------------------------------------------------------------------------
   14             68.2%          181 Church Street and 35 Hayne Street                       Charleston         Charleston
   16             79.3%          Various                                                     Various            Various
  16.01                          7019 South Zarzamora Street                                 San Antonio        Bexar
  16.02                          6420 82nd Street                                            Lubbock            Lubbock
  16.03                          5831 West Park Avenue                                       Houma              Terrebonne
  16.04                          803 North JK Powell Boulevard                               Whiteville         Columbus
  16.05                          705 Jake Alexander Boulevard West                           Salisbury          Rowan
  16.06                          445 South Wright Street                                     Delavan            Walworth
  16.07                          107 South Cities Service Highway                            Sulphur            Calcasieu
  16.08                          2345 East Markland Avenue                                   Kokomo             Howard
   25             62.9%          8301 Boone Boulevard                                        Vienna             Fairfax
   26             64.6%          63-101 Sprague Street                                       Boston             Suffolk
   30             56.5%          148-18 134th Street                                         Jamaica            Queens
   32             71.8%          2601 South Woodland Boulevard                               Deland             Volusia
   36             70.1%          800, 802, 820, 821, 841 & 861 Walker Road                   Dover              Kent
   38             60.0%          309 Middle Street                                           Washington         Rappahannock
   41             52.2%          501 Tchoupitoulas Street                                    New Orleans        Orleans
   45             77.6%          919 Aintree Park Drive                                      Mayfield Village   Cuyahoga
   46             76.4%          2080 Brentmoor Drive                                        Raleigh            Wake
   52             65.2%          13521 SE Pheasant Court                                     Milwaukie          Clackamas
   53             80.0%          7401 West 91st Street                                       Overland Park      Johnson
   57             74.8%          21021 Vanowen Street                                        Canoga Park        Los Angeles
   65             79.4%          Various                                                     Various            Various
  65.01                          5955 Airline Highway                                        Baton Rouge        East Baton Rouge
  65.02                          3700 National Road East                                     Richmond           Wayne
   78             66.9%          4812 South Kedzie Avenue                                    Chicago            Cook
   84             72.1%          8335 Highway 74                                             Fairburn           Fulton
   88             61.6%          Southwest Corner NYS Route 30A & Fifth Avenue Extension     Gloversville       Fulton
   89             71.2%          1403-1479 East 12 Mile Road                                 Madison Heights    Oakland
   90             62.1%          145 East 1300 South                                         Salt Lake City     Salt Lake
   94             75.5%          3319 Avalon Street                                          Riverside          Riverside
   96             67.0%          2210 S. Croatan Highway                                     Nags Head          Dare
   98             61.4%          100 Enterprise Place                                        Dover              Kent
   100            61.6%          6517 Melody Lane                                            Dallas             Dallas


                                                                                           Net                         Units
                                       Year                 Year                      Rentable Area                     of
Loan No.   State    Zip Code          Built              Renovated     SF/rooms/units/holes/pads(11)(12)(13)(14)      Measure
---------------------------------------------------------------------------------------------------------------------------------
   14     SC        29401              1991                 1998                           212                       Rooms
   16     Various   Various           Various                                            117,900                     Sq. Ft.
  16.01   TX        78224              2005                                               14,490                     Sq. Ft.
  16.02   TX        79424              2006                                               14,820                     Sq. Ft.
  16.03   LA        70364              2007                                               14,490                     Sq. Ft.
  16.04   NC        28472              2006                                               14,820                     Sq. Ft.
  16.05   NC        28147              2005                                               14,820                     Sq. Ft.
  16.06   WI        53115              2005                                               14,820                     Sq. Ft.
  16.07   LA        70663              2007                                               14,820                     Sq. Ft.
  16.08   IN        46901              2006                                               14,820                     Sq. Ft.
   25     VA        22182              2006                                                149                       Rooms
   26     MA        02136     1906, 1915, 1920, 1986        2000                         639,567                     Sq. Ft.
   30     NY        11430              2005                                                188                       Rooms
   32     FL        32720              1986                 2000                         268,172                     Sq. Ft.
   36     DE        19904              1982                 2006                         170,696                     Sq. Ft.
   38     VA        22747            1735-1988              2007                            16                       Rooms
   41     LA        70130              2004                 2005                           182                       Rooms
   45     OH        44143            1966-1969                                             252                       Units
   46     NC        27604              2004                                                228                       Units
   52     OR        97222              1961                                              310,000                     Sq. Ft.
   53     KS        66212              2003                                               74,059                     Sq. Ft.
   57     CA        91303              1988                                                 80                       Units
   65     Various   Various           Various                                             29,640                     Sq. Ft.
  65.01   LA        70805              2005                                               14,820                     Sq. Ft.
  65.02   IN        47374              2006                                               14,820                     Sq. Ft.
   78     IL        60632              1987                                               53,637                     Sq. Ft.
   84     GA        30213              2003                                               71,150                     Sq. Ft.
   88     NY        12078              1962                 2006                         131,575                     Sq. Ft.
   89     MI        48071           1962, 2000              1999                          52,313                     Sq. Ft.
   90     UT        84115              1990                                               60,312                     Sq. Ft.
   94     CA        92509              1965                                                110                       Pads
   96     NC        27959              1984                 2006                          46,550                     Sq. Ft.
   98     DE        19904              1987                                               55,050                     Sq. Ft.
   100    TX        75231              1970                 1998                           170                       Units


                   Loan per Net                                                                                          Fourth
                   Rentable Area            Prepayment Provisions                                                     Most Recent
Loan No.  SF/Rooms/Units/Holes/Pads(8)(9)  (# of payments)(15)(16)   Loan No.            Property Name                    NOI
----------------------------------------------------------------------------------------------------------------------------------
   14                 235,849              L(28),D(88),O(4)             14     Doubletree - Charleston                  3,912,144
   16                   287                L(28),DorYM1(88),O(4)        16     Walgreens Portfolio III
  16.01                                                               16.01    Walgreens (San Antonio)
  16.02                                                               16.02    Walgreens (Lubbock)
  16.03                                                               16.03    Walgreens (Houma)
  16.04                                                               16.04    Walgreens (Whiteville)
  16.05                                                               16.05    Walgreens (Salisbury)
  16.06                                                               16.06    Walgreens (Delavan)
  16.07                                                               16.07    Walgreens (Sulphur)
  16.08                                                               16.08    Walgreens (Kokomo)
   25                 157,718              L(31),D(87),O(2)             25     Hilton Garden Inn - Tysons Corner
   26                   36                 L(28),D(90),O(2)             26     65 Sprague Street
   30                 111,702              L(28),D(88),O(4)             30     Hilton Garden Inn - JFK
   32                   76                 L(29),D(89),O(2)             32     West Volusia                             1,542,039
   36                   105                L(24),YM1(56),O(4)           36     Silver Lake Office
   38                1,093,750             L(30),D(86),O(4)             38     The Inn at Little Washington             2,026,419
   41                 91,346               L(30),D(86),O(4)             41     Staybridge Suites - New Orleans
   45                 58,532               L(28),D(88),O(4)             45     The Village at Mayfield Apartments       1,102,608
   46                 63,596               L(28),D(30),O(2)             46     Brentmoor Apartments                      -216,202
   52                   42                 L(28),D(90),O(2)             52     Bob's Red Mill Industrial Building
   53                   173                L(28),D(53),O(3)             53     Regency North Whole Foods Center         1,109,014
   57                 138,375              L(29),D(89),O(2)             57     Vanowen Apartments                         758,873
   65                   300                L(28),DorYM1(88),O(4)        65     Walgreens Portfolio III - Pool 2
  65.01                                                               65.01    Walgreens (Baton Rouge)
  65.02                                                               65.02    Walgreens (Richmond)
   78                   130                L(29),D(87),O(4)             78     Kedzie Plaza Shopping Center               649,823
   84                   82                 L(30),D(88),O(2)             84     Sure Lock Self Storage
   88                   40                 L(29),D(89),O(2)             88     Gloversville Shopping Center
   89                   99                 L(28),D(89),O(3)             89     Crown Office Village                       606,323
   90                   82                 L(30),D(88),O(2)             90     Lincoln Plaza Center                       568,726
   94                 40,000               L(29),D(29),O(2)             94     Avalon MHP
   96                   91                 L(28),D(85),O(7)             96     Satterfield Landing Shopping Center
   98                   73                 L(24),YM1(56),O(4)           98     100 Enterprise Place
   100                20,588               L(33),D(83),O(4)            100     Garden Ridge Apartments                    341,363


            Fourth Most      Third      Third Most      Second             Second Most                         Most Recent
            Recent NOI    Most Recent   Recent NOI   Most Recent            Recent NOI           Most Recent       NOI
Loan No.       Date           NOI          Date          NOI                   Date                  NOI           Date
---------------------------------------------------------------------------------------------------------------------------------
   14       12/31/2004       4,482,256  12/31/2005       4,729,233          12/31/2006
   16
  16.01
  16.02
  16.03
  16.04
  16.05
  16.06
  16.07
  16.08
   25                                                      935,091        T-8 11/30/2006
   26                        1,996,941  12/31/2005       2,102,501       Ann. 10/31/2006
   30                        1,871,818  12/31/2005       2,718,415          12/31/2006
   32       12/31/2004       1,773,119  12/31/2005
   36                        1,295,906  12/31/2005       1,213,966       Ann. 11/30/2006
   38       12/31/2004       1,791,044  12/31/2005       1,828,696        T-12 9/30/2006
   41                        1,570,005  12/31/2005       4,986,447        T-12 9/30/2006
   45       12/31/2004       1,158,299  12/31/2005       1,051,607       Ann. 11/30/2006
   46       12/31/2004         523,152  12/31/2005       1,027,614          12/31/2006
   52
   53       12/31/2004         803,339  12/31/2005         842,985          12/31/2006
   57       12/31/2004         774,591  12/31/2005         900,414          12/31/2006
   65
  65.01
  65.02
   78       12/31/2004         586,440  12/31/2005         590,467       T-12 11/30/2006
   84                          356,262  12/31/2005         478,840       T-12 10/31/2006
   88
   89       12/31/2004         636,954  12/31/2005         571,516          12/31/2006
   90       12/31/2004         472,876  12/31/2005         539,738       T-12 11/30/2006
   94                          355,859  12/31/2005         346,151  (6 months Ann.) 12/31/2006
   96                          213,587  12/31/2005         142,404          12/31/2006
   98                          162,252  12/31/2005         307,341 (11 Months Ann.) 11/30/2006
   100      12/31/2004         427,785  12/31/2005         445,246        T-12 6/30/2006


            Underwritten    Underwritten   Underwritten   Underwritten    Underwritten  Underwritten  Underwritten Net
Loan No.         NOI          Revenue           EGI         Expenses        Reserves        TI/LC         Cash Flow
------------------------------------------------------------------------------------------------------------------------
   14           5,903,000      10,392,000     14,529,000      8,626,000         581,000                       5,322,000
   16           2,669,131       2,669,131      2,669,131                         11,790                       2,657,341
  16.01           589,000         589,000        589,000                          1,449                         587,551
  16.02           324,731         324,731        324,731                          1,482                         323,249
  16.03           319,400         319,400        319,400                          1,449                         317,951
  16.04           312,500         312,500        312,500                          1,482                         311,018
  16.05           300,000         300,000        300,000                          1,482                         298,518
  16.06           293,600         293,600        293,600                          1,482                         292,118
  16.07           279,900         279,900        279,900                          1,482                         278,418
  16.08           250,000         250,000        250,000                          1,482                         248,518
   25           2,779,000       6,853,000      7,477,000      4,698,000         299,000                       2,480,000
   26           2,697,078       2,969,778      4,465,281      1,768,203         127,913       214,467         2,354,698
   30           2,787,000       8,239,000      9,116,000      6,329,000         365,000                       2,422,000
   32           1,865,768       2,190,294      2,712,003        846,235          26,655       152,235         1,686,878
   36           1,820,492       2,956,763      2,956,762      1,136,270          51,209       132,401         1,636,882
   38           2,410,000       3,723,000     11,962,000      9,552,000         419,000                       1,991,000
   41           2,329,000       6,070,000      6,146,000      3,817,000         246,000                       2,083,000
   45           1,331,633       2,510,700      2,717,188      1,385,555          56,700                       1,274,933
   46           1,208,434       1,749,257      1,890,965        682,531          45,600                       1,162,834
   52           1,235,258       1,235,258      1,235,258                         55,198        52,815         1,127,245
   53             948,665         990,890      1,465,743        517,078           6,006        12,880           929,779
   57             929,557       1,144,637      1,190,293        260,736          35,120                         894,437
   65             706,450         706,450        706,450                          2,964                         703,486
  65.01           356,450         356,450        356,450                          1,482                         354,968
  65.02           350,000         350,000        350,000                          1,482                         348,518
   78             639,691         724,441      1,075,958        436,267           8,046        32,616           599,029
   84             479,352         655,841        696,215        216,863           7,087                         472,266
   88             588,230         688,274        987,877        399,646          21,052        44,003           523,175
   89             531,575         709,272        780,677        249,102           7,847        45,134           478,594
   90             519,527         729,483        814,521        294,994           9,047        46,248           464,233
   94             374,345         521,726        667,026        292,681           4,400                         369,945
   96             418,453         484,825        531,325        112,872           6,727        20,339           391,387
   98             515,664         588,920        643,921        128,257          15,965        14,699           485,001
   100            415,008       1,060,039      1,093,577        678,569          42,500                         372,508


                                                    Lease                                                                Lease
Loan No.       Largest Tenant(19)          SF    Expiration                 2nd Largest Tenant                  SF    Expiration
----------------------------------------------------------------------------------------------------------------------------------
   14
   16
  16.01   Walgreens                       14,490  4/30/2081
  16.02   Walgreens                       14,820  8/31/2081
  16.03   Walgreens                       14,490  2/28/2082
  16.04   Walgreens                       14,820  2/28/2082
  16.05   Walgreens                       14,820  4/30/2081
  16.06   Walgreens                       14,820  5/31/2081
  16.07   Walgreens                       14,820  1/31/2082
  16.08   Walgreens                       14,820  1/31/2082
   25
   26     Sporto                          99,956 12/31/2007  John Hancock Life Insurance                       88,000  7/31/2010
   30
   32     Winn Dixie                      50,085  2/28/2012  Belk, Inc.                                        50,000 10/11/2007
   36     State of DE Dept. of Insurance  26,141  4/30/2013  State of Delaware Office of Management & Budget   18,369  5/31/2016
   38
   41
   45
   46
   52     Bob's Red Mill Natural Foods   310,000  9/30/2022
   53     Whole Foods Market              40,492  1/31/2022  Cinzetti's of Kansas, Inc. (Ground Lease)         14,000  1/31/2023
   57
   65
  65.01   Walgreens                       14,820  4/30/2081
  65.02   Walgreens                       14,820  7/31/2081
   78     Fashion Bug                      9,000  3/31/2012  City of Chicago                                    8,000 10/31/2008
   84
   88     Tractor Supply Company          30,468 12/31/2016  Grossman's Bargain Outlet                         30,000 10/31/2016
   89     JSP International                9,747  2/28/2011  Leukemia Society                                   7,854  7/31/2012
   90     Salt Lake City Criminal Justice 40,679 10/31/2011  EZ Loan                                            2,800  4/30/2009
   94
   96     Food Lion                       29,100  5/12/2011  Staples                                           17,450  2/28/2017
   98     Division of Support Operations  17,332  5/31/2021  Kent Co. Dept of Elections                        14,304  4/30/2015
   100


                                                                                        Upfront         Monthly         Upfront
                                          Lease         Occupancy        Occupancy    Replacement     Replacement        TI/LC
Loan No.   3rd Largest Tenant     SF   Expiration  Rate(11)(17)(18)(19)  As-of Date   Reserves(20)  Reserves(20)(21)  Reserves(20)
-----------------------------------------------------------------------------------------------------------------------------------
   14                                                     79.79%         12/31/2006
   16                                                     100.00%          8/1/2007
  16.01                                                   100.00%          8/1/2007
  16.02                                                   100.00%          8/1/2007
  16.03                                                   100.00%          8/1/2007
  16.04                                                   100.00%          8/1/2007
  16.05                                                   100.00%          8/1/2007
  16.06                                                   100.00%          8/1/2007
  16.07                                                   100.00%          8/1/2007
  16.08                                                   100.00%          8/1/2007
   25                                                     50.52%         11/30/2006        1,000            22,250
   26    Goddess Bra Company     59,899  7/31/2010        89.61%          2/14/2007
   30                                                     92.04%         12/31/2006        1,000            30,387
   32    T.J. Maxx               30,000  1/31/2008        97.57%          12/5/2006                          2,221       100,000
   36    Playtex                 17,802 12/31/2011        100.00%         12/7/2006       75,000                         425,000
   38                                                     78.30%          9/30/2006
   41                                                     92.50%         11/30/2006        1,000            19,833
   45                                                     94.84%          2/14/2007                          5,250
   46                                                     93.86%          2/28/2007                          3,800
   52                                                     100.00%          8/1/2007                                      500,000
   53    JLFMDL #1, LLC           7,000  4/30/2013        92.23%           3/6/2007
   57                                                     98.75%           3/1/2007                          1,333
   65                                                     100.00%          8/1/2007
  65.01                                                   100.00%          8/1/2007
  65.02                                                   100.00%          8/1/2007
   78    Sears Roebuck            7,605  5/31/2010        89.37%         12/13/2006      184,653               670        71,478
   84                                                     95.43%          6/12/2007
   88    Save-A-Lot, Ltd         15,000  1/31/2012        100.00%          2/6/2007                          1,754
   89    St John IT               7,677 12/31/2011        100.00%          2/1/2007                            654
   90    Blimpie of Utah          2,750 11/30/2011        100.00%         11/1/2006                            754        55,000
   94                                                     98.18%           1/1/2007                            367
   96                                                     100.00%          3/1/2007       18,954               561
   98    Easter Seals            13,355  5/31/2011        100.00%         12/7/2006       30,000                         120,000
   100                                                    97.65%          8/26/2006


              Monthly        Upfront       Monthly        Upfront                      Upfront
               TI/LC           Tax           Tax         Insurance       Monthly     Engineering        Other
Loan No.    Reserves(20)  Reserves(20)   Reserves(20)   Reserves(20)  Insurance(20)      (20)      Reserves(20)(22)
---------------------------------------------------------------------------------------------------------------------
   14
   16
  16.01
  16.02
  16.03
  16.04
  16.05
  16.06
  16.07
  16.08
   25                            52,848         26,424         36,840          4,605                         740,452
   26                                           45,843         36,100          6,017       86,850             50,000
   30
   32              10,001       133,138         28,828         47,559         11,890      472,500
   36                            99,739         16,623         19,943          3,324
   38                            20,250          6,750         95,980         13,711                         878,000
   41                           198,120         25,202                         7,050
   45                           114,565         28,641         38,447          3,845        6,875
   46                            44,409         11,102          6,531          3,266
   52                                                                                                        431,700
   53                            83,517                         4,098                       9,063
   57                                            6,013                         2,216
   65
  65.01
  65.02
   78               2,721        20,493         20,493         11,789          1,072
   84                            18,720          3,744          2,192            731
   88               3,667        30,334         10,111          1,631            816       32,130
   89                            65,749         10,958            840            840
   90                            23,878          7,959          2,326          1,163
   94                                            4,879          3,443            383
   96               1,692         5,149          1,287         25,641          2,564        5,000            175,000
   98                            18,699          3,117          5,169            861
   100                           71,165          7,117          4,291          4,291       93,750


                                                               Other
                                                             Reserves
Loan No.                                                Description(20)(22)
----------------------------------------------------------------------------------------------------------------------------------
   14
   16
  16.01
  16.02
  16.03
  16.04
  16.05
  16.06
  16.07
  16.08
   25      Interest Reserve
   26      Phase I Remediation (Environmental Reserve)
   30
   32
   36
   38      Borrower has established a Post Closing Reserve by depositing $250,000 at closing for payment of all post-closing obligations. The funds shall be released to Borrower at such time as each of the items listed on Exhibit A of the Post
           Closing Agreement is c
   41
   45
   46
   52      Debt Service Reserve
   53
   57
   65
  65.01
  65.02
   78
   84
   88
   89
   90
   94
   96      Bo Taylor Tenant Termination Holdback
   98
   100


          Environmental
             Report      Engineering
Loan No.    Date(23)     Report Date  Sponsor
----------------------------------------------------------------------------------------------------------------------------------
   14       2/27/2007     2/12/2007   Henry L. Holliday, III
   16        Various       Various    Norbert A. Zuckerman
  16.01     1/25/2007     1/25/2007
  16.02     1/5/2007       1/5/2007
  16.03     1/26/2007     1/26/2007
  16.04     1/30/2007     1/30/2007
  16.05     1/26/2007     1/26/2006
  16.06     1/26/2007     1/26/2007
  16.07     1/23/2007     1/23/2007
  16.08     1/26/2007     1/26/2007
   25      11/22/2006     11/8/2006   Federal Center Plaza Corporation; Donohoe Hospitality Services LLC
   26       1/31/2007     1/31/2007   Jonathan Stott; Peter D. O'Connor; Peter F. Murphy
   30       1/26/2007     1/23/2007   Hersha Hospitality Limited Partnership
   32      10/23/2006     10/23/2006  Victory Real Estate Investments, LLC
   36       3/12/2007     3/12/2007   Donald A. Berg; Craig Frater; Leo W. Raisis
   38       1/24/2007     1/26/2007   Patrick O'Connell
   41       10/9/2006     10/4/2006   Paul Flower
   45       2/26/2007     2/23/2007   RCP General, Inc.
   46       2/23/2007     2/21/2007   Guy A. Savage; G. J. Willem Noltes
   52       2/1/2007      12/28/2006  Daniel D. Ederer; Stan Baty
   53       3/20/2007     2/28/2007   Brian M. Cuje; Mark D. Campbell
   57       1/25/2007     3/16/2007   Naum Niel Shekhter; Naum Neil Shekter, as Trustee of The NMS Family Living Trust; Margarita
                                      V. Shekhter, Margarita V. Shekter as Trustee of The NMS Family Living Trust
   65        Various       Various    Norbert A. Zuckerman
  65.01     1/26/2007     1/26/2007
  65.02     1/5/2007       1/5/2007
   78       1/31/2007      1/8/2007   David Israel
   84       1/4/2007      12/18/2006  Robert Kleinschmidt
   88       2/15/2007     11/20/2006  Kenneth B. Segel; Barry B. Larner
   89       2/27/2007     2/26/2007   Richard A. Shapack
   90       12/4/2006     12/1/2006   Jong Ho Kim
   94       1/5/2007       1/5/2007   Kenneth G. Waterhouse; Ronald A. Ubaldi; Ubaldi Living Trust dated July 19, 1993
   96       2/28/2007     2/16/2007   Robert W. Hargett; Kevin McFadden
   98       3/12/2007     3/12/2007   Donald A. Berg; Craig Frater
   100     10/17/2006     9/14/2006   Jerry L. Harris